As filed with the Securities and Exchange Commission on March 24, 2005

Registration No. 333-123459

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TERRANOVA S.A.

(Exact Name of Registrant as Specified in Its Charter)

TERRANOVA S.A.

(Translation of Registrant’s Name Into English)

The Republic of Chile (State or Other Jurisdiction of Incorporation or Organization)	2400 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Terranova S.A. Avenida Apoquindo 3650 Piso 10 Las Condes, Santiago Chile +56 (2) 350-6000		Terranova Forest Products, Inc. 2440 Clements Ferry Road Wando, South Carolina 29492 +1 (843) 216-2100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)		(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Services)

Copies of communications to:

Richard M. Kosnik, Esq.

Jones Day

222 East 41st Street

New York, New York 10017

+1 (212) 326-3939

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this Registration Statement becomes effective and all conditions to the consummation of the merger described herein have been met.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MASISA S.A.

Dear Shareholder:

On August 25, 2004, the boards of directors of Terranova S.A. and Masisa S.A. approved proposing a merger of the two companies to their respective shareholders. If the merger is approved by two-thirds of the outstanding shares of each company, we intend to complete the merger on or before July 12, 2005, subject to the conditions described in the information statement and prospectus. You should be aware that Compañía de Inversiones Suizandina S.A., a Chilean holding company, beneficially owns, directly and indirectly through its subsidiary Inversiones Forestales Los Andes S.A., in the aggregate approximately 76.38% of Terranova’s shares and it will vote these shares in favor of the merger and the exchange ratio at the Terranova shareholders meeting. As a result, approval of the merger and the exchange ratio by Terranova’s shareholders is assured. You should also be aware that Terranova owns 52.43% of our shares and intends to vote all of those shares in favor of approving the proposed merger and exchange ratio. Accordingly, unless approximately 70.1% of the shares not owned by Terranova are voted against the merger and exchange ratio, the merger and the exchange ratio will be approved by Masisa’s shareholders. The procedures for voting, as well as the requirements for obtaining a quorum, are different in Chile than those which would typically apply to most U.S. companies. We urge you to read carefully the description of these procedures and requirements beginning on page 46.

In the proposed merger, Masisa will merge into Terranova and Masisa common shareholders will receive 2.56 shares of Terranova common stock for each Masisa share they own. Masisa American depositary share (“ADS”) holders will receive 1.536 Terranova ADSs for each Masisa ADS they own. Each Masisa ADSs represents 30 shares of Masisa common stock and each Terranova ADS will represent 50 shares of Terranova common stock. We have applied to list the Terranova ADSs on the New York Stock Exchange under the symbol “MYS.” On March 23, 2005, the closing price on the Santiago Stock Exchange of Terranova common stock was Ch$149.00 per share and Masisa common stock was Ch$375.00 per share, and the closing price on the New York Stock Exchange of Masisa ADSs was US$19.00 per ADS. We urge you to obtain current market quotations for the Masisa and Terranova common stock and the Masisa ADSs.

Whether the transaction will be a taxable transaction or a tax-free transaction for U.S. holders of Masisa common stock and ADSs for U.S. federal income tax purposes cannot be determined with certainty until all of the Masisa shareholders and ADS holders, if any, exercise their rights to withdraw from Masisa have given the requisite notice of the exercise of their rights to withdraw from Masisa and Masisa determines the amount of the required payments to be made to such persons and whether it can make such payments to such persons solely out of Masisa’s own assets. Because the tax status of the merger cannot be determined with certainty at this time, the discussion of the tax treatment of the merger contained herein assumes that the merger will be a taxable transaction to U.S. Holders. U.S. Holders of Masisa common stock and ADSs are urged to assume, in deciding whether or not to vote in favor of the merger, that the merger will be characterized, for U.S. federal income tax purposes, in a manner that is least advantageous to such Holders. Please read carefully the tax treatment of the transaction beginning on page 50 under the heading “Material United States Tax Consequences.”

After careful consideration, the Masisa board of directors has unanimously determined that the merger with Terranova is in the best interest of the Masisa shareholders. Masisa’s board recommends that you vote for approval of the merger.

The accompanying document provides detailed information about the proposed merger and the Masisa shareholders meeting to vote on it. This document is also a prospectus for the Terranova ADSs that will be issued in the merger. We encourage you to read this material carefully. Please pay particular attention to the discussion of “Risk Factors” beginning on page 10 for a discussion of the risks related to the merger and ownership of Terranova ADSs.

Very truly yours,

Julio Moura

Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger, nor have they passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The date of this document is March 24, 2005 and it is first being mailed to the Masisa ADS holders and shareholders of Masisa resident in the United States on or about March 28, 2005.

MASISA S.A.

Open-end Stock Company

(Securities Registry Entry No. 132)

Notice of Extraordinary Shareholder’s Meeting

Upon the resolution by the Board of Directors and in accordance with the provisions of Law No. 18046, the shareholders of Masisa S.A. (“Masisa”) are hereby called to an Extraordinary Meeting to be held on April 12, 2005, at 12:00 PM (noon), Chile time, at the offices located at Jose Manuel Balmaceda 8050, Valdivia, Chile, for the following purposes:

1. To approve the merger by absorption of Masisa into Terranova S.A. (“Terranova”). As a consequence of the merger Terranova, as the surviving entity, will acquire the assets and assume the liabilities of Masisa at their book value on the audited balance sheet and other audited financial statements as of December 31, 2004, and will succeed Masisa in all of its rights and obligations and will incorporate the equity and shareholders of Masisa into Terranova, resulting in the automatic dissolution of Masisa. If approved, the merger will be accounted for as of January 1, 2005.

2. To approve the following documents which will serve as the basis for the proposed merger:

•	the financial statements of each of Masisa and Terranova, as of December 31, 2004, audited by PricewaterhouseCoopers as external auditors to each company; and

•	the expert reports (informe pericial) prepared in accordance with article 99 of the Chilean Corporations Law.

3. To approve the exchange ratio of 2.56 shares of Terranova common stock for each share of Masisa.

4. To approve the amended bylaws of Terranova which will consist of the existing bylaws of Terranova, amended by the text received by the Board of Directors from Terranova, also to be approved by Terranova’s shareholders at the Terranova shareholders meeting called to approve the proposed merger.

5. To inform the shareholders that as a consequence of the merger, the current American depositary receipt program of Masisa listed on the New York Stock Exchange, will be terminated and that the Masisa American depositary shares (“ADSs”) will be replaced with new ADSs of Terranova listed on the New York Stock Exchange under the symbol “MYS”.

6. To adopt all other resolutions deemed necessary to consummate the merger on the terms and conditions ultimately approved by the shareholders and to grant full authority, and all powers of attorney deemed necessary, to the Board of Directors to do all things necessary to legalize, consummate and effect the merger resolutions and all other resolutions adopted by the shareholders.

Withdrawal Rights

(Derecho a Retiro)

In accordance with Law No. 18,046 on Corporations and the Regulations thereunder, if the merger as proposed by the Board of Directors of the Corporation is approved, shareholders that dissent from the merger proposal will have the right to withdraw from the Corporation in accordance with the above referenced law, within the 30 days following the Extraordinary Shareholders Meeting called by this Notice. This right of withdrawal will expire on May 12, 2005. A dissenting shareholder is any shareholder who attends the Meeting and votes against the resolutions adopted at the meeting, or who is not present at the meeting but who notifies the Corporation in writing within 30 days of the shareholders meeting of his opposition to the merger as approved at the shareholders meeting.

The Board of Directors of Masisa S.A. reserves the right to call a new Extraordinary Shareholders Meeting of the Corporation, to be held within the period provided for in article 71 of the Corporations Law, so that the shareholders may revoke or ratify resolutions which gave rise to the right of withdrawal. Such a meeting would be called if the opinion of the Board of Directors an excessive amount of shares were withdrawn from the Corporation. If the resolutions approving the merger are revoked, the right to withdraw from the Corporation will expire.

PARTICIPATION AT THE MEETING

In accordance with applicable law, the holders of shares registered in the Shareholders Registry Book five days prior to the date of the meeting, shall be entitled to participate at that meeting.

QUALIFICATION OF POWERS OF ATTORNEY

The process for the qualification of proxies, if applicable, will be conducted on the same day as the meeting, at the place and time indicated for the commencement of each meeting. For the convenience of the shareholders, they are kindly requested to submit their powers of attorney on the date of the meeting, one hour before the meeting begins.

The Chairman

* * * * *

Holders of two-thirds of the outstanding voting shares of Masisa, including the shares underlying Masisa’s ADSs, must approve the merger. You may instruct the depositary to vote the shares of Masisa common stock underlying your ADSs in favor of or in opposition to the merger. The shares of Masisa common stock underlying Masisa ADSs as to which the depositary does not receive voting instructions will be voted in accordance with Masisa’s instructions. Masisa intends to vote these shares in favor of the merger. Please take the time to vote by completing and mailing the enclosed voting instructions card to us. Voting instructions are inside.

This document incorporates by reference important business and financial information about Masisa. Copies of the documents containing information incorporated by reference are attached to this document. You may also obtain this information without charge from us by written or oral request at the following addresses and telephone numbers:

Masisa S.A. Av. Apoquindo 3650, Piso 10 Las Condes, Santiago Chile Telephone: +56 (2) 707-8800	Terranova S.A. Av. Apoquindo 3650, Piso 10 Las Condes, Santiago Chile Telephone: +56 (2) 350-6000

To obtain timely delivery of the information, please request documents no later than April 1, 2005.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Except as otherwise specifically noted, “Terranova,” as well as “we,” “our,” “us” and similar words in this information statement and prospectus refer to Terranova S.A. and its consolidated subsidiaries. Masisa S.A. is one of our consolidated subsidiaries and when we describe Terranova we include Masisa and its consolidated subsidiaries in that description. When we refer to “Masisa” or “Masisa S.A.” we mean Masisa S.A. and its consolidated subsidiaries separate from the other businesses of Terranova. When we refer to “new Masisa” or “new Masisa S.A.” we mean Terranova as the surviving entity in the merger, as described in this information statement and prospectus, after giving effect to the change of the surviving entity’s name from Terranova to Masisa.

In this section, “Questions and Answers About the Merger,” and in the “Summary” beginning on page 1, we highlight selected information from this information statement and prospectus but we have not included all of the information that may be important to you. To better understand the offer and the merger and for a more complete description of their legal terms, you should read carefully this entire information statement and prospectus, including the annexes, as well as the documents we have incorporated by reference into this information statement and prospectus. See “Where You Can Find More Information” beginning on page 182.

Q.    Why is Terranova proposing to merge with Masisa?

A.    Terranova believes that the complementary strengths of the two companies will create an even more competitive Latin American forest and wood products company. Terranova believes that together the two companies can more fully utilize their timber assets from their forestry operations and can continue to improve their industrial and corporate efficiency to keep costs low. Terranova also believes that the merged company will benefit from Masisa’s strong Latin American distribution network through its retail furniture supply franchise chain called “Placacentros.” We also believe that the merger of Masisa into Terranova will be the most tax efficient combination of the companies.

Q.    Why is Masisa proposing to merge with Terranova?

A.    Masisa believes that each company will benefit from the combination of their complementary product mixes and from cross-selling each other’s products through Masisa’s Placacentros and Terranova Forest Products in the United States. Masisa also believes that Terranova’s forestry assets will provide its board production operations with advantageous access to raw materials.

Q.    Which company will survive the proposed merger?

A.    If the merger is approved, Masisa will be merged into and with Terranova and Terranova will be the surviving entity.

Q.    What will be the name of the merged company if the merger is approved?

A.    If the merger is approved, Terranova will change its name to Masisa S.A. However, even though the merged company’s name will be Masisa S.A., the merged company, which we also refer to as the “surviving company” or “surviving entity,” will be the company that is now called Terranova S.A., and the company that is now called Masisa S.A. will no longer exist as a separate entity.

Q.    If Terranova S.A. will be the surviving company, why will its name be changed to Masisa S.A.?

A.    As we explain in this information statement and prospectus, we believe that the most advantageous structure for the merger is one in which Masisa is merged into and with Terranova and Terranova continues after the merger as the surviving company. We also believe that “Masisa” has strong name and brand recognition in our Latin American markets that we, as the surviving entity, wish to preserve. Further, we believe that “Masisa” will also be a strong name and brand in our United States and other markets outside of Latin America. Our decision to change the name of Terranova S.A. to Masisa S.A. after the merger is one example of how we believe each of the current companies will contribute its current strengths to a stronger combined company through the proposed merger.

Q.    What will Masisa shareholders and holders of Masisa American depositary shares receive in the merger?

A.    For each Masisa share you own, you will receive 2.56 Terranova shares, except that we will not issue fractional shares and at the time of the exchange you will receive the number of whole shares you are entitled to based on the exchange ratio, and cash in lieu of a fractional share.

For each Masisa American depositary share (“ADS”) you own, you will receive 1.536 Terranova ADSs, except that we will not issue fractional ADSs and at the time of the exchange you will receive the number of whole ADSs you are entitled to based on the exchange ratio, and cash in lieu of a fractional ADS. When those shares and ADSs are issued to you, they will be shares and ADSs of the merged company, which will be called Masisa S.A.

Q.    What are Terranova ADSs and ADRs?

A.    A Terranova ADS is an American depositary share which represents 50 shares of Terranova common stock. The Terranova ADSs will be issued under the terms of a deposit agreement to allow U.S. shareholders to more easily hold and trade interests in Terranova after the merger. The Bank of New York will be the depositary bank for the Terranova ADSs and will issue the Terranova ADSs to you and hold the Terranova shares represented by the ADSs on your behalf in a safekeeping account in Chile. ADSs are evidenced by American depositary receipts (“ADRs”). ADRs are like stock certificates which evidence shares represented by ADSs. For a description of the Terranova ADSs, see “Part Six—Legal Information—Description of Terranova American Depositary Receipts.”

Q.    Are Terranova shares traded on any stock exchange?

A.    Yes. Terranova shares are traded under the symbol “Terranova” on the Santiago Stock Exchange, the Valparaíso Stock Exchange and the Chilean Electronic Stock Exchange.

Q.    Will the Terranova ADSs be traded on any stock exchange?

A.    Terranova will apply for listing of its ADSs on the New York Stock Exchange and anticipates that the ADSs will trade on that exchange under the symbol “MYS”. If Terranova is unable to list its ADSs on the New York Stock Exchange, it intends to seek approval for quotation of the ADSs on the Nasdaq.

Q.    How do I vote my Masisa shares and ADSs?

A.    If you hold common shares as a registered shareholder of Masisa, you must vote your shares at the extraordinary meeting of Masisa shareholders. You may vote your shares at the extraordinary meeting of Masisa shareholders either by attending the meeting in person or by granting a Chilean power of attorney to an attorney-in-fact who must attend the meeting in person and vote your shares on your behalf.

If you hold ADSs, The Bank of New York, as depositary under the Masisa ADR program, will transmit to you the notice of the Masisa meeting together with this document and an ADS voting instructions card. You may instruct the depositary to vote the shares of Masisa common stock represented by your ADSs in favor of or in opposition to the merger.

Q.    May I change my vote?

A.    Yes. If you hold common shares, you may change your vote by delivering a later-dated signed written notice of revocation of power of attorney before the extraordinary meeting of Masisa shareholders. If you hold ADSs, you may change your vote by delivering a later-dated signed ADS voting instructions card before the extraordinary meeting of Masisa shareholders.

Q.    What will happen if I abstain from voting or fail to vote?

A.    In order for the merger to be approved by Masisa’s shareholders, two thirds of the shares issued and outstanding as of the record date must be voted in favor of the merger. This means that if you hold common shares as a registered shareholder and you abstain from voting or fail to vote your shares, your abstention or failure to vote will have the same effect as a vote against the merger.

However, if you hold ADSs and you do not provide voting instructions to the depositary or if you provide voting instructions to the depositary that do

v

not instruct the depositary to either vote in favor of or against the merger, then all of the shares of Masisa common stock represented by your Masisa ADSs will be voted in accordance with Masisa’s instructions. Masisa intends to vote all of these shares in favor of the merger.

Q.    Should I send in my Masisa share certificates or ADRs now?

A.    No. You should not submit your Masisa share certificates or Masisa ADRs at this time. If the merger is approved, the completion of the merger and the exchange of shares will still be subject to the conditions described in this information statement and prospectus. Promptly after the conditions have been met, Terranova (which will then have changed its name to Masisa) will publish a notice in a Chilean newspaper instructing registered shareholders when the exchange of shares will occur and how they may exchange Masisa share certificates for share certificates of the merged company. Under Chilean law it is not necessary to exchange your share certificates because after the exchange of shares each share evidenced by a Masisa share certificate that has not been exchanged for a Terranova share certificate will represent 2.56 shares of Terranova.

If you hold Masisa ADSs, then promptly after Terranova publishes the notice announcing the date of the exchange of shares, you will receive a transmittal form with instructions for exchanging your Masisa ADRs for Terranova ADRs. When the exchange of shares occurs, all Masisa ADSs will be exchanged for the newly issued Terranova ADSs and any Masisa ADRs that are not exchanged as instructed in the transmittal form, and which remain outstanding after the exchange of shares, will represent only the right to receive upon exchange the number of Terranova ADRs determined in accordance with the exchange ratio, plus any cash in lieu of fractional shares and any distributions paid by Terranova after that exchange of shares.

Q.    Are there any conditions to the merger?

A.    Yes, the merger will only be consummated if

•	the merger is approved by holders of two thirds of the outstanding voting shares of Masisa and holders of two thirds of the outstanding voting shares of Terranova,

•	neither the shareholders of Masisa nor the shareholders of Terranova vote, at a second extraordinary shareholders meeting, by a majority of two thirds of the shares of such company outstanding on the record date for such meeting, to revoke their prior approval of the merger, and

•	we obtain all Chilean registrations and approvals which are preconditions to the issuance and listing by Terranova of the shares to be exchanged for shares of Masisa.

You should be aware that

•	our controlling shareholder owns 76.4% of our shares and intends to vote all such shares in favor of the merger,

•	we own 52.43% of the shares of Masisa and intend to vote all such shares in favor of the merger, and

•	because our controlling shareholder owns 76.4% of our shares, it has the ability to cause the merger to be revoked at a second meeting of Terranova shareholders without any further action on the part of Masisa’s shareholders.

Q.    Under what conditions would a second extraordinary shareholders meeting of Masisa or Terranova be called to ratify or revoke their prior approval of the merger?

A.    Both the boards of Masisa and Terranova reserve their right under Chilean law to call a second shareholders meeting for the purpose of ratifying or revoking the prior approval of the merger by their respective shareholders. Such a meeting will only be called if the board of either company determines that the number of shareholders of Masisa and Terranova that exercise their right to withdraw from the merger will result in the payment of an amount of cash to such withdrawing shareholders that such board determines in its discretion to be excessive. Any such meeting must be called not later than 45 calendar days after the date of the shareholders meeting of Masisa or Terranova, as applicable, at which the merger was first approved.

If at any second meeting called to ratify or revoke the merger, two thirds of the outstanding shares of either company vote to revoke the prior approval of the merger, the merger will not be consummated. Because our controlling shareholder owns 76.4% of our shares, it has the ability to cause the merger to be revoked at a second meeting of Terranova shareholders without any further action on the part of Masisa’s shareholders.

Q.    When do you expect the merger to be completed?

A.    If the merger is approved, Terranova must complete or obtain various registrations and approvals which are required before Terranova can issue and list for trading the shares which will be exchanged for shares of Masisa. In Chile, this process normally takes between 60 and 90 calendar days after the date of the last shareholder meetings of Masisa or Terranova, as applicable, at which the merger was first approved. Accordingly, we expect to complete the merger between June 12, 2005 and July 12, 2005. However, because we cannot predict the exact amount of time that will be required to complete or obtain the various registrations and approvals, we cannot predict the exact time at which the merger will be completed.

Q.    Is the merger taxable for U.S. Federal Income Tax purposes?

A.    Whether the merger will be a taxable transaction or a tax-free transaction to U.S. holders of Masisa common stock and ADSs cannot be determined with certainty at this time. Because the tax status of the merger cannot be determined with certainty at this time, the discussion of the tax treatment of the merger contained herein assumes that the merger will be a taxable transaction to U.S. Holders. We urge you to assume that the merger will be characterized in a manner that is least advantageous to you for U.S. federal income tax purposes, and to consult your own tax advisor about your personal tax situation to be certain about the U.S. federal income tax consequences to you.

Presentation of Information

Terranova S.A. (together with its consolidated subsidiaries, “Terranova” or the “Company”) is a publicly-held corporation (sociedad anónima abierta) organized under the laws of the Republic of Chile (“Chile”).

In this information statement and prospectus, unless otherwise specified, all references to “Chilean pesos,” “pesos” or “Ch$” are to Chilean pesos, references to “U.S. dollars,” “dollars” or “US$” are to United States dollars, references to the “Consumer Price Index” or “CPI” are to the Indice de Precios al Consumidor published by the Chilean Instituto Nacional de Estadísticas and references to “UF” or “Unidades de Fomento” are to Unidades de Fomento, a Chilean financial index adjusted for changes in the CPI. The Company and Masisa each publish their respective financial statements in U.S. dollars. See Note 23 of our audited consolidated financial statements (“consolidated financial statements”) included in this information statement and prospectus and Note 23 of the audited consolidated financial statements of Masisa included in Item 18 of Masisa’s Annual Report on Form 20-F (the “Masisa consolidated financial statements”) which is incorporated by reference into this information statement and prospectus and the Registration Statement on Form F-4 of which it is a part. Unless otherwise specified, financial data in our consolidated financial statements, the Masisa consolidated financial statements and elsewhere in this information statement and prospectus are presented in accordance with accounting principles generally accepted in Chile (“Chilean GAAP”). Chilean GAAP differs in certain significant respects from accounting principles generally accepted in the United States (“U.S. GAAP”). Note 23 of our consolidated financial statements (“Note 23”) provides a description of the principal differences between Chilean GAAP and U.S. GAAP, and contains a reconciliation to U.S. GAAP of our total shareholders’ equity as of September 30, 2004 and December 31, 2003 and our net income for the nine months ended September 30, 2004 and for the year ended December 31, 2003.

On April 10, 2003, the Servicio de Impuestos Internos (the “Chilean Internal Revenue Service” or “SII”) authorized Masisa to maintain its accounting records in U.S. dollars as of January 1, 2003. On October 10, 2003, the Superintendencia de Valores y Seguros (the “Chilean Securities and Insurance Authority” or “SVS”) authorized Masisa to present its annual and quarterly statutory financial statements in U.S. dollars. Masisa’s functional currency has not changed and remains the U.S. dollar. In accordance with Chilean GAAP, Masisa’s Consolidated Balance Sheets, Statements of Income and Cash Flows as of and for the year ended December 31, 2002 and 2001 previously presented in Chilean pesos were recast in accordance with accounting principles generally accepted in Chile to be presented in U.S. dollars using the exchange rates as of December 31, 2002 and 2001. The exchange rates used for this purpose as of December 31, 2002 and 2001 were Ch$718.61 and Ch$654.79. See Note 23 of Masisa’s Consolidated Financial Statements for a description and quantification of the differences between U.S. GAAP and Chilean GAAP related to the process of recasting the financial statements for periods prior to January 1, 2003.

For the convenience of the reader, certain amounts have been translated from Chilean pesos into U.S. dollars at the rate specified herein. U.S. dollar equivalent information for information derived from our consolidated financial statements and the Masisa consolidated financial statements is based on the Dólar Observado (the “Observed Exchange Rate”) reported by Banco Central de Chile (the “Central Bank”) for September 30, 2004, which was Ch$608.90 = US$ 1.00. Other U.S. dollar equivalent information related to transactions described in this information statement and prospectus is based on the Observed Exchange Rate in effect at the relevant time of such transactions. No representation is made that the Ch$ or US$ amounts shown in this information statement and prospectus could have been or could be converted into US$ or Ch$, as the case may be, at any particular rate. The Observed Exchange Rate, as would be used for accounting purposes, for March 23, 2005 was Ch$587.74 = US$ 1.00. See “Part Seven—Additional Information for Shareholders—Exchange Rates” for information regarding historical exchange rates since January 1999. The UF on September 30, 2004 had a value of Ch$17,190.78.

This information statement and prospectus contains statements that constitute forward looking statements. These statements appear throughout this information statement and prospectus and include statements regarding our intent, belief or current expectations or the intent, belief or current expectations of our management, including with respect to

•	our business, plans and operations,

•	trends affecting our financial condition or results of such operations and

•	the future impact of competition and regulations.

Such forward looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those described in such forward looking statements included in this information statement and prospectus, depending upon a number of factors, including, but not limited to,

•	our ability to implement its business plan,

•	the nature and extent of future competition in our principal markets, and

•	official political, economic and demographic developments in Chile, the United States, Argentina, Brazil, Mexico, Venezuela, Colombia, Costa Rica, Guatemala, Honduras and other markets. See “Operating and Financial Review and Prospects” for further discussion of factors that could cause such material differences.

Each “hectare” equals approximately 2.471 acres, each “kilometer” equals approximately 0.621 miles, each “cubic meter” or “m3” equals approximately 35.315 cubic feet or 1.308 cubic yards and each “metric ton” equals 1,000 kilograms or approximately 2,205 pounds.

Percentages and certain amounts contained in this information statement and prospectus have been rounded for ease of presentation. Any discrepancies in any figure between totals and the sums of the amounts presented are due to rounding.

S UMMARY

This summary highlights selected information described in greater detail elsewhere in this document. It does not contain all of the information that may be important to you. You should read carefully this entire document and the additional documents referred to in this document to fully understand the proposed merger.

Terranova Is Acquiring Masisa in a Stock-for-Stock and ADS-for-ADS Deal

We propose a merger in which Masisa will merge with and into Terranova, with Terranova continuing after the merger as the surviving company. Following the merger, Masisa will no longer exist. However, Terranova, as the surviving company, will change its name to Masisa S.A. If the shareholders of both companies approve the merger, we expect the merger to be completed on or before July 12, 2005. However, we cannot predict the exact amount of time that will be required to complete or obtain the various registrations and approvals that we must obtain before completing the merger. Accordingly, we cannot predict the exact time at which the merger will be completed.

When we complete the merger, holders of Masisa common stock will have the right to receive 2.56 Terranova shares for each share of Masisa common stock they own, and you will have the right to receive 1.536 Terranova American depositary shares (“ADS”) (each such ADS representing 50 Terranova shares) for each Masisa ADS (which represents 30 shares of Masisa common stock) you own, in each case with cash paid instead of fractional shares or ADSs. Accordingly, up to an aggregate of 1,130,632,161 Terranova shares will be issuable to shareholders of Masisa upon consummation of the merger.

The table below shows, for the periods indicated, the annual, quarterly and monthly high and low closing prices (in Chilean pesos) of the shares of Terranova and Masisa common stock on the Santiago Stock Exchange and the annual, quarterly and monthly high and low closing prices (in U.S. dollars) of Masisa ADSs as reported by the NYSE. The closing prices of Terranova’s common stock, Masisa’s common stock and Masisa’s ADSs on August 25, 2004, the day preceding the public announcement of the merger, were CH$118.00, Ch$335.00 and US$15.66, respectively.

	Santiago Stock Exchange				NYSE
	Ch$ per share(1)				US$ per ADS(2)
	Terranova Common(3)		Masisa Common		Masisa
	H	L	H	L	H	L
2003
1st Quarter	78.11	65.09	185.00	155.00	7.80	5.90
2nd Quarter	78.11	64.88	207.00	174.00	8.70	7.23
3rd Quarter	70.52	62.92	200.00	165.00	8.70	7.23
4th Quarter	72.25	64.01	242.01	182.00	12.47	8.30

2004
1st Quarter	71.60	64.01	260.00	215.00	13.90	10.86
2nd Quarter	83.75	69.43	270.10	229.00	13.10	11.51
3rd Quarter	138.90	83.50	345.00	274.00	16.55	13.00
4th Quarter	156.00	140.01	390.00	316.00	20.25	15.45

2005
1st Quarter (through March 23, 2005)	152.00	132.40	390.00	340.00	20.00	18.30

Sources: Santiago Stock Exchange-Official Quotation Bulletin, NYSE.

(1)	Pesos per share reflect nominal closing price at trade date.
(2)	Price per ADS in US$; one ADS represents 30 shares of Masisa common stock.

(3)	Terranova’s stock price prior to May 2004 reflects the price of Terranova’s predecessor Forestal Terranova S.A., adjusted for the exchange ratio of 4.61 shares of Terranova for each share of Forestal Terranova exchanged in the merger of Forestal Terranova into Terranova on October 31, 2003. For more information on the merger and reorganization of Terranova, see “Part Three—The Merger.”

The following table reflects (a) the historical net income, dividends and book value per share of Terranova common stock in comparison with the pro forma net income, dividends and book value per share after giving effect to the proposed merger as a purchase of Masisa; (b) the historical net income and book value per share of Masisa common stock in comparison with the equivalent pro forma net income and book value per share attributable to 2.56 shares of Terranova common stock which will be received for each share of Masisa; and (c) the actual cash dividends per share compared in the case of Masisa, with the equivalent pro forma of two and 56/100th of the cash dividend paid on each share of Terranova common stock. This information presented in this table should be read in conjunction with, and is qualified in its entirety by, the pro forma combined financial statements, our audited consolidated financial statements and Masisa’s audited consolidated financial statements included or incorporated by reference in this document, respectively.

	Year Ended December 31, 2003	Nine Months Ended September 30, 2004
	US$	US$
Terranova Common Stock
Basic earnings per common share:
Historical (Chilean GAAP)	(0.006)	0.007
Pro forma (Chilean GAAP)	—	0.008
Dividends per common share:
Historical	—	—
Pro forma(1)	—	—
Book value per common share at period end:
Historical (Chilean GAAP)	0.22	0.20
Pro forma (Chilean GAAP)	—	0.20
Masisa Common Stock
Basic earnings per common share:
Historical (Chilean GAAP)	0.01	0.04
Equivalent pro forma	—	0.02
Dividends per common share:
Historical	0.005	—
Equivalent pro forma	—	—
Book value per common share at period end:
Historical (Chilean GAAP)	0.49	0.52
Equivalent pro forma	—	0.51

(1)	Same as historical since no change in dividend policy is expected as a result of the acquisition.

Terranova and Masisa

When we describe our business in this information statement and prospectus we are referring to Terranova S.A. and its consolidated subsidiaries. Masisa S.A. is one of our consolidated subsidiaries and when we describe Terranova we include Masisa and its consolidated subsidiaries in that description. When we refer to Masisa S.A. or Masisa, we mean Masisa and its consolidated subsidiaries, separate from the other businesses of Terranova.

Terranova cultivates and manages forestry assets, supplies raw materials such as saw logs, pulp logs and chips to our industrial affiliates, and operates sawmills and solid wood product manufacturing and board plants.

Terranova’s principal production facilities are located in Chile, Venezuela, Argentina and Brazil. We also have smaller production facilities in Mexico and the United States. The principal markets for our products are the United States, Chile, Mexico, Brazil, Argentina and Venezuela.

Masisa, a majority owned subsidiary of Terranova, is a leading producer of particle board, medium-density fiberboard (“MDF”) and oriented strand board (“OSB”) in Latin America. Masisa’s production facilities are located in Chile, Argentina, Brazil and Mexico, and the principal markets for its products are Chile, Argentina, Brazil, and Mexico.

Dividend History; The Merged Company Will Continue the Current Dividend Policy

Terranova is required to pay a dividend of a minimum of 30% of the company’s prior year’s net income, subject to annual approval by our shareholders and sufficient disposable funds.

U.S. Tax Treatment of the Transaction to Masisa Shareholders

Whether your exchange of Masisa shares or ADSs for our shares or ADSs will be a taxable or tax—free transaction for U.S. federal income tax purposes, cannot be determined with certainty until all of the Masisa shareholders and ADS holders, if any, exercise their rights to withdraw from Masisa (“Withdrawing Masisa Shareholders”) have given the requisite notice of the exercise of their rights to withdraw from Masisa and Masisa determines the amount of the required payments to be made to such persons and whether it can make such payments to such persons solely out of Masisa’s own assets. Because the tax status of the merger cannot be determined with certainty at this time, the discussion of the tax treatment of the merger contained herein assumes that the merger will be a taxable transaction to U.S. Holders (defined in “Part Three—The Merger—Material United States Tax Consequences”). U.S. Holders of Masisa common stock and ADSs are urged to assume, in deciding whether or not to vote in favor of the merger, that the merger will be characterized, for U.S. federal income tax purposes, in a manner that is least advantageous to such Holders. Please read carefully the tax treatment of the transaction in “Part Three—The Merger—Material United States Tax Consequences.”

Your tax consequences will depend upon your personal situation. We urge that you consult a tax advisor concerning the possible tax consequences of the merger and the subsequent ownership of Terranova shares or ADSs.

Chilean Tax Treatment of the Transaction to Masisa Shareholders

The exchange of Masisa common stock or ADSs for Terranova shares or ADSs, respectively, will not result in the recognition of income, gain or loss to Foreign Holders for Chilean income tax purposes, except to the extent of any cash paid in lieu of fractional shares, or any cash paid to dissenting shareholders upon their exercise of the right to withdraw from Masisa. The term “Foreign Holders” is explained in “Part Three—The Merger—Material Chilean Tax Consequences.” You should read this section carefully.

Your tax consequences will depend upon your personal situation. We urge that you consult a tax advisor concerning the possible tax consequences of the merger and the subsequent ownership of Terranova shares or ADSs.

Basis For Exchange Ratio

Among other factors considered at its meeting on August 25, 2004, in deciding to approve proposing to Masisa’s shareholders an exchange ratio of 2.56 shares of Terranova for each share of Masisa, the Masisa board of directors considered the recent prices per share of Masisa’s and Terranova’s shares on the Santiago Stock Exchange, including the prices on August 24, 2004, as well as the value of each of Masisa and Terranova as determined by the board of directors of Masisa taking into account the valuation analysis prepared by J.P. Morgan Securities Inc., which we also refer to in this document as “JPMorgan,” on a discounted cash flow basis.

The board of directors of each of Terranova and Masisa authorized Nueva Holding, Inc. (“GrupoNueva”), an affiliate of Masisa and Terranova, to engage JPMorgan for the purpose of preparing a valuation analysis of each of Terranova and Masisa on a discounted cash flow basis in connection with the proposed merger. Masisa and Terranova, through GrupoNueva, paid JPMorgan a fee of US$500,000 plus expenses in connection with such services. In addition, Terranova and Masisa have agreed to pay JPMorgan an additional success fee of US$250,000 upon completion of the merger. Masisa’s basis for approving the exchange ratio is described in greater detail at “Part Three—The Merger—Reasons for the Merger—Recommendation of Masisa’s Board of Directors.”

Reasons for the Merger

The board of directors of Masisa believes that the merger of the two companies with complementary strengths will create a large, financially stronger and more efficient entity with enhanced ability to compete in the United States and its principal Latin American markets. Masisa’s board also believes that the merger, and the opportunities for revenue enhancement and cost savings that the merger will facilitate, will enable Masisa’s shareholders to participate, through the merged company, in greater opportunities for growth and higher profits. Based on our analyses, the board of directors of Masisa expects that the merged company can achieve synergies in marketing, operations, and finance. Masisa’s board of directors also expects that cost savings can be achieved by the merged company through the specialization of the merged company’s production facilities, economies of scale and reduction of overhead through centralized operations. Moreover, Masisa’s board of directors expects that the merged company can benefit from increases in income due to cross-selling optimization based on a wider and more complete product mix of the merged company.

See “Part Three—The Merger—The Merger—Reasons for the Merger—Recommendation of Masisa’s Board of Directors.”

Accounting Treatment of the Merger

We plan to account for the merger in accordance with Technical Bulletin 72 of Generally Accepted Accounting Principles in Chile (TB 72). In accordance with TB 72, as Terranova and Masisa are considered to be under common control, the acquisition of the 47.566% of Masisa, would be accounted for as a merger of commonly controlled companies in a manner similar to a “pooling of interest” as of January 1, 2005. For comparison purposes, the prior year financial statements prepared in accordance with Chilean GAAP will be also presented on a “pooling of interest” basis assuming the merger occurred as of the beginning of such reporting period. Hence, when the Company issues the consolidated financial statements as of and for the year ended December 31, 2005 in Chile, the consolidated financial statements as of and for the year ended December 31, 2004 will be restated to present the merger with Masisa as if it had occurred on January 1, 2004. Financial statements for periods prior to January 1, 2004 will not be restated.

Under US GAAP, we intend to account for the acquisition of the 47.566% minority interest of Masisa in accordance with the purchase method of accounting. As such, the acquired 47.566% interest of Masisa S.A. will be incorporated into Terranova S.A. using the purchase price as determined based on the market value of the Terranova S.A. shares offered in accordance with the step acquisition method for the newly acquired interest of Masisa. The book values of individual assets and liabilities will be adjusted to the fair values on the acquisition date for the proportional interest of Masisa acquired. Any excess value paid over the fair value of the acquired net assets of Masisa will be recorded as goodwill. From a US GAAP perspective goodwill and intangible assets with indefinite lives are not amortized under U.S. GAAP.

Selected Unaudited Pro Forma Financial Information

The following selected unaudited pro forma financial information of Terranova gives effect to the merger with Masisa through the issuance of shares of Terranova or cash in the case of fractional shares.

The selected unaudited pro forma financial information is presented in accordance with preparation guidelines specified by the SEC. The pro forma presentation is intended to reflect the hypothetical impact on the historical financial statements if the proposed merger transaction occurred, with respect to the balance sheet as of the end of the pro forma period, September 30, 2004, and with respect to the income statement as of January 1, 2004, the beginning of the pro forma period. This pro forma presentation does not give effect to anticipated changes to be implemented by management to achieve consolidated cost savings nor other changes that may result from implementation of operational or strategic changes. Additionally, this pro forma presentation does not reflect the effect of any payment that may be required in connection with the exercise of withdrawal rights (derecho a retiro) by Terranova or Masisa shareholders and ADR holders under Chilean law in connection with the merger.

The unaudited pro forma adjustments, which are based on available information and certain assumptions we believe are reasonable in the circumstances, are described in “Part Three—The Merger—Unaudited Pro Forma Financial Information.”

We have prepared and presented the unaudited pro forma financial information in accordance with Chilean GAAP, which differs in some respects from U.S. GAAP. See “Part Three—The Merger—Unaudited Pro Forma Financial Information,” “—Notes to the Unaudited Pro Forma Financial Information” and Note 23 of our audited consolidated financial statements for a description of the material differences between Chilean GAAP and U.S. GAAP, included elsewhere in this document.

The unaudited pro forma financial information of Terranova is for informational purposes only and does not represent Terranova’s financial position or results of operations as of any date or for any period, nor does it project Terranova’s financial position or results of operations as of any future date or for any future period.

We urge you to read this selected unaudited pro forma financial information in conjunction with our and Masisa’s audited consolidated financial statements and the notes thereto included elsewhere or incorporated by reference into this information statement and prospectus.

Selected financial information for Terranova and Masisa is presented in this information statement and prospectus under the headings “Part Four—Information About Terranova—Terranova Selected Financial Information” and “Part Five—Information About Masisa—Masisa Selected Financial Information.”

TERRANOVA S.A. AND SUBSIDIARIES

SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

AS OF AND FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2004

(in thousands of US$, except per share amounts)	Pro forma
UNAUDITED PRO FORMA INCOME STATEMENT DATA
Chilean GAAP:
Net sales	476,456
Operating income	74,259
Non-operating results, net	(28,827)
Minority interest	1,707
Income taxes	(5,082)
Net income	42,057
Net income per share(1)	0.008
Net earnings per ADS(2)	0.42
Dividends per share(3)	—
Dividends per ADS(3)	—
U.S. GAAP:
Net sales	476,456
Operating income	74,040
Basic and diluted pro forma earnings (losses) per share	0.01
Net earnings per ADS(2)	0.43
Weighted average number of shares (in thousands)	5,049,060

UNAUDITED PRO FORMA BALANCE SHEET DATA
Chilean GAAP
Total assets	1,861,211
Total long-term liabilities	530,325
Minority interest	90,096
Shareholders’ equity	998,818
U.S. GAAP
Shareholders’ Equity	798,309

(1)	Under Chilean GAAP, there are no authoritative pronouncements relating to the calculation of earnings per share. For comparative purposes, the calculation has been based on the same number of weighted average shares outstanding as used for the U.S. GAAP calculation. For more information see Note 23 to the Consolidated Financial Statements.
(2)	Per ADS amounts are determined by multiplying per share amounts by 50, because one ADS is equal to 50 shares of common stock.
(3)	Same as historical since no change in dividend policy is expected as a result of the acquisition.

The Extraordinary Meeting of Masisa Shareholders; Two-Thirds Vote Is Required

The extraordinary meeting of Masisa shareholders will be held at 12:00 P.M. (noon), Chile time, on April 12, 2005, at Jose Manuel Balmaceda 8050, Valdivia, Chile. At the extraordinary meeting of Masisa shareholders, you will be asked to approve the merger of Masisa into Terranova with Terranova as the surviving corporation.

You can vote at the Masisa extraordinary meeting if you own shares of Masisa common stock at the close of business on April 6, 2005, the date that is five Chilean business days before the shareholders meeting, or ADSs at the close of business on April 6, 2005. On March 23, 2005, there were 928,514,743 shares of Masisa common stock outstanding and entitled to vote, including the 66,455,610 shares underlying the Masisa ADSs. If you hold shares as a registered shareholder of Masisa, you may vote only by attending the shareholders meeting and voting in person or by appointing through a power of attorney an attorney-in-fact to attend the shareholders meeting and vote your shares on your behalf. For more information regarding the procedure for voting if you are a registered shareholder of Masisa, see “Part Three—The Merger—The Extraordinary Meeting of Masisa Shareholders—Votes Required and Voting by Power of Attorney or ADS Proxies—Shareholder Voting Procedures.”

If you hold Masisa ADSs and are eligible to vote at the extraordinary meeting, The Bank of New York, as depositary under the Masisa ADR program, will send to you the notice of the Masisa meeting together with this document and an ADS voting instructions card. You may then instruct the depositary to vote the shares of Masisa common stock underlying your ADSs in favor of or in opposition to the merger. All shares of Masisa common stock underlying ADSs as to which the depositary does not receive voting instructions, including as a result of abstention, failure to vote, or by failing to instruct the depositary on how to vote your shares, will be voted in accordance with Masisa’s instructions. Masisa intends to vote these shares in favor of the merger.

The affirmative vote of two-thirds of the votes attributable to the outstanding shares of the common stock of Masisa is required to approve the merger. We beneficially own approximately 52.43% of the outstanding common stock of Masisa and intend to vote in favor of the merger. As a result, unless an aggregate of 33% of shares outstanding five days before the date of the shareholders meeting (or 70.7% of the shares of Masisa that we do not own) are voted against the merger, the merger will be approved at the shareholders meeting. For purposes of determining whether the merger has been approved, all of the following will be counted as votes against the merger:

•	common shares of Masisa that are voted against the merger at the extraordinary meeting of Masisa shareholders either by the registered holder of such shares or by an attorney-in-fact voting such shares pursuant to a valid power of attorney granted by the registered holder of such shares,

•	common shares of Masisa that abstain from voting or are not voted at the extraordinary meeting of Masisa shareholders either by the registered holder of such shares or by an attorney-in-fact authorized to vote such shares pursuant to a valid power of attorney granted by the registered holder of such shares, and

•	common shares of Masisa, represented by ADSs, that are voted against the merger by the registered holder of such shares, or by an attorney-in-fact authorized to vote such shares pursuant to a valid power of attorney granted by the registered holder of such shares.

Please note that all common shares of Masisa represented by ADSs with respect to which

•	an ADR holder does not provide voting instructions to the depositary, or

•	an ADR holder abstains from voting,

will be voted in accordance with voting instructions from Masisa. Masisa intends to vote all such common shares in favor of the merger.

Conditions to the Merger

The merger will only be completed if:

•	the merger is approved by holders of two thirds of the outstanding voting shares of Masisa and holders of two thirds of the outstanding voting shares of Terranova,

•	neither the shareholders of Masisa nor the shareholders of Terranova vote, at a second extraordinary shareholders meeting, by a majority of two thirds of the shares of such company outstanding on the record date for such meeting, to revoke their prior approval of the merger, and

•	we obtain all Chilean registrations and approvals which are preconditions to the issuance and listing by Terranova of the shares to be exchanged for shares of Masisa.

Please note that we own 52.43% of the shares of Masisa and intend to vote all such shares in favor of the merger. As a result, unless more than 33.33% of the shares of Masisa outstanding five days before the date of the shareholders meeting (or 70.7% of the shares of Masisa that we do not own) are voted against the merger, the merger will be approved at the Masisa shareholders meeting.

Regulatory Approvals

If the merger is approved by two thirds of the shareholders of each of Terranova and Masisa, Terranova and Masisa must take the following actions and obtain the following regulatory approval before the merger can be completed and the exchange of shares can be effected:

•	Terranova and Masisa must each record the minutes of the extraordinary shareholders meeting at which its shareholders approved the merger before a Chilean notary public and publish within the 60 following days an abstract of those minutes in the Registry of Commerce (Registro de Comercio) as well as in the Official Gazette (Diario Oficial).

•	Approval for registration of the new shares of Terranova by the SVS.

•	Approval of the Santiago Stock Exchange, the Electronic Stock Exchange and the Valparaíso Stock Exchange to list the new Terranova shares.

In addition, although not preconditions to the effectiveness of the merger, before the shares of Terranova can be issued in exchange for the shares of Masisa, Terranova and Masisa must obtain:

•	the approval for the listing on the NYSE of the Terranova ADSs to be issued in the merger, and

•	the approval by the Central Bank of Chile of the termination of the Masisa foreign exchange agreement in connection with Masisa’s ADR program.

There are no other regulatory approvals we are seeking to obtain in connection with the merger of Masisa and Terranova. However, in connection with the approval by the SVS of our registration of the issuance of the new Terranova shares, the SVS will review the issuance to determine whether it complies with Chilean law.

In addition, in connection with the merger and the establishment of the Terranova ADR program, certain information must be delivered to the Chilean SVS. Terranova must deliver to the SVS copy of its registration statement, of which this information statement and prospectus forms a part, and any other information it submits to the SEC in the same form and at the same time its files the registration statement or such other information with the SEC. In addition, a copy of the deposit agreement between Terranova and the Bank of New York and the custodian agreement between the Bank of New York and Banco Santander-Chile must be delivered to the SVS one business day following their execution. After the registration statement is declared effective, Terranova must report on a monthly basis the issuance and cancellation of ADRs, number of ADSs traded, and the price and trading volumes. Terranova will also be required to file with the Chilean SVS on a quarterly basis a list of ADR holders.

We can give no assurance as to when or whether any of these approvals and registrations will be obtained, the terms and conditions that may be imposed in connection with their consents and approvals, or the consequences of failing to obtain such consents and approvals.

There are no voting agreements among us and any other party, or among our directors or executive officers and third parties, with respect to the voting of the shares of Masisa at the shareholders meeting.

Control of Terranova and Masisa by Our Principal Shareholders May Affect the Future Market Price of the Merged Company’s Shares and ADSs and May Affect Corporate Decision Making

Actions by our principal shareholders with respect to the disposition of the shares or ADSs they beneficially own, or the perception that such actions may occur, may adversely affect the trading price of the merged company’s shares and the market price of the ADSs. In addition, because our principal shareholders will together own approximately 59.3% of the merged company, assuming no withdrawal rights are exercised, they will have the ability to control substantially all matters affecting the merged company that require a majority vote of the shareholders. Their interests may conflict with the interests of other shareholders.

Masisa’s Board Recommends that You Approve the Merger

Based on Masisa’s reasons for the merger described in this document, the Masisa board of directors believes that the merger is in the best interests of Masisa, its shareholders and ADS holders and recommends that you vote “FOR” approval of the merger.

Masisa Shareholders Will Not Have Appraisal Rights But Will Have Chilean Withdrawal Rights

Pursuant to Chilean corporate law, Masisa shareholders who dissent from approval of the merger will not have dissenters’, appraisal or similar rights. However, Masisa shareholders who vote against approval of the merger and who provide Masisa with the required notice of withdrawal, will have the right to withdraw from Masisa and to receive from Masisa a cash payment equivalent to the weighted average of the closing prices for Masisa shares as reported on the Chilean stock exchanges for the two-month period preceding the date on which the merger is approved. See “Part Three—The Merger—The Extraordinary Meeting of Masisa Shareholders—Appraisal Rights/Withdrawal Rights.”

Masisa ADR holders own beneficial interests in Masisa shares that are held by the depositary bank for Masisa’s ADR program. Masisa holders do not hold Masisa shares directly and are not listed as shareholders on Masisa’s share registry. Therefore, any Masisa ADR holder that wishes to exercise withdrawal rights with respect to the merger must cancel his ADRs and become a registered shareholder of Masisa not later than April 6, 2005 (which is the date that is five Chilean business days before the shareholders meeting) and then follow the procedures for exercising withdrawal rights as a shareholder as described under “Part Three—The Merger—The Extraordinary Meeting of Masisa Shareholders—Appraisal Rights/Withdrawal Rights—Masisa Shareholders.” If you wish to dissent from the proposed merger and exercise your withdrawal rights, we urge you to contact your broker, dealer, bank or nominee and follow their instructions as to how you must instruct them to cancel your ADRs.

Please note that under Chilean law, shareholders must receive notice of the shareholders meeting not less than 15 nor more than 20 days before the date of the shareholders meeting. Masisa ADR holders that do not cancel their ADRs and become record shareholders of Masisa on or before April 6, 2005 will not have the right to dissent from the merger under Chilean law. See “Part Two—Risk Factors—Risks Relating to the Merger.”

R ISK FACTORS

A decision to vote for the merger and to invest in our shares or ADSs involves certain risks. Below, we discuss those risks which we consider to be key risks related to

•	the merger,

•	the securities markets and the ownership of our ADSs,

•	our business,

•	our forestry operations, and

•	Chile and our operations outside of Chile.

You should read carefully these risk factors before deciding whether to vote for the merger and invest in our company.

Risks Relating to the Merger

The number of Terranova shares or ADSs that you will receive as a result of the merger will be based on a fixed exchange ratio. The value of the Terranova shares or ADSs at the time you receive them could be less than at the time you vote on the merger.

In the merger, each share of Masisa common stock will be exchanged for 2.56 shares of Terranova common stock (and cash instead of fractional shares) and each Masisa ADS (representing 30 shares of Masisa) will be exchanged for 1.536 Terranova ADSs (and cash instead of fractional ADSs). Each Terranova ADS will represent 50 underlying Terranova shares. We will not adjust the exchange ratio as a result of any decline in the market price of Terranova common stock between the date of this prospectus and the date you receive Terranova shares or ADSs in exchange for Masisa shares or ADSs, respectively. The market price of the Terranova shares will likely be different on the date you receive Terranova shares than it is on the date of this prospectus because of changes in the business, operations or prospects of Terranova, market reactions to the merger, general market and economic conditions and other factors. In addition, there will be no established trading market for Terranova ADSs until the date on which we exchange Masisa ADSs for Terranova ADSs and the Terranova ADSs are permitted to be listed or quoted on a national securities exchange in the United States. We have applied for permission to list our ADSs on the New York Stock Exchange. We do not yet know whether our application will be granted or, if it is granted, whether an active market will develop for our ADSs.

If the number of shareholders of Masisa and Terranova that exercise their withdrawal rights is greater than the board of directors of Masisa or Terranova determine to be in the best interests of the respective companies, the board of directors of Masisa or Terranova may call a new shareholders meeting for the purpose of revoking the merger approval.

If the shareholders of Masisa and Terranova approve the merger, but the amount to be paid to shareholders of Masisa and Terranova that elect to exercise their withdrawal rights is determined by the boards of Masisa or Terranova to be excessive and not in the best interests of such companies, the board of Masisa or Terranova may seek to terminate the merger process by calling a new shareholders meeting within 60 days following the date of the meetings of our and Masisa’s shareholders that approved the merger. At the new shareholders meeting, shareholders would be asked to vote on whether to revoke or ratify the previous resolution approving the merger. If the merger resolution is revoked, the merger will not occur. Additionally, the right of shareholders of Masisa and Terranova to withdraw from those companies as a result of the approval of the original merger resolution would expire and those shareholders would not be able to withdraw from Masisa or Terranova, as applicable, and would not receive any payment in respect of their earlier election to withdraw.

Compañía de Inversiones Suizandina S.A., a Chilean holding company, beneficially owns directly, and indirectly through its subsidiary Inversiones Forestales Los Andes S.A., in the aggregate approximately 76.4% of our outstanding shares. Because Suizandina and Los Andes control Terranova, Suizandina and Los Andes have sufficient voting power to revoke the merger resolution and terminate the proposed merger.

The trading price of shares and ADSs of Terranova may be affected by factors in addition to those factors affecting the price of shares and ADSs of Masisa. The price of shares and ADSs of Terranova could decline following the merger.

If we successfully complete the merger, holders of Masisa shares and ADSs will become holders of Terranova shares and ADSs, respectively. We currently own 52.43% of the aggregate number of Masisa shares outstanding, and for the nine months ended September 30, 2004, we derived 66.56% of our net income from Masisa. We also own and operate other businesses. Accordingly, our results of operations and business, as well as the trading price of our shares and ADSs, may be affected by factors in addition to those affecting Masisa’s results of operations and business and the price of shares and ADSs of Masisa. The price of Terranova’s shares and ADSs may decline after we complete the merger and exchange shares and ADSs of Masisa for shares and ADSs of Terranova.

Anticipated benefits of the merger may not be realized.

We may not be able to realize the benefits that we hope to achieve from the merger or realizing them may require more time than we currently anticipate. The value of Terranova shares and ADSs could be adversely affected to the extent we fail to realize these benefits or the realization of these benefits is delayed.

Directors and executive officers of Masisa and Terranova have conflicts of interest with respect to the merger.

In evaluating this proposed merger, you should be aware that five of the seven members of the Masisa board are directors or executive officers of Terranova. Therefore, those five Masisa directors have conflicts of interest with respect to the offer. In addition, Terranova owns 486,861,555 shares of Masisa’s common stock, representing approximately 52.43% of all of the outstanding shares of Masisa’s common stock.

Masisa ADR holders that dissent from the merger will have a limited time to cancel their ADRs and become registered shareholders of Masisa prior to the record date for the shareholders meeting and if they fail to become registered shareholders of Masisa prior to the record date they will not be able to exercise the withdrawal rights of dissenting shareholders of a Chilean corporation.

Under the Chilean Corporations Law, any Masisa shareholder listed on Masisa’s share registry that dissents from the merger proposal has the right to withdraw from Masisa and to require Masisa to repurchase his shares, subject to the fulfillment of certain terms and conditions. Masisa ADR holders own beneficial interests in Masisa shares that are held by the depositary bank for Masisa’s ADR program and such ADR holders are not listed as shareholders on Masisa’s share registry. Therefore, any Masisa ADR holder that wishes to exercise withdrawal rights with respect to the merger must cancel his ADRs and become a registered shareholder of Masisa not later than April 6, 2005, which is the date that is five Chilean business days before the shareholders meeting. Under Chilean law, shareholders must receive notice of the shareholders meeting not less than 15 nor more than 20 days before the date of the shareholders meeting. Masisa ADR holders that do not cancel their ADRs and become record shareholders of Masisa on or before April 6, 2005 will not have the right to dissent from the merger under Chilean law.

Whether the Merger will be a taxable or tax-free transaction to U.S. Holders of Masisa common stock and ADSs may not be able to be reasonably determined prior to the shareholder vote.

As more fully described in “Part Three—The Merger—Material United States Tax Consequences—Material U.S. Tax Consequences of the Merger to U.S. Holders”, whether or not the merger will be a taxable transaction to a U.S. Holder (as defined) for U.S. federal income tax purposes cannot be reasonably determined until all of the Masisa shareholders and ADS holders, if any, that exercise their right to withdraw from Masisa have given the requisite notice of the exercise of their rights to withdraw from Masisa and Masisa determines the amount of the required payments to be made to such persons and whether it can make such payments to such persons solely out of Masisa’s own assets. Because the tax status of the merger cannot be determined with certainty at this time, the discussion of the tax treatment of the merger contained herein assumes that the merger will be a taxable transaction to U.S. Holders. If the merger is a taxable transaction to a U.S. Holder for U.S. federal income tax purposes, such U.S. Holder may have U.S. income tax liability as a result of the merger. U.S. Holders of Masisa common stock and ADSs are urged to assume, in deciding whether or not to vote in favor of the merger, that the merger will be characterized, for U.S. federal income tax purposes, in a manner that is least advantageous to such Holders.

Risks Relating to the Securities Markets and the Ownership of Our ADSs

The significant share ownership of our principal shareholder may have an adverse effect on the future market price of our ADSs and shares.

Compañía de Inversiones Suizandina S.A., a Chilean holding company, beneficially owns directly, and indirectly through its subsidiary Inversiones Forestales Los Andes S.A., in the aggregate approximately 76.4% of our outstanding shares. After the merger is completed, Suizandina will beneficially own in the aggregate approximately 59.3% of the outstanding shares of the merged company. A disposition by Suizandina of a significant number of our shares or the shares of the merged company, or the perception that such a disposition might occur, could adversely affect the trading price of our shares on the Santiago Stock Exchange (Bolsa de Comercio de Santiago), the Valparaíso Stock Exchange (Bolsa de Valores de Valparaíso) and the Chilean Electronic Stock Exchange (Bolsa Electrónica de Chile) as well as the market price of our ADSs.

Our principal shareholder will be able to exercise significant control over the combined company, and will also continue to own a significant minority interest in many of our international subsidiaries which could result in conflicts of interest.

Compañía de Inversiones Suizandina S.A., a Chilean holding company, beneficially owns directly, and indirectly through its subsidiary Inversiones Forestales Los Andes S.A., in the aggregate approximately 76.4% of our outstanding shares. After the merger is completed, Suizandina will beneficially own in the aggregate approximately 59.3% of the outstanding shares of the merged company and will continue to be in a position to direct our management and to determine the result of substantially all matters to be decided by majority vote of our shareholders, including the election of a majority of the members of our board of directors, determining the amount of dividends distributed by us (subject to the legally mandated minimum of 30% of net income), adopting amendments to our by-laws, enforcing or waiving our rights under existing agreements, leases and contractual arrangements and entering into agreements with entities affiliated with Suizandina. The interests of Suizandina may conflict with your interests as a holder of shares or ADSs of Terranova.

Suizandina also owns a direct 40% interest in Inversiones Internacionales Terranova S.A., which holds directly and indirectly substantially all of our interest in our international subsidiaries. As our international operations are held through Inversiones Internacionales Terranova S.A., in which we own a 60% interest, our ability to direct these operations may be affected by the rights of Compañía de Inversiones Suizandina S.A. as a minority shareholder. In addition, conflicts of interest may arise between us and Compañía de Inversiones Suizandina as a result of its ownership interest in our shares and the shares of Inversiones Internacionales Terranova S.A.

Currency devaluations, foreign exchange fluctuations and foreign currency conversion costs may adversely affect the U.S. dollar value of any cash distributions made to ADS holders in respect of ADSs.

If the value of the Chilean peso falls relative to the U.S. dollar, the value of the ADSs and any distributions to be received from the depositary for the ADSs could be adversely affected. Cash distributions made in respect of the ADSs are received by the depositary in Chilean pesos, are then converted by the depositary into U.S. dollars at the then prevailing exchange rate and distributed to the holders of the ADRs evidencing those ADSs. In addition, the depositary will incur foreign currency conversion costs (to be borne by the holders of the ADSs) in connection with the foreign currency conversion and subsequent distribution of dividends or other payments with respect to ADSs. See “Part Seven—Additional Information for Shareholders—Exchange Rates” and “Part Six—Legal Information—Description of Terranova American Depositary Receipts—Share Dividends and Other Distributions—How Will You Receive Dividends and Other Distributions on the Shares Underlying Your ADSs?”

There may be a lack of liquidity and market for our shares and ADSs.

Prior to the merger, there will have been no public market for our shares outside Chile or for our ADSs. We have applied for permission to list our ADSs on the New York Stock Exchange. We do not yet know whether our application will be granted, or if granted, whether an active trading market for our ADSs will develop or be sustained following any such listing. In addition, the small size of the Chilean equities market, its low liquidity in general, its increased volatility compared to major securities markets in the United States and the concentrated ownership of our shares in particular, may impair the ability of an ADS holder to sell in the Chilean market on the Santiago Stock Exchange, the Valparaíso Stock Exchange or the Chilean Electronic Stock Exchange, on which our shares are traded, the Terranova shares obtained upon withdrawal of such shares from the Terranova ADR facility in the amount and at the price and time that holder desires, and could increase the volatility of the price of our ADSs. See “Part Six—Legal Information—The Chilean Stock Market.”

Chile imposes controls on foreign investment and repatriation of investments that may affect your investment in, and earnings from, our ADSs, and may impose additional controls or restrictions in the future.

Equity investments in Chile by persons who are not Chilean residents are subject to the requirement that such investors provide Chile’s Central Bank with information related to equity investments and conduct any operations in connection with the repatriation of investments and earnings on them within Chile’s Mercado Cambiario Formal, or Formal Exchange Market. See “Part Six—Legal Information—Exchange Controls.”

Owners of ADSs are entitled to receive dividends on the underlying shares to the same extent as the holders of shares. Dividends received by holders of ADSs will be converted into U.S. dollars and distributed net of foreign currency exchange fees and expenses and fees of the depositary and will be subject to Chilean withholding tax, currently imposed at a rate of 35% (subject to credits in certain cases as described under “Part Three—The Merger—Material Chilean Tax Consequences”). If for any reason, including changes in Chilean laws or regulations, the depositary were unable to convert Chilean pesos to U.S. dollars, investors may receive dividends and other distributions, if any, in Chilean pesos.

Additional Chilean restrictions applicable to the holders of our ADSs and other non-Chilean investors could be imposed in the future. The Central Bank of Chile has the authority to impose at any time any controls, restrictions or obligations on non-Chilean investors. Such restrictions could include, but are not limited to, restrictions on the disposition of shares including those underlying the ADSs and the repatriation of the proceeds from such disposition or the payment of dividends. We cannot advise you as to the duration or impact of any such restrictions if imposed.

Preemptive rights may be unavailable to ADS holders or U.S. holders of shares in certain circumstances and, as a result, U.S. owners of shares or ADSs would be subject to potential dilution.

The Ley sobre Sociedades Anónimas No. 18,046 and the Reglamento de Sociedades Anónimas, which we refer to collectively as the Chilean Corporations Law, require us, whenever we issue new shares for cash, to grant preemptive rights to all of our shareholders (including shares represented by ADSs), giving them the right to purchase a sufficient number of shares to maintain their existing ownership percentage. It is possible that, in connection with any future issuances of shares, we may not be able to offer shares to U.S. owners of shares or ADSs pursuant to preemptive rights granted to our shareholders and, as a result such U.S. owners of shares or ADSs would be subject to potential dilution.

We will not be able to offer shares to ADS holders or U.S. holders of shares pursuant to preemptive rights that we grant to our shareholders in connection with any future issuance of shares unless a registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”), is effective with respect to such rights and shares, or an exemption from the registration requirements of the Securities Act is available.

Such a registration statement may not be filed and an exemption from the registration requirements of the Securities Act may not be available. If owners of ADSs are unable to exercise preemptive rights because a registration statement has not been filed, the depositary will attempt to sell such owners’ preemptive rights and distribute the net proceeds of the sale (net of the depositary’s fees and expenses) to the owners of the ADSs, provided that a secondary market for such rights exists and a premium can be recognized over the cost of any such sale. It is possible that a secondary market in preemptive rights may not develop in connection with any future issuance of shares or, if such a market does develop, a premium may not be able to be realized on their sale.

If preemptive rights cannot be sold, they will expire, and owners of ADSs will not realize any value from the grant of such preemptive rights. In either case, the equity interest in us of the owners of ADSs would be diluted proportionately.

ADR holders may not be able to exercise withdrawal rights that are granted by the Chilean Corporations Law to registered shareholders of publicly traded Chilean corporations.

Under the Chilean Corporations Law, if any of the following resolutions is adopted by our shareholders at any extraordinary shareholders meeting, dissenting shareholders have the right to withdraw from Terranova and to require us to repurchase their shares, subject to the fulfillment of certain terms and conditions. A dissenting shareholder is a shareholder who either attends the shareholders meeting and votes against a resolution which results in a withdrawal right or, if absent from the shareholders meeting, a shareholder who notifies the company in writing within 30 days of the shareholders meeting of his opposition to the resolution and that he is exercising his right to withdraw from the company.

The resolutions that result in a shareholder’s right to withdraw are the following:

•	the transformation of Terranova into a different type of legal entity;

•	the merger of Terranova with or into another company;

•	the disposition of 50% or more of our assets, whether or not that sale includes our liabilities or the proposal or amendment of any business plan involving the transfer of more than 50% of our assets;

•	the granting of security interests or personal guarantees to secure or guarantee third parties’ obligations exceeding 50% of our assets, except with regard to our subsidiaries;

•	the creation of preferential rights for a class of shares or an amendment to those already existing, in which case the right to withdraw only accrues to the dissenting shareholder of the class or classes of shares adversely affected;

•	the amendment of our bylaws to correct any formal defect in our incorporation, or any amendment of our bylaws that grants a shareholder a right to withdraw; and

•	the approval by our shareholders of our ceasing to be subject to the regulations applicable to publicly held corporations in the event we no longer meet the requirements under Chilean law to qualify as such a corporation;

•	any other causes as may be established by Chilean law and our bylaws (our bylaws currently do not establish any instances).

In addition, shareholders of a publicly held corporation, such as Terranova, have the right to withdraw if a person acquires 2/3 or more of the outstanding voting stock of the company (except in the event the company reduces its capital as a result of not having fully subscribed and paid an increase of capital within the statutory term) and does not make a tender offer for the remaining shares within 30 days of that acquisition at a price not lower than the price that would be paid shareholders exercising their rights to withdraw.

ADR holders own a beneficial interest in shares held by the depositary bank and, accordingly, they are not listed as shareholders on the share registry of the Company. In addition, there is an absence of legal precedent as to whether a shareholder (such as an ADR depositary bank) that votes, at the same time, both for and against the proposal may exercise withdrawal rights with respect to those shares voted against the proposal and it is uncertain whether an ADR depositary bank could exercise withdrawal rights on behalf of ADR holders. Accordingly, in order to ensure a valid exercise of withdrawal rights, an ADR holder must cancel his ADRs and become a registered shareholder of the Company no later than the date which is five Chilean business days before the shareholders meeting at which the vote which would give rise to withdrawal rights is taken, or the applicable record date for withdrawal rights that arise other than as a result of a shareholder vote. Withdrawal rights must then be exercised in the manner prescribed in the notice to shareholders that is required to be sent to shareholders advising them of such right of withdrawal. In the case of any event that gives rise to withdrawal rights, ADR holders will have a limited time to cancel their ADRs and to become registered shareholders of the Company prior to the record date for the shareholders meeting or other event giving rise to such withdrawal rights. If an ADR holder does not become a registered shareholder of the Company prior to such record date he will not be able to exercise the withdrawal rights available to registered shareholders.

Chile has different corporate disclosure and accounting standards than those you may be familiar with in the United States and you may receive less information about us, and the information about us available to you will not be the same as the information available to shareholders of a comparable U.S. company.

There are important differences between Chilean and U.S. accounting and financial reporting standards. As a result, Chilean financial statements and reported earnings generally differ in important respects from those reported based on U.S. accounting and reporting standards. As a foreign private issuer, we are permitted to present our financial statements under Chilean GAAP, with a reconciliation to U.S. GAAP, in our Securities Act registration statements and in our filings under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend to present our financial statements under Chilean GAAP as permitted and, accordingly, the information available to you will differ from the information that would be available to you if we prepared our financial statements under U.S. GAAP. For a description of the principal differences between Chilean GAAP and U.S. GAAP as such differences relate to us, see Note 23 to our audited consolidated financial statements contained elsewhere in this document, and Note 23 to the consolidated financial statements of Masisa incorporated by reference in this document.

In addition, Chilean disclosure requirements differ from those in the United States in some important respects. For example, Chilean law does not require us to disclose our officers’ compensation on an individual basis and, as a foreign private issuer, we are permitted to report such compensation on an aggregate basis in our Securities Act registration statements and in our Exchange Act filings. Also, Chilean legal restrictions on insider trading and price manipulation are different from those in the United States and in certain respects the Chilean securities markets are not as highly regulated and supervised as the U.S. securities markets.

U.S. securities laws do not require us to disclose as much information to investors as a U.S. issuer is required to disclose, and you may receive less information about us than you might otherwise receive from a comparable U.S. company.

The corporate disclosure requirements applicable to us may not be equivalent to the requirements applicable to a U.S. company and, as a result, you may receive less information about us than you might otherwise receive in connection with a comparable U.S. company. We are subject to the periodic reporting requirements of the Exchange Act that apply to non-U.S. issuers. The periodic disclosure required of non-U.S. issuers under the Exchange Act is more limited than the periodic disclosure required of U.S. issuers. For example:

•	We are required only to file an annual report on Form 20-F but we are not required to file any quarterly reports. A U.S. registrant must file an annual report on Form 10-K and three quarterly reports on Form 10-Q.

•	We are required to file current reports on Form 6-K but the information that we must disclose in those reports is governed primarily by Chilean law disclosure requirements and may differ from Form 8-K’s current reporting requirements imposed on a U.S. issuer.

•	We are not subject to the proxy requirements of Exchange Act Section 14 and our officers, directors and principal shareholders are not subject to the short swing insider trading reporting and recovery requirements under Exchange Act Section 16.

Chilean law provides for fewer and less well-defined shareholders’ rights.

Our corporate affairs are governed by our estatutos, (which serve the combined function of the articles of incorporation and the bylaws of a U.S. corporation), and the laws of Chile. Under such laws and our estatutos, our shareholders may have fewer or less well defined rights than they might have as shareholders of a corporation incorporated in a U.S. jurisdiction. For example, our shareholders would not be entitled to appraisal rights in the event of a merger or other business combination undertaken by us. See “Part Six—Legal Information—Description of Terranova Share Capital—Shareholders’ Meetings and Voting Rights” and “—Dividend and Liquidation Rights.”

Risks Relating to Our Business

Our dependence on a small number of key third party distributors and customers to distribute our products in the United States may affect our profitability.

All of our solid wood door sales in the United States are currently made through Masonite International Corporation. In addition, our other solid wood products in the United States market are sold through Masonite and a limited number of other key distributors and customers. The distributors perform various tasks in the supply chain of our products to the United States. Our profitability might be negatively affected if our present relationship with our key distributors were disrupted or became unstable. Furthermore, alternatives to the present distribution process could impose on us substantial risk and cost.

A significant percentage of our employees are unionized and work slowdowns, work stoppages or strikes could adversely affect our results of operations.

Approximately 62%, 5%, 75% and 34% of our employees in Chile, Brazil, Venezuela and Mexico, respectively, are covered by collective bargaining agreements with labor unions. Most of these collective bargaining agreements have terms of two to four years. Collective bargaining agreements in Mexico are negotiated on a nationwide basis annually. We have experienced work stoppages and strikes in Venezuela in the past as part of the nationwide strikes in 2003, which delayed the start-up of operations at our Venezuela plant, decreased our operating result and cash flows and, consequently, adversely affected our results of operations for 2003. If a work slowdown, a work stoppage or strike were to occur prior to or upon the expiration of our various collective bargaining agreements, that work slowdown, stoppage or strike could adversely affect our sales and could decrease our operational result and cash flows and have a material adverse effect on our business, financial condition, results of operations or prospects.

We may experience manufacturing problems in some business units and supply chains due to a lack of supply of quality logs in Brazil and other markets in which we have production operations.

We depend on a large supply of logs to produce some of our wood products. Mexico, one of our main markets, places a high tariff on imported wood. We have no control over the tariffs placed on imported wood in

Mexico. High tariffs on imported wood and the scarcity of quality logs may cause us manufacturing problems and difficulties developing specific supply chains. A substantial rise in tariffs on wood products may threaten our business in the Mexican market. In addition, we may not be able to continue to secure quality logs as raw material for our products in Brazil and other countries in which our production facilities are located and if we were to lose our supply of quality logs, we might not be able to find adequate new suppliers of such logs. A rise in tariffs placed on imported wood products in the Mexican market or a loss of supply of quality logs in Brazil and other countries in which our production facilities are located could adversely affect our operations.

We are dependent on the furniture and construction industries and lower than expected growth or a downturn in demand for our products in those industries could adversely affect our results of operations.

The sales of our products are dependent to a significant degree on the level of activity in the furniture manufacturing and construction industries. We expanded our production capacity for medium-density fiberboard (“MDF”), particle board, oriented strand board (“OSB”) and MDF mouldings in the expectation of growth in demand. It is possible that the expected growth in demand from companies in these industries may not occur. Weakness in the economies of countries in which we sell our products, especially in the United States, as well as any downturn or continuation of current downturns in these economies, is likely to have a material adverse effect on the construction, home building and remodeling industries, as well as on the demand for furniture items manufactured with our products.

Our dependence, to a large extent, on maritime transport may affect our ability to deliver products to the United States and other offshore markets.

We depend highly on maritime means to transport products to the United States, Brazil, Mexico and other offshore markets. Space on international maritime shipping vessels is limited and difficult to secure. We have at times experienced difficulty in arranging shipping from our Latin American operations to export markets. We may not be able to secure in the future adequate container space on ships that deliver our products to the United States, Brazil, Mexico and other offshore markets. We have no control over established marine shipping routes and the present routes transport ships use may not continue to be used by maritime transport services. In addition, the products we transport to the United States, Brazil, Mexico and other markets may not reach market in marketable condition. Moreover, new strict security measures regarding maritime transport into the United States, which may be implemented in the future, may increase the cost of shipping our products to the United States, Brazil and Mexico. These challenges to the maritime transport of our products to the United States, Brazil, Mexico and other offshore markets could cause an adverse effect on our profitability.

We may face significant competition in the markets in which we sell our products, which could adversely affect both our share of those markets as well as the price at which we sell our products.

Currently, we face strong competition from competitors in all of the countries and regions in which we operate and, in the case of our solid wood products, from other foreign competitors from other regions of the world, such as South Africa and China. In the future we may face increased competition in Chile or other countries in which we operate from domestic or foreign competitors, some of which may have greater financial resources than us. Our solid wood doors, mouldings, wood boards and millwork products compete with door, board and value added wood product producers globally. An increase in competition in the solid wood door market, the mouldings market or other value added wood products markets could adversely affect both our share of those markets and the price at which we are able to sell our products.

The majority of raw wood materials and resins used to produce our board products are supplied by outside mills and companies.

Our boards are produced by combining wood chips, wood shavings, strands and sawdust. We procure the majority of the raw wood materials that we use to manufacture our boards from unaffiliated companies in Chile, Mexico and Brazil in accordance with long standing relationships between us and the suppliers. We may not be able to maintain these relationships and continue to secure the raw materials to produce our boards. An inability to secure the raw materials used in the production of our boards could have an adverse effect on our operations.

Currency devaluations and foreign exchange fluctuations may adversely affect us.

We are exposed, both in terms of assets and liabilities, to fluctuations in the value of foreign currency. Changes in the value against the U.S. dollar of the Chilean peso and other currencies, in which we complete transactions, such as Argentinean pesos, Brazilian reales, Mexican pesos, Venezuelan bolivares and Colombian pesos, among others, could adversely affect our financial condition and results of operations. The Chilean peso, Argentinean peso, Brazilian real, Mexican peso, Venezuelan bolivar and Colombian peso, among others, have each been subject to large nominal devaluation events in the past. The value of any of these currencies against the U.S. dollar may fluctuate significantly in the future. Historically, a significant part of our indebtedness has been denominated in U.S. dollars and certain of our revenues and operating expenses have been denominated in local currencies. As a result, fluctuations in the local currency/U.S. dollar exchange rate may affect our financial condition and results of operations. On the other hand, a decrease in the value of the U.S. dollar against the currencies of other countries from which we export products can also hurt our sales margins on sales of such products.

We may not be able to satisfy our financing requirements.

Our ability to satisfy our capital expenditure needs and debt service requirements depends in large part on our ability to generate funds internally. We might not be able to satisfy our capital expenditure and debt service requirements in the future if we are not able to generate internally sufficient funds or, alternatively, to obtain access to capital markets for sufficient amounts and at acceptable costs.

Increases in the level of environmental concern among our customers and in general or changes in environmental regulations to which we are subject could adversely affect our business, financial condition and results of operations.

We and other Chilean companies are subject to national and local environmental laws concerning, among other things, health, the handling and disposal of wastes and discharges into the air and water. Chilean environmental regulations have become increasingly stringent in recent years, particularly in connection with the approval of new projects, and this trend is likely to continue. We have made, and expect to continue to make, substantial expenditures to comply with such environmental requirements.

Chilean environmental legislation to which we are subject includes Ley No. 19,300 Sobre Bases Generales del Medio Ambiente (the “Chilean Environmental Law”). Under the Chilean Environmental Law, we are required to conduct environmental impact studies of any future projects or activities that may affect the environment. The regulations also establish procedures for private citizens to object to the plans or studies submitted by project owners. Future developments in the establishment or implementation of environmental requirements, or in the interpretation of such requirements, could result in substantially increased capital, operating or compliance costs or otherwise adversely affect our business, financial condition and results of operations.

Our activities in Brazil and Argentina are subject to Brazilian and Argentinean environmental legislation including regulation by municipal, provincial and federal governmental authorities. We incur capital and operating expenditures to comply with applicable environmental requirements. Changes in environmental laws, or the interpretation thereof, may require us to incur significant unforeseen capital or operating expenditures to comply with such requirements. The occurrence of such events could have an adverse effect on our business, financial condition and results of operations.

We may not be able to maintain present favorable tax treatment or exemptions from certain tax payments in certain jurisdictions in which we operate.

One driving force behind some of our recent consolidation and reorganization efforts has been the goal of achieving more favorable tax treatment in certain jurisdictions in which we operate. It is possible that local governments in certain municipalities may levy higher taxes on us or our products in the future. In addition, we may not be able to maintain important exemptions from certain tax regimes in the various jurisdictions in which we operate. Unfavorable tax treatment towards our company in the future or a raise in the taxes levied on us, may cause an adverse effect on our results of operations.

Some of our key products, such as OSB, experience high price volatility, and prolonged or severe weakness in the markets for OSB could adversely affect our financial condition and results of operations.

OSB is a globally traded commodity product and is subject to competition from manufacturers worldwide. Historical prices for OSB have been volatile, and we, like other participants in the building products industry, have limited influence over the timing and extent of price changes for OSB. Product pricing is significantly affected by the relationship between supply and demand in the building products industry. Demand is also subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions and other factors. We are not able to predict with certainty market conditions and selling prices for our products and prices for OSB may decline from current levels. A prolonged and severe weakness in the markets for OSB could adversely affect our financial condition and results of operations.

We are exposed to increased costs and risks associated with complying with increasing and new regulation of corporate governance and disclosure standards.

We are spending an increased amount of management time and external resources to comply with changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and NYSE rules. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) requires our management’s annual review and evaluation of our internal control systems, and attestations of the current documenting and testing of our internal control systems and procedures and consideration of improvements that may be necessary for us to comply with the requirements of Section 404 for the fiscal year ending December 31, 2005. This process has required us to hire additional personnel and outside advisory services and has resulted in additional accounting and legal expenses. We may encounter problems or delays in completing this review and evaluation, the implementation of improvements and the receipt of a positive attestation from our independent registered public accounting firm. In the event that our chief executive officer, chief financial officer or independent registered public accounting firm determine that our controls over financial reporting are not effective as defined under Section 404, investor perceptions of our company may be adversely affected and could cause a decline in the market price of our stock.

Risks Related to Our Forestry Operations

Adverse climate conditions, wind storms, fires, disease, pests and other natural threats could adversely affect our forests.

Our forests are subject to a number of naturally occurring threats such as adverse climate, wind, fire, disease and other pests. Damage caused by strong windstorms, such as uprooting and stem breakage is considered by management to be a major natural risk to our forests. Fire is a risk to all of our forests, warehouses and operations. Accumulation of combustible raw materials and possible deficiencies in our preparation for fires could cause fire hazards and no preventative measures can provide assurance that fires will not occur. We may experience fire in the future and such a fire may materially adversely affect us. Disease and pests are another risk to our forests and plantations. Disease or pests may have a material adverse effect on our forests and plantations in the future. Other risks to our forests include, but are not limited to, losses caused by earthquakes, floods and other non-man-made catastrophic events.

We may experience difficulties with the quality of service provided by some of our contractors and our forestry operations could be adversely affected.

We rely on third-party contractors to develop and administer a substantial portion of our forestry operations. The contracted services provided by third-party contractors focus on maintenance and repair services as well as harvesting and trucking, among others. In various countries where we operate, we are involved in developing services by contracting companies that assist us in achieving these operational goals. If our service contractors do not continue to fulfill past quality levels, our forestry operations could be adversely affected.

Risks Relating to Chile

Political developments in Chile may adversely affect us.

Terranova S.A. and several of its subsidiaries are Chilean companies with all or a substantial portion of their operations located in Chile. As of September 30, 2004, 26.2% of our assets and operations, on a consolidated basis, were located in Chile. In addition, approximately 16.4% of our sales and revenue, on a consolidated basis, are derived from sales in Chile. Therefore, our business strategies, financial condition and results of operations could be adversely affected by changes in policies of the Chilean government, other political developments in or affecting Chile, and regulatory and legal changes or administrative practices of Chilean authorities, over which we have no control.

A downturn in the Chilean economy may adversely affect us.

We conduct a large part of our operations in Chile, and accordingly, the results of our operations and financial condition are sensitive to and dependent upon the level of economic activity in Chile. Chile’s recent rates of gross domestic product (“GDP”) growth may not continue in the future, and future developments in or affecting the Chilean economy could impair our ability to proceed with our business plan or materially adversely affect our business, financial condition or results of operations.

Inflation could adversely affect the value of our ADSs and financial condition and results of operations.

Chile has experienced high levels of inflation in the past. High levels of inflation in the future could adversely affect the Chilean economy and have an adverse effect on our results of operations and, indirectly, the value of our common shares and of our ADSs.

Changing levels of inflation, or a significant increase in Chilean inflation from the current level, could adversely affect our operating results. See “Part Four—Information about Terranova—Operating and Financial Review and Prospects.”

Conflict with native communities in Chile could threaten a portion of our forestry assets.

Chilean law protects the rights of indigenous people. Since 1992, disputes have arisen among Chile’s indigenous communities and the forestry industry. We are currently named in three land disputes with communities claiming rights to ancestral lands or rights based on titles granted by decree at the beginning of the 19th Century. These disputes could imply partial or total overlap with our legal titles to the land involved in such disputes. During 2002, 2003, 2004 and 2005, we have been in negotiations with several communities and their representatives in order to resolve and avoid possible conflicts. It is possible that we might not be able to resolve the ongoing disputes with native communities in Chile. A deterioration of our relationship with indigenous peoples of Chile could affect our forestry operations and have an adverse effect on our company.

Energy shortages and increased energy costs could adversely affect our business.

Starting in April 2004, Argentina began restricting deliveries of natural gas to Chile due to supply and distribution problems in Argentina, Chile’s principal supplier. A significant portion of Chile’s electricity is produced from natural gas. Any shortage of natural gas could force Chile’s electric utilities to use costlier coal or petroleum based fuels to produce electricity or cause disruptions in the supply of electricity. In addition, Chile and Brazil have each experienced energy shortages or disruptions in the past. Higher electricity costs or disruptions in the supply of electricity or natural gas could adversely affect our financial condition and results of operations.

Risks Relating to Our Operations Outside of Chile

The market price of our securities may be adversely affected by developments in other emerging markets.

We conduct a substantial portion of our operations in the emerging markets of Latin America. As a result, economic and political developments in these countries, including future economic crises and political instability, could have a material adverse effect on our business and results of operations.

The market value of securities of Chilean companies is, to varying degrees, affected by economic and market conditions in other emerging market countries. Investors’ reactions to developments in any of these other countries may have an adverse effect on the market value of securities of Chilean issuers regardless of whether or not economic conditions in Chile are comparable to those countries. Events in other countries, particularly Argentina, Venezuela and other emerging market countries, could adversely affect the market value of, or market for, our common stock or ADSs.

Argentinean political and economic conditions, particularly the current economic crisis, may have a direct and adverse impact on our Argentinean operations.

Because a significant part of our operations and customers are located in Argentina, our financial condition and results of operations are in part dependent on Argentina’s economy. From 1999 until 2002, the Argentinean economy was in an economic recession. In 2002, the Argentinean economy experienced critical difficulties. During the first six months of 2002, the Argentinean government eliminated the U.S. dollar-Argentinean peso parity resulting in a devaluation of Argentina’s currency in 2002 of 237%. Additionally, the Argentinean government imposed restrictions on cash withdrawals from bank accounts, on transfers of funds from Argentinean to foreign accounts and publicly announced its inability to pay its debt to foreign lenders. During 2002, Argentina also experienced higher rates of unemployment and a general deflation of prices and salaries. Consequently, Argentina’s “country risk” rose to record high levels. In 2003, the economy began to recover and some of the government financial restrictions were lifted.

Because our business strategy in Argentina is to some extent focused on anticipated growth in demand for particle board and MDF, rather than seeking to capture market-share from existing producers and, in spite of our efforts to switch local sales to exports, if Argentina’s economic environment does not continue to improve or if demand for products and services remains depressed, our Argentinean operations and results of operations could be further negatively affected. In addition, governmental measures or other factors may not improve Argentina’s economy or improvement in Argentina’s economy may not promote an increase in the demand for particle board and/or MDF. Moreover, we face direct competition from other Argentinean producers of wood board, both in Argentina or in neighboring markets such as Chile.

Brazilian political and economic conditions may have a direct and adverse impact on our Brazilian operations.

Because a significant part of our operations and customers are located in Brazil, our financial condition and results of operations are in part dependent on economic activity in Brazil, including the rate of economic growth and its impact on demand for our products. The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes drastic changes in monetary, fiscal, taxation, credit, tariff, wage and price controls and other policies in order to influence the course of Brazil’s economy. Economic weakness could be prolonged or become more severe in the future. Continued economic weakness and intervention by the Brazilian government in the Brazilian economy may lead to shortfalls in our revenues and have an adverse impact on the market value of our common stock or ADSs.

Our Venezuela operations are subject to adverse political and economic conditions.

We have grown our operations in Venezuela and may continue growing in that country if and when opportunities arise. The success of this growth has resulted in a significant portion of our assets being dependent on Venezuela’s economic, social, and political environment. The Republic of Venezuela has been experiencing political and economic turmoil, including labor strikes and demonstrations. The implications and results of the political, economic and social instability in Venezuela are uncertain at this time, but the instability could have an adverse effect on our business. Venezuela also imposes foreign exchange controls that limit our ability to convert local currency into U.S. dollars and transfer excess funds out of Venezuela. Changes in existing regulations or the interpretation or enforcement of those regulations could restrict our ability to receive U.S. dollar payments. The exchange controls could also result in an artificially high value being placed on the local currency. As our business in Venezuela continues, our operations are expected to continue to be generally affected by political factors such as changes in Venezuela’s government, leadership and economic policy.

Mexican political and economic conditions may have a direct and adverse impact on our Mexican operations.

Because a part of our operations and customers are located in Mexico, our financial condition and results of operations are in part dependent on the Mexican economy and political climate.

In recent history, Mexico has experienced periods of slow or negative economic growth, high inflation and large devaluations in the Mexican peso. Similar events in the future could adversely affect our Mexican operations and our results of operations or financial condition in general.

The Mexican national elections held in July 2000 ended 71 years of rule of the Institutional Revolutionary Party with the election of president Vicente Fox, a member of the National Action Party, and resulted in the increased representation of opposition parties in the Mexican Congress and in mayoral and gubernatorial positions. Such multi-party rule is still relatively new in Mexico and could result in economic or political conditions that materially and adversely affect our business and operations in Mexico.

FORWARD-LOOKING STATEMENTS

This document and documents referred to or incorporated by reference in this document contain forward-looking statements about us, Masisa and the proposed combined company that are not historical facts but, rather, are statements about future expectations. When used in this document, the words “anticipates,” “believes,” “expects,” “intends,” “should,” “plans,” “estimates” and similar expressions as they relate to us, Masisa or the combined company or our management or the management of Masisa or the combined company are intended to identify forward-looking statements. We believe that our expectations are based on reasonable assumptions. However, these forward looking statements are based on our management’s current views and assumptions and may be influenced by factors that could cause actual results, performance or events to be materially different from those projected. These forward-looking statements are subject to numerous risks and uncertainties. Important factors could cause actual results, performance or events to differ materially from those in the forward-looking statements. Some of these factors are beyond our control or the control Masisa or the combined company. These factors include, but are not limited to:

•	increases or decreases in the global wood products production capacity,

•	future demand for forestry and wood products in Chilean and export markets,

•	changes in market prices,

•	general economic, market and business conditions,

•	the effects of competition on us,

•	the maintenance of relationships with our customers,

•	significant economic or political developments in Chile, particularly developments affecting the forestry and wood products industries and the relative value of the Chilean peso compared to other currencies,

•	inflation,

•	increases in interest rates,

•	changes in the regulation of the forestry industry and of the environment in general,

•	timing and conditions of the shareholder approvals required to complete the merger described in this information statement and prospectus, and

•	other factors which are described under “Part Two—Risk Factors.”

The actual results of our performance or the performance of Masisa or the combined company could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, we cannot assure you that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on our results of operations and financial condition or the results of operations and financial condition of us, Masisa or the combined company.

T HE MERGER

The Parties

When we describe our business, including in the description under the caption “Terranova”, below, we are referring to Terranova S.A. and its consolidated subsidiaries. Masisa S.A. is one of our consolidated subsidiaries and when we describe Terranova we include Masisa and its consolidated subsidiaries in that description. When we refer to Masisa S.A. or Masisa, we mean Masisa and its consolidated subsidiaries, separate from the other businesses of Terranova.

Terranova

Terranova is a sociedad anónima abierta, or publicly-held corporation, organized under the laws of Chile with total net consolidated sales in 2003 of US$480.1 million. We cultivate and manage forestry assets, supply raw materials such as saw logs, pulp logs and chips to our industrial affiliates, and operate sawmills and solid wood product manufacturing and board plants. We own, lease or manage 389,962 hectares of forests in Chile, Brazil, Argentina and Venezuela, 259,633 hectares of which are planted with renewable trees. Terranova is a producer of solid wood doors, mouldings, interior rails, stiles and components and finger-joint mouldings for the United States market. We also produce board products in Venezuela for the Mexican, Venezuelan and Colombian markets, and through our subsidiary Masisa for markets in Chile, Argentina, Brazil, Mexico and the United States. Our principal production facilities are located in Chile, Venezuela, Argentina and Brazil. We also have smaller production facilities in Mexico and the United States. The principal markets for our products are the United States, Chile, Mexico, Brazil, Argentina and Venezuela.

Masisa

Masisa S.A. is a sociedad anónima abierta organized under the laws of Chile. Masisa is a leading producer of particle board, MDF and OSB in Latin America, with US$281.8 million in total net consolidated sales in 2003. Masisa’s production facilities are located in Chile, Argentina, Brazil and Mexico, and the principal markets for its products are Chile, Argentina, Brazil, Mexico and the United States. The principal consumers for both particle board and MDF are the furniture manufacturing and construction industries, and the principal consumers for OSB are the construction and packaging industries. Masisa also sells complementary products, such as board finishes and wood doors. Through its subsidiaries Forestal Tornagaleones S.A. and Masisa do Brasil Ltda, Masisa sells timber and other wood products and manages 105,848 hectares of forest properties in Chile, Argentina and Brazil.

General Information Concerning the Merger

Once the merger is effective, Masisa will be combined with and into Terranova. We will be the surviving corporation in the merger, and Masisa will cease to exist as a separate entity.

Each share of Masisa common stock, including shares underlying the Masisa ADSs, issued and outstanding immediately prior to the effective date of the merger will be converted into the right to receive 2.56 Terranova shares. However, no fractional shares or ADSs will be issued to Masisa shareholders in the merger. Masisa shareholders and ADS holders will be entitled to a cash payment instead of fractional Terranova shares or fractional Terranova ADSs as described below under “—No Fractional Shares.”

Background of the Merger

Our relationship with Masisa began on January 3, 2001, when Forestal Terranova S.A. (“Forestal Terranova”) entered into a subscription agreement with Masisa pursuant to which Forestal Terranova subscribed and paid for 81,084,916 newly issued shares of Masisa for an aggregate purchase price of Ch$22,703,776,480, or Ch$280 per share. Forestal Terranova had acquired rights to subscribe for those shares as a result of a series of agreements entered into in August and October 2000 among Forestal Terranova, Inversiones Pathfinder Chile

S.A., the then ultimate beneficial controlling shareholder of Masisa (“Pathfinder”), Inversiones Coigüe Dos S.A. (“Coigüe Dos”), a subsidiary of Pathfinder, and Maspanel S.A. (“Maspanel”), a subsidiary of Coigüe Dos and the then direct controlling shareholder of Masisa through which Pathfinder exercised control. Pursuant to those agreements, Pathfinder, Coigüe Dos and Maspanel assigned to Forestal Terranova the right to exercise preemptive rights to subscribe for Masisa shares, which they had received as a result of a capital stock increase by Masisa in November 2000. The subscription price of the newly issued Masisa shares was paid for by Forestal Terranova with the proceeds of the sale to Masisa of its Chilean board plant, Fibranova S.A. As a result of its subscription for Masisa shares, Forestal Terranova held an 8.8% interest in Masisa.

On July 22, 2002, Forestal Terranova entered into a stock purchase agreement with Maspanel, under which Forestal Terranova purchased from Maspanel 400,776,639 shares of Masisa for a total purchase price of Ch$101,516,722,659, or Ch$253.3 per share. As a result of that purchase, Forestal Terranova held a 51.90% interest in, and effective control of, Masisa.

As agreed between Forestal Terranova and Maspanel in connection with the stock purchase, on July 22, 2002, Juan Obach González, Felix Bacigalupo Vicuña, Scott Perry, José Ignacio Letamendi Arregui and Julian Sánchez del Valle resigned from their respective positions on Masisa’s board of directors. They were replaced by the following nominees of Terranova: Julio Moura, Jaime Fernández Hernández, Patrick A. Nielson, Jorge Carey Tagle and Patricio Reyes Urrutia. Mr. Moura and Mr. Fernández were named Chairman and Vice-President of the board, respectively.

In November 2002, Mr. Moura and Mr. Fernández, began to consider a potential merger between Forestal Terranova and Masisa. During the first two weeks of December, a limited group of board members from Forestal Terranova and Masisa and the Chief Executive Officer of Masisa, met to explore the complementary strengths of Forestal Terranova and Masisa and the possible benefits of a merger, along with the structure and terms of a potential transaction. Legal and financial advisers were asked to advise these board members on the possible structures for a transaction, methods for calculating an exchange ratio, tax and accounting issues and required regulatory approvals.

On December 19, 2002, Mr. Moura, as Chairman of the boards of each of Forestal Terranova and Masisa, presented to each respective board a proposal to study a merger or other business combination of the two companies. After discussion of issues related to such a proposed business combination, each board authorized their officers to engage independent financial advisors to assist the respective boards in their consideration of a possible transaction. Terranova engaged as its financial advisor the firm of Booz Allen Hamilton, the same firm Terranova had used in connection with its purchase of its majority interest in Masisa in 2002, as described above. Masisa engaged as its financial advisor the firm of JPMorgan with whom it had worked on previous transactions. The decision of the two boards to engage separate financial advisors was due principally to the fact that Terranova’s control relationship with Masisa was still relatively new in December 2002, and each company at that time continued to use advisors with which they had existing relationships.

Separately, the boards of directors of each of Terranova and Masisa determined that it was in the best interests of their respective companies to identify and benefit from the synergies between their complementary operations and product mixes. As part of that process, Terranova and Masisa entered into a management services agreement, effective as of January 1, 2003, pursuant to which Masisa assumed the management of Fibranova C.A. in Venezuela. Under that agreement, Forestal Terranova retains ownership of the land, land rights, plant and equipment and Masisa manages the production process as well as the marketing and distribution of the finished products for a management fee equal to 8.0% of Fibranova C.A.’s operating profits. For more information on the terms of this agreement, see “Part Four—Information About Terranova—Related Party Transactions.” The management services agreement was reviewed and approved by each company’s Comité de Directores, a board committee that is required by Chilean law to review related party transactions.

On January 30 and 31, 2003, the boards of directors of each of Forestal Terranova and Masisa, respectively, met to consider a proposed merger structure and the exchange ratio. On January 30, Terranova’s board determined that the merger would be in the best interests of its shareholders and approved the proposed terms of the merger. On January 31, after considering the merits of the proposals, the Masisa board did not reach unanimous agreement with respect to the proposed exchange ratio and determined that it would not proceed to call an extraordinary shareholders meeting to approve a merger at that time.

In March 2003, Forestal Terranova implemented changes to its management and board and to the management and board of Masisa for the purpose of putting in place in the top executive officer positions of Forestal Terranova individuals that would bring experience and knowledge of Masisa’s business as well as the management expertise necessary to fill vacancies in its own management structure. In that regard, on March 5, 2003, at the direction of Forestal Terranova, Gonzalo Zegers resigned as Chief Executive Officer of Masisa and assumed the positions of Executive Vice-President of Masisa’s board of directors and Chief Executive Officer of Forestal Terranova. Eduardo Vial, formerly the Chief Operating Officer of Masisa, was appointed as Masisa’s new Chief Executive Officer. On the same date and also at the direction of Forestal Terranova, Mr. Fernández and Mr. Reyes resigned from their positions of Vice-President and Director, respectively, of the Masisa board. Mr. Fernández retained his position as a Director and Mr. Reyes retained his position of Secretary of the Masisa board. In March 2003, Alejandro Droste resigned from his position as Chief Financial Officer of Masisa’s Brazilian subsidiary and was appointed Chief Financial Officer of Forestal Terranova.

On May 27, 2003, Forestal Terranova increased its ownership interest in Masisa to 486,861,555 shares (52.43%) of common stock through open market purchases on the Santiago Stock Exchange.

In February 2004, independent of the merger between Masisa and Terranova that was considered in greater detail in March 2004, as described below, Mr. Moura, as President of the Boards of Directors of Masisa and Terranova and Chairman of the Board and Chief Executive Officer of Nueva Holding, Inc. (“GrupoNueva”), approached the chief executive officer of Louis Dreyfus Holding Company, Inc. (“Dreyfus”) to discuss a possible business combination with, or purchase of, Dreyfus’ South American boards production and related businesses (the “Boards Businesses”). This approach to Dreyfus by Mr. Moura was made at this time because it appeared based on regular course industry research conducted by Terranova and Masisa to be an opportune time to acquire assets in a market experiencing overcapacity. This possible acquisition of the Boards Businesses was not considered an alternative to the merger between Terranova and Masisa, and neither the possible acquisition nor the Terranova and Masisa merger were contingent on the other occurring. Dreyfus’ chief executive officer expressed an interest and the two executives met in February 2004 to discuss the structure such a transaction could take.

In March 2004, Mr. Moura, as Chairman of the boards of Terranova and Masisa, together with other members of each respective board, Gonzalo Zegers, Alejandro Droste, Carlos Marin, the Chief Financial Officer of Masisa, and Patricio Reyes, renewed discussion regarding the possibility of a merger between us (as successor to Forestal Terranova) and our majority-owned subsidiary, Masisa. In March 2004, Terranova and Masisa also began considering engaging an outside advisor for the purpose of conducting a discounted cash flow valuation of each such company for use in the proposed two-way merger under Chilean law and consistent with merger practice.

On March 10 and March 11, 2004, respectively, Masisa’s and Terranova’s boards authorized engaging JPMorgan to prepare a valuation analysis of each of Terranova and Masisa on a discounted cash flow basis for use in connection with evaluating and planning the merger of the two companies.

At those same meetings, on March 10 and 11, 2004, Mr. Moura disclosed his conversations with Dreyfus to the Boards of Directors of each of Masisa and Terranova, respectively, and obtained authorization to continue these discussions. At these same board meetings, the respective Boards of Directors authorized providing proprietary confidential information to JPMorgan in connection with that analysis. In late March 2004, Mr. Moura, as President of Terranova and Masisa, proposed to Dreyfus that because Terranova and Masisa were already independently discussing a merger with each other, Dreyfus exchange its assets in the Boards Businesses for participation in a possible business combination.

In late March 2004, Dreyfus proposed that it would also engage JPMorgan to conduct a discounted cash flow valuation of its Boards Businesses in order to assist with the process of establishing the consideration to be received by Dreyfus. Because Terranova and Masisa had each authorized GrupoNueva to engage JPMorgan as well, as described above, GrupoNueva and Dreyfus agreed that JPMorgan would conduct the valuation of Terranova, Masisa and the Boards Businesses in order to facilitate a possible transaction among the parties. Terranova and Masisa intended to use the valuations of each other for purposes of their separate two-way merger, and, if an agreement was ultimately reached with Dreyfus, in that transaction as well. For a summary of JPMorgan’s valuation analysis, see “—Discounted Cash Flow Analysis of JPMorgan.”

During the months of May through July, legal counsel for Masisa and Terranova and for Dreyfus discussed among themselves and with JPMorgan alternative deal structures for an acquisition of the Dreyfus Boards Businesses, including a possible merger transaction. At the end of July, JPMorgan completed the results of its valuation analysis.

From March through August 2004, an expanding group of executive officers of Terranova and Masisa which included Mr. Zegers, Mr. Droste, Mr. Marin, Mr. Reyes, Eduardo Vial and Italo Rossi, the Chief Marketing Officer of Masisa, as well as Mr. Moura, Patrick A. Nielson and Ronald Degan of the Terranova and Masisa boards, met and discussed various matters relating to the proposed merger, including the possible structures, the exchange ratio, tax and accounting issues and required regulatory approvals. Because Terranova and Masisa had worked closely together as a parent and consolidated subsidiary, respectively, the management of the two companies worked together during this time to determine the most advantageous structure for the transaction.

As a result of these discussions, the same executive officers and directors agreed to propose to the boards of Terranova and Masisa that the two companies be combined in a statutory merger under Chilean law as a result of which Terranova would be the surviving entity. They also agreed to propose to the boards an exchange ratio based on discounted cash flow values of each company to be determined by the directors at the board meetings taking into account the valuation analysis prepared by JPMorgan on a discounted cash flow basis. As a result of the close working relationship of Terranova and Masisa described above, this working group of officers and directors arrived at these proposals through close consultation and discussion. Neither this working group nor anyone else on behalf of either Terranova or Masisa engaged in a negotiation process with respect to this proposed merger nor were counter offers or proposals made with respect to the structure or other terms of the merger or the exchange ratio. For more information regarding the terms and conditions of the merger, including those provided by Chilean law, see “—No Merger Agreement; Statutory Merger.”

On August 25, 2004, the board of directors of Terranova and Masisa each held a special meeting to consider the proposed transaction. At the Masisa board meeting, Masisa’s board considered the proposal by Masisa’s management that Masisa and Terranova be combined in a Chilean statutory merger as a result of which Terranova would be the surviving company. Masisa’s directors evaluated the expected benefits of and the strategic reasons for the proposed merger. After management’s presentation regarding the strategic reasons for and benefits of the proposed merger, JPMorgan presented its discounted cash flow analysis of the values of the two companies. The board then considered the discounted cash flow value ranges of the two companies taking into account the valuation analysis prepared by JPMorgan. Mr. Moura, as President of the board, then proposed an exchange ratio of 2.47 shares of Terranova for each share of Masisa exchanged in the merger. This exchange ratio was based primarily on the mid-point discounted cash flow values presented by JPMorgan. Ignacio Guerrero and Isidoro Palma, the two directors elected by minority shareholders to Masisa’s board, expressed their opinion that such an exchange ratio was too low and that an exchange ratio based on the closing trading prices of Terranova’s and Masisa’s shares on August 24, 2004, would result in an exchange ratio of approximately 2.83 shares of Terranova for each share of Masisa. The board discussed the two proposed exchange ratios, the low liquidity of Chilean public markets for shares and the reliability of public trading prices as measures of the values of Terranova and Masisa, and the extent to which public trading prices should be taken into account in setting the exchange ratio to propose to their shareholders. In its discussion of the public trading prices for Terranova shares and Masisa shares, the board also discussed the possibility that Terranova’s shares trade at a discount as a result of being, in part, a holding company. A holding company is said to trade at a discount when its market capitalization is less than the sum of the investments, or subsidiaries, that it holds. Following this discussion, Mr. Moura proposed an exchange ratio of 2.56 shares of Terranova for each share of Masisa as an exchange ratio which took into consideration both the value of the companies determined on a discounted cash flow basis as well as the current market prices for each company’s shares, and taking into account the low liquidity of the Chilean public market for shares and the possibility that Terranova’s shares trade at a holding company discount. No other offers or counter offers were made with respect to the merger proposal. For more information regarding the factors considered by Masisa’s board during its evaluation of the proposed merger and the exchange ratio, see “—Reasons for the Merger—Recommendation of Masisa’s Board of Directors.” For a summary of the discounted cash flow valuation analysis, see “—Discounted Cash Flow Valuation Analysis of JPMorgan.”

After due consideration, Masisa’s board determined that the proposed exchange ratio was fair to the shareholders of Masisa and that the merger was in the best interests of its shareholders. The Masisa directors then unanimously approved proposing to Masisa’s shareholders at an extraordinary shareholders meeting the statutory merger of Masisa into Terranova with Terranova as the surviving entity. The Masisa board also approved, by a vote of five in favor and two abstentions, the exchange ratio of 2.56 shares of Terranova common stock for each share of Masisa common stock. The two abstaining directors, Ignacio Guerrero and Isidoro Palma, cited as their reasons for abstaining the same reasons stated in support of their proposed exchange ratio of 2.83 shares of Masisa for each share of Terranova, as discussed above.

On August 25, 2004, Terranova’s board also met to consider the proposed merger. The proposal by Terranova’s management to its board set forth materially the same projected benefits of combining the two companies as Masisa’s management had presented to Masisa’s board. Terranova’s board also considered the JPMorgan presentation of its discounted cash flow analysis of the values of the two companies. In evaluating the proposal, Terranova’s board considered various factors. The following is a list of all of the factors that were material to Terranova’s board in its evaluation of the proposed merger:

•	the merger is expected to solidify the position each of the individual companies has in its respective markets, creating a stronger consolidated Latin American forestry company with a strong forestry and industrial asset base and a significant position in both the U.S. and Latin American markets,

•	detailed information regarding the benefits of a possible merger including, among others, the merged company’s expected ability to more fully utilize Terranova’s forestry assets to supply the different but complementary raw wood materials needs of Terranova’s and Masisa’s production plants, potential cost savings resulting from the expected ability of the merged company to specialize its plants, achieve greater economies of scale, and reduce overhead through projected operational and corporate administrative synergies,

•	Terranova’s business, financial condition, results of operations and prospects, including but not limited to, its potential growth, development, productivity and profitability,

•	the current and prospective environment in the markets in which Terranova’s businesses compete, including economic conditions in the United States, Chile, Mexico, and other Latin American countries,

•	the value of each of Terranova and Masisa as determined by the board taking into account the valuation analysis prepared by JPMorgan on a discounted cash flow basis,

•	information concerning the business, financial condition, results of operations and prospects of Masisa,

•	the value to be paid by Terranova to Masisa’s shareholders based on the value of each company determined as described above and with reference to the trading prices of each company’s shares on the exchanges on which they trade and on the trading day immediately preceding the board meeting and taking into account the possibility that Terranova’s shares trade at a holding company discount.

•	the compatibility of the respective companies and management philosophies and the results achieved by the management of each company in the process of working more closely together during 2003 and

2004 to achieve synergies from their complementary assets, operations and product mixes through support services, management and commission sales agreements entered into since the fourth quarter of 2002 (see “Part Four—Information About Terranova—Related Party Transactions”),

•	the legal and corporate procedures that would be required in completing the proposed merger,

•	the likelihood that the merger will be consummated, and

•	the risks associated with not achieving any or all of the expected synergies and other benefits expected to be derived from the merger.

After due consideration, Terranova’s board determined that the proposed exchange ratio in the merger was fair to, and that the merger was in the best interests of, its shareholders. The Terranova directors then unanimously approved proposing to Terranova’s shareholders at an extraordinary shareholders meeting, the statutory merger of Masisa into Terranova with Terranova as the surviving entity, and an exchange ratio of 2.56 shares of Terranova common stock for each share of Masisa common stock.

The management of both Terranova and Masisa believe that merging the two companies with complementary strengths, assets and product mixes will create a stronger and more competitive Latin American forestry company that is better able to utilize their combined forestry, production and marketing assets. The management of each company further believes that the merger will create significant possibilities for additional revenue generation, synergies and cost savings not possible for the two companies as separate entities. Based on their respective analyses, the management of Terranova and Masisa each expect that the merged company can achieve the following synergies:

•	Marketing synergies with a net present value of approximately US$ 5 million resulting from cross-selling of Masisa’s products in the United States through Terranova Forest Products, and the cross-selling of Terranova’s solid wood products in Masisa’s Latin American markets, primarily through Placacentros. Placacentros are retail furniture supply stores which are franchised by Masisa, but are independently owned and operated, and which offer a wide variety of products that can be used by carpenters and artisans to manufacture furniture.

•	Operational synergies with a net present value of approximately US$ 8 million resulting from the implementation of improved plantation and forestry management practices.

•	Finance synergies with a net present value of approximately US$ 12 million resulting from the expected ability to more quickly utilize accumulated tax losses.

•	Additional operational synergies with a net present value of approximately US$ 7 million resulting from the specialization of the merged company’s production facilities, economies of scale and reduction of overhead through centralized operations.

In October 2004, discussions among Terranova, Masisa and Dreyfus were terminated. The termination of the discussions regarding a potential transaction with Dreyfus had no effect on the two-way merger of Terranova and Masisa. The two-way merger had always been contemplated as a separate transaction.

Reasons for the Merger

Recommendation of Masisa’s Board of Directors

Masisa’s board has approved the terms and conditions of the merger and has determined that the merger is fair to, and in the best interests of, Masisa’s shareholders. The board of Masisa, therefore, recommends that Masisa shareholders vote FOR approval of the merger. See “—Background of the Merger.”

In reaching its determination that the terms and conditions of the merger, including the exchange ratio, are fair to, and in the best interests of, Masisa and Masisa’s shareholders, the Masisa board considered a number of factors, both from a short-term and a long-term perspective. The following are all of the material factors Masisa’s board considered:

•	the merger is expected to solidify the position each of the individual companies has in its respective markets, creating a stronger consolidated Latin American forestry company with a strong forestry and industrial asset base and a significant position in both the U.S. and Latin American markets,

•	detailed information regarding the benefits of a possible merger including, among others, the merged company’s expected ability to more fully utilize Terranova’s forestry assets to supply the different but complementary raw wood materials needs of Terranova’s and Masisa’s production plants, potential cost savings resulting from the expected ability of the merged company to specialize its plants, achieve greater economies of scale, and reduce overhead through projected operational and corporate administrative synergies (see “—Background of the Merger”),

•	Masisa’s business, financial condition, results of operations and prospects, including but not limited to, its potential growth, development, productivity and profitability,

•	the current and prospective environment in the markets in which Masisa’s businesses compete, including economic conditions in the United States, Chile, Mexico, and other Latin American countries,

•	the value of each of Terranova and Masisa as determined by the board taking into account the valuation analysis prepared by JPMorgan on a discounted cash flow basis,

•	information concerning the business, financial condition, results of operations and prospects of Terranova,

•	the value to be received by Masisa’s shareholders based on the fair value of each company determined as described above and the trading prices of each of the companies’ shares on the exchanges on which they trade and on the trading day immediately preceding the board meeting,

•	the compatibility of the respective companies and management philosophies and the results achieved by the management of each company in the process of achieving synergies from their complementary assets, operations and product mixes through arms-length support services, management and commission sales agreements entered into since the fourth quarter of 2002 (see “Part Four—Information About Terranova—Related Party Transactions”),

•	the legal and corporate procedures that would be required in completing the proposed merger,

•	the likelihood that the merger will be consummated, and

•	the risks associated with not achieving any or all of the expected synergies and other benefits expected to be derived from the merger.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Masisa’s board did not find it useful, and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, except as noted above, Masisa’s board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors. This analysis included thorough discussion with, and questioning of, Masisa’s management with respect to the financial considerations and each factor described. It also included discussion with and questioning of Masisa’s management and JPMorgan with respect to JPMorgan’s presentation of its valuation analysis of each of Terranova and Masisa, which was prepared on a discounted cash flow basis. In the course of this analysis, Masisa’s directors relied primarily upon the experience and advice of its management as well as their own assessment of the factors underlying the value of each of Terranova and Masisa as determined by the board taking into account the valuation analysis, prepared by JPMorgan on a discounted cash flow basis, and the recent prices for Terranova and Masisa shares in the public market. In considering the factors discussed above, individual members of Masisa’s board may have given different weight to different factors.

Masisa’s board considered all these factors as a whole, and overall considered the factors to be favorable, and to support its determination that the merger is fair to, and in the best interest of, its shareholders.

Terranova

Our decision to combine with Masisa in the proposed merger is consistent with our strategy to create a more balanced asset, operations and product mix with a strong and competitive presence in our principal markets, including the United States, Mexico, Chile and other Latin American countries. Additionally, we believe the merger will enable us to achieve operational and administrative cost savings, greater efficiencies through the joint marketing and cross-selling of our two companies’ products and expanding our respective distribution networks. We believe that the cost savings anticipated from the merger will result in higher revenues and earnings and thereby increase shareholder value. For more information regarding our reasons for merging with Masisa, see “—Background of the Merger.”

Discounted Cash Flow Valuation Analysis of JP Morgan

JPMorgan was retained to perform certain valuation analyses with respect to Terranova and Masisa.

On August 25, 2004, JPMorgan presented the results of its valuation analyses to the Board of Directors of both Terranova and Masisa. JPMorgan’s analysis was prepared for the use of the respective managements and Boards of Directors of Terranova and Masisa, does not address the fairness of the exchange ratio in the Merger and does not constitute a recommendation to Terranova, Masisa or any other person with respect to the Merger or to any stockholder of Masisa or Terranova as to how such stockholder should vote with respect to the Merger.

The following is a summary of the equity values for Terranova and Masisa estimated by the valuation analysis.

Summary Discounted Cash Flow Valuation Ranges (1)
	Low	High	Mid-point
	(millions of US$)
Terranova	760	916	838
Masisa	454	529	490

(1)	High and low ranges based on +0.5% and -0.5% of calculated discount rate for each business.

In performing its valuation analyses, JPMorgan, among other things:

•	reviewed certain publicly available business and financial information concerning Terranova and Masisa and the industries in which they operate;

•	reviewed certain internal financial analyses and forecasts prepared by the managements of Terranova and Masisa relating to their respective businesses; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of performing its valuation analyses.

JPMorgan also held discussions with certain members of the management of Terranova and Masisa with respect to the past and current business operations of Terranova and Masisa, the financial condition and future prospects and operations of Terranova and Masisa, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to or discussed with it by Terranova and Masisa or otherwise reviewed by JPMorgan. JPMorgan did not conduct and was not furnished any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of Terranova or Masisa under any laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Terranova and Masisa to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based.

The projections furnished to JPMorgan for Terranova and Masisa were prepared by the respective managements of each company. Neither Terranova nor Masisa publicly discloses internal management projections of the type provided to JPMorgan in connection with JPMorgan’s valuation analyses, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

JPMorgan’s valuation analyses are based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the presentation of such analyses to the respective Boards of Directors of Terranova and Masisa. Subsequent developments may have affected or may hereafter affect such analyses, and JPMorgan does not have any obligation to update, revise, or reaffirm such analyses. JPMorgan has expressed no opinion as to the fairness of the exchange ratio in the Merger, the underlying decision by Terranova and Masisa to engage in the Merger, the price at which Terranova’s Common Stock or Masisa’s Common Stock will trade at any time, whether before or after the closing of the Merger, or any other matter.

The financial analyses conducted by JPMorgan for the purpose of determining the equity value for Terranova’s Common Stock and Masisa’s Common Stock, respectively, consisted of a sum of the parts discounted cash flow analysis with respect to each of Terranova and Masisa. Based upon financial projections prepared by the respective managements of Terranova and Masisa, JPMorgan calculated the unlevered free cash flows expected to be generated during fiscal years 2004 through 2013 by the following entities or businesses: Terranova (unconsolidated) and its subsidiaries, Terranova Forest Products, Terranova Venezuela, Andinos C.A., Fibranova C.A., Terranova Brazil, Terranova Mexico, and Terranova Colombia; and Masisa (unconsolidated) and its subsidiaries, Masisa Argentina, Masisa Brazil, Masisa Brazil’s forestry operations, Masisa Mexico, Masisa Peru, and Forestal Tornagaleones (unconsolidated) and Forestal Argentina. JPMorgan also calculated a range of terminal asset values of each of such entities or businesses, respectively, at the end of the ten-year period ending in 2013, by adding a year to the relevant projections, adjusting the respective unlevered free cash flow to reflect normalized margins and investment requirements, and applying a perpetual growth rate ranging from 1% to 3% of the unlevered free cash flow. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates which were chosen by JPMorgan based upon an analysis of the weighted average cost of capital of the respective entity or business valued. The discount rates applied were as follows with respect to the Terranova entities and businesses:

•	from 7.4% to 10.5% in the case of Terranova (unconsolidated) (7.4% to 9.4% in the case of forestry operations and 8.5% to 10.5% in the case of industrial operations)

•	from 7.2% to 9.2% in the case of Terranova Forest Products

•	from 12.7% to 14.7% in the case of Terranova Venezuela

•	from 14.1% to 16.1% in the case of Fibranova C.A.

•	from 14.1% to 16.1% in the case of Andinos C.A.

•	from 12.3% to 15.7% in the case of Terranova Brazil (12.3% to 14.3% in the case of forestry operations and 13.7% to 15.7% in the case of industrial operations)

•	from 8.9% to 10.9% in the case of Terranova Mexico

•	from 11.5% to 13.5% in the case of Terranova Colombia.

The discount rates applied were as follows with respect to the Masisa entities and businesses:

•	from 8.5% to 10.5% in the case of Masisa (unconsolidated)

•	from 17.0% to 19.0% in the case of Masisa Argentina (to calculate the terminal asset values of Masisa Argentina, JPMorgan used a lower discount rate of 13.6% to 15.6%)

•	from 13.7% to 15.7% in the case of Masisa Brazil

•	from 12.3% to 14.3% in the case of the forestry operations of Masisa Brazil

•	from 8.9% to 10.9% in the case of Masisa Mexico

•	from 11.3% to 13.3% in the case of Masisa Peru

•	from 7.4% to 9.4% in the case of Tornagaleones unconsolidated

•	from 15.6% to 17.6% in the case of Forestal Argentina (to calculate the terminal asset values of Forestal Argentina, JPMorgan used a lower discount rate of 12.3% to 14.3%).

The present value of the unlevered free cash flows and the range of terminal asset values for such entities or businesses were then adjusted for the respective amounts of estimated excess cash and total debt as of June 30, 2004. In the case of Terranova (unconsolidated), because of the materiality of the existing tax losses, JPMorgan estimated the present value of such tax losses separately, but using assumptions consistent with availability of taxable income of Terranova during the periods projected.

Based on the management projections and the discount rates referred to above, the discounted cash flow analysis indicated a range of equity values of between US$760 million and US$916 million for Terranova’s Common Stock on a stand-alone basis (i.e., without synergies). Based on the management projections and a discount rates referred to above, the discounted cash flow analysis indicated a range of equity values of between US$454 million and US$529 million for Masisa’s Common Stock on a stand-alone basis (i.e., without synergies). The equity values were derived solely from the discounted cash flow analysis. There were no additional analyses used in order to derive the equity values nor were any exchange ratios derived from the equity values.

The summary set forth above is a materially complete description of the material analyses or data presented by JPMorgan. However, the preparation of valuation analyses is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to prepare valuation analyses of Terranova and Masisa on the basis of such experience and its familiarity with Terranova and Masisa.

JPMorgan and its affiliates maintain banking and other business relationships with GrupoNueva, Terranova, Masisa and their respective affiliates. In connection with the such services, Terranova and Masisa paid JPMorgan and its affiliates an aggregate amount of US$863,095 in fees and expenses during 2003 and 2004. Additionally, if the merger of Terranova and Masisa is successful, Terranova and Masisa will each pay to JPMorgan a success fee of US$125,000.

In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of GrupoNueva, Terranova or Masisa for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Prospective Financial Information

The respective managements of Terranova and Masisa furnished JPMorgan with projections in July 2004 for the purpose of JPMorgan preparing a valuation analysis of each company. Neither Terranova nor Masisa publicly discloses internal management projections of the type provided to JPMorgan in connection with JPMorgan’s valuation analysis, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to the then prevailing general economic and competitive conditions and interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

Terranova and Masisa provided JPMorgan with projections by country and business line defined for the valuation analysis. JPMorgan used these projections to prepare its sum of the parts discounted cash flow valuation. The summary below includes all material information contained in those projections as well as the material assumptions underlying those projections for Masisa and Terranova, respectively. The projections provided to JPMorgan contained additional immaterial information that is not included below.

Masisa

Summary Masisa Projections
	Year Ended December 31,
	2004	2005	2006
	(millions of US$)
Net sales
Masisa Chile	121.5	147.8	154.0
Masisa Argentina	78.8	100.3	104.2
Masisa Brazil	111.3	103.2	105.3
Masisa Mexico	43.4	46.8	51.2
Masisa Peru (1)	16.6	18.1	19.4
Masisa Forestry (2)	15.8	18.6	21.8
EBIT (3)
Masisa Chile	10.8	19.3	20.8
Masisa Argentina	4.6	10.0	12.1
Masisa Brazil	32.9	20.8	19.0
Masisa Mexico	6.7	7.3	7.2
Masisa Peru (1)	2.0	2.3	2.6
Masisa Forestry (2)	1.2	1.4	1.8
EBITDA (4)
Masisa Chile	22.9	32.1	34.1
Masisa Argentina	13.7	19.9	22.5
Masisa Brazil	39.6	27.8	26.2
Masisa Mexico	7.7	8.3	8.3
Masisa Peru (1)	2.0	2.3	2.6
Masisa Forestry (2)(5)	6.2	7.5	8.5

(1)	Masisa Peru includes Ecuador.
(2)	Includes Forestal Tornagaleones, Forestal Argentina and Masisa Brazil’s forestry operations.
(3)	EBIT is defined as Operating Income (Net sales less Cost of Sales less Selling and Administrative Expenses).
(4)	EBITDA is defined as Operating Income plus Depreciation.
(5)	EBITDA for forestry operations is defined as Operating Income plus Depletion. Depletion is the cost of the harvested timber which does not represent a cash outlay.

The principal assumptions Masisa’s management used for the preparation of the projections furnished to JPMorgan included:

•	Stand-alone operation. The projections do not incorporate the effects of the proposed merger.

•	Exchange rates. The projections were made in nominal U.S. dollars which implied constant real exchange rates.

•	Market Growth. The projections assumed growth rates in Chile in line with expected GDP growth of 5%. In Argentina, the projections assumed a strong market recovery returning to pre-Argentina 2002 crisis levels by 2006. In Brazil, the projections assumed the MDF market increased by approximately 20% and 15% in 2005 and 2006, respectively. In Mexico, the board market is assumed to grow by approximately 7-8% in 2005 and 2006.

•	Prices. Prices were assumed to remain stable in real terms except: i) considering that OSB prices were historically high in 2004, the projections assumed OSB export prices from Brazil would decrease by approximately 29% in 2005 and 21% in 2006, resulting in price levels more consistent with historical levels; ii) in Argentina, MDF and particle board prices were assumed to increase by approximately 8% and 4%, respectively, in 2005; and iii) MDF mouldings export prices from Chile and Argentina were assumed to decrease by 5% and 3%, respectively, in 2005, due to a more competitive environment in the U.S. market .

•	Production levels. No relevant capacity increases were assumed except for production increases in all the MDF mouldings facilities, reaching full capacity utilization rates by 2006 in Chile and by 2005 in Argentina.

•	Productivity levels of labor and equipment. No significant gains in productivity were assumed.

•	Input costs and availability. The projections assumed no significant change in production and raw materials costs.

•	Capital Expenditures. The projections assumed normal maintenance capital expenditure levels of approximately 30% of annual depreciation for our industrial operations, except the MDF moulding capacity expansion projects in Argentina and Chile amounting to approximately US$4.7 million in 2004 and 2005.

•	Working Capital Investments. No significant changes in working capital investments were assumed. Working capital levels were assumed to remain consistent with net sales growth.

•	Timber Harvest. The projections assumed timber harvests generally following the age profile of the plantations.

Terranova

Summary Terranova Projections
	Year Ended December 31,
	2004	2005	2006
	(millions of US$)
Net sales
Millalemu (1)	30.2	33.9	34.8
Andinos (2)	101.3	107.8	117.2
Terranova Forest Products	186.5	251.9	284.1
Terranova Venezuela (3)	11.1	14.8	14.8
Andinos C.A.(4)	16.9	18.9	20.2
Fibranova C.A.(5)	65.6	71.7	73.7
Terranova Brazil Industrial	50.6	45.8	46.7
Terranova Brazil Forestry.	11.2	12.0	12.7
Terranova Mexico	66.6	78.0	91.3
Terranova Colombia	17.8	22.0	24.3
EBIT (6)
Millalemu (1)	1.2	1.8	5.7
Andinos (2)	13.9	14.2	18.6
Terranova Forest Products	11.6	14.1	12.8
Terranova Venezuela (3)	2.7	3.4	3.1
Andinos C.A. (4)	0.8	3.0	3.3
Fibranova C.A.(5)	4.1	7.4	7.4
Terranova Brazil Industrial	12.1	6.6	9.0
Terranova Brazil Forestry.	3.9	4.3	4.7
Terranova Mexico	3.3	2.2	1.9
Terranova Colombia	2.0	2.6	2.7
EBITDA (7)
Millalemu (1)(8)	11.6	12.8	16.0
Andinos (2)	19.8	19.7	24.2
Terranova Forest Products	12.3	14.7	13.5
Terranova Venezuela (3)(8)	6.3	8.2	8.0
Andinos C.A.(4)	2.3	4.5	4.8
Fibranova C.A.(5)	11.1	14.7	14.7
Terranova Brazil Industrial	15.3	9.8	12.4
Terranova Brazil Forestry (8).	7.3	7.9	8.5
Terranova Mexico	3.6	2.5	2.2
Terranova Colombia	2.1	2.7	2.9

(1)	Millalemu is the forestry operations in Chile.
(2)	Andinos is the sawmill, solid-wood doors and finger-joint mouldings operations in Chile.
(3)	Terranova Venezuela is the forestry operations in Venezuela.
(4)	Andinos C.A. is the sawmill operations in Venezuela.
(5)	Fibranova C.A. is the board operations in Venezuela
(6)	EBIT is defined as Operating Income (Net sales less Cost of Sales less Selling and Administrative Expenses).
(7)	EBITDA is defined as Operating Income plus Depreciation.
(8)	EBITDA for forestry operations is defined as Operating Income plus Depletion. Depletion is the cost of the harvested timber which does not represent a cash outlay.

The principal assumptions Terranova’s management used for the preparation of the projections furnished to JPMorgan included:

•	Stand-alone operation. The projections do not incorporate the effects of the proposed merger.

•	Exchange rates. The projections were made in nominal U.S. dollars which implied constant real exchange rates.

•	Market Growth. The projections assumed a moderate market growth rate of approximately 2% for all products with the exception of MDF mouldings in the U.S. and boards in Venezuela. For MDF mouldings, the projections assumed a 6% annual market growth rate. In Venezuela, the projections assumed the MDF and particle board markets increased by approximately 50% and 28%, respectively, in 2004.

•	Prices. Prices were assumed to remain stable in real terms except: i) considering that finger-joint and MDF mouldings prices were relatively high in 2004 compared to prior years, the projections assumed price decreases of approximately 11% and 13%, respectively, in 2005; and ii) door prices in the U.S. market were assumed to increase by approximately 11% in 2005 as a result of improved market conditions.

•	Third-party Product Trading Activities. The projections assumed sawn wood volume sales in Mexico would increase by 15% in 2005 and 2006 due to increased trading activities. The projections also assumed finger-joint mouldings volume sales by Terranova Forest Products would increase by 9% in 2005 and 2006 due to increased trading activities.

•	Production levels. No relevant capacity increases were assumed except: i) increased production in Fibranova C.A. and Andinos C.A. was assumed as these operations reach their normal operating capacity; and ii) the solid-wood door manufacturing plant in Chile was assumed to increase its capacity utilization rate from 68% in 2004 to 88% in 2006 in order to satisfy increasing sales in the U.S. market.

•	Productivity levels for labor and equipment. No significant gains in productivity were assumed except for productivity gains in 2006 due to capital investments of approximately US$18 million made in 2005 to improve the efficiency in the finger-joint mouldings plants in Brazil and Chile.

•	Input costs and availability. The projections assumed no significant change in production and raw materials costs but lower unit transportation costs for Millalemu in 2006 compared to 2005 due to improved logistics.

•	Capital Expenditures. The projections assumed normal maintenance capital expenditure levels except: i) two projects to increase productivity in the finger-joint mouldings plants in Chile and Brazil, amounting to approximately US$14 million and approximatelyUS$4 million, respectively; and ii) investments of approximately US$7 million in 2005 to improve efficiency in Venezuela.

•	Working Capital Investments. No significant changes in working capital investments were assumed. Working capital levels were assumed to remain consistent with net sales growth.

•	Timber Harvest. The projections assumed timber harvests generally following the age profile of the plantations.

Cautionary Note Regarding Forward-Looking Statements

The projections referred to above are included in this information statement/prospectus solely because they were furnished to JPMorgan for purposes of preparing its valuation analysis of the Terranova and Masisa businesses. This information has not been prepared with a view towards compliance with published guidelines of the American Institute of Certified Public Accountants (AICPA) regarding forecasts and projections. Accordingly, this information does not include disclosure of all information required by the AICPA guidelines on projections, and the results could be materially different had the company complied with such guidelines. In addition, the information was not prepared in accordance with the published guidelines of the U.S. Securities and Exchange Commission.

Prospective investors are cautioned not to place undue reliance on these projections. These projections were prepared in accordance with Chilean GAAP, however, the company has not determined the differences between Chilean GAAP and US GAAP for any of the years presented. Prospective investors should not assume that the nature and/or amounts of reconciling differences between Chilean GAAP and US GAAP would be similar to those disclosed in the footnotes to the historical financial statements. US readers who have limited or no familiarity with Chilean GAAP are further cautioned about placing undue reliance on this information.

PricewaterhouseCoopers, Terranova’s and Masisa’s auditors, have not compiled, examined or performed any procedures with respect to the prospective financial data included in this information statement/prospectus or for any other purpose, nor have they expressed any opinion or given any form of assurance on such data or its achievability. PricewaterhouseCoopers has expressly disassociated itself from this forward looking information and, in particular, has not expressed any opinion or any form of assurance on such information. PricewaterhouseCoopers reports included elsewhere in this information statement/prospectus relate only to Terranova’s and Masisa’s historical consolidated financial statements and do not extend to prospective financial information and should not be read to do so.

The prospective financial information included in this registration statement has been prepared by, and is the responsibility of, the Company’s management. Terranova’s and Masisa’s projections do not guarantee performance. Instead, this data, which was prepared in July 2004, consists of forward-looking statements that are subject to a number of risks, uncertainties and assumptions and should be read with caution. For a discussion of some of the factors that could cause actual results to differ, see “Part Two—Risk Factors—Forward-Looking Statements” and “Part Two—Risk Factors—Risk Factors” of this document as well as Masisa’s annual report on Form 20-F for the year ended December 31, 2003 and its current reports on Form 6-K incorporated by reference into this information statement/prospectus. Terranova’s and Masisa’s projections are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and recent developments. Although these projections are presented with numeric specificity, the projections reflect numerous assumptions made by Terranova’s and Masisa’s management with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Terranova or Masisa and all of which are difficult to predict. In addition, the Terranova and Masisa projections do not take into account any of the transactions contemplated by the merger. Actual results may be materially greater or less than the projections. Accordingly, there can be no assurance that the assumptions made in preparing the Terranova and Masisa projections or the projections themselves will prove accurate. Neither Terranova nor Masisa intend to make publicly available any update or other revisions to the projections to reflect circumstances existing before or after the date of the preparation or the occurrence of future events even in the event than any or all of the assumptions underlying are shown to be in error. You should not regard the inclusion of the Terranova and Masisa projections to be a reliable prediction of future events, and you should not place undue reliance on the Terranova and Masisa projections contained in this information statement/prospectus.

Our Plans for Terranova Following the Merger

In order to achieve our strategy following the merger, and to seek to realize the synergies and other benefits we expect to result from the merger, we will reorganize the merged company into three principal business divisions:

•	Board products

•	Solid wood products, and

•	Forestry.

As part of our effort to realize efficiencies at the corporate level and across these divisions, we will create several new corporate level management officer positions within each division. We have determined that the following individuals will serve as the executive officers of the merged company and within the divisions specified.

Position	Name of Officer
Executive Officers
Chief Executive Officer	Gonzalo Zegers R.-T.
Chief Financial Officer	Alejandro Droste B.
Chief Social and Environmental Officer	Maria Emilia Correa
Chief Human Resources Officer	Miguel Oneto R.
Chief Supply Chain Officer	Fernando Errázuriz O.
General Counsel	Patricio Reyes U.
Boards Division:
Corporate Sales and Marketing Manager	Italo Rossi B.
Corporate Operations Manager	Eduardo Vial R.-T.
Solid Woods Division
Corporate Operations Manager	Tomás Morales J.
Corporate Sales and Marketing Manager	Michel Asselot C.
CEO Terranova Forest Products	George MacConnell
Forestry Division
Corporate Forestry Manager	Jorge Correa D.

For information regarding the current executive officers of Terranova, see “Part Four—Information About Terranova—Terranova Management.”

Material U.S. Tax Consequences

As more fully described in “—Material United States Tax Consequences—Material U.S. Tax Consequences of the Merger to U.S. Holders”, whether or not the merger will be a taxable transaction to a U.S. Holder (as defined) for U.S. federal income tax purposes cannot be reasonably determined until all of the Withdrawing Masisa Shareholders have given the requisite notice of the exercise of their rights to withdraw from Masisa and Masisa determines the amount of the required payments to be made to such persons and whether it can make such payments to such persons solely out of Masisa’s own assets. Because the tax status of the merger cannot be determined with certainty at this time, the discussion of the tax treatment of the merger contained herein assumes that the merger will be a taxable transaction to U.S. Holders. U.S. Holders of Masisa common stock and ADSs are urged to assume, in deciding whether or not to vote in favor of the merger, that the merger will be characterized, for U.S. federal income tax purposes, in a manner that is least advantageous to such Holders.

Material Chilean Tax Consequences

The material Chilean income tax consequences of the merger to Foreign Holders will be as follows:

•	The exchange of Masisa common stock or ADSs for Terranova shares or ADSs, respectively, will not result in the recognition of income, gain or loss to Foreign Holders, except to the extent of

•	any cash paid in lieu of fractional shares (see “—Material Chilean Tax Consequences—Material Chilean Tax Consequences of the Merger to Foreign Holders—Cash in Lieu of Fractional Shares”), or

•	any cash paid to dissenting shareholders upon their exercise of the right to withdraw from Masisa (see “—Material Chilean Tax Consequences—Material Chilean Tax Consequences of the Merger to Foreign Holders—Dissenting Shareholders”);

•	The tax cost basis of Terranova shares received by Foreign Holders who exchange Masisa common stock in the merger will be the same as the tax cost basis of the Masisa common stock surrendered for the Terranova shares, reduced by any amount allocable to a fractional share interest for which cash is received;

•	The holding period of the Terranova shares received in the merger will include the period during which such Foreign Holder owned the Masisa common stock surrendered in exchange for the Terranova shares;

For a more through explanation of the material Chilean income tax consequences of the merger, see “—Material Chilean Tax Consequences.”

Masisa shareholders are strongly encouraged to consult their own tax advisors as to the specific tax consequences of the merger in light of their personal tax situation, including the applicability and effects of federal, state, local and foreign income and other tax laws.

Conditions to the Merger

The merger will only be completed if:

•	the merger is approved by holders of two thirds of the outstanding voting shares of Masisa and holders of two thirds of the outstanding voting shares of Terranova,

•	neither the shareholders of Masisa nor the shareholders of Terranova vote, at a second extraordinary shareholders meeting, by a majority of two thirds of the shares of such company outstanding on the record date for such meeting, to revoke their prior approval of the merger, and

•	we obtain all Chilean registrations and approvals which are preconditions to the issuance and listing by Terranova of the shares to be exchanged for shares of Masisa.

Please note that we own 52.43% of the shares of Masisa and intend to vote all such shares in favor of the merger. As a result, unless more than 33.33% of the shares of Masisa outstanding five days before the date of the shareholders meeting (or 70.7% of the shares of Masisa that we do not own) are voted against the merger, the merger will be approved at the Masisa shareholders meeting.

Regulatory Approvals

If the merger is approved by two thirds of the shareholders of each of Terranova and Masisa, Terranova and Masisa must take the following actions and obtain the following regulatory approval before the merger can be completed and the exchange of shares can be effected:

•	Terranova and Masisa must each record the minutes of the extraordinary shareholders meeting at which its shareholders approved the merger before a Chilean notary public and publish within the 60 following days an abstract of those minutes in the Registry of Commerce, (Registro de Comercio) as well as in the Official Gazette (Diario Oficial).

•	Approval for registration of the new shares of Terranova by the SVS.

•	Approval of the Santiago Stock Exchange, the Electronic Stock Exchange and the Valparaíso Stock Exchange to list the new Terranova shares.

In addition, although not preconditions to the effectiveness of the merger, before the shares of Terranova can be issued in exchange for the shares of Masisa, Terranova and Masisa must obtain:

•	the approval for the listing on the NYSE of the Terranova ADSs to be issued in the merger, and

•	the approval by the Central Bank of Chile of the termination of the Masisa foreign exchange agreement in connection with Masisa’s ADR program.

There are no other regulatory approvals we are seeking to obtain in connection with the merger of Masisa and Terranova. However, in connection with the approval by the SVS of our registration of the issuance of the new Terranova shares, the SVS will review the issuance to determine whether it complies with Chilean law.

In addition, in connection with the merger and the establishment of the Terranova ADR program, certain information must be delivered to the Chilean SVS. Terranova must deliver to the SVS copy of its registration statement, of which this information statement and prospectus forms a part, and any other information it submits to the SEC in the same form and at the same time its files the registration statement or such other information with the SEC. In addition, a copy of the deposit agreement between Terranova and the Bank of New York and the custodian agreement between the Bank of New York and Banco Santander-Chile must be delivered to the SVS one business day following their execution. After the registration statement is declared effective, Terranova must report on a monthly basis the issuance and cancellation of ADRs, number of ADSs traded, and the price and trading volumes. Terranova will also be required to file with the Chilean SVS on a quarterly basis a list of ADR holders.

We can give no assurance as to when or whether any of these approvals and registrations will be obtained, the terms and conditions that may be imposed in connection with their consents and approvals, or the consequences of failing to obtain such consents and approvals.

There are no voting agreements among us and any other party, or among our directors or executive officers and third parties, with respect to the voting of the shares of Masisa at the shareholders meeting.

Material Effects of the Merger; Management and Operations after the Merger

Terranova will be the surviving corporation in the merger. When the merger is completed, the Masisa ADSs will no longer be traded on the NYSE, and the registration of the Masisa ADSs under the Exchange Act will be terminated. In addition, Masisa will no longer be required to file reports pursuant to the Exchange Act.

Upon effectiveness of the registration statement related to this offering, Terranova will become subject to the periodic reporting requirements of the Exchange Act. Terranova will apply for listing of its ADSs on the NYSE and if admitted, Terranova will become subject to the listing requirements of the NYSE.

It is expected that the administration, operations and management of Terranova and Masisa will be formally integrated if the merger is approved. For more information regarding our plans for the merged company, see “Part Four—Information About Terranova—Information About Terranova—Business Overview—Business Strategy.”

Appraisal Rights/Withdrawal Rights of Masisa Shareholders

Under Chilean Corporate Law, Masisa’s shareholders who elect to dissent from approval of the merger will not have dissenter’s, appraisal or similar rights. However, Masisa shareholders who vote against approval of the merger and who provide Masisa with the required notice of withdrawal, will have the right to withdraw (derecho a retiro) from Masisa and to receive from Masisa a cash payment equivalent to the weighted average of the closing prices for Masisa shares as reported on the Chilean stock exchanges for the two-month period preceding the date on which the merger is approved. See “—The Extraordinary Meeting of Masisa Shareholders—Appraisal Rights/Withdrawal Rights.”

Masisa ADR holders own beneficial interests in Masisa shares that are held by the depositary bank for Masisa’s ADR program. Masisa holders do not hold Masisa shares directly and are not listed as shareholders on Masisa’s share registry. Therefore, any Masisa ADR holder that wishes to exercise withdrawal rights with respect to the merger must cancel his ADRs and become a registered shareholder of Masisa not later than April 6, 2005 (which is the date that is five Chilean business days before the shareholders meeting) and then follow the procedures for exercising withdrawal rights as a shareholder as described above under “—The Extraordinary Meeting of Masisa Shareholders—Appraisal Rights/Withdrawal Rights—Masisa Shareholders.”

Please note that under Chilean law, shareholders must receive notice of the shareholders meeting not less than 15 nor more than 20 days before the date of the shareholders meeting. Masisa ADR holders that do not cancel their ADRs and become record shareholders of Masisa on or before April 6, 2005 will not have the right to dissent from the merger under Chilean law. See “Part Two—Risk Factors—Risks Relating to the Merger.”

Accounting Treatment by Terranova

We plan to account for the merger in accordance with Technical Bulletin 72 of Generally Accepted Accounting Principles in Chile (TB 72). In accordance with TB 72, as Terranova and Masisa are considered to be under common control, the acquisition of the 47.566% of Masisa, would be accounted for as a merger of commonly controlled companies in a manner similar to a “pooling of interest” as of January 1, 2005. For comparison purposes, the prior year financial statements prepared in accordance with Chilean GAAP will be also presented on a “pooling of interest” basis assuming the merger occurred as of the beginning of such reporting period. Hence, when the Company issues the consolidated financial statements as of and for the year ended December 31, 2005 in Chile, the consolidated financial statements as of and for the year ended December 31, 2004 will be restated to present the merger with Masisa as if it had occurred on January 1, 2004. Financial statements for periods prior to January 1, 2004 will not be restated.

Under US GAAP, we intend to account for the acquisition of the 47.566% minority interest of Masisa in accordance with the purchase method of accounting. As such, the acquired 47.566% interest of Masisa S.A. will be incorporated into Terranova S.A. using the purchase price as determined based on the market value of the Terranova S.A. shares offered in accordance with the step acquisition method for the newly acquired interest of Masisa. The book values of individual assets and liabilities will be adjusted to the fair values on the acquisition date for the proportional interest of Masisa acquired. Any excess value paid over the fair value of the acquired net assets of Masisa will be recorded as goodwill. From a U.S. GAAP perspective goodwill and intangible assets with indefinite lives are not amortized under U.S. GAAP.

Exchange of Stock Certificates by Masisa Shareholders

As of the date Masisa shares are exchanged for shares of Terranova, Terranova will create and deposit with its stock department, as exchange agent for the benefit of Masisa shareholders, certificates representing Terranova shares issuable in connection with the merger in exchange for Masisa common stock. Masisa’s depositary or its nominee, as the holder of record of all shares of Masisa common stock underlying Masisa’s ADRs, will be entitled to receive from the exchange agent our shares into which Masisa shares will have been converted pursuant to the Chilean law, plus cash in lieu of fractional shares as described below under “—No Fractional Shares.”

After all of the conditions to the completion of the merger have been satisfied, Terranova will set a date for the exchange of Masisa shares for Terranova shares. Terranova will then publish in a national Chilean newspaper a notice stating when the exchange of shares will occur and when and where Masisa shareholders will be able to exchange certificates representing Masisa shares for certificates representing Terranova shares. On the date of the exchange, all shares of Masisa will automatically convert by operation of Chilean law into shares of Terranova in accordance with the exchange ratio. It is not necessary under Chilean law for shareholders of Masisa to exchange their Masisa share certificates for Terranova share certificates. After the exchange of shares and share certificates, any Masisa share certificates that are not exchanged for Terranova share certificates will be deemed by law to represent shares of Terranova in accordance with the exchange ratio.

Exchange of ADRs by Masisa ADR Holders

General

There will be no commission or transaction cost charged by the exchange agent or depositary to the Masisa ADS holders for the exchange of their Masisa ADSs for Terranova ADSs.

If the merger is approved, then as of the effective date of the merger, each share of Masisa’s common stock issued and outstanding immediately prior to the effective date of the merger will be converted into the right to receive 2.56 Terranova shares, and each of Masisa’s ADSs will be converted into the right to receive 1.536 Terranova ADSs. Each Terranova ADS will represent 50 Terranova shares.

After all of the conditions to the completion of the merger have been satisfied, Terranova will set a date for the exchange of Masisa shares for Terranova shares. Terranova will then publish in a national Chilean newspaper a notice stating when the exchange of shares will occur and when and where Masisa shareholders will be able to exchange certificates representing Masisa shares for certificates representing Terranova shares. On the date of the exchange, all shares of Masisa will automatically convert by operation of Chilean law into shares of Terranova in accordance with the exchange ratio.

Promptly following the announcement by Terranova of the date on which shares will be exchanged, the exchange agent will send you letters of transmittal to be used in forwarding your ADRs for surrender and exchange for Terranova ADRs to which you have become entitled and, if applicable, cash in lieu of a fractional Terranova ADS. After receipt of the transmittal form, you should surrender your certificates to the exchange agent, and you will receive in exchange Terranova ADRs evidencing the whole number of Terranova ADSs to which you are entitled and any cash which may be payable in lieu of a fractional ADS. The letter of transmittal will be accompanied by instructions specifying other details of the exchange. You should not send in your ADRs until you receive a letter of transmittal. After the exchange date, you will not be entitled to receive any dividends or other distributions payable by Terranova until your ADR is surrendered. Such dividends and distributions, if any, will be accumulated and, at the time of your surrender, all unpaid dividends and distributions, together with any cash payment in lieu of a fraction of a Terranova ADS, will be paid to you, without interest. Until surrendered, each ADR evidencing Masisa ADSs will, at and after the exchange date, be deemed to represent only the right to receive, upon surrender of such certificate, the Terranova ADRs representing the appropriate number of Terranova ADSs, cash in lieu of a fractional Terranova ADS and dividends and other distributions thereon, if any, declared on or payable to holders of record of Terranova ADSs after the effective date of the merger.

After the expiration of 12 months from the exchange date, the depositary will sell the deposited Terranova shares underlying any Terranova ADSs issued and deposited in respect of any former Masisa ADSs not tendered as of such time. The depositary may hold the net proceeds of any such sale, together with any cash it holds under the Terranova deposit agreement, without liability for interest, for the pro rata benefit of the holders of Masisa ADRs that have not yet surrendered their Masisa ADRs.

If Terranova ADRs are to be delivered or Terranova ADSs are to be credited to an address other than your address appearing on the transfer books of the Masisa depositary or of The Depository Trust Company, or DTC, as the case may be, or if Terranova ADRs are to be delivered or Terranova ADSs are to be credited to an account in a different name than so appears on the transfer books, or if any signature authorizing tender of your Masisa ADSs is not in the exact name that appears on the transfer books, such signature must be guaranteed by an eligible guarantor institution which is a member of a Medallion Signature Guarantee Program. Terranova ADSs will not be issued in the name of a person other than that of the registered holder of Masisa ADSs appearing on the depositary’s transfer books.

The method of delivery of your Masisa ADSs and all other documents, including delivery through DTC, is at your election and risk. If sent by mail, it is recommended that you use registered mail, return receipt requested, and that you obtain proper insurance.

Any party submitting a letter of transmittal and Masisa ADSs for exchange will be deemed to sell, assign and transfer those Masisa ADSs to the depositary, as our agent, and to irrevocably constitute and appoint the depositary as the holder’s agent and attorney-in-fact to cause Masisa’s ADSs to be transferred and exchanged. The holder will be further deemed to warrant that it has full power and authority to exchange, sell, assign and transfer Masisa’s ADSs and to acquire the Terranova ADSs issuable upon the exchange of such Masisa ADSs and that Masisa’s ADSs submitted for exchange are free and clear of all liens, restrictions, charges and encumbrances, and are not subject to any adverse claims or proxies when accepted by the depositary as our agent. The holder will also be deemed to warrant that it will, upon request, execute and deliver any additional documents deemed by us or the depositary to be necessary or desirable to complete the exchange, sale, assignment and transfer of Masisa’s tendered ADSs. All authority conferred or agreed to be conferred in the letter of transmittal by the holder will survive the death or incapacity of the holder, and any obligation of the holder will be binding upon the heirs, personal representatives, successors and assigns of such holder.

No Fractional Shares

No certificates or scrip for fractional Terranova shares or fractional Terranova ADSs will be issued in the merger and no dividend, stock split or interest of Terranova will relate to any fractional share interest. Fractional share interests will not entitle the owner to vote or to any other rights of one of our security holders. In lieu of any fractional shares, each Masisa shareholder or ADS holder who would otherwise have been entitled to receive a fraction of a Terranova share or ADS upon surrender of its Masisa shares or Masisa ADSs for exchange will be entitled to receive a cash payment without interest, equal to such holder’s proportional part of the total amount realized by the exchange agent or depositary upon the sale of all such fractional Terranova shares or ADSs in the aggregate.

Resale of Terranova ADSs

All Terranova ADSs that Masisa shareholders receive in the merger will be freely transferable, except that Terranova ADSs received by Masisa shareholders who are deemed to be Masisa’s “affiliates” (as that term is defined for purposes of Rule 145 under the Securities Act) as of the date of the extraordinary meeting of Masisa’s shareholders may be resold by such shareholders only pursuant to an effective registration statement under the Securities Act covering resales of such shares or in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or pursuant to Rule 144 under the Securities Act in the case of such persons who become our affiliates) or as otherwise permitted under the Securities Act. Persons who may be deemed to be Masisa’s affiliates or our affiliates generally include individuals or entities that control, are controlled by, or are under common control with, the companies and may include certain officers and directors of the companies as well as principal shareholders of the companies.

No Merger Agreement; Statutory Merger

No merger agreement has been entered into between us and Masisa in connection with the proposed merger. Our board and the board of Masisa will each propose to our respective shareholders the following terms of the merger for approval at their extraordinary shareholders meetings.

•	To merge Masisa into Terranova through a statutory merger under Article 99 of the Chilean Corporation Law as a result of which Masisa will be absorbed by Terranova and Masisa will cease to exist as a separate entity. The merger will be accounted for as of January 1, 2005.

•	To approve the exchange ratio of 2.56 shares of Terranova for each share of Masisa.

•	To approve the amended bylaws of Terranova.

•	To approve changing the name of the surviving company, Terranova S.A. to “Masisa S.A.”

If two-thirds of the shareholders of each of Terranova and Masisa approve the merger, then at the effective time of the merger, Chilean Corporations law provides that:

•	Masisa, as the non-surviving company, will be dissolved automatically,

•

Terranova will by operation of law acquire all of the assets and rights and succeed to all of the liabilities and obligations of Masisa at their book value on the audited balance sheet and other audited financial statements as of December 31, 2004. The audited financial statements of each company must be approved by the shareholders of each company at the same meeting at which the merger proposal is submitted for shareholder vote.

•	All shares of Masisa will convert by operation of law into shares of Terranova and all of the equity and the shareholders of Masisa will become equity and shareholders of Terranova.

•	shareholders and ADS holders of Masisa will automatically become shareholders and ADS holders of Terranova and the shares of Masisa will automatically convert into shares of Terranova at the exchange ratio approved by the shareholders of Terranova and Masisa at their respective meetings.

Under Chilean Corporations Law, it is not necessary for parties to a merger to enter into a merger agreement in connection with an Article 99 statutory merger. This is because the manner in which the merged companies will be combined is prescribed by Chilean Corporations Law. In addition, under Chilean Corporations Law the boards of directors of the companies that are parties to a merger are not required to approve the merger. Instead, Chilean Corporations Law requires that the board of each company that is a party to the merger must:

•	approve the exchange ratio to be proposed to its shareholders,

•	approve proposing the merger to its shareholders, and

•	call and set a date for an extraordinary meeting of its shareholders for the purpose of voting on the proposed exchange ratio and merger.

The boards of Terranova and Masisa approved proposing the merger and the exchange ratio to their shareholders at meetings held on August 25, 2004. On March 24, 2005, each of the Masisa and Terranova boards voted to call an extraordinary meeting of its shareholders to be held on April 12, 2005 and April 13, 2005, respectively, to vote on the proposed merger and exchange ratio. For more information regarding the background to the merger, see “—Background of the Merger.”

The Merger

If the merger is approved by the shareholders of Terranova and Masisa, Masisa will merge into Terranova. Terranova will be the surviving corporation, and Masisa will cease to exist as a separate entity.

After all of the conditions to the completion of the merger have been satisfied, Terranova will set a date for the exchange of Masisa shares for Terranova shares. On the date of the exchange, each share of Masisa common stock and each Masisa ADS outstanding at the closing of the merger will be converted into 2.56 Terranova shares or 1.536 Terranova ADSs (equal in the aggregate to 22.39% of the shares that we will have outstanding immediately after the merger). However, no fractional Terranova shares or ADSs will be issued. Instead, Masisa shareholders otherwise entitled to fractional interests will receive their pro rata share of the proceeds of sale in the Chilean stock markets of the aggregate fractional interests.

Effective Date and completion of the Merger

In accordance with Chilean law, if the merger is approved, then after all conditions to the completion of the merger have been satisfied and the new shares of Terranova have been exchanged for the Masisa shares, the merger will be complete. When the exchange of shares has occurred and the merger is complete, the merger is deemed to have been effective as of the date the minutes of the extraordinary shareholders meetings of Masisa and Terranova approving the merger were recorded in a public deed before a notary public in Chile. If the minutes of the companies are recorded on different dates, the merger will be deemed to have been effective as of the date the last set of such minutes was recorded. We expect to complete all conditions to the merger approximately 60 to 90 days following the date of the extraordinary shareholders meetings.

THE EXTRAORDINARY MEETING OF MASISA SHAREHOLDERS

General

A copy of this document is being mailed to you as a registered shareholder of Masisa resident in the United States or as a holder of record of Masisa ADSs as of the close of business on March 28, 2005, in connection with the solicitation of powers of attorney and votes by Masisa’s board of directors for use at Masisa’s extraordinary shareholders meeting. If you hold Masisa ADSs, an ADR voting instruction card relating to Masisa’s extraordinary meeting is also being mailed to you with each copy of this document. This document also constitutes a prospectus covering the issuance of Terranova shares and ADSs in connection with the merger.

The meeting is scheduled to be held at Jose Manuel Balmaceda 8050, Valdivia, Chile, on April 12, 2005, at 12:00 P.M. (noon), Chile time. The presence, in person or by power of attorney, of the holders of Masisa common stock (including common stock underlying Masisa ADSs) having at least a majority of the votes attributable to the shares of Masisa common stock outstanding and entitled to vote at Masisa’s meeting is necessary to constitute a quorum at such meeting.

This document is first being mailed to Masisa shareholders resident in the United States on or about March 28, 2005. In addition, this document and the accompanying ADR voting instruction card are first being mailed to Masisa ADS holders following the determination of holders of ADRs as of April 6, 2005, the record date fixed by the depositary for purposes of determining entitlement to vote the shares of Masisa’s common stock underlying Masisa’s ADSs.

If you are an ADS holder, you are requested to promptly sign, date and return the voting instruction card to the depositary. If you do not return a properly executed voting instruction card, the shares underlying your ADSs will be voted by Masisa in its sole discretion and you will be counted as present for quorum purposes. Masisa intends to vote these shares in favor of the merger.

You should not forward any ADRs with your voting instruction card. When all conditions to completion of the merger have been satisfied and a date for the exchange of shares has been set by Terranova, you will be sent a transmittal form which will include instructions for the return and exchange of ADRs. See “—The Merger—Exchange of Stock Certificates by Masisa Shareholders” and “—Exchange of ADRs by Masisa Shareholders.”

Matters to be Considered at the Masisa Extraordinary Shareholders Meeting

At the meeting, Masisa shareholders will consider and vote upon the approval of the merger described in this information statement and prospectus and various related matters.

Record Date

Only holders of record of Masisa shares or ADSs at the close of business on March 28, 2005 are entitled to receive notice of the meeting. Only Masisa’s holders of record on the fifth Chilean business day prior to the meeting (April 6, 2005) will be entitled to vote at the meeting. The depositary has also fixed April 6, 2005 as the record date for purposes of determining entitlement to vote the shares of Masisa’s common stock underlying Masisa’s ADSs.

Votes Required and Voting by Power of Attorney or ADS Proxies

General

Under Chilean law, shareholders may vote at a shareholders meeting only in person or by appointing through a power of attorney an attorney-in-fact to attend and vote his shares at the shareholders meeting. If you are a shareholder and wish to vote your shares but cannot or do not wish to attend the shareholders meeting, you must appoint through a power of attorney an attorney-in-fact to attend the shareholders meeting and vote your shares on your behalf. ADS holders may vote only by completing and returning to the depositary the voting instructions card accompanying the Depositary’s Notice of General Shareholders’ Meeting of Masisa and this information statement and prospectus. For more information regarding how shareholders may vote, including by appointing an attorney-in-fact, see “—Shareholder Voting Procedures.” For more information regarding how ADS holders may vote, see “—ADS Voting Procedures.”

The vote of Masisa shareholders required for approval of the merger proposal is based on the number of outstanding shares of common stock of Masisa, not on the number of Masisa shares which are actually voted at the meeting. If a quorum is not obtained, Masisa expects that the meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional powers of attorney or votes. If, however, a quorum is obtained but fewer shares of Masisa common stock are voted in favor of approval of the merger than the number required for approval, then under Chilean law neither Masisa’s shareholders nor Masisa’s board of directors may move to suspend or otherwise terminate the meeting or the voting.

Under Chilean law the authority granted pursuant to a power of attorney is broad and would permit the attorney-in-fact to vote all of your shares on your behalf, and would allow your shares to be counted for quorum purposes, even if the terms of the proposed merger changed. However, the merger we are proposing is a statutory merger and is not being carried out pursuant to a merger agreement. Therefore, the terms of the merger, other than the exchange ratio, are provided for by the Chilean Corporations Law and cannot be changed by Masisa or Terranova. In addition, although Chilean law permits a board to propose to the shareholders at the extraordinary shareholders meeting a different exchange ratio, our board does not intend to do so.

Shareholder Voting Procedures

Under Chilean law, shareholders may vote at a shareholders meeting only in person or by appointing through a power of attorney an attorney-in-fact to attend and vote his shares at the shareholders meeting. If you are a shareholder and cannot or do not wish to attend the shareholders meeting, you must appoint through a power of attorney an attorney-in-fact to attend the shareholders meeting and vote your shares on your behalf.

Under Chilean Law a shareholder may appoint by power of attorney any person as that shareholder’s “attorney-in-fact” to represent the shareholder at the shareholders meeting. The attorney-in-fact does not need to be a shareholder of Masisa.

Chilean law requires that a power of attorney be completed in a specific manner in order for it to be valid for purposes of appointing an attorney-in-fact to vote shares at a shareholders meeting. In order for a power of attorney to be valid it must be granted in writing for all of the shares held by the shareholder on the fifth business day prior to the shareholder meeting. In addition, the power of attorney must state:

•	the place and date the power of attorney is issued,

•	the name of the attorney-in-fact that is being granted the power of attorney,

•	the name of the shareholder that is granting the power of attorney,

•	the type and date of shareholders meeting for which the power of attorney is granted (the meeting at which the proposed merger will be voted on is an “extraordinary shareholders meeting”),

•	that the attorney-in-fact may exercise all rights of the granting shareholder at shareholders meeting,

•	that the power of attorney may be freely delegated at any time,

•	that the power of attorney may only be revoked by a power of attorney, signed by the same shareholder and that is issued on a date that is later than the date of the power of attorney being revoked.

Please note that a Chilean power of attorney does not instruct the attorney-in-fact how to vote the shares, i.e., against or for the proposition. A Chilean power of attorney grants the attorney-in-fact the right to vote the shares in his discretion.

Powers of attorney that are granted for a shareholders meeting that is not held on the date first convened due to:

•	a lack of quorum,

•	defects in convocation of the meeting, or

•	a suspension ordered by the board of directors or the SVS,

are valid at any later meeting called by the board if that meeting is held within 45 days after the date originally set for the meeting and same items of business are to be discussed and voted on at that later meeting.

Pursuant to Chilean Corporations Law, extraordinary shareholders meeting are called by the board of directors to discuss and vote on specific items of business. In addition, only those items of business specified in the notice sent by the board to shareholders for the purpose of calling and setting the date for the extraordinary shareholders meeting may be discussed and voted on at that meeting. Accordingly, attorneys-in-fact may only vote on the matters specified in the relevant extraordinary shareholders meeting notice.

We have prepared a form of Power-of-Attorney which may be completed and used by Masisa shareholders to appoint an attorney-in-fact to vote their shares on their behalf at the Masisa shareholders meeting. You may obtain a copy of this Power-of-Attorney form by requesting it from your broker, dealer, bank or nominee or by requesting it directly from Masisa at the address or telephone number specified in Masisa’s Notice of Extraordinary Shareholders Meeting, which is also the cover to this information statement and prospectus.

ADS Voting Procedures

Masisa ADS holders as of April 6, 2005, the record date fixed by the depositary, will receive by mail from the depositary a notice of the meeting together with a copy of this document and a voting instruction card. Holders of Masisa ADSs as of such record date may, in accordance with the procedures communicated by the depositary, instruct the depositary to vote the shares of common stock underlying their ADSs in favor of or against the merger. The depositary will vote such shares of Masisa common stock in accordance with such instructions, without itself exercising any voting discretion. As provided by the deposit agreement, if the depositary receives no instructions from an ADS holder, the shares of Masisa common stock underlying such ADSs will be voted by Masisa in its sole discretion and the holders of such shares will be counted as present for quorum purposes. Masisa intends to vote these shares in favor of the merger.

Principal Shareholders

We hold 52.43% of the shares of Masisa common stock outstanding as of the date of this information statement and prospectus. We intend to vote all such shares in favor of the merger.

Security Ownership by Masisa Management and Terranova

As of September 30, 2004, Masisa’s directors and officers beneficially owned, in the aggregate, 284,046 shares of Masisa’s common stock, comprising less than one percent of the voting power of Masisa. As of September 30, 2004, Terranova’s directors and officers beneficially owned and had voting or shared voting power with regards to 16,991,009 aggregate shares of Masisa’s common stock, comprising approximately 1.83% of the voting power of Masisa. See “Part Five—Information About Masisa—Information About Masisa—Principal Shareholders.”

Appraisal Rights/Withdrawal Rights

Masisa Shareholders

Pursuant to the Chilean Corporations Law, Masisa’s shareholders who elect to dissent from approval of the merger will not have appraisal rights. However, Masisa shareholders who dissent from approval of the merger, and who provide Masisa with the required notice of withdrawal, will have the right to withdraw from Masisa and to receive from Masisa a cash payment equivalent to the weighted average of the closing prices for Masisa shares as reported on the Chilean stock exchanges for the two-month period preceding the date on which the merger is approved.

If you hold Masisa common stock, you may exercise your right of withdrawal either by voting your shares against the merger at the shareholders meeting and by sending a written notice of withdrawal to Masisa within 30 calendar days from the date of the shareholders meeting or, if you do not attend the shareholders meeting, by sending a written notice of withdrawal to Masisa within 30 calendar days from the date of the shareholders meeting. This means that Masisa must receive your written notice on or before May 12, 2005. This notice of withdrawal must specifically state that you are electing to withdraw from Masisa because you disagree with the merger of Masisa into Terranova as approved at the Masisa shareholders meeting. You must send your notice of withdrawal by certified or registered mail to Masisa or, alternatively, arrange for a Chilean notary public to present and certify your notice of withdrawal to the Masisa board of directors. If you are a Masisa shareholder and you vote in favor of the merger, you will NOT have any right of withdrawal under Chilean law.

Masisa ADS Holders

Masisa ADR holders own beneficial interests in Masisa shares that are held by the depositary bank for Masisa’s ADR program. Masisa holders do not hold Masisa shares directly and are not listed as shareholders on Masisa’s share registry. Therefore, any Masisa ADR holder that wishes to exercise withdrawal rights with respect to the merger must cancel his ADRs and become a registered shareholder of Masisa not later than April 6, 2005 (which is the date that is five Chilean business days before the shareholders meeting) and then follow the procedures for exercising withdrawal rights as a shareholder as described above under “—Appraisal Rights/Withdrawal Rights—Masisa Shareholders.” If you wish to dissent from the proposed merger and exercise your withdrawal rights, we urge you to contact your broker, dealer, bank or nominee and follow their instructions as to how you must instruct them to cancel your ADRs.

Please note that under Chilean law, shareholders must receive notice of the shareholders meeting not less than 15 nor more than 20 days before the date of the shareholders meeting. Therefore, Masisa ADR holders that do not cancel their ADRs and become record shareholders of Masisa on or before April 6, 2005 will not have the right to dissent from the merger under Chilean law. See “Part Two—Risk Factors—Risk Factors—Risks Relating to the Merger.”

MATERIAL UNITED STATES TAX CONSEQUENCES

The following discussion is an accurate description of the United States tax consequences to a U.S. Holder (as defined below) of Masisa common stock or ADSs of the merger of Masisa with and into Terranova and the subsequent ownership, if any, of Terranova shares or ADSs. Subject to the limitations and qualifications set forth below, the discussion under this heading “Material United States Tax Consequences”, to the extent it describes federal income tax laws of the United States, constitutes the opinion of Jones Day with respect to the United States tax consequences to a U.S. Holder of Masisa common stock or ADSs of the merger of Masisa with and into Terranova and the subsequent ownership, if any, of Terranova shares or ADSs.

This discussion:

•	does not purport to be an analysis of all the potential tax consequences that may be important to a Holder (as defined below) based on the Holder’s particular tax situation;

•	is based on the current provisions of the United States Internal Revenue Code of 1986, as amended, which we refer to as the “Internal Revenue Code”, the existing applicable United States federal income tax regulations promulgated or proposed under the Internal Revenue Code, which we refer to as the “Treasury Regulations”, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect;

•	is applicable only to “Holders” who:

•	are beneficial owners of Masisa common stock or ADSs immediately before consummation of the merger and who either become beneficial owners of Terranova shares or ADSs upon and as a result of the consummation of the merger or who exercise their right to withdraw from Masisa (see “Part Six—Legal Information—Description of Terranova Share Capital—General—Right of Dissenting Shareholders to Tender Their Shares”); and

•	hold the Masisa common stock or ADSs, and any Terranova shares or ADSs acquired in the merger, as capital assets for U.S. federal income tax purposes;

•	does not describe all of the U.S. tax consequences that may be relevant to Holders in light of their particular circumstances or to Holders subject to special rules, such as:

•	banks, thrifts, regulated investment companies or other financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	pension funds;

•	brokers, dealers and certain traders in securities or foreign currency, or traders that elect to mark-to-market their securities;

•	persons holding the shares or ADSs as part of a position in a constructive sale transaction, a risk reduction transaction or other integrated transaction for U.S. federal income tax purposes;

•	individuals subject to special rules as a result of the termination of their U.S. citizenship or residency;

•	Holders subject to the alternative minimum tax;

•	corporations that accumulate earnings in order to avoid U.S. federal income tax;

•	U.S. Holders that have a functional currency that is not the U.S. dollar; and

•	partnerships and other pass-through entities for U.S. federal income tax purposes that hold the shares or ADSs and investors holding interests in such partnerships or pass-through entities;

•	does not discuss any possible applicability of any state, local or non-U.S. taxes; and

•	does not discuss any reporting requirements of or other consequences under the Treasury Regulations relating to certain tax shelter transactions.

We have not sought and will not seek any rulings from the Internal Revenue Service with respect to any matter discussed herein. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax characterizations and tax consequences set forth below.

Holders are urged to consult with their own tax advisors concerning the U.S. federal, state, local and non-U.S. income and other tax consequences of the merger, any cash received in lieu of fractional shares, any payments received as a result of exercising their right to withdraw from Masisa, and the ownership of Terranova shares or ADSs.

As used herein, the term “U.S. Holder” means a Holder that, for U.S. federal income tax purposes, is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more “United States persons” (as defined in section 7701(a)(30) of the Internal Revenue Code) have the authority to control all of the substantial decisions of that trust.

Notwithstanding the preceding sentence, certain electing trusts in existence on August 20, 1996 that were treated as United States persons prior to such date may also be treated as U.S. Holders.

If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a Holder of Masisa common stock or ADSs, then the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Persons that are partners of a partnership holding shares or ADSs should consult their own tax advisors.

Holders are urged to consult their own tax advisors with respect to the application of the U.S. income tax laws to their particular situations, as well as any tax consequences arising under the laws pertaining to any other U.S. tax, the laws of any state, local or non-U.S. taxing jurisdiction and any applicable treaty.

Material U.S. Tax Consequences of the Merger to U.S. Holders

U.S. Holders Who Participate in the Merger

Whether or not the merger will be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code (a “368(a) reorganization”) will depend on the facts and circumstances of the transaction. Certain of these facts and circumstances cannot be determined with certainty at this time, primarily the extent to which Masisa shareholders and ADS holders, if any, exercise their rights to withdraw from Masisa (hereinafter, the “Withdrawing Masisa Shareholders”), the amount of the required payments to be made to such persons and whether Masisa can make such payments to such persons solely out of Masisa’s own assets. For additional information regarding the right to withdraw from Masisa, see “Part Six—Legal Information—Description of Terranova Share Capital—General—Right of Dissenting Shareholders to Tender Their Shares”. Because it cannot be determined with certainty at this time that the merger will be a 368(a) reorganization, this discussion assumes that the merger will not be a 368(a) reorganization and that it will be a taxable transaction to U.S. Holders. U.S. Holders of Masisa common stock and ADSs are urged to assume, in deciding whether or not to vote in favor of the merger, that the merger will be characterized, for U.S. federal income tax purposes, in a manner that is least advantageous to such Holders.

Material U.S. Tax Consequences if the Merger is a Taxable Transaction

If the merger is not a 368(a) reorganization, the material U.S. federal income tax consequences of the merger to U.S. Holders will be as follows:

•	in the merger the exchange of Masisa common stock or ADSs for Terranova shares or ADSs, respectively, will result in the recognition of gain or loss to U.S. Holders in an amount equal to the difference between the U.S. dollar value of the amount of cash or fair market value of property (including the Terranova shares or ADSs) received for the Masisa shares or ADSs and such U.S. Holder’s adjusted tax basis (determined in U.S. dollars) in such shares or ADSs at the time of disposition;

•	any such gains or losses generally will be long-term capital gains or losses if the U.S. Holder has held the shares or ADSs as capital assets for more than one year at the time of disposition; long-term capital gains recognized by an individual U.S. Holder generally will be subject to a reduced rate of tax; the deductibility of capital losses is subject to limitations; and

•	a U.S. Holder’s tax basis for any Terranova shares or ADSs received generally should equal its fair market value on the date of receipt and the holding period for any Terranova shares or ADSs received generally should begin on the day following the day of receipt.

Material U.S. Tax Consequences if the Merger is not a Taxable Transaction

At the time of the shareholders’ meeting, when the number of Withdrawing Masisa Shareholders, the amount of the required payments to be made to such persons and whether Masisa can make such payments to such persons solely out of Masisa’s own assets are determined, if the Company concludes that the merger can be consummated as a 368(a) reorganization, the company will endeavor to consummate the transaction so as to achieve such tax-free status. In such a circumstance, if the merger is a 368(a) reorganization, the material U.S. federal income tax consequences of the merger to U.S. Holders will be as follows:

•	in the merger the exchange of Masisa common stock or ADSs for Terranova shares or ADSs, respectively, will not result in the recognition of income, gain or loss to U.S. Holders except to the extent of any cash paid in lieu of fractional shares;

•	the adjusted tax basis of Terranova shares or ADSs received by U.S. Holders who exchange Masisa common stock or ADSs in the merger will be the same as the adjusted tax basis of the Masisa common stock or ADSs surrendered for the Terranova shares or ADSs (reduced by any amount allocable to a fractional share interest for which cash is received); and

•	the U.S. Holder’s holding period of the Terranova shares or ADSs received in the merger will include the period during which such U.S. Holder owned the Masisa common stock or ADSs surrendered in exchange for the Terranova shares or ADSs.

A U.S. Holder of Masisa common stock or ADSs who receives cash in the merger in lieu of a fractional interest in Terranova shares or ADSs will be treated for federal income tax purposes as first receiving such fractional share interest in the merger and then redeeming it for cash. The U.S. Holder will recognize gain or loss for U.S. federal income tax purposes as of the date the merger became effective equal to the difference between the U.S. dollar value of the amount of cash received and the portion of such U.S. Holder’s adjusted tax basis (determined in U.S. dollars) in Masisa common stock or ADSs allocable to the fractional share interest. Any such gain or loss will generally be capital gain or loss if the U.S. Holder holds Masisa common stock or ADSs as a capital asset at the date the merger became effective and will be long-term capital gain or loss if the holding period for the fractional share interest deemed to be received and then redeemed is more than one year.

For additional information regarding U.S. federal income tax consequences of a taxable disposition of shares or ADSs by a U.S. Holder, see generally “—U.S. Tax Consequences of Ownership of Terranova Shares or ADSs by U.S. Holders Following the Merger—Taxation of Capital Gains”.

U.S. Holders Who are Withdrawing Masisa Shareholders

A U.S. Holder who is a Withdrawing Masisa Shareholder will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount of cash or fair market value of property received for the shares or ADSs and such U.S. Holder’s adjusted tax basis (determined in U.S. dollars) in such shares or ADSs at the time of disposition. For additional information regarding U.S. federal income tax consequences of a disposition of shares or ADSs by a U.S. Holder, see generally “—U.S. Tax Consequences of Ownership of Terranova Shares or ADSs by U.S. Holders Following the Merger—Taxation of Capital Gains”. For additional information regarding a U.S. Holder’s right to withdraw from Masisa, see “Part Six—Legal Information—Description of Terranova Share Capital—General Right of Dissenting Shareholders to Tender Their Shares”.

U.S. Tax Consequences of Ownership of Terranova Shares or ADSs by U.S. Holders Following the Merger

The U.S. Treasury Department has expressed concern that depositaries for American Depositary Receipts, or other intermediaries between the holders of shares of an issuer and the issuer, may be taking actions that are inconsistent with the claiming of U.S. foreign tax credits by U.S. holders of such receipts or shares. Accordingly, the analysis regarding the availability of a U.S. foreign tax credit for Chilean taxes and sourcing rules described below could be affected by future actions that may be taken by the U.S. Treasury Department.

Taxation of Dividends

The gross amount of cash distributions or property distributions (other than certain distributions, if any, of Terranova shares or ADSs distributed pro rata to all of Terranova’s shareholders, including Holders of ADSs) with respect to Terranova shares or ADSs, to the extent paid out of current or accumulated earnings and profits of Terranova (as determined under U.S. federal income tax principles), including the net amount of the Chilean withholding tax withheld on the distribution (after taking into account the credit for Chilean corporate income tax (the “First Category Tax”)), will be included as a dividend in the gross income of a U.S. Holder of Terranova shares or ADSs as ordinary income when the dividends are received by the depositary or the Holder, as the case may be. Such distributions will not be eligible for the dividends received deduction generally allowed to corporations under the Internal Revenue Code. To the extent, if any, that the amount of any distribution by Terranova exceeds its current or accumulated earnings and profits as determined under U.S. federal income tax principles, such distribution will be treated first as a tax-free return of the U.S. Holder’s adjusted tax basis in its shares or ADSs and, thereafter, as capital gain. Terranova does not maintain calculations of its earnings and profits for U.S. federal income tax purposes.

Eligible dividends received by a non-corporate U.S. Holder in tax years beginning on or before December 31, 2008 in respect of shares or ADSs will generally be taxed at a special reduced rate, provided that certain requirements are met, including a requirement that the U.S. Holder hold the shares or ADSs, as applicable, for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date.

Dividends paid in Chilean pesos will be included in the income of a U.S. Holder in a U.S. dollar amount, regardless of whether the payment is in fact converted into U.S. dollars, calculated by reference to the exchange rate in effect on the day they are received by the depositary or the Holder, as the case may be. U.S. Holders are urged to consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any Chilean pesos received that are converted into U.S. dollars on a date subsequent to receipt. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution. The Chilean withholding tax (after taking into account the credit for the First Category Tax) will be treated as a foreign income tax that a U.S. Holder may elect to deduct in computing its income tax or, subject to certain complex limitations and conditions generally applicable to foreign tax credits under the Internal Revenue Code, to credit against its U.S. federal income tax liability. Dividends generally will constitute foreign source “passive income” or, in the case of certain U.S. Holders, “financial services income,” which may be relevant for purposes of determining a U.S. Holder’s foreign tax credit limitation. U.S. Holders are urged to consult their own advisors concerning the availability of, and limitations on, any such foreign tax credits in light of their particular circumstances.

Taxation of Capital Gains

Upon the sale, exchange or other disposition of Terranova shares or ADSs, a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount of cash or fair market value of property received for the shares or ADSs and such U.S. Holder’s adjusted tax basis (determined in U.S. dollars) in such shares or ADSs at the time of disposition. Any such gains or losses generally will be long-term capital gains or losses if the U.S. Holder has held the shares or ADSs as capital assets for more than one year at the time of disposition. Long-term capital gains recognized by an individual U.S. Holder generally will be subject to a reduced rate of tax. The deductibility of capital losses is subject to limitations.

Chilean taxes imposed on a sale or other disposition of Terranova shares or ADSs, net of any refund available to the U.S. Holder, generally will be treated as foreign income taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. Gain realized by a U.S. Holder on a sale or other disposition of Terranova shares or ADSs generally will be treated as U.S. source income. Because a U.S. Holder generally may not use a foreign tax credit to reduce its U.S. federal income tax liability in respect of its U.S. source income, in the case of a disposition of shares (which, unlike a disposition of ADSs, would be taxable in Chile), such U.S. Holder generally will not be able to utilize foreign tax credits in respect of Chilean tax imposed on such a disposition unless such Holder has other income from foreign sources, in the appropriate category, for purposes of the foreign tax credit limitation rules. U.S. Holders are urged to consult their tax advisors regarding the application of the foreign tax credit limitation rules to their investment in and disposition of the Terranova shares.

Deposits and withdrawals of common stock by U.S. Holders in exchange for ADRs will not result in the realization of gains or losses for U.S. federal income tax purposes.

U.S. Backup Withholding Tax and Information Reporting Requirements

U.S. backup withholding tax and information reporting requirements generally apply to certain payments to certain non-corporate Holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or other disposition of, shares of common stock or ADSs made within the United States to a Holder of shares or ADSs (other than an “exempt recipient,” including a corporation, a payee that is not a U.S. person that provides an appropriate certification and certain other persons).

A payor will be generally required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, shares or ADSs within the United States to a Holder (other than an “exempt recipient”), if such Holder fails to furnish its correct taxpayer identification number and certain other information or otherwise fails to comply with the backup withholding tax requirements. The current backup withholding tax rate is 28 percent. Amounts withheld as backup withholding are allowable as a credit against the Holder’s U.S. federal income tax upon furnishing certain required information to the Internal Revenue Service.

MATERIAL CHILEAN TAX CONSEQUENCES

The following discussion is an accurate description of the Chilean tax consequences of the merger of Masisa with and into Terranova and the subsequent ownership, if any, of Terranova shares or ADSs to a holder who is not domiciled in or resident of Chile or a legal entity that is not organized under Chilean law and does not have a permanent establishment in Chile (a “Foreign Holder”). Subject to the limitations and qualifications set forth below, the discussion under this heading “Material Chilean Tax Consequences”, to the extent it describes income tax laws of Chile, constitutes the opinion of Carey y Cia with respect to the Chilean tax consequences to a Foreign Holder of Masisa common stock or ADSs of the merger of Masisa with and into Terranova and the subsequent ownership, if any, of Terranova shares or ADSs.

For purposes of Chilean tax law, an individual is a resident of Chile if he has resided in Chile either

•	more than six months in one calendar year; or

•	a total of more than six months, in two consecutive tax years.

Under Chilean law, certain provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may only be amended by another statute. In addition, the Chilean tax authorities issue rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean taxes may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations and interpretations. Chilean tax authorities may, however, change such rules, regulations and interpretations prospectively. There is no general income tax treaty between Chile and the United States.

This discussion:

•	is based upon the tax laws of Chile as in effect on the date of this registration statement, including applicable regulations and rulings, and including ruling No. 324 of January 29, 1990 of the Chilean tax administration;

•	is not intended as Chilean tax advice to any particular Foreign Holder, which can be rendered only in light of its particular circumstances, and does not purport to be a complete analysis of the potential Chilean tax consequences that may be important to a Foreign Holder based on that Foreign Holder’s particular tax situation or circumstances; and

•	is applicable only to Foreign Holders who are beneficial owners of Masisa common stock or ADSs immediately before consummation of the merger and who either become beneficial owners of Terranova shares or ADSs upon and as a result of the consummation of the merger or who exercise their right to withdraw from Masisa (see “Part Six—Legal Information—Description of Terranova Share Capital—General—Right of Dissenting Shareholders to Tender Their Shares”).

We have not sought and will not seek any rulings from the Chilean tax administration with respect to any matter discussed herein. No assurance can be given that the Chilean tax administration would not assert, or that a court would not sustain a position contrary to any of the tax characterizations and tax consequences set forth below.

Foreign Holders are urged to consult with their own tax advisors concerning the Chilean tax consequences of the merger, of any cash received in lieu of fractional shares or otherwise in connection with the merger, any payments received as a result of exercising their right to withdraw from Masisa, and of the ownership of Terranova shares or ADSs.

Material Chilean Tax Consequences of the Merger to Foreign Holders

In General

The material Chilean income tax consequences of the merger to Foreign Holders will be as follows:

•	The exchange of Masisa common stock or ADSs for Terranova shares or ADSs, respectively, will not result in the recognition of income, gain or loss to Foreign Holders, except to the extent of

•	any cash paid in lieu of fraction shares (see “—Cash in Lieu of Fractional Shares”), or

•	any cash paid to dissenting shareholders upon their exercise of the right to withdraw from Masisa (see “—Dissenting Shareholders”);

•	The tax cost basis of Terranova shares received by Foreign Holders who exchange Masisa common stock in the merger will be the same as the tax cost basis of the Masisa common stock surrendered for the Terranova shares, reduced by any amount allocable to a fractional share interest for which cash is received;

•	The holding period of the Terranova shares received in the merger will include the period during which such Foreign Holder owned the Masisa common stock surrendered in exchange for the Terranova shares;

Cash in Lieu of Fractional Shares

Any cash received by a Foreign Holder in lieu of fractional shares will be subject, directly or indirectly, to Chilean taxes if and to the extent that such amount exceeds the tax cost basis of such fractional shares.

Dissenting Shareholders

A Foreign Holder of Masisa common stock who exercises his right to withdraw from Masisa will recognize a capital gain or loss for Chilean income tax purposes in an amount equal to the difference between the consideration it receives for the shares and such Foreign Holder’s tax cost basis in such shares at the time of disposition. If a gain is realized, its tax treatment will be that described below under “Chilean Tax Consequences of Ownership of Terranova Shares or ADSs by Foreign Holders – Taxation of Capital Gains.”

A Foreign Holder of Masisa ADSs must exchange its ADS for Masisa common stock to exercise its right to dissent, and will recognize a capital gain or loss for Chilean income tax purposes in an amount equal to the difference between the consideration received for the shares and the tax cost basis of such shares at the time of disposition. The tax cost basis and the tax treatment of any gain will be that described below under “Chilean Tax Consequences of Ownership of Terranova Shares or ADSs by Foreign Holders – Taxation of Capital Gains.”

Chilean Tax Consequences of Ownership of Terranova Shares or ADSs by Foreign Holders

The following discussion contains a description of the material Chilean Tax Consequences relevant to the purchase, ownership and disposition of Terranova shares or ADSs by a Foreign Holder. This description is based, in part, on the representations of the depositary and the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms.

Taxation of Dividends

Cash dividends paid by Terranova with respect to its common stock or ADSs held by Foreign Holders will be subject to Chile’s withholding tax at a rate of 35% (the “Withholding Tax”), unless the dividend is paid out of income exempt from the Withholding Tax. The Withholding Tax must be withheld and paid over to the Chilean Treasury by Terranova. A credit against the Withholding Tax is available in the amount of the First Category Tax actually borne by Terranova on the income paid as a dividend. The basis of the Withholding Tax will be equal to the amount of the cash dividend plus the amount of any available First Category Tax credit.

The example below illustrates the effective Chilean Withholding Tax burden on a cash dividend received by a Foreign Holder, assuming a Withholding Tax rate of 35%, an effective First Category Tax rate of 17% and a distribution of all of the net proceeds available after payment of the First Category Tax.

Taxable income	100
First Category Tax (17% of US$100)	(17)
Net proceeds available	83
Dividend payment	83
Withholding Tax (35% of the sum of the dividend (US$83) and the available First Category Tax credit (US$17)	(35)
First Category Tax credit	17
Net dividend received	65
Payable Withholding Tax	(18)

The tax character of the dividend (taxable or exempt from Withholding Tax) and the amount of any First Category Tax credit will be determined in accordance with the dividend imputation rules contained in Chile’s income tax law. Such rules generally provide that dividends are imputed first to the company’s oldest profits subject to Withholding Tax, then to any profits exempt from Withholding Tax, and finally to any book-profits in excess of taxable and exempt profits. Terranova does not expect to have retained taxable profits as of December 31, 2004. As a result, while Terranova’s current retained-taxable-profits position is sustained, dividends subject to Withholding Tax will not carry any First Category Tax credit.

Dividend distributions made in property (other than shares of common stock) will be taxed as if a cash dividend in the amount of the fair market value of the distributed property had been paid. Stock dividends are not subject to Chilean taxation upon distribution. The exercise of preemptive rights relating to common stock will not be subject to Chilean taxation. Gains from the sale of preemptive rights relating to common stock will be subject to both the First Category Tax and the Withholding Tax (subject to the credit outlined above).

Taxation of Capital Gains

Gains realized on the sale, exchange or other disposition by a Foreign Holder of the ADSs (or ADRs evidencing ADSs) will not be subject to any Chilean taxes, provided that such sale, exchange or other disposition occurs outside of Chile. The deposit and withdrawal of common stock in exchange for ADRs is not subject to any Chilean taxes.

The tax basis of the shares of common stock received in exchange for ADSs will be the acquisition cost of the shares adjusted for the CPI variation between the month preceding the exchange and the month preceding the sale. The valuation procedure set forth in the deposit agreement, which values shares of common stock that are being exchanged at the highest reported sale price at which they trade on the Santiago Stock Exchange on the date the exchange is recorded on the books of the Company, will determine the acquisition cost for this purpose. Consequently, the conversion of ADSs into common stock and the same-day sale of such common stock for the value established under the deposit agreement will not generate a taxable capital gain in Chile.

Gain recognized on a sale or exchange of common stock (as distinguished from a sale or exchange of ADSs representing such common stock) held by Foreign Holders will be subject to Chilean income taxes at an effective rate of 35% if either

•	the Foreign Holder has held the common stock for less than one year, counted from the date of acquisition of such common stock or since exchanging the ADSs for such common stock,

•	the Foreign Holder acquired and disposed of the common stock in the ordinary course of its business or as a regular trader of shares, or

•	the sale is made to a related entity.

Otherwise, gain on the sale or other disposition of common stock will be subject generally to the First Category Tax as a sole income tax, currently imposed at a rate of 17%.

In certain cases and provided certain requirements are met, capital gains realized on the sale of actively traded stock of Chilean public companies may be exempt from Chilean income taxes. The stock of Terranova is currently considered an actively traded stock in the Santiago Stock Exchange, and Foreign Holders of the stock may qualify for an income tax exemption. Foreign Holders are urged to consult with their own tax advisors to determine whether an exemption applies to them.

Other Chilean Taxes

There are no Chilean inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of ADSs by a Foreign Holder, but such taxes may apply to transfers from inheritance, gifts or successions if the transferor acquired the ADSs with Chilean-source resources. There are no Chilean stamp, issue, registration or similar taxes or duties payable by a Foreign Holder of common stock or ADSs.

Chilean Withholding Tax Certificates

Upon request, Terranova will provide to Foreign Holders appropriate documentation evidencing the payment of the Withholding Tax (net of applicable First Category Tax).

COMPARATIVE MARKET PRICE DATA

The common stock of each of Terranova and Masisa is traded on the Santiago Stock Exchange, Valparaíso Stock Exchange and the Chilean Electronic Stock Exchange. Since 1993, shares of Masisa common stock have also been traded in the United States on the New York Stock Exchange, or NYSE, under the symbol “MYS,” in the form of ADSs evidenced by ADRs. Each Masisa ADS represents 30 shares of Masisa common stock. As of December 31, 2004, 928,514,743 shares of Masisa common stock were issued and outstanding, including ADRs evidencing 2,313,887 Masisa ADSs were outstanding (equivalent to 69,416,610 Masisa shares or 7.8% of the total number of issued shares of Masisa common stock). We will soon file an original application for listing ADSs representing shares of Terranova common stock on the NYSE and we anticipate approval of that listing as of the effective date of the merger. For additional information regarding the Chilean Stock Market, see “Part Six—Legal Information—The Chilean Stock Market.”

The table below shows, for the periods indicated, high and low closing prices, in Chilean pesos, of the shares of Terranova and Masisa common stock as reported by the Santiago Stock Exchange and the high and low closing prices, in U.S. dollars, of Masisa ADSs as reported by the NYSE.

	Santiago Stock Exchange				NYSE
	Ch$ per share(1)				US$ per ADS(2)
	Terranova Common(3)		Masisa Common		Masisa
	High	Low	High	Low	High	Low
1999	82.45	39.06	237.00	90.00	13.00	5.38
2000	97.64	52.07	295.00	203.00	17.25	10.94
2001	62.92	39.06	325.00	221.00	15.70	9.40
2002	79.20	50.99	282.00	130.00	13.08	5.30
2003	78.11	62.92	242.01	155.00	12.47	5.90

2001
1st Quarter	58.58	43.40	287.00	238.00	15.09	13.02
2nd Quarter	45.56	39.06	325.00	255.00	15.70	12.60
3rd Quarter	57.50	43.40	320.00	235.00	14.84	9.85
4th Quarter	62.92	45.56	295.00	221.00	13.05	9.40

2002
1st Quarter	73.77	61.84	282.00	244.00	13.08	10.66
2nd Quarter	79.20	70.52	255.00	188.00	11.70	8.13
3rd Quarter	71.60	62.92	188.00	130.00	8.08	7.03
4th Quarter	56.41	50.99	180.00	135.00	7.62	5.30

2003
1st Quarter	78.11	65.09	185.00	155.00	7.80	5.90
2nd Quarter	78.11	64.88	207.00	174.00	8.70	7.23
3rd Quarter	70.52	62.92	200.00	165.00	8.70	7.23
4th Quarter	72.25	64.01	242.01	182.00	12.47	8.30

2004
January	66.18	64.01	260.00	215.00	13.90	10.86
February	68.35	64.01	257.50	219.99	13.50	11.25
March	71.60	65.09	257.00	224.90	12.81	10.90
April	73.55	69.43	276.01	229.00	13.10	11.51
May	81.00	70.10	270.10	254.00	12.60	11.90
June	83.75	78.00	280.00	256.00	13.10	11.70
July	112.05	83.50	310.00	274.00	14.40	13.00
August	139.00	100.00	345.00	301.50	16.55	14.15
September	135.00	119.00	336.00	305.00	16.50	15.10
October	147.00	122.00	365.00	316.00	19.15	15.45
November	156.00	135.00	390.00	366.00	19.40	18.55
December	149.00	140.01	386.00	360.00	20.25	18.78

2005
January	142.50	132.40	369.00	340.00	19.80	18.30
February	146.00	140.00	379.90	360.01	19.73	18.45
March (through the 23rd)	152.00	142.00	390.00	365.00	20.00	18.49

Sources: Santiago Stock Exchange—Official Quotation Bulletin, NYSE.

(1)	Chilean pesos are reflected at historical values and therefore are not adjusted to reflect changes in purchasing power.
(2)	Price per ADS in US$; one ADS represents 30 shares of Masisa common stock.
(3)	Terranova’s stock price prior to May 2004 reflects the price of Terranova’s predecessor Forestal Terranova S.A., adjusted for the exchange ratio of 4.61 shares of Terranova for each share of Forestal Terranova exchanged in the merger of Forestal Terranova into Terranova on October 31, 2003. For more information on the merger and reorganization of Terranova, see “—The Merger.”

On August 25, 2004, the last full trading day prior to the public announcement of the merger, the closing price on the Santiago Stock Exchange of Terranova common stock was Ch$118.00 per share and Masisa common stock was Ch$335.00 per share and the closing price on the NYSE of Masisa ADSs was US$15.66 per ADS.

COMPARATIVE PER SHARE DATA

The following table reflects (a) the historical net income, dividends and book value per share of Terranova common stock in comparison with the pro forma net income, dividends and book value per share after giving effect to the proposed merger as a purchase of Masisa; (b) the historical net income and book value per share of Masisa common stock in comparison with the equivalent pro forma net income and book value per share attributable to 2.56 shares of Terranova common stock which will be received for each share of Masisa; and (c) the actual cash dividends per share compared in the case of Masisa, with the equivalent pro forma of two and 56/100th of the cash dividend paid on each share of Terranova common stock. The information presented in this table should be read in conjunction with, and is qualified in its entirety by, the pro forma combined financial statements, our audited consolidated financial statements and Masisa’s audited consolidated financial statements included or incorporated by reference in this document, respectively.

	Year Ended December 31, 2003	Nine Months Ended September 30, 2004

	US$	US$
Terranova Common Stock
Basic earnings per common share:
Historical (Chilean GAAP)	(0.006)	0.007
Pro forma (Chilean GAAP)	—	0.008
Dividends per common share:
Historical	—	—
Pro forma(1)	—	—
Book value per common share at period end:
Historical (Chilean GAAP)	0.22	0.20
Pro forma (Chilean GAAP)	—	0.20
Masisa Common Stock
Basic earnings per common share:
Historical (Chilean GAAP)	0.01	0.04
Equivalent pro forma	—	0.02
Dividends per common share:
Historical	0.005	—
Equivalent pro forma	—	—
Book value per common share at period end:
Historical (Chilean GAAP)	0.49	0.52
Equivalent pro forma	—	0.51

(1)	Same as historical since no change in dividend policy is expected as a result of the acquisition.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following pro forma financial information of Terranova gives effect to the merger with Masisa through the issuance of shares of Terranova or cash in the case of fractional shares.

The pro forma financial information is presented in accordance with preparation guidelines specified by the SEC. The pro forma presentation is intended to reflect the hypothetical impact on the historical financial statements if the proposed merger transaction occurred, with respect to the balance sheet as of the end of the pro forma period, September 30, 2004, and with respect to the income statement as of January 1, 2004, the beginning of the pro forma period. This pro forma presentation does not give effect to anticipated changes to be implemented by management to achieve consolidated cost savings nor other changes that may result from implementation of operational or strategic changes. Additionally, this pro forma presentation does not reflect the effect of any payment that may be required in connection with the exercise of withdrawal rights (derecho a retiro) by Terranova or Masisa shareholders and ADR holders under Chilean law in connection with the merger.

Chilean GAAP Accounting Treatment

The unaudited pro forma adjustments, which are based on available information and certain assumptions we believe are reasonable in the circumstances, are described in the accompanying notes. Under Chilean GAAP, we intend to account for the transaction, including the acquisition of the 47.566% of Masisa, as a merger of commonly controlled companies in a manner similar to a “pooling of interest” as of January 1, 2005. For comparison purposes, the prior year financial statements prepared in accordance with Chilean GAAP will be also presented on a “pooling of interest” basis assuming the merger occurred as of the beginning of such reporting period. As such, financial statements for periods prior to January 1, 2004 will not be restated.

Under US GAAP we intend to account for the acquisition of the 47.566% minority interest of Masisa in accordance with the purchase method of accounting. As such, the acquired 47.566% interest of Masisa S.A. will be incorporated into Terranova S.A. using the purchase price as determined based on the market value of the Terranova S.A. shares offered in accordance with the step acquisition method for the newly acquired interest of Masisa. The book values of individual assets and liabilities will be adjusted to the fair values on the acquisition date for the proportional interest of Masisa that is acquired. From a U.S. GAAP perspective goodwill and intangible assets with indefinite lives are not amortized under U.S. GAAP. The footnotes that follow the pro forma information provide additional explanation of the presentation.

We have prepared and presented the pro forma financial information in accordance with Chilean GAAP, which differs in some respects from U.S. GAAP. See “Notes to the Unaudited Pro Forma Financial Information” and Note 23 of our audited consolidated financial statements for a description of the material differences between Chilean GAAP and U.S. GAAP, included elsewhere in this document.

The pro forma financial information of Terranova is for informational purposes only and does not represent Terranova’s financial position or results of operations as of any date or for any period, nor does it project Terranova’s financial position or results of operations as of any future date or for any future period.

You should read this unaudited pro forma financial information in conjunction with our and Masisa’s audited consolidated financial statements and the notes thereto included elsewhere or incorporated by reference into this information statement and prospectus.

TERRANOVA S.A. AND SUBSIDIARIES

UNAUDITED PRO FORMA BALANCE SHEET

AS OF SEPTEMBER 30, 2004

	Consolidated balance sheet	Proforma adjustment	Proforma under Chilean GAAP
	ThUS$	ThUS$	ThUS$
ASSETS
CURRENT ASSETS
Cash	19,130	—	19,130
Time deposits	14,426	—	14,426
Marketable securities	936	—	936
Accounts receivable (net)	143,492	—	143,492
Notes and accounts receivable from related companies	7,828	—	7,828
Inventories	182,386	—	182,386
Recoverable taxes	39,294	—	39,294
Prepaid expenses	7,230	—	7,230
Deferred taxes	379	—	379
Other current assets	20,675	—	20,675

Total current assets	435,776	—	435,776

PROPERTY, PLANT AND EQUIPMENT
Land and forests	641,857	—	641,857
Buildings and other infrastructure	218,850	—	218,850
Machinery and equipment	799,395	—	799,395
Other	80,741	—	80,741
Technical reappraisal of property, plant and equipment	7,390	—	7,390
Less: Accumulated depreciation	(320,519)	—	(320,519)

Total property, plant and equipment	1,427,714	—	1,427,714

OTHER ASSETS
Investments in unconsolidated affiliates	3,001	—	3,001
Investment in other companies	170	—	170
Goodwill (net)	2,239	—	2,239
Negative goodwill (net)	(45,790)	—	(45,790)
Long-term receivables	4,366	—	4,366
Notes and accounts receivable from related companies	597	—	597
Other assets	33,138	—	33,138

Total other assets	(2,279)	—	(2,279)

Total assets	1,861,211	—	1,861,211

See Notes to the Unaudited Pro Forma Financial Information

TERRANOVA S.A. AND SUBSIDIARIES

UNAUDITED PRO FORMA BALANCE SHEET

AS OF SEPTEMBER 30, 2004

	Consolidated balance sheets	Proforma adjustment		Proforma under Chilean GAAP
	ThUS$	ThUS$		ThUS$
LIABILITIES AND SHAREHOLDER’S EQUITY

CURRENT LIABILITIES
Short-term bank borrowings	81,439	—		81,439
Current portion of long-term bank borrowings	57,948	—		57,948
Current portion of bonds and promissory notes	14,038	—		14,038
Current portion of other long-term borrowings	274	—		274
Dividends payable	232	—		232
Accounts payable and sundry creditors	58,326	—		58,326
Notes and accounts payable to related companies	5,986	—		5,986
Accrued liabilities	13,783	—		13,783
Withholdings	8,384	—		8,384
Other current liabilities	1,562	—		1,562

Total current liabilities	241,972	—		241,972

LONG-TERM LIABILITIES
Long-term bank borrowings	210,249	—		210,249
Bonds and promissory notes	288,564	—		288,564
Deferred taxes	13,939	—		13,939
Other long-term borrowings	1,814	—		1,814
Other long-term liabilities	15,759	—		15,759

Total long-term liabilities	530,325	—		530,325

MINORITY INTEREST	319,867	(229,771	)(A.1)	90,096

SHAREHOLDERS’ EQUITY
Paid-in capital	602,117	229,771	(A.1)	831,888
Other reserves	125,729	—		125,729
Retained earnings:
Accumulated gains	14,979	—		14,979
Net income (loss) for the year	26,222	—		26,222

Total shareholders equity	769,047	229,771		998,818

Total liabilities and shareholders’ equity	1,861,211	—		1,861,211

See Notes to the Unaudited Pro Forma Financial Information

TERRANOVA S.A. AND SUBSIDIARIES

UNAUDITED PRO FORMA STATEMENT OF INCOME

FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004

	Consolidated income statement	Pro forma adjustment		Pro forma under Chilean GAAP
	ThUS$	ThUS$		ThUS$
OPERATING RESULTS
Net sales	476,456	—		476,456
Cost of sales	(336,532)	—		(336,532)

Gross margin	139,924	—		139,924
Selling and administrative expenses	(65,665)	—		(65,665)

Operating income	74,259	—		74,259

NON-OPERATING RESULTS
Financial income	1,562	—		1,562
Share of income (loss) from unconsolidated affiliates	994	—		994
Other non-operating income	4,737	—		4,737
Amortization of goodwill	(594)	—		(594)
Amortization of negative goodwill	2,494	—		2,494
Financial expenses	(28,732)	—		(28,732)
Other non-operating expenses	(10,004)	—		(10,004)
Foreign exchange (losses) gains and price-level restatements	716	—		716

Non-operating results	(28,827)	—		(28,827)

Income before minority interest and income taxes	45,432	—		45,432
Minority interest	(14,128)	15,835	(B.1)	1,707
Income tax expense	(5,082)	—		(5,082)

Net income for the period	26,222	15,835		42,057

See Notes to the Unaudited Pro Forma Financial Information

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA FINANCIAL INFORMATION

Basis of Presentation

We have prepared the unaudited pro forma financial information of Terranova based on the historical audited financial statements of Terranova as of September 30, 2004 and for the nine-month period then ended.

The following adjustments have been made to the unaudited pro forma financial information as of September 30, 2004 and for the nine-month period then ended:

Note A. Adjustments to the Unaudited Pro Forma Balance Sheet

1. To reverse the minority interest balance associated with Masisa and subsidiaries and record the associated capital increase as a result of the merger of Terranova and Masisa, a subsidiary already consolidated by Terranova.

Note B. Adjustments to the Unaudited Pro Forma Statement of Income

1. To reverse the minority interest effects associated with the purchase of 47.566% of Masisa, a subsidiary already consolidated by Terranova.

Note C. Accounting Treatment of the Merger for U.S. GAAP and related pro forma adjustments

Under U.S. GAAP, we intend to account for the transaction under the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations” (SFAS No. 141). The acquired 47.566% of Masisa assets and liabilities will be adjusted to give effect to the purchase price paid by Terranova. If, after the proportional interests of assets, including intangibles, and liabilities of Masisa company have been adjusted to their proportional fair value at the acquisition date, the purchase price exceeds the amount of such fair value, the excess would be recorded as goodwill. SFAS No. 141 establishes specific criteria for the recognition of intangible assets separately from goodwill and it requires unallocated negative goodwill to be allocated pro rata to the acquired assets or written off immediately as an extraordinary gain. Goodwill and certain specifically identified intangibles are assigned an indefinite useful life. Accordingly, no goodwill amortization expense is recorded for U.S. GAAP purposes. Goodwill and indefinite life intangibles are subject to annual impairment tests based on the fair value method.

The following table sets forth the US GAAP purchase accounting adjustments as of September 30, 2004 relating to the purchase of the 47.566% minority interest of Masisa:

ThUS$
Net book value of Masisa under US GAAP	466,261
Incremental fair value of identified intangible asset (i)	20,658
Adjustment to net assets of Masisa to reconcile to fair value	(55,401)

Fair value of Masisa	431,518

Fair value of minority interest acquired in Masisa (47.566%)	205,254
Purchase cost, including an estimated ThUS$2,000 of related acquisition expenses (ii)	245,247

Pro forma goodwill under US GAAP (iii)	39,993

(i)	Identified intangible with an indefinite life associated with Masisa brand name.
(ii)	The purchase price assumed was the market value on September 30, 2004 of Terranova shares on the Santiago Stock Exchange multiplied by the number of shares to be issued in the merger.
(iii)	Under US GAAP goodwill is not amortized but tested for impairment at least annually.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA FINANCIAL INFORMATION—(Continued)

The following is a summary of the adjustments to the historical US GAAP book values of Masisa at September 30, 2004:

Accounts	Historical book value at September 30, 2004	Fair value at September 30, 2004	Increase/(decrease) to net equity at book value September 30, 2004	Adjustment to book value for 47.566% acquired at September 30, 2004
	ThUS$	ThUS$	ThUS$	ThUS$
Property, plant and equipment, net	588,144	540,198	(47,946)	(22,806)
Goodwill	64	—	(64)	(30)
Other assets (intangible)	6,571	27,229	20,658	9,826
Bonds and promissory notes	117,401	118,767	(1,366)	(650)
Deferred tax liability	27,105	19,548	7,557	3,594
Minority interest	57,097	70,679	(13,582)	(6,460)

Set forth below is the reconciliation of pro forma shareholders’ equity as of September 30, 2004 and pro forma net income (loss) for the nine-month period ended September 30, 2004 under Chilean GAAP to the corresponding amounts that would have been reported in accordance with U.S. GAAP. This is for presentational purposes only. For a description of the material differences between Chilean GAAP and U.S. GAAP, see note 23 to our audited consolidated financial statements included elsewhere in this document.

Reconciliation to U.S. GAAP of Pro Forma Shareholders’ Equity:

At September 30, 2004
ThUS$
Pro forma Shareholders’ equity as shown under Chilean GAAP	998,818
Historical U.S. GAAP adjustments in Terranova as disclosed in note 23 to our consolidated financial statements	(215,985)
Difference in minority interest associated with Masisa between Chilean and US GAAP	3,598
Additional paid-in capital as a result of accounting for the acquisition of the 47.566% minority interest of Masisa under purchase method of accounting under U.S. GAAP(i)	11,878

Pro forma Shareholders’ equity under U.S. GAAP	798,309

(i)	Determined as the difference between the acquisition cost of the 47.566% of Masisa amounting to ThUS$245,247 (see above) and ThUS$233,369 which represents the minority interest associated with Masisa under US GAAP that would have been transferred to paid-in capital.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA FINANCIAL INFORMATION—(Continued)

Reconciliation to U.S. GAAP of Pro Forma Net Income (loss):

Nine-month period ended September 30, 2004
ThUS$
Pro forma net income (loss) as of shown under Chilean GAAP	42,057
Historical U.S. GAAP adjustments in Terranova as disclosed in note 23 to our consolidated financial statements	6,271
Reversal of minority interest associated with historical US GAAP adjustments of Masisa	(795)
Acquisition of 47.566% of Masisa – amortization of fair value of assets and liabilities	1,240
Deferred tax effects of amortization of fair value assets and liabilities	(236)

Pro forma net income (loss) under U.S. GAAP	48,537

2. Pro Forma Earnings Per Share:

Nine-month period ended September 30, 2004
US$
Basic and diluted pro forma earnings (losses) per share under Chilean GAAP	0.008

Basic and diluted pro forma earnings per share under U.S. GAAP	0.01

Pro forma weighted average number of shares of common stock outstanding (in thousands)	5,049,060

Earnings per share has been calculated by dividing pro forma net income by the pro forma weighted-average number of common shares outstanding based on the exchange of the number of Terranova shares that holders of Masisa shares will receive.

I NFORMATION ABOUT TERRANOVA

Business Overview

Terranova is a sociedad anónima abierta, or publicly-held corporation, organized under the laws of Chile. We were incorporated into our present form on October 31, 2003. Our predecessor company, Forestal Terranova S.A. was incorporated on August 2, 1994. We are controlled by our majority shareholder, Compañía de Inversiones Suizandina S.A. Suizandina is a Chilean holding company and is part of a larger group of affiliated investment companies, held by Nueva Holding, Inc. Our legal domicile is Santiago, Chile and our principal executive office is located at Avenida Apoquindo 3650, Piso 10, Las Condes, Santiago, Chile. Our telephone number is +56 (2) 350-6000. Our agent in the United States is Terranova Forest Products, Inc., which is located at 2440 Clements Ferry Road, Wando, South Carolina 29492.

Through our operating subsidiaries, including our subsidiary Masisa, we cultivate and manage forestry assets, supply raw materials such as saw logs, pulp logs and chips to our industrial affiliates, and operate sawmills and board and moulding plants. We are leading producers of particle board, MDF and OSB in Latin America and produce and sell finger-joint mouldings, solid wood interior rail and stile doors in the United States. Our principal production facilities are located in Chile, Argentina, Venezuela and Brazil. We also have smaller production facilities in Mexico and the United States. The principal markets for our products are the United States, Chile, Mexico, Brazil, Venezuela and Argentina. No seasonal factors affect our products.

Our principal products include:

• MDF,	• solid pine wood interior rail and stile doors,

• particle boards,	• OSB,

• finger-joint mouldings,	• MDF mouldings, and

• sawn lumber,	• sawn and pulp logs.

Business Strategy

Our business strategy consists of the following five key elements:

•	Maximize and strengthen (i) our position as a Latin American forestry company with forest plantations in fast growing regions and (ii) our ability to more fully utilize all tree byproducts throughout our production processes.

Three of our plantation locations, Chile, Argentina and Brazil, are countries with the three fastest average annual tree growth rates in the world. Our Venezuelan plantation provides trees that grow at a slower rate but produce a higher quality lumber which can be used in a wider range of end user applications. Together, Terranova and Masisa maximize the complete use of all portions of the trees we harvest. Different parts of the trees are used to produce different products ranging from wood doors to solid wood mouldings and lumber. Even the byproducts of various production processes, such as sawdust and chips, can be used in the production of board products.

•	Continue to improve our industrial and corporate efficiency in order to be a low cost producer.

As Terranova and Masisa have worked to realize synergies from their complementary operations, we have begun to achieve specialization of our production plants, greater economies of scale and a reduction in overhead. Throughout 2003 and 2004, we integrated the sales and production operations of Masisa and Terranova in Mexico and Brazil; began marketing Masisa’s products in the United States through Terranova Forest Products; began to integrate management of the forestry operations of Masisa and Terranova in Chile; and integrated many functions of our Masisa and Terranova corporate management, including logistical coordination. Our strategy going forward will be to continue to integrate the businesses of Terranova and Masisa in order to achieve even greater synergies.

•	Maintain a strong customer-focused approach throughout the production and distribution chain and continue to build upon our strong distribution network, focusing particularly upon our well-established Placacentro distribution network.

We work closely with our customers in the construction and furniture manufacturing industries to offer solutions to problems they face and to better satisfy their needs. We intend to continue to develop Masisa’s Placacentro program in Chile, Brazil, Argentina, Peru, Mexico, Ecuador, Panama, Paraguay, Colombia, Venezuela, Guatemala and Uruguay and to extend the Placacentro concept to new countries as well. We believe that expansion of this program will further enhance Masisa’s brand names and the distribution of its products. In addition, we intend to use our Terranova Forest Product distribution network and staff in the United States to better understand our customers’ needs and adapt appropriately our product designs and manufacturing and distribution processes. We will also leverage our Terranova Forest Product’s distribution channels in the United States to market and sell Masisa’s products, especially OSB and MDF mouldings.

•	Utilize our significant distribution presence in various markets, particularly, the United States, to develop greater market penetration for an expanded product mix.

Through Terranova Forest Products’ management and staff we are seeking to develop a more diversified product mix, new and better distribution channels and better name recognition and differentiation for our products. At Terranova Forest Products, we have brought in new senior management, a new sales and marketing management team and additional sales staff both in the field and as administrative support. In addition, we have created within our sales departments teams specialized in the development of our primary product categories. We are also working to continually improve our supply chain infrastructure from our forestry and industrial operations in South America to our commercial operations in the United States, Mexico and our other international markets.

•	Ensure that our forestry assets and production facilities and processes are maintained and operated in accordance with internationally accepted sustainable development principles.

The business activities within our group are based on the principle of environmentally and socially responsible development. Environmentally, this means we seek more efficient uses of raw materials and by-products and continuous improvement in the environmental impact of each of our group’s companies. With respect to our social responsibility, it is our goal that our businesses and operations impact positively our communities where we operate and our employees and other stakeholders.

If the merger is approved, we will implement a resegmentation of our businesses into three divisions: boards, solid wood and forestry. In the boards division, we expect to continue to expand our boards distribution network throughout Latin America, including a planned expansion by the end of 2007 of up to 187 new Placacentros, approximately 58 of which we expect to open in Mexico. In the solid wood division, we intend to continue to seek greater geographic market penetration, primarily in the United States and Mexico, and improved name recognition and branding. In our forestry division, we intend to continue to consolidate our operations in Chile and Brazil. For more information regarding our plans and strategy for the merged company, see “Part Three—The Merger—The Merger—Our Plans for Terranova Following the Merger.”

Our History and Development

Our history began in the 1970s with a sawmill operation in southern Chile. In the years up to 2002, through acquisitions and other transactions, our predecessor companies and we expanded our forestry assets in Chile, Venezuela and Brazil; acquired and established manufacturing and marketing capabilities in the markets of northern Latin America and the United States in order to allow us to more efficiently utilize our forestry resources; and worked to improve the coordination and management of those resources. During this period, we expanded our operations within Chile to include additional sawmills and facilities to manufacture MDF and market skin and moulded doors. Outside Chile, we significantly expanded to add forestry assets in Venezuela and Brazil, sawmills in Brazil and Venezuela, board manufacturing facilities in Brazil and Venezuela, a moulding plant in the United States and distribution and marketing operations in the United States and numerous markets in northern Latin America. As of 2002, our forestry assets and manufacturing operations were held directly and indirectly through our predecessor, Forestal Terranova, with our U.S. operations being coordinated through Forestal Terranova’s subsidiary, Terranova Forest Products, and our non-Chilean subsidiaries and affiliates being held by, and their products marketed through, Terranova Internacional S.A., also known as TISA.

In January 2001, Forestal Terranova subscribed to approximately 81 million newly issued shares of Masisa, giving it an approximate 8.8% interest in Masisa. In July 2002, Forestal Terranova acquired Maspanel’s 43.16% interest in Masisa and became Masisa’s controlling shareholder with 51.9% of Masisa’s total shares then paid and outstanding. Effective as of July 1, 2002, Forestal Terranova began consolidating Masisa into its financial results. On May 27, 2003, Forestal Terranova increased its ownership interest in Masisa to 486,861,555 shares (52.43%) of common stock through open market purchases on the Santiago Stock Exchange.

Forestal Terranova decided to expand the relationship between Terranova and Masisa in order to make use of their respective resources and systems in a manner that would improve the efficiency, strength and financial performance of both companies. As part of that process, Forestal Terranova entered into a support services agreement with Masisa effective as of January 1, 2003, pursuant to which Masisa assumed the management of Forestal Terranova’s Venezuelan subsidiary, Fibranova C.A. Under that agreement, Forestal Terranova retains ownership of the land, land rights, plant and equipment and Masisa manages the production process as well as the marketing and distribution of the finished products. For more information on the terms of this agreement, see “—Related Party Transactions.”

As a result of the Fibranova support services agreement with Masisa, many of Forestal Terranova’s marketing and sales affiliates became redundant with the sales and marketing operations Masisa carried out through Fibranova as well as with Masisa’s own marketing and sales network in the northern Latin American region. Accordingly, Forestal Terranova decided to discontinue its separate marketing and sales efforts through several of its northern Latin American subsidiaries and affiliates. In 2003, Forestal Terranova discontinued the operation of Terranova Argentina S.A. as well as its joint venture with Masisa in Masnova de México.

During the first quarter of 2003, Gonzalo Zegers and Alejandro Droste resigned from their positions as Chief Executive Officer of Masisa and Chief Financial Officer of Masisa do Brasil Limitada (“Masisa Brasil”) and were appointed Chief Executive Officer and Chief Financial Officer of Forestal Terranova, respectively. During that same time period and throughout the remainder of 2003, many of the officers and senior management of Forestal Terranova and its subsidiaries were replaced with officers and management drawn from Masisa and from outside the Forestal Terranova group.

On September 30, 2003, Suizandina and Forestal Terranova, the owners of 40% and 60%, respectively, of the shares of Terranova International S.A., or TISA, approved a stock split and spin-off of TISA into two separate companies, TISA and Inversiones Internacionales Terranova S.A., or IITSA. As a result of the stock split and spin-off, Suizandina and Forestal Terranova each held 40% and 60%, respectively, of each of TISA and IITSA. Before the stock split and spin-off, substantially all of the international subsidiaries of Forestal Terranova were held through TISA. Immediately after the stock split and spin-off all of the international subsidiaries previously held by TISA were held by IITSA and all of the tax losses of the international subsidiaries were held by TISA. Following this reorganization and stock split, TISA was renamed Terranova S.A.

On October 14, 2003, Suizandina sold all of its shares of Terranova except one to Forestal Terranova. On October 31, 2003, the shareholders of Forestal Terranova and Terranova S.A. each approved the merger of Forestal Terranova into and with its subsidiary Terranova S.A. with Terranova being the surviving company. As a result of the merger, Terranova S.A. succeeded to all of the shares of Forestal Millalemu S.A. and Andinos S.A. that were previously held by Forestal Terranova and, accordingly, held 100% of the shares of each of Millalemu and Andinos. Pursuant to Chilean law, each of Millalemu and Andinos was automatically dissolved at the time they became wholly owned subsidiaries and Terranova succeeded to all of their assets and liabilities.

Corporate Structure

In addition to manufacturing particle board, MDF, OSB, solid-wood doors, mouldings and sawn wood, through subsidiaries and joint ventures we engage in several related operations. As indicated in the following charts, we and a number of our subsidiaries conduct manufacturing operations. However, most of our sales to third parties are made through Terranova Forest Products, Terranova de Mexico, S.A. de C.V., Terranova C&R S.A., Masisa Chile, Masisa Argentina, Masisa Brazil, Masisa Mexico, Masisa Peru, Masisa Ecuador, Forestal Terranova Mexico, Fibranova C.A., Andinos C.A., Terranova Colombia and Terranova Panama. The principal exceptions are Forestal Tornagaleones and Forestal Argentina, which are directly responsible for selling their own products.

Our group’s business structure, as of September 30, 2004, is set forth in the following charts. All of our indirect subsidiaries held through Masisa are set forth in the second of the two charts.

The following table shows on a consolidated basis our direct and indirect ownership interest in each of our subsidiaries and affiliates that formed a part of our group as of September 30, 2004, as well as the country of incorporation for each such subsidiary and affiliate. Unless specifically noted otherwise, our ownership interest in each subsidiary and affiliate is equal to our proportionate voting power in that entity.

		OWNERSHIP INTEREST
		September 30, 2004
COMPANY	COUNTRY OF INCORPORATION	DIRECT	INDIRECT	TOTAL
Andinos C.A.	Venezuela	0.00	60.00	60.00
Corporación Forestal Guayamure C.A.	Venezuela	0.00	51.00	51.00
Corporación Forestal Imataca C.A.	Venezuela	0.00	60.00	60.00
Fibranova C.A.(1)	Venezuela	0.00	60.00	60.00
Terranova Guatemala S.A.	Guatemala	0.00	60.00	60.00
Forestal Terranova México S.A. de C.V.	Mexico	0.00	59.99	59.99
Masisa S.A.	Chile	52.43	0.00	52.43
Terranova Brasil Ltda..	Brazil	0.00	59.40	59.40
Terranova Colombia S.A.	Colombia	0.00	59.90	59.90
Terranova Costa Rica S.A.	Costa Rica	0.00	60.00	60.00
Terranova Forest Products, Inc.	U.S. (North Carolina)	25.12	44.93	70.05
Inversiones Internacionales Terranova S.A.	Chile	60.00	0.00	60.00

		OWNERSHIP INTEREST
		September 30, 2004
COMPANY	COUNTRY OF INCORPORATION	DIRECT	INDIRECT	TOTAL
Terranova Panamá S.A.	Panama	0.00	60.00	60.00
Terranova de Venezuela S.A.	Venezuela	0.00	60.00	60.00
Inversiones Coronel Limitada	Chile	0.00	52.43	52.43
Masisa Inversiones Limitada	Chile	0.00	52.43	52.43
Masisa Partes y Piezas Limitada	Chile	0.00	52.43	52.43
Forestal Tornagaleones S.A.	Chile	0.00	31.70	31.70
Masisa Overseas LTD.	Cayman Islands	0.00	52.43	52.43
Maderas y Sintéticos del Perú S.A.C.	Peru	0.00	52.38	52.38
Maderas y Sintéticos México S.A. de C.V.	Mexico	0.00	52.43	52.43
Madera y Sintéticos Servicios S.A. de C.V.	Mexico	0.00	52.43	52.43
Masisa do Brasil Ltda.	Brazil	0.00	52.43	52.43
Forestal Argentina S.A.	Argentina	0.00	15.88	15.88
Masisa Concepción Ltda.	Chile	0.00	52.43	52.43
Masisa Argentina S.A.	Argentina	0.00	52.43	52.43
Masisa Ecuador S.A.	Ecuador	0.00	52.43	52.43

(1)	Management, operations and sales are conducted by Masisa S.A.

The GrupoNueva Group and Our Management Framework

We are controlled by the GrupoNueva group, or Nueva Holding, Inc., a Panamanian company, which through its Chilean subsidiaries Compañía de Inversiones Suizandina S.A. and Inversiones Forestales Los Andes S.A., owns a 76.38% interest in us. Suizandina is, directly and indirectly, a wholly owned subsidiary of Nueva Holding, Inc. Inversiones Forestales Los Andes, is, directly and indirectly, a wholly owned subsidiary of Suizandina. In addition, Suizandina owns directly a 40% interest in our subsidiary IITSA and, as a result, owns 40% of the IITSA´s interest in many of our indirect international subsidiaries.

As part of the GrupoNueva group, we adhere to certain common management philosophies with the other GrupoNueva companies. These include adhering to management and business practices which promote sustainable development of our forestry assets and of the social environment in the communities in which our operations are located. GrupoNueva provides to us suggested management guidelines with respect to strategic planning, budget formulation and control, financial policies, internal audits, eco-efficiency, environmental performance, social responsibility, health and safety, human resources, legal matters, public relations communications, and information technology.

Our Principal Facilities and Offices

The map below illustrates the location of our principal offices, forests, production facilities and Placacentros as of September 30, 2004. For information regarding our offices, plantations, forests, production and processing facilities, see “—Description of Properties.”

Principal Products

The following table sets forth the sales of each of our principal products as a percentage of our total consolidated sales for the years ended December 31, 2002 and 2003 and for the nine months ended September 30, 2003 and 2004.

OUR PRODUCTS

(as a percentage of consolidated sales)

	Year ended December 31,		Nine months ended September 30,
	2002	2003	2003	2004
MDF	27.3%	32.2%	31.7%	33.3%
Particle board	15.8%	20.9%	20.7%	19.7%
Finger-joint mouldings	22.5%	15.8%	15.8%	12.4%
OSB	1.9%	5.8%	4.7%	9.2%
Sawn lumber	8.9%	7.7%	8.0%	8.3%
Solid-wood doors	13.6%	6.8%	8.1%	5.7%
MDF mouldings	4.0%	3.5%	3.4%	4.4%
Sawn and pulp logs	3.1%	3.3%	3.6%	3.7%
Other products(1)	2.8%	4.0%	4.0%	3.2%

Total	100.0%	100.0%	100.0%	100.0%

(1)	Includes principally wood chips, sawdust, door parts, Masisa’s fiberboard doors and wood plies.

MDF (Medium Density Fiberboard)

MDF is manufactured by removing the fibers from wood chips, mixing the wood fiber pulp with adhesives and forming the mixture into flat sheets which are dried, heated, pressed, cooled, cut to size and finished. MDF has broad applications in furniture, cabinet and millwork manufacturing. Machining qualities make MDF well-suited for the production of pieces with critically shaped and profiled edges. Its uniformly dense surface gives superior results when grain-printed or painted. MDF shapes and routs with precision, drills easily and cuts cleanly. It is an effective core material for high-pressure laminates, fast-cycle melamine and veneers. MDF is of higher quality and more versatile than particle board. However, compared to the production of particle board, the MDF production process requires higher-quality wood, a greater quantity of adhesives and more energy. Due to its higher production costs, MDF generally commands a higher price than particle board of the same thickness. We produce all the standard thicknesses and densities of MDF, including thin-MDF, some melamine-laminated MDF and a small amount of wood-veneered MDF. Melamine-laminated MDF is MDF covered on one or both sides with paper impregnated with melamine, a plastic laminate. We also produce a high density MDF to be used for flooring. We market our MDF under the brand name “MDF Masisa.” For the nine months ended September 30, 2004, MDF sales represented approximately 33.3% of our consolidated net sales compared to 31.7% for the same period in 2003.

Particle Board

Raw particle board is manufactured by mixing wood chips, wood shavings and sawdust with adhesives and rolling or pressing the mixture into large flat sheets of varying sizes and thickness, which are then cut, quality-analyzed and packaged. Raw particle board is used in a variety of applications in the construction industry, such as ceilings, floors and closets, and is also widely used in the manufacture of furniture. We produce different types of raw particle board that are marketed under the brand names “Placa Masisa,” “Masisa Panel,” “Ecoplac,” “Facilplac” and “HR100.” We also produce melamine-laminated particle boards which are raw particle boards covered on one or both sides with paper impregnated with melamine. Melamine-laminated boards are widely used in the manufacture of furniture and cabinets and are also used in construction for walls, counters and in other applications. Melamine-laminated board sales generate a higher margin than raw particle board sales. For the nine months ended September 30, 2004, particle board sales accounted for approximately 19.7% of our consolidated net sales revenue compared to 20.7% for the same period in 2003.

Particle board competes, in certain uses, with gypsum and asbestos-cement boards, as well as solid wood, plywood, fiber board (including both hard board and MDF) and OSB. MDF and particle board are competing products in some applications in the furniture industry. Lumber and gypsum board are the main competing products in the construction industry. Plywood may also be substituted for particle board, MDF and OSB in certain applications.

Finger-Joint Mouldings

Finger-joint mouldings are produced from small pieces of recycled wood which have been cut and dried. The drying process is followed by a shining procedure in which any knots, imperfections or irregularities are corrected. The wood pieces are then joined, shaped and packaged for distribution. We offer four types of mouldings including raw moulding, painted moulding, cast moulding and stile moulding. These mouldings are ornamental strips used to decorate a surface, and are often used to accent or emphasize the ornamentation of a structure or to conceal surface areas or angle joints. For the nine months ended September 30, 2004, finger-joint moulding sales represented approximately 12.4% of our consolidated net sales revenue compared to approximately 15.8% for the same period in 2003.

OSB (Oriented Strand Board)

OSB is structural panel board manufactured from small logs and lumber scraps. The logs are debarked, sawn and reduced to thin wood strands. The strands are put into a drying machine to remove humidity from the wood in order to avoid shrinkage and swelling during use. The dried wood strands are placed into a blending machine where they are mixed with chemical adhesives. The resin-blended strands are then mechanically aligned into several layers in a forming line, with each layer laid down separately along the conveyor belt, to build up a mat. This mat is compressed and heated in the main press to form the boards. The compressed and heated boards are then cooled and finished. OSB’s outstanding physical-mechanical properties make the boards highly suitable for use in applications requiring great structural resistance, such as those that occur in the construction and packaging industries. Our Masisa OSB is marketed under the “Masisa OSB” brand name, and is manufactured at Masisa’s Brazilian plant. For the nine months ended September 30, 2004, OSB sales represented approximately 9.2% of our consolidated net sales compared to approximately 4.7% for the same period in 2003.

Sawn Lumber

We produce green and kiln dried sawn lumber from timber harvested from forestry plantations. The timber is sawn into logs, debarked and classified according to its diameter and length. The lumber is sawn into various shapes and sizes. Andinos produces high quality dried lateral wood from the outer portion of the log for re-manufacturing process and lower quality dried center wood, from the center portion of the log. The lateral wood is used for manufacturing finger-joint mouldings, door frames, boards, sidings, furniture and doors. The center wood is used for manufacturing, packaging and construction. The slower growth rate of the Caribbean pine from our Venezuelan forest plantations results in a high quality grade that commands a premium price in Mexico. For the nine months ended September 30, 2004, sales of sawn lumber represented approximately 8.3% of our consolidated net sales revenue compared to approximately 8.0% for the same period in 2003.

Solid Wood Doors

We manufacture solid wood interior rail and stile doors in Chile, and market them under the brand name “Terranova”. Our doors are 1 3/8 inches thick and are manufactured in a range of heights and widths to fit standard doorways and closets. Terranova doors are available in French, bi-fold, six panel, Soriana and Sevillana styles. The doors are manufactured from solid pine wood with engineered stiles and rails that are edge-glued, finger-jointed and laminated with clear veneer. They are also available with solid raised panels with a characteristic double hip pattern, emphasizing the relief. Our solid wood doors are distributed throughout the

United States exclusively by Masonite International Corporation. For the nine-month period ended September 30, 2004, door sales represented approximately 5.7% of our consolidated net sales revenue compared to 8.1% for the same period in 2003.

MDF Mouldings

We manufacture our MDF mouldings from superior, ultra-light MDF (32 pounds per cubic foot density) which makes them comparable to any standard wood moulding. Their light weight substantially reduces the cost disadvantages associated with transportation, handling and installation of standard density MDF mouldings. We manufacture primed and un-primed MDF mouldings on priming lines yielding high quality waterborne priming. We offer a wide range of patterns for our mouldings, including the casing and base, crowns, jambs and S4S boards. We produce MDF mouldings in seven, 14 and 16 foot lengths. For the nine months ended September 30, 2004, MDF moulding sales represented approximately 4.4% of our consolidated net sales revenue compared to approximately 3.4% for the same period in 2003.

Sawn and Pulp Logs

We sell sawn and pulp logs directly and through our subsidiaries Terranova Venezuela, Terranova Brazil, Forestal Tornagaleones, Forestal Argentina and Masisa do Brasil. The sawmill cuts and sizes the wood and assesses the best cutting plan for each log. For the nine months ended September 30, 2004, sawn and pulp log sales represented approximately 3.7% of our consolidated net sales revenue compared to approximately 3.6% for the same period in 2003.

Other Products

Other products include principally wood shavings, wood chips, sawdust, door parts, Masisa’s fiberboard doors and wood plies. Masisa manufactures fiberboard doors in Chile, which are marketed under the brand name “Exit”. The manufacture of Masisa’s doors is the most labor intensive of its businesses. Masisa’s doors are made with a cardboard honeycomb core. Our wood shavings, wood chips and sawdust are byproducts of our sawmill and industrial operations and sold to pulp manufacturers and other third party manufacturers. Wood plies, which we sell to third parties, are sheets of solid wood coiled off of saw logs and serve as the principal raw material for plywood.

On a consolidated basis, all of our “other products” accounted for approximately 3.2% of our consolidated sales for the nine months ended September 30, 2004 and 4.0% for the same period in 2003.

Wood Products Sales

The following table shows our sales of our principal wood products by physical volume in cubic meters for each year during the two years ended December 31, 2002 and 2003 and for the nine month periods ended September 30, 2003 and 2004.

CONSOLIDATED SALES OF OUR PRINCIPAL WOOD PRODUCTS

(thousands of cubic meters)

	Year ended December 31,		Nine months ended September 30,
	2002(1)	2003	2003	2004
MDF	449.9	783.5	564.6	715.9
Sawn and pulp logs	319.8	620.6	472.6	666.7
Particle board	301.9	608.2	450.3	493.7
Sawn lumber	153.6	240.7	179.2	220.6
OSB	57.1	178.1	118.0	195.2
Finger-joint mouldings	157.7	193.7	140.9	132.6
MDF mouldings	30.0	48.1	33.3	68.6
Solid wood doors	39.1	36.1	31.0	32.8

(1)	Figures for 2002 reflect the consolidation of Masisa’s results of operations beginning July 1, 2002.

Total sales of our principal wood products, which increased by 26.9% in volume for the nine months ended September 30, 2004 as compared to the same period in 2003, are dependent, to a significant extent, on the state of the economies in the United States, Mexico, Chile, Venezuela, Argentina and Brazil, our principal markets. In particular, sales of our processed wood products are related to the levels of activity in the construction and furniture industries in those countries. Construction activity is subject to cyclical fluctuations due to changes in economic conditions, interest rates, population growth and other economic and demographic factors. An economic downturn in any of those countries is likely to materially adversely affect its construction industry and, accordingly, sales of our products. The “do-it-yourself”, new residential construction industry and re-modeling industry in the United States as well as the construction and pallet manufacturing industries in Mexico are the principal end-users of our solid wood products. The furniture manufacturing industry in Chile, Argentina, Mexico, Brazil and Venezuela are the principal users of our board products. The boards are marketed in Colombia, Peru, Ecuador and Uruguay. See “—Operating and Financial Review and Prospects.”

The international market for our processed wood products is highly competitive in terms of price and quality. We compete with producers from the United States, Canada, Chile, Brazil, New Zealand, China and South Africa. Competitive factors within a market area generally include price, species and grade of the logs used in the production of the end-product, proximity to wood consuming facilities and ability to meet customers’ requirements. Environmental certification has also become a point of differentiation. In numerous markets, and in the United States in particular, wood products manufacturers are increasingly encouraged or required to supply environmentally certified finished product. Our production facilities and plantations have been certified under ISO 14,001 and OHSAS 18,001, and our plantations have received the Forest Stewardship Certification (FSC). The FSC certifies that the wood in a product, whether a finished product or an intermediate product, is produced in accordance with FSC standards.

Markets and Distribution

The following table sets forth our aggregate sales in each of our principal markets for the years ended December 31, 2002 and 2003 and for the nine months ended September 30, 2003 and 2004.

OUR MARKETS

(as a percentage of consolidated sales)

	Year ended December 31,		Nine months ended September 30,
	2002	2003	2003	2004
United States	40.8%	27.4%	28.1%	29.1%
Chile	15.5%	18.2%	19.3%	16.4%
Mexico	14.8%	15.5%	15.0%	15.9%
Brazil	9.6%	15.8%	15.3%	14.9%
Venezuela	4.2%	4.9%	4.1%	6.6%
Argentina	2.8%	6.0%	5.9%	6.4%
Other countries	12.3%	12.3%	12.3%	10.7%

Total:	100.0%	100.0%	100.0%	100.0%

We currently segment our company by country within each of our Terranova and Masisa business groups. These country segments include, for our Terranova businesses, the United States, Chile, Brazil, Mexico and Venezuela, and for our Masisa businesses, Chile, Argentina, Brazil and Mexico. The following table sets forth our aggregate sales for each of these business segments for the years ended December 31, 2002 and 2003 and for the nine months ended September 30, 2003 and 2004.

OUR MARKETS

(Net sales in millions of US$)

	Year ended December 31,		Nine months ended September 30,
	2002	2003	2003	2004
Terranova:
United States	119.5	118.0	91.7	98.4
Chile	7.8	10.6	11.2	10.5
Mexico	28.7	37.1	25.8	34.0
Brazil	1.4	1.9	1.2	3.5
Venezuela	12.0	23.3	14.5	31.3
Argentina	—	—	—	—
Other countries	10.7	9.0	6.5	10.4

Total (Terranova):	180.0	200.0	151.0	188.1

Masisa:
United States	0.9	13.3	7.0	40.3
Chile	37.9	76.7	56.3	67.8
Mexico	15.0	37.4	26.7	41.9
Brazil	26.9	74.1	52.5	67.3
Venezuela	0.5	—	—	—
Argentina	8.2	28.6	20.5	30.6
Other countries	25.6	49.9	36.5	40.5

Total (Masisa):	115.0	280.1	199.6	288.4

OUR MARKETS

(as a percentage of consolidated sales by destination market)

	Year ended December 31,		Nine months ended September 30,
	2002	2003	2003	2004
Terranova:
United States	40.5%	24.6%	26.1%	20.7%
Chile	2.6%	2.2%	3.2%	2.2%
Mexico	9.7%	7.7%	7.4%	7.1%
Brazil	0.5%	0.4%	0.3%	0.7%
Venezuela	4.1%	4.9%	4.1%	6.6%
Argentina	0.0%	0.0%	0.0%	0.0%
Other countries	3.6%	1.9%	1.9%	2.2%

Total (Terranova):	61.0%	41.7%	43.1%	39.5%

Masisa:
United States	0.3%	2.8%	2.0%	8.5%
Chile	12.8%	16.0%	16.1%	14.2%
Mexico	5.1%	7.8%	7.6%	8.8%
Brazil	9.1%	15.4%	15.0%	14.1%
Venezuela	0.2%	0.0%	0.0%	0.0%
Argentina	2.8%	6.0%	5.9%	6.4%
Other countries	8.7%	10.4%	10.4%	8.5%

Total (Masisa):	39.0%	58.3%	56.9%	60.5%

United States

General

In 2004, GDP grew at an annual rate of 4.4%. Inflation was 3.3%, the trade balance deficit was US$617.7 billion and the unemployment rate was 5.4% as of December 31, 2004. The U.S. economy experienced moderate growth as a result of an increase in customer and business investment spending.

The following table shows our sales of solid wood doors, MDF and finger-joint mouldings, MDF, OSB and other products in the United States in dollars for the periods indicated.

UNITED STATES

PRINCIPAL WOOD PRODUCTS SALES

(millions of US$)

	Year ended December 31,		Nine months ended September 30,
	2002(1)	2003	2003	2004
Terranova
Finger-joint mouldings	66.4	75.6	55.4	59.0
Solid wood doors	39.6	32.3	28.2	27.0
MDF mouldings	11.9	10.1	8.1	10.6

Masisa
OSB	—	5.9	2.9	26.9
MDF mouldings	—	4.7	2.8	9.9
MDF	0.9	2.6	1.5	2.5

(1)	Figures for 2002 reflect the consolidation of Masisa’s results of operations beginning July 1, 2002.

Terranova Marketing and Distribution

The United States is Terranova’s most significant market on both a consolidated and unconsolidated basis as measured by aggregate sales. Our total sales in the United States on a consolidated basis for the nine months ended September 30, 2004 represented 29.1% of our total consolidated sales, compared to 28.1% for the same period in 2003. Our total sales in the United States on a consolidated basis for the year ended December 31, 2003 represented 27.4% of total sales compared to 40.8% in 2002. This decrease was primarily due to the consolidation of Masisa in our financial statements for the full fiscal year in 2003, compared to its consolidation in our financial statements only for the second half of 2002, and because the United States represented a much larger market for Terranova than for Masisa in each of those years.

Most of the our products are sold in the United States through approximately 60 customers that serve primarily the “do-it-yourself” and new residential construction industries. The U.S. do-it-yourself market is heavily consolidated and is dominated by large chain retailers such as Home Depot, Lowes and Menards. Our eight largest customers, in terms of sales revenue, accounted for approximately 80% of sales for the nine months ended September 30, 2004 in the United States. The largest customer did not account for more than approximately 35% of such sales. Our principal U.S. customers are Builders First Source, East Coast Millwork, Jeld-Wen International, Jim White Lumber, Masonite (which sells most of our products to the Home Depot), US Lumber, Sauder Distribution and Weyehauser. We cannot assure you that, under current market conditions, the loss of our largest distributor or customer would not have a material adverse effect on us. We store our products primarily in three warehouses located at Wando, South Carolina, Baltimore, Maryland, and Houston, Texas. We ship our products from U.S. warehouses to our customers primarily by truck. Shipments are delivered to our distribution centers by ship from our production facilities in Chile, Brazil, Argentina and Venezuela.

Mouldings Market. We manufacture MDF and solid wood finger-joint mouldings which are sold in the United States. Our total sales of finger-joint mouldings and MDF mouldings for the nine month period ended September 30, 2004 were US$59.0 million, and US$10.6 million, respectively, compared to US$55.4 million and US$8.1 million, respectively, for the same period in 2003. During the nine-months ended September 30, 2004, prices for finger-joint mouldings in the United States increased from 2003 primarily as a result of strong market demand, especially as a result of new residential home construction. For the nine months ended September 30, 2004, demand for MDF mouldings in the United States has exceeded available production capacity. This has led to increasing prices for our MDF mouldings during that period. For that nine-month period all of our Terranova and Masisa MDF moulding lines have been operating at close to full capacity. We believe that U.S. demand for MDF mouldings will continue to be strong during the fourth quarter of 2004 and for the full 2005 year. However, we expect additional production capacity to be added by other MDF producers during 2005 leading to a moderate decrease of prices for MDF mouldings during that period. We believe that increased market production of MDF mouldings will provide U.S. consumers with a comparatively cheaper alternative to finger-joint mouldings and that increases in sales of MDF mouldings will partially offset a decline in lineal finger-joint mouldings sales.

We currently produce the MDF mouldings that we sell in the United States at our Fibranova plant in Venezuela and the Terranova Forest Products plant in Wando, South Carolina. In addition, an MDF moulding line was added at Masisa’s Concordia plant in Argentina in January 2003, and at Masisa’s Cabrero plant in Chile in June 2004. We currently produce our finger-joint mouldings at our Cabrero plant in Chile and our Rio Negrinho plant in Brazil. The market for mouldings in the United States is highly competitive. In general, we are able to produce MDF mouldings and solid wood finger-joint mouldings at our Chilean, Argentinean, Venezuelan and Brazilian plants at a low cost relative to U.S. and Canadian manufacturers. Additionally, due to the light weight of these products, freight prices from our South American plants are comparatively low and we are able to sell our mouldings in the United States at competitive prices. Our principal competitors in the finger-joint mouldings market are Arauco, Braspine, Woodgrain and Sierra Pacific. Our principal competitors in the MDF mouldings market are PacTrim, Arauco (Trupan), Sierra Pacific, Polincay and Corza.

Solid Wood Doors Market. We manufacture residential interior solid wood rail and stile doors which are sold in the United States, which is considered a niche market. Our total solid wood door sales in the United States for the nine-month period ended September 30, 2004 were US$27.0 million compared to US$28.2 million for the same period in 2003. The decrease is primarily due to the fact that orders accepted prior to April 30th, 2004 were priced lower than under the terms of our renegotiated contract with Masonite effective as of that date. Generally, the price decreases experienced in the U.S. residential interior stile and rail door market in 2003 were due to pricing pressure from customers down the distribution chain. During the nine months ended September 30, 2004 prices applicable to our door sales have increased twice. However, we expect pricing pressure from large distributors such as Masonite may continue, as well as other factors, to affect our door prices in the U.S. market.

All of the solid wood doors we sell in the United States are manufactured at our production facilities in Chillán, Chile. Solid wood door sales in the United States is a competitive market. Our principal competitors in this market are Swartland, Woodgrain, Frameport and Sincol.

Commission Sales. In May 2004, Terranova Forest Products entered into a sales commission agreement with Masisa to market and distribute Masisa’s products in the United States. Terranova Forest Products currently sells Masisa’s MDF mouldings under this contract.

Masisa’s Marketing and Distribution

Masisa Brazil sells OSB directly into the U.S. market through distributors. Beginning in 2005, Masisa Brazil’s OSB sales in the United States will be marketed through Terranova Forest Products. Our OSB sales in the United States increased by 821.7% in dollar terms, from US$2.9 million for the nine months ended September 30, 2003 to US$26.9 million for the same period in 2004 principally due to the record high prices for OSB in the United States.

Masisa’s MDF moulding sales in the United States increased by 254.1% in dollar terms, from US$2.8 million for the nine months ended September 30, 2003 to US$9.9 million for the same period in 2004 principally due to our increased production from our first MDF mouldings line in Argentina, the addition of a second line in Argentina and a new line in Chile.

Masisa’s MDF sales in the United States increased by 70.0% in dollar terms, from US$1.5 million for the nine months ended September 30, 2003 to US$2.5 million for the same period in 2004.

Chile

General

In 2004, GDP grew 5.9%, inflation was 1.1%, the trade balance surplus was US$6.9 billion and the unemployment rate was 7.8% as of December 31, 2004. Chile’s economy experienced moderate growth as a result of generally improved global economic conditions. However, the unemployment rate in Chile remained relatively high.

The following table shows our sales of solid wood doors, sawn and pulp logs, MDF, particle board and OSB in Chile in dollars for the periods indicated.

CHILE

PRINCIPAL WOOD PRODUCTS SALES

(millions of US$)

	Year ended December 31,		Nine months ended September 30,
	2002(1)	2003	2003	2004
Terranova
Sawn and pulp logs	5.0	7.4	4.8	7.2
Solid wood doors	0.6	0.5	0.4	0.4

Masisa
Particle board	19.5	41.4	30.0	37.2
MDF	13.2	21.7	17.0	24.3
Sawn and pulp logs	2.3	6.1	4.5	4.8
OSB	0.5	2.5	1.9	0.9

(1)	Figures for 2002 reflect the consolidation of Masisa’s results of operations beginning July 1, 2002.

Terranova Marketing and Distribution

We sell most of Terranova’s products in Chile through independent distributors serving the construction industry. Terranova’s three largest customers, in terms of sales revenue, accounted for approximately 55% of sales in Chile through September 2004. The largest customer did not account for more than approximately 22% of such sales through September 2004. Our principal Chilean customers are CMPC Celulosa S.A., Forestal Mininco S.A., Masisa S.A. and Paneles Arauco S.A. Our products are stored in one warehouse and sales office in Chile and are shipped mainly by truck to domestic customer locations.

Sawn and Pulp Logs Market. Our Terranova businesses sell sawn and pulp logs to manufacturers in Chile. Our total sawn and pulp log sales for the nine months ended September 30, 2004 were US$7.2 million compared to US$4.8 million for the year ended December 31, 2003.

All of the sawn and pulp logs we sell in Chile are harvested at our Chilean plantations. Our principal competitors in this market are Arauco and CMPC.

Solid Wood Doors Market. We sell a relatively small number of residential interior rail and stile solid wood doors in Chile. Our total solid wood door sales in Chile were US$0.4 million for the nine months ended September 30, 2004 and for the same period in 2003.

Masisa Marketing and Distribution

Most of Masisa’s products are sold in Chile through approximately 170 independent distributors serving the construction and furniture manufacturing industries. A small portion of Masisa’s products are sold directly to furniture manufacturers. Masisa’s 30 largest customers, in terms of sales revenue, accounted for approximately 78% of sales in Chile during the nine months ended September 30, 2004. The largest customer did not account for more than approximately 13% of such sales. Masisa’s principal Chilean customers are Arauco Distribución S.A., Easy S.A., Electrocom S.A., Industrias Copihue S.A., Maderama, Maderas Imperial Ltda., Polincay Export Ltda., Silva y Compañía Ltda., Sodimac S.A., and Youseff Comercial Ltda. During the nine months ended September 30, 2004, furniture continued to be one of the leading products imported to Chile, competing with the furniture products of Chilean producers which form a significant part of our customer base. Specifically, “ready-to-assemble” furniture products are becoming an increasingly popular import in Chile, although they account for a relatively small portion of current furniture sales in Chile. We work through our Placacentros to assist our customers in developing ways to use our products to respond to changing market conditions such as these. Although we believe that, under current market conditions, the loss of any one distributor or customer would not have a material adverse effect on us, there can be no assurance that any such loss in the future will not have such a material adverse effect. Masisa’s products are stored in four warehouses and sales offices throughout Chile and are shipped mainly by truck to domestic customer locations. Shipments to the Antofagasta warehouse, in the northern part of Chile, are also delivered by ship.

In 1991, Masisa commenced its Placacentro program in order to broaden its distribution channels, increase demand for its products and remain in close contact with its customers. Placacentros are independently owned and operated retail furniture supply stores that are franchised by Masisa. Placacentro stores are required to carry the full range of Masisa’s products and to display such products in the manner directed by Masisa. Placacentro owners receive technical assistance from Masisa and are permitted to carry other manufacturers’ products with certain limitations. Masisa derives no license fees or revenues from Placacentro stores other than through the sale of its products.

Placacentros are an important part of Masisa’s marketing strategy of maintaining close ties to furniture manufacturers and retail customers. The goal of this strategy is to increase the per capita consumption of Masisa’s products and to create competitive advantages to address current and future competition. As of September 30, 2004, there were 51 Placacentro stores in Chile. Masisa does not expect to open any new Placacentro stores in Chile during the remainder of 2004 or 2005. The Placacentro chain is the largest chain of stores in the country in terms of sales to furniture manufacturers and small contractors. Of Masisa’s volume sales in the Chilean market for the nine months ended September 30, 2004, approximately 24% were to Placacentros. The remainder were direct sales and sales to other distributors.

In 2002, Masisa also formed a new Chilean subsidiary, Masisa Partes y Piezas Ltda. (“Masisa Partes y Piezas”), as part of Masisa’s plan to keep abreast of trends and developments in the furniture industry. Masisa Partes y Piezas supplies component parts and services to the furniture manufacturing industry in Chile where it is the first company of its kind. This company’s strategy is to develop and introduce clearly defined products and services that are competitive, modern, innovative, capable of being standardized and which increase the quality of the final product. Masisa Partes & Piezas currently provides local and foreign furniture manufacturers a means to improve their efficiency and costs by outsourcing the moulding of boards to Masisa Partes & Piezas. Masisa Partes & Piezas products compete in the market by offering greater added value, both in standard and custom formats, and by providing innovative solutions to architects, designers, manufacturers and industrialists for their board product needs.

Particle Board Market. Masisa manufactures raw, melamine-laminated and wood-veneered particle board in Chile. Our total particle board sales for the nine month period ended September 30, 2004 were US$37.2 million compared to US$30.0 million for the same period in 2003 due to higher physical volume sales and prices. Masisa estimates that consumption of particle board in Chile was 20.3 cubic meters per thousand inhabitants in 2003. While the total consumption of particle board in Chile increased by approximately 4% in 2003 from 2002, it has only just recovered to levels reached in 2000 and is still below its peak reached in 1997.

Río Itata, which has an installed production capacity of approximately 30,000 cubic meters per year, is the only remaining competitor in the particle board production industry in Chile. The excess of local supply over local demand is exported.

Due to the economic crisis in Argentina in 2002, which reduced particle board consumption in Argentina to nearly half its 2001 level, and the devaluation of the Argentinean peso, some Argentinean manufacturers began to export part of their production to the Chilean market. This resulted in price pressure for all competitors in Chile. We believe that the excess capacity in particle board production in Chile and the resulting price pressure, combined with high transport costs for particle board imports, are the primary factors that discouraged imports to Chile of particle boards in previous years. The situation experienced in 2002 was unique and as the Argentinean economy and consumption began to recover in the second half of 2003 and continued its recovery during the first three quarters of 2004, the situation started to return to prior levels. However, there can be no assurance that significant price pressure from imports of particle board into Chile will not occur in the future.

MDF Market. Masisa manufactures MDF board in Chile. The Chilean MDF market is relatively undeveloped compared to the European and North American markets. Although the first Chilean MDF plant did not begin production until 1988, the market has exhibited strong growth since then. Nevertheless, Chilean MDF producers devote most of their production to exports. Masisa Chile sold 48% of its MDF sales in the local market during the nine months ended September 30, 2004 compared to 48% for all of 2003. We estimate that in 2003 MDF consumption in Chile was approximately 15.5 cubic meters per thousand inhabitants compared to 17.0 cubic meters per thousand inhabitants in 2002. Our total MDF board sales for the nine month period ended September 30, 2004 were US$24.3 million compared to US$17.0 million for the same period in 2003 as a result of higher physical volume sales and prices.

Masisa’s only established competitor in the Chilean MDF market is Paneles Arauco S.A. which has an annual production capacity of approximately 390,000 cubic meters.

Mexico

General

The Mexican economy grew at an annual rate of 4.4% in the third quarter of 2004. During the twelve months ended November 30, 2004, inflation was 5.4%, while the trade balance deficit was US$5.9 billion during the twelve months ended October 31, 2004. The unemployment rate in Mexico was 4.0% as of September 30, 2004. Mexico’s economy is expected to grow because of the increase in demand from the U.S. Mexico’s principal trading partner. The economic recovery has contributed to greater demand for wood products and higher wood prices. During the twelve months ended June 30, 2004, construction GDP growth was 4.4%.

The following table shows our sales of sawn lumber, MDF, particle board and OSB in Mexico in dollars for the periods indicated.

MEXICO

PRINCIPAL WOOD PRODUCTS SALES

(millions of US$)

	Year ended December 31,		Nine months ended September 30,
	2002(1)	2003	2003	2004
Terranova
Sawn lumber	20.2	34.5	25.0	34.0
MDF	8.0	1.3	—	—

Masisa
MDF	6.8	15.5	11.7	17.2
Particle board	7.3	15.3	11.1	16.3
OSB	0.5	3.0	1.8	2.9

(1)	Figures for 2002 reflect the consolidation of Masisa’s results of operations beginning July 1, 2002.

Terranova Marketing and Distribution

We sell most of Terranova’s sawn lumber in Mexico either directly or through independent distributors to the construction and pallet manufacturing industry. Terranova’s 25 largest customers, in terms of sales revenue, accounted for approximately 80% of sales in Mexico for the nine months ended September 30, 2004. The largest customer did not account for more than approximately 8% of such sales. Our principal customers in Mexico are Losifra S.A. de C.V., Maderera Nasa S.A. de C.V., Maderera Tizayuca S.A. de C.V., Productora de Tarimas del Sur S.A., Productos Maderables Goles de RLMI. Although we do not believe that, under current market conditions, the loss of any one distributor or customer would have a material adverse effect on us, there can be no assurance that any such loss in the future will not have such a material adverse effect. In addition to Terranova and Masisa products, we also sell sawn wood produced by third parties, principally located in Chile. Our products are stored in two warehouses and two sales offices in Durango, Mexico and are shipped mainly by truck to domestic customer locations. During 2003 approximately 5% of our sales were made directly into the United States from Mexico or are sold to maquiladoras which use our lumber to produce products for sale primarily in the U.S. market. The sawn lumber we sell in the Mexican market is harvested primarily from our plantations in Venezuela and processed at our Andinos C.A. sawmill. A smaller amount of the sawn lumber we sell in Mexico is harvested and processed at our plantations and facilities in Chile.

Sawn lumber. Mexico is the principal market in which we market our sawn lumber. Mexico does not have a well developed domestic forestry industry and, as a result, our principal competitors in this market are also importers. Our total sawn lumber sales for the nine month period ended September 30, 2004 were US$34.0 million compared to US$25.0 million for the same period in 2003. The increase is primarily due to higher physical volume sales and prices.

Sales of sawn lumber in Mexico is a highly competitive market. Our principal competitor in this market is Arauco. The Mexican market has a good but limited national supply system as well. We plan to expand our market share for our sawn lumber in Mexico by selling it through our Placacentro network. We believe sales through the Placacentros will enable us to reach the small business and independent manufacturing segment in Mexico which we do not presently serve in any significant amount.

Masisa Marketing and Distribution

In August 2001, Masisa established Maderas y Sintéticos de México S.A. de C.V. (“Masisa Mexico”) as a vehicle for entering the Mexican wood products market. On January 8, 2002, Masisa Mexico acquired a particle board plant located in Durango, Mexico, from MacMillan Guadiana, a subsidiary of the U.S. forestry company, Weyerhaeuser Company Limited. This plant has an installed capacity of 120,000 cubic meters per year. With this acquisition, Masisa now supplies particle boards to the Mexican market mainly from the Durango plant’s production. Masisa imports MDF and OSB into the Mexican market from its plants in Chile, Argentina and Brazil, and also from the Fibranova plant in Venezuela. Masisa’s net sales in Mexico during the nine months ended September 30, 2004 represented 8.8% of our consolidated net sales during that period. Because Mexico has a population more than six times greater than Chile’s, board consumption levels that are currently substantially smaller than Chile’s and the growing scarcity and increasing cost of sawn lumber, the principal competing product of Masisa’s wood boards, we believe the Mexican market has substantial potential for increased consumption of wood boards, whether produced locally at the Durango plant or imported from Masisa plants in Chile, Argentina or Brazil.

Currently, Masisa sells particle board and MDF to Mexican furniture manufacturers through approximately 251 distributors. During the nine months ended September 30, 2004, approximately 80% of Masisa’s sales revenue in the Mexican market was generated by the 63 principal distributors, and the largest single distributor did not account for more than approximately 7% of these sales. Masisa’s principal distributors in Mexico are Aglomerados y Triplay Vic S.A. de C.V., Industria Forestal de Occidente S.A. de C.V., Industria Maderera Puente de Vigas S.A. de C.V., Maximaderas, Mexicana Pacific S.A. de C.V., Mexlam S.A. de C.V., Promotora Grocer S.A. de C.V., Rodríguez Gamboa Francisco Javier and Tableros del Norte S.A. de C.V.

In 2003 and during the nine months ended September 30, 2004, Masisa successfully expanded its Placacentros network in Mexico. Masisa Mexico opened 49 stores throughout the country as of September 30, 2004, and expects to open approximately 4 new stores in Mexico during the remainder of 2004. We intend to open an additional 17 Placacentros in Mexico in 2005, Masisa estimates that the furniture industry in Mexico represents approximately 80% of particle board and MDF consumption in that country, and that approximately 50% of the furniture market is comprised of small and medium-sized manufacturers. During the nine months ended September 30, 2004, approximately 43% of Masisa Mexico’s total volume sales were made through Placacentros.

MDF Market. Masisa has traditionally supplied the Mexican MDF market from its Chilean, and to a lesser degree, Argentinean facilities. Since 2002, the Fibranova plant in Venezuela has also exported MDF to Mexico. Our total sales of MDF for the nine months ended September 30, 2004 were US$17.2 million compared to US$11.7 million for the same period in 2003. This increase was due mainly to higher physical volume sales and prices. Our principal competitor in this market is Maderas Conglomeradas S.A. de C.V. Masisa believes Mexico’s MDF consumption per thousand inhabitants was 2.3 cubic meters in 2003.

Particle Board Market. Particle board consumption in Mexico is relatively low, estimated by Masisa to be 4.9 cubic meters per thousand inhabitants in 2003. Our total sales of particle board for the nine months ended September 30, 2004 were US$16.3 million compared to US$11.1 million for the same period in 2003. This increase was mainly due to higher physical volume sales and prices. Our main competitors in this market are Paneles Ponderosa S.A. de C.V., Rexcel S.A. de C.V., and Duraplay S.A. de C.V.

Brazil

General

The Brazilian economy grew at an annual rate of 6.1% in the third quarter of 2004. Brazil’s inflation rate was 5.2% as of the nine months ended September 30, 2004, with a trade surplus of approximately US$25.1 billion as of the same date. As of September 30, 2004, the noon buying rate for the Brazilian real, as issued by the U.S. Federal Reserve Bank of New York, was 2.86 reals per U.S. dollar.

The following table shows our sales of sawn and pulp logs, sawn lumber, MDF, particle boards and OSB in Brazil in dollars for the periods indicated.

BRAZIL

PRINCIPAL WOOD PRODUCTS SALES

(millions of US$)

	Year ended December 31,		Nine months ended September 30,
	2002(1)	2003	2003	2004
Terranova
Sawn and pulp logs	—	0.2	—	0.8
Sawn lumber	—	—	—	0.6

Masisa
MDF	17.1	47.0	33.9	49.4
OSB	3.9	13.6	8.4	8.3
Particle board	5.0	11.1	8.5	7.4

(1)	Figures for 2002 reflect the consolidation of Masisa’s results of operations beginning July 1, 2002.

Terranova Marketing and Distribution

The majority of the products produced by our Terranova businesses in Brazil are sold in export markets and our Terranova sales in Brazil are negligible. Our total sawn and pulp log sales for the nine months ended September 30, 2004 were US$0.8 million. There were no such sales for the same period in 2003. All of the sawn and pulp logs we sell in Brazil are harvested at our plantations and processed at our sawmills in Rio Negrinho, Brazil. Our total sales of sawn wood for the nine months ended September 30, 2004 were US$0.6 million. There were no such sales for the same period in 2003. The sawn wood we sell in Brazil is produced at our plantations and processed at our sawmills in Rio Negrinho, Brazil.

Masisa Marketing and Distribution

Masisa established Masisa Brazil in 1995. Masisa Brazil has already achieved a significant position as a particle board and MDF supplier to southern Brazil’s furniture industry. Particle board is supplied and delivered to the Brazilian market principally by truck from Masisa Argentina’s Concordia plant. The strategic location of the Concordia Plant and the establishment of MERCOSUR have made Brazil a favored market for Masisa Argentina’s exports. In the past, MDF was supplied to the Brazilian market from both the Argentinean Concordia plant and the Chilean Coronel plant, but since 2001 these exports have been gradually replaced by production from the new MDF plant located in Ponta Grossa, Brazil.

Masisa’s combined sales in Brazil of particle board, MDF and OSB reached US$65.0 million during the nine months ended September 30, 2004, representing a 28.1% increase compared to the same period in 2003. Particle board sales decreased by 13.0% to US$7.4 million during the nine months ended September 30, 2004 from US$8.5 million for the same period in 2003. MDF sales increased by 45.6% to US$49.4 million during the nine months ended September 30, 2004 compared to the US$33.9 million for same period in 2003. OSB sales decreased to US$8.3 million for the nine months ended September 30, 2004 compared to the US$8.4 million in 2003. This decrease is due mainly to an increase in exports of OSB in the United States.

Due to the large size of Brazilian manufacturers, sales in Brazil are primarily made directly to the manufacturers. There are generally no independent distributor chains for these materials. However, in order to meet the needs of carpenters, architects and decorators, Masisa has established a sales and marketing network that has been in place since 1996. In addition, in 2003 Masisa opened 14 new Placacentro stores in the central and southern regions of Brazil, as part of its policy of developing distribution networks as a strategy for penetrating the markets where it is present. Masisa has opened 32 Placacentro stores in Brazil as of September 30, 2004, and expects to open approximately one new store in Brazil during the remainder of 2004 and 9 new stores during 2005. During the nine months ended September 30, 2004, approximately 18% of all the Masisa Brazil’s sales were through Placacentros.

Masisa is expending considerable effort to develop its sales in Brazil by, among other activities, opening distribution warehouses, expanding its client base and participating in promotional activities, expositions and trade shows. Masisa also believes that adapting finance and administrative management to local conditions is necessary to successfully compete in Brazil. Accordingly, in late 1997, Masisa established a finance and administrative office in Curitiba, Paraná. Although we believe that market prospects for MDF and OSB in Brazil are good, there can be no assurance that Masisa will be able to operate its Brazilian plants profitably.

Currently, Masisa sells MDF and OSB through 270 and 70 distributors, respectively, in Brazil. During the nine months ended September 30, 2004, approximately 20% of Masisa’s sales revenue in the Brazilian market was generated by 20 of its customers and our largest single customer did not account for more than approximately 2% of those sales. Masisa’s principal customers in Brazil are A. Romanzza Moveis Ltda., Bertolini S/A, Leo Madeiras Maq. e Ferrag. Ltda., Madcompen o Atacadao Comp. Ltda., and Todeschini S/A Industria e Comercio.

MDF Market. Masisa estimates that total market consumption of MDF in 2003 reached approximately 898,000 cubic meters, which represents approximately a 23% increase compared to 2002 levels. Masisa estimates that MDF consumption in Brazil was approximately 7.1 cubic meters per thousand inhabitants for the nine months ended September 30, 2004 compared to 5.1 cubic meters per thousand inhabitants in 2003. Based in part on Masisa’s experience in the Argentinean market, we believe that the MDF market will expand rapidly in Brazil as MDF becomes more widely available as a result of the new domestic MDF production capacity in Brazil. Our total sales of MDF for the nine months ended September 30, 2004 were US$49.4 million compared to US$33.9 million for the same period in 2003. This increase was mainly due to an increase in the overall market for MDF.

Our principal competitors in Brazil’s MDF market are Duratex, Tafisa Brasil, Placas do Paraná and the Isdra Group.

OSB Market. As the first and only producer of this kind of boards in Brazil, Masisa is currently involved in the introduction phase for this product. Our total sales of OSB for the nine months ended September 30, 2004 were US$8.3 million compared to US$8.4 million for the same period in 2003. This decrease is due mainly to an increase in exports of OSB to the U.S. market.

Particle Board Market. Particle board consumption in Brazil is relatively low, estimated by Masisa to be 12.0 cubic meters per thousand inhabitants for the nine months ended September 30, 2004, compared to 11.0 cubic meters per thousand inhabitants in 2003, and 20.3 cubic meters per thousand inhabitants in Chile in 2003. Since Brazil has a population more than ten times greater than that of Chile, Masisa views Brazil as an attractive market for particle board. Masisa estimates particle board consumption in Brazil increased by approximately 9.0% during the first nine months of 2004 compared to 2003 levels, and that long-term market prospects for this product in Brazil are good. Our total sales of particle board for the nine months ended September 30, 2004 were US$7.4 million compared to US$8.5 million for the same period in 2003. This decrease was mainly due to a reduction in imports from Masisa Argentina due to a recovery in the Argentinean local market.

Our principal competitors in this market include Duratex, Satipel, Berneck, Placas do Paraná, Eucatex and Tafisa.

Venezuela

General

The Venezuelan economy grew at an annual rate of 15.8% in the third quarter of 2004. Inflation during the nine-month period ended September 30, 2004 was 14.7%, while the trade balance surplus was US$10.9 billion for the six months ending June 30, 2004. The unemployment rate in Venezuela was 14.2% as of August 31, 2004. During 2004, Venezuela’s economy experienced a growth in domestic consumption triggered by higher public expenditure due to increased oil revenue. This growth has increased demand and prices for wood products. During the six months ended June 30, 2004, construction GDP growth was 33.6% compared to a 43.5% decrease for the year ended December 31, 2003.

VENEZUELA

PRINCIPAL WOOD PRODUCTS SALES

(millions of US$)

	Year ended December 31,		Nine months ended September 30,
	2002	2003	2003	2004
Terranova
MDF	0.6	13.6	7.7	18.6
Particle board	4.6	6.2	3.7	6.5
Sawn lumber	6.0	2.6	2.8	5.1

Marketing and Distribution

We sell most of Terranova’s products in Venezuela through 37 independent distributors serving the construction industry. Terranova’s 20 largest customers, in terms of sales revenue, accounted for approximately 91% of sales in Venezuela for the nine months ended September 30, 2004. Our largest customer did not account for more than approximately 15% of such sales. Our principal customers in Venezuela are Aserradero El Sol C.A., Casamania Ferreteria C.A., and Madenova C.A. Although we do not believe that, under current market conditions, the loss of any one distributor or customer would have a material adverse effect on us, there can be no assurance that any such loss in the future will not have such a material adverse effect. Our products are stored in two warehouses, at our Macapaina plant and in Puerto Cabello, and one sales office in Caracas, Venezuela and are shipped mainly by truck to domestic customer locations. The wood products we sell in the Venezuelan market are produced at our Fibranova-Macapaina plant in Anzoátegui, Venezuela.

MDF market. Our Terranova businesses sell MDF to distributors in Venezuela. Our total MDF sales for the nine months ended September 30, 2004 were US$18.6 million compared to US$7.7 million for the same period in 2003. The increase is primarily due to improved domestic economic conditions. In addition, domestic consumption has recovered significantly following two years of recession.

All of the MDF board we sell in Venezuela is produced at our Fibranova-Macapaina plant in Anzoátegui, Venezuela. We believe we have an advantage in this market as a domestic competitor. We also believe sales through Placacentros will enable us to grow sales significantly.

Particle board market. Our Terranova businesses sell raw and melamine-coated particle board to distributors in Venezuela. Our total particle board sales for the nine month period ended September 30, 2004 were US$6.5 million compared to US$3.7 million for the same period in 2003. The increase is attributable primarily to the same factors leading to the increase in MDF sales discussed above. As with MDF, domestic consumption has recovered significantly following two years of recession.

All of the particle board we sell in Venezuela is produced at our Fibranova-Macapaina plant in Anzoátegui, Venezuela. Sales of particle board in Venezuela declined greatly in 2002 and 2003 as a result of economic instability and a general economic recession. The market has begun to improve in 2004, and we are focusing on developing our boards and melamine products.

Sawn lumber market. Terranova sells sawn lumber to distributors and pallet manufacturers and other industries in Venezuela. Our total sawn lumber sales for the nine month period ended September 30, 2004 were

US$5.1 million compared to US$2.8 million for the same period 2003. The increase is primarily due to a decrease in supply of native timber species and an increase in demand by pallet manufacturers for the food industry. During the nine months ended September 30, 2004, total Venezuelan sales of sawn lumber increased at an annual rate of 82.1% compared to a decrease of 57.1% for total sawn lumber sales for 2003.

All of the sawn lumber we sell in Venezuela is harvested at our plantations in the Uverito area, and processed at our Andinos sawmill, in the Macapaina complex in Anazoátegui, Venezuela. The sawn lumber market in Venezuela had historically been dominated by wood species native to Venezuela and imported radiata pine from Chile. Caribbean pine wood is relatively new to the Venezuelan market but is growing fast due to its high quality and demand for quality wood from the construction and pallet manufacturing industries. We believe demand from pallet manufacturers will be more important in the coming years due to the fact that the distribution industries are increasingly converting to palletized systems. Our principal competitors in this market are smaller volume local sawmills including Pinoven, Forestal Soledad and Aserradero Carabobo.

Argentina

General

The Argentinean economy showed strong growth in the last half of 2003 and the first three quarters of 2004 after several years of economic crisis. After falling by 237% in 2002, the Argentinean peso appreciated moderately in 2003 and has since stabilized. Additionally, most of the restrictions imposed on cash withdrawals from bank accounts and on transfers of funds from Argentinean to foreign accounts had been lifted by the end of 2003. However, the government still remains in default on most of its debt due to its inability to repay its debt to foreign lenders. The Argentinean economy grew at an annual rate of 8.3% in the third quarter of 2004 and price level inflation for the nine months ended September 30, 2004, was 4.8%. In addition, the Argentinean trade balance showed a surplus of US$12.5 billion during the twelve months ended October 31, 2004. As of August 31, 2004, the unemployment rate was 14.4%. Although 2003 and the first three quarters of 2004 demonstrated that the economic situation in Argentina has improved, there still remain significant economic and political risks. No assurance can be given that governmental measures or other factors will continue to improve Argentina’s economy or that general improvement in its economy will lead to an increase in the demand for particle board and/or MDF.

The following table shows our MDF, particle board, OSB and MDF mouldings sales in the Argentinean market for the periods indicated.

ARGENTINA

PRINCIPAL WOOD PRODUCTS SALES

(millions of US$)

	Year ended December 31,		Nine months ended September 30,
	2002(1)	2003	2003	2004
Masisa
MDF	4.3	14.7	10.4	15.3
Particle board	2.9	10.6	7.7	11.6
OSB	0.4	1.6	1.1	1.3
MDF mouldings	—	0.1	0.1	0.1

(1)	Figures for 2002 reflect the consolidation of Masisa’s results of operations beginning July 1, 2002.

Marketing and Distribution

Masisa sells particle board and MDF to Argentinean furniture manufacturers through approximately 150 distributors. During the nine months ended September 30, 2004, approximately 71.2% of Masisa’s sales revenue in the Argentinean market was generated by the 20 principal distributors. The largest customer did not account for more than approximately 9% of these sales. Masisa’s principal distributors in Argentina are Amiano S.R.L., Cencosud S.A., Cuyoplacas S.A., Distribuidora Aglolam S.A., Distribuidora Argentina de Chapas S.A.C., Distribuidora Placasur S.A., Dolinsky S.A., Madergold S.A., NBC Maderas S.R.L., and Sacheco S.A. In Argentina, Masisa sells directly from its Concordia production facility and products are shipped mainly by truck to customer locations in Argentina.

Given the successful development of Masisa’s Placacentro program in Chile and Peru, Masisa Argentina started to develop this distribution channel in 2000. As of September 30, 2004, 31 stores have been opened in Argentina. Masisa Argentina expects to open approximately one new store in Argentina during the remainder of 2004 and 3 new stores in 2005. Of Masisa’s sales in Argentina for the nine months ended September 30, 2004, approximately 41% were through Placacentros.

We are pursuing several strategies in Argentina to encourage the use of Masisa’s particle board and MDF products in lieu of other materials. As in Chile, Masisa holds regular meetings with Argentinean furniture manufacturers, offers service and technical assistance to these consumers and regularly participates in trade fairs and furniture shows. In addition, Masisa offers technical training courses for Masisa-product installers through an agreement with the Construction Worker’s Training Foundation of Argentina (Fundación de Educación y Capacitación para los Trabajadores de la Construcción).

Masisa has focused its marketing efforts on furniture and cabinet manufacturers and on the construction industry. After devaluation of the Argentinean peso in 2002 and in response to the adverse macroeconomic scenario in Argentina, Masisa Argentina redirected the majority of production from its Argentinean operations to export markets primarily in Brazil, Mexico, the United States and the Far East. However, with the recovery of the Argentinian local market, this trend has been reversed.

MDF Market. Masisa has continued to actively develop the market for this product through advertising campaigns, events held directly with the customers and Masisa’s participation in trade shows, all of which are designed to demonstrate the board’s quality and multiple uses for furniture manufacturers, architects and decorators.

Masisa is the largest MDF manufacturer in the Argentinean market. Our total MDF board sales for the nine month period ended September 30, 2004 were US$15.3 million compared to US$10.4 million for the same period in 2003. As in the case of particle board, the increase in sales was due to higher demand for these products as a result of the economic recovery in Argentina during 2003. The large increase in sales in 2003 followed a steep decline in 2002, when, in order to minimize the impact of the devaluation, Masisa Argentina shifted the main part of its domestic sales of MDF to exports. The Argentinean MDF market was a fast-growing market that expanded approximately 530% between 1995 and 1999. However, the economic crisis of 2002 adversely affected the market. In 2003, the market expanded rapidly compared to 2002. We believe the positive growth trend in the economy will continue during the last quarter of 2004 and in the short-term and that the market for wood board products will continue to recover as a result. However, there can be no assurance that the economy will continue to recover or that sales of wood board products will increase as a result. Consumption is still below its pre-crisis levels and historic highs. Masisa estimates that total consumption of MDF in Argentina was approximately 4.0 cubic meters per thousand inhabitants during the nine months ended September 30, 2004, as compared to 2.7 cubic meters in 2003 and 1.6 cubic meters in 2002. In the first half of 2002 Paneles Arauco began operations at its new MDF plant in Argentina. In addition to Paneles Arauco, there is only one other competitor in this market, Tableros Guillermina S.A.

During 2002, due primarily to its increased competitiveness in foreign markets as a result of Argentina’s currency devaluation and Masisa Argentina’s ability to utilize Masisa’s business networks abroad, approximately 68% of Masisa Argentina’s consolidated net sales of particle boards and MDF were exports, primarily to Brazil, as well as other export markets. Although this allowed Masisa to partially offset the effects of the Argentinean crisis and avoid shutting down any of its production lines, due to the lower margins for Masisa Argentina’s products in exports markets compared with Argentinean markets under normal economic conditions, Masisa has returned and will continue to return to domestic Argentinean sales as the Argentinean market continues its recovery. There can be no assurance that favorable economic conditions in Argentina will enable Masisa’s profits to recover their pre-crisis levels.

Particle Board Market. Argentina has more than twice the population of Chile and has a significant housing deficit. However, following the devaluation of its currency, Argentina’s per capita income was reduced to half of its pre-devaluation levels. Argentina’s domestic particle board consumption for the nine months ended September 30, 2004 was an estimated 7.0 cubic meters per thousand inhabitants. Argentina’s domestic particle board consumption was approximately 5.3 cubic meters per thousand persons in 2003, a substantial increase from the 3.0 cubic meters per thousand persons registered in 2002 but still below its pre-devaluation levels. The low per capita consumption is primarily the result of Argentina’s economic crisis and we expect that future demand for Masisa’s products in Argentina will be largely dependent upon the growth of the Argentinean economy and particularly on the growth of the Argentinean construction and furniture manufacturing industries.

Masisa is one of the three largest particle board manufacturers in the Argentinean market. Masisa’s principal Argentinean competitors in particle board are Faplac S.A., Sadepan Latinoamericana S.A. and Cuyoplacas S.A. The other smaller Argentinean particle board producers, such as Tableros del Paraná S.A. have a minimal market presence and use older and less efficient technology than Masisa utilizes at its Concordia facility. We also believe Masisa’s cost of production is lower than that of its Argentinean competitors. As in Chile, however, particle board products compete with other types of board products, such as gypsum, as well as solid wood and plywood.

Our total particle board sales for the nine month period ended September 30, 2004 were US$11.6 million compared to US$7.7 million for the same period in 2003, due to higher demand for these products as a result of the economic recovery in 2003. The large increase in sales during the nine months ended September 30, 2004 and in 2003 follows a steep decline in 2002, when, in order to minimize the impact of the devaluation, Masisa Argentina shifted the main part of its domestic sales of particle board to exports.

Terranova’s and Masisa’s Other Markets

Our Terranova businesses do not make any material sales into markets other than those discussed above, except to Colombia. Accordingly, the sales into Peru and other markets discussed in this section are sales by our Masisa businesses.

Colombia

Our Terranova businesses sell particle board and MDF products into the Colombian market mainly through exports from Terranova Venezuela.

Our particle board sales in Colombia increased by 151.7% in dollar terms, from US$1.8 million for the nine months ended September 30, 2003 to US$4.4 million for the same period in 2004 principally due to strong demand. Our MDF board sales in Colombia increased by 53.9% in dollar terms, from US$3.6 million for the nine months ended September 30, 2003 to US$5.5 million for the same period in 2004 principally due to strong demand.

Peru

Our Masisa businesses sell particle board and MDF products into the Peruvian market mainly through exports from Masisa Chile. Masisa established its Peruvian subsidiary, Masisa Peru, in 1999 to conduct commercial and distribution activities in that country.

Our board sales in Peru increased by 23.8% in dollar terms, from US$6.7 million during the nine months ended September 30, 2003 to US$8.3 million for the same period in 2004 principally due to deeper market penetration of MDF board products, and strong demand for particle board.

Other

Our Masisa businesses generally achieve higher margins from the sale of their principal products in the markets in which they participate directly (Chile, Argentina, Brazil, Peru and Mexico) than from exports through third parties. Accordingly, our Masisa businesses have traditionally preferred to satisfy demand in these markets first, and then export any surplus products. However, Masisa has built a solid business network outside the markets in which it directly participates in order to diversify its market risk and to enable it to respond promptly to changes in market conditions in Chile, Argentina, Brazil, Peru and Mexico. After the political and economic crisis began in Argentina in 2002, Masisa utilized this export network and experience to substitute sales to foreign markets for lost sales in the Argentinean market. This was possible as a result of the increased competitiveness of products produced in Argentina resulting from the currency devaluation in that country.

Approximately 10.7% of our total consolidated revenues during the nine months ended September 30, 2004 were derived from U.S., Chilean, Mexican, Brazilian, Venezuelan and Argentinean export sales to markets other than the United States, Chile, Mexico, Brazil, Venezuela and Argentina, compared to the approximately 12.2% represented by such sales for the same period in 2003.

Production

We own and operate production facilities in Chile, Venezuela, Brazil, Argentina, the United States and Mexico. Our Chilean production facilities are located in Cabrero, Coronel, Chiguayante, Valdivia and Chillán. Our Venezuelan production facilities are located in Macapaima, near the city of Puerto Ordaz in the southern part of the state of Anzoátegui. Our Brazilian production facilities are located in Rio Negrinho and Ponta Grossa in the State of Paraná. Our Argentinean production facilities are located in Concordia, in the province of Entre Ríos. Our U.S. production facilities are located in Wando (Charleston), South Carolina. Our Mexican production facilities are located in Durango, in the state of Nuevo León.

Our Production by Country

Chile

The following table shows the product and the installed annual production capacity in cubic meters as of September 30, 2004, for each of our Chilean production lines.

CHILE

WOOD PRODUCTS PRODUCTION LINES

Plant	Line	Product	Annual installed capacity(1)
Cabrero (Terranova)	Sawmill	Sawn lumber	40,000
	Finger-joint mouldings	Finger-joint mouldings	110,000
Cabrero (Masisa)	MDF	MDF	160,000
	MDF mouldings	MDF mouldings	23,000
Chiguayante (Masisa)	Line 1	Particle board	90,000
Chillán (Terranova)	Doors	Solid wood doors	45,000
Coronel (Masisa)	Line 1	Particle board	95,000
	Line 2	Particle board	65,000
	MDF	MDF	140,000
	Laminating	Melamine board	60,000
	Laminating	Melamine board	110,000
	Laminating	Melamine board	45,000
Puschmann (Masisa)	Line 1	Particle board	90,000
Valdivia (Masisa)	Line 1	Particle board	90,000
	Laminating	Melamine board	35,000
	Veneering	Wood-veneered board	40,000
	Doors	Fiberboard doors	500,000

(1)	Units are in cubic meters, except fiberboard doors, which are in square meters. The annual installed capacity may vary slightly depending upon the thickness of the boards produced and other production factors.

Cabrero (Terranova). Terranova’s Cabrero facilities are located in city of Cabrero, in Chile’s Region VIII. Its operations include a sawmill and wood drying unit and plants for the production of finger-joint mouldings and solid wood doors.

Sawmill. The sawmill, located in the city of Cabrero, was constructed during 2000 and reached full operational capacity in May of 2001. It was constructed to replace Cabrero-Terranova’s then-existing sawmill which had been operated by Cabrero-Terranova for 15 years but whose equipment and supporting technology had become obsolete. The new mill is a state-of-the-art facility equipped with a software control system that provides automatic control of the production line and allows for a high speed production line. The software system also uses special scanners and sensors for the cutting of wood and offers automatic packaging. With this new equipment, the volume of processed wood has increased by 89 cubic meters per hour to 106.8 cubic meters per hour, and the yield of wood per log has increased by 1%. Maintenance costs have also increased due to the technological change, but the labor requirement has fallen from 180 people, divided in two shifts, to 52 people, divided in three shifts. Since the sawmill entered into full operation, it has increased wood processing volumes and volumetric output with a corresponding decrease in byproducts production. The mill currently has a maximum annual processing capacity of approximately 515,000 cubic meters of logs with an annual yield of 290,000 cubic meters of saw wood used in the production of finger-joint mouldings and solid wood doors.

The Terranova industrial complexes also include drying facilities in Caberero. Their annual operational capacity is sufficient to dry all sawed lumber currently produced at the Cabrero-Terranova sawmill. This enables Terranova to manufacture its wood products with kiln-dried wood with a moisture content of 12% or less.

Finger-joint moulding plant. The finger-joint moulding plant, located in the city of Cabrero, produces approximately 106,000 cubic meters of product annually. We designed and constructed this plant to produce high-quality linear mouldings and doorframes of various styles intended for use in interior architecture. Within these product lines, Terranova manufactures products meeting a variety of standardized design specifications as well as custom made products designed and finished according to specifications supplied by our customers.

Cabrero-Masisa. Masisa acquired this plant, formerly called Fibranova, from Forestal Terranova in September 2000. The facility is located 60 miles from Masisa’s Coronel facility and has been operating since August 1992. It has a single MDF board line with an annual production capacity of 160,000 cubic meters. Additionally, in order to produce a greater quantity of value added products, we added an MDF moulding line with an annual production capacity of 23,000 cubic meters which began production in June 2004.

Chiguayante. Masisa’s Chiguayante facility is 16 miles from its Coronel facility. The Chiguayante facility has a single particle board line with an annual production capacity of approximately 90,000 cubic meters. We upgraded the facility in 1994 so that particle board manufactured at Chiguayante would be similar in quality to that produced at the Coronel facility. During 1998, automation and improvements to instruments were made in order to allow Chiguayante’s production lines to operate with greater electronic support.

The Chiguayante plant also has a melamine-laminating line with an annual production capacity of approximately 45,000 cubic meters.

Chillán. The door plant, located in the city of Chillán, produces approximately 40,000 cubic meters of solid wood doors annually. This plant was designed to manufacture products primarily for the United States and other North American markets. Its principal products are solid raised-panel pine wood interior stile and rail doors. Terranova doors have a standardized height of 6 feet 8 inches (2.033 meters) and thickness of 1 3/8 inches (35 millimeters). We produce our solid wood doors in a range of widths and market them for use as interior and closet doors. The stiles and rails are composed of a finger-jointed center made of laminated clear pine. The panels are edge-glued solid wood pieces with a double-hip profile. This structure gives the Terranova door substantial stability.

Coronel. Masisa’s Coronel industrial site, which is located near the city of Concepción, 320 miles south of Santiago, has two particle board lines, one MDF line and two melamine-laminating lines, which includes a melamine impregnating line. The two particle board production lines have an aggregate annual production capacity of approximately 160,000 cubic meters: one for thin particle board (65,000 cubic meters per year capacity) and another for thicker boards (95,000 cubic meters per year capacity). The MDF line commenced operations in January 1996, and has a production capacity of approximately 140,000 cubic meters of MDF per year. The melamine paper impregnating line produces all of the melamine paper used by Masisa’s Coronel and Chiguayante melamine-laminating lines. The Coronel facility laminates a portion of its total particle board and MDF production. Coronel’s original melamine-laminating line has an estimated annual production capacity of 60,000 cubic meters.

A new melamine-laminating line in the Coronel plant began full operations in 2003, with an annual production capacity of 110,000 cubic meters. We increased melamine production capacity through this new line in response to an increase in demand generated by our developing Placacentros network as well as an anticipated increase in demand for such boards in our Chilean and export markets. The total cost of the new line was approximately US$3.3 million, all of which was internally financed.

Puschmann. Masisa acquired the Puschmann plant in August 1998 when it purchased the assets of Tableros Nobel S.A. (“Nobel”), which was a wholly-owned subsidiary of Infodema S.A. (“Infodema”), for US$17 million.

The Nobel assets included a particle board plant and a melamine-laminating line, which was moved to the Valdivia plant after the acquisition. The acquisition was internally financed. As part of the transaction, Masisa also extended loans to Infodema for an aggregate amount of US$4.5 million, which were secured by Infodema’s manufacturing board facilities and forestry lands. The outstanding balance on the loans was repaid in 2003.

Valdivia. Masisa has two production complexes in Valdivia, a city located approximately 520 miles south of Santiago. The main facility is referred to as the “Valdivia” plant and has an annual production capacity of approximately 90,000 cubic meters of particle board. The second facility is named “Puschmann”, in memory of Carlos Puschmann, a distinguished Masisa employee who passed away in 1999.

The Valdivia plant’s machinery employs a particle board production process similar to that used at Masisa’s facilities in Coronel and Concordia, Argentina. In addition to producing raw particle board, the Valdivia plant produces melamine-laminated boards, wood-veneered particle board and all of the fiberboard doors and wood veneer strips produced by Masisa in Chile. Additionally, the melamine-laminating line purchased from Infodema was moved to Masisa’s Valdivia plant and has been operating at full capacity since February 1999.

From May to November of 2003, Masisa stopped this particle board line to adjust particle board production in light of lower market demand. Both the melamine-laminating line and the wood-veneering line use raw boards produced in Masisa’s other plants to produce coated boards. The melamine-laminating line and the wood-veneering line have estimated annual production capacities of 35,000 cubic meters and 40,000 cubic meters, respectively. Actual production can exceed capacity because capacity is estimated assuming an average board thickness and actual board thickness may vary. Masisa’s fiberboard door production line is located in the same facility and has an estimated annual production capacity of 500,000 square meters.

The capacity utilization rate for Terranova’s finger-joint moulding production facilities in Chile was 82% for the nine months ended September 30, 2004, compared to 94% in 2003 and 108% in 2002. The capacity utilization rate for Terranova’s solid wood doors production facilities in Chile was 38% for the nine months ended September 30, 2004, compared to 90% in 2003 and 89% in 2002. Actual production can exceed capacity because capacity is estimated assuming an average board thickness and actual board thickness may vary.

The capacity utilization rate for Masisa’s particle board production facilities in Chile was 83% for the nine months ended September 30, 2004, compared to 75% in 2003 and 84% in 2002. The capacity utilization rate for Masisa’s MDF production facilities in Chile was 102% for the nine months ended September 30, 2004, compared to 94% in 2003 and 98% in 2002. Actual production can exceed capacity because capacity is estimated assuming an average board thickness and actual board thickness may vary.

Brazil

The following table shows, for each of our Brazilian production lines, the product manufactured and the installed annual production capacity in cubic meters as of September 30, 2004.

BRAZIL

WOOD PRODUCTS PRODUCTION LINES

Plant	Line	Product	Annual installed capacity(1)
Ponta Grossa (Masisa)	Line 1	MDF	240,000
	OSB	OSB	350,000
	Laminating	Melamine board	110,000
Rio Negrinho (Terranova)	Finger-joint mouldings	Finger-joint mouldings	65,000
	Sawmill	Sawn lumber	40,000

(1)	Units are in cubic meters. The annual installed capacity may vary slightly depending upon the thickness of the boards produced and other production factors.

Ponta Grossa. In December 2000, Terranova finished the construction of its MDF production facility in the city of Ponta Grossa, in the State of Paraná, Brazil. This facility has an annual installed production capacity of 240,000 cubic meters and reached full production during the second half of 2001. The capacity utilization rate for these MDF production facilities was 108% for the nine months ended September 30, 2004, compared to 101% in 2003 and 89% in 2002. Actual production can exceed capacity because capacity is estimated assuming an average board thickness and actual board thickness may vary. In the same complex, Terranova Finished construction in May 2001 of a melamine-laminating plant that is used for coating MDF and particle board. Total cost was approximately US$4 million and was financed with cash on hand and short-and long-term bank financing. This laminating plant has an annual production capacity of approximately 110,000 cubic meters.

In November 2001, Masisa began test production of OSB in a new plant in the Ponta Grossa industrial complex, and produced the first OSB in December 2001. The Ponta Grossa OSB plant is the first of its type in Brazil. The plant has an annual installed production capacity of 350,000 cubic meters and became fully operational during the fourth quarter of 2002. The OSB plant cost approximately US$64 million and was financed with cash on hand and short–and long–term bank financing. The capacity utilization rate for Masisa Brazil OSB production facilities in Brazil was 73% for the nine months ended September 30, 2004 and 48% in 2003. The capacity utilization rate in 2002 is not meaningful because the plant was not fully operational until the fourth quarter of 2002. The OSB plant’s production was adjusted to correspond to the demand generated by this product. Currently, high prices and strong demand in the United States for OSB drives our decisions as to production volume. OSB is a new product in Brazil and we expect demand in Brazil to increase as the market becomes better educated about its various uses.

Although we believe that market prospects for MDF and OSB in Brazil are good, there can be no assurance that we will be able to profitably operate our Brazilian plants or that an economic, political or market event will not adversely affect its development or operation.

Rio Negrinho. We began operations at Terranova Brasil Limitada (“Terranova Brasil”) in 1997 with the acquisition of eliotti and taeda pine plantations. The wood harvested from Terranova Brasil’s plantations is processed at its industrial installations on 20 hectares of land located in community of Rio Negrinho, Brazil. The 32,000 square meter industrial plant includes a sawmill, a thermal plant with energy generating capacity and a processing plant.

Terranova Brasil was an important investment by our group for a number of reasons. Brazil offers a well-developed market for forest products and is ranked as the world’s eighth largest economic power with a population of approximately 177 million in 2003. Additionally, a favorable climate and year-round rainfall allow a comparatively greater rate of tree growth compared to other pine growing countries. In addition, the Rio Negrinho area provides an adequate pool of skilled labor that currently supports approximately 500 furniture factories of varying sizes. Our knowledge and experience gained in Chile enabled Terranova Brasil to supply finger-joint mouldings, primarily to Terranova Forest Products for sale in the United States and, to a lesser extent, our Latin American affiliates.

During 2000, Terranova Brasil completed its start-up phase with respect to both its forestry and industrial operations. Its industrial operations reached their full projected production capacity in 2001, and in the case of the sawmill, surpassed its projected capacity by approximately 60%. Comparatively better economic conditions in Brazil for the manufacture of mouldings, as well as proximity to raw materials, led to our decision at the end of 2001 to move Terranova Forest Products’ finger-joint mouldings plant from Wando, South Carolina to Rio Negrinho in Brazil. The finger-joint moulding facility commenced operations in June 2002.

Terranova Brasil currently has three principal product lines which are sold into the three following markets: finger-joint mouldings (United States); door parts (Chile); and sawn lumber for furniture construction (Mexico). Terranova Brasil’s total annual output by volume is: 74% of mouldings (6,500 cubic meters per month); 13% of door components (1,200 cubic meters per month) and 13% of wood (rough lumber) for the Mexican market

(1,200 cubic meters per month). Products produced for the Brazilian market represent approximately 1% of Terranova Brasil’s total annual production by volume and consist primarily of sawn and pulp logs, chips and sawdust.

Terranova Brasil’s mouldings plant is designed to produce mouldings which meet specifications for sale into the U.S. market. The plant’s principal products are raw and primed seven, fourteen and sixteen foot finger-joint mouldings and door frames. These products are then sold through Terranova Forest Products to distributors and wholesalers.

Currently, all door parts produced at the Rio Negrinho plant are sold to our plant in Chillán, Chile, where our solid wood doors are produced. We produce door parts in a variety of widths (e.g., 2 1/2, 5 and 5 1/2 inches), lengths (e.g., 24 1/2 and 45 inches and 7 feet), and thicknesses (e.g.,  3/4,  5/4 and  6/4 inches). The total volume of door parts produced by Terranova Brasil depends on the quality of the logs and the drying process. Currently, the Rio Negrinho plant produces up to 1,200 cubic meters per month of door components.

Wood processed and sold for use in furniture construction is taken from the center of the log. Products made from this wood have certain characteristic defects in the wood such as knots, resin deposits, chemical stains and other processing defects. All of the wood processed by Terranova Brasil for this purpose is sold into Mexico where it undergoes further processing or is sold directly to the end-user.

The capacity utilization rate for Terranova’s finger-joint moulding production facilities in Brazil was 121% for the nine months ended September 30, 2004, compared to 126% in 2003 and 78% in 2002. The capacity utilization rate for Terranova’s sawn lumber production facilities in Brazil was 36% for the nine months ended September 30, 2004, compared to 40% in 2003 and 67% in 2002. Actual production can exceed capacity because capacity is estimated assuming an average board thickness and actual board thickness may vary.

Venezuela

The following table shows for each of our Venezuelan production lines, the product manufactured and the installed annual production capacity in cubic meters as of September 30, 2004.

VENEZUELA

WOOD PRODUCTS PRODUCTION LINES

Plant	Line	Product	Annual installed capacity(1)
Andinos (Terranova)	Saw mill	Sawn lumber	150,000
Fibranova (Terranova)	Line 1 & 2	Particle board	120,000
	Line 1	MDF	250,000
	Line 1	Melamine boards	60,000
	Line 1	MDF mouldings	12,000

(1)	Units are in cubic meters. The annual installed capacity may vary slightly depending upon the thickness of the boards produced and other production factors.

Andinos C.A. We completed construction of our Andinos sawmill in November of 2000 and began testing equipment at the plant in mid-January 2001. The sawmill is located in Puerto Ordaz in the Macapaima Industrial Complex, in the southern part of the state of Anzoátegui, Venezuela. The mill’s equipment and machinery are designed to process logs of varying diameters as required by the market and custom orders. The mill includes a treated log yard with a 20,000 square meter paved area and an advanced water recovery system.

The sawn lumber produced by the Andinos sawmill is characterized by high density, small firm knots, and exceptional hardness. Our sawn lumber is used primarily in the manufacturing of pallets and packages. A smaller percentage is sold for use in ceiling and furniture construction.

Fibranova C.A. Our Fibranova plant processes intermediate wood products to produce MDF board and particle board. Its facilities are located also in Puerto Ordaz and include two processing lines for the production of particle board and MDF board, and a third line for the covering of melamine-laminated board. This plant is administered and managed by Masisa pursuant to a management contract we entered into with Masisa in January 2003.

The raw material used in the production process is supplied by the Caribbean pine plantations managed by Terranova Venezuela and from the chips and other by-products produced by the Andinos sawmill. Fibranova’s installations have a current annual production capacity of 120,000 cubic meters of particle board, 250,000 cubic meters of MDF board, 60,000 cubic meters of melamine-laminated boards and 12,000 cubic meters of MDF mouldings.

During the same time period we also formed a joint-venture with Establecimientos Industriales Oxiquim S.A., a Chilean resins manufacturer to set up a joint venture in Venezuela to provide resin to Fibranova C.A. production processes. The joint venture was called Oxinova C.A., a Venezuelan corporation, which began operations in July 2001 and currently produces and supplies resin to our board production plants in Venezuela.

The capacity utilization rate for Terranova’s particle board production facilities in Venezuela was 82% for the nine months ended September 30, 2004, compared to 46% in 2003 and 64% in 2002. The capacity utilization rate for Terranova’s MDF production facilities in Venezuela was 85% for the nine months ended September 30, 2004, compared to 57% in 2003 and 36% in 2002. The capacity utilization rate for Terranova’s MDF mouldings production facilities in Venezuela was 24% for the nine months ended September 30, 2004, compared to 11% in 2003 and 17% in 2002.

Argentina

The following table shows, for each of our Argentinean production lines, the products manufactured and the installed aggregate annual production capacity in cubic meters as of September 30, 2004.

ARGENTINA

WOOD PRODUCTS PRODUCTION LINES

Plant	Line	Product	Annual installed capacity(1)
Concordia (Masisa)	Line 1	Particle board	160,000
	Line 2	Particle board	25,000
	MDF	MDF	150,000
	Thin-MDF	Thin-MDF	120,000
	Laminating	Melamine board	200,000
	Foil	Foil lined board	48,000
	Moulding	Mouldings	72,000

(1)	Units are in cubic meters. The annual installed capacity may vary slightly depending upon the thickness of the boards and other production factors.

Masisa Argentina’s production facilities are located in Concordia, an industrial town in the Province of Entre Ríos on the Uruguay River, approximately 250 miles north of Buenos Aires, Argentina. The Concordia particle board production facility has the capacity to produce 185,000 cubic meters per year of raw particle board in two lines. The particle board line for thin particle board (under 9 millimeters) has an annual production capacity of 25,000 cubic meters. The particle board line for greater board thickness has an annual production capacity of 160,000 cubic meters. The Concordia facility commenced operations in June 1994. The capacity utilization rate for Masisa Argentina’s particle board production facilities was 81% for the nine months ended September 30, 2004 compared to 77% in 2003 and 73% in 2002.

In September 1995, Masisa Argentina completed the installation of an MDF facility adjacent to its particle board facilities. In 1997, Masisa increased this MDF facility’s annual production capacity from 120,000 cubic meters to 138,000 cubic meters. In 1999, Masisa further increased its production capacity to 150,000 cubic meters.

In 2000, Masisa Argentina began construction of a new thin-MDF plant at the Concordia Industrial Complex in Argentina. In October 2001, Masisa Argentina began the start-up phase at the new plant and began operations two months ahead of its scheduled start-up date. The plant has an installed capacity of 120,000 cubic meters per year and represented an investment of approximately US$30 million, which was financed internally. The Concordia plant produced its first thin-MDF in October 2001, and became fully operational by mid-2002. The capacity utilization rate for Masisa Argentina’s MDF production facilities was 93% for the nine months ended September 30, 2004 compared to 85% in 2003 and 77% in 2002.

The Concordia plant also includes a melamine-laminating line with an installed capacity of 200,000 cubic meters per year, and a new foil lining process with an installed capacity of 48,000 cubic meters per year.

In March 2002, Masisa Argentina began construction of its first line of pre-painted MDF mouldings in Argentina at the Concordia Complex. The moulding line, with an estimated production capacity of 36,000 cubic meters per year, started its production in January 2003. The moulding line represents an investment of approximately US$1.8 million and was financed internally. Production at the moulding plant is primarily directed to the United States. This line became fully operational during the second quarter of 2003. An additional 36,000 cubic meters of production capacity was added during 2004. The capacity utilization rate for Masisa Argentina’s MDF mouldings production facilities was 69% for the nine months ended September 30, 2004 compared to 49% in 2003.

Mexico

MEXICO

WOOD PRODUCTS PRODUCTION LINES

Plant	Line	Product	Annual installed capacity(1)
Durango	Line 1	Particle board	60,000
	Line 2	Particle board	60,000
	Laminating	Melamine board	21,600

(1)	Units are in cubic meters. The annual installed capacity may vary slightly depending upon the thickness of the boards and other production factors.

In December 2001, Masisa reached an agreement with Weyerhaeuser Company Limited to purchase from Weyerhaeuser’s subsidiary, MacMillan Guadiana, a particle board plant located in the city of Durango, Mexico. Masisa completed the purchase on January 8, 2002 for approximately US$15.4 million financed with cash on hand and short and long-term bank financing. In 2002, Masisa invested approximately US$4 million in technology and equipment in order to increase production and improve quality. The plant has a total installed capacity of 120,000 cubic meters per year in two independent production lines, as indicated in the table above. The plant also includes a small melamine-laminating line, with a total installed capacity of 21,600 cubic meters per year. The capacity utilization rate for Masisa Mexico’s particle board production facilities was 87% for the nine months ended September 30, 2004 compared to 71% in 2003. The capacity utilization rate in 2002 is not meaningful because the plant was not fully operational during all of 2002. Most of the 2004 and 2003 production at this plant was directed toward the local market. Although we believe that market prospects for particle board in Mexico are good, there can be no assurance that we will be able to profitably operate our Mexican plant or that economic, political or market events will not adversely affect the plant’s development or operation.

United States

The following table shows, for each of our U.S. production lines, the product manufactured and the installed annual production capacity in cubic meters as of September 30, 2004.

UNITED STATES

WOOD PRODUCTS PRODUCTION LINES

Plant	Line	Product	Annual installed capacity(1)
Wando, South Carolina	MDF moulding	MDF moulding	30,000

(1)	Units are in cubic meters. The annual installed capacity may vary slightly depending upon the thickness of the boards produced and other production factors.

Terranova Forest Products was established to market and distribute our products in the United States as part of our strategy of locating our commercial operations as close to our customers as economically feasible. Terranova Forest Products was organized in 1993 as a joint venture with Fiberform Wood Products, Inc. under the name Fibreform Andinos Corporation. In January 1996, we purchased Fiberform’s interest in the joint venture and changed its name to Terranova Forest Products, Inc.

In late 1996, Terranova Forest Products’ management decided to relocate the company to the Port of Charleston, South Carolina and to construct its own facilities, including corporate offices, a reload center and manufacturing facilities for moulding and millwork products. Terranova Forest Products purchased a 20 acre industrial land site six miles from the Port of Charleston’s Wando terminal in October 1997. Phase I of the project, construction of an 84,000 square foot reload center, was successfully completed, and operations began in October 1998. Our MDF mouldings line has a total installed capacity of 30,000 cubic meters per year. The capacity utilization rate for this line was 87% for the nine months ended September 30, 2004 compared to 67% in 2003 and 91% in 2002. Terranova Forest Products’ corporate offices were completed in June 1999, which allowed it to consolidate all of its U.S. operations in Wando, South Carolina. Accordingly, the Bellevue, Washington and Salem, Oregon offices were closed and key personnel relocated to Wando during June and July 1999. Terranova Forest Products made its first shipments from the new facility in July 2000. Terranova Forest Products’ location in Charleston is more convenient and cost effective for communication with its customers and South American affiliates. In addition, this facility has enabled Terranova Forest Products to better manage its business activities and to be more responsive to its customers’ needs and more cost effective and competitive overall. We plan to move Terranova Forest Products’ headquarters and marketing operations to Atlanta, Georgia in 2005.

In October 2001, we moved the finger-joint moulding plant from Terranova Forest Products’ Wando location to the Terranova Brasil facility in Rio Negrinho, Brazil. Comparatively better economic conditions in Brazil for the manufacture of mouldings, as well as proximity to raw materials, prompted our management to decide to relocate the finger-joint moulding line.

Forestry Operations

Overview

We and our forestry subsidiaries manage and operate the cultivation of our tree stock in our nurseries and the establishment and management of our plantations and forests, log manufacturing, log sales and marketing, log trading, transport and supply chain activities. The logs and other raw materials produced by us and our forestry subsidiaries and affiliates are sold primarily to our production and processing subsidiaries with sales to unaffiliated third parties representing 41.1% and 34.5% for the years 2003 and 2002, respectively. Our forestry operations are responsible for optimizing the harvest from our forests, while meeting the supply requirements of our production plants and principal unaffiliated customers and complying with our principles of sustainable management.

Land Ownership And Rights

As of September 30, 2004, our group’s forestry assets included an interest in approximately 389,872 hectares of land, of which 259,633 hectares are planted with renewable trees. Of our forestry assets, approximately 279,530 hectares (71.6%) are owned by our group, and the remaining 110,432 hectares (28.4%) are held under leases, forestry rights and forestry licenses.

Our leases enable us to use the land for terms ranging from 16 to 50 years, depending on the location, which is generally the equivalent of one to two rotations. Forestry rights permit a person other than the owner to establish, manage and harvest, or simply manage and harvest, an estate of trees on the land.

Distribution Of Forestry Assets

Our forests are located in Chile, Brazil, Venezuela and Argentina. On a consolidated basis, Caribbean, radiata/oregon and eliotti/taeda pines are softwood pine species which constitute approximately 42.9%, 37.0%, and 9.8% of our plantations, respectively. In addition, our forests also include 26,231 hectares of eucalyptus trees, equal to approximately 10.3% of our total plantations.

The following table sets out the number of hectares and types of uses of our land holdings and rights at December 31, 2003 for each of our forestry operations.

	Forestry Assets
	Chile (Terranova)	Chile (Masisa)	Argentina	Venezuela		Brazil (Terranova)	Brazil (Masisa)	Consolidated
	(hectares)
Total Forestry Holdings	120,898	44,376	47,980	149,463		13,663	13,492	389,962
Owned	120,898	180	47,980	40,244		13,663	12,369	279,334
Rights/Leased	—	196	—	109,219	(1)	—	1,123	110,537
Total planted land	77,421	22,588	33,306	111,531		6,668	8,120	259,633
Plantations:
Carribean pine	—	—	—	111,509		—	—	111,509
Radiata / oregon pine	77,025	18,920	—	21		—	—	95,966
Taeda / elliotti pine	—	—	10,757	—		6,668	8,105	25,530
Eucalyptus	396	3,668	22,549	—		—	14	26,627
To be replanted	4,638	1,254	6,401	23,124		1,520	91	37,028
Protected lands	19,999	9,469	—	544		2,181	2,287	34,480
Native forests	13,260	9,997	—	—		3,061	—	26,318
Other (Araucaria connifer)	—	1,068	8,272	—		—	5	9,346
Legal reserve	—	—	—	—		—	2,479	—
Roads, encampments and other uses	5,580	—	—	14,264		233	510	20,587

(1)	Of this amount, 66,312 hectares are held under rights agreements. The remaining 42,907 hectares are leased.

As part of our effort to match the size and location of our forestry assets with our supply needs and proximity to our production facilities, respectively, we determined that we should dispose of certain land holdings in Chile’s Region VII, near Talca. Accordingly, during the third and fourth quarters of 2004, we conducted a private auction for approximately 21,000 hectares of land, 12,000 of which are planted with radiata pine. On November 5, 2004, our board of directors accepted an irrevocable bid from Arauco’s affiliate, Forrestal Celco S.A., in the amount of US$73,558,000. On December 7, 2004, we signed a definitive agreement with Forrestal Celco and completed the sale transaction for a final purchase price of US$73,284,636.

This transaction will not be reflected in our financial statements until we have entered into a contract with Forestal Celco. We estimate that the transaction will have at the time of the closing a book value of approximately US$46,000,000 after taking into account an estimated adjustment to the forest’s value of US$15,000,000. The estimated tax liability with respect to this transaction is US$9,000,000.

Forest Management

Our forestry subsidiaries cultivate, administer and manage our forestry assets in Chile, Argentina, Venezuela and Brazil. We manage our forestry assets to increase overall volume of sawlogs while minimizing defects in the wood. We seek to achieve this through the use of planting, soil and site preparation, maintenance of optimum soil quality through monitoring and fertilization, underbrush control, and management of tree density through thinning and pruning. This management system increases our forests production of larger diameter trees with fewer knots and other defects and, as a result, can produce a higher overall yield of clear wood. Clear wood, whether sold to third parties as lumber or used by our production facilities to produce our processed wood products, generally commands a higher price than knotted wood.

A significant variable affecting the profitability of our forestry operations is the age at which a tree is harvested, or the “rotation length.” The rotation length has a direct impact on timber quality, unit volume and economic return obtained from the investment. We currently consider our forestry management objectives, described above, to be achievable on an average rotation length of approximately 23, 24, 26 and 22 years for radiata, Caribbean, eliotti and taeda pine, respectively, and 12 years for eucalyptus. The optimal rotation length can vary depending on past management practices, the cost of capital and prevailing market conditions.

The following tables set forth the age profile by hectares of our forests at December 31, 2003 on a consolidated basis and for each of our forestry operations.

	Consolidated
Age Range (Years)	Pine	Eucalyptus	Other
	(hectares)
0 - 5	31,605	17,106	281
6 - 10	32,033	6,414	168
11 - 15	90,348	2,683	167
16 - 20	41,034	227	16
21+	37,000	198	361
Total	232,020	26,628	993

	Chile (Terranova)			Chile (Masisa)
Age Range (Years)	Pine	Eucalyptus	Other	Pine	Eucalyptus	Other
	(hectares)			(hectares)
0 - 5	6,363	4	14	4,436	1,787	245
6 - 10	15,947	155	81	7,768	1,109	87
11 - 15	37,921	90	13	4,060	760	153
16 - 20	9,364	145	6	192	12	11
21+	7,221	1	95	1,708	—	261
Total	76,816	396	209	18,163	3,668	757

	Argentina			Venezuela
Age Range (Years)	Pine	Eucalyptus	Other	Pine	Eucalyptus	Other
	(hectares)			(hectares)
0 - 5	7,629	15,315	—	7,425	—	21
6 - 10	1,194	5,151	—	6,154	—	—
11 - 15	296	1,833	—	47,253	—	—
16 - 20	306	69	—	29,399	—	—
21+	1,332	183	—	21,278	—	—
Total	10,758	22,549	—	111,509	—	21

	Brazil (Terranova)			Brazil (Masisa)
Age Range (Years)	Pine	Eucalyptus	Other	Pine	Eucalyptus	Other
	(hectares)			(hectares)
0 - 5	2,640	—	—	3,112	—	—
6 - 10	344	—	—	626	—	—
11 - 15	4	—	—	813	—	—
16 - 20	—	—	—	1,774	—	—
21+	3,680	—	—	1,780	14	5
Total	6,668	—	—	8,105	14	5

Sustainable Development and Forestry Management Systems

We adhere to ISO management systems and certification under the Forestry Stewardship Council (“FSC”). FSC is an international organization funded to support environmentally appropriate, socially beneficial and economically viable management of the world’s forests. The FSC certification standard is recognized by The Home Depot, one of the key end-users to which our products are marketed through Masonite in the United States.

Certification of our forest products and management systems has enabled us to access international markets such as the United States, where chain of custody certification of products is frequently preferred by customers. It has also given our products greater environmental credibility in the international marketplace by allowing our customers to readily and reliably determine that the product they are purchasing comes from a forest managed according to internationally agreed social and environmental principles and criteria.

Forest Protection. Our forestry assets are exposed to risk of loss due to fire, wind, pests and disease. Accordingly, our forestry subsidiaries have established programs for the prevention and control of each of these risk factors. Our forestry operations’ prevention efforts include, among others, identifying risks neighboring our forests, public education of communities located near our forests and maintenance of firebreaks. We also cooperate with other forestry companies when possible to undertake joint prevention measures with respect to pest and disease control.

Raw Materials and Suppliers

Terranova Business

The most significant direct costs associated with our forestry and wood products operations in connection with our Terranova businesses are adhesives, fertilizers, wood fungicides, lumber, water-based paint, plants, chemicals, logs, labor and energy.

In addition to the raw materials used by our forestry and production operations in connection with the Terranova business, the most significant packaging materials used in the marketing and distribution of our products are plastics and metal bands. In 2003, our operations utilized 310,966 kg (685,567 pounds) of plastic, including polyethylene, stretch plastic film, and heat-shrink plastic, and 494,592 kg (1,090,395 pounds) of metal bands.

In general, the prices of raw materials we use in our forestry operations are relatively stable. The prices of raw materials we use in our wood products operations depend on factors such as wood, pulp and oil prices and tend to fluctuate according to economic cycles and world supply. For example, wood prices increased by approximately 16% during 2004 due to higher demand for wood based products and higher transportation costs due to higher energy costs.

Our principal suppliers in each country in which we have industrial facilities and the products or raw materials they supply to us in connection with the Terranova business are listed in the following table:

PRINCIPAL SUPPLIERS OF RAW MATERIALS FOR TERRANOVA BUSINESSES

CHILE	PRODUCT	MEXICO	PRODUCT
Bellavista Ltda.	Temporary Staffing Services	Productos Forestales S.A.	Sawn Wood
Energía Verde S.A.	Energy	Forestal Tromen S.A.	Sawn Wood
Cía. Sudamericana de Vapores	Transportation	Seaboard Marine Ltda.	Maritime Transport
Cía Chilena de Navegación Interoceánica	Transportation	Transportes Jaessa Amador S.A. de C.V.	Transport, Logistical Support and Storage
Arauco Distribución S.A.	Sawn Wood	Transportaciones Industriales Gume S.A. de C.V.	Transport, Logistical Support and Storage
Transportes Ninhue S.A.	Transportation	Despachos Aduanales Castañeda S.C.	Custom Agents
Inversiones Silvoagropecuarias S.A.	Forestry Services	Servicios Técnicos del Transporte S.A. de C.V.	Storage
Terranova Brasil Ltda.	Sawn Wood
CMPC Maderas, S.A.	Sawn Wood

BRAZIL	PRODUCT	UNITED STATES	PRODUCT
Esterer WD GmbH & Co.	Parts	Samuel Shapiro Co. / IMS (Intermodal Management System)	Custom Agents Forwarding
Battistela Ind. e Com. Ltda.	Wood	C.H. Robinson	Transportation
Clariant Colorquimíca	Chemicals	Kramer Logistics	Logistics
Masisa do Brasil Ltda	Wood	Bryan Logistics	Logistics
Sherwin-Williams Brasil Ind. Com. Ltda.	Ink	Montgomery Industries, Inc. -Piedmont	Storage
Signode Brasileira Ltda.	Metal Bands	SCE&G	Electricity
Texaco Brasil Ltda.	Lubricants	Valspar	MDF Primer
Agip do Brasil Ltda.	Gas	Alternative Staffing	Temporary Staffing
Rigesa Ltda.	Wood
JMC COM. Secagem Madeiras Ltda.	Wood

VENEZUELA	PRODUCT
Oxinova C.A.	Resin
Sia Abrasives	Sanding Belts
Isogama	Paraffin Emulsion
Transportes Macapaima C.A.	Transport
Servicios Integrados Logistica	Transport
Coveright Surface	Melamine Impregnated Paper
Casco Décor	Melamine Impregnated Paper
Masisa Argentina S.A.	Melamine Impregnated Paper
Masisa S.A.	Melamine Impregnated Paper

In the forestry sector, all operations are carried out through a select set of third-party contractors, who provide their services to our forestry subsidiaries and affiliates in accordance with the technical, legal, and administrative requirements established in Terranova Manual for Service Companies and the specific contracts entered into in connection with the provision of such services. The services contracted by our forestry operations range from logistical support (meals, transport, cleaning and maintenance, security, reception and dispatch of products, among others) to production activities (harvest, transport, planting, thinning, pruning, road construction, and others).

In the industrial sector, our subsidiaries and affiliates subcontract with third-party providers for a variety of services at our sawmills and manufacturing facilities. These services include, among others, packaging, separating sticks, movement of logs and lumber, and industrial cleaning. Specific contracts are established for each of these services outlining technical, economic and administrative specifications.

Masisa Business

The most significant direct costs associated with the production of particle board, MDF and OSB in connection with the Masisa operations are chemicals, wood, labor and energy.

For the nine months ended September 30, 2004 chemical adhesives used in the production of particle board and MDF in Chile and Argentina were manufactured by the chemical plants of Georgia Pacific Resinas Ltda. (formerly GPM) and Resinas Concordia S.A., respectively. These two plants also manufactured most of the chemical catalysts used by the Company in those countries. Until early 2001, Masisa had a 50% interest in both companies under a joint venture with Georgia-Pacific. In January 2001 the Company sold its participation in those companies to Georgia-Pacific. However, before this transaction, Masisa Chile and Masisa Argentina reached long-term resin supply contracts with GPM and Resinas Concordia S.A. to ensure the normal supply of resins for existing and future operations, including calculations for future growth of the Company in Chile and Argentina. In Brazil, the principal chemical adhesives used in the production of MDF and OSB were supplied by Borden Química Indústria e Com. Ltd. and Synteko Produtos Químicos S.A. In Mexico, the principal chemical adhesives used in the production of the particle boards were supplied by Dynea Mexico S.A. de C.V.

We believe that the market for the chemicals the Masisa operations need is sufficiently competitive and accessible such that it could satisfy its chemical requirements through other suppliers on terms similar to those obtained from its current suppliers. There is more than one producer of chemical raw materials in each country in which Masisa has industrial facilities, granting it flexibility as to its suppliers. Masisa also has a number of suppliers for the raw materials used in its production processes. Masisa believes that the loss of any one of these suppliers, individually, would not have a material adverse effect on the Company. Raw materials are also available from countries in the region as well as more distant ones, such as the United States and Japan.

Historically, Forestal Tornagaleones provided Masisa’s Chilean plants with small supplies of wood, however Masisa has not purchased any wood from Forestal Tornagaleones since 2000. In Argentina, approximately 89% of the wood consumed by Masisa Argentina in 2003 was purchased from several unrelated saw mills and forest growers and the other 11% of the wood was purchased from Forestal Argentina. The wood consumed by Masisa for the production of MDF in Brazil was purchased from several unrelated saw mills and forest growers. With respect to the particle board plant in Mexico, Masisa obtains wood from suppliers that serviced the plant under its previous ownership.

We believe that abundant supplies of wood are readily available. Masisa does not use material amounts of native wood for its production processes. With respect to wood supply, Masisa has several alternatives in forestry companies, including its subsidiaries Forestal and Forestal Argentina. The Company may also obtain supplies from the forest plantations that it owns in Brazil.

Masisa has long-term resin supply contract with Georgia Pacific Resins Ltd. to ensure the normal supply of resins for existing and future operations, taking into account the future growth of the company. In Argentina,

Resina Concordia, an affiliate of Georgia-Pacific Resins Ltd., supplies Masisa with resin. The estimated amount of payments to be made under the contract in 2004 is US$17 million. The contract is not a financial obligation since it does not oblige the Company to purchase a minimum amount from Georgia Pacific Resins Ltd.

The steam used by Masisa in its manufacturing operations is largely generated by burning its own scrap wood and defective wood products. Other energy requirements, such as electricity, are obtained from commercial suppliers.

In general, the prices of raw materials used by Masisa in its forestry operations are relatively stable. The prices of raw materials Masisa uses depend on factors such as wood, pulp and oil prices and tend to fluctuate according to economic cycles and world supply. For example, wood prices increased by approximately 16% during 2004 due to higher demand for wood based products and higher transportation cost due to higher energy costs. The price of resin increased by approximately 15% during 2004 as a result of higher oil prices.

Masisa’s principal suppliers in Chile, Argentina, Brazil and Mexico and the products or raw materials they supply to us, in connection to the Masisa business, are listed in the following table:

PRINCIPAL SUPPLIERS OF RAW MATERIALS FOR MASISA BUSINESS

CHILE	PRODUCT	ARGENTINA	PRODUCT
Terranova S.A.	Wood	Forestal Argentina S.A.	Wood
Aserraderos Arauco S.A.	Wood	H.B. Fuller Argentina S.A.I.C.	Mouldings Adhesive
Derquim S.A.	Paraffin Emulsion	Isogama Industria Química Ltda.	Paraffin Emulsion
Interforest S.A.	Wood	Lamigraf S.A.	Paper
Georgia – Pacific Resinas Ltda.	Resins	Masa Decor S.A.	Paper
Heninrich Wemhöner GMBH & CO. KG	Industrial Machinery	MD Papéis Ltda.	Paper
Lamigraf S.A.	Paper	Multilogística S.A.	Shipping Line
Masa Decor S.A.	Paper	Resinas Concordia	Resins
Oxiquim S.A.	Resins	Schattdecor	Paper
Technocell Dekor	Paper	SIA Ltd.	Sanding Belts

BRAZIL	PRODUCT	MEXICO	PRODUCT
Aguia Florestal Industria de Madeira	Wood	Aprovechamientos Forestales Auro	Wood
Araupel S.A.	Wood	Casco Impregnated Papers	Impregnated Paper
Bayer do Brasil	Polyurethane Resins	Combustibles Industriales de Durango	Fuel
Borden Química e Industria e Com Ltd.	Resins	Dynea de Mexico, S.A. de C.V.	Resins
Dynea Brasil S.A.	Impregnated Paper	Exxonmobil de Mexico, S.A. de C.V.	Paraffin Emulsion
Isogama Industria Qupimica LTDA.	Paraffin Emulsion	Masa Decor S.A.	Paper
Madereira Rickli LTDA	Wood	Pinelli Universal, S.A. de C.V.	Wood
Magor LTDA	Wood	Interprint Inc.	Paper
Synteko Produtos Químicos S.A.	Resins	Transportes Jaessa Amador	Transport Line
Terranova Brasil	Wood	Zamudio Esquivel José Luis	Hoist Service

Research and Development

Our research and development efforts do not involve material expenditures, as we rely primarily on technology and equipment purchased or licensed from foreign companies.

Insurance

We insure our assets and operations against a variety of risks associated with our business activities. The types and amounts of coverage we maintain depend on the kind of facility or asset being insured as well as its location. These plans include insurance policies against fire damage, loss attributed to natural disasters, risks related to the construction of projects, losses resulting from delays in commencing such projects and business interruption.

In Chile, we maintain coverage of our fixed assets in an aggregate amount of US$704.0 million. This amount includes US$357.3 million for losses on our plantations, US$336.3 million for losses due to interruptions in the operations of our plants and broken equipment and US$10.5 million covering liabilities arising out of civil corporate responsibility claims.

In Brazil, we maintain coverage of our fixed assets in an aggregate amount of US$324.1 million. This amount includes US$71.2 million for losses on our plantations, US$251.9 million for losses due to interruptions in the operations of our plants and broken equipment and US$1.0 million covering liabilities arising out of civil corporate responsibility claims.

In Venezuela, we maintain coverage of our fixed assets in an aggregate amount of US$259.1 million. This amount includes US$259.4 million for losses due to interruptions in the operations of our plants and broken equipment and US$0.5 million covering liabilities arising out of civil corporate responsibility claims. Our plantations in Venezuela are not insured because Venezuela’s insurance market did not offer insurance coverage for these types of risks.

In Argentina, we maintain coverage of our fixed assets in an aggregate amount of US$246.7 million. This amount includes US$40.1 million for losses on our plantations, US$205.6 million for losses due to interruptions in the operations of our plants and broken equipment and US$1.0 million covering liabilities arising out of civil corporate responsibility claims.

In Mexico, we maintain coverage of our fixed assets in an aggregate amount of US$52.7 million. This amount includes US$51.7 million for losses due to interruptions in the operations of our plants and broken equipment and US$1.0 million covering liabilities arising out of civil corporate responsibility claims.

In United States, we maintain coverage of our fixed assets in an aggregate amount of US$29.9 million. This amount includes US$23.9 million for losses due to interruptions in the operations of our plants and broken equipment and US$6.0 million covering liabilities arising out of civil corporate responsibility claims.

As of September 30, 2004, a high number of our personnel have travel and life insurance. We have also arranged insurance coverage against personal accidents for personnel who have been relocated to Venezuela for the Fibranova C.A. project.

Description of Properties

The following tables show our material properties, excluding our forestry holdings, as of September 30, 2004 and includes information regarding the size (in square meters) and use of the properties, as well as whether the properties are leased, owned or service agreements. Service agreements are contracts to use a variable amount of space or services in a facility managed by a service provider and therefore do not constitute a lease. For information regarding our forestry holdings, see “—Forestry Operations—Land Ownership and Rights.”

OTHER LAND / PROPERTIES
Location	Leased/ Owned	Size (square meters)
Chile
Administrative Offices
Santiago - Terranova (Alcantara)	Owned	1,202
Santiago - Terranova (Apoquindo)	Owned	(included in Masisa)
Santiago - Masisa (Apoquindo)	Owned	1,565
Santiago - Masisa (Santa Maria)	Owned	1,515
Production Facilities
Cabrero - Terranova	Owned	56,064
Chillán - Terranova	Owned	17,377
Cabrero Masisa	Owned	26,391
Concepción - Masisa (Chiguayante)	Owned	12,321
Concepción - Masisa (Coronel)	Owned	28,877
Valdivia - Masisa (Valdivia)	Owned	37,651
Valdivia - Masisa (Carlos Puschmann)	Owned	12,429
Distribution Centers and Warehouses
Antofagasta – Masisa	Service	2,125
Concepción – Masisa	Owned	3,009
Concepción - Masisa (Cintac)	Service	7,000
Santiago – Masisa	Service	10,000
Santiago – Terranova	Leased	552
Valdivia – Masisa	Service	3,176

Brazil
Administrative Offices
Curutiba – Masisa	Leased	339
Paraná - Masisa	Owned	(included in production facilities)
Rio Grande do Sul – Masisa	Leased	80
Santa Catarina – Terranova	Owned	2,062
Production Facilities
Paraná – Masisa	Owned	29,456
Santa Catarina – Terranova	Owned	62,397
Distribution Centers and Warehouses
Novo Hamburgo – Masisa	Leased	4,200
Paraná – Masisa	Owned	(included in production facilities)

Colombia
Administrative Offices
Santa Fe de Bogotá - Terranova	Leased	385
Distribution Centers and Warehouses
Cucuta - Terranova	Service	4,500
Cucuta - Terranova	Service	510

Mexico
Administrative Offices
México D.F. - Masisa	Leased	271
México D.F. - Terranova	Leased	170
Production Facilities
Durango - Masisa	Owned	32,000

OTHER LAND / PROPERTIES
Location	Leased/ Owned	Size (square meters)
Distribution Centers and Warehouses
Altamira, Tamaulips - Masisa	Leased	10,000
Altamira, Tamaulips - Terranova	Owned	8,200
Durango - Masisa	Owned	12,600
México D.F. - Masisa	Leased	1,500

United States
Administrative Offices
Wando - Terranova	Owned	1,672
Production Facilities
Wando - Terranova	Owned	10,405
Distribution Centers and Warehouses
Baltimore - Terranova	Leased	3,716
Hanahan - Terranova	Leased	3,176
Wando - Terranova	Owned	7,804
Long Beach - Terranova	Leased	2,230
Houston - Terranova	Leased	3,716

Venezuela
Administrative Offices
Bolivar - Terranova	Leased	283
Production Facilities
Estado Anzoátegui - Terranova	Leased	43,000
Distribution Centers and Warehouses
Estado de Carabobo - Terranova	Leased	12,000

Argentina
Administrative Offices
Buenos Aires - Masisa	Leased	700
Production Facilities
Entre Ríos - Masisa	Owned	61,679
Distribution Centers and Warehouses
Entre Ríos - Masisa	Owned	1,800

Peru
Administrative Offices
Lima - Masisa	Leased	136
Distribution Centers and Warehouses
Lima - Masisa	Service	3,000

Ecuador
Administrative Offices
Quito - Masisa	Leased	90
Distribution Centers and Warehouses
Quito - Masisa	Service	3,000

We do not believe that there are any environmental issues affecting any of our properties that are material to our business. A discussion of environmental issues that affect our business generally is presented below under “Environmental Concerns”.

For a general discussion regarding our property, plants and equipment, see “—Business Overview—Our Principal Facilities and Offices” above and “—Production.”

Legal Proceedings

Chile

Chilean law protects the rights of indigenous people. Since 1992, disputes have arisen among Chile’s indigenous communities and the forestry industry. We are currently named in three land disputes with communities claiming rights to ancestral land or tenure rights based on titles granted by decree at the beginning of the 19th Century. These disputes could imply partial or total overlap with our legal titles to the land involved in such disputes. The total amount of land as to which Terranova’s title is disputed is 1,706 hectares or 1.4% of Terranova’s total land. During 2000, 2001 and 2002 the Company was in negotiations with several communities and their representatives in order to resolve and avoid possible conflicts. On November 9, 2001, Forestal Millalemu (a subsidiary of Terranova which was absorbed by Terranova in 2003) signed an agreement with three indigenous communities in connection with disputes regarding our Santa Elisa and Porthue properties. With this agreement we resolved our conflicts with these three native communities and agreed to use labor from the indigenous communities in the next harvest season with respect to approximately 200 hectares of the disputed lands. After the initial harvest, we also granted the three indigenous communities the right to use 5,000 square meters of land in the Santa Elisa and Porthue properties for their own use for two years. These agreements allowed us to further solve our conflicts with certain indigenous communities and continue our cooperation with them in order to achieve resolution of our disputes. For more information regarding our legal proceedings, see Note 21 to our consolidated financial statements.

Brazil

In 1997, members of indigenous communities occupied forests owned by Hacienda Bom Sucesso, a Brazilian subsidiary of Terranova Brazil. The land and plantation properly occupied by the Duque de Caxias indigenous community has a book value of approximately US$531,000. This indigenous community occupying the land has cut an estimated 10% of the value of the affected plantations. Because Hacienda Bom Sucesso is entitled to indemnification by the Brazilian government with respect to any such losses, reserves have been set aside.

Environmental Concerns

During 2002, 2003, the nine months ended September 30, 2003 and the nine months ended September 2004, we spent on a consolidated basis US$0.9 million, US$6.6 million, US$5.0 million and US$8.6 million, respectively, on environmental projects related to complying with environmental regulation. Terranova believes that expenditures on environmental management and improvement programs can be expected to increase in the future.

Terranova

Our business philosophy is based on sustainable development principles. Therefore, we strive to achieve the most profitability from our business while at the same time reinforcing, among other things, our positive effects on the environment and striving to minimize our negative impact on the environment. Our company dedicates itself to rigorously complying with environmental legislation and satisfying our customers’ expectations and goals.

Certifications: All of our forestry and production operations have obtained compliance certifications with International Organization for Standardization (the “ISO”) 14,001. Additionally, all of our forestry and production operations, except our production operations in Venezuela, have obtained ISO 18,001 compliance. We plan to achieve ISO 18,001 compliance for our production operations in Venezuela by the end of 2005. Also in 2003, all of our forestry operations in Brazil and Venezuela obtained Forest Stewardship Council (“FSC”) compliance certifications regarding sustainable management of forestry assets, thereby completing compliance under this system for all of our operations. FSC certification is a voluntary procedure in which the ecological, economic and social aspects of forest management are evaluated against a specified set of criteria.

We are subject to environmental regulation in the countries we operate. Such regulations cover, among other things, the discharge of water, water and air pollution. Please see below for a discussion of each country’s specific environmental regulation where we have our principal operations.

Chile: Chilean companies, including Terranova, are subject to several national and local environmental laws, regulations, decrees and municipal ordinances concerning, among other things, discharges into air and water, handling and disposal of solid and hazardous wastes, and health. Chilean environmental regulations have become increasingly stringent in recent years, particularly for the approval of new projects, and this trend is likely to continue. Terranova has made and will continue to make substantial expenditures to comply with such environmental laws, regulations, decrees and ordinances.

We have further developed our environmental activities and compliance in Chile by subscribing, along with 13 other companies, to the Convenio de Cooperación Ambiental entre la Corporación Chilena de la Madera y la Comisión Nacional del Medio Ambiente, an environmental cooperation agreement for managing our forestry and production operations in Chile. Our success in our efforts for environmental compliance and stewardship were recognized by the Chilean government, through its National Committee on the Environment, when it awarded us the Premio Nacional de Medio Ambiente in 2002, for environmental policies in the production sector.

Chilean legislation to which Terranova is subject include the Chilean Environmental Basic Law (Law 19,300 of 1994), based upon article 19 No. 8 of the National Constitution, which establishes the general structure of the Chilean environmental law. Law 19,300 defines the Government agencies responsible, among other things, for evaluating environmental impact studies, overseeing the implementation of projects in accordance with their environmental impact statements, and coordinating environmental regulations. These agencies are Comisión Nacional del Medio Ambiente - National Environmental Commission or “CONAMA”, and Comisiones Regionales del Medio Ambiente - Regional Environmental Commissions or “COREMA”-, which are agencies of the Ministerio Secretaría General de la Presidencia - the “Ministry of the Presidency”.

Terranova is subject to other regulations, such as DS 146 (Ministry of Health) on environmental noise, DS 185 (Mining Ministry) on air emissions of particulate matter, DS 90 (Ministry of the Presidency), DS 609 (Public Works Ministry), DFL 725 (ministry of Health), and DS 46 (Ministry of the Presidency) on discharges to water, DS 594 (Ministry of Health), DS 148 (Ministry of Health), and DS 298 (Transportation Ministry) on handling and transportation of waste and hazardous waste, and DFL 1 (Ministry of Health), DFL 725 (Código Sanitario - Health Code), and DS 594 (Ministry of Health) on health issues in the work place. Regulation DS 95 (Ministry of the Presidency) requires Terranova and all companies in Chile to conduct environmental impact studies of any future projects or activities that may effect the environment.

Under Chilean Environmental Basic Law, affected persons, including private citizens, public agencies, and local governmental authorities, can sue to enforce environmental compliance. Enforcement remedies include temporary or permanent closure of facilities and fines. Private citizens are also allowed to object to the plans or environmental impact studies submitted by project owners. As a result, application of the environmental laws may adversely affect the manner in which Terranova seeks to implement its business strategy and, to a certain extent, Terranova’s ability to realize its strategy.

Brazil: Terranova is subject to Brazilian environmental legislation, including regulation by municipal, provincial and federal governmental authorities. Terranova has a system to identify and comply with applicable environmental legislation, and Terranova believes that our operations are currently in material compliance with applicable local and national environmental regulations. Terranova has received environmental license to operate from the FATMA (Foundation for the Environment) and IAP (Environmental Institute of Parana).

Laws 6938/81 and 9605/98 give the general framework for environmental legislation in Brazil. Other norms applicable to Terranova in Brazil include Decree 14.250/81, which defines norms for air emissions. Law 9433/97, Resolution CONAMA 20/86, and Decree 14250/81, that regulate effluents to water. Decree 14250/81 and Law 11347/00 regulate management of waste and dangerous waste.

Venezuela: Terranova, as all companies in Venezuela, is subject to Venezuelan environmental legislation, including regulation by municipal, provincial and national governmental authorities. Decree 638 regulates air emissions, and norm COVENIN 2253:2001 regulates emissions in the work place. Management of waste and hazardous waste is regulated by Decree 1257, Decree 2635 and Decree 2216. Transportation and management of chemical products is regulated by Decree 1847 and by norms COVENIN 2268:96 and 2817:91. Effluents to water are regulated by Decree 883, and Decree 1217 regulates environmental noise. Safety at the workplace is regulated by the Organic Law of Prevention, Conditions, and Workplace environment.

Masisa

Masisa is dedicated to the sustainable growth of all its operations, considering a positive balance between economic, social and environmental objectives. Our business philosophy is based on sustainable development principles, and Masisa’s policy is to maintain high standards of environmental performance and to comply with all applicable environmental laws and regulations. Together with the start up phase of the MDF lines in Chile in 1996, Masisa created an Environmental Department in response for Masisa’s growing concern for environmental issues. Masisa has developed primary waste water treatment processes in certain plants to reduce its production processes’ environmental impact. During 1999, new special ventilation insulation systems were completed in the Chiguayante plant in Chile, and a secondary waste treatment plant for the MDF line in Argentina was completed in 2000.

Certifications: The ISO 14,001 certification is a voluntary procedure in which an operation’s environmental practices are evaluated against a specified set of criteria. By the end 2003, Masisa had completed the implementation of the ISO 14,001 in all of its industrial operations in Argentina, Brazil, Mexico, and Chile, in addition to the forests in Brazil and in its Chilean subsidiary Forestal Tornagaleones, which also obtained the FSC certification for its plantations. Our forestry operations in Argentina will achieve FSC certification during 2005.

In addition, in 2003, all of Masisa’s MDF production plants obtained the “Certificate for Recycled Content” granted by the Scientific Certification System (“SCS”). This certificate confirms that the raw Material used in production comes from material recycled from other forestry processes. This practice helps reduce the demand for forestry resources, recycle materials considered waste in other lines of business and reduce manufacturing costs.

We are subject to environmental regulation in the countries in which we operate. Such regulations cover, among other things, the discharge of water, water and air pollution. Please see below for a discussion of each country’s specific environmental regulation.

Chile: Chilean companies, including Masisa, are subject to several national and local environmental laws, regulations, decrees and municipal ordinances concerning, among other things, discharges into air and water, handling and disposal of solid and hazardous wastes, and health. Chilean environmental regulations have become increasingly stringent in recent years, particularly for the approval of new projects, and this trend is likely to continue. Masisa has made and will continue to make substantial expenditures to comply with such environmental laws, regulations, decrees and ordinances.

Chilean legislation to which Masisa is subject include the Chilean Environmental Basic Law (Law 19,300 of 1994), based upon article 19 No. 8 of the National Constitution, which establishes the general structure of the Chilean environmental law. Law 19,300 defines the Government agencies responsible, among other things, for evaluating environmental impact studies, overseeing the implementation of projects in accordance with their environmental impact statements, and coordinating environmental regulations. These agencies are Comisión Nacional del Medio Ambiente - National Environmental Commission or “CONAMA”, and Comisiones Regionales del Medio Ambiente - Regional Environmental Commissions or “COREMA”-, which are agencies of the Ministerio Secretaría General de la Presidencia - the “Ministry of the Presidency”.

Masisa is subject to other regulations, such as DS 146 (Ministry of Health) on environmental noise, DS 185 (Mining Ministry) on air emissions of particulate matter, DS 90 (Ministry of the Presidency), DS 609 (Public Works Ministry), DFL 725 (ministry of Health), and DS 46 (Ministry of the Presidency) on discharges to water, DS 594 (Ministry of Health), DS 148 (Ministry of Health), and DS 298 (Transportation Ministry) on handling and transportation of waste and hazardous waste, and DFL 1 (Ministry of Health), DFL 725 (Código Sanitario - Health Code), and DS 594 (Ministry of Health) on health issues in the work place. Regulation DS 95 (Ministry of the Presidency) requires Masisa and all companies in Chile to conduct environmental impact studies of any future projects or activities that may effect the environment.

Under Chilean Environmental Basic Law, affected persons, including private citizens, as well as public agencies and local governmental authorities can sue to enforce environmental compliance. Enforcement remedies include temporary or permanent closure of facilities and fines. Private citizens are also allowed to object to the plans or environmental impact studies submitted by project owners. As a result, application of the environmental laws may adversely affect the manner in which Masisa seeks to implement its business strategy and, to a certain extent, Masisa’s ability to realize its strategy.

Brazil: The MDF and OSB facilities constructed in Brazil include state-of-the-art solid and liquid waste treatment plants. Based on these investments, the Environmental Institute of Paraná issued an “Installation Authorization”, certifying that all the current Brazilian environmental requirements have been met. Masisa believes that it is in material compliance with all environmental laws and regulations affecting its facilities and products. In addition, because Masisa’s production processes are based on wood from planted trees and because substantially all of its forestry operations involve planted trees, Masisa does not believe that there are any material environmental concerns applicable to it that result from the use of natural forest resources.

Laws 6938/81 and 9605/98 give the general framework for environmental legislation in Brazil. Other norms applicable to Masisa in Brazil include Resolution SEMA 41/02, which defines norms for air emissions, Law 9433/97 and Resolution CONAMA 20/86 which regulate effluents to water, and Law 12493/99 that regulates management of waste and dangerous waste.

Mexico: Masisa’s plant in Durango obtained its Environmental License (Licencia Ambiental Única) from the State of Durango, and has been recommended for certification under ISO 14,001 and OHSAS 18,001. Masisa believes that it is in material compliance with all environmental laws and regulations affecting its facilities and products in Mexico. Masisa in Mexico is subject to the National Environmental Law - 2001 (Ley General de Equilibrio Ecológico y la Protección al Medio Ambiente), and to the local Environmental Law issued by the State of Durango (Ley de Recursos Naturales y Medio Ambiente del Estado de Durango – 2001). Norm STPS regulates air emissions, and Federal Law 052 and 054 regulate management of dangerous waste. Water management is regulated by the National Water Law from 2003, and the federal norm from 2003 (Reglamento del Gobierno del Estado sobre Control de Aguas Residuales).

Argentina: Masisa Argentina has obtained its ISO 14,001 certification, and made new investments in management of wastewater to allow its re-utilization. All the industrial navies have ventilation systems, except the moulding plant, which will be installed during 2005. Due to the performance of the applicable Environmental Laws, the “Dirección General de Desarrollo, Ecología y Control Ambiental” of the Entre Ríos Province gave Masisa Argentina S.A. the Sanitary Authorization.

All companies in Argentina, including Masisa, are subject to several national and local environmental laws, regulations, decrees and municipal ordinances concerning, among other things, discharges into air and water, handling and disposal of solid and hazardous wastes, and health. Provincial Law No. 6260 “Contamination Prevention by the Industries” with its Reglamentary Decree No. 5837 regulates the wastewater discharges and air contaminants (air quality), the solid waste handling, noises and vibrations. The necessary investments were made in wastewater treatment and air pollution prevention, in order to achieve the performance of this Law. The National Law No. 24051 “Hazardous Wastes – generation, handling, transport and treatment” and its Reglamentary Decree No. 831 regulate the complete management of the hazardous wastes and presents guidelines of air emissions of hazardous substances.

Masisa, as part of the GrupoNueva group, is dedicated to the sustainable growth of all its operations, including economic, social and environmental endeavors. As a result of this commitment, Masisa published its first Sustainability Report in 2004, which brings Masisa up to the standards of the other companies in the GrupoNueva group.

TERRANOVA SELECTED FINANCIAL INFORMATION

The following table presents certain historical financial information about us at the dates and for each of the periods indicated. The following table should be read in conjunction with, and is qualified in its entirety by our financial statements appearing elsewhere in this document. The financial statements are prepared in accordance with Chilean GAAP which differs in certain significant respects from U.S. GAAP. Note 23 to our consolidated financial statements provides a description of the material differences between Chilean GAAP and U.S. GAAP and a reconciliation to U.S. GAAP of net income and shareholders’ equity as of and for the nine month period ended September 30, 2004 and as of and for the year ended December 31, 2003.

SELECTED FINANCIAL INFORMATION

	As of and for the year ended December 31,				As of and for the nine months ended September 30,
(in millions of US$, except per share and per ADS amounts)	2000	2001	2002	2003	2003	2004
	US$	US$	US$	US$	US$	US$
					(unaudited)
INCOME STATEMENT DATA
Chilean GAAP:
Net sales	123.8	151.8	294.9	480.1	350.5	476.5
Operating income	32.5	51.1	28.7	21.6	19.7	74.3
Non-operating results, net	(4.4)	(3.9)	(6.1)	(47.4)	(31.3)	(28.8)
Income taxes	(2.4)	6.1	1.7	0.6	(5.9)	(5.1)
Net income	5.4	21.5	21.0	(20.0)	(13.1)	26.2
Net earnings per share (1)	0.002	0.008	0.007	(0.006)	(0.004)	0.007
Net earnings per ADS (2)	0.10	0.39	0.36	(0.30)	(0.20)	0.33
Dividends per share (1)	0.001	0.000	—	—	—	—
Dividends per ADS (2)	0.04	0.02	—	—	—	—
U.S. GAAP:
Net sales	—	—	—	485.9	—	476.5
Operating income	—	—	—	12.9	—	72.8
Net income	—	—	—	(30.2)	—	32.5
Basic and diluted earnings per share	—	—	—	(0.009)	—	0.008
Net earnings per ADS (2)	—	—	—	(0.45)	—	0.4
Weighted average number of shares (in thousands)	2,736,238	2,756,838	2,940,285	3,391,168	3,213,483	3,918,428
BALANCE SHEET DATA
Chilean GAAP
Total assets	878.4	956.4	1,630.1	1,854.5	1,838.2	1,861.2
Long-term liabilities	116.8	95.2	377.8	518.4	467.0	530.3
Shareholders’ equity	624.3	648.9	656.6	730.6	741.4	769.0
U.S. GAAP
Shareholders’ equity	—	—	—	520.6	—	553.1

(1)	Under Chilean GAAP, there are no authoritative pronouncements relating to the calculation of earnings per share. For comparative purposes, the calculation has been based on the same number of weighted average shares outstanding as used for the U.S. GAAP calculation. For more information see Note 23 to the Consolidated Financial Statements.
(2)	Per ADS amounts are determined by multiplying per share amounts by 50, because one ADS is equal to 50 shares of common stock.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Introduction

The Operating and Financial Review and Prospects begins with a brief Overview of our business and products, the most important events affecting our financial performance during the nine months ended September 30, 2004 and for the years ended December 31, 2003 and 2002 and other issues which are material to a reader’s understanding of the information presented in this section. The Overview concludes with our business outlook for the fourth quarter of 2004 and the year 2005 and an overview of significant factors affecting the comparability of our historical results of operations and financial condition for each of the periods compared in our Results of Operations discussion. This is followed by a discussion of our Results of Operations for the nine months ended September 30, 2004 compared to the same period in 2003 and for the year ended December 31, 2003 compared to 2002. The next section provides an analysis of our Liquidity and Capital Resources, including changes in our balance sheet and cash flows, and discusses our financial commitments. The last two sections discuss the impact of currency devaluation on our results and our critical accounting policies.

The following discussion is based upon, and should be read in conjunction with, our Consolidated Financial Statements, including the Notes thereto, included elsewhere in this document. This section contains a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this filing and particularly in the “Business Outlook” section. These uncertainties and risk factors could cause actual results to differ materially from those described in the forward-looking statements.

Overview

Business and Products

•	Our primary source of revenue is the sale of particle board, MDF and OSB wood products, solid wood doors and mouldings.

Our business strategy is to be the leader and world-class producer of solid wood and wood board products in Latin America with a leading presence in the United States, Mexican, Chilean and other Latin American markets. We have production facilities in six principal markets — the United States, Mexico, Chile, Argentina, Brazil and Venezuela — with access to environmentally-friendly, long-term, low-cost supplies of wood. Although we also export to other Latin American and world wide markets, our performance in our principal markets is, and will continue to be, fundamental to our strategy and results of operations. In an effort to diversify, we have recently expanded our distribution channels to non-principal markets by opening new commercial offices and increasing the number of Placacentro stores throughout Latin America. We are also actively seeking to incorporate into our product mix higher margin products such as melamine-laminated wood paneling and expand into new products, such as OSB, that have significant synergies with our core boards business.

•	Regional economic conditions have a significant impact on our business.

Demand for our products is influenced significantly by growth in the construction and furniture industries, which are highly correlated with regional economic conditions. Our single most important market currently, and in our strategy for the future, is the United States. The strength of the U.S. construction and home renovation industries in recent years has had a significant positive effect on demand for our solid wood doors, mouldings and OSB, in particular. Additionally, the strength of the U.S. economy helps stimulate the Mexican economy, leading to increased levels of housing starts and increased demand for our sawn lumber and board products in that market. On the other hand, during the recent economic weakness in Argentina, the construction sector was, in particular, significantly and negatively affected. Also, in Chile, the construction sector has, until recently, lagged GDP growth. Economic conditions in two of the primary markets for our boards businesses, Argentina and Brazil, while improving, remain uncertain.

•	Most of our products are commodity products and subject to competition from manufacturers in the region and to a certain extent worldwide.

In particular, supply factors that have affected or are likely to affect our results of operations are the increased MDF installed capacity of our competitors in Chile and Brazil. In addition, although the recent import substitution of particle board from Argentina has largely stopped, there can be no assurance that economic downturns in Latin America and our other markets will not lead to the import by competitors of low cost products into the markets in which we sell our products. Also, in Brazil, we have experienced strong growth in OSB sales where our Masisa business is the only OSB producer. There can be no assurance that competitors will not enter this market and adversely affect the OSB prices and our results.

•	Prices for our products have historically been volatile and we, like other competitors in the industry, have limited control over the degree and timing of price fluctuations of our products.

To a certain extent, product pricing depends on the supply of building products in our region. Recently, we have experienced price pressure in the Chilean particle board market due to imports from Argentina and industry over capacity in certain regions such as Chile. In addition, prices for our products are also influenced by worldwide prices, which until the second half of 2003, were relatively depressed. Towards the end of 2003 and during the nine months ended September 30, 2004, we have benefited from relatively higher OSB prices in the U.S. market.

•	Our sales and transactions occur in a number of markets and represent a portfolio of currencies.

The majority of our sales and transactions are indexed to U.S. dollars in the short- and medium-term, although currency depreciation in any particular market can significantly decrease net sales when translated into U.S. dollars. However, devaluation can also increase competitiveness and ability to export, although at generally lower prices than in the local market. Currency exchange volatility significantly influences our results of operations and has, in recent years, been especially volatile and had a negative impact on our performance. Currency volatility is often correlated with regional economic conditions but can also be affected by world events such as terrorism and global economic shocks.

Impact of General Economic Conditions

As explained above, regional economic conditions have a significant impact on our results of operations. The table below presents the GDP growth rates for each of our most important markets in addition to forecasts by the International Monetary Fund for growth in 2004.

	Year ended December 31,		Projected(1)
	2002	2003	2004		2005
United States	1.9%	3.0%	4.4	%(2)	3.4%
Chile	2.2%	3.3%	5.9	%(2)	4.7%
Argentina	(10.9)%	8.7%	7.0%		4.0%
Venezuela	(8.9)%	(9.4)%	12.1%		3.5%
Brazil	1.9%	(0.2)%	4.0%		3.5%
Mexico	0.7%	1.2%	4.0%		3.2%

(1)	Projected GDP growth by the International Monetary Fund as of September 30, 2004.
(2)	U.S. and Chilean GDP Growth rates are actual preliminary figures, not projected.

Business Outlook

We believe market conditions in the fourth quarter of 2004 will continue the improvement that began in the second half of 2003 and continued through the first three quarters of 2004. We also expect that market conditions will continue to improve or remain stable during 2005. In addition, it is expected that continued stability and recovery in Argentina will improve product pricing by increasing demand in Argentina, preventing a resurgence of import pressure in Chile. Also, in Brazil we believe that performance will continue during the fourth quarter of 2004, and possibly into 2005, as a result of the strength demonstrated in 2004 and which has been driven by greater demand for our MDF products.

However, several factors could negatively impact our performance during the fourth quarter of 2004 and in 2005. Prices for our products periodically increase and decrease in what we refer to as “price cycles,” and are highly unpredictable. The price cycles with respect to OSB, in particular, are subject to high volatility both in terms of the variation in high and low prices as well as the short time periods over which prices typically rise and fall. Recently, OSB prices have fallen in the United States. Because a significant part of our growth has come from export sales of OSB, a decline in OSB prices could adversely affect our results of operations. Also, due to significant economic growth in China, worldwide demand for shipping has increased dramatically causing a scarcity of shipping capacity relative to demand. We have at times experienced difficulty in arranging shipping from our Latin American operations to export markets. Because exports have recently contributed significantly to our growth, future difficulties in arranging adequate shipping for our products could adversely affect our results of operations.

Significant factors affecting the comparability of our historical results of operations and financial condition

The following is a summary of the most significant factors that affected our results for each of the periods compared in our Results of Operations discussion, which follows this Overview. Although these are not the only factors which affected our results, we believe these factors are key to understanding our financial performance for the periods specified.

Nine months ended September 30, 2004:

•	Higher OSB prices in the United States, most significantly during the first half of 2004 but continuing into the third quarter of 2004 as well.

•	Strong demand and high prices for MDF mouldings in the United States, particularly during the second and third quarters of 2004.

•	Economic recovery in Argentina, strong growth in Brazil’s economy, and significant growth in each of Mexico and Chile, thereby improving demand for our products.

•	High and steadily rising oil prices during 2004, leading to price increases for the adhesives we use to manufacture board products.

•	High freight costs resulting from high oil prices and scarcity of container and shipping availability.

Year ended December 31, 2003:

•	Pricing pressure in particle board and MDF during the first half of the year.

•	Significant price pressure on finger-joint mouldings and solid wood products in general in the United States.

•	Economic recovery in Argentina and stabilization of regional currencies, leading to greater demand and higher prices for our products and decreased low cost imports of particle board from Argentina into Chile.

•	Higher OSB prices in the United States in the second half of 2003.

Year ended December 31, 2002:

•	Delayed start-up phase at Terranova Venezuela during which costs continued to accrue but no material revenue was generated.

•	Flat market for solid wood doors and finger-joint mouldings in the United States.

•	Consolidation of Masisa into our results effective July 1, 2002.

•	Low cost imports from Argentina into Chile, which put price pressure on Masisa’s Chilean sales, particularly of particle board.

•	Economic crisis in Argentina, which was reflected in our results of operations as a result of the consolidation of Masisa’s financial results beginning July 1, 2002.

Results Of Operations

Consolidated

The discussion below analyses and compares on a consolidated level the period-on-period comparisons of our results of operation for the nine months ended September 30, 2004 to the same period in 2003 and the year ended December 31, 2003 to 2002. A more detailed understanding of our business segments and product performance can be obtained by reading the geographic and product segment sections that follow. The following table summarizes our consolidated results of operations for the periods indicated.

	Year Ended December 31,		Nine Months Ended September 30,
	2002(1)	2003	2003	2004
Net Sales (millions of US$)	295.0	480.1	350.5	476.5
Gross Margin (millions of US$)	80.1	105.9	78.2	139.9
Operating Income (millions of US$)	28.7	21.6	19.7	74.3
Net Income (millions of US$)	21.0	(20.0)	(13.1)	26.2
Depreciation (millions of US$)	25.4	43.8	31.8	35.8

Physical Volume Sales (thousands of cubic meters)	1,509.0	2,709.0	1,989.9	2,538.9
Average Price per Cubic Meter (US$)	195	177	176	188

Net Sales Growth %	—	62.8%	—	35.9%
Gross Margin % *	27.1%	22.1%	22.3%	29.4%
Operating Income Margin % *	9.7%	4.5%	5.6%	15.6%
Net Income Margin % *	7.1%	4.2%	3.7%	5.5%

*	Amounts are expressed as percentages of net sales.
(1)	Our results of operations for 2002 reflect the consolidation of Masisa’s results of operations beginning July 1, 2002.

Nine Months ended September 30, 2004 compared to the same period in 2003

Net sales increased 35.9% to US$476.5 million in the nine months ended September 30, 2004 compared to US$350.5 million in the nine months ended September 30, 2003. The increase was due mainly to higher average prices and significantly higher physical volume sales across a majority of our product and geographic segments. The average price of our principal wood products per cubic meter in the nine months ended September 30, 2004 was US$188 compared to US$176 per cubic meter in the nine months ended September 30, 2003. Consolidated sales of our principal wood products by physical volume increased 27.6% to 2,538.9 thousand cubic meters in the nine months ended September 30, 2004, compared to 1,989.9 thousand cubic meters in the nine months ended September 30, 2003.

Gross margin increased from US$78.2 million, or 22.3% of net sales, in the nine months ended September 30, 2003 compared to US$139.9 million, or 29.4% of net sales, in the nine months ended September 30, 2004. This was mainly due to higher sales and increased gross margin as a percentage of sales due to higher average prices while average costs of sales were flat.

Selling and administrative expenses totaled US$65.7 million, or 13.8% of net sales, for the nine months ended September 30, 2004, representing a 12.2% increase from US$58.5 million, or 16.7% of net sales, for the nine months ended September 30, 2003. This increase was due primarily to higher selling expenses associated with significantly increased sales.

Operating income increased by 276.5% to US$74.3 million, or 15.6% of net sales, in the nine months ended September 30, 2004 compared to US$19.7 million, or 5.6% of net sales, in the nine months ended September 30, 2003. The increase in operating income is attributable mainly to significantly higher sales and gross margin.

Non-operating results improved from a loss of US$31.3 million in the nine months ended September 30, 2003 to a loss of US$28.8 million in the nine months ended September 30, 2004, despite a significant increase in other non-operating expenses. Financial income declined 42.0% from US$2.7 million in the nine months ended September 30, 2003 to US$1.6 million in the same period in 2004 due to lower interest earning cash balances. Share of income from unconsolidated affiliates increased 132.2% from US$0.4 million in the nine months ended September 30, 2003 to US$1.0 million in the same period in 2004 principally due to higher income from our investment in Oxinova. Other non-operating income increased 86.1% from US$2.5 million in the nine months ended September 30, 2003 to US$4.7 million in the same period in 2004 mainly due to gains on the sale of goods and services and compensation from insurance due to damages to our plant in Venezuela. Amortization of goodwill declined 20.2 % from US$0.7 million in the nine months ended September 30, 2003 to US$0.6 million in the same period in 2004 mainly due to the conclusion of the amortization period in 2003 of our investment in Maderas y Paneles S.A. Amortization of negative goodwill increased 10.9% from US$2.2 million in the nine months ended September 30, 2003 to US$2.5 million in the same period in 2004 mainly due to the acquisition of Terranova International in October 2003. Financial expense increased slightly from US$28.7 million in the nine months ended September 30, 2003 to US$28.7 million in the same period in 2004. Other non-operating expenses increased 134.8% from US$4.3 million in the nine months ended September 30, 2003 to US$10.0 million in the same period in 2004 due mainly to a US$2.7 million provision for a doubtful loan to an unconsolidated affiliate and a US$2.8 million write-down for obsolete assets in several countries. Price-level restatements were flat and do not significantly impact our results of operations. Foreign exchange gains were US$0.6 million in the nine months ended September 30, 2004 compared to a foreign exchange loss of US$5.9 million for the same period in 2003 from debt issued in UF.

Minority interest expense was US$14.1 million in the nine months ended September 30, 2004 compared to a benefit of US$4.4 million in the same period in 2003.

Income tax expense decreased 14.4% from US$5.9 million in the nine months ended September 30, 2003 to US$5.1 million in the same period in 2004 despite a significant increase in income before minority interest and income taxes. This is mainly due to the recognition of a tax loss from a previous period of approximately US$5.8 million which reduced our tax expense in the first nine months ended September 30, 2004.

We reported net income of US$26.2 million, or 5.5% of net sales, in the nine months ended September 30, 2004 compared to net loss of US$13.1 million, or 3.7% of net sales, in the nine months ended September 30, 2003. The increase in net income in the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003 reflects significantly higher sales and operating income.

Year Ended December 31, 2003 compared to 2002

Net sales increased 62.8% to US$480.1 million in 2003 compared to US$295.0 million in 2002. Physical volume sales of our principal wood products increased by 79.5% from 1,509.0 thousand cubic meters in 2002 to 2,709.0 thousand cubic meters in 2003. Gross margin increased 32.2% from US$80.1 million in 2002 to US$105.9 million in 2003. Selling and administrative expenses increased 64.2% to US$84.3 million in 2003 from US$51.4 million in 2002.

The increase in net sales, physical volume of sales, gross margin, and selling and administrative expenses is due mainly to the consolidation of Masisa’s financial results in Terranova beginning July 1, 2002. However, gross margins declined from 27.1% of net sales in 2002 to 22.1% of net sales in 2003 mainly due to lower average prices for our products. Average prices of our principal wood products per cubic meter decreased 9.3% to US$177 in 2003 from US$195 in 2002.

Despite the increase in our net sales and gross margins, operating income decreased by 24.7% to US$21.6 million in 2003 compared to US$28.7 million in 2002. While year-over-year comparisons are not meaningful, the underlying factors affecting our operating income during 2003 were:

•	weakness in Terranova’s business segments, particularly in Venezuela, where we experienced production problems, and in Chile, which suffered from lower finger-joint moulding and solid wood door prices for its exports to the United States,

•	lower average prices for our solid wood products, and

•	higher selling and administrative expenses due to local currency appreciation in Argentina and in Chile towards the end of the year.

Non-operating results decreased from a loss of US$6.1 million in 2002 to a loss of US$47.5 million in 2003. The change in non-operating results is due mainly to the consolidation of Masisa’s financial results in Terranova beginning the second half of 2002. While year-over-year comparisons are not meaningful, the underlying factors affecting our non-operating results were:

•	a net increase of approximately US$21.4 million in foreign exchange losses in 2003 compared 2002 related to our Terranova business,

•	an increase of approximately US$16.7 million in interest expense due to an increase in newly issued debt as well as the incorporation of Masisa’s debt which also increased in 2003.

Minority interest benefit was US$5.2 million in 2003 compared to an expense of US$3.3 million in 2002.

Income tax benefit was US$0.6 million in 2003 compared to a benefit of US$1.7 million in 2002.

We reported a net loss of US$20.0 million, or 4.2% of net sales, in 2003 compared to net income of US$21.0 million, or 7.1% of net sales, in 2002. The significant decrease in net income in 2003 compared to 2002 reflects our lower operating and non-operating results as discussed above.

Geographic Segments

The following discusses our results of operations by geographic segments based on the location in which the sale is originated, as reported in Note 23(2)(e) of the Consolidated Financial Statements. You should note that some of our geographic segments include significant inter-company sales, especially in Terranova Chile, Terranova Brazil and Terranova Venezuela. To better understand our business and results of operations we have included inter-company sales separately in the tables below.

Terranova USA

	Year Ended December 31,		Nine Months Ended September 30,
	2002	2003	2003	2004
Net Sales to Third Parties (millions of US$)	119.5	118.0	91.7	98.4
Total Inter-company Sales (millions of US$)	—	—	—	—
Net Sales (millions of US$)	119.5	118.0	91.7	98.4
Gross Margin (millions of US$)	10.2	9.9	8.3	11.5
Selling and Administrative Expenses (millions of US$)	(8.1)	(8.2)	(5.9)	(6.3)
Operating Income (millions of US$)	2.1	1.7	2.4	5.1
Depreciation (millions of US$)	0.7	0.7	0.6	0.5

Net Sales Growth %	—	(1.2)%	—	7.4%
Gross Margin % *	8.5%	8.4%	9.0%	11.6%
Operating Income Margin % *	1.8%	1.5%	2.6%	5.2%

*	Amounts are expressed as percentages of net sales.

Nine months ended September 30, 2004 compared to the same period in 2003. In the United States, net sales increased 7.4% to US$98.4 million in the nine months ended September 30, 2004 compared to US$91.7 million in the nine months ended September 30, 2003. The increase was due mainly to a moderate increase in the price of finger-joint mouldings and higher physical volume sales of our solid wood doors. While average prices of our solid wood door sales decreased during the period, they began to recover beginning in the second quarter of 2004. Gross margin increased from US$8.3 million, or 9.0% of net sales, in the nine months ended September 30, 2003 to US$11.5 million, or 11.6% of net sales, in the nine months ended September 30, 2004. This increase is due mainly to increased sales as described above and higher sales of MDF moulding that we produce in our U.S. plant, which contributes to a higher gross margin as a percentage of sales. Operating income increased to US$5.1 million, or 5.2% of net sales, in the nine months ended September 30, 2004 compared to US$2.4 million, or 2.6% of net sales, in the nine months ended September 30, 2003. The increase in operating income is attributable to higher sales and gross margin partially offset by a moderate increase in selling and administrative expenses.

Year ended December 31, 2003 compared to 2002. In the United States, net sales decreased 1.2% to US$118.0 million in 2003 compared to US$119.5 million in 2002. The decrease is due mainly to lower finger-joint moulding and solid wood door prices which were partially offset by higher finger-joint moulding physical volume sales. Gross margin was US$10.2 million, or 8.5% of net sales, in 2002 compared to US$9.9 million, or 8.4% of net sales, in 2003. Operating income decreased to US$1.7 million, or 1.5% of net sales, in 2003 compared to US$2.1 million, or 1.8% of net sales, in 2002. The decrease in operating income is attributable to lower sales and higher administrative expenses which includes selling and local transportation expenses that increase with higher physical volume sales.

Terranova Chile

	Year Ended December 31,		Nine Months Ended September 30,
	2002	2003	2003	2004
Net Sales to Third Parties (millions of US$)	7.7	10.7	8.8	10.2
Inter-company Sales (millions of US$)	93.7	66.8	50.1	58.5
Total Net Sales (millions of US$)	101.4	77.5	59.0	68.6
Gross Margin (millions of US$)	29.2	19.3	16.6	16.9
Selling and Administrative Expenses (millions of US$)	(12.5)	(15.9)	(10.7)	(9.4)
Operating Income (millions of US$)	16.7	3.4	5.9	7.6
Depreciation (millions of US$)	6.2	6.1	4.6	4.1

Net Sales Growth %	—	23.6%	—	16.4%
Gross Margin % *	28.8%	24.8%	28.1%	24.7%
Operating Income Margin % *	16.5%	4.3%	10.0%	11.0%

*	Amounts are expressed as percentages of net sales.

Nine months ended September 30, 2004 compared to same period in 2003. In Chile, net sales increased 16.4% to US$68.6 million in the nine months ended September 30, 2004 compared to US$59.0 million in the nine months ended September 30, 2003. This was due mainly to higher sales to Terranova USA and an increase in sales of sawn and pulp logs that resulted from selling damaged trees knocked down during a severe wind storm. Gross margin was US$16.6 million, or 28.1% of net sales, in the nine months ended September 30, 2003 compared to US$16.9 million, or 24.7% of net sales, in the nine months ended September 30, 2004. Our gross margin as a percentage of sales declined due to selling lower margin damaged sawn and pulp logs. Operating income increased to US$7.6 million, or 11.0% of net sales, in the nine months ended September 30, 2004 compared to US$5.9 million, or 10.0% of net sales, in the nine months ended September 30, 2003. This was mainly due to lower selling and administrative expenses that resulted from cost savings from a reduction in our workforce which we carried out as part of the reorganization of our business units in 2003.

Year ended December 31, 2003 compared to 2002. In Chile, net sales decreased 23.6% to US$77.5 million in 2003 compared to US$101.4 million in 2002. This was due mainly to lower sales to Terranova USA which experienced price declines in both solid wood doors and finger-joint mouldings, despite a shift to a higher value-added mouldings. Gross margin decreased from US$29.2 million, or 28.8% of net sales, in 2002 to US$19.3 million, or 24.8% of net sales, in 2003. This decrease is due mainly to lower net sales and a shift in product mix to high value-added finger-joint mouldings with higher average production costs. Operating income decreased to US$3.4 million, or 4.3% of net sales, in 2003 compared to US$16.7 million, or 16.5% of net sales, in 2002. The decrease in operating income is attributable to lower gross margin and higher selling and administrative expenses due to the reorganization of our business units in Chile beginning in September 2003. As part of the reorganization, we incurred approximately US$0.6 million in consulting expenses and implemented a workforce reduction plan that resulted in US$2.0 million in severance payments. The restructuring was completed in 2003. Additionally, the strengthening of the Chilean peso relative to the U.S. dollar towards the end of the year increased our selling and administrative expenses.

Terranova Brazil

	Year Ended December 31,		Nine Months Ended September 30,
	2002	2003	2003	2004
Net Sales to Third Parties (millions of US$)	1.4	1.2	1.3	3.5
Inter-company Sales (millions of US$)	32.0	28.9	20.8	24.9
Net Sales (millions of US$)	33.4	30.1	22.1	28.4
Gross Margin (millions of US$)	7.7	4.0	3.1	8.2
Selling and Administrative Expenses (millions of US$)	(1.9)	(3.2)	(1.9)	(2.1)
Operating Income (millions of US$)	5.8	0.8	1.2	6.1
Depreciation (millions of US$)	2.9	3.3	2.2	2.6

Net Sales Growth %	—	(10.0)%	—	28.3%
Gross Margin % *	23.0%	13.2%	14.1%	28.8%
Operating Income Margin % *	17.4%	2.5%	5.2%	21.4%

*	Amounts are expressed as percentages of net sales.

Nine months ended September 30, 2004 compared to same period in 2003. In Brazil, net sales increased 28.3% to US$28.4 million in the nine months ended September 30, 2004 compared to US$22.1 million in the nine months ended September 30, 2003. This was due mainly to higher finger-joint moulding sales to Terranova USA as a result of higher finger-joint moulding prices in the U.S. market. Gross margin increased from US$3.1 million, or 14.1% of net sales, in the nine months ended September 30, 2003 to US$8.2 million, or 28.8% of net sales, in the nine months ended September 30, 2004. This increase is due mainly to higher net sales as discussed above while average costs were flat and physical volume sales of finger-joint mouldings declined only slightly. Operating income increased to US$6.1 million, or 21.4% of net sales, in the nine months ended September 30, 2004 compared to US$1.2 million, or 5.2% of net sales, in the nine months ended September 30, 2003. The increase in operating income is attributable to higher gross margin that was slightly offset by non-recurring severance payments.

Year Ended December 31, 2003 compared to 2002. In Brazil, net sales decreased 10.0% to US$30.1 million in 2003 compared to US$33.4 million in 2002. This decrease is due mainly to lower finger-joint moulding prices as reflected in lower sales to Terranova USA which were partially offset by higher physical volume sales as well as lower sales of door parts to Terranova Chile. Gross margin decreased from US$7.7 million, or 23.0% of net sales, in 2002 to US$4.0 million, or 13.2% of net sales, in 2003. This decrease is due to the following factors:

•	Terranova Brazil began producing a more premium finger-joint moulding with higher average production costs,

•	Our finger-joint moulding prices declined by 7.2%, despite producing and selling a more premium product, and

•	Lower sales of higher margin door parts.

Operating income decreased to US$0.8 million, or 2.5% of net sales, in 2003 compared to US$5.8 million, or 17.4% of net sales, in 2002. The decrease in operating income is attributable to significantly lower gross margins and higher selling and administrative expenses. Selling and administrative expenses were higher as a result of abnormally high product returns from the United States due to manufacturing defects, an aberration that has not continued in 2004.

Terranova Venezuela

	Year Ended December 31,		Nine Months Ended September 30,
	2002	2003	2003	2004
Net Sales to Third Parties (millions of US$)	11.6	24.0	16.4	31.3
Inter-company Sales (millions of US$)	28.2	33.3	19.7	36.9
Net Sales (millions of US$)	39.8	57.3	36.1	68.2
Gross Margin (millions of US$)	8.5	(0.4)	(1.0)	13.6
Selling and Administrative Expenses (millions of US$)	(6.4)	(11.1)	(7.6)	(9.5)
Operating Income (millions of US$)	2.1	(11.5)	(8.5)	4.1
Depreciation (millions of US$)	2.3	7.5	4.5	8.0

Net Sales Growth %	—	44.0%	—	89.0%
Gross Margin % *	21.4%	0.6%	2.6%	20.0%
Operating Income Margin % *	5.3%	20.0%	23.6%	6.0%

*	Amounts are expressed as percentages of net sales.

Nine months ended September 30, 2004 compared to same period in 2003. In Venezuela, net sales increased 89.0% to US$68.2 million in the nine months ended September 30, 2004 compared to US$36.1 million in the nine months ended September 30, 2003. The increase is due mainly to the incorporation of nine months of board sales in 2004 versus only six months during 2003 when our board plant was in a start-up phase from January to March. For additional information, see Note 23(2)(e) of the Consolidated Financial Statements. Additionally, net sales of sawn lumber to Terranova Mexico increased due to significantly higher physical volume sales that were partially offset by lower prices. Gross margin increased from a loss of US$1.0 million, or 2.6% of net sales, in the nine months ended September 30, 2003 to US$13.6 million, or 20.0% of net sales, in the nine months ended September 30, 2004. This increase is due mainly to higher net sales and the incorporation of full period results for our board sales. Also, high average production costs and low prices for our board products during 2003 were reversed during 2004 as our board business moved towards profitability. However, the increase in our gross margin was partially offset by a shift from shaved sawn lumber to lower margin rough sawn lumber. Operating income increased from a loss of US$8.5 million, or 23.6% of net sales, in the nine months ended September 30, 2003 to US$4.1 million, or 6.0% of net sales, in the nine months ended September 30, 2004. The increase in operating income is attributable to higher sales and gross margins. However, selling and administrative expense increased as a result of fully incorporating our board operations administrative expenses and higher selling expenses due to increased physical volume sales.

Year ended December 31, 2003 compared to 2002. In Venezuela, net sales increased 44.0% to US$57.3 million in 2003 compared to US$39.8 million in 2002. Our MDF and particle board plant was in a start-up phase during 2002 and the first three months of 2003. Therefore a significant portion of our sales increase in 2003 compared to 2002 reflects the increase in production as our plant moved towards full capacity, despite a slowdown in the first quarter of 2003 due to a general strike in Venezuela. Gross margin decreased from US$8.5 million, or 21.4% of net sales, in 2002 to a loss of US$0.4 million, or 0.6% of net sales, in 2003. This decrease is due mainly to production difficulties that continued after March 2003 in our board plant resulting in high costs of production that were reflected as a debit to shareholders’ equity prior to April 2003. Operating income decreased from US$2.1 million, or 5.3% of net sales, in 2002 to a loss of US$11.5 million, or 20.0% of net sales, in 2003. The decrease in operating income is attributable to significantly lower gross margin and the incorporation of selling and administrative expenses from our board business that were previously recorded as a charge to shareholders’ equity. See discussion of the treatment of development stage enterprise results of operations in Note 23(2)(e) of the Consolidated Financial Statements.

Terranova Mexico

	Year Ended December 31,		Nine Months Ended September 30,
	2002	2003	2003	2004
Net Sales to Third Parties (millions of US$)	23.4	36.3	26.3	34.8
Inter-company Sales (millions of US$)	5.4	1.4	—	7.3
Net Sales (millions of US$)	28.7	37.6	26.3	42.2
Gross Margin (millions of US$)	0.7	2.2	1.6	4.0
Selling and Administrative Expenses (millions of US$)	(2.6)	(3.2)	(2.0)	(2.5)
Operating Income (millions of US$)	(1.8)	(1.1)	(0.4)	1.5
Depreciation (millions of US$)	0.1	0.3	0.2	0.2

Net Sales Growth %	—	30.9%	—	60.3%
Gross Margin % *	2.6%	5.7%	6.1%	9.4%
Operating Income Margin % *	6.4%	2.9%	1.6%	3.5%

*	Amounts are expressed as percentages of net sales.

Nine months ended September 30, 2004 compared to the same period in 2003. In Mexico, net sales increased 60.3% to US$42.2 million in the nine months ended September 30, 2004 compared to US$26.3 million in the nine months ended September 30, 2003. The increase is due mainly to higher physical volume sales and prices of sawn lumber, some of which is imported from Terranova Venezuela. Gross margin increased from US$1.6 million, or 6.1% of net sales, in the nine months ended September 30, 2003 to US $4.0 million, or 9.4% of net sales, in the nine months ended September 30, 2004. This increase is due mainly to higher sales which were partially offset by increased overseas shipping costs. Operating income increased from a loss of US$0.4 million, or 1.6% of net sales, in the nine months ended September 30, 2003 to US$1.5 million, or 3.5% of net sales, in the nine months ended September 30,2004. The increase in operating income is attributable to higher gross margin was partially offset by higher selling and administrative expenses due to higher volume sales.

Year ended December 31, 2003 compared to 2002. In Mexico, net sales increased 30.9% to US$37.6 million in 2003 compared to US$28.7 million in 2002. The increase is due mainly to substantially higher physical volume sales of sawn lumber. The increase in physical volume sales was partially offset by lower prices due to a shift in product mix to green lumber from dried lumber and a decrease in sales of MDF. Gross margin increased from US$0.7 million, or 2.6% of net sales, in 2002 to US$2.2 million, or 5.7% of net sales, in 2003. This increase is due mainly to higher sales of sawn lumber. Gross margin as a percentage of sales increased due to the fact that our prices and costs of sales fell in tandem. Operating income increased from a loss of US$1.8 million, or 6.4% of net sales, in 2002 to a loss of US$1.1 million, or 2.9% of net sales, in 2003. The increase in operating income is attributable to higher gross margin which was partially offset by higher selling expenses due to higher physical volume sales and a bad debt write down of US$0.5 million.

Masisa Chile

	Year Ended December 31,		Nine Months Ended September 30,
	2002(1)	2003	2003	2004
Net Sales to Third Parties (millions of US$)	53.6	103.9	75.3	89.8
Inter-company Sales (millions of US$)	8.5	13.5	10.3	13.0
Net Sales (millions of US$)	62.1	117.5	85.7	102.8
Gross Margin (millions of US$)	18.5	27.9	20.3	23.9
Selling and Administrative Expenses (millions of US$)	(7.5)	(17.9)	(12.7)	(14.3)
Operating Income (millions of US$)	11.0	10.0	7.6	9.5
Depreciation (millions of US$)	5.4	11.5	8.7	8.3

Net Sales Growth %	—	89.1%	—	20.0%
Gross Margin % *	29.8%	23.8%	23.7%	23.2%
Operating Income Margin % *	17.8%	8.5%	8.9%	9.3%

*	Amounts are expressed as percentages of net sales.
(1)	Our results of operations for 2002 reflect the consolidation of Masisa’s results of operations beginning July 1, 2002.

Nine months ended September 30, 2004 compared to the same period in 2003. In Chile, net sales increased 20.0% to US$102.8 million in the nine months ended September 30, 2004 compared to US$85.7 million in the nine months ended September 30, 2003. This was due mainly to higher physical volume sales and average prices in both particle board and MDF in the local market. We have benefited from strong economic growth in Chile leading to a surge in the construction sector. In addition, Argentina’s strong economic recovery has reduced import price pressure. Gross margin increased from US$20.3 million, or 23.7% of net sales, in the nine months ended September 30, 2003 to US$23.9 million, or 23.2% of net sales, in the nine months ended September 30, 2004. This was due mainly to increased sales offset by average costs increases as a result of higher raw material costs such as resin and wood. Operating income increased to US$9.5 million, or 9.3% of net sales, in the nine months ended September 30, 2004 compared to US$7.6 million, or 8.9% of net sales, in the nine months ended September 30, 2003. This was mainly due to higher gross margin partially offset by higher selling expenses due to increased sales and a moderate appreciation of the Chilean peso relative to the U.S. dollar.

Year ended December 31, 2003 compared to 2002. In Chile, net sales increased 89.1% to US$117.5 million in 2003 compared to US$62.1 million in 2002. Gross margin increased from US$18.5 million, or 29.8% of net sales, in 2002 to US$27.9 million, or 23.8% of net sales, in 2003. Operating income decreased to US$10.0 million, or 8.5% of net sales, in 2003 compared to US$11.0 million, or 17.8% of net sales, in 2002. The increase in net sales and gross margin is due mainly to the consolidation of Masisa’s financial results in Terranova beginning the second half of 2002. Year over year comparisons are therefore not meaningful. Underlying the sales performance, forestry and chip sales increased moderately. However, gross margin as a percentage of sales declined significantly due to the following underlying factors:

•	lower average board prices and lower physical volume board sales resulting from continued import pressure from Argentina especially from particle board imports during the first half of 2003,

•	higher production costs due to production problems in our MDF board plant, as a result of introducing new technology in the first quarter of the year and

•	flat or higher raw material costs.

Despite higher sales and gross margin, operating income decreased in 2003 compared to 2002. Selling and administrative expenses increased mostly as a result of incorporating Masisa’s financial results in Terranova beginning July 1, 2002. However, underlying this increase were higher expenses during 2003 as a result of approximately US$1.0 for corporate consulting projects. The first project, amounting to approximately US$0.6 million, was undertaken to improve the Company’s long-term business strategy. The second project, amounting to approximately US$0.4 million, was undertaken to analyze the Company’s optimum corporate ownership structure.

Masisa Argentina

	Year Ended December 31,		Nine Months Ended September 30,
	2002(1)	2003	2003	2004
Net Sales to Third Parties (millions of US$)	20.7	58.6	41.7	56.0
Inter-company Sales (millions of US$)	8.1	10.3	8.4	9.7
Net Sales (millions of US$)	28.8	68.9	50.1	65.6
Gross Margin (millions of US$)	3.7	12.0	8.1	15.6
Selling and Administrative Expenses (millions of US$)	(4.0)	(7.6)	(5.6)	(6.1)
Operating Income (millions of US$)	(0.3)	4.4	2.5	9.5
Depreciation (millions of US$)	4.6	8.1	6.2	6.0

Net Sales Growth %	—	139.5%	—	31.1%
Gross Margin % *	12.8%	17.4%	16.2%	23.8%
Operating Income Margin % *	1.1%	6.5%	4.9%	14.5%

*	Amounts are expressed as percentages of net sales.
(1)	Our results of operations for 2002 reflect the consolidation of Masisa’s results of operations beginning July 1, 2002.

Nine months ended September 30, 2004 compared to the same period in 2003. In Argentina, net sales increased 31.1% to US$65.6 million in the nine months ended September 30, 2004 compared to US$50.1 million in the nine months ended September 30, 2003. The increase was due mainly to the continued economic recovery in Argentina leading to higher physical volume sales and prices in the local market for both particle board and MDF. Local particle board prices increased by more than 19% and local MDF prices rose more than 6% in the nine months ended September 30, 2004 compared to the same period in 2003. Additionally, Masisa Argentina began selling significant quantities of our new MDF mouldings to the U.S. market towards the end of 2003 and which continued to increase steadily throughout the first nine months of 2004. Gross margin increased from US$8.1 million, or 16.2% of net sales, in the nine months ended September 30, 2003 to US$15.6 million, or 23.8% of net sales, in the nine months ended September 30, 2004. This increase is due mainly to increased sales and higher margins resulting from strong recovery in prices in particle board and MDF and an increase in sales of higher margin MDF mouldings. Operating income increased to US$9.5 million, or 14.5% of net sales, in the nine months ended September 30, 2004 compared to US$2.5 million, or 4.9% of net sales, in the nine months ended September 30, 2003. The increase in operating income is attributable to higher gross margin partially offset by higher selling expenses due to increased sales.

Year ended December 31, 2003 compared to 2002. In Argentina, net sales increased 139.5% to US$68.9 million in 2003 compared to US$28.8 million in 2002. Gross margin increased from US$3.7 million, or 12.8% of net sales, in 2002 to US$12.0 million, or 17.4% of net sales, in 2003. Operating income increased to US$4.4 million, or 6.5% of net sales, in 2003 compared to a loss of US$0.3 million, or 1.1% of net sales, in 2002. The increase in net sales, gross margin and operating income is due mainly to the consolidation of Masisa’s financial results in Terranova beginning the second half of 2002. Year-over-year comparisons are therefore not meaningful. However, the underlying factors affecting our Masisa Argentina segment during 2003 were:

•	recovery in the Argentinean market, especially in the second half of 2003, after the economic crisis in 2002,

•	improvement in industries such as construction, which suffered greatly during the crisis,

•	higher average prices and physical volume sales,

•	higher gross margins resulting from the recovery of the local market, that replaced lower margin exports sales and

•	moderate appreciation of the Argentinean peso relative to the U.S. dollar.

Masisa Brazil

	Year Ended December 31,		Nine Months Ended September 30,
	2002(1)	2003	2003	2004
Net Sales to Third Parties (millions of US$)	24.1	70.4	48.8	88.6
Inter-company Sales (millions of US$)	1.0	3.4	2.5	3.2
Net Sales (millions of US$)	25.1	73.8	51.2	91.8
Gross Margin (millions of US$)	4.2	19.3	12.6	35.0
Selling and Administrative Expenses (millions of US$)	(2.0)	(6.5)	(4.6)	(6.6)
Operating Income (millions of US$)	2.2	12.9	8.0	28.5
Depreciation (millions of US$)	2.9	5.3	4.2	5.2

Net Sales Growth %	—	193.7%	—	79.3%
Gross Margin % *	16.9%	26.2%	24.7%	38.1%
Operating Income Margin % *	8.9%	17.4%	15.7%	31.0%

*	Amounts are expressed as percentages of net sales.
(1)	Our results of operations for 2002 reflect the consolidation of Masisa’s results of operations beginning July 1, 2002.

Nine months ended September 30, 2004 compared to the same period in 2003. In Brazil, net sales increased 79.3% to US$91.8 million in the nine months ended September 30, 2004 compared to US$51.2 million in the nine months ended September 30, 2003. The increase is due mainly to strong demand and pricing for OSB exports to the United States and significantly higher physical volume sales of MDF in the local market. OSB prices in the United States increased by approximately 60%. Gross margin increased from US$12.6 million, or 24.7% of net sales, in the nine months ended September 30, 2003 to US$35.0 million, or 38.1% of net sales, in the nine months ended September 30, 2004. This increase is due mainly to higher sales and an expansion of the gross margin as a percentage of sales due to higher OSB prices in the United States. Operating income increased to US$28.5 million, or 31.0% of net sales, in the nine months ended September 30, 2004 compared to US$8.0 million, or 15.7% of net sales, in the nine months ended September 30, 2003. The increase in operating income is attributable to the substantially higher gross margin that was only partially offset by increased selling expenses and a moderate appreciation of the Brazilian real relative the U.S. dollar.

Year ended December 31, 2003 compared to 2002. In Brazil, net sales increased 193.7% to US$73.8 million in 2003 compared to US$25.1 million in 2002. Gross margin increased from US$4.2 million, or 16.9% of net sales, in 2002 to US$19.3 million, or 26.2% of net sales, in 2003. Operating income increased to US$12.9 million, or 17.4% of net sales, in 2003 compared to US$2.2 million, or 8.9% of net sales, in 2002. The increase in net sales, gross margin and operating income is due mainly to the consolidation of Masisa’s financial results in Terranova beginning the second half of 2002. Year-over-year comparisons are therefore not meaningful. However, the underlying factors affecting our Masisa Brazil segment during 2003 were a significant recovery in the price of MDF boards in the domestic market and a sales increase of OSB boards both in Brazil as well as abroad, taking advantage of substantial OSB price increases in the U.S. market towards the end of 2003.

Masisa Mexico

	Year Ended December 31,		Nine Months Ended September 30,
	2002(1)	2003	2003	2004
Net Sales to Third Parties (millions of US$)	10.8	34.8	24.8	41.0
Inter-company Sales (millions of US$)	—	0.1	—	0.2
Net Sales (millions of US$)	10.8	34.9	24.8	41.2
Gross Margin (millions of US$)	1.5	5.0	3.8	9.1
Selling and Administrative Expenses (millions of US$)	(2.5)	(6.8)	(5.0)	(5.0)
Operating Income (millions of US$)	(1.0)	(1.8)	(1.1)	4.1
Depreciation (millions of US$)	0.3	0.9	0.7	0.7

Net Sales Growth %	—	223.1%	—	66.2%
Gross Margin % *	13.7%	14.4%	15.4%	22.0%
Operating Income Margin % *	9.2%	5.2%	4.6%	9.9%

*	Amounts are expressed as percentages of net sales.
(1)	Our results of operations for 2002 reflect the consolidation of Masisa’s results of operations beginning July 1, 2002.

Nine months ended September 30, 2004 compared to same period in 2003. In Mexico, net sales increased 66.2% to US$41.2 million in the nine months ended September 30, 2004 compared to US$24.8 million in the nine months ended September 30, 2003. The increase is due mainly to significantly higher physical volume sales and moderately higher prices for particle board and MDF. In addition to producing and selling particle board, Masisa Mexico also distributes and sells MDF, OSB and sawn lumber imported from Masisa’s other subsidiaries. While still representing a small portion of sales, sales of sawn lumber from Masisa Argentina increased by 105% to US$2.4 million. Gross margin increased from US$3.8 million, or 15.4% of net sales, in the nine months ended September 30, 2003 to US$9.1 million, or 22.0% of net sales, in the nine months ended September 30, 2004. This increase is due mainly to higher sales and higher particle board prices which increased gross margins as percentage of sales. Operating income increased from a loss of US$1.1 million, or 4.6% of net sales, in the nine months ended September 30, 2003 to US$4.1 million, or 9.9% of net sales, in the nine months ended September 30, 2004. The increase in operating income is attributable to higher gross margin and flat selling and administrative expenses.

Year ended December 31, 2003 compared to 2002. In Mexico, net sales increased 223.1% to US$34.9 million in 2003 compared to US$10.8 million in 2002. Gross margin increased from US$1.5 million, or 13.7% of net sales, in 2002 to US$5.0 million, or 14.4% of net sales, in 2003. Operating income decreased from a loss of US$1.0 million, or 9.2% of net sales, in 2002 to a loss of US$1.8 million, or 5.2% of net sales, in 2003. The increase in net sales and gross margin is due mainly to the consolidation of Masisa’s financial results in Terranova beginning the second half of 2002. Year-over-year comparisons are therefore not meaningful. However, the underlying factors affecting our Masisa Mexico segment during 2003 were:

•	Masisa Mexico production replacing Mexican sales that previously were filled by imports from other Masisa countries,

•	an increase in exports and

•	significantly higher selling and administrative expenses due mainly to non-recurring expenses associated with developing Masisa Mexico’s administrative infrastructure and incorporating Masisa Mexico into our global operations.

Product Segments

MDF

	Year Ended December 31,		Nine Months Ended September 30,
	2002(1)	2003	2003	2004
Net Sales (millions of US$)	80.4	154.6	111.0	158.8
Physical Volume Sales (thousands of cubic meters)	449.9	783.5	564.6	715.9
Average Price per Cubic Meter (US$)	179	197	197	222
% of Consolidated Net Sales	27.3%	32.2%	31.7%	33.3%

Net Sales Growth %	—	92.3%	—	43.0%
Volume Growth %	—	74.1%	—	26.8%
Price Change %	—	10.4%	—	12.8%

(1)	Figures for 2002 reflect the consolidation of Masisa’s results of operations beginning July 1, 2002.

Nine months ended September 30, 2004 compared to the same period in 2003. MDF sales generated US$158.8 million, or 33.3% of our total net sales, for the nine months ended September 30, 2004 compared to US$111.0 million, or 31.7% of net sales, for the same period in 2003. MDF physical volume sales increased by 26.8% from 564.6 thousand cubic meters for the nine months ended September 30, 2003 to 715.9 thousand cubic meters for the same period in 2004. This increase in physical volume sales is mainly attributable to strong demand in all our principal markets, especially in Argentina as result of its continued economic recovery and in Brazil as a result of an increase in the overall market for MDF. Average prices in U.S. dollars for consolidated MDF sales increased 12.8% to US$222 per cubic meter for the nine months ended September 30, 2004, compared to US$197 for the same period in 2003. The increase in MDF prices is mainly due to strong demand in all our principal markets offsetting, in the case of Brazil, an increase in competition.

Year ended December 31, 2003 compared to 2002. MDF sales reached US$154.6 million, representing 32.2% of our total net sales for 2003. In 2002, MDF sales totaled US$80.4 million or 27.3% of our total net sales. MDF physical volume sales increased 74.1% from 449.9 thousand cubic meters in 2002 to 783.5 thousand cubic meters in 2003. This increase in physical volume sales is due mainly to the consolidation of Masisa’s financial results in Terranova beginning the second half of 2002. Year-over-year comparisons are therefore not meaningful. However, the underlying factors affecting market demand were a recovery in the Argentinean local market and continued growth in Brazil which offset weakness in Chile. Prices recovered strongly in both Argentina and Brazil, as a result of strong demand and currency appreciation relative to the U.S. dollar in the local markets. Average prices in U.S. dollars for consolidated MDF sales increased 10.4% to US$197 per cubic meter in 2003, compared to US$179 in 2002.

Particle board

	Year Ended December 31,		Nine Months Ended September 30,
	2002(1)	2003	2003	2004
Net Sales (millions of US$)	46.7	100.6	72.5	94.0
Physical Volume Sales (thousands of cubic meters)	301.9	608.2	450.3	493.7
Average Price per Cubic Meter (US$)	155	165	161	190
% of Consolidated Net Sales	15.8%	20.9%	20.7%	19.7%

Net Sales Growth %	—	115.3%	—	29.7%
Volume Growth %	—	101.5%	—	9.6%
Price Change %	—	6.9%	—	18.3%

(1)	Figures for 2002 reflect the consolidation of Masisa’s results of operations beginning July 1, 2002.

Nine months ended September 30, 2004 compared to the same period in 2003. Particle board sales generated US$94.0 million, or 19.7% of our total net sales, for the nine months ended September 30, 2004 compared to US$72.5 million, or 20.7% of net sales, for the same period in 2003. Particle board physical volume sales increased by 9.6% from 450.3 thousand cubic meters for the nine months ended September 30, 2003 to 493.7 thousand cubic meters for the same period in 2004. This increase in physical volume sales is mainly attributable to strong demand in all our principal markets, especially Argentina as a result of its continued economic recovery. Average prices in U.S. dollars for consolidated particle board sales increased 18.3% to US$190 per cubic meter for the nine months ended September 30, 2004, compared to US$161 for the same period in 2003. The increase in particle board prices is mainly due to strong demand in all our principal markets.

Year ended December 31, 2003 compared to 2002. Particle board sales generated US$100.6 million, or 20.9% of our total net sales, for 2003 compared to US$46.7 million, or 15.8% of net sales, for 2002. Particle board physical volume sales increased by 101.5% from 301.9 thousand cubic meters in 2002 to 608.2 thousand cubic meters in 2003. This increase in physical volume sales is due mainly to the consolidation of Masisa’s financial results in Terranova beginning the second half of 2002. Year-over-year comparisons are therefore not meaningful. However, the underlying factors affecting market demand were the recovery in the Argentinean market and strong growth in Peru. The strength in these two markets was partially offset by weakness in Chile. Average prices in U.S. dollars for consolidated particle board sales increased 6.9% to US$165 per cubic meter in 2003, compared to US$155 in 2002. The increase in particle board prices is mainly due to higher prices in Argentina and Brazil and a moderate appreciation of currencies relative to the U.S. dollar in those local markets.

Finger-joint mouldings

	Year Ended December 31,		Nine Months Ended September 30,
	2002	2003	2003	2004
Net Sales (millions of US$)	66.4	75.6	55.4	59.1
Physical Volume Sales (thousands of cubic meters)	157.7	193.7	140.9	132.6
Average Price per Cubic Meter (US$)	421	390	393	446
% of Consolidated Net Sales	22.5%	15.8%	15.8%	12.4%

Net Sales Growth %	—	14.0%	—	6.7%
Volume Growth %	—	22.8%	—	(5.9)%
Price Change %	—	(7.2)%	—	13.3%

Nine months ended September 30, 2004 compared to the same period in 2003. Finger-joint moulding sales generated US$59.1 million, or 12.4% of our total net sales, for the nine months ended September 30, 2004 compared to US$55.4 million, or 15.8% of net sales, for the same period in 2003. Finger-joint moulding physical volume sales decreased by 5.9% from 140.9 thousand cubic meters for the nine months ended September 30, 2003 to 132.6 thousand cubic meters for the same period in 2004. This decrease in physical volume sales is mainly attributable to a shift in Chilean production to solid wood doors. Average prices in U.S. dollars for consolidated finger-joint moulding sales increased 13.3% to US$446 per cubic meter for the nine months ended September 30, 2004, compared to US$393 for the same period in 2003. The increase in finger-joint moulding prices is mainly due to strong demand in the U.S. construction sector and the resulting recovery from depressed prices during 2002 and 2003 due to increased competition from producers in Brazil and Chile. All of our finger-joint moulding production and sales are from Terranova.

Year ended December 31, 2003 compared to 2002. Finger-joint moulding sales generated US$75.6 million, or 15.8% of our total net sales, for 2003 compared to US$66.4 million, or 22.5% of net sales, for 2002. Finger-joint moulding physical volume sales increased by 22.8% from 157.7 thousand cubic meters in 2002 to 193.7 thousand cubic meters in 2003. This increase in physical volume sales is mainly attributable to increased demand in the United States due to lower prices from greater competition and supply. Average prices in U.S. dollars for consolidated finger-joint moulding sales decreased 7.2% to US$390 per cubic meter in 2003, compared to US$421 in 2002. The decrease in finger-joint moulding prices is mainly due to a depressed price cycle as a result of increased competition from Chile and Brazil which increased market volatility and market supply. All of our finger-joint moulding production and sales are from Terranova.

OSB

	Year Ended December 31,		Nine Months Ended September 30,
	2002(1)	2003	2003	2004
Net Sales (millions of US$)	5.6	27.7	16.5	43.6
Physical Volume Sales (thousands of cubic meters)	57.1	178.1	118.0	195.2
Average Price per Cubic Meter (US$)	99	155	140	223
% of Consolidated Net Sales	1.9%	5.8%	4.7%	9.2%

Net Sales Growth %	—	389.6%	—	163.7%
Volume Growth %	—	211.7%	—	65.4%
Price Change %	—	57.1%	—	59.4%

(1)	Figures for 2002 reflect the consolidation of Masisa’s results of operations beginning July 1, 2002.

Nine months ended September 30, 2004 compared to the same period in 2003. OSB sales generated US$43.6 million, or 9.2% of our total net sales, for the nine months ended September 30, 2004 compared to US$16.5 million, or 4.7% of net sales, for the same period in 2003. OSB physical volume sales increased by 65.4% from 118.0 thousand cubic meters for the nine months ended September 30, 2003 to 195.2 thousand cubic meters for the same period in 2004. This increase in physical volume is mainly attributable to strong demand for OSB in the United States for construction. Average prices in U.S. dollars for consolidated OSB sales increased 59.4% to US$223 per cubic meter for the nine months ended September 30, 2004, compared to US$140 for the same period in 2003. The increase in OSB prices is mainly due to strong demand in the United States in the housing construction sector. All of our OSB sales and production are from our Masisa Brazil segment.

Year ended December 31, 2003 compared to 2002. OSB sales in 2003 reached US$27.7 million or 5.8% of our net sales compared to only US$5.6 million or 1.9% of net sales in 2002. This represents an increase of 389.6% in net sales and an increase of 211.7% in physical volume sales. In 2003, we sold 178.1 thousand cubic meters of OSB compared to 57.1 thousand cubic meters in 2002. This increase in physical volume sales is partially due to the consolidation of Masisa’s financial results in Terranova beginning the second half of 2002. Year-over-year comparisons are therefore not meaningful. However, a significant part of this increased was mainly due to increased production and sales from the Brazilian OSB plant which became fully operational in the fourth quarter of 2002. Also, we were able to take advantage of an increase in OSB prices in the U.S. market towards the end of the year to increase export sales. All of our OSB sales and production are from our Masisa Brazil segment.

Sawn lumber

	Year Ended December 31,		Nine Months Ended September 30,
	2002	2003	2003	2004
Net Sales (millions of US$)	26.3	37.2	27.9	39.7
Physical Volume Sales (thousands of cubic meters)	153.6	240.7	179.2	220.6
Average Price per Cubic Meter (US$)	171	155	156	180
% of Consolidated Net Sales	8.9%	7.7%	8.0%	8.3%

Net Sales Growth %	—	41.6%	—	42.0%
Volume Growth %	—	56.7%	—	23.1%
Price Change %	—	(9.6)%	—	15.3%

Nine months ended September 30, 2004 compared to the same period in 2003. Sawn lumber sales generated US$39.7 million, or 8.3% of our total net sales, for the nine months ended September 30, 2004 compared to US$27.9 million, or 8.0% of net sales, for the same period in 2003. Sawn lumber physical volume sales increased by 23.1% from 179.2 thousand cubic meters for the nine months ended September 30, 2003 to 220.6 thousand cubic meters for the same period in 2004. This increase in physical volume sales is mainly attributable to higher sawn lumber sales to Mexico from Venezuela as well as from our Forestal Argentina subsidiary. Average prices in U.S. dollars for consolidated sawn lumber sales increased 15.3% to US$180 per cubic meter for the nine months ended September 30, 2004, compared to US$156 for the same period in 2003. The increase in sawn lumber prices is mainly due to a general recovery in the wood market from depressed levels.

Year Ended December 31, 2003 compared to 2002. Sawn lumber sales generated US$37.2 million, or 7.7% of our total net sales, for 2003 compared to US$26.3 million, or 8.9% of net sales, for 2002. Sawn lumber physical volume sales increased by 56.7% from 153.6 thousand cubic meters in 2002 to 240.7 thousand cubic meters in 2003. This increase in physical volume sales is mainly attributable growth in our Mexican sales. There was not a significant effect resulting from the incorporation of Masisa’s sales during the second half of 2002. Average prices in U.S. dollars for consolidated particle board sales decreased 9.6% to US$155 per cubic meter in 2003, compared to US$171 in 2002. The decrease in sawn lumber prices is mainly due to depressed wood market conditions.

Solid wood doors

	Year Ended December 31,		Nine Months Ended September 30,
	2002	2003	2003	2004
Net Sales (millions of US$)	40.2	32.8	28.6	27.4
Physical Volume Sales (thousands of cubic meters)	39.1	36.1	31.0	32.8
Average Price per Cubic Meter (US$)	1,028	909	921	834
% of Consolidated Net Sales	13.6%	6.8%	8.1%	5.7%

Net Sales Growth %	—	(18.3)%	—	(4.2)%
Volume Growth %	—	(7.6)%	—	5.8%
Price Change %	—	(11.6)%	—	(9.5)%

Nine months ended September 30, 2004 compared to the same period in 2003. Solid wood door sales generated US$27.4 million, or 5.7% of our total net sales, for the nine months ended September 30, 2004 compared to US$28.6 million, or 8.1% of net sales, for the same period in 2003. Solid wood door physical volume sales increased by 5.8% from 31.0 thousand cubic meters for the nine months ended September 30, 2003 to 32.8 thousand cubic meters for the same period in 2004. This increase in physical volume sales is mainly attributable to a recovery in demand for premium door products in the United States. Average prices in U.S. dollars for consolidated solid wood door sales decreased 9.5% to US$834 per cubic meter for the nine months ended September 30, 2004, compared to US$921 for the same period in 2003. The decrease in solid wood door prices is mainly due to continued competitive pressure from premium door producers in Brazil and South Africa. However, prices began to recover beginning the second quarter of 2004. All of our solid wood door production and sales are from Terranova.

Year ended December 31, 2003 compared to 2002. Solid wood door generated US$32.8 million, or 6.8% of our total net sales, for 2003 compared to US$40.2 million, or 13.6% of net sales, for 2002. Solid wood door physical volume sales decreased by 7.6% from 39.1 thousand cubic meters in 2002 to 36.1 thousand cubic meters in 2003. This decrease in physical volume sales is mainly attributable to lower demand from a principal distributor in the United States. Average prices in U.S. dollars for consolidated solid wood door sales decreased 11.6% to US$909 per cubic meter in 2003, compared to US$1,028 in 2002. The decrease in solid wood door prices is mainly due to competitive pressure from premium door producers in Brazil and South Africa. All of our solid wood door production and sales are from Terranova.

MDF mouldings

	Year Ended December 31,		Nine Months Ended September 30,
	2002(1)	2003	2003	2004
Net Sales (millions of US$)	11.9	16.6	11.8	21.0
Physical Volume Sales (thousands of cubic meters)	30.0	48.1	33.3	68.6
Average Price per Cubic Meter (US$)	396	345	354	306
% of Consolidated Net Sales	4.0%	3.5%	3.4%	4.4%

Net Sales Growth %	—	39.7%	—	78.0%
Volume Growth %	—	60.6%	—	106.0%
Price Change %	—	(13.0)%	—	(13.6)%

(1)	Figures for 2002 reflect the consolidation of Masisa’s results of operations beginning July 1, 2002.

Nine months ended September 30, 2004 compared to the same period in 2003. MDF moulding sales generated US$21.0 million, or 4.4% of our total net sales, for the nine months ended September 30, 2004 compared to US$11.8 million, or 3.4% of net sales, for the same period in 2003. MDF moulding physical volume sales increased by 106.6% from 33.3 thousand cubic meters for the nine months ended September 30, 2003 to 68.6 thousand cubic meters for the same period in 2004. This increase in physical volume sales is mainly attributable to the additional sales of MDF mouldings from Argentina whose production did not reach full capacity until the end of 2003. Average prices in U.S. dollars for consolidated MDF moulding sales decreased 13.6% to US$306 per cubic meter for the nine months ended September 30, 2004, compared to US$354 for the same period in 2003. The decrease in MDF mouldings prices are mainly due to the additional sales of Argentina’s MDF mouldings at a lower price compared to MDF mouldings produced and sold in the United States from our South Carolina plant. Argentina’s MDF mouldings, most of which are exported to the United States, are sold free-on-board with a longer time to market, implying a lower price.

Year ended December 31, 2003 compared to 2002. MDF mouldings generated US$16.6 million, or 3.5% of our total net sales, for 2003 compared to US$11.9 million, or 4.0% of net sales, for 2002. MDF moulding physical volume sales increased by 60.6% from 30.0 thousand cubic meters in 2002 to 48.1 thousand cubic meters in 2003. This increase in physical volume sales is mainly attributable to the additional sales of MDF mouldings from Argentina starting in January 2003 and reaching full capacity at the end of 2003. Average prices in U.S. dollars for consolidated MDF mouldings decreased 13.0% to US$345 per cubic meter in 2003, compared to US$396 in 2002. The decrease in MDF mouldings prices are mainly due to the additional sales of Argentina’s MDF mouldings at a lower price compared to MDF mouldings produced in the United States.

Sawn and pulp logs

	Year Ended December 31,		Nine Months Ended September 30,
	2002(1)	2003	2003	2004
Net Sales (millions of US$)	9.1	16.0	12.7	17.7
Physical Volume Sales (thousands of cubic meters)	319.8	620.6	472.6	666.7
Average Price per Cubic Meter (US$)	29	26	27	27
% of Consolidated Net Sales	3.1%	3.3%	3.6%	3.7%

Net Sales Growth %	—	75.3%	—	39.4%
Volume Growth %	—	94.1%	—	41.1%
Price Change %	—	(9.7%)	—	(1.2)%

(1)	Figures for 2002 reflect the consolidation of Masisa’s results of operations beginning July 1, 2002.

Nine months ended September 30, 2004 compared to the same period in 2003. Sawn and pulp log sales generated US$17.7 million, or 3.7% of our total net sales, for the nine months ended September 30, 2004 compared to US$12.7 million, or 3.6% of net sales, for the same period in 2003. Sawn and pulp log physical volume sales increased by 39.4% from 472.6 thousand cubic meters for the nine months ended September 30, 2003 to 666.7 thousand cubic meters for the same period in 2004. This increase in physical volume sales is mainly attributable to sales that resulted from selling damaged trees knocked down during a severe wind storm in Chile as well as a general trend of having more saw and log capacity than our wood products production requires. We expect to continue to increase our sales of sawn and pulp logs to third parties. Average prices in U.S. dollars for consolidated sawn and pulp log sales were US$27 per cubic meter for the nine months ended September 30, 2004, compared to US$27 for the same period in 2003.

Year ended December 31, 2003 compared to 2002. Sawn and pulp log sales generated US$13.9 million, or 2.9% of our total net sales, for 2003 compared to US$9.1 million, or 3.1% of net sales, for 2002. Sawn and pulp log physical volume sales increased by 94.1% from 319.8 thousand cubic meters in 2002 to 620.6 thousand cubic meters in 2003. This increase in physical volume sales is due mainly to the consolidation of Masisa’s financial results in Terranova beginning the second half of 2002. Year-over-year comparisons are therefore not meaningful. Average prices in U.S. dollars for consolidated sawn and pulp log sales decreased 9.7% to US$26 per cubic meter in 2003, compared to US$29 in 2002. The decrease in sawn and pulp log prices is mainly due to depressed market conditions.

Other products

Other products include principally wood chips, sawdust, door parts, Masisa’s fiberboard doors and wood plies.

	Year Ended December 31,		Nine Months Ended September 30,
	2002(1)	2003	2003	2004
Net Sales (millions of US$)	8.4	19.0	14.0	15.2
% of Consolidated Net Sales	2.8%	4.0%	4.0%	3.2%
Net Sales Growth %	—	126.5%	—	8.2%

(1)	Figures for 2002 reflect the consolidation of Masisa’s results of operations beginning July 1, 2002.

Nine months ended September 30, 2004 compared to the same period in 2003. Other products sales generated US$15.2 million, or 3.2% of our total net sales, for the nine months ended September 30, 2004 compared to US$14.0 million, or 4.0% of net sales, for the same period in 2003. The increase in other product sales was due mainly to higher sales of wood chips, wood plies and door parts while fiberboard door sales were flat.

Year Ended December 31, 2003 compared to 2002. Other products sales generated US$19.0 million, or 4.0% of our total net sales, for 2003 compared to US$8.4 million, or 2.8% of net sales, for the same period in 2002. This increase in physical volume sales is due mainly to the consolidation of Masisa’s financial results in Terranova beginning the second half of 2002. Year-over-year comparisons are therefore not meaningful. However, underlying the increase in sales were higher wood chip and sawdust sales while fiberboard door sales were flat.

Liquidity And Capital Resources

Overview

Our principal sources of liquidity are existing cash balances, cash generated from operations and our ability to borrow under credit facilities. In general, we are not seeking to raise new net long-term capital as we believe current cash reserves and operating sources are sufficient to cover our planned capital expenditures and working capital requirements. Therefore, our financing activities relate principally to replacing our existing long-term credit sources as they periodically mature or when cost of the debt may be reduced. However, if our planned capital expenditures change or increase, we may need to seek additional financing. The most significant financing events during the nine months ended September 30, 2004 were five new long-term bank loans for an aggregate amount of US$47.0 million, that were mainly used to prepay maturing debt. The most significant financing events during 2003 involved the issuance of public bonds by each of Terranova and Masisa, in aggregate amounts equal to US$148.8 million and US$91.2 million, respectively, and a capital increase by Terranova of US$90.6 million. Proceeds from the bonds and capital increase were used primarily to repay then existing bank and other borrowings with December 2003 and 2004 maturities.

Operating Activities

Our net cash provided by operating activities was US$ 71.1 million for the nine months ended September 30, 2004 compared to US$ 10.1 million for the same period in 2003. The increases in volume sales, in conjunction with overall higher prices explain higher net sales in US dollars. The increase in collections is explained by the growth in net sales. Cash payments to suppliers also increased as a consequence of higher volumes produced and sold. During the nine months ended September 30, 2004 the company reduced cash disbursements for interest payments, income taxes payments and VAT payments compared to the same period of 2003. Reductions of interest payments are consequence of having a lower consolidated financial debt, the fact that the issuance expenses of the bonds issued by Masisa and Terranova were paid during 2003, and an environment with lower short-term interest. The corporate restructure of Terranova during the fourth quarter of 2004 (merger of Millalemu S.A., Andinos S.A. and Forestal Terranova S.A.) permitted the company to optimize its use of VAT tax credits in Chile. Given that during 2003 the company obtained a net loss for the year, income tax payments have been reduced during 2004. Other income received refers to mostly to VAT recovery due to exports. Net working capital needs rose as a consequence of higher sales. There were no material credit policy changes during this period.

Our net cash provided by operating activities was US$ 9.8 million 2003 compared to US$ 30.5 million for the same period in 2002. Volume sales increased mainly due to the incorporation of a full year of Masisa’s results, which started to consolidate with Terranova as of July 1, 2002. Overall prices fell during 2003, which had a negative impact on operating margins. Interest payments increased in 2003 as a consequence of higher financial debt level for the purchase of Masisa and incorporating Masisa’s interest payments for the full year. Higher disbursements for income taxes were required in 2003 since the company had profits during 2002. Other income received refers mainly to VAT recovery due to exports. Net working capital needs rose as a consequence of higher sales. There were no material credit policy changes during this period.

See, “Consolidated Statements of Cash Flows” for the nine months ended September 30, 2004 and 2003 (unaudited) and for the years ended December 31, 2003 and 2002, at page F-6.

Investing Activities

The table below summarizes our significant capital spending by geographic segment.

	Year Ended December 31,		Nine Months Ended September 30,
	2002	2003	2003	2004
	(millions of U.S. dollars)
Terranova Business:
United States	0.3	0.4	0.4	0.1
Chile	15.6	11.9	10.3	10.6
Venezuela	6.3	3.3	0.8	3.5
Brazil	4.8	1.2	0.5	4.4
Mexico	0.5	—	0.1	—
Masisa Business:
Chile	4.3	10.9	8.2	7.8
Argentina	3.8	3.5	3.5	3.2
Brazil	4.6	9.2	7.0	6.5
Mexico	1.4	2.5	2.0	1.6
Other	—	0.1	0.1	—

Total	41.6	42.9	32.8	37.8

Terranova Business

Most of our capital expenditures incurred during 2002, 2003 and the nine months ended September 30, 2004 were funded with internal cash generation, short-term and long-term bank loans.

Our significant capital expenditures in the nine months ended September 30, 2004 were as follows:

•	In Chile: US$6.1 million for the planting of timberland; US$1.5 million for forest plantation roads; US$1.2 million in capitalized interest; US$0.5 million for air ventilation ducts and filters for the moulding line; US$0.3 million for implementation of SAP R/3 version 4.06C and US$0.2 million for a plastic wrapping machine and Ripsaw;

•	In Brazil: US$2.1 million for the addition of buildings and structures; US$1.1 million for a new plant layout; and US$0.8 million for the planting of timberland;

•	In Venezuela: US$1.5 million for the planting of timberland; US$0.7 million for the effluent treatment plant; US$0.6 million for conveyor belts and Placacentros; US$0.6 million for a ventilation system and thermal isolating unit and US$0.3 million for industrial plant roads.

The remaining capital expenditures were related to various smaller projects.

Our significant capital expenditures in 2003 were as follows:

•	In Chile: US$7.6 million for the planting of timberland; US$1.5 million for forest plantation roads; US$0.7 million for machines and equipment, increasing painting line capacity and installation of air ventilation ducts and filter for the moulding line;

•	In Brazil: US$0.8 million for the acquisition, installation and replacement of two moulding units; US$0.7 million for the implementation of SAP R/3 version 4.0B; US$0.4 million for forest plantation roads; US$0.3 million for sawmill improvements and reconditioning;

•	In Venezuela: US$1.8 million for the planting of timberland; US$0.7 million for machine and equipment; US$0.4 million for a ventilation system and thermal isolating unit; US$0.1 million for the effluent treatment plant; and

•	In the United States: US$0.3 million for a vacuum coater.

The remaining capital expenditures were related to various smaller projects.

Significant capital expenditures in 2002 were as follows:

•	In Chile: US$6.0 million for the planting of timberland; US$4.6 million for capitalized interest; US$1.8 million to increase capacity, improve the air filter system and install brushes on painting lines; US$1.1 million for new drying chambers; US$0.8 million for forest plantation roads; US$0.7 million for a second sawmill log entrance;

•	In Brazil: US$2.1 million for the acquisition and installation of six moulding lines from Terranova Forest Products; US$1.3 million for the planting of timberland; US$0.8 million for new buildings;

•	In Venezuela: US$3.2 million for the acquisition and installation of a new painted moulding line; US$2.0 million for new machine and equipment related to the new moulding line; US$2.8 million for the construction of an effluent plant, cafeteria and dormitories; US$1.0 million for the start-up of a saw mill; US$0.7 million for heavy vehicle machinery; US$0.5 million for sheds and storage areas; US$0.4 million for computer equipment;

•	In Mexico: US$0.5 million for the construction of administrative offices and

•	In the United States: US$0.1 million for a vacuum coater.

The remaining capital expenditures were related to various smaller projects.

Most of Terranova’s planned capital expenditures for 2004 have been incurred. For the fourth quarter of 2004, Terranova plans to make capital investments of approximately US$3.1 million related to several maintenance projects and approximately US$2.9 million for planting, improvements and maintenance of timberland. All these investments will be financed from operating cash flow.

During 2005, Terranova plans to make capital investments of approximately US$44.1 million in Chile, US$5.8 million in Venezuela. US$2.3 million in Brazil and US$0.8 million in the United States. All of these investments will be financed from operating cash flow. In Chile, the investments are expected to include upgrading the moulding plant, increasing door production capacity and a new thermal plant. In Venezuela, the investment plan includes a fire detection system, new forest plantations and forest protection. In Brazil, the principal planned investments include new buildings, saw line feeding systems and a storage silo. In the United States, the investments are expected to include converting a plant to plaster and a wood recycling system.

Masisa Business

Masisa’s significant capital expenditures in the nine months ended September 30, 2004 were as follows:

•	In Chile: US$1.5 million for a MDF mouldings line; US$0.7 million for a second pre-painted MDF moulding line and US$0.7 million in set-up and office furniture expenses for our new administrative offices;

•	In Brazil: approximately US$3.5 million for the planting of timberland; US$1.9 million for the acquisition, planting and maintenance of timberland; US$0.8 million for machines and equipment for the OSB line; US$0.4 million for a second MDF defibering machine.

•	In Argentina: US$0.6 million in machine and equipment for our MDF lines; and US$0.2 million for moulding line equipment.

The remaining capital expenditures were related to various smaller projects.

Masisa’s significant capital expenditures in 2003 were as follows:

•	In Chile: US$3.8 million for the acquisition, planting and maintenance of timberland; US$2.8 million for the addition of a new melamine line;

•	In Brazil: approximately US$4.4 million for the planting of timberland;

•	In Argentina: US$1.9 million for the acquisition, planting and maintenance of timberland and

•	In Mexico: US$2.4 million for machinery and equipment.

The remaining capital expenditures were related to various smaller projects.

Masisa’s significant capital expenditures in 2002 were as follows:

•	In Chile: approximately US$2.4 million for the purchase of new administrative offices; US$1.2 million for a dryer; US$1.1 million in forest and plantation management;

•	In Brazil: US$1.6 million for timberland maintenance;

•	In Argentina: US$1.0 million in forest and plantation management and US$1.2 million for machine and equipment for the second MDF line; and

•	In Mexico: US$0.8 million for additions of buildings, machinery and equipment for our particle board plant.

The remaining capital expenditures were related to various smaller projects.

Most of Masisa’s planned capital expenditures for 2004 have been incurred. For the fourth quarter of 2004, Masisa plans to make capital investments of approximately US$0.8 million for a new moulding painting line, an office addition for IT infrastructure and an industrial gluing system in Chile, US$0.7 million for a moulding painting line in Argentina, US$2.0 million for a defibering machine and laminating line in Brazil and approximately US$2.6 million for planting and maintenance of timberland. The remaining capital expenditures will be related to various smaller projects. All these investments will be financed from operating cash flow.

During 2005, Masisa plans to make capital investments of approximately US$3.0 million in Chile, US$3.6 million in Argentina, US$6.0 million in Brazil and US$1.2 million in Mexico. All of these investments will be financed from operating cash flow. In Chile, the investments are expected to include environmental impact reduction, a board density measurement device, a sawdust recovery system and gas escapes. In Argentina, the investment plan includes a dry gluing line, MDF and particle board scrubbers and plant road improvement. In Brazil, the Company’s primary investment will be for two dry gluing lines, an impregnation line and a humidifying system. In Mexico, the principal planned investments include modifying the impregnation system, improving the water distribution systems and automating the glue heating system.

Financing Activities

The most significant financing activities of Terranova are its long-term borrowings and long-term financing facilities, since short-term debt is mainly raised and repaid to adjust short-term needs to cash availability. Accordingly, the following paragraphs describe the long-term borrowings Terranova subscribed and/or repaid during the indicated periods.

Terranova’s principal financing activities in the first nine months of 2004 related mainly to reducing short-term borrowings and replacing maturing long-term borrowings. Our short-term borrowings and long-term borrowings maturing within one year declined by US$63.7 million during the first nine months of 2004. Significant repayments of short-term borrowings in the first nine months of 2004 included the repaying an aggregate amount of US$22.4 million relating to several bank financings. Significant repayments of long-term borrowings during the nine months ended September 30, 2004 included the repayment of US$28.5 million to Rabobank Ireland and the payment of US$40.5 million of partial maturities of long term debt and US$9.0 million of the partial maturity of a private placement. Our significant new long-term borrowings during the same nine-month period were bank loans, including a borrowing from Kreditanstalt Fur Weideraufbau for US$19.0 million, a borrowing of US$12.5 million from BCI, a borrowing of US$12.5 million from Rabobank Nederland, a borrowing of US$2.0 million from Itau BBA, and a borrowing of US$1.0 million from HSBC.

Terranova’s principal financing activities in 2003 related mainly to replacing existing long-term borrowings maturing in late 2003 and 2004. The largest new borrowings were the two successful public issuances of fixed rate bonds in the Chilean market, one issued by Terranova in three series for a total amount of US$148.8 million in August 2003 and another issued by Masisa consisting in two series totaling US$91.2 million in December 2003. In addition, we obtained a new loan from The Bank of Nova Scotia for US$25.0 million in January 2003 and a loan from Itau BBA for US$4.0 million. The remainder of new borrowings related to various short-term debt obligations. Significant repayments of long-term borrowings during 2003 included the US$49.7 million Citibank N.A. bank borrowing, the US$45.0 million bridge loan granted by Banco Santander, Rabobank and Corpbanca, a US$3.0 million Banco Chile bank borrowing, and the US$25.0 million payment with respect to the partial maturity of a private placement.

Terranova’s principal financing activities in 2002 were the subscription of a bridge loan with Rabobank, Banco Santander and Corpbanca for US$45.0 million in connection with the acquisition of our controlling interest in Masisa, a syndicated loan with Banco Santander for US$65.0 million, a US$8.0 million loan from HSBC in Brazil and two long-term bank loans, one from Comerica Bank for US$15 million, used to finance the acquisition of the Mexican particle board plant, and the other from Banco Chile New York for US$15 million, which we used to prepay short-term debt.

As of December 31, 2003, US$11.1 million in excess proceeds from Masisa’s bond offering were invested in short-term deposits that will be used to repay existing borrowings maturing during 2004. At December 31, 2003, the current portion of long-term borrowings expected to mature in 2004 was US$115.1 million.

As of September 30, 2004, Terranova’s total debt, calculated as the sum of short-term bank borrowings, the current portion of long-term bank borrowings, other long-term borrowings due within one year, long-term bank borrowings and other long-term borrowings, was US$652.5 million, compared to total debt of US$693.2 million as of September 30, 2003. Of the total debt as of September 30, 2004, US$153.7 million consisted of short-term borrowings and the current portion of long term debt compared to US$239.6 million as of September 30, 2003.

As of December 31, 2003, Terranova’s total debt, calculated as the sum of short-term bank loans, the current portion of long-term bank loans, other long-term liabilities due within one year, long-term bank loans and loans obtained under private placements was US$718.0 million, compared to total debt of US$544.1 million as of December 31, 2002. Of the total debt in 2003, US$217.6 million was short-term debt plus the current portion of long-term debt, compared to US$218.5 million in 2002. For more details regarding short- and long-term financings and their respective restrictive covenants, please see Notes 14, 15, 16 and 21 of our Consolidated Financial Statements included elsewhere in this information statement and prospectus.

In addition, total financial liabilities, calculated as total debt owed to banks less financial assets (cash, time deposits and fixed rate securities), amounted to US$618.0 million as of September 30, 2004, compared to US$694.5 million as of December 31, 2003 and US$532.4 million as of December 31, 2002.

There were no common stock capital increases during the first nine months of 2004. As of December 31, 2003, our subscribed capital was approximately US$602.2 million representing 4,019,837,304 shares. On April 23, 2003, the shareholders of Forestal Terranova approved a capital increase in connection with its merger into Terranova. In connection with the increase in share capital, 215 million shares were subscribed and paid for a total amount of US$90.6 million.

Liquidity

At September 30, 2004 and 2003, December 31, 2003, and 2002, Terranova’s ratio of current assets to current liabilities was 1.80:1.00, 1.22:1.00; 1.44:100 and 1.17:1.00, respectively.

Total current assets were US$435.8 million, US$391.4 million, US$433.3 million and US$323.9 million on September 30, 2004 and 2003, and December 31, 2003, and 2002, respectively. The 11.3% increase in current assets between September 30, 2003 and September 30, 2004 was mainly due to an increase in working capital, specifically accounts receivable and inventories, due to higher sales. The 33.8% increase in current assets between December 31, 2002 and December 31, 2003 was mainly due to

•	an increase in cash and deposit reserves held from a bond Masisa issued in December 2003 specifically to repay bank borrowings, some of which were paid in the first quarter of 2004,

•	the reclassification in the short-term of the long-term time deposit that matured in May 2004 and

•	increased inventories mainly due to the start up of the OSB plant in Brazil and the particle board plant in Mexico during 2003.

Total current liabilities were US$241.9 million, US$322.7 million, US$300.4 million and US$276.8 million on September 30, 2004 and 2003, and December 31, 2003, and 2002, respectively. The decrease of 25.0% of current liabilities between September 30, 2003 and September 30, 2004 was mainly due to a decrease in short-term bank borrowings and in the short-term portion of long-term bank borrowings, principally due to the repayment of short term debt with the proceeds of Masisa’s fixed rate bond issuance and with cash generated internally. The increase of 8.5% in current liabilities between December 31, 2002 and December 31, 2003 was mainly due to the classification in the short-term of US$75.7 million of long-term debt maturing during 2004, partially offset by the repayment of short-term debt with the proceeds of Terranova’s fixed bond issuances and capital increase.

Off-balance Sheet Arrangements

We have guaranteed certain debt of our non-consolidated Venezuela subsidiary, Oxinova C.A., of which IITSA has a 49.0% ownership interest, related to banks borrowings. As of September 30, 2004, the outstanding balances of the two guaranteed Oxinova credit facilities were US$4.9 million with the Banco Chile and US$0.9 million with the Banco Santander London, maturing on November 2004 and September 2005, respectively.

Other than the guaranties described in the previous paragraph, we do not have any other off-balance sheet arrangement including any transactions, agreements or other contractual arrangements involving any other unconsolidated entity under which we have:

•	made guarantees;

•	a retained or a contingent interest in transferred assets;

•	an obligation under derivative instruments classified as equity; or

•	any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the company, or that engages in leasing, hedging or research and development arrangements with the company.

See Note 21 to the audited consolidated financial statements for a more detailed discussion of contingencies, including guarantees.

Contractual Obligations

The following table summarizes our significant long-term contractual obligations as of September 30, 2004.

	Payments Due by Period (millions of U.S. dollars)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt obligations	570.7	72.0	237.0	134.5	127.2
Capital lease obligations	0.2	0.2	—	—	—
Operating lease obligations(1)	8.4	1.8	2.0	1.6	3.0
Purchase obligations(2)	235.0	18.2	36.4	36.4	144.0
Other long-term liabilities on the company’s balance sheet under GAAP	—	—	—	—	—

Total Contractual Obligations	814.3	92.2	275.4	172.5	274.1

(1)	Operating lease obligations include long-term forestry land lease agreements in Masisa Brazil and our short and long-term office and facility leases. For information regarding our leased properties, see “—Information About Terranova—Description of Properties.”
(2)	Purchase obligations include a long-term resin supply contract with Oxinova in Venezuela that requires us to purchase a minimum amount of resin yearly and a long-term forestry rights contract with the government of Venezuela that requires us to purchase and harvest a minimum amount of timber yearly. In the case of the long-term forestry rights contract, we pay fines if we do not purchase and harvest the minimum amount. During 2002, 2003 and as of September 2004, we did not purchase the minimum required amount. We paid a fine for the amount of US$0.5 million for 2002 but have not yet received a fine for 2003 as we are in the process of renegotiating our contract with the Venezuelan government. Given the relatively small amounts of the fines, we do not feel this materially affects our business.

In addition, we have a long-term resin supply contract with Georgia Pacific Resins Ltd. to ensure the normal supply of resins for existing and future operations, including calculations for our future growth. The estimated amount of the contract for 2004 is US$17 million. The contract is not a financial obligation since it does not oblige us to purchase a minimum amount from Georgia Pacific Resins Ltd.

Differences between Chilean GAAP and U.S. GAAP

Our audited consolidated financial statements are prepared in accordance with Chilean GAAP, which differs in certain significant respects from U.S. GAAP. See Note 23 to our audited consolidated financial statements included in this prospectus for a complete discussion of these differences and their effect on our results of operations and equity.

	Year ended December 31, 2003	Nine Months Ended September 30, 2004

Net income (Chilean GAAP)	(20.0)	26.2
Net income (U.S. GAAP)	(30.2)	32.5

Shareholders’ equity (Chilean GAAP)	730.6	769.0
Shareholders’ equity (U.S. GAAP)	520.6	553.1

Our net income/(loss) determined under U.S. GAAP would have been US$(30.2) million for the year ended 2003 and US$32.5 million for the nine months ended September 30, 2004. This is compared with a net loss under Chilean GAAP of US$(20.0) million for the year ended 2003 and net income of US$26.2 million for the nine months ended September 30, 2004.

Shareholder’ equity determined under U.S. GAAP would have been US$520.6 million for the year ended 2003 and US$553.1 million for the nine months ended September 30, 2004. This is compared with shareholders’ equity under Chilean GAAP of US$730.6 million for the year ended 2003 and US$769.0 million for the nine months ended September 30, 2004.

Impact Of Inflation And Devaluation

Our operating expenses and costs have not been significantly affected by changes in the local currency - U.S. dollar exchange rate given that most of our costs, principally the cost of raw materials (logs and wood) and other inputs, such as resin, spare parts and energy, have acquisition prices that are either denominated in U.S. dollars or indexed to the U.S. dollar. On the other hand, a significant portion of our revenues are denominated in U.S. dollars and in cases of sales in local markets where we have manufacturing facilities, local market prices are driven by international prices which in turn are either indexed or closely related to the dollar variation.

The principal effects of changes in the local currency - U.S. dollar exchange rate are manifested in certain monetary assets and liabilities denominated in local currencies, which, have been subject to periods of exposure to exchange rate fluctuations and have had material effects in our results of operations. These effects have principally resulted from exposure to exchange rate fluctuations with respect to the Argentinean peso, Brazilian real, Venezuelan bolivar and Mexican peso. Specifically, we recorded a charge for US$2,449 thousand in the nine months ended September 30, 2004 (US$1,082 thousand in 2003 and US$2,191 in 2002) associated with recoverable taxes denominated in Bolivian Bolivares. In 2003, we recognized a gain of US$3,186 thousand as a result of the appreciation of the Chilean peso against the U.S. dollar associated with certain accounts receivables denominated in Chilean pesos and US$504 thousand associated with recoverable taxes also denominated in Chilean pesos.

Critical Accounting Policies

A summary of our significant accounting policies is included in Note 2 of the Consolidated Financial Statements, which are included in this information statement and prospectus. The preparation of financial statements requires our management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying footnotes. Our estimates and assumptions are based on historical experiences and changes in the business environment. However, actual results may differ from estimates under different conditions, sometimes materially. Critical accounting policies and estimates are defined as those that are both most important to the portrayal of our financial condition and results and require management’s most subjective judgements. Our most critical accounting policies and estimates are described below.

Property, plant and equipment

The key judgments Terranova must make under the property, plant, and equipment policy include the estimation of the useful lives of its various asset types, the election to utilize primarily the straight-line method for recording depreciation, management’s judgment regarding appropriate capitalization or expensing of costs related to fixed assets, and its determination that no impairment exists.

Property, plant, and equipment is stated on Terranova’s balance sheet at cost less accumulated depreciation. Depreciation of buildings, equipment, and other depreciable assets is determined using primarily the straight-line method. The estimation of useful lives for fixed assets impacts the level of annual depreciation expense recorded. In estimating the useful lives and expected residual value of fixed assets, Terranova has primarily relied on actual experience with similar plant and equipment and recommendations from engineers and manufacturers. Utilization of the straight-line method for recording depreciation or any of the other acceptable methods for depreciating assets will result in the same amount of depreciation over the life of an asset; however, the amount of annual depreciation expense and the resulting carrying amount of net property, plant, and equipment can vary significantly depending on the method elected.

Expenditures that substantially improve and/or increase the useful life of facilities or equipment are capitalized. Maintenance and repair costs are expensed as incurred. Terranova’s evaluation of whether an expenditure related to property, plant, and equipment substantially improves and/or increases the useful life of an asset and is appropriately capitalized as an addition to the asset’s cost basis or is expensed as normal maintenance and repair expense can significantly affect results of operations for a given period, as well as its financial position.

Property, plant, and equipment assets are evaluated for possible impairment on a specific asset basis or in groups of similar assets, as applicable. This process requires Terranova’s estimate of future cash flows generated by each asset or group of assets. In addition, Terranova must make assumptions regarding product pricing, raw material costs, volumes of product sold, and growth rates to analyze the future cash flows for asset impairment assessments. If our estimates of projected undiscounted future cash flows were too high by 10%, there would be no impact on the reported value of property, plant and equipment test for impairment on our Consolidated Balance Sheet.

Management believes that the estimates of future cash flows are reasonable; however, changes in estimates of such cash flows, changes in the likelihood of alternative outcomes, and changes in estimates of fair value could affect the evaluations.

Forests

Terranova determines the value of its forests by a technical appraisal process. Terranova appraises the value of its forests annually, based on the expected present value of future cash flows to be generated by its forests. This discounted cash flow analysis takes into account the forecasted harvests for the upcoming years based on tree growth and fluctuations in the cost and price of wood products.

Terranova initially carries a new plantation at the historical cost including tree development and forest maintenance. When the technical appraisal indicates that the value of a plantation has changed because it begins to have commercial value, Terranova accounts for this by increasing or decreasing forestry plantations (which is a part of property, plant and equipment) and making a corresponding increase or decrease to the forestry reserves component of shareholders’ equity.

At the end of each year, Terranova moves to inventory the appraised value of trees it expects to harvest in the next twelve months. Terranova carries these trees in inventory at appraised value until harvesting. No reduction in shareholders’ equity is made when standing trees are moved to inventory in anticipation of harvesting.

The reserve is reversed from shareholders’ equity and from Terranova’s assets when the forestry plantation is sold.

When Terranova appraises the value of its forests it makes judgements about estimated growth rates, current market conditions and statistical techniques. The value of Terranova’s forests is significant and, accordingly, the results of these judgements can have material affects on the reported amounts of assets and shareholders’ equity on

Terranova’s balance sheet. If the estimated appraised value of our timber resources were too high by 10%, there would be no impact on our reported net income as the changes to fair values of forests has no impact on earnings as discussed above. However, our net equity and the reported value of our forests assets would be overstated by ThUS$ 29,171.

Depletion

Depletion, or costs attributed to timber harvested, is recorded as trees are harvested. Depletion rates are adjusted annually. Depletion rates are determined by each identifiable farm block and computed by dividing the original cost of the timber less previously recorded depletion by the total timber volume that is estimated to be harvested over the harvest cycle. The length of the harvest cycle varies by geographic region and species of timber. The depletion rate calculations do not include an estimate for future silviculture costs associated with existing stands, future reforestation costs associated with a stand’s final harvest, or future volume in connection with the replanting of a stand subsequent to its final harvest.

Significant estimates and judgments are required to determine the volume of timber available for harvest over the harvest cycle. Some of the factors affecting the estimates are changes in weather patterns, the effect of fertilizer and pesticide applications, changes in environmental regulations and restrictions that may limit Terranova’s ability to harvest certain timberlands, changes in harvest plans, the scientific advancement in seedling and growing technology, and changes in harvest cycles.

We adjust our depletion rates annually on January 1 of each year. On January 1, 2004 we adjusted our depletion rates by 5.1%. As such, had our estimated volume of timber harvested at September 30, 2004 been estimated too high by 5.1%, our reported cost of sales for the nine months ended September 30, 2004, would have been understated by 0.3%.

Inventories

Inventories of finished goods, forests and plantations in the process of exploitation, materials and supplies are stated at the lower of direct production cost or market (net realizable value), primarily using the average cost method. Finished goods include certain indirect costs as appropriate. Determination of the net realizable value of each component of inventory is based on the current invoice price. Forests and plantations in the process of exploitation are stated at the commercially appraised value at which these forests were transferred from fixed assets. These estimates can affect the carrying value for inventories, and any required inventory write-down can affect results of operations in both current and future periods. Our inventory reserves at September 30, 2004 amounted to ThUS$ 4,401 which represents 2.9% of our total inventory of finished goods, materials and supplies. Additionally, our inventory write-downs for the nine month period ended September 30, 2004 represented 1% of our cost of sales during the same period. Had our inventory reserves and write-downs been underestimated by 10%, our cost of sales would not be materially affected.

Deferred income tax

Effective January 1, 2000, the effects of deferred income taxes arising from temporary differences between the basis of assets and liabilities for tax and financial statement purposes are recorded in accordance with Technical Bulletin No. 60 of the Chilean Institute of Accountants. The effects of deferred income taxes at January 1, 2000, which were not previously recorded, are recognized in income beginning in 2000 as the temporary differences reverse. Under Technical Bulletin No. 60, deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will be realized. In making this determination, Terranova considers both positive and negative evidence and make certain assumptions, including projections of taxable income. Changes in these assumptions may have a material impact on results. If our projections of taxable income were too high by 10% there would be no impact on the balance of our reported valuation allowance at September 30, 2004.

Quantitative Disclosure

Interest Rate Risk

Our primary interest rate risk exposures arise from our U.S. dollar long–term fixed rate bank borrowings and private placement, our bond liabilities denominated in UF and other variable long–term liabilities. Assuming other factors are held constant, interest rate changes generally affect the fair value of fixed rate debt, but do not impact the carrying value, earnings or cash flows. We have entered into several interest rate swaps on a portion of our variable debt for a total notional amount of US$77.0 million. At September 30, 2004, the fair value of our swaps resulted in a liability of US$2.4 million. The following table provides information as of September 30, 2004 about our interest–earning assets and liabilities, including our long–term debt, our bonds and our private placement with U.S. insurance companies and other institutional investors, which are sensitive to changes in interest rates, based upon their respective contractual maturity dates:

Interest Rate Risk	Sep 2004 to Sep 2005	Sep 2005 to Sep 2006	Sep 2006 to Sep 2007	Sep 2007 to Sep 2008	Sep 2008 to Sep 2009	Thereafter	Total	Estimated fair Market Value
(Amounts in millions of US$)
INTEREST EARNING ASSETS
US$ denominated fixed rate (short and long term):
Time deposits	14.0	—	—	—	—	—	14.0	14.0
Weighted average interest rate	1.4%

Chilean peso denominated
Marketable securities	0.1	—	—	—	—	—	0.1	0.1
Weighted average interest rate	2.2%

Securities purchased under resale agreements	1.9	—	—	—	—	—	1.9	1.9
Weighted average interest rate	2.2%

Venezuelan Bolivares denominated:
Time deposits	0.4	—	—	—	—	—	0.4	0.4
Weighted average interest rate	15.1%

INTEREST BEARING LIABILITIES

Fixed Rate:
Chilean peso – UF denominated bank debt	1.2	2.4	—	—	—	—	3.6	3.9
Weighted average interest rate	6.7%

Bonds and other long–term Borrowings:
Chilean peso – UF denominated	3.5	35.3	42.3	42.3	42.3	69.4	235.1	242.4
Weighted average interest rate	5.2%

Private Placement, Bonds and other long–term
Borrowings – US$	10.6	9.0	9.0	39.0	—	—	67.6	67.6
Weighted average interest rate	6.7%

Variable Rate:
US$ denominated bank debt	131.5	66.0	61.7	46.7	20.7	10.8	337.4	337.4
Weighted average interest rate	3.7%

Venezuelan Bolivares bank debt	2.1	6.5	—	—	—	—	8.6	8.6
Weighted average interest rate	18.3%

US$ denominated interest rate swaps*
Pay fixed, receive variable (6 month LIBOR)
Amounts to be paid	3.2	1.5	0.2	—	—	—	5.0	2.4
Weighted average interest fixed rate	4.7%
Expected amounts to be received	1.5	0.9	0.1	—	—	—	2.5
Weighted average variable rate expected	2.8%

*	Assumptions:
Short term debt, because it is often renewed, is considered variable.
Fair value of swaps is given by bank’s appraisal. Weighted average variable rate expected is calculated to match fair value, and expected amounts to be received are calculated accordingly.

Foreign Currency Risk

We are subject to foreign currency exchange rate risks associated with assets and liabilities and transactions in currencies other than our functional currency. We periodically enter into foreign exchange forward contracts when deemed necessary to “hedge” or offset the risk of loss due to currency fluctuations of assets and liabilities and transactions denominated in foreign currencies. At September 30, 2004, we did not have any foreign currency hedges. When hedging foreign currency exposures, our practice is to hedge such exposures with foreign exchange forward contracts denominated in the same currency and with similar critical terms as the underlying exposure, and therefore, the instruments are effective at generating offsetting changes in the earnings and fair value. The following table summarizes the financial instruments, denominated in the stated currencies we hold as of September 30, 2004, based upon their respective contractual maturity dates:

Foreign Currency Risk	Sep 2004 to Sep 2005	Sep 2005 to Sep 2006	Sep 2006 to Sep 2007	Sep 2007 to Sep 2008	Sep 2008 to Sep 2009	Thereafter	Total	Estimated fair Market Value
(Amounts in millions of US$)
ASSETS
Chilean peso denominated
Marketable securities	0.1	—	—	—	—	—	0.1	0.1
Weighted average interest rate	2.2%

Securities purchased under resale agreements	1.9	—	—	—	—	—	1.9	1.9
Weighted average interest rate	2.2%

Venezuelan Bolivares denominated
Time deposits	0.4	—	—	—	—	—	0.4	0.4
Weighted average interest rate	15.1%

LIABILITIES
Chilean peso – UF denominated bank debt	1.2	2.4	—	—	—	—	3.6	3.9
Weighted average interest rate	6.7%

Bonds and other long–term Borrowings:
Chilean peso – UF denominated	3.5	35.3	42.3	42.3	42.3	69.2	235.1	242.4
Weighted average interest rate	5.2%

Venezuelan Bolivares bank debt	2.1	6.5					8.6	8.6
Weighted average interest rate	18.3%

TERRANOVA RECENT DEVELOPMENTS

Set forth below is a discussion of our results of operations for the year ended December 31, 2004. This discussion should be read in conjunction with our unaudited consolidated financial statements and their notes for the fiscal year ended December 31, 2004, included elsewhere in this document. These consolidated financial statements have been prepared in accordance with Chilean GAAP and audited pursuant to Chilean generally accepted auditing standards (GAAS); however, they have not been audited pursuant to PCAOB standards and U.S. GAAS and do not include a U.S. GAAP reconciliation. There are significant differences between Chilean GAAP and U.S. GAAP. A description of the differences between Chilean GAAP and US GAAP is provided in the notes to our audited consolidated financial statements as of and for the nine-month period ended September 30, 2004. We do not believe there are any additional GAAP differences as of December 31, 2004. For the purposes of this interim financial information, certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. The unaudited consolidated financial statements for the fiscal year ended December 31, 2004 should be read in conjunction with our audited financial statements and their notes for the period ended September 30, 2004 included elsewhere in this document.

Overview

Our operating results during the fourth quarter of 2004 and year ended December 31, 2004 showed continued strength compared to our operating results for the same periods in 2003. However, our fourth quarter operating results were slightly weaker compared to the third quarter. The most significant factors and trends affecting our operating results during the fourth quarter of 2004 were:

•	Stable OSB prices compared to the third quarter but still relatively high compared to 2003.

•	Higher prices but lower volume across most of our other product lines compared to the third quarter of 2004 resulting in flat net sales.

•	Continued improvement in our operating results in our Terranova Venezuela operating segment.

•	Significantly higher operating income compared to the fourth quarter of 2003 but slightly lower compared to the third quarter of 2004.

In addition to these factors affecting our operating results, our non-operating results and net income were materially affected by non-recurring gains, provisions and expenses that are discussed in more detail below.

Results Of Operations for the Years Ended December 31, 2004 and 2003

The discussion below analyzes and compares on a consolidated level our results of operation for the year ended December 31, 2004 to 2003. The following table summarizes our consolidated results of operations for the periods indicated.

	Year Ended December 31,
	2003	2004
Net Sales (millions of US$)	480.1	651.0
Gross Margin (millions of US$)	105.9	189.2
Operating Income (millions of US$)	21.6	95.1
Non-operating results (millions of US$)	(47.5)	(11.2)
Net Income (millions of US$)	(20.0)	56.8
Depreciation (millions of US$)	43.8	48.4

Physical Volume Sales (thousands of cubic meters)	2,709.0	3,438.3
Average Price per Cubic Meter (US$)	177	189

Net Sales Growth %	62.8%	35.6%
Gross Margin % *	22.1%	29.1%
Operating Income Margin % *	4.5%	14.6%
Net Income Margin % *	(4.2)%	8.7%

*	Amounts are expressed as percentages of net sales.

Year ended December 31, 2004 compared to 2003

Net sales increased 35.6% to US$651.0 million in 2004 compared to US$480.1 million in 2003. The increase was due mainly to higher average prices and significantly higher physical volume sales across a majority of our product and geographic segments. The average price of our principal wood products per cubic meter in 2004 was US$189 compared to US$177 per cubic meter in 2003. Consolidated sales of our principal wood products by physical volume increased 26.9% to 3,483.3 thousand cubic meters in 2004, compared to 2,709.0 thousand cubic meters in 2003.

Gross margin increased from US$105.9 million, or 22.1% of net sales, in 2003 compared to US$189.2 million, or 29.1% of net sales, in 2004. This was mainly due to higher sales and increased gross margin as a percentage of sales due to higher average prices while average costs of sales decreased slightly.

Selling and administrative expenses totaled US$94.1 million, or 14.5% of net sales, in 2004, representing an 11.6% increase from US$84.3 million, or 17.6% of net sales, in 2003. This increase was due primarily to higher selling expenses associated with significantly increased sales.

Operating income increased by 340.4% to US$95.1 million, or 14.6% of net sales, in 2004 compared to US$21.6 million, or 4.5% of net sales, in 2003. The increase in operating income is attributable mainly to significantly higher sales and gross margin.

Non-operating results improved from a loss of US$47.5 million in 2003 to a loss of US$11.2 million in 2004 principally due to a significant gain on the sale of forests, and a decrease in foreign exchange losses and despite a significant increase in other non-operating expenses. The table below summarizes the principle components of our non-operating results.

	Year Ended December 31,
	2003	2004
	(millions of U.S. dollars)
NON-OPERATING RESULTS
Financial income	3.9	1.9
Share of income from unconsolidated affiliates	0.8	1.3
Other non-operating income	5.9	47.3
Amortization of goodwill	(0.9)	(0.8)
Amortization of negative goodwill	3.0	3.3
Financial expenses	(40.0)	(39.3)
Other non-operating expenses	(7.3)	(21.8)
Price-level restatements	0.2	0.5
Foreign exchange (losses) gains	(13.0)	(3.7)

Non-operating results	(47.5)	(11.2)

Financial income declined 50.3% to US$1.9 million in 2004 from US$3.9 million in 2003 due to lower interest earning average cash balances. Share of income from unconsolidated affiliates increased 76.6% to US$1.3 million in 2004 from US$0.8 million in 2003 principally due to higher income from our investment in Oxinova. Other non-operating income increased to US$47.3 million in 2004 from US$5.9 million in 2003 mainly due to a gain of $42.0 million on the sale of 21,000 hectares of our Chilean forests to an affiliate of Arauco. For more information on the sale of these forest assets, see “Part Five—Information About Terranova—Forestry Operations—Distribution of Forestry Assets.” Additionally, we recognized a gain on the sale of goods and services and compensation from insurance due to damages to our plant in Venezuela. Amortization of goodwill declined 16.5% to US$0.8 million in 2004 from US$0.9 million in 2003 mainly due to the conclusion of the amortization period in 2003 of our investment in Maderas y Paneles S.A. Amortization of negative goodwill increased 11.2% to US$3.3 million in 2004 from US$3.0 million in 2003 mainly due to the acquisition of

Terranova International in October 2003. Financial expense decreased slightly to US$39.3 million in 2004 from US$40.0 million in 2003. Other non-operating expenses increased 197.6% to US$21.8 in 2004 from US$7.3 million in 2003 due mainly to the following:

•	US$9.2 million provision for idle assets. During the fourth quarter of 2004 we recognized a US$4.9 million provision for a wood scanner in Chile that after a testing period and negotiations with the supplier was determined to be unusable for its intended purpose. We recognized provisions for US$3.0 million during 2004 as a result of obsolete assets principally in Masisa Mexico’s particle board lines and Masisa Argentina’s impregnation line. The remaining provisions were for various obsolete plant and equipment in Terranova Chile and Venezuela.

•	US$2.8 million provision for doubtful non-operational accounts. We recognized a provision for a doubtful loan to our unconsolidated affiliate.

•	US$2.1 million in severance indemnities. During the fourth quarter of 2004, several executives either left the company or transferred to affiliates of the company which triggered contractual severance payments.

Price-level restatements were US$0.5 million in 2004 compared to US$0.2 in 2003 but do not materially affect our results of operations. Foreign exchange losses were US$3.7 million in 2004 compared to a foreign exchange loss of US$13.0 million in 2003 due to debt issued in UF.

Minority interest expense was US$15.4 million in 2004 compared to a benefit of US$5.2 million in 2003.

Income tax expense was US$11.7 million in 2004 compared to a benefit of US$0.6 million in 2003 due to significant increase in income before minority interest and income taxes. Income tax expense increased despite the recognition of a tax loss from a previous period of approximately US$10.3 million which reduced our tax expense in 2004.

We reported net income of US$56.8 million, or 8.7% of net sales, in 2004 compared to net loss of US$20.0 million, or 4.2% of net sales, in 2003. The increase in net income in 2004 compared to 2003 reflects significantly higher sales and operating income offset by higher income tax expense.

TERRANOVA MANAGEMENT

Our administration is conducted by our board of directors which, in accordance with our estatutos, or bylaws, consists of seven directors. The entire board of directors is elected every three years. Our current board of directors was elected on April 22, 2004 for a term of three years. Cumulative voting is permitted for the election of directors. Our President and Chief Executive Officer is appointed by the board of directors and holds office at the board of directors’ discretion. Scheduled meetings of the board of directors are held at least monthly. Extraordinary board of directors meetings may be called by the Chairman, when requested by at least five directors or, in limited circumstances, when requested by one director.

Although under our bylaws our board consists of seven directors, our board currently has six directors as a result of the resignation of Michael Stuart-Smith, announced on November 11, 2004 and accepted by our board at an extraordinary meeting held on November 15, 2004. At that meeting, in accordance with our bylaws, our board determined not to appoint a replacement director. As required under Chilean law, our shareholders must elect a new board of directors at the next annual shareholders meeting in April 2005. The shareholders may re-elect at that time any or all of our current directors.

Our current directors are as follows:

Directors	Position	Age
Julio Moura	Chairman	52
Ronald Degen	Vice-President	61
Enrique Seguel M.	President of Directors Committee	66
Juan Carlos Méndez G.	Director	58
Patrick A. Nielson	Director	54
Jorge Carey T.	Director	62

Julio Moura, 52 years old, has been the Chairman of our Board of Directors and Chairman of the Board of Directors of Masisa since 2002. Mr. Moura has also served as Chairman of the Board of Directors and Chief Executive Officer of GrupoNueva since 1998. GrupoNueva, a holding company is, beneficially, a controlling shareholder of Terranova. He has served as Director, Member of the Executive Committee and Executive Vice-president for the Schindler Group and Sika Finanz in Switzerland among others. From 1980 until 1983 he was Senior Associate of the Consulting Company Booz Allen & Hamilton. Mr. Moura obtained a degree in mechanical engineering from the Swiss Federal Institute of Technology (ETH) in Zurich, Switzerland and holds an MBA of M.I.T., Sloan Management School of Management, USA.

Ronald Degen, 61 years old, became Vice-President of our Board in 2004. Mr. Degen has served as Vice-President for Mergers and Acquisitions of GrupoNueva and a Director of the Board of Directors of Masisa since 2003. Prior to joining GrupoNueva, Mr. Degen was Chairman of the Board, President and Chief Executive Officer of Amanco Brasil, a PVC pipe manufacturer and affiliate company of GrupoNueva, from 2000-2004. He was also President and Chief Executive Officer of Companhia Paulista de Força e Luz (CPFL), a Director of the Board of Bandeirantes de Energia, a Director of the Board of Mercado Atacadista de Energia (MAE), President and Chief Executive Officer of Schindler Brasil, Vice-President of Grupo Abril, Executive Director and Chief Operating Officer of Editora Abril, Executive Director and Chief Executive Officer of Listel, Executive Director of Indústria Villares and Project Director of Booz Allen & Hamilton International. He has a Professional Electrical Engineering Degree from Escola de Engenharia Mauá Brazil, is a Graduate in Automation from the Swiss Federal Institute of Technology (ETH) Switzerland, and has an MBA from the University of Michigan, USA.

Enrique Seguel M., 66 years old, joined Terranova in 2004, and has served as a Director on our Board since April 2004. Mr. Seguel has served as Chief Executive Officer of Inmobilaria y Constructora Germania S.A., a property development company, since 1996 and as President of Asesorias e Inversiones ECAD S.A., an

investment consulting firm, since 1996. Mr. Seguel is a Director of Rhein (Chile) S.A. He has also served as Minister of Finance of Chile, President of the Central Bank of Chile, Director of Entel S.A., Director of Delta S.A. and Director of Invertec S.A. Mr. Seguel holds a Bachelor of Arts in management from the Catholic University of Chile and a MBA from ESADE business school in Spain. He also is a General retired of the Army of the Chile.

Juan Carlos Méndez G., 58 years old, joined Terranova in 1994, and has served as a Director on our Board since 1994. In addition, Mr. Méndez serves as an Executive Director of David Del Curtos S.A., Director of the Board and the Audit Committee of Cap S.A., Director of the Board of Moneda AFI, and member of the Audit Committee of Banco Estado Chile. Mr. Méndez has also served as a Director of Novaterra and Iansa. Mr. Méndez holds a degree in agricultural engineering from the Catholic University of Chile, a masters degree in agricultural economics from the Catholic University of Chile and a masters degree in economics and is a candidate for a PhD in economics from the University of Chicago, USA.

Patrick A. Nielson, 54 years old, became a Director on the Terranova S.A. Board of Directors in 2003. He has served as the Vice-President, General Counsel and Secretary of GrupoNueva since 2002. He has also served on the Board of Directors of Masisa S.A. since 2002. Prior to 2002, he was Vice-President, General Counsel—Food Operations and Vice-President International Legal and Regulatory Affairs of Dole Food Company, Inc., a food company, where he began working in 1983. He has also been a member of the Board of Directors of Pascual Hermanos, S.A. of Spain and The Western Growers Association. Mr. Nielson holds a Bachelor of Arts in Political Science from Lewis & Clark College and a Juris Doctor from Hastings College of the Law, University of California.

Jorge Carey T., 62 years old, has served as a Director on our Board since 2004. Mr. Carey also serves on the board of directors of Masisa since 2002. He has been a senior partner of Carey y Cia., a Chilean legal firm since 1976. Carey y Cia. serves as outside counsel to Terranova from time to time. Mr. Carey is a board member of several publicly traded corporations, including Cemento Melón S.A.(of which he is the Chairman), ING Chile S.A., Quebrada Blanca S.A., Enaex S.A. and CCU. He is also a board member of several other Chilean institutions, including Hogar de Cristo, Corporación del Patrimonio Cultural de Chile and Consejo Nacional de Television and of several non-Chilean organizations, including Aur Resources Inc in Toronto, Canada, The Center for International and American Law in Dallas, Texas, U.S.A. and the Moneda Chile Fund in Bermuda. Mr. Carey worked early in his career for three years as a staff attorney in Washington D.C. for the International Monetary Fund and the International Finance Corporation. He has been a professor of law at the Catholic University of Chile Law School and chairman of both the Chilean British Chamber of Commerce and the Chile Canada Chamber of Commerce in Santiago, Chile. He received his law degree from the Catholic University of Chile Law School and a Master’s degree in Comparative Jurisprudence from the School of Law of New York University where he was a Fulbright scholar.

Our current executive officers are as follows:

Executive Officers	Position	Age
Gonzalo Zegers R-T.	Chief Executive Officer	43
Alejandro Droste B.	Chief Financial Officer	38
Maria Emilia Correa	Chief Social and Environmental Officer	46
Miguel Oneto R.	Chief Human Resources Officer	47
Patricio Reyes U.	General Counsel	36
Fernando A. Errázuriz O.	Chief Supply Chain Officer	41
George MacConnell	Chief Executive Officer - Terranova USA	57
Eduardo Vial R-T.	Chief Executive Officer of Masisa	50
Italo Rossi B.	Chief Marketing Officer of Masisa	51
Tomas Morales J.	Chief Operations Officer - Solid Wood	35
Michel Asselot C.	Chief Marketing Officer - Terranova Venezuela	58
Jorge Correa D.	Forestry Operations Manager of Masisa	56

Gonzalo Zegers R-T., 43 years old, joined Terranova in March 2003 and has served as Chief Executive Officer of Terranova since then. Mr. Zegers has also served on the Board of Directors of Masisa as Executive Vice-President since March 2003. Prior to that he was Masisa’s Chief Executive Officer from 1997 until March 2003. He also served as Masisa’s Chief Financial Officer from 1996 to 1997. Mr. Zegers previously served as Chief Executive Officer of C&D Agrofruta Ltda. and is currently on the Board of Directors of several companies related to Masisa. Mr. Zegers holds a business degree from Santiago University.

Alejandro Droste B., 38 years old, joined Terranova in February 2003, and has served as Chief Financial Officer since then. Mr. Droste is also a Director of Invesiones Internacionales Terranova S.A. Prior to joining Terranova, Mr. Droste was Chief Financial Officer of Masisa do Brasil from 1999 to 2003. Mr. Droste holds a degree in Commercial Engineering from the University of Santiago in Chile and a Masters degree in finance from the London School of Economics, in the United Kingdom.

Maria Emilia Correa, 46 years old, joined GrupoNueva in 2000, and has served as Vice-President, Social and Environmental Responsibility, since then. In addition, Ms. Correa has served as Chief Social and Environmental Officer for Terranova and Masisa since July 2004. She divides her time approximately equally among GrupoNueva, Terranova and Masisa. Ms. Correa served as Executive Director of Colombian BCSD from 1995 to 2000. Ms. Correa holds a law degree from the Universidad de los Andes of Bogota in Colombia and a Masters degree in sociology from the New School for Social Research, USA.

Miguel Oneto R., 47 years old, is the Company’s Chief Human Resources Officer, a position he has held since 2003. Mr. Oneto has also been Chief Human Resources Officer of Masisa since 1997. He divides his time approximately equally between Terranova and Masisa. Prior to joining Masisa, he was Head of McKay’s Holding Training Department, Head of the Training Department of Banco BHIF and Human Resources and Administration Manager of AFP Habitat S.A., Laboratorio Ballerina and First National Bank of Boston. Mr. Oneto received a degree in Business Administration from the University of Santiago and a postgraduate degree in Human Relations and Labor Psychology from the Catholic University of Chile.

Patricio Reyes U., 36 years old, joined Terranova in 1999, and has served as General Counsel since 2002. Mr. Reyes has also been the General Counsel of Masisa since September 2004. He divides his time approximately equally between Terranova and Masisa. He also serves as a Director of IITSA and Oxinova S.A. Prior to joining Terranova, Mr. Reyes worked as associate attorney for Estudio Arturo Alessandri, a Chilean law firm. Mr. Reyes holds a law degree and a Masters degree in corporate law from the Catholic University of Chile. He is a practicing lawyer in Chile as designated by the Supreme Court of Chile and is a member of the Chilean College of Lawyers.

Fernando A. Errázuriz O., 41 years old, joined Terranova in July 2004, and has served as Chief Supply Chain Officer since then. Prior to joining Terranova, Mr. Errázuriz served as Supply Chain Director at Kimberly Clark, a paper company, from 1997-2004. Mr. Errázuriz holds a civil engineering degree from Catholic University of Chile and a Masters in Business Administration from Adolfo Ibáñez University in 1997.

George MacConnell, 57 years old, joined Terranova in December 2003, and has served as President and Chief Executive Officer of Terranova Forest Products, Inc. since December 2003. Mr. MacConnell also serves as a Director of John Wieland Homes, located in Atlanta, GA. Mr. MacConnell served as Chairman and Chief Executive Officer of US Build, a supply chain consultant, from 2000-2003. He was employed with Georgia Pacific Corporation from 1971-1997 and served as a corporate officer from 1983-1997. Mr. MacConnell was Senior Vice-President in charge of GP’s building products distribution business from 1987-1997. Mr. MacConnell holds a B.S. from Northeastern University in Boston, MA.

Eduardo Vial R-T., 50 years old, is Masisa’s Chief Executive Officer, a position he has held since March 2003. Prior to his current position he Masisa’s Chief Operating Officer from 1986 through March 2003. Before joining Masisa, he was in charge of INFORSA’s sawmill operations. Mr. Vial holds a degree in Forestry Engineering from the University of Chile.

Italo Rossi B., 51 years old, is Masisa’s Chief Corporate Marketing Officer, a position he has held since May 2004. Mr. Rossi joined Masisa in 1989 as Chief Sales and Marketing Officer. He served as Chief Executive Officer of Masisa do Brasil from 1999-2004. Before joining Masisa, he was Forestry Director at Fundación Chile. Mr. Rossi holds a degree in Forestry Engineering from the University of Chile.

Tomas Morales J., 35 years old, has served as the Chief Operation Officer of Solid Wood operations of Terranova since October 2004. Prior to his current position, he was the Corporate Development Officer of Masisa from 2003-2004. Mr. Morales is also an alternate director of Forestal Tornagaleones S.A. Prior to joining Masisa, Mr. Morales served as a Senior Consultant for Risk Capital Management, Inc. in New York from 2002-2003. He attended graduate school from 2000-2002. Mr. Morales holds a degree in Forestry Engineering from Universidad Austral de Chile and a Masters in Business Administration from Harvard Business School.

Michel Asselot C., 58 years old, joined Terranova in 1999, and has served as Chief Corporate Marketing Officer of Terranova Venezuela since 2001. Mr. Asselot also serves as Chief Executive Officer of Terranova Mexico and as Vice-President of Lumber Sales for the Latin America and Caribbean regions. He divides his time approximately equally between Terranova Mexico and Terranova Venezuela. Mr. Asselot holds a degree in Agronomy Engineering from ESITPA in Paris University.

Jorge Correa D., 56 years old, joined Masisa in 1997 and has served as Chief Executive Officer of Forestal Tornagaleones and Forestal Argentina, forestry subsidiaries of Masisa, since then. He divides his time approximately equally between Forestal Tornagaleones and Forestal Argentina. Mr. Correa also works four hours per week as a part-time Professor of Forestry Engineering at the University of Chile. Mr. Correa holds degree in Forestry Engineering from the University of Chile.

Compensation

For the nine months ended September 30, 2004, the aggregate amount of compensation we paid to our directors and executive officers was approximately US$1.8 million. Members of our board of directors received per diem fees for attendance at meetings of the board and Directors’ Committee meetings, as applicable. Terranova also has a profit sharing plan for its directors under which the directors receive the excess of 1.5% of dividends paid over their annual per diem fees. However, through December 31,2003, we have never distributed sufficient dividends such that 1.5% of those dividends was greater than our directors’ per diem fees and therefore have never paid a portion of our dividends to our directors. Neither we nor our subsidiaries maintain any pension or retirement programs for our or their directors or executive officers, respectively.

The table below sets forth compensation paid to directors for the nine month period ending September 30, 2004.

DIRECTOR COMPENSATION

Directors	Per Diem for attendance at board meetings	Per Diem for attendance at directors committee
	US$	US$
Julio Moura	45,000	—
Patrick A. Nielson	22,500	1,000
Michael Stuart-Smith	22,500	—
Ignacio García R.	10,000	800
René Reyes S.	10,000	800
Jorge Carey T.	10,000	—
Juan C. Méndez G.	22,500	1,800
Enrique Seguel M.	12,500	1,000
Ronald Degen	22,500	—
Total	177,500	5,400

We paid our executive officers an aggregate amount of compensation of approximately US$1.6 million and severance payments of US$0.9 million during the nine months ended September 30, 2004. Chilean law does not require us to disclose annual compensation for our executive officers on an individual basis. None of our executive officers received any securities pursuant to a bonus or profit sharing plan.

Indebtedness of Directors and Executive Officers

Article 44 of the Ley sobre Sociedades Anónimas No. 18,046 (the “Law No. 18,046”) provides that any transaction in which a director has a personal interest or is acting on behalf of a third party must be previously approved by the board of directors, which will do so only when it has been informed of such director’s interest and the terms of such transaction are similar to those prevailing in the market. If the proposed transaction involves amounts considered to be material, the board must previously determine that such transaction is consistent with equity conditions similar to those prevailing in the market. If it is not possible to reach such a judgment, the board may appoint two independent evaluators. The evaluators’ final conclusions must be made available to shareholders and directors for a period of 20 business days, during which shareholders representing 5% or more of the issued voting shares may request the board to summon a shareholders meeting to resolve the matter, with the agreement of two-thirds of the issued voting shares. For purposes of this regulation, the law considers the amount of a proposed transaction must be considered material if

•	it exceeds 1% of the company’s equity provided that it also exceeds 2,000 UF, or

•	it exceeds 20,000 UF.

All resolutions approving such transactions must be reported to the company’s shareholders at the next annual shareholders meeting.

Chilean law contains additional provisions restricting transactions with affiliates not involving directors or executive officers. Article 89 of the Law No. 18,046 requires our transactions with related parties be on market terms or on similar terms to those customarily prevailing in the market. We are required under Article 89 to compare the terms of any such transaction to those prevailing in the market at the date the transaction is to be entered into. Directors of companies that violate Article 89 are liable for losses resulting from such violation.

In addition, before consideration by the board, each Article 44 or Article 89 transaction must be reviewed by the Directors’ Committee and the committee must report to the board its determination as to whether the transaction is being entered into on market terms

OWNERSHIP OF SECURITIES

Except as otherwise noted, the following table sets forth information concerning the beneficial ownership of our shares as of December 31, 2004, for the following each person or entity who is known by us to own beneficially more than 5% of our outstanding shares. None of our officers or directors beneficially owned any of our shares as of October 31, 2004.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within sixty days of the date of this document through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power (or shares that power with his or her spouse) with respect to the shares shown as beneficially owned.

Our only outstanding voting securities are shares of our common stock without nominal (par) value. As of December 31, 2004, there were 3,918,427,856 shares of Terranova issued and outstanding. One record holder resident in the United States held 4,226 shares as of December 31, 2004.

The table below shows as of December 31, 2004, the number and percentage of shares owned by each person known by us to own more than five percent of our outstanding common stock. None of our directors or executive officers owned more than five percent of its common stock as of December 31, 2004. We are required under Chilean regulations to disclose our twelve largest shareholders, and this information is also included in the following table.

	Shares Owned
Shareholder	Total Beneficial Ownership	Percentage of Outstanding Shares
Compañía de Inversiones Suizandina S.A.	1,586,458,695	40.49%
Inversiones Forestales Los Andes S.A..	1,406,489,402	35.89%
AFP Provida S.A. .	249,084,900	6.36%
AFP Habitat S.A. .	157,936,531	4.03%
AFP Summa Bansander	86,050,415	2.20%
AFP Santa Maria S.A.	85,981,350	2.19%
AFP Cuprum S.A.	78,464,642	2.00%
Moneda AFI	39,276,447	1.00%
AFP Planvital S.A.	28,575,217	0.73%
Algina Inversiones S.A.	21,990,639	0.56%
Citicorp Chile .	15,754,146	0.40%
Banchile Corredores De Bolsa	12,466,564	0.32%

Compañía de Inversiones Suizandina S.A. (“Suizandina”) and Inversiones Forestales Los Andes S.A. (“Inversiones Forestales”) are each Chilean corporations. Suizandina owns 99.9% of the outstanding share capital of Los Andes. Together, Suizandina and Los Andes own approximately 76.4% of our outstanding share capital. Suizandina is a wholly owned indirect subsidiary of Tigon Finance Ltd. BVI, (“Tigon”), a corporation organized under the laws of the British Virgin Islands. During the preceding three year period, Suizandina and Los Andes have changed their holdings in Terranova on one occasion. On April 23, 2003, Forestal Terranova’s shareholders approved a capital increase of US$100 million divided into 990,897,167 shares. As a result of the capital increase, all Terranova’s shareholders were entitled to preemptive rights to purchase shares. On June 27, 2003, Suizandina and Los Andes exercised their rights to subscribe for 63,308,873 shares and 56,165,441 shares, respectively, which was less than the total number of shares for which either company was entitled to subscribe. As a result, the interest of Suizandina and Los Andes was reduced from approximately 42.44% and 37.65%, respectively, immediately prior to the capital increase, to 40.49% and 35.89%, respectively, immediately following the capital increase.

100% of the outstanding share capital of Tigon is owned by the Bamont Trust Company Limited, as trustee (the “Trustee”) of the Irrevocable VIVA Trust (the “VIVA Trust”), an irrevocable trust established for the benefit of certain charities and charitable purposes under the laws of the Commonwealth of The Bahamas. The Trustee is a Bahamian company. The Trustee manages the Irrevocable VIVA Trust property as directed by the advisory committee (the “Advisory Committee”) of the VIVA Trust. All of the Tigon shares were contributed to the VIVA Trust by Stephan Schmidheiny (the “Settlor”) on April 3, 2003.

The Advisory Committee is a committee established as part of the VIVA Trust which must consist of between two and seven members and may only act by majority vote. The Advisory Committee, through the Trustee, controls Tigon. None of the members of the Advisory Committee currently have, nor may any of them have at any future time, an economic interest in the property held in trust by the VIVA Trust.

Pursuant to the terms of the Irrevocable VIVA Trust, the members of the Advisory Committee and the Trustee may be appointed and removed, subject to applicable law, by the Protector of the VIVA Trust (the “Protector”). The current protector of the VIVA Trust is Roberto Artavia L. In addition, the Protector casts the deciding vote on any matter voted on by the Advisory Committee in the event of an even cast of votes by its members. The Settlor does not currently have, and cannot have at any future time, an economic interest in the property held in trust by the VIVA Trust. The Settlor may, however, appoint and remove the Protector subject to applicable law.

For information regarding limitations on certain share purchases see “Part Six—Legal Information—Description of Terranova Share Capital.”

RELATED PARTY TRANSACTIONS

In the ordinary course of our business, we engage in a variety of transactions with certain affiliates and related parties. Financial information concerning these transactions is set forth in Note 6 to our consolidated financial statements. Article 89 of the Law No. 18,046 requires our transactions with related parties be on a market basis or on similar terms to those customarily prevailing in the market. Article 89 requires us to compare the terms of any such transaction to those prevailing in the market at the date the transaction is to be entered into. Directors of companies that violate Article 89 are liable for losses resulting from such violation. In addition, Article 44 of the Law No. 18,046 provides that any transaction in which a director has a personal interest or is acting on behalf of a third party must be previously approved by the board of directors, which will do so only when it has been informed of such director’s interest and the terms of such transaction are similar to those prevailing in the market. If the proposed transaction involves amounts considered to be material, the board must, in order to approve the transaction, previously determine that such transaction is made on market terms. If it is not possible to reach such a judgment, the board may appoint two independent evaluators. The evaluators’ final conclusions must be made available to shareholders and directors for a period of 20 business days, during which shareholders representing 5% or more of the issued voting shares may request that the board call a shareholders meeting to resolve the matter, with the agreement of two-thirds of the issued voting shares. For purposes of this regulation, the law deems the amount of a proposed transaction to be material if

•	it exceeds 1% of the company’s paid-in capital and reserves, provided that it also exceeds 2,000 UF or

•	it exceeds 20,000 UF.

All resolutions approving such transactions must be reported to the company’s shareholders at the next annual shareholders meeting. Violation of Article 44 may result in administrative or criminal sanctions and civil liability to shareholders or third parties who suffer losses as a result of such violation. We believe that we have complied with the requirements of Article 89 and Article 44 in all transactions with related parties and affirm that we will continue to comply with such requirements. See Note 6 to our consolidated financial statements for a more detailed accounting of transactions with related parties.

In the ordinary course of operations, we enter into related party transactions concerning our normal business matters. These agreements address issues such as the purchase and supply of raw materials and finished wood products and inter-company account receivable or account payable transactions. In addition, we and our subsidiaries have entered into a number of administrative service agreements with certain of our affiliated entities.

Accounts receivable from related companies are commercial accounts and loans granted to subsidiaries to carry out their activities. These accounts receivable in some cases accrue interest at the 180-day London Interbank Offering Rate (“LIBOR”) plus a spread ranging from 1.7% to 2.2%. Maturities of these loans are subject to cash availability of our subsidiaries, while commercial accounts have normal collection terms. For more information regarding transactions between us and our related parties, see Note 6 to our consolidated financial statements.

In 1999, we entered into a long-term supply contract with Oxinova C.A., our affiliate in Venezuela, which requires us to purchase all of our resin from Oxinova C.A. Pursuant to the contract, we also have the obligation to purchase an annual minimum amount of resin from Oxinova C.A. Although the contract holds that we are to buy all of our resin from Oxinova C.A., the agreement also allows us to accept other competitive offers to purchase resin from other resin suppliers in the market, pursuant to certain conditions established in the agreement.

In June 2003, we entered into an administrative services agreement with Masisa. Pursuant to this agreement, Masisa provides us with administrative management services in corporate areas of our business, including human resources, information technology, and treasury. Under the same agreement we provide to Masisa legal services and administrative management services for corporate areas including supply chain management and social and environmental responsibility. The services provided to us by Masisa and by us to Masisa with respect to such areas of our operations include guidance regarding, among other things, the staffing and assigning of personnel to operations, the organization of sub-divisions of our main corporate areas, the pricing and contracting of external service contractors and suppliers, and the re-negotiation of existing contracts and business relationships. The parties net out the amounts due to each other, which results in a balance due from us to Masisa as a monthly fee of US$29,709.

In addition, in 2003, we entered into other service agreements with Masisa at the subsidiary level of several of our respective businesses. In Brazil, Terranova Brasil entered into an administrative and forestry services agreement with Masisa’s Brazilian subsidiary Masisa do Brasil Limitada Masisa Brasil. Under this contract, Masisa Brasil provides administrative management for both companies in Brazil. Terranova Brasil pays Masisa Brasil a monthly fee of US$38,477.70 for these services. Likewise, our Mexican subsidiary, Forestal Terranova Mexico and Masisa’s Mexican subsidiary, Masisa Mexico entered into a similar administrative management and financial services agreement with Masisa Servicios, another of Masisa’s Mexican subsidiaries. Pursuant to this agreement, Masisa Servicios manages administrative and financial corporate services for Terranova Mexico and Masisa Mexico. Masisa Servicios charges Terranova Mexico and Masisa Mexico the cost of the administrative services in addition to a five percent commission rate. Masisa Servicios charges Masisa Mexico a monthly fee of approximately US$297,000 and charges Terranova Mexico a monthly fee of approximately US$125,000. In addition, Masisa Mexico leases a small amount of office space from Terranova Mexico in Mexico City, and Terranova Mexico leases from Masisa Mexico office space in Durango.

In 2004, Terranova Forest Products, entered into a contract with Masisa and Masisa Argentina under which Terranova Forest Products sells and distributes MDF mouldings produced by Masisa and Masisa Argentina in the United States. The terms of the contract provide that Terranova Forest Products will purchase MDF mouldings from Masisa and Masisa Argentina according to specific orders Terranova Forest Products receives from its customers. Terranova Forest Products pays the purchase price that its clients pay for the MDF mouldings less a discount of three percent commission and logistical and other transport costs.

For more information regarding transactions between related parties in our group, see Note 6 to our consolidated financial statements.

With effect as of January 1, 2003, we entered into a three-year management contract with Masisa for Masisa’s management of our indirect subsidiary, Fibranova C.A. Fibranova C.A. owns board production installations in Puerto Ordaz, Venezuela. Under this agreement, Masisa has administrative control of Fibranova’s operations, including, with some restrictions, management of all areas of that company, including senior management, finance and administration, marketing, commercial and human resources. Under the contract, we pay Masisa for its services with an amount equal to 8% of Fibranova’s annual operating result. Additionally, during the term of the contract and for a period of up to three years after its expiration Masisa has a preferential and irrevocable option to acquire shares and assets of Fibranova, exercisable in the event we intend to sell any such shares or assets to third parties.

I NFORMATION ABOUT MASISA

Our History and Development

Masisa S.A. is a sociedad anónima abierta organized under the laws of Chile and was created in 1964 in the city of Valdivia, Chile as the legal successor to Fábrica de Maderas Aglomeradas Limitada. Masisa’s name was changed from Maderas y Sintéticos Sociedad Anónima Masisa to Masisa S.A. on May 15, 1998. From 1986 to July 2002, Masisa was controlled by a privately-held Chilean industrial group consisting of Inversiones Pathfinder Chile S.A. (“Pathfinder”) and its subsidiaries (collectively with Pathfinder, the “Pathfinder Group”). From 1986 until 2000, the Pathfinder Group held its shares in Masisa through Pathfinder and its substantially wholly-owned subsidiary, Inversiones Coigüe Dos S.A. (“Coigüe”). In August 2000, Pathfinder and Coigüe transferred all of their Masisa S.A. shares to a wholly-owned subsidiary of Pathfinder, Maspanel. On July 22, 2002, Terranova acquired 43.16% of the common stock of Masisa from Maspanel S.A. and became Masisa’s majority and controlling shareholder. As a result of that acquisition, a previous subscription for, and subsequent open market purchases of, shares of Masisa, as of June 30, 2004 Terranova owned 52.43 % of the common stock of Masisa. Masisa’s legal domicile is Valdivia, Chile, and its principal executive offices are located at Avenida Apoquindo 3650, Piso 10, Las Condes, Santiago, Chile. Its telephone number is +56 (2) 707-8800. Masisa’s agent in the United States is CT Corporation System, which is located at 111 Eighth Avenue, 13th Floor, New York, New York 10011.

Masisa is a leading producer of particle board, MDF and OSB in Latin America, with US$281.8 million in total net consolidated sales in 2003. Masisa’s production facilities are located in Chile, Argentina, Brazil and Mexico, and the principal markets for its products are Chile, Argentina, Brazil, and Mexico. The principal consumers for both particle board and MDF is the furniture manufacturing and construction industries, and the principal consumers for OSB are the construction and packaging industries. Consolidated sales of particle board accounted for approximately 32.7% of Masisa’s total consolidated net sales revenue in 2003, with raw, melamine-laminated and wood-veneered particle board accounting for approximately 10.9%, 20.0%, and 1.8% of Masisa’s net sales revenue, respectively. Consolidated sales of MDF accounted for approximately 48.0% of Masisa’s consolidated net sales revenue in 2003, with raw and coated (melamine-laminated and wood-veneered) MDF accounting for approximately 36.6% and 11.4% of Masisa’s net sales, respectively. Consolidated sales of OSB accounted for approximately 9.8% of Masisa’s consolidated net sales revenue in 2003.

Masisa also sells complementary products, such as board finishes and wood doors. Through its subsidiary Forestal Tornagaleones, Masisa sells timber and other wood products.

Masisa commenced MDF production in Chile in February 1996. Masisa also produces wood doors for residential and commercial applications. Masisa’s products are sold in Chile through independent distributors and company-franchised stores named Placacentros, primarily to furniture manufacturers and to the construction industry.

Masisa’s Argentinean subsidiary, Masisa Argentina S.A., produces raw and melamine-laminated particle board, as well as MDF and thin-MDF, in Argentina. Masisa Argentina commenced production of particle board in June 1994 and currently has two production lines with a total installed capacity of 185,000 cubic meters per year. In September 1995, Masisa Argentina started producing MDF at a plant with a capacity of 150,000 cubic meters per year. In October 2001, Masisa Argentina produced the first board at its newly constructed thin-MDF plant, which became fully operational by mid-2002 and has a total installed capacity of 120,000 cubic meters per year.

Until Celulosa Arauco y Constitución S.A. (“Arauco”) opened its new MDF plant in Argentina in April 2002, in addition to Masisa plant there was only one other producer of MDF in Argentina. This enabled Masisa to rapidly become a major producer in Argentina’s MDF market. As in Chile, Masisa sells its products in Argentina through both independent distributors and Placacentros.

In addition, during 2003, approximately 63% (compared to 72% in 2002) of Masisa Argentina’s particle board and MDF consolidated physical volume of sales (in cubic meters) was to export markets, with approximately 33% (compared to 47% in 2002) of those export sales going to Brazil. The decrease in total export volume and export volume to Brazil in 2003 compared to 2002 was due primarily to the moderate recovery of the local market in Argentina in 2003 following the devaluation and crisis in 2002. The recovery in Argentina, reversed some of the export substitution experienced in 2002 when local Argentinean sales were depressed and Masisa was able to offset local sales losses by taking advantage of the devaluation of the Argentinean peso to increase exports of its products from Argentina.

Masisa’s Brazilian subsidiary, Masisa Brazil, was originally established in 1995 as a subsidiary of Masisa Argentina to conduct commercial and distribution activities in Brazil through its warehouses and distribution centers. During December 2001, Masisa Brazil underwent a corporate reorganization and became a controlled subsidiary of Masisa Inversiones Ltda. (“Masisa Inversiones”), a wholly-owned subsidiary of Masisa. In 1999, Masisa Brazil began construction on an MDF plant with a total installed production capacity of 240,000 cubic meters per year. The plant began its start-up phase in December of 2000, and reached full production during the second half of 2001. During the second half of 2000, Masisa Brazil began construction of an OSB plant. This plant, which has a total installed capacity of 350,000 cubic meters per year, produced its first OSB in November 2001. The OSB plant became fully operational during the fourth quarter of 2002 and Masisa Brazil believes it was the first company to market OSB in Brazil. Additionally, Masisa Brazil significantly increased exports of OSB to the United States due to significant increases in U.S. pricing in the last half of the year.

In August 2001, Masisa established a subsidiary in Mexico, Maderas y Sintéticos de Mexico, S.A. de C.V. (“Masisa Mexico”). On January 8, 2002, through Masisa Mexico, Masisa acquired a particle board plant located in the city of Durango, Mexico, after agreeing with Weyerhaeuser Company Limited to purchase the plant from its subsidiary, MacMillian Guadiana. Masisa acquired the plant for approximately US$15.4 million which was financed with cash on hand and short and long-term bank loans. The Durango plant has two production lines with an aggregate capacity of 120,000 cubic meters per year, and a small melamine-laminating line with a capacity of approximately 21,600 cubic meters per year. Through Masisa Mexico, Masisa provides technical support services and marketing and distribution activities in Mexico.

In October 2002, Masisa entered into a management contract pursuant to which Masisa manages Fibranova C.A., an indirect Venezuelan subsidiary of Terranova. This contract became effective on January 1, 2003. Under the contract, Masisa is paid for its management services an amount equal to 8% of the Fibranova C.A.’s annual operating result. See “Part Four—Information About Terranova—Related Party Transactions.”

Developments with respect to Masisa’s business are discussed above together with the discussion of Terranova’s business. See “Part Four—Information About Terranova.”

Principal Shareholders

Terranova owns approximately 52.43% of Masisa’s stock.

Incorporation of Information by Reference

The foregoing information concerning Masisa does not purport to be complete. For additional information, see the documents listed under Incorporation by Reference in Part Seven which are either included or incorporated by reference in this document.

MASISA SELECTED FINANCIAL INFORMATION

The table below presents selected consolidated financial information derived from Masisa’s consolidated financial statements for the years ended December 31, 1999 through 2003 and the nine months ended September 30, 2003 and 2004. The following information should be read in conjunction with and is qualified in its entirety by reference to Masisa’s consolidated financial statements for the years ended December 31, 2001, 2002 and 2003, including the Notes thereto, and the Operating and Financial Review and Prospects incorporated by reference from Masisa’s Form 20-F for the year ended December 31, 2003. Masisa’s condensed consolidated financial statements for the nine months ended September 30, 2003 (unaudited) and 2004, including the Notes thereto, are included elsewhere in this document. Masisa’s consolidated financial statements are prepared in accordance with Chilean GAAP. Chilean GAAP differs in certain significant respects from U.S. GAAP. Note 23 to the Consolidated Financial Statements for the years ended December 31, 2001, 2002 and 2003 provides a description of the principal differences between Chilean GAAP and U.S. GAAP, as they relate to Masisa, and a reconciliation to U.S. GAAP of total shareholders’ equity as of December 31, 2002 and 2003 and net income for each of the three years in the period ended December 31, 2003.

SELECTED FINANCIAL INFORMATION(1)

	As of and for the year ended December 31,					As of and for the nine months ended September 30,
(in millions of US$, except per share and per ADS amounts)	1999	2000	2001	2002	2003	2003	2004
	US$	US$	US$	US$	US$	US$	US$
INCOME STATEMENT DATA
Chilean GAAP:
Net sales	165.7	194.3	236.3	225.4	281.8	201.5	293.1
Operating income	31.3	45.8	43.2	29.8	25.3	17.1	52.6
Non-operating results, net	(5.5)	(8.2)	(13.7)	(9.6)	(12.7)	(9.2)	(15.0)
Income taxes	(3.4)	(7.8)	0.6	(7.0)	(1.7)	(1.3)	(4.0)
Net income	22.5	29.5	31.4	14.6	9.6	5.5	33.3
Net earnings per share (2)	0.03	0.04	0.03	0.002	0.011	0.01	0.04
Net earnings per ADS (3)	0.80	1.05	1.02	0.47	0.31	0.18	1.08
Dividends per share (2)	0.011	0.014	0.009	0.005	0.004	—	—
Dividends per ADS (3)	0.32	0.41	0.28	0.14	0.12	—	—
U.S. GAAP:
Net sales	165.7	194.3	236.3	225.4	281.8	201.5	293.1
Operating income	30.3	41.5	28.0	31.0	24.1	16.6	48.4
Net income	21.3	25.6	29.6	17.3	11.1	5.0	30.1
Basic and diluted earnings per share	0.03	0.03	0.03	0.02	0.01	0.01	0.03
Net earnings per ADS (3)	0.76	0.92	0.96	0.56	0.36	0.16	1.00
Weighted average number of shares (in thousands)	840,500	840,500	923,141	928,515	928,515	928,515	928,515
BALANCE SHEET DATA
Chilean GAAP
Total assets	582.0	745.4	886.6	793.5	866.8	845.1	858.2
Long-term liabilities	153.6	204.0	307.9	196.5	224.1	170.8	228.8
Shareholders’ equity	399.5	410.1	440.7	435.3	452.2	447.2	483.1
U.S. GAAP
Shareholders’ equity	387.1	397.4	415.3	428.1	436.3	433.0	466.3

(1)	Masisa changed its reporting currency to U.S. dollars beginning January 1, 2003 (see Note 2 to consolidated financial statements). The Chilean GAAP financial information for the periods 1999 to 2002 has been recast in accordance with Chilean GAAP using year-end exchange rates of Ch$ 530.07, Ch$ 573.65, Ch$ 654.79 and Ch$718.61, respectively. The historical U.S. GAAP information for the period 1999 to 2002 has been remeasured in accordance with U.S. GAAP (see Note 23 to Masisa’s consolidated financial statements). Financial information for 1999 through 2000 is not consolidated with Forestal Tornagaleones S.A. Effective January 1, 2001, Masisa accounts for Forestal Tornagaleones S.A. as a consolidated subsidiary in accordance with Chilean GAAP (see Note 2 to the consolidated financial statements).
(2)	Under Chilean GAAP, there are no authoritative pronouncements relating to the calculation of earnings per share. For comparative purposes, the calculation has been based on the same number of weighted average shares outstanding as used for the U.S. GAAP calculation. For more information see Note 23(2)(a) to the consolidated financial statements.
(3)	Per ADS amounts are determined by multiplying per share amounts by 30, because one Masisa ADS is equal to 30 shares of Masisa common stock.

OWNERSHIP OF SECURITIES

Ownership of Masisa Shares by Its Management and Significant Shareholders

Masisa S.A.’s only outstanding voting securities are shares of its common stock without nominal (par) value. As of December 31, 2004, there were 928,514,743 shares of common stock issued and outstanding. Additionally, as of December 31, 2004, none of Masisa’s record shareholders reported holding shares for the benefit of shareholders resident in the United States. As of December 31, 2004, 69,416,610 shares of common stock, represented by 2,313,887 ADSs, were held of record by one holder for the benefit of ADS holders.

The table below shows, as of December 31, 2004, the number and percentage of shares owned by each person known by Masisa to own more than five percent of Masisa S.A.’s outstanding common stock. Masisa is required under Chilean regulations to disclose its twelve largest shareholders, and this information is also included in the table. In addition, Isidoro Palma, Cristián Valenzuela and Carlos Marin each beneficially own less than one percent of Masisa’s common stock.

MAJOR SHAREHOLDERS

Shareholder	Number of shares	%
Terranova S.A.	486,861,555	52.43%
The Bank of New York	69,416,610	7.48%
AFP Habitat S.A.	58,757,315	6.33%
AFP Cuprum S.A.	49,413,260	5.32%
AFP Provida S.A.	46,957,931	5.06%
AFP Santa Maria S.A.	29,934,981	3.22%
AFP Summa Bansander S.A.	29,589,334	3.19%
Citicorp Chile	15,887,774	1.71%
Moneda S.A. AFI	12,104,061	1.30%
Citibank NA	10,227,442	1.10%
AFP Planvital S.A.	9,192,200	0.99%
Bolsa de Comercio de Santiago S.A.	7,557,279	0.81%

(1)	Pursuant to the requirements of Chilean law, all common stock represented by American Depositary Shares is owned of record by The Bank of New York, as Depositary. See “Part Six—Legal Information—Exchange Controls of Masisa’s 20-F for 2003, which is incorporated herein by reference.”

As of May 31, 1999, Pathfinder and Coigüe increased their respective ownership to 19.96% and 23.18%, respectively. In December 30, 1999, Coigüe Dos purchased all of the common stock held by Coigüe, which was 25.36% of the common stock. In August 2000, Coigüe Dos and Pathfinder transferred their holdings of common stock to Maspanel S.A. (“Maspanel”), a subsidiary of Pathfinder. On December 13, 2001, Maspanel purchased 13,105,000 shares in the Chilean Stock Market. In January 2002, Maspanel purchased 251,543 shares and 500,000 shares, respectively, in the Chilean Stock Market. As a consequence, Maspanel’s ownership increased to 43.16% of the common stock.

In January 2001, Terranova subscribed 81,084,916 shares of common stock resulting from the capital increase approved during the Extraordinary Shareholder’s Meeting held on November 13, 2000, thus acquiring an 8.8% stake in Masisa. In September 2001, the Japanese company Sumitomo Corporation subscribed 6,926,084 shares of common stock resulting from the same capital increase, acquiring a 0.75% interest in Masisa.

On July 22, 2002, Terranova acquired Maspanel’s 43.16% stake in Masisa thus becoming Masisa’s controlling shareholder with 51.90% of Masisa’s total shares paid and outstanding. As of June 30, 2004, as a result of open market purchases made on the Santiago Stock Exchange on May 27, 2003, Terranova owned 486,861,555 shares (52.43%) of common stock.

At an Extraordinary Shareholders’ Meeting held on October 31, 2003, the merger of Forestal Terranova S.A. and Terranova S.A. was approved, with Forestal Terranova S.A. being incorporated into Terranova S.A. As a result, Forestal Terranova S.A. was dissolved and Terranova S.A. acquired all its assets and liabilities. Included in the assets of Forestal Terranova S.A., there were 486,861,555 Masisa S.A. shares, which as a result of the merger, were automatically transferred to the ownership of Terranova S.A. At the time of the merger, on October 31, 2003, Forestal Terranova S.A. owned 99.9% of the Terranova S.A. shareholder’s equity.

D IVIDENDS

Our estatutos, which effectively serve the purpose of both the articles or certificate of incorporation and the bylaws of a company incorporated in the United States, require that our board of directors propose our dividend policy for approval by our shareholders. Chilean law requires that a minimum of 30% of the prior year’s net income be paid as a dividend. In accordance with that law, our directors proposed, at their December 2, 1994 meeting, that we adopt as our policy an annual dividend equal to 30% of the prior year’s net profit, subject to annual approval by our shareholders and sufficient disposable funds. In addition, our directors proposed that we not pay provisional dividends. Our shareholders have approved dividends in accordance with that policy at each annual shareholders meeting beginning in 1995 through the present.

Because we did not generate sufficient income in 2002 or 2003 for the payment of the minimum annual dividend of 30% of net income we did not pay a dividend with respect to the 2002 or 2003 fiscal year.

DESCRIPTION OF TERRANOVA SHARE CAPITAL

Set forth below is material information concerning our share capital and a brief summary of the significant provisions of our estatutos and Chilean law. As explained above, our estatutos effectively serve the purpose of both the articles or certificate of incorporation and the bylaws of a company incorporated in the United States. For convenience, in this document we refer to our estatutos as our “Bylaws”. This description contains all material information concerning the shares, but does not purport to be complete and is qualified in its entirety by reference to our estatutos (a copy of which has been filed as an exhibit to the registration statement of which this document forms a part), the Chilean Corporations Law and the Ley de Mercado de Valores No. 18,045, or the Securities Market Law, each referred to below.

General

Organization and Register

Terranova S.A. is a publicly–held stock corporation (sociedad anónima abierta) organized under the laws of Chile. We were incorporated by a public deed dated July 17, 1996, an abstract of which was published in the Diario Oficial de la República de Chile No. 15,109 (Official Gazette of Chile No. 15.109) on August 10, 1996. This publication is recorded on page 19,525 No. 15,190 of the Registro de Comercio de Santiago (Commercial Registry of Santiago) for the year 1996. Our corporate purpose, as stated in our Bylaws, is broadly defined to include the production and sale of wood products, as more fully set forth in the Third Article of our Bylaws. Terranova S.A. has an indefinite corporate duration.

Shareholder Rights

Shareholder rights in Chilean companies are governed generally by a company’s bylaws (which effectively serve the purpose of both the articles, or certificate, of incorporation, and the bylaws of a United States company). Additionally, the Chilean Corporations Law governs the operation of Chilean companies and provides for certain shareholder rights.

Shareholder rights can be amended through an agreement adopted in an Extraordinary Shareholders Meeting, which shall subsequently agree upon the corresponding amendment to the bylaws. However, there are certain provisions of Chilean law that cannot be waived by the shareholders.

The Chilean securities markets are principally regulated by the SVS under the Securities Market Law and the Chilean Corporations Law. These two laws provide for disclosure requirements, restrictions on insider trading and price manipulation, and protection of minority investors. The Chilean Corporations Law clarifies rules and requirements for establishing publicly-held stock corporations while eliminating government supervision of privately-held companies. The Securities Market Law establishes requirements for public offerings, stock exchanges and brokers, and outlines disclosure requirements for companies that issue publicly offered securities.

Under Articles 12 and 54 and Title XV of the Securities Market Law, certain information regarding transactions in shares of publicly-held corporations must be reported to the SVS and the Chilean exchanges on which such shares are listed. Holders of shares of publicly-held corporations are required to report to the SVS and the Chilean exchanges:

•	any acquisition or sale of shares that results in the holder’s acquiring or disposing of 10% or more of the corporation’s capital; and

•	any acquisition or sale of shares or options to buy or sell shares, in any amount, if made by a holder of 10% or more of the corporation’s capital or if made by a director, liquidator, main officer, general manager or manager of such corporation.

Persons or entities intending to acquire control of a publicly-held corporation are also required to inform the public in advance through a notice published in a Chilean newspaper, which must disclose the price and conditions of any negotiations. Prior to such publication, a written communication to such effect must be sent to the SVS and the Chilean exchanges.

Chilean law does not contain any provision that discriminates against shareholders or prospective shareholders who own a substantial number of shares. However, a special public offering procedure applies should the controlling shareholder of a company decide to increase its stock in the company, according to which the offer must be made to all shareholders on a pro rata basis in proportion to their respective stock.

Capitalization

Under Chilean law, a corporation increases its capital as soon as the shareholders authorize both the capital increase and the issuance of new stock, provided that the minutes of the corresponding shareholders meeting are put into a public deed, and an abstract of said deed is published in the Official Gazette and registered in the Commercial Registry corresponding to the company’s domicile. In addition, in the case of publicly-held stock corporations, the new shares must be registered in the Securities Registry of the SVS before they may be offered to the public. When a shareholder subscribes for shares, the shares are transferred to such shareholder’s name, and the shareholder is treated as a shareholder for all purposes, except receipt of dividends, unless otherwise stipulated in the bylaws of the corporation. The shareholder becomes eligible to receive dividends once such shareholder has paid for the shares. If a shareholder does not pay for shares for which such shareholder has subscribed on or prior to the date agreed upon for payment, the corporation is entitled to auction the shares on the stock exchange, and has a cause of action against the shareholder for the difference between the subscription price and the price received at auction. However, until such shares are sold at auction, the shareholder continues to exercise all the rights of a shareholder (except the right to receive dividends). Authorized shares which have not been paid for within the period ending three years from the date when the capital increase agreement was made at the shareholders’ meeting, are deemed cancelled under Chilean law and are no longer available for sale by the Chilean corporation. At that time, the capital of the corporation is automatically reduced to the amount effectively paid within such period.

The Bylaws authorize a single series of common stock, without par value.

Director Requirements

Our Bylaws require the board to consist of seven directors. The entire board is elected every three years. There is no requirement that a director be a stockholder of Terranova.

Our Bylaws do not contain any provision regarding a mandatory retirement age for directors, nor does Chilean law contain any provision in this respect.

According to Law No. 18,046, a company can only execute transactions wherein one or more directors have a personal interest or is acting on behalf of a third party if the transaction is previously known to and approved by the Board, which will do so only when the terms of such transaction are similar to those prevailing in the market. Board agreements thereto must be informed in the next shareholders meeting. For this purpose, the law assumes that a director has an interest in any transaction in which he or she intervenes personally or through his or her spouse or relatives up to second degree (brothers or sisters, parents, grandparents, sons or daughters and grandsons or granddaughters); or through the companies or partnerships in which the director owns more than 10% of their capital; or through the companies or partnerships wherein any of the aforementioned persons is a director, or directly or indirectly own more than 10% of its capital; or if the director acts as attorney–in–fact of the company’s counterpart; or if the director or his or her related parties act as counsel in connection with the transaction.

If the transaction wherein the director has an interest involves a relevant amount (more than 1% of the company’s equity) and the Board considers that it is not possible to determine if it is an arm’s–length transaction, the Board may approve or reject the execution of the transaction, with the abstention of the interested director, or appoint two independent evaluators. The evaluators’ report shall be made available to the shareholders. If shareholders representing at least 5% of the company’s voting stock consider that the transaction is not in the company’s best interest, or if the evaluators’ report differ considerably, they may request that the Board call for an Extraordinary Shareholders Meeting in order to approve or reject the execution of such transaction, in the former case by at least 2/3 of the company’s voting stock. The related party that intends to carry out the operation with the company must provide to the Board all relevant information pertaining to such operation.

Any of our borrowings by a director is treated under Chilean law as a related party transaction and is subject to the rules set forth above.

Pursuant to the Chilean Corporations Law, if the bylaws of a company establish compensation for directors, such compensation must be agreed to in a Shareholders Meeting. Our Bylaws establish that the directors will be compensated in an amount determined by the Annual Shareholders Meeting, notwithstanding the right of the Board to agree to compensate a director for the performance of any other duty different from his or her duty as a director.

Preemptive Rights and Increases of Share Capital

The Chilean Corporations Law grants certain preemptive rights to shareholders of all Chilean companies. The Chilean Corporations Law generally requires Chilean companies to offer to shareholders the right to purchase a sufficient number of shares or convertible securities to maintain their existing ownership percentage in the company whenever it issues new shares or convertible securities.

Dividend and Liquidation Rights

In accordance with Chilean law, Terranova must distribute mandatory cash dividends of 30% of its net income calculated in accordance with Chilean GAAP unless otherwise decided by a unanimous vote of the holders of the Shares. See “—Dividends.”

At our option, the portion of any dividend which exceeds the mandatory limits established pursuant to Chilean law may be paid in cash, in our shares or in shares of corporations owned by us. Shareholders who do not expressly elect to receive a dividend other than in cash are legally presumed to have decided to receive the dividend in cash.

Those dividends not collected by the shareholders entitled thereto within 5 years as of payment date, must be donated by us to the Chilean Firemen Corps.

In the event of a liquidation of our company, the holders of fully paid shares of common stock would participate in the assets available after payment of all creditors in proportion to the number of shares held by them.

Shareholders’ Meetings and Voting Rights

We hold our annual meeting of the shareholders (an “Annual Shareholders’ Meeting”) during the first fourth months of each year. Extraordinary meetings (an “Extraordinary Shareholders Meeting”) may be called by the board of directors when deemed appropriate or when requested by shareholders representing at least 10% of the issued voting shares or by the SVS. Notice to convene the Annual Shareholders’ Meeting or an Extraordinary Meeting is given by means of a notice in a newspaper published in Terranova’s corporate domicile (currently Santiago) or in the Official Gazette in a prescribed manner. Notice must also be mailed to each shareholder and given to the SVS 15 days in advance of the meeting.

The quorum for a shareholders’ meeting is established by the presence, in person or by power of attorney, of shareholders representing at least the absolute majority of our issued voting shares; if a quorum is not present at the first meeting, the meeting can be reconvened and upon the meeting being reconvened, shareholders present at the reconvened meeting are deemed to constitute a quorum regardless of the percentage of the shares represented. However, if a shareholders meeting is called for the purpose of

•	considering a change of our organization, merger or division,

•	an amendment to the term of duration or early dissolution,

•	a change in our corporate domicile,

•	a decrease of our corporate capital,

•	approval of capital contributions in assets other than cash and their assessments,

•	modification of the authority reserved to shareholders meetings or limitations on the Board of Directors,

•	reduction in the number of members of our Board of Directors,

•	the sale, transfer or disposition of 50% or more of assets, either including or excluding its corresponding liability, or the formulation or modification of any business plan which contemplates the sale, transfer or disposition of our assets in such amount,

•	the form of distributing corporate benefits,

•	a guaranty by us of liabilities of any third–party other than a subsidiary, in an amount exceeding 50% of our total assets,

•	our purchase of our issued stock in accordance with articles 27A and 27B of Law No. 18,046,

•	the amendment of any formal defects in our bylaws which may nullify our incorporation, or

•	other matters as may be set forth in our bylaws, the vote required at such meeting is a two–thirds majority of the issued common stock.

Chilean law does not require a publicly-held Chilean company to provide the level and type of information that United States securities laws require a reporting company to provide to its shareholders in connection with a solicitation of proxies. Under Chilean law, a notice of a shareholders meeting listing the matters to be addressed must be mailed to shareholders and the SVS not fewer than 15 days prior to the date of a meeting. In cases of an Annual Shareholders’ Meeting, an annual report of our activities, which includes our audited financial statements, must also be mailed to shareholders.

The Chilean Corporations Law provides that whenever shareholders representing 10% or more of the issued voting shares so request, a Chilean company’s annual report must include within the materials dispatched by the board of directors to shareholders, the comments and proposals of such shareholders in relation to the company’s affairs. Similarly, the Chilean Corporations Law provides that whenever the board of directors of a publicly–held company convenes a meeting of shareholders and solicits proxies for the meeting, information supporting its decisions or other similar materials, it is obligated to include the pertinent comments and proposals that may have been made by shareholders owning 10% or more of the company’s voting shares who request that such comments and proposals be so included.

Only shareholders registered as such with Terranova at least five business days prior to the date of a shareholders meeting are entitled to attend and vote their shares. A shareholder may appoint by power of attorney another individual (who need not be a shareholder) as his attorney-in-fact to attend and vote on his behalf. Every shareholder entitled to attend and vote at a shareholders meeting shall have one vote for every share subscribed.

Right of Dissenting Shareholders to Tender Their Shares

The Chilean Corporations Law provides that upon the adoption at an Extraordinary Shareholders Meeting of any of the resolutions enumerated below, dissenting shareholders acquire the right to withdraw from a Chilean company and to compel that company to repurchase their shares, subject to the fulfillment of certain terms and conditions.

“Dissenting” shareholders are defined as those which vote against a resolution which results in the withdrawal right, or if absent at such a meeting, those who state in writing to the company their opposition to the respective resolution. Dissenting shareholders must perfect their withdrawal rights by tendering their stock to the company within 30 days of the resolution (except in the case of pension fund shareholders as discussed below).

The price paid to a dissenting shareholder of a publicly–held company for such shares is the weighted average of the closing sales prices for the shares as reported on the stock exchanges for the two-month period preceding the event giving rise to the withdrawal right.

The resolutions that result in a shareholder’s right to withdraw are the following:

•	the transformation of Terranova into a different type of legal entity;

•	the merger of Terranova with or into another company;

•	the disposition of 50% or more of our assets, whether or not that sale includes our liabilities or the proposal or amendment of any business plan involving the transfer of more than 50% of our assets;

•	the granting of security interests or personal guarantees to secure or guarantee third parties’ obligations exceeding 50% of our assets, except with regard to our subsidiaries;

•	the creation of preferential rights for a class of shares or an amendment to those already existing, in which case the right to withdraw only accrues to the dissenting shareholder of the class or classes of shares adversely affected;

•	the amendment of our bylaws to correct any formal defect in our incorporation, or any amendment of our bylaws that grants a shareholder a right to withdraw; and

•	the approval by our shareholders of our ceasing to be subject to the regulations applicable to publicly held corporations in the event we no longer meet the requirements under Chilean law to qualify as such a corporation;

•	any other causes as may be established by Chilean law and our bylaws (our bylaws currently do not establish any instances).

In addition, shareholders of a publicly held corporation, such as Terranova, have the right to withdraw if a person acquires 2/3 or more of the outstanding voting stock of the company (except in the event the company reduces its capital as a result of not having fully subscribed and paid an increase of capital within the statutory term) and does not make a tender offer for the remaining shares within 30 days of that acquisition at a price not lower than the price that would be paid shareholders exercising their rights to withdraw.

DESCRIPTION OF TERRANOVA AMERICAN DEPOSITARY RECEIPTS

The following is a general description of the depositary arrangement, including a summary of certain provisions of the Deposit Agreement pursuant to which the ADRs will be issued (the “Deposit Agreement”), certain tax consequences to holders and a summary of certain applicable provisions of Chilean law. The Deposit Agreement is among us, The Bank of New York, as depositary (the “Depositary”), and the holders from time to time of ADRs. This is a summary of the material provisions of the Deposit Agreement, but is qualified in its entirety by reference to the Deposit Agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part. Additional copies of the Deposit Agreement are available for inspection at the Corporate Trust Office of the Depositary in New York, which is presently located at 101 Barclay Street, New York, New York and at the office of the custodian, currently Banco Santander-Chile, or any successor or successors thereto (the “Custodian”) in Chile, which is presently located in Santiago, Chile.

American Depositary Receipts

ADRs evidencing American Depositary Shares are issuable by the Depositary pursuant to the Deposit Agreement. An ADR may evidence any number of ADSs. Each ADS will initially represent an ownership interest in 50 Terranova shares which we will deposit with the Custodian, as agent of the depositary, under the Deposit Agreement.

Share Dividends and Other Distributions—How Will You Receive Dividends and Other Distributions on the Shares Underlying Your ADSs?

The Depositary is required, to the extent that in its judgment it can convert Chilean pesos on a reasonable basis into U.S. dollars, and subject to Chilean law, to convert all cash dividends and other cash distributions that it receives in respect of the deposited shares of Terranova common stock into U.S. dollars and to distribute the amount thus received (net of any conversion expenses of the Depositary) to the holders of ADRs in proportion to the number of ADSs representing such shares held by each of them. See “—Exchange Controls.” The amount distributed also will be reduced by any amounts required to be withheld by us, the Depositary or the Custodian on account of taxes or other governmental charges. See “Part Three—The Merger—Material United States Tax Consequences; —Material Chilean Tax Consequences.” If the Depositary determines that in its judgment any currency received by it cannot be so converted on a reasonable basis and transferred, the Depositary may distribute, or in its discretion hold, such foreign currency, without liability for interest thereon, for the respective account of the ADR holders entitled to receive the same.

If a distribution upon the deposited shares of Terranova common stock by us consists of a dividend in, or a free distribution of, shares of Terranova common stock, upon receipt by or on behalf of the Depositary of such additional shares of Terranova common stock from us, the Depositary may or shall, if we so request, distribute to the holders of ADRs, in proportion to their holdings, additional ADRs for an aggregate number of ADSs representing the number of shares of Terranova common stock so received as such dividend or distribution, in either case after deduction or payment of the fees and expenses of the Depositary. If such additional ADRs are not so issued, each ADS shall thereafter also represent the additional shares of Terranova common stock distributed with respect to the shares of Terranova common stock represented thereby. In lieu of issuing ADRs for fractions of ADSs, in any such case, the Depositary will sell the amount of shares of Terranova common stock represented by the aggregate of such fractions and distribute the net proceeds in dollars, all in the manner and subject to the conditions set forth in the Deposit Agreement.

If we offer or cause to be offered to the holders of shares of Terranova common stock any rights to subscribe for additional shares of Terranova common stock or any rights of any other nature, the Depositary, after consultation with us, shall have discretion as to the procedure to be followed in making such rights available to holders of ADRs or in disposing of such rights and distributing the net proceeds thereof as in the case of a distribution received in cash. If at the time of the offering of any such rights the Depositary determines that it is lawful and feasible to do so, the Depositary may, after consultation with us, distribute such rights available to holders by means of warrants or otherwise. To the extent the Depositary determines, in its discretion, that it is not lawful or feasible to make the rights available, it may sell such rights, warrants or other instruments, if a market is available therefor, at public or private sale, at such place or places and upon such terms as the Depositary may deem proper and allocate the net proceeds of such sales, net of the fees and expenses of the Depositary, for the accounts of the holders of ADRs otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such holders of ADRs because of exchange restrictions or the date of delivery of any ADRs or otherwise. If, by the terms of the rights offering or by reason of applicable law, the Depositary may neither make such rights available to the holders nor dispose of such rights and distribute the net proceeds thereof, the Depositary shall allow the rights to lapse.

The Depositary will not offer such rights to the holders of ADRs unless both the rights and the securities to which the rights relate are either exempt from registration under the Securities Act or are registered under the Securities Act. If a holder of ADRs requests a distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act, the Depositary will not effect the distribution unless it has received an opinion of our United States counsel satisfactory to the Depositary upon which the Depositary may rely that the distribution is exempt from registration under the provisions of the Securities Act. However, we will have no obligation to file a registration statement under the Securities Act to make available to holders of ADRs any right to subscribe for or to purchase any securities. If an exemption from registration is not available and a registration statement is not filed, holders of ADRs will not be permitted to purchase such securities or otherwise exercise such rights and the depositary will use reasonable efforts to dispose of such rights for the account of such holders of ADRs as described in the preceding paragraph. Such a disposal of rights may reduce the proportionate equity interest in use of the holders of ADRs.

If the Depositary determines that any distribution of property (other than cash, Terranova common stock or rights to subscribe therefor) cannot be made proportionately among holders of the ADRs entitled thereto, that any distribution in property is subject to any tax or governmental charge that the Depositary or we are obligated to withhold, or that the such shares must be registered under the Securities Act in order to be distributed to any holders of ADRs, the Depositary may dispose of all or a portion of such property in such amounts and in such manner, including by public or private sale, as the Depositary deems equitable and practicable, and the Depositary will distribute the net proceeds of any such sale or the balance of any such property after deduction of any taxes to the ADR holders entitled thereto.

Deposit, Withdrawal and Cancellation

How Does the Depositary Issue ADSs?

The Depositary has agreed that, upon deposit with the Custodian of the requisite number of shares of Terranova common stock and receipt of evidence satisfactory to it that the conditions to deposit described below have been met, and subject to the terms of the Deposit Agreement, the Depositary will execute and deliver at its Corporate Trust Office to, or upon the order of, the person or persons specified by the Depositary upon payment of the fees, governmental charges and taxes provided in the Deposit Agreement, an ADR or ADRs registered in the name of such person or persons for the number of ADSs issuable in respect of such deposit.

How Do ADR Holders Cancel ADSs and Obtain Deposited Securities?

Upon surrender of ADRs at the Corporate Trust Office of the Depositary and payment of the taxes and governmental charges, if any, provided for in the Deposit Agreement and subject to the terms thereof, ADR holders are entitled to delivery of the deposited shares of Terranova common stock, any other property or documents of title at the time represented by the surrendered ADRs and a certificate of the Custodian stating that the deposited shares of Terranova common stock are being delivered to such ADR holder in exchange for the surrendered ADRs. In the event the Depositary determines that there is a reasonable possibility that a tax would be imposed upon the withdrawal of shares of Terranova common stock in exchange for surrendered ADRs (See “Part Three—The Merger—Material United States Tax Consequences; —Material Chilean Tax Consequences”),

the Depositary may require, as a condition to such exchange, that the withdrawing investor provide satisfactory security to the Depositary in an amount sufficient to cover the estimated amount of such tax. The Depositary may also require, as a condition to such exchange, certification from the withdrawing investor or from an institution authorized for such purpose by the Central Bank that such investor’s residence and domicile are outside of Chile.

The Depositary is not authorized, in its capacity as Depositary, to deliver shares of Terranova common stock except upon the receipt and cancellation of ADRs. Subject to the terms and conditions of the Deposit Agreement and any limitations established by the Depositary, the Depositary may, however, execute and deliver ADRs prior to the receipt of shares of Terranova common stock (a “Pre-Release”) and may receive ADRs in lieu of shares of Terranova common stock. Each Pre-Release shall be

•	preceded or accompanied by a written representation and agreement from the person to whom ADRs are to be delivered that such person, or its customer,

•	owns the shares of Terranova common stock or ADRs to be remitted, as the case may be,

•	assigns all beneficial right, title and interest in such shares of Terranova common stock to the Depositary for the benefit of the owners of the ADRs, and

•	agrees in effect to hold such shares of Terranova common stock for the account of the Depositary until delivery of the same upon the Depositary’s request,

•	at all times fully collateralized (such collateral marked to market daily) with cash or U.S. government securities or such other collateral as the Depositary determines, in good faith, will provide substantially similar liquidity and security,

•	terminable by the Depositary on not more than five (5) business days’ notice, and

•	subject to such further indemnities and credit regulations as the Depositary reasonably deems appropriate.

The Depositary will also set limits with respect to the number of Pre-Released ADRs involved in transactions to be done thereunder with any one person on a case by case basis as it deems appropriate. The collateral referred to above shall be held by the Depositary for the benefit of the holders of ADSs as security for the performance of the obligations to deliver shares of Terranova common stock set forth in the clause above (and shall not, for the avoidance of doubt, constitute Deposited Securities under the Deposit Agreement). The Depositary will limit the number of ADRs involved in such Pre-Release transactions so that the number of ADSs represented thereby will not, at any one time, exceed thirty percent (30%) of the total number of ADSs then outstanding; however, the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.

The Depositary shall not be required to accept for deposit any shares of Terranova common stock unless it receives evidence satisfactory to the Depositary that any approval, if required, has been granted by any governmental body in Chile that is then performing the function of the regulation of currency exchange.

If the person proposing to deposit shares of Terranova common stock is not domiciled or resident in Chile, the Custodian shall not accept those shares of Terranova common stock unless it receives from or on behalf of that person sufficient evidence that the shares of Terranova common stock were purchased in full compliance with the foreign exchange regulations applicable to investments in Chile (either Chapter XIV of the Compendium of Foreign Exchange Regulation of the Central Bank or Decree Law 600 of 1974, as amended, and related agreements with the Foreign Investment Committee) and, if applicable, an instrument whereby that person assigns and transfers to the Depositary any rights it may have under Chilean regulations relating to currency exchange. Pursuant to Chapter XIV of the Compendium of Foreign Exchange Regulations of the Central Bank, the Custodian and/or the Depositary must give notice to the Central Bank that the shares of Terranova common stock have been deposited in exchange of ADRs.

If required by the Depositary, shares of Terranova common stock presented for deposit at any time, whether or not our transfer books or the transfer books of the Foreign Registrar, if applicable, are closed, must also be accompanied by an agreement or assignment, of other instrument satisfactory to the Depositary, which will provide for the prompt transfer to the Custodian of any dividend, or right to subscribe for additional shares of Terranova common stock or to receive other property which any person in whose name the shares of Terranova common stock are or have been recorded may thereafter receive upon or in respect of such deposited shares of Terranova common stock, or in lieu thereof, such agreement of indemnity or other agreement as shall be satisfactory to the Depositary.

At the request, risk and expense of any person proposing to deposit shares of Terranova common stock, and for the account of such person, the Depositary may receive certificates for shares of Terranova common stock to be deposited, together with the other instruments herein specified, for the purpose of forwarding such share certificates to the Custodian for deposit hereunder.

Upon each delivery to a Custodian of a certificate or certificates for shares of Terranova common stock to be deposited hereunder, together with the other documents above specified, such Custodian must, as soon as transfer and recordation can be accomplished, present such certificate or certificates to us or the Foreign Registrar, if applicable, for transfer and recordation of the shares of Terranova common stock being deposited in the name of the Depositary or its nominee or such Custodian or its nominee.

Voting Rights—How Do You Vote?

As soon as practicable after receipt of notice of any meeting or solicitation of consents or proxies of holder of shares of Terranova common stock, as defined in the Deposit Agreement, the Depositary has agreed to mail to holders of ADRs registered on the books of the Depositary, a notice in English containing

•	such information as is contained in such notice,

•	a statement that each holder of ADRs at the close of business on a specified record date will be entitled, subject to any applicable provisions of Chilean law and our by-laws to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Terranova common stock represented by the ADSs evidenced by such holders’ ADRs, and

•	a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by us.

Upon the written request of a holder of ADRs on such record date, received on or before the date established by the Depositary for such purpose, the Depositary has agreed to endeavor insofar as practicable to vote or cause to be voted the shares of Terranova common stock represented by the ADSs evidenced by such holder of ADRs in accordance with any instruction set forth in such request. If no instructions are received by the Depositary from a holder of ADRs with respect to any of the shares of Terranova common stock represented by the ADSs evidenced by such holder’s ADRs on or before the date established by the Depositary for such purpose, the shares of Terranova common stock represented by the ADSs will be voted in the manner directed by a person designated by us.

There are no legal or practical impediments to an ADS holder’s ability to vote that are not faced by holders of our common shares.

Record Dates

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to shares of Terranova common stock or whenever the Depositary shall receive notice of any meeting of holders of shares of Terranova common stock or shareholders generally, the Depositary will fix a record date that will, to the extent practicable, be either:

•	the same date as the record date fixed by us with respect to the Terranova common stock, or

•	if different from such record date fixed by us, be fixed after consultation with us,

for the determination of the holders of ADRs who are entitled to receive such dividend, distribution or rights, or net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement. Subject to the Deposit Agreement, only such holders of ADRs at the close of business on such record date shall be entitled to receive or be affected by any such dividend, distribution, proceeds, exchange or other matter or to give such voting instructions.

In the event that the record date determined by the Depositary (the “ADR Record Date”) and that established by us (the “Common Stock Record Date”) are not the same, ADR holders on the Common Stock Record Date who dispose of their ADRs prior to the ADR Record Date will not receive dividends paid in respect of the shares of Terranova common stock represented by such ADR holder’s ADRs on the Common Stock Record Date. Persons who purchase ADRs after the Common Stock Record Date and continue to own such ADRs on the ADR Record Date may be subject to taxation on a different basis than if such ADR holder had owned such ADRs on or prior to the Common Stock Record Date.

Reports and Other Communications—Will You be Able to View our Reports?

The Depositary will maintain at its transfer office in the Borough of Manhattan, the City of New York, facilities for the execution and delivery, registration of transfers and surrender of ADRs, in accordance with the provisions of the Deposit Agreement, which at reasonable times will be open for our inspection and inspection by the holders of ADRs, provided that such inspection shall not be for the purpose of communication with holders of ADRs in the interest of a business or object other than our business or a matter related to the Deposit Agreement or the ADRs.

We will transmit to the Depositary copies (translated into English) of any communications generally distributed to holders of Terranova common stock. The Depositary will make available for inspection by ADR holders at the Corporate Trust Office of the Depositary any reports and communications, including any material soliciting voting instructions, received from us that are both

•	received by the Depositary or the Custodian or the nominee of either as a holder of shares of Terranova common stock and

•	made generally available to the holders of shares of Terranova common stock by us.

The Depositary will also send to ADR holders copies of such reports when furnished by us as provided in the Deposit Agreement.

On or before the first date on which we give notice, by publication or otherwise, of any meeting of the holders of shares of Terranova common stock or shareholders generally, or of any adjourned meeting of such holders, or of the taking of any action in respect of any cash or other distributions or offering of any rights, we shall transmit to the Depositary and the Custodian a written English-language version of the notice thereof in the form given or to be given to holders of shares of Terranova common stock. The Depositary will, at our expense, arrange for the mailing of such notices to all ADR holders.

Fees and Expenses—What Fees and Expenses Will You be Responsible for Paying?

The Depositary will charge any party that receives ADRs against deposit of shares of Terranova common stock and any party surrendering any ADR for delivery of deposited shares of Terranova common stock or other deposited securities, property and cash evidenced by such ADRs, up to U.S. $5.00 for each 100 ADSs (or portion thereof) so issued or surrendered. However, no issuance or cancellation charge will be imposed for any exchange of ADRs required in connection with any split-up or combination of any ADRs. Except as otherwise agreed by us and the Depositary we will pay certain other charges of the Depositary and all charges of any registrar under the Deposit Agreement, except for taxes and other governmental charges (which are payable by holders of ADRs and persons depositing shares of Terranova common stock), any applicable share transfer or registration fees on deposit or withdrawal of shares of Terranova common stock (which are also payable by such holders of ADRs and persons), any applicable fees in connection with the execution, delivery, transfer or surrender of, or distributions on, ADRs (which are also payable by such holders of ADRs and persons), such cable, telex, facsimile transmission and delivery charges and such expenses as are expressly provided in the Deposit Agreement to be at the expense of such holders of ADRs and persons and expenses that are paid or incurred by the Depositary in connection with the conversion into U.S. dollars, pursuant to the Deposit Agreement, of any other currency received by the Depositary in respect of the shares of Terranova common stock held on deposit (which are reimbursable to the Depositary out of such U.S. dollars). In addition, the depositary will charge holders:

•	a fee for the distribution of securities, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares of Terranova common stock) but which securities are instead distributed by the Depositary to holders of ADRs and

•	any other charges payable by the Depositary, any of the Depositary’s agents, including the Custodian, or the agents of the Depositary’s agents in connection with the servicing of shares of Terranova common stock or other deposited securities.

Such charges will be assessed against holders of ADRs as of the date or dates set by the Depositary and will be collected at the sole discretion of the Depositary by billing such holders of ADRs for such charge or by deducting such charge from one or more cash dividends or other cash distributions.

Payment of Taxes

If any tax or governmental charge becomes payable with respect to any ADR or any shares of Terranova common stock represented by any ADR, including without limiting the generality of the foregoing any Chilean tax on a gain realized, or deemed to be realized, upon the withdrawal or sale of shares of Terranova common stock, such tax or other governmental charge will be payable by the holder of the ADR to the Depositary, who must pay the amount thereof to the Depositary upon demand. The Depositary may (and at our request will) refuse to effect any transfer of such ADR or any withdrawal of the shares of Terranova common stock represented by ADSs evidenced by such ADR until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the holder of the ADR thereof any part or all of the shares of Terranova common stock represented by the ADSs evidenced by such ADR, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the holder of such ADR shall remain liable for any deficiency. In the event the Depositary determines that there is a reasonable possibility that a tax would be imposed upon the withdrawal of shares in exchange for surrendered ADRs (see “Part Three—The Merger—Material United States Tax Consequences; —Material Chilean Tax Consequences”), the Depositary may require, as a condition to such exchange, that the withdrawing investor provide satisfactory security to the Depositary in an amount sufficient to cover the estimated amount of such tax.

Amendment and Termination

How May the Deposit Agreement be Amended?

The form of the ADRs and the Deposit Agreement may at any time be amended by written agreement between us and the Depositary. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex, or facsimile transmission costs, delivery costs or other such expense) or that otherwise prejudices any substantial existing right of ADR owners, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of such amendment has been given to the record holders of outstanding ADRs. Every holder of ADRs at the time such amendment so becomes effective, if such holder has been given such notice, will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement or the ADR as amended thereby. In no event may any amendment impair the right of any ADR holder to surrender its ADR and receive therefor the shares of Terranova common stock represented thereby, except in order to comply with mandatory provisions of applicable law.

How May the Deposit Agreement be Terminated?

Whenever we direct, the Depositary has agreed to terminate the Deposit Agreement by mailing notice of such termination to the holders of ADRs at least 60 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement at any time 90 days after the Depositary shall have delivered to us its written resignation provided that a successor depositary shall not have been appointed and accepted its appointment before the end of such 90-day period. If any ADRs remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the holders thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary will continue the collection of dividends and other distributions pertaining to the shares of Terranova common stock, the sale of property and rights as provided in the Deposit Agreement and the delivery of shares of Terranova common stock, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs. At any time after the expiration of one year from the date of termination, the Depositary may sell the shares of Terranova common stock and hold the net proceeds, together with any other cash then held, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADRs that have not theretofore been surrendered.

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to ADR Holders

Neither we nor the Depositary assume any obligation nor will we be subject to any liability under the Deposit Agreement to holders of ADRs, except that we agree to perform our obligations specifically set forth in the Deposit Agreement without negligence or bad faith. Neither we nor the Depositary will be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the ADRs, which in our opinion may involve us in expense or liability, unless indemnity satisfactory to us against all expense and liability is furnished as often as may be required, and the Custodian will not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary. The Depositary will not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary. The Depositary will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is without negligence and in good faith.

Disclosure of Interest in ADSs

Holders of ADRs are subject to certain provisions of the rules and regulations promulgated under the Exchange Act relating to the disclosure of interests in the shares of Terranova common stock. Any holder of ADRs who is or becomes directly or indirectly interested in five percent (or such other percentage as may be prescribed by law or regulation) or more of the outstanding shares of Terranova common stock must within ten days after becoming so interested and thereafter upon certain changes in such interests notify us as required by such rules and regulations. In addition, holders of ADRs as a matter of Chilean law are subject to the reporting requirements contained in Articles 12 and 54 and Title XV of Law 18,045 of Chile, which provision may apply when a holder beneficially owns ten percent or more of the Terranova common stock or has the intention of taking control of Terranova. See “—Description of Terranova Share Capital.”

Requirements for Depositary Actions

As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any shares of Terranova common stock, we, the Depositary or the Custodian may require from the holder or the presenter of the ADR or the depositor of the shares

•	payment of a sum sufficient to pay or reimburse the Depositary, the Custodian or us for any tax or other governmental charge and any stock transfer or registration fee or any charge of the Depositary upon delivery of the ADR or upon surrender of the ADR, as set forth in the Deposit Agreement, and

•	the production of proof satisfactory to the Depositary or Custodian of the identity or genuineness of any signature and proof of citizenship, residence, exchange-control approval, legal or beneficial ownership, compliance with all applicable laws and regulations, compliance with all other applicable provisions governing the shares of Terranova common stock and the terms of the Deposit Agreement or other information as the Depositary may deem necessary or proper or as we may require by written request to the Depositary or the Custodian.

The delivery, registration, registration of transfer, split-up or combination of ADRs, or the deposit or withdrawal of shares of other property represented by ADRs, in particular instances or generally, may be suspended during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or us at any time or from time to time.

The Depositary will act as ADR registrar or appoint a registrar or one or more co-registrars for registration of the ADRs evidencing ADSs in accordance with any requirements of the New York Stock Exchange or of any other stock exchange on which the ADSs may be listed or quoted.

The Depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by holders of ADRs or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the Depositary.

Books of Depositary

The transfer of the ADRs is registrable on the books of the Depositary, provided, however, that the Depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties.

Valuation of Underlying Shares for Chilean Law Purposes

For all purposes of valuation under Chilean law, the Deposit Agreement provides that the acquisition value of the shares of Terranova common stock delivered to any holder upon surrender of ADRs shall be the highest reported sales price of the Terranova common stock on the Santiago Stock Exchange for the day on which the transfer of the Terranova common stock is recorded under the name of such holder on our books. In the event that no such sales price is reported by the Santiago Stock Exchange or another organized securities market during that day, the value shall be deemed to be the highest sale price on the day during which the last trade took place. However, if more than 30 days have lapsed since the last trade, such value shall be adjusted in accordance with the variation of the Chilean Consumer Price Index for the corresponding term.

The Depositary

The Bank of New York, a New York banking corporation.

MATERIAL CONTRACTS

Masonite International Corporation exclusively distributes our solid wood doors in the United States pursuant to an agreement entered into between our predecessor, Forestal Terranova and Premdor Inc. (“Premdor”), dated December 1, 2000 (the “Masonite Agreement”). The Masonite Agreement has an initial term of five years. Under the Masonite Agreement, we and Premdor have agreed to work together to develop new markets, new products, share technologies and eliminate redundant costs in connection with the distribution of the products covered by the agreement. These products include forest products we manufacture, which can be used by Premdor in its door and entry system business and may also include other millwork products purchased by Premdor’s customer base, such as mouldings. The prices of the products covered by the Masonite Agreement are subject to agreements between us and Premdor and are reviewed from time to time. Currently, the prices of the products are covered by a side letter to the Masonite Agreement, dated January 12, 2001 (the “Masonite Side Letter”). Under the Masonite Side Letter, Premdor will purchase 100% of our production of pine stile and rail panel and french doors, except for the number of such doors that we need for our South American customers and 100% of our pine finger joint split jambs and casing. The Masonite Side Letter sets prices for pine stile and rail panel doors and french doors, according to size, within a range of US$39.25 to US$56.60 per door and states that this pricing plan will be renegotiated in the event that Premdor’s selling price to its customers for the doors changes. In addition, the Masonite Side Letter sets the initial prices of pine finger joint split jambs at US$4.95 per pair and of seven foot casing at US$0.76 per piece.

On January 12, 1989, our subsidiary in Venezuela, Corporación Forestal Imataca, C.A. (“Imataca”), entered into a lease agreement with the Republic of Venezuela (the “Venezuela Lease”), for the lease of a lot of 42,632.90 hectares in the Maturín District of Monagas State, Venezuela. We pay the Republic of Venezuela 213,164.50 Bolivares per year as rent for these leased lands. The Republic of Venezuela may adjust the rent every five years. The Venezuela Lease has a term of 50 years and may be extended for an additional 50 years. Under the terms of the lease, we have the right to use, plant and harvest the land.

EXCHANGE CONTROLS

The Central Bank of Chile, among other things, is responsible for monetary policies and for exchange controls in Chile. As of April 19, 2001, Chapter XXVI of Title I of the Compendio de Normas de Cambios Internacionales of the Central Bank of Chile (“Chapter XXVI”) was eliminated and new investments in ADR’s by non-residents of Chile, are now governed by Chapter XIV of the Compendio de Normas de Cambios Internacionales of the Central Bank of Chile (“Chapter XIV”). According to the new regulations, such investments must be carried out through Chile’s Mercado Cambiario Formal (the “Formal Exchange Market”) and reported to the Central Bank of Chile. Foreign investments may still be registered with the Foreign Investment Committee under Decree-Law 600 of 1974, as amended (“Decree-Law 600”), and obtain the benefits of the contract executed under Decree-Law 600.

Notwithstanding these new foreign exchange regulations of the Central Bank and the elimination of Chapter XXVI, the ADSs representing shares of common stock of Masisa are the subject of and regulated by a contract dated June 16, 1993 (the “Foreign Investment Contract”) among the Depositary, Masisa and the Central Bank, pursuant to Article 47 of the Central Bank Act and the regulations of Chapter XXVI, which was incorporated in the Foreign Investment Contract and addresses the issuance of ADSs by Chilean corporations. Under the Foreign Investment Contract, investors are granted access to the Formal Exchange Market for the purpose of converting amounts from pesos to dollars and repatriating from Chile amounts received with respect to deposited shares of common stock or shares of common stock withdrawn from deposit or the surrender of ADRs (including amounts received as cash dividends and proceeds from the sale in Chile of the underlying shares of common stock and rights arising therefrom). After completion of the merger of Masisa with and into Terranova, with Terranova continuing after the merger as the surviving company, holders of Masisa ADS will have the right to receive

Terranova ADS and the provisions of the Chapter XXVI and the Foreign Investment Contract will no longer be applicable to the former holders of Masisa ADS. Thereafter, all holders of Terranova ADS will be subject to the new regulations of the Chapter XIV.

Under Chapter XIV, foreign currency payments or remittances to parties abroad (outside of Chile) or made with funds held abroad, that correspond to the capital, interest, inflation adjustments, profits and other benefits in connection to the Terranova ADS shall be reported to the Central Bank of Chile and shall take place through the Formal Exchange Market.

SUPERVISION AND REGULATION OF TERRANOVA

Forestry Regulation

Chile

The management and exploitation of forests in Chile is regulated by the Forests Law of 1931, as amended (the “Forests Law”) and Decree-Law No. 701 of 1974, as amended (the “Decree-Law 701”). The Forests Law and Decree-Law 701 impose a variety of restrictions on the management and exploitation of forests. Forestry activities, including thinning, on land which is designated as preferably suited for forests, or which has natural or planted forest, are subject to management plans that require the approval of the Corporación Nacional Forestal (the “CONAF”). In addition, the Forests Law and Decree-Law 701 impose certain standards for the prevention of forest fires as well as fines for the harvesting or destruction of trees and shrubs in violation of the terms of a forest management plan. We believe that we are in material compliance with the Forests Law and Decree-Law 701.

Decree-Law No. 701 granted a subsidy to persons who plant forests on lands specifically designated as preferably suited for such purpose pursuant to a forest management plan approved by CONAF. The subsidy, which was equal to 75% of certain costs associated with reforestation and management of the reforestation project, was paid in a lump sum to the owner of the project and is considered non-taxable until harvesting on such lands commences. The benefits of Decree-Law No. 701 expired on December 31, 1995. Nevertheless, we believe that the potential profits to be earned from its forests will support the resulting higher cost structure. Accordingly, we do not believe that non-availability of these benefits after that date had a material adverse effect on our ability to conduct our forestry business.

The Chilean Congress is currently considering a bill which provides for the recuperation of native tree forests and forest development, which we refer to as the “Recuperation Bill”. The Recuperation Bill would provide a subsidy equal to 75% of certain costs associated with the creation and management of forests composed of native trees and would prohibit the harvesting of native trees in certain areas. However, the Chilean Government has announced its intention to withdraw the Recuperation Bill, with the stated intent of re-submitting it to the Chilean Congress. Given that even if the bill is not withdrawn it is subject to change, its possible effect on our business cannot be estimated, although we do not permit clear cutting of native forest or any cutting in areas surrounding rivers and streams, areas of notable environmental interest or areas with particularly fragile soil conditions. See “Part Four—Information About Terranova—Information About Terranova—Environmental Concerns.”

Argentina

The management and exploitation of forests in Argentina is regulated by National Law 13,273, National Law 25,080, National Decree 710, Provincial Law No. 854 and other regulations promulgated thereunder, (the “Argentina Regulatory Framework”). The Argentina Regulatory Framework imposes a variety of restrictions on the management and exploitation of forests in Argentina. The Argentina Regulatory Framework regulates the replanting of land after harvesting. We believe that we are in material compliance with the Argentina Regulatory Framework.

National Law 25,080 provides, among other benefits, for subsidies to individuals and companies for the recovery of a portion of their costs in planning and managing forest land. These subsidies are not material to us, however, as they are only available with respect to maximum of 500 hectares per year.

Venezuela

In Venezuela, we are not subject to any specific regulation with respect to our forestry operations. We are subject to laws and regulations of general application in Venezuela, many of which include provisions relating to forestry companies.

THE CHILEAN STOCK MARKET

The Chilean securities markets are substantially smaller, less liquid and more volatile than major securities markets in the United States. The Santiago Stock Exchange, which is Chile’s principal exchange, had a market capitalization of approximately US$7.54 billion as of December 31, 2003 and an average monthly trading volume of approximately US$628.7 million for 2003. The Santiago Stock Exchange was established in 1893 and is a private company whose equity consists of 48 shares held by 47 shareholders. As of December 31, 2003, 239 share series were listed on the Santiago Stock Exchange. The Santiago Stock Exchange accounts for approximately 76.52% of all amounts traded in Chile.

Equity, closed-end funds, fixed-income securities, short-term and money market securities, gold and U.S. dollars are traded on the Santiago Stock Exchange. In 1991, the Santiago Stock Exchange initiated a futures market with two instruments: U.S. dollars futures and Selective Share Price Index (“IPSA”) futures. In 1994, the Santiago Stock Exchange initiated an option market. Regarding securities, they are traded primarily through an electronic system of trade, called Telepregón, which operates from 9:30 a.m. to 4:30 p.m. The Electronic Stock Exchange of Chile operates continuously from 9:30 a.m. to 4:30 p.m. on each business day.

The three main share price indices for the Santiago Stock Exchange are the General Share Price Index (the “IGPA”), the IPSA and the Inter-10. The IGPA is calculated using the prices of 159 issues and is broken into five main sectors (although there are 15 sectors in total): banks and finance, farming and forest products, mining, industrials and miscellaneous. The IPSA is a major company index, currently including the Exchange’s 40 most active stocks. Shares included in the IPSA are weighted according to the value of shares traded and account for more than 80% of the entire market capitalization. The Inter-10 corresponds to the quarterly l0 most active Chilean ADRs. Masisa’s stock is included in both the IGPA and the IPSA. Terranova’s stock is included in the IGPA and IPSA. In addition, there are two main share price indices for the Electronic Stock Exchange, the Global Index and the ADRIAN. The Global Index is composed of the 42 shares most representative of the Chilean economy and are integrated by four industrial sectors: electricity, services, industry and natural resources. The ADRIAN incorporates all the Chilean ADRs.

Approximately 22.9% of equity trading is conducted on the Chilean Electronic Stock Exchange, an electronic trading market which was created by banks and non-member brokerage houses. The remaining 0.58% of equity is traded on the Valparaíso Stock Exchange.

COMPARISON OF RIGHTS OF HOLDERS OF TERRANOVA’S COMMON STOCK AND HOLDERS OF MASISA’S COMMON STOCK

The following summary highlights material differences between the current rights of holder of Terranova’s common stock and holders of Masisa’s common stock. Because both companies are incorporated under the laws of Chile, the differences in the rights of a Terranova stockholder and the rights of a Masisa stockholder arise only from differences in the estatutos of Terranova and Masisa. The summary below is not a complete discussion of the estatutos of Terranova and Masisa and the Chilean Corporations Law. Terranova stockholders should read carefully the relevant provisions of the Chilean Corporations Law, Terranova’s estatutos and Masisa’s estatutos. Copies of each company’s estatutos are attached as exhibits to the registration statement of which this information statement and prospectus is a part.

TERRANOVA	MASISA

CAPITAL STOCK

Common Stock

Terranova’s estatutos authorize a share capital of US$602,117,437.24 consisting of 4,019,837,304 shares of common stock without par value. No stockholder may own shares that in total represent 90% of the share capital of the Terranova.	Masisa’s estatutos authorize a share capital of US$237,021,598.83 consisting of 928,514,743 shares of common stock, without par value.

Voting Rights

Resolutions and decisions of the shareholders must be adopted at an ordinary or extraordinary meeting of the shareholders by the vote of a majority of the shares of Terranova entitled to vote.

Approval by shareholder vote at an extraordinary meeting of the shareholders is required for the sale of fixed assets representing more than 10% of the share capital of Terranova.

Resolutions and decisions of the shareholders must be adopted at an ordinary or extraordinary meeting of the shareholders by the vote of a majority of the shares of Masisa entitled to vote.

Arbitration of Shareholder Disputes

Disputes between shareholders of Terranova or between shareholders of Terranova and Terranova or its administrators, arising during the term of the company or its liquidation, are subject to binding arbitration and may not be appealed. The arbitration shall be conducted by one sole arbitrator, which shall be nominated by all parties to the dispute.	Disputes between shareholders of Masisa or between shareholders of Terranova and Terranova or its administrators, arising during the term of the company or its liquidation, are subject to binding arbitration and may not be appealed. The arbitration shall be conducted by two arbitrators, each nominated jointly by each party involved in the dispute. If the arbitrators cannot reach an agreement or resolution to the dispute, the two arbitrators may appoint a third arbitrator. If the two arbitrators cannot agree on a third arbitrator, the Señor juez de Letras en lo Civil de Mayor Cuantía de turno de Valdivia (a Chilean civil court judge), upon the petition of either disputing party, will designate the third arbitrator.

VALIDITY OF TERRANOVA SHARES

The validity of the issuance of our shares and certain matters in connection with the Chilean income tax consequences of the offer and merger have been passed upon by Carey y Cia, our Chilean counsel. Certain matters in connection with the United States federal income tax consequences of the offer and merger have been passed upon for us by Jones Day, our United States counsel.

EXPERTS

The consolidated financial statements of Terranova as of September 30, 2004, December 31, 2003 and 2002 and for the nine months ended September 30, 2004 and for the two years ended December 31, 2003 included in this document have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Masisa as of December 31, 2002 and 2003 and September 30, 2004 and for the nine months ended September 30, 2004 and for the three years ended December 31, 2003 incorporated in this document by reference to Masisa’s Annual Report on Form 20-F for the year ended December 31, 2003, have been so incorporated in reliance on the reports of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

A DDITIONAL INFORMATION FOR SHAREHOLDERS

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Chilean corporation. None of our directors are residents of the United States and most of our executive officers are resident outside of the United States. In addition, a substantial portion of our assets and the assets of these individuals are located outside the United States. As a result, it may be difficult for you to bring an original action against us or our directors and executive officers in the United States or Chile to enforce liabilities based upon the U.S. federal securities laws.

It may also be difficult for you to enforce in Chilean courts judgments obtained in U.S. court against us or our directors and executive officers or other persons named in the registration statement, of which this information statement and prospectus is a part, based on civil liability provisions of the U.S. federal securities laws. If a U.S. court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this judgment in Chile will be subject to the obtaining of the relevant “exequator” (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law currently in force, and consequently, subject to the satisfaction of certain factors. The most important of these factors are the existence of reciprocity, the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances and the Chilean courts’ determination that the U.S. courts had jurisdiction, that process was appropriately serviced on the defendant and that enforcement would not violate Chilean public policy.

In general, the enforceability in Chile of final judgments of U.S. courts does not require retrial in Chile. If an action is started before Chilean courts, there is doubt as to the enforceability of liabilities based on the U.S. federal securities laws. Chilean courts may enter and enforce judgments in foreign countries.

WHERE YOU CAN FIND MORE INFORMATION

Masisa annual, quarterly, special reports and other information with the SEC, except that as a foreign issuer, it is not subject to the proxy rules or short-swing profit disclosure rules of the Exchange Act. Following the merger, we will be required to file annual and special reports, including annual reports on Form 20-F (which we will first file in 2005 with respect to fiscal year 2004), and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20594. You can obtain copies of such material by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20594, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public from commercial document retrieval services. The SEC maintains an internet site of http://www.sec.gov which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can also inspect such reports and other information with respect to Masisa at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005, on which the Masisa ADSs are listed.

There is currently no established public trading market for our securities in the United States, and we are not subject to the informational requirements of the Exchange Act. The principal market in which our securities are traded is the Santiago Stock Exchange. Our securities are also traded on Santiago’s Electronic Stock Exchange and the Valparaíso Stock Exchange.

This document is a part of the registration statement we filed with the SEC under the Securities Act, and it does not contain all of the information set forth in the Registration Statement on Form F-4 or its exhibits. The SEC permits us to “incorporate by reference” certain information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed part of this document, except for any information superseded by information contained directly in this document.

INCORPORATION BY REFERENCE

This document incorporates by reference the filings set forth below that have been previously made with the SEC. These filings contain important information about Masisa and its financial condition.

The following documents, which have been previously filed by Masisa with the SEC, are incorporated by reference in this document:

Annual Report on Form 20F	For the fiscal year ended December 31, 2003 (filed on June 30, 2004)

Current Reports on Form 6-K	Filed on February 18, April 2, April 29, June 3, August 25, August 27, November 26, 2004 and March 21, 2005

All other reports filed by Masisa pursuant to Section 13(a) or 15(d) of the Exchange Act prior to April 13, 2005.

We have attached copies of the documents incorporated by reference as of the date of this information statement/prospectus.

All documents filed by Masisa pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act after the date of this document and prior to the date of the Masisa meeting shall be deemed to be incorporated by reference in this document and to be a part of this document from the date of filing of such documents.

If you are a Masisa shareholder, you may have been sent some of the documents incorporated by reference, but you can obtain any of them from us, Masisa, or the SEC. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference in this document. Shareholders may obtain documents incorporated by reference into this document by requesting them in writing, by telephone or by e-mail from the appropriate company at the following addresses:

Masisa S.A. Av. Apoquindo 3650, Piso 10 Las Condes, Santiago Chile Telephone: +56 (2) 707-8800 email: info@masisa.com	Terranova S.A. Av. Apoquindo 3650, Piso 10 Las Condes, Santiago Chile Telephone: +56 (2) 350-6000 email: info@terranova.com

You should rely only on the information contained or incorporated by reference into this document to vote on the merger. No one has been authorized to provide you with information that is different from what is contained or incorporated by reference in this document. This document is dated March 24, 2005.

Following the listing of Terranova ADSs, We will furnish to the depositary referred to under the heading “Part Six—Legal Information—Description of Terranova American Depositary Receipts” copies of our annual reports in English, which will include a review of its operations and annual audited consolidate financial statements presented in conformity with Chilean GAAP, together with a reconciliation of net income and shareholders’ equity to U.S. GAAP, which will be examined and reported upon, with an opinion expressed, by an independent public or certified public accountant. We will also furnish the depositary with consolidated unaudited semi-annual condensed balance sheets and statement of income in English, presented in conformity with Chilean GAAP, as well as English language versions of all notices of shareholders’ meetings and other reports and communications that are made generally available to its shareholders. The depositary will, at our request and to the extent permitted by law, make such notes, reports and communications available to record holders of ADRs and will mail to all record holders of ADRs a notice containing a summary of the information contained in any notice of a shareholders’ meeting received by the depositary. See “Part Six—Legal Information—Description of Terranova American Depositary Receipts—Reports and Other Communications—Will You be Able to View our Reports?”

EXCHANGE RATES

Before 1989, Chilean law permitted the purchase and sale of foreign exchange only in those cases explicitly authorized by the Central Bank. With the enactment of the Central Bank Act, enacted in 1989, the rules that govern the purchase and sale of foreign currencies were liberalized. The Central Bank Act empowers the Central Bank to determine that certain purchases and sales of foreign currencies specified by law must be carried out in the Formal Exchange Market. The Formal Exchange Market is comprised of the banks and other entities so authorized by the Central Bank. The conversion from pesos to U.S. dollars of all payments and distributions with respect to the ADSs described in this document must be transacted at the spot market rate in the Formal Exchange Market.

For purposes of the operation of the Formal Exchange Market, the Central Bank sets a reference exchange rate, or dólar acuerdo. The reference exchange rate is reset monthly by the Central Bank, taking internal and external inflation into account, and is adjusted daily to reflect variations in parities between the peso and each of the U.S. dollar, the Euro and the Japanese yen. The daily observed exchange rate for a given date is the average exchange rate of the transactions conducted in the Formal Exchange Market on the immediately preceding banking day, as certified by the Central Bank.

Until September 1999, authorized transactions by banks were generally transacted within a certain hand above or below the reference exchange rate. In order to maintain the average exchange rate within such limits, the Central Bank intervened by selling and buying foreign currencies on the Formal Exchange Market.

On September 2, 1999, the Central Bank resolved to eliminate the exchange rate band as an instrument of exchange rate policy, introducing more flexibility to the exchange market. For this measure, the monetary authority considered the international financial scenario, the domestic inflation rate, the level of the external accounts, and the market development of hedge exchange financial instruments. At the same time, the Central Bank announced that an intervention in the exchange market would take place only in special and qualified cases.

Purchases and sales of foreign currencies which may be effected outside the Formal Exchange Market can be carried out in the Mercado Cambiario Informal, or the Informal Exchange Market, which is a recognized currency market in Chile. The Informal Exchange Market reflects transactions carried out at informal exchange rates by entities not expressly authorized to operate in the Formal Exchange Market, such as certain foreign exchange houses and travel agencies. There are no limits imposed on the extent to which the rate of exchange in the Informal Exchange Market can fluctuate above or below the observed exchange rate. On December 31, 2003, the average exchange rate in the Informal Exchange Market was approximately the same as the published observed exchange rate, as would be used for accounting purposes, of Ch$593.80 per US$1.00.

The following table sets forth the annual low, high, average and period-end Observed Exchange Rates for U.S. dollars, as would be used for accounting purposes, for each year beginning in 1999, as reported by the Central Bank, expressed in peso per U.S. dollar.

	Daily Observed Exchange Rate Ch$ per US$(1)
Year	Low(1)	High(1)	Average(2)	Period End
1999	468.69	550.93	512.85	530.07
2000	501.04	580.37	542.08	573.65
2001	557.13	716.62	637.57	654.79
2002	641.75	756.56	692.32	718.61
2003	593.10	758.21	686.89	593.80
2004	557.40	649.45	611.11	557.40
2005 (through March 23)	560.30	590.87	579.48	587.74

	High	Low
2004
May	644.42	622.25
June	649.45	634.25
July	644.37	622.32
August	643.81	625.10
September	626.76	606.46
October	615.85	596.60
November	609.19	587.16
December	597.27	557.40

2005

January	586.18	560.30
February	583.84	563.22
March (through the 23rd)	590.87	573.55

Source: The Central Bank of Chile.

(1)	Rates shown are the actual low and high, on a day-to-day basis, for each period.
(2)	Average of month end rates.

The observed exchange rate, as would be used for accounting purposes, on September 30, 2004 was Ch$608.90 = US$1.00.

I NDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements of Terranova S.A. and Subsidiaries
Report of Independent Accountants	F-2
Consolidated Balance Sheets as of September 30, 2004 and 2003 (unaudited) and December 31, 2003 and 2002	F-3
Consolidated Statements of Income for the nine months ended September 30, 2004 and 2003 (unaudited) and for the years ended December 31, 2003 and 2002	F-5
Consolidated Statements of Cash Flows for the nine months ended September 30, 2004 and 2003 (unaudited) and for the years ended December 31, 2003 and 2002	F-6
Notes to the Consolidated Financial Statements	F-8
Schedule II of Terranova S.A. — Valuation and Qualifying Accounts	S-1

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of

    Terranova S.A.

We have audited the accompanying consolidated balance sheets of Terranova S.A. (formerly Forestal Terranova S.A.) and its subsidiaries (the “Company”) as of September 30, 2004 and as of December 31, 2003 and 2002 and the related consolidated statements of income and of cash flows for the nine-month period ended September 30, 2004 and for each of the two years in the period ended December 31, 2003, all expressed in thousands of United States dollars. These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Chile and the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Terranova S.A. (formerly Forestal Terranova S.A.) and its subsidiaries as of September 30, 2004 and as of December 31, 2003 and 2002 and the results of their operations and their cash flows for the nine-month period ended September 30, 2004 and for each of the two years in the period ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in Chile.

Accounting principles generally accepted in Chile vary in certain important respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences as of September 30, 2004 and as of December 31, 2003 and for the nine-month period ended September 30, 2004 and for the year ended December 31, 2003 is presented in Note 23 to the consolidated financial statements.

Santiago, Chile

November 15, 2004

TERRANOVA S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,		December 31,
	2004	2003	2003	2002
		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
ASSETS
CURRENT ASSETS
Cash	19,130	25,822	19,609	6,491
Time deposits	14,426	5,403	3,584	4,895
Marketable securities (Note 4)	936	119	302	348
Accounts receivable (net) (Note 5)	143,492	102,718	114,671	82,318
Notes and accounts receivable from related companies (Note 6)	7,828	7,131	6,951	67,134
Inventories (Note 7)	182,386	167,483	179,350	139,954
Recoverable taxes (Note 8)	39,294	30,655	42,008	12,245
Prepaid expenses	7,230	4,842	6,651	2,025
Deferred taxes (Note 8)	379	—	—	938
Other current assets (Note 9)	20,675	47,274	60,211	7,597

Total current assets	435,776	391,447	433,337	323,945

PROPERTY, PLANT AND EQUIPMENT (Note 10)
Land and forests	641,857	630,983	610,013	606,925
Buildings and other infrastructure	218,850	214,746	216,322	188,617
Machinery and equipment	799,395	808,515	798,483	601,905
Other	80,741	68,751	75,696	64,206
Technical reappraisal of property, plant and equipment	7,390	7,390	7,390	7,390
Less: Accumulated depreciation	(320,519)	(278,866)	(287,802)	(237,715)

Total property, plant and equipment	1,427,714	1,451,519	1,420,102	1,231,328

OTHER ASSETS
Investments in unconsolidated affiliates (Note 11)	3,001	1,266	2,007	1,625
Investment in other companies	170	108	108	245
Goodwill (net) (Note 12)	2,239	2,886	2,832	3,502
Negative goodwill (net) (Note 12)	(45,790)	(49,240)	(48,284)	(43,457)
Long-term receivables	4,366	2,894	2,559	2,319
Notes and accounts receivable from related companies (Note 6)	597	3,297	3,297	58,319
Deferred taxes (Note 8)	—	—	—	722
Other assets (Note 13)	33,138	34,028	38,493	52,224

Total other assets	(2,279)	(4,761)	1,012	75,499

Total assets	1,861,211	1,838,205	1,854,451	1,630,772

The accompanying Notes 1 to 23 are an integral part of these consolidated financial statements

TERRANOVA S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,		December 31,
	2004	2003	2003	2002
		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term bank borrowings (Note 14)	81,439	103,871	102,099	98,270
Current portion of long-term bank borrowings (Note 15)	57,948	122,497	104,993	46,792
Current portion of bonds and promissory notes (Note 16)	14,038	12,752	10,064	25,729
Current portion of other long-term borrowings (Note 17)	274	438	396	47,700
Dividends payable	232	218	270	213
Accounts payable and sundry creditors	58,326	50,259	51,182	37,607
Notes and accounts payable to related companies (Note 6)	5,986	1,708	2,213	5,037
Accrued liabilities (Note 17)	13,783	17,717	19,741	11,364
Withholdings	8,384	9,594	6,559	2,880
Deferred taxes (Note 8)	—	2,814	2,187	—
Other current liabilities	1,562	853	717	1,247

Total current liabilities	241,972	322,721	300,421	276,839

LONG-TERM LIABILITIES
Long-term bank borrowings (Note 15)	210,249	259,465	200,742	280,602
Bonds and promissory notes (Note 16)	288,564	194,191	299,711	45,000
Deferred taxes (Note 8)	13,939	1,664	8,834	—
Other long-term borrowings	1,814	4,266	671	48,083
Other long-term liabilities	15,759	7,394	8,436	4,125

Total long-term liabilities	530,325	466,980	518,394	377,810

MINORITY INTEREST	319,867	307,140	304,989	319,557

COMMITMENTS AND CONTINGENCIES (Note 21)	—	—	—	—

SHAREHOLDERS’ EQUITY (Note 18)
Paid-in capital	602,117	585,289	602,117	494,731
Other reserves	125,729	134,207	113,551	122,713
Retained earnings:
Accumulated gains	14,979	39,122	39,122	39,627
Net (loss) income for the year	26,222	(13,121)	(20,010)	21,009
Development stage accumulated deficit	—	(4,133)	(4,133)	(21,514)

Total shareholders’ equity	769,047	741,364	730,647	656,566

Total liabilities and shareholders’ equity	1,861,211	1,838,205	1,854,451	1,630,772

The accompanying Notes 1 to 23 are an integral part of these consolidated financial statements

TERRANOVA S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the nine months ended September 30,		For the years ended December 31,
	2004	2003	2003	2002
		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
OPERATING RESULTS
Net sales	476,456	350,549	480,121	294,964
Cost of sales	(336,532)	(272,301)	(374,187)	(214,905)

Gross margin	139,924	78,248	105,934	80,059
Selling and administrative expenses	(65,665)	(58,526)	(84,335)	(51,375)

Operating income	74,259	19,722	21,599	28,684

NON-OPERATING RESULTS
Financial income	1,562	2,695	3,864	6,912
Share of income (loss) from unconsolidated affiliates (Note 11)	994	428	755	(421)
Other non-operating income (Note 19)	4,737	2,545	5,907	10,073
Amortization of goodwill (Note 12)	(594)	(744)	(949)	(863)
Amortization of negative goodwill (Note 12)	2,494	2,249	2,990	1,267
Financial expenses	(28,732)	(28,440)	(39,951)	(23,203)
Other non-operating expenses (Note 20)	(10,004)	(4,260)	(7,314)	(3,449)
Price-level restatements	151	198	(214)	(5,297)
Foreign exchange (losses) gains	565	(5,930)	(12,538)	8,899

Non-operating results	(28,827)	(31,259)	(47,450)	(6,082)

Income (loss) before minority interest and income tax (expense) benefit	45,432	(11,537)	(25,851)	22,602
Minority interest	(14,128)	4,356	5,236	(3,314)
Income tax (expense) benefit	(5,082)	(5,940)	605	1,721

Net income (loss)	26,222	(13,121)	(20,010)	21,009

The accompanying Notes 1 to 23 are an integral part of these consolidated financial statements

TERRANOVA S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30,		For the years ended December 31,
	2004	2003	2003	2002
		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
CASH FLOWS FROM OPERATING ACTIVITIES
Collection of trade receivables	528,432	387,597	530,294	317,294
Financial revenues received	2,298	3,680	1,810	13,472
Dividend and others payments received	—	—	—	821
Other income received	16,448	27,507	34,218	19,506
Payments to suppliers and employees	(440,726)	(356,987)	(485,991)	(272,419)
Interest paid	(17,783)	(23,469)	(36,326)	(28,017)
Income taxes paid	(5,572)	(11,517)	(13,872)	(2,246)
Other expenses paid	(1,578)	(4,317)	(4,061)	(483)
VAT and other taxes paid	(10,456)	(12,364)	(16,294)	(17,440)

Net cash provided by operating activities	71,063	10,130	9,778	30,488

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common shares	—	90,558	90,558	14,142
Borrowings from banks and other	81,664	130,580	160,879	163,141
Proceeds from issuance of bonds	—	142,716	228,423	—
Loans from related companies	—	—	5,856	1,119
Dividends paid	(1,809)	(2,100)	—	(1,815)
Payment of borrowings	(138,818)	(189,030)	(301,460)	(143,793)
Payment of bonds	(9,000)	(25,000)	(25,000)	—
Payment of loans from related companies	(10)	(49)	(1,577)	—
Payment of bond issue costs	—	—	(4,714)	—
Other financing activities	28,502	2,567	(83)	1,516

Net cash provided by financing activities	(39,471)	150,242	152,882	34,310

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of property, plant and equipment	2,873	74	143	112
Proceeds from sale of unconsolidated affiliates	—	—	—	23,083
Collection of loans to related companies	—	—	—	3,383
Purchase of property, plant and equipment	(33,376)	(32,838)	(42,909)	(41,603)
Acquisition of subsidiary, net cash acquired	—	(93,850)	(93,850)	(47,267)
Other loans to related companies	(81)	(290)	(3,818)	—
Other investing activities	236	222	(829)	(1,869)

Net cash flow used in investing activities	(30,348)	(126,682)	(141,263)	(64,161)

Net cash flows from operating, financing and investing activities	1,244	33,690	21,397	637
INFLATION EFFECT ON CASH AND CASH EQUIVALENTS	(334)	(1)	1,484	2,148

NET INCREASE IN CASH AND CASH EQUIVALENTS	910	33,689	22,881	2,785
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	34,613	11,734	11,734	8,949

CASH AND CASH EQUIVALENTS AT END OF PERIOD	35,523	45,423	34,615	11,734

TERRANOVA S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

	For the nine months ended September 30,		For the years ended December 31,
	2004	2003	2003	2002
		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
RECONCILIATION OF NET (LOSS) INCOME TO CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
Net income (loss)	26,222	(13,121)	(20,010)	21,009

Gains on sales of assets:	(2,281)	(130)	(105)	(72)

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	35,761	31,846	43,843	25,423
Amortization of intangibles	610	1,036	738	3
Write-offs and provisions	6,484	734	5,276	2,702
Share of (loss) income from unconsolidated affiliates	(994)	(428)	(754)	421
Amortization of goodwill	594	744	949	863
Amortization of negative goodwill	(2,494)	(2,249)	(2,990)	(1,267)
Price-level restatements	(151)	(198)	214	5,297
Foreign exchange losses (gains)	(565)	5,930	12,538	(8,899)
Other charges to income not representing cash flows	1,973	1,134	919	814

Changes in assets and liabilities
Trade accounts receivable	(29,821)	(12,797)	(26,936)	(5,550)
Inventories	(2,701)	(6,896)	(26,850)	(17,067)
Other assets	787	(3,083)	2,226	3,115
Accounts payable	9,391	8,052	16,751	9,934
Interest payable	5,764	81	1,813	(2,586)
Income taxes payable	(5,416)	(5,788)	1,080	(2,090)
Value added and other taxes payable	13,772	9,619	6,312	(4,876)
Minority interest	14,128	(4,356)	(5,236)	3,314

Net cash provided by operating activities	71,063	10,130	9,778	30,488

The accompanying Notes 1 to 23 are an integral part of these consolidated financial statements

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – THE COMPANY

Terranova S.A. (formerly, Forestal Terranova S.A.) (“Terranova” and together with its controlled subsidiaries, the “Company”) is a “sociedad anónima abierta” (a public corporation) whose common stock is listed on the Santiago Stock Exchange. Accordingly, the Company is subject to the regulations of the Superintendency of Securities and Insurance in Chile (“SVS”).

The Company is a forestry and wood products industry conglomerate with forestry plantations in Chile, Brazil, Argentina and Venezuela and commercial and industrial operations in Chile, Brazil, Argentina, the United States, Mexico, Venezuela and Colombia. Through its subsidiary Masisa S.A. (“Masisa”), Terranova is a leader in the production and distribution of wood boards in Latin America.

On September 30, 2003 at the Extraordinary Shareholders’ Meeting, the Shareholders’ agreed to change the name of Terranova Internacional S.A. to Terranova and approved the split of Terranova into two companies, Terranova with a stated capital of ThUS$ 16,828 and Inversiones Internacionales Terranova S.A. with a stated capital of ThUS$ 86,589.

In October, 2003, Forestal Terranova S.A. acquired a 39.99% interest in Terranova for ThUS$ 21 from its controlling shareholder.

At the Extraordinary Shareholder’s Meeting held on October 31, 2003, the Shareholders’ approved the merger of Forestal Terranova S.A. with its subsidiary Terranova for which it owns 99.99% and has previously been consolidated in the results of Forestal Terranova S.A. As a result of the merger, Terranova became the legal successor of Forestal Terranova S.A. with a stated equity amounting to ThCh$ 602,117. For financial statement purposes, the merger was accounted for retroactively by combining the financial statements of Forestal Terranova S.A. and Terranova at book values on July 1, 2003.

As a result of such merger, the subsidiaries Andinos S.A. and Sociedad Forestal Millalemu S.A. became 100% owned by Terranova and were legally dissolved and absorbed by Terranova.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Chile and the accounting regulations of the SVS.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and disclosures of contingent liabilities. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available to management. Areas where the nature of the estimate makes it reasonably possible that actual results could differ from amounts estimated include: valuation of long-lived assets, valuation of accounts receivable, valuation of inventory, assumptions used in the valuation and accounting for timber resources, accounting for income taxes and accounting for potential litigation claims and contingencies.

The Company has issued its statutory consolidated financial statements in Spanish and in conformity with accounting principles generally accepted in Chile, which include certain notes and additional information

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

required by the SVS for statutory purposes. Management believes that these additional notes and information are not essential for the complete understanding of the consolidated financial statements and, accordingly, these notes and additional information have been excluded from the accompanying consolidated financial statements.

b) Currency

Foreign Currency Translation of “Stable” Currencies

In the case of Terranova and those subsidiaries authorized to maintain their accounting records in US dollars as well as those foreign subsidiaries considered as an extension of the parent Company’s operation, assets and liabilities denominated in other currencies are remeasured to US dollars at the exchange rates prevailing on December 31 of each year except for inventory, property plant and equipment and certain other assets and liabilities. Inventory, property, plant and equipment and certain other assets and liabilities are remeasured at either; (1) the historical exchange rates if the corresponding asset or liability originated subsequent to the date on which an authorization to maintain the accounting records in US dollars was received; or (2) at exchange rate in effect on the date the approval to maintain the Company’s accounting records in US dollars was received for those assets or liabilities originated prior to such approval date. Revenues and expenses are generally translated at the exchange rates on the dates of the transactions. Gains or losses from foreign currency remeasurement as described above are included in Consolidated net (loss) income.

For those subsidiaries that maintain their accounting records in currencies others than the US dollar and are “not extensions” of the parent Company’s operations (Forestal Tornagaleones S.A. and its subsidiary FTG Overseas Ltd.), all assets, liabilities, revenues and expenses are translated into US dollars using the exchange rates prevailing on the final day of the period presented. The translation adjustment derived from the effect of the variation of the exchange rate between the beginning and the closing of the year over beginning of the year Shareholders’ equity is reported as a Cumulative translation gain/(loss) as a separate component of Shareholders’ equity.

Foreign Currency Translation of “Not Stable” Currencies

In accordance with Technical Bulletin No. 64 of the Chilean Institute of Accountants for all periods presented, the financial statements of subsidiaries located in countries that are subject to significant risks, restrictions or fluctuations due to inflationary or exchange effects (so called “not stable” countries) must be remeasured in US dollars. Accordingly, the financial statements of the subsidiaries located in Argentina, Brazil, Venezuela, Colombia and Ecuador are remeasured in US dollars as follows:

1. Monetary assets and liabilities were translated at year-end rates of exchange between the US dollar and the local currency.

2. All non-monetary assets and liabilities and shareholders’ equity were translated at historical rates of exchange between the US dollar and the local currency.

3. Income and expense accounts were translated at average rates of exchange between the US dollar and the local currency for the period, except for those arising from non-monetary accounts, which are included at historic rates of exchange.

4. Any exchange differences which arise were included in the results of operations for the period.

The difference between the investment’s equity value arising from the financial statements remeasured as explained above and the net equity value at the beginning of the year, plus the proportional share of the investment’s net income for the year, was recorded in the account, Cumulative translation gain/(loss) as a separate component of Shareholders’ equity.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition, exchange differences (netted from Chilean inflation) arising from debt obligations that qualify as foreign currency hedges of the foreign investments mentioned above were also recorded in the account “Cumulative Translation Adjustment”.

c) Consolidation

The consolidated financial statements include the accounts of Terranova and the following subsidiaries which it controls:

	Ownership
				December
	September 30, 2004			2003	2002
Company	Direct	Indirect	Total	Total	Total
	%	%	%	%	%
Inversiones Internacionales Terranova S.A.	60.0000	—	60.0000	60.0000	60.0000
Masisa S.A. (1)	52.4340	—	52.4340	52.4340	51.8900
Terranova Forest Product Inc.	25.1240	44.9280	70.0520	70.0520	70.0520
Terranova Panamá S.A.	—	60.0000	60.0000	60.0000	60.0000
Terranova de Venezuela S.A. y Filial	—	60.0000	60.0000	60.0000	60.0000
Terranova Costa Rica S.A.	—	60.0000	60.0000	60.0000	60.0000
Forestal Terranova Mexico S.A. de C.V.	—	59.9900	59.9900	59.9900	51.0000
Cor. Forestal Guayamure C.A.	—	51.0000	51.0000	51.0000	59.9900
Terranova Brasil Ltda.	—	59.4000	59.4000	59.4000	59.4000
Terranova Colombia S.A.	—	59.9000	59.9000	59.9000	59.9000
Terranova Guatemala S.A.	—	60.0000	60.0000	60.0000	60.0000
Cor. Forestal Imataca C.A. y filiales	—	60.0000	60.0000	60.0000	60.0000
Andinos C.A.	—	60.0000	60.0000	60.0000	60.0000
Terranova Argentina S.A (3).	—	—	—	—	59.9900
Terranova Honduras S.A. (4)	—	—	—	—	59.9900
Inversiones Coronel Ltda.	—	52.4340	52.4340	52.4340	59.9900
Masisa Inversiones Ltda.	—	52.4340	52.4340	52.4340	51.8960
Masisa Partes y Piezas Ltda.	—	52.4340	52.4340	52.4340	51.8960
Forestal Tornagaleones S.A.	—	31.6960	31.6960	31.6960	51.8960
Masisa Concepción Ltda.	—	52.4340	52.4340	52.4340	31.3710
Masisa Overseas Ltd.	—	52.4340	52.4340	52.4340	51.8960
Maderas y Sintéticos del Perú S.A.C.	—	52.3820	52.3820	52.3820	51.8960
Maderas y Sintéticos Mexico S.A. de C.V.	—	52.4340	52.4340	52.4340	51.8450
Maderas y Sintéticos Servicios S.A. de C.V.	—	52.4340	52.4340	52.4340	51.8960
Masisa do Brasil Ltda.	—	52.4340	52.4340	52.4340	51.8960
Forestal Argentina S.A (5).	—	15.8800	15.8800	15.8800	15.7170
Forestal Tornagaleones Overseas Ltd. (3)	—	—	—	31.6960	31.3710
Masisa Argentina S.A.	—	52.4340	52.4340	52.4340	51.8960
Masisa Ecuador S.A.	—	52.4340	52.4340	52.4340	51.8960
Fibranova C.A. (2)	—	60.0000	60.0000	60.0000	—

All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements, and the participation of the minority investors has been recognized, presented as minority interest.

(1)

On July 22, 2002, Terranova acquired 400,776,639 shares of Masisa S.A. (“Masisa”), representing 43.16% of Masisa’s equity. As a result of this acquisition, the Company’s interest in Masisa totalled 481,861,555

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

shares, representing 51.89% of Masisa’s equity. Therefore, commencing July 22, 2002, the financial statements of Masisa are consolidated with Terranova’s.

On June 27, 2003, Terranova acquired 5,000,000 shares of Masisa, equivalent to 0.544% of Masisa’s equity. The purchase price for the shares amounted to ThUS$ 1,256 and was accounted for consistent with the policy described in Note 2 m).

(2)	Beginning on April 1, 2003, the subsidiary Fibranova S.A. completed its pre-operating stage and began its production phase. Consequently, from that date Fibranova S.A. is consolidated in the financial statements.
(3)	Subsidiary dissolved in December 2003
(4)	Subsidiary dissolved in October 2002
(5)	Controlled subsidiaries of Masisa which are consolidated by Terranova due to Terranova’s controlling 52.434% interest in Masisa.

d) Price-level restatements

Certain of Terranova’s subsidiaries have not received approval to maintain their accounting records in US dollars. Forestal Tornagaleones S.A. and Forestal Tornagalones Overseas Ltd. continue to maintain Chilean peso accounting records and apply the principle of price-level restatements in accordance with Chilean generally accepted accounting principles (“GAAP”). For this purpose, non-monetary assets, liabilities and equity accounts have been restated by charges or credits to income, unless not required by Technical Bulletin No. 64. Furthermore, the income and expense accounts have been restated in terms of year-end constant pesos.

In accordance with Chilean tax regulations and accounting practices, the restatements are calculated based on the official Consumer Price Index of the National Institute of Statistics, applied one month in arrears, which was 1.9% and 1.2% for the nine-month period ended August 31, 2004 and 2003 and 1.0% and 3.1% for the years ended November 30, 2003 and 2002, respectively. This index is considered by the business community, the accounting profession and the Chilean government to be the index which most closely complies with the technical requirement to reflect the variation in the general level of prices in the country and, consequently, is widely used for financial reporting purposes in Chile.

The above-mentioned price-level restatements do not purport to present appraised or replacement values and are only intended to restate all non-monetary financial statement components in terms of local currency of a single purchasing power and to include in the net result for each year the gain or loss in purchasing power arising from the holding of monetary assets and liabilities exposed to the effects of inflation.

e) Assets and liabilities denominated in foreign currencies

Assets and liabilities denominated in currencies other than the US dollar have been translated into the US dollar at the observed exchange rates, as reported by the Central Bank of Chile. The observed exchange rates for foreign currencies into one US dollar as of September 30, 2004 and 2003 and December 31, 2003 and 2002, were as follows:

	At September 30,		At December 31,
	2004	2003	2003	2002
Brazilian reais	2.8586	2.9234	2.862	3.542
Bolivian bolivars	1,920.0000	1,600.0000	1,596.000	1,392.000
Salvadorian colon	437.7600	408.2300	409.070	390.100
Argentine Peso	2.9810	2.9150	2.940	3.390
Chilean Peso	608.9000	660.9700	593.800	718.610
Colombian Peso	2,629.9200	2,883.0000	2,773.200	2,925.700
Mexican Peso	11.4288	10.0400	11.225	10.479
Guatemalan quetzal	7.7009	8.0800	7.812	8.006
Unidad de Fomento (1)	28.2325	25.6381	28.494	28.198

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(1)	An inflation-indexed-Chilean peso-denominated monetary unit. The UF rate is set daily in advance based on the previous month’s inflation rate.

f) Marketable securities

Marketable securities consist of investments in money market funds and are stated at market value based on year-end quoted values.

g) Allowance for doubtful accounts

The Company has recorded an allowance for doubtful accounts for possible non-collection of accounts receivable, which is shown as a deduction from accounts receivable.

h) Inventories

Inventories are valued at the lower of production or acquisition cost, including indirect manufacturing costs, or market value. Inventory costs are determined using the average cost method. The valuation of inventories are periodically assessed and, if necessary, a write-down of the value for estimated excess and obsolete inventory is recorded based on estimates about future demand and actual usage.

As of each period end, forests and plantation inventories in the process of exploitation are stated at the commercially appraised value at which these forests were transferred from fixed assets in conjunction with the revaluation of timber resources described in Note 2 i), below.

i) Property, plant and equipment

Property, plant and equipment, except timber resources, are stated at cost, which includes capitalized interest.

Timber and timberlands are stated at cost less cost of timber harvested. The costs incurred in developing and growing timber such as site preparation, property taxes, seedlings, planting, fertilization, insect and wildlife control, herbicide application and thinning, are capitalized. These capitalized costs are accumulated by specifically identifiable farm blocks. Accounting practices for these costs do not change when timber becomes merchantable and harvesting commences. Costs incurred related to logging roads are capitalized and amortized over their expected useful lives or as the related timber is harvested. These capitalized costs are included in the historical cost of the timber. At each period-end, the timber resources are adjusted to reflect values based on technical appraisals performed by specialized forestry engineers.

Depletion, or costs attributed to timber harvested is determined by each identifiable farm block that is in the harvesting stage based on the relationship of unamortized timber costs to the estimated volume of recoverable timber multiplied by the amount of timber cut. The estimated volume of recoverable timber is determined using statistical information and other data related to growth rates and yields gathered from physical observations, models, and other information gathering techniques. Changes in yields are generally due to adjustments in growth rates and similar matters and are accounted for prospectively as changes in estimates. The cost of timber harvested is included in the carrying values of raw material and product inventories and in the cost of products sold as these inventories are sold to third parties. The depletion rate calculations do not include an estimate for future costs associated with existing stands, future reforestation costs associated with a stand’s final harvest, or future volume in connection with the replanting of a stand subsequent to its final harvest.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of the above accounting treatment, the Company records timber resources at appraisal value prior to cutting with the offsetting adjustment recorded as Forestry Reserves in Shareholders’ equity. When the timber is cut and sold, the component of Cost of Sales associated with the appraisal value is offset against Forestry Reserves in Shareholders’ equity.

Financing costs of projects requiring major investments in long-term construction and those costs incurred from financing specific projects are capitalized and amortized over the estimated useful lives of the related assets. Direct and indirect interest costs incurred in connection with the development of forests are also capitalized.

Other fixed assets include spare parts inventories with turnover of less than one-year. Those items with significant value and with an ongoing benefit are depreciated in the same period of time as the asset with which they are associated, while those items with frequent use are charged to cost of production when used.

Assets purchased under financing leases are recorded at their fair value on the date of the lease agreement, which is determined by discounting the amounts payable in installments and the bargain purchase option, if any, at the interest rate implicit, or explicit, in the contract. These assets are not legally considered property of the Company until the purchase option is exercised and are presented under Other assets.

Disbursements for the development of internal use software are charged to the results of operations as incurred. External direct costs of materials and services rendered in developing an enterprise resource planning system (an SAP R/3 system) and interest costs incurred during development are capitalized. Payroll related costs were not material and have been expensed. Training costs and data conversion costs are expensed as incurred.

Assets to be disposed of at year-end have been recorded under Other assets at fair value based on an independent appraisal.

j) Depreciation

Depreciation is calculated using the straight-line method based on the estimated useful life of each asset, which were as follows:

Years
Plants, buildings and other installations	25-40
Machinery and equipment	10-20
Other fixed assets	1-10

Depreciation for the nine-month periods ended September 30, 2004 and 2003 and December 31, 2003 and 2002 amounted to ThUS$ 35,761, ThUS$ 31,846 (unaudited), ThUS$ 43,843 and ThUS$ 25,423, respectively.

Certain machinery, moving equipment and other similar items are depreciated according to a maximum number of productive hours.

k) Impairment of long-lived assets

The Company periodically evaluates the carrying value of its long-lived assets for impairment. The carrying value of a long-lived asset is considered impaired by the Company when the expected undiscounted cash flows from such asset are separately identifiable and less than its carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved or based on independent appraisals.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

l) Investments in unconsolidated affiliates

Investments in unconsolidated affiliates are accounted for using the equity method when they represent between 10% and 50% of the voting stock of the investee. Accordingly, the Company’s proportional share in the net income (or loss) of each investee is recognized on an accrual basis, after eliminating any unrealized profits or losses from transactions with the investees in Non-operating results in the Consolidated Statements of Income.

m) Goodwill and negative goodwill

Under Chilean GAAP, goodwill arises from the excess of the purchase price of companies acquired over their net book value; negative goodwill arises when net book value of the acquired company exceeds the purchase price of companies acquired.

Goodwill and negative goodwill are amortized over ten to twenty years considering the expected period of return of the investment. The Company evaluates the recoverability of goodwill on a periodic basis.

n) Bonds and promissory notes

Bonds and promissory notes are recorded at face value plus accrued interest. The discount on, and expenses incurred, in the issuance of the bonds are included in Prepaid expenses and Other assets in the Consolidated Balance Sheets and are amortized using the interest method of amortization over the term of the instruments. Total capitalized costs associated with bonds were ThUS$ 4,691 as of September 30, 2004 and ThUS$ 543 and ThUS$ 238 was amortized to expense in the nine-month period ended September 30, 2004 and in the year ended December 31, 2003, respectively.

o) Income tax and deferred taxes

The effects of deferred income taxes arising from temporary differences between the basis of assets and liabilities for tax and financial statement purposes are recorded in accordance with Technical Bulletins Nos. 60, 68 and 69 of the Chilean Institute of Accountants and Circular No. 1,466 of the SVS. The effects of deferred income taxes at January 1, 2000 that were not previously recorded, were recognized, in accordance with the transitional period provided by Technical Bulletin No. 60, against a contra asset or liability account (“complementary accounts”) and were recorded to offset the effects of the deferred tax assets and liabilities not recorded prior to January 1, 2000. Complementary accounts are amortized to income over the estimated average reversal periods corresponding to underlying temporary differences to which the deferred tax asset or liability relates.

Deferred income tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred income tax asset to an amount that is more likely than not to be realized.

p) Employee vacations

The cost of employee vacations is recognized as an expense on an accrual basis as the vacations are earned by employees and are included in Accrued liabilities in the Consolidated Balance Sheets.

q) Revenue recognition

Revenues are recorded at the time of shipment of products to the customer. The following criteria must be met in order to recognize revenue: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

services have been rendered; (3) the price to the buyer is fixed or determinable; and (4) collection is reasonably assured. Revenues which the Company has billed and collected in advance are deferred until the related products are shipped and the criteria above have been met.

r) Derivative contracts

The Company enters into hedging contracts including interest rate swap agreements and forward exchange contracts. The contracts are accounted for in accordance with Technical Bulletin No. 57, “Accounting for Derivative Contracts” (“TB 57”) of the Chilean Institute of Accountants. Under TB 57 all derivative financial instruments are recognized on the Consolidated Balance Sheets at their fair value. Derivative instruments are accounted for as follows:

Hedges of forecasted transactions:

The derivative instrument is stated at its fair value on the Consolidated Balance Sheets and any change in the fair value is recognized on the balance sheet as an unrealized gain or loss in Other current liabilities or in Other assets. When the contract is settled, the unrealized gain or loss on the instrument is recognized in earnings in Non-operating income in the Consolidated Statements of Income.

Firm commitments hedging contracts (Hedges of “existing items”):

The hedged item and derivative instrument are measured at fair value on the balance sheet. Unrealized gains and losses are recorded in earnings in Non-operating income in the Consolidated Statements of Income if the net effect is a loss and deferred and recognized when the contract is settled if it is a gain. The unrecognized gains associated with the derivative instrument are included in Other current liabilities in the Consolidated Balance Sheets.

The impact of the Company’s hedging activities included in Financial expenses for the nine-month periods ended September 30, 2004 and 2003 totaled ThUS$ 1,913 and ThUS$ 2,664 (unaudited), respectively. Unrealized losses included in Other current assets and Other assets as of September 30, 2004 and 2003 totaled ThUS$ 2,123 and ThUS$ 5,561 (unaudited), respectively.

The impact of the Company’s hedging activities included in Financial expenses for the years ended December 31, 2003 and 2002 totaled ThUS$ 3,482 and ThUS$ 1,198, respectively. Unrealized losses included in Other current assets and Other assets as of December 31, 2003 and 2002 totaled ThUS$ 4,873 and ThUS$ 396, respectively.

s) Securities purchased under resale agreements

Time deposits are recorded at cost plus accrued interest at each period-end. Securities purchased under resale agreements are presented at cost plus accrued interest at the period-end. The value of these investments do not exceed their respective market values at September 30, 2004 and 2003 and at December 31, 2002 and 2003.

t) Research and development expenses

Research and development expenses are charged to income in the period in which they occur. The Company has not incurred significant research and development expenses during the nine months ended September 30, 2004 and 2003 and the years ended December 31, 2003 and 2002.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

u) Development stage accumulated deficit

Investments in majority-owned subsidiaries considered to be in the development stage are recorded in accordance with the equity method of accounting on the Consolidated Balance Sheet; however, the Company’s share of the investee’s results of operations during the development stage are recorded as a reserve which forms part of shareholders’ equity.

v) Cash equivalents

The Company considers all short-term, highly-liquid investment securities purchased with original maturities of three months or less to be cash equivalents for purposes of the Consolidated Statement of Cash Flows.

The balances of cash and cash equivalents were as follows:

	September 30,		December 31,
	2004	2003	2003	2002
		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Cash	19,130	25,822	19,609	6,491
Time deposits and money market fund	15,362	5,522	3,886	5,243
Securities purchased under resale agreements (Note 9)	1,031	14,079	11,120	—

Total	35,523	45,423	34,615	11,734

NOTE 3 – ACCOUNTING CHANGES

Until March 31, 2003, the financial statements of the subsidiary Fibranova C.A. were not consolidated because the subsidiary was considered to be in the development stage. On April 1, 2003, Fibranova C.A. ended its developmental stage and commenced its production activities. As such, on that date, the Company began to consolidate this subsidiary.

NOTE 4 – MARKETABLE SECURITIES

Marketable securities are summarized as follows:

	September 30,		December 31,
	2004	2003	2003	2002
		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Money market funds	936	119	302	348

Total marketable securities	936	119	302	348

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 5 – ACCOUNTS RECEIVABLE (NET)

Accounts receivable (net) includes the following:

	Accounts receivable aging		September 30, 2004
	1-90 days	91-360 days
	ThUS$	ThUS$	ThUS$
Trade accounts receivable	109,588	7,594	117,182
Notes receivable	7,886	1,451	9,337
Other accounts receivable	16,111	6,876	22,987
Less: Allowances for doubtful accounts			(6,014)

Total			143,492

	Accounts receivable aging		September 30, 2003
	1-90 days	91-360 days
	(unaudited)	(unaudited)	(unaudited)
	ThUS$	ThUS$	ThUS$
Trades accounts receivable	77,217	5,938	83,155
Notes receivable	6,242	1,834	8,076
Other accounts receivable	13,192	2,301	15,493
Less: Allowances for doubtful accounts			(4,006)

Total			102,718

	Accounts receivable aging		December 31, 2003
	1-90 days	91-360 days
	ThUS$	ThUS$	ThUS$
Trade accounts receivable	86,372	4,313	90,685
Notes receivable	8,568	575	9,143
Other accounts receivable	12,337	7,405	19,742
Less: Allowances for doubtful accounts			(4,899)

Total			114,671

	Accounts receivable aging		December 31, 2002
	1-90 days	91-360 days
	ThUS$	ThUS$	ThUS$
Trades accounts receivable	62,077	3,008	65,085
Notes receivable	6,916	525	7,441
Other accounts receivable	7,316	5,590	12,906
Less: Allowances for doubtful accounts			(3,114)

Total			82,318

NOTE 6 – BALANCES AND TRANSACTIONS WITH RELATED COMPANIES

Accounts receivable from related companies are commercial accounts and loans granted to subsidiaries to carry out their activities. These are expressed in US dollars and in some cases accrue interest at the 180-day London Interbank Offering Rate (“LIBOR”) plus a spread ranging from 1.7% to 2.2%.

Maturities of loans are subject to cash availability of the subsidiaries, while commercial accounts have normal collection terms.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

a) Notes and accounts receivable from related companies

	Short-term				Long-term
	September 30,		December 31,		September 30,		December 31,
Company	2004	2003	2003	2002	2004	2003	2003	2002
		(unaudited)				(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Fibranova S.A.	—	—	—	60,677	—	—	—	55,293
Oxinova C.A.	7,062	6,858	6,512	5,699	—	—	—	—
Amanco de Costa Rica	397	98	322	647	—	—	—	—
Amanco de Guatemala	—	129	13	99	—	—	—	—
Comercializadora T&T C.A.		—	8	12			—	—
Forestal Río Calle-Calle S.A	126	—	—	—	597	3,297	3,297	3,026
Nicalit S.A.	75	28	—	—	—	—	—	—
Hondulit S.A.	—	8	—	—	—	—	—	—
Amanco Salvador	168	10	96	—	—	—	—	—

Totals	7,828	7,131	6,951	67,134	597	3,297	3,297	58,319

b) Notes and accounts payable to related companies

	Short-term				Long-term
	September 30,		December 31,		September 30,		December 31,
Company	2004	2003	2003	2002	2004	2003	2003	2002
		(unaudited)				(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Oxinova C.A.	5,979	1,679	1,979	—	—	—	—	—
Fibranova C.A.	—		—	4,627	—	—	—	—
Amanco de Argentina	—	—	—	1	—	—	—	—
Forestal Río Calle-Calle S.A.	—	29	228	144	—	—	—	—
Amanco de Guatemala	—	—	—	1
Comercializadora T&T C.A.	—		1	264	—	—	—	—
Hondulit S.A.	7	—	3	—	—	—	—	—
Nicalit S.A.	—	—	2	—	—	—	—	—

Totals	5,986	1,708	2,213	5,037	—	—	—	—

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

c) Transactions

Company	Relationship	Transactions	September 30,				December 31,
			2004		2003		2003		2002
			Amount	Effects in results (charge)/credit	Amount	Effects in results (charge)/credit	Amount	Effects in results (charge)/credit	Amount	Effects in results (charge)/credit
					(unaudited)	(unaudited)
			ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Fibranova C.A.	Indirect subsidiary	Purchase of panels	—	—	—	—	—	—	7,725	—
	Indirect subsidiary	Sale of raw material	—	—	—	—	—	—	8,215	—
	Indirect subsidiary	Administrative services	—	—	—	—	—	—	392	392
	Indirect subsidiary	Administrative services	—	—	—	—	—	—	197	(197)
	Indirect subsidiary	Rental of assets	—	—	—	—	—	—	24	24
	Indirect subsidiary	Sale of products	—	—	—	—	—	—	236	—

Comercializadora T&T C.A.	Investee	Sale of panels	—	—	—	—	—	—	2,444	1,405
	Investee	Commercial discounts	—	—	—	—	130	(130)	—	—

Oxinova C.A.	Investee	Rental of assets	29	29	9	9	—	—	12	12
	Investee	Administrative services	54	54	30	30	117	117	—	—
	Investee	Purchase of raw material	12,430	—	6,644	—	9,165	—	—	—
	Investee	Sale of products	1	1	—	—	—	—	—	—

Terranova de Venezuela S.A.	Indirect subsidiary	Purchase of material	—	—	—	—	—	—	18	—
	Indirect subsidiary	Purchase of products	—	—	—	—	—	—	57	—

Amanco de Costa Rica S.A.	Affiliate	Sale of products	467	30	358	242	581	300	949	837
	Affiliate	Recognition of dividends	—	—	—	—	1	(1)	—	—
	Affiliate	Collection of invoices	—	—	—	—	53	—	—	—

Nicalit S.A. (Amanco Nicaragua)	Affiliate	Sale of products	77	36	97	22	95	33	202	202
	Affiliate	Collection of invoices	—	—	—	—	80	—	—	—

Amanco El Salvador S.A.	Affiliate	Other payments	—	—	—	—	3	(3)	—	—
	Affiliate	Sale of merchandise	292	189	10	1	—	—	163	163
	Affiliate	Sale of products	—	—	—	—	112	22	319	315
	Affiliate	Collection of invoices	—	—	—	—	74	—	—	—

Hondulit S.A. (Amanco de Honduras)	Affiliate	Sale of products	—	—	169	35	166	54	220	202
	Affiliate	Collection of invoices	—	—	—	—	143	—	—	—

Prod. Duralita Guatemala S.A.	Affiliate	Sale of products	—	—			—	—	400	384
	Affiliate	Administrative services	—	—			—	—	2	(2)

Amanco Guatemala S.A.	Affiliate	Administrative services	—	—	—	—	1	—	—	—
	Investee	Administrative services	—	—	1	(1)	—	—	—	—
	Affiliate	Sale of products	409	221	278	75	366	148	—	—
	Affiliate	Collection of invoices	—	—	—	—	247	—	—	—

Forestal Río Calle-Calle S.A.	Investee	Interest on loans	47	47	—	—	99	99	570	570
	Investee	Expense and service invoices	157	—	—	—	1,186	(1,002)	—	—
	Investee	Purchase of timber	—	—	—	—	1,688	(853)	—	—

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 7 – INVENTORIES

Inventories include the following:

	September 30,		December 31,
	2004	2003	2003	2002
		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Standing timber	30,286	32,312	36,250	28,328
Logs, pulpwood	—	—	2,070	16,939
Finished products and work in progress	104,136	82,870	75,258	48,691
Products for the resale	9,296	10,978	30,387	11,788
Materials, spare parts, supplies and other items	38,668	41,323	25,107	25,806
Inventory in transit among the consolidated group	—	—	10,278	8,402

Total inventories	182,386	167,483	179,350	139,954

As of September 30, 2004 and 2003 and December 31, 2003 and 2002, inventories are shown net of the allowance for obsolescence amounting to ThUS$ 3,819, ThUS$ 2,255 (unaudited), ThUS$ 1,975 and ThUS$ 1,766, respectively, and allowances to reduce inventories to net realizable value of ThUS$ 582, ThUS$ 2,519 (unaudited), ThUS$ 2,955 and ThUS$ 272, respectively.

NOTE 8 – DEFERRED TAXES AND INCOME TAX

a) Income tax

The income tax provisions in the Consolidated Statements of Income were as follows:

	(Charges)/credits
	September 30,		December 31,
	2004	2003	2003	2002
		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Current year provision for income tax	(6,671)	(3,547)	(5,193)	(10,294)
Deferred income tax benefit	2,688	(2,298)	5,978	11,797
Other	(1,099)	(95)	(180)	218

Totals	(5,082)	(5,940)	605	1,721

b) Taxes recoverable and payable were as follows:

	September 30,		December 31,
Detail	2004	2003	2003	2002
		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Income tax provision	(6,671)	(3,547)	(5,193)	(10,294)
Refund of income taxes of prior years	10,734	—	10,792	—
Provisional monthly income tax prepayments	11,858	5,461	3,494	1,349
Value added taxes recoverable	22,614	27,208	32,216	19,878
Others	759	1,533	699	1,312

Total	39,294	30,655	42,008	12,245

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

c) Accumulated tax losses carryforward

The detail of accumulated tax losses for Terranova and each subsidiary is as follows:

	September 2004	Tax rate	September 2003	Tax rate	Expiration date
			(unaudited)
	ThUS$	%	ThUS$	%
Terranova S.A.	470,393	17.0	254,995	16.5	No term
Terranova Brasil Ltd.	1,816	34.0	2,413	34.0	No term
Terranova Mexico S.A.	1,727	33.0	1,797	33.0	6 years
Terranova Mexico S.A.	574	33.0	597	33.0	7 years
Terranova Mexico S.A.	7,029	33.0	7,311	33.0	8 years
Terranova Mexico S.A.	1,397	33.0	—	33.0	10 years
Terranova Forest Product Inc.	4,097	37.5	7,571	37.5	18 years
Masisa S.A.	17,487	17.0	18,241	16.5	No term
Masisa Argentina S.A.	7,537	35.0	15,951	35.0	5 years
Masisa Brasil Ltd.	41,203	35.0	21,149	35.0	No term
Masisa Mexico S.A.	20,275	33.0	14,441	34.0	10 years
Others	—	38.5	224	38.5

Total tax losses	573,535		344,690

	December 2003	Tax rate	December 2002	Tax rate	Expiration date
	ThUS$	%	ThUS$	%
Terranova S.A.	400,133	16.5	134,213	16.0	No term
Terranova Brasil Ltd..	3,391	34.0	—	34.0	No term
Forestal Terranova Mexico S.A.	1,756	33.0	1,889	34.0	6 years
Forestal Terranova Mexico S.A.	583	33.0	627	33.0	7 years
Forestal Terranova Mexico S.A.	7,144	33.0	7,688	33.0	8 years
Forestal Terranova Mexico S.A.	1,420	33.0	—	33.0	10 years
Terranova Forest Product Inc.	8,602	37.5	8,737	37.5	19 years
Masisa S.A.	19,181	16.5	19,438	16.0	No term
Masisa Argentina S.A.	14,654	35.0	38,877	35.0	5 years
Masisa do Brasil Ltd.	17,769	35.0	21,229	35.0	No term
Masisa de Mexico S.A.	20,048	34.0	12,846	35.0	10 years
Others	—	—	230	30.0	4 years
Others	—	38.5	64	35.0

Total tax losses	494,681		245,838

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

d) Deferred taxes

The accumulated balances from deferred taxes originating from temporary differences were as follows:

	September 30, 2004				September 30, 2003				December 31, 2003				December 31, 2002
	Deferred assets		Deferred liabilities		Deferred assets		Deferred liabilities		Deferred assets		Deferred liabilities		Deferred assets		Deferred liabilities
	Short- term	Long- term	Short- term	Long- term	Short- term	Long- term	Short- term	Long- term	Short- term	Long- term	Short- term	Long- term	Short- term	Long- term	Short- term	Long- term
					(unaudited)	(unaudited)	(unaudited)	(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Temporary differences
Allowance for doubtful accounts	662	340	—	—	672	274	—	—	643	10	—	—	764	46	—	—
Vacation accrual	398	—	—	—	312	—	—	—	385	—	—	—	307	—	—	—
Overhead costs	—	—	1,363	2,901	—	—	1,342	3,552	—	—	1,399	3,552	—	—	1,163	3,552
Depreciation	—	—	—	26,594	—	—	—	18,061	—	—	—	20,885	—	—	—	21,143
Other events	186	197	—	—	305	247	—	441	710	666	—	—	282	608	—	—
Other provisions	598	499	—	—	638	102	—	38	637	102	—	—	545	71	34	542
Tax losses carryforward	981	110,642	—	—	1,151	107,986	—	—	1,566	97,506	—	—	647	108,319	—	—
Cost of forest	—	—	179	20,352	—	—	465	18,901	—	—	745	23,281	—	—	313	18,410
Forest reserve	—	—	—	35,701	—	—	—	31,324	—	—	70	32,996	—	—	—	24,948
Assets available for sale	—	—	—	—		—	—	—	—	—	—	—	—	—	71	4,240
Brazil exchange rate variation	—	—	—	—	—	—	3,812	—	—	—	3,979	—	—	—	—	—
Asset financing cost	—	—	951	2,966	—	—	364	4,762	—	—	—	1,774	—	—	—	2,802
Provision for particle board line	—	1,347	—	—	—	1,061	—	—	—	1,159	—	—	—	1,145	—	—

Complementary accounts – net of amortization	(29)	(110)	(76)	(33,391)	(28)	(6,504)	(119)	(39,539)	(30)	(126)	(95)	(38,778)	(26)	(5,661)	—	(43,383)
Valuation allowance	—	(71,731)	—	—	—	(67,290)	—	—	—	(64,441)	—	—	—	(71,552)	—	—

Total	2,796	41,184	2,417	55,123	3,050	35,876	5,864	37,540	3,911	34,876	6,098	43,710	2,519	32,976	1,581	32,254

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 9 – OTHER CURRENT ASSETS

Other current assets include the following:

	September 30,		December 31,
	2004	2003	2003	2002
		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Time deposits	—	31,987	29,104	4,482
Unrealized losses on interest rate swap agreements	884	1,036	842	396
Securities purchased under resale agreements	1,031	14,079	11,120	—
Treasury stock (1)	18,378	—	18,378	—
Prepaid insurance	—	—	—	1,310
Assets available for sale	—	—	—	914
Other	382	172	767	495

Totals	20,675	47,274	60,211	7,597

(1)	Refers to the Company’s own shares obtained as a result of the merger described in Note 1 amounting to ThUS$ 16,828 and shares purchased from dissenting shareholders who exercised their redemption rights, pursuant to article 69 of Law 18.046, amounting to ThUS$ 1,550.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 10 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment include the following:

	September 30,						December 31,
	2004			2003			2003			2002
	Gross value	Accumulated depreciation	Net value	Gross value	Accumulated depreciation	Net value	Gross value	Accumulated depreciation	Net value	Gross value	Accumulated depreciation	Net value
					(unaudited)	(unaudited)	(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Land
Land	131,255	—	131,255	130,698	—	130,698	132,959	—	132,959	128,246	—	128,246
Plantations	510,602	—	510,602	500,285	—	500,285	477,054	—	477,054	478,679	—	478,679

Buildings and infrastructure	218,850	(57,800)	161,050	214,746	(51,857)	162,889	216,322	(54,363)	161,959	188,617	(45,862)	142,755
Machinery and equipment	799,395	(221,902)	577,493	808,515	(192,434)	616,081	798,483	(194,847)	603,636	601,905	(163,162)	438,743
Other property, plant and equipment	80,741	(36,576)	44,165	68,751	(30,363)	38,388	75,696	(34,373)	41,323	64,206	(24,501)	39,705

Reappraisals
Land	2,671	—	2,671	2,671	—	2,671	2,671	—	2,671	2,671	—	2,671
Buildings and infrastructure	4,719	(4,241)	478	4,719	(4,212)	507	4,719	(4,219)	500	4,719	(4,190)	529

Total	1,748,233	(320,519)	1,427,714	1,730,385	(278,866)	1,451,519	1,707,904	(287,802)	1,420,102	1,469,043	(237,715)	1,231,328

Capitalized plantation financing costs for the nine-month period ended September 30, 2004 and 2003 and, the years ended December 2003 and 2002 amounted to ThUS$ 966, ThUS$ 3,096 (unaudited), ThUS$ 6,013 and ThUS$ 4,167, respectively.

Government grants awarded for forestry activities are accounted for as a reduction of Plantations. Grants balances related to non-harvested plantations amounted to ThUS$ 6,091, ThUS$ 6,169 (unaudited), ThUS$ 3,101 and ThUS$ 3,128 as of September 30, 2004 and 2003 and December 31, 2003 and 2002, respectively.

Net book value of idle plants amounted to ThUS$ 3,704, ThUS$ 919 (unaudited), ThUS$ 871 and ThUS$ 992 as of September 30, 2004 and 2003 and December 31, 2003 and 2002, respectively.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 11 - INVESTMENTS IN UNCONSOLIDATED AFFILIATES

Investments in unconsolidated affiliates include the following at September 30, 2004 and 2003.

Company	Country	Currency	Number of shares	Ownership percentage		Shareholders’ equity of investee		Result for the period		Equity in earnings (losses)		Equity value		Investment book value
				2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
					(unaudited)		(unaudited)		(unaudited)		(unaudited)		(unaudited)		(unaudited)
				%	%	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Oxinova C.A.	Venezuela	Dollar	1,963,564	49.000	49.000	6,124	2,584	2,029	1,248	994	612	3,001	1,266	3,001	1,266
Comercializadora T&T C.A.	Venezuela	Dollar	50	50.000	50.000	(237)	(233)	—	(368)	—	(184)	—	—	—	—

Total										994	428	3,001	1,266	3,001	1,266

Investments in unconsolidated affiliates included the following at December 31, 2003 and 2002:

Company	Country	Currency	Number of shares	Ownership percentage		Shareholders’ equity of investee		Result for the year		Equity in earnings (losses)		Equity value		Investment book value
				2003	2002	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002
				%	%	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Fibranova C.A. (1)	Venezuela	Dollar	44,182,000	100.000	100.000	—	488	—	—	—	—	—	488	—	488
Oxinova C.A.	Venezuela	Dollar	1,963,564	49.000	49.000	4,096	2,181	1,915	(1,670)	939	(818)	2,007	1,069	2,007	1,069
Comercializadora T&T C.A.	Venezuela	Dollar	50	50.000	50.000	(237)	136	(371)	(6)	(184)	(3)	—	68	—	68
Fibramold S.A. (2)	Chile	Dollar	—	—	—	—	—	—	—	—	400	—	—	—	—

Total										755	(421)	2,007	1,625	2,007	1,625

(1)	This subsidiary was considered to be in the development stage until March 31, 2003. See Note 3.
(2)	This investment was sold on June 28, 2002 for ThUS$ 16,061, resulting in a gain of ThUS$ 725.

The Company has recorded a provision in Accrued liabilities for investments in unconsolidated affiliates with negative equity totaling ThUS$ 671, ThUS$ 71 (unaudited), ThUS$ 666 and ThUS$ 167 at September 30, 2004 and 2003 and December 31, 2003 and 2002, respectively.

a) In accordance with Circular Letter No. 150 issued by the SVS, the Company has completed an evaluation of the net asset value of its subsidiaries in Brazil, Venezuela, Argentina and Mexico by estimating cash flows to be generated by the subsidiaries in the future. Based on these estimates, the Company concluded that at September 30, 2004 no impairment adjustments are necessary.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

b) At December 31, 2004 and 2003 and September 30, 2004 and 2003, the Company held investments in Venezuela, through its subsidiary Inversiones Internacionales Terranova S.A., as follows:

-	Terranova Venezuela S.A.

-	Fibranova C.A.

-	Andinos C.A.

-	Oxinova C.A.

-	Corporacion Forestal Itamaca C.A.

-	Corporacion Forestal Guayamure C.A.

-	Comercializadora T&T C.A.

On December 2002, business associations, trade unions as well as political and civil organizations called a National Civic Strike in Venezuela with a significant impact on the economic activities of the country, primarily in the oil and petrochemical industry. This situation has led to an irregular supply of raw material necessary for the manufacturing operation of the subsidiaries in Venezuela.

Additionally, on January 21, 2003, the National Executive enabled the Finance Ministry to confirm with the Central Bank of Venezuela (BCV), temporary measures to establish limits and restrictions to convertibility of the Bolivar and to the transfer of funds abroad. Based on this action, on the same date the Finance Ministry and the BCV agreed to suspend the trading of foreign currencies in Venezuela. On February 5, 2003, two exchange agreements to establish a new system of foreign exchange management were established. The exchange rate was fixed at Bs 1,596/US$1 (buying) and Bs 1,600/US$1 (selling). To date, the respective regulation has not been completed and it is not possible to fully evaluate the effects such measure may have on the Company’s future operations.

The financial statements have been prepared assuming that the subsidiaries in Venezuela will continue their operations as a going concern. Consequently, the adjustments that could result from these uncertain circumstances have not been included.

NOTE 12 – GOODWILL AND NEGATIVE GOODWILL

Goodwill includes the following:

	September 30, 2004		September 30, 2003
Company	Amount amortized in the period	Balance of goodwill	Amount amortized in the period	Balance of goodwill
			(unaudited)	(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Terranova Forest Products, Inc. (1)	530	883	530	1,590
Maderas y Paneles S.A. (2)	—	—	158	—
Masisa Cabrero S.A. (3)	64	1,356	56	1,296

Total	594	2,239	744	2,886

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31, 2003		December 31, 2002
Company	Amount amortized in the period	Balance of goodwill	Amount amortized in the period	Balance of goodwill
	ThUS$	ThUS$	ThUS$	ThUS$
Terranova Forest Products, Inc. (1)	707	1,413	706	2,120
Maderas y Paneles S.A. (2)	152	—	124	152
Masisa Cabrero S.A. (3)	90	1,419	33	1,230

Total	949	2,832	863	3,502

Negative goodwill includes the following:

	September 30, 2004		September 30, 2003
Company	Amount amortized in the period	Balance of goodwill	Amount amortized in the period	Balance of goodwill
			(unaudited)	(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Corporación Forest Guayamure C.A. (4)	93	2,029	93	2,153
Masisa S.A. (5)	2,074	35,524	2,074	38,290
Forestal Tornagaleones S.A. (6)	75	1,779	82	2,066
Terranova S.A. (7)	252	6,458	—	6,731

Total	2,494	45,790	2,249	49,240

	December 31, 2003		December 31, 2002
Company	Amount amortized in the period	Balance of goodwill	Amount amortized in the period	Balance of goodwill
	ThUS$	ThUS$	ThUS$	ThUS$
Corporación Forest Guayamure C.A. (4)	124	2,122	123	2,245
Masisa (5)	2,766	37,599	1,122	39,259
Forestal Tornagaleones S.A. (6)	100	1,854	22	1,953
Terranova (7)	—	6,709	—	—

Total	2,990	48,284	1,267	43,457

(1)	This subsidiary was acquired in 1997 and goodwill is being amortized over ten years.
(2)	On August 16, 1993, the Company’s subsidary Masisa purchased a 3.8% interest in Maderas y Paneles S.A. from Inversiones Pathfinder S.A. (at that time the majority shareholder of Masisa) for ThUS$ 3,855, which resulted in goodwill of ThUS$ 2,690. The goodwill has been fully amortized over a term of ten years.
(3)	During 2000, the Company’s subsidiary Masisa purchased a 92.61% interest in Masisa Cabrero S.A. from Forestal Terranova and Fibras del Noreste S.A. for ThUS$ 43,469, which resulted in goodwill of ThUS$ 1,753. The goodwill is being amortized over twenty years.
(4)	The negative goodwill originated as a result of the acquisition of Corporación Forestal Guayamure C.A., a Venezuelan company and is being amortized over twenty years.
(5)	The acquisition of a 43.16% interest in Masisa in July 2002 and a 0.544% interest in June 2003 resulted in negative goodwill. This negative goodwill is being amortized over fifteen years.
(6)	On June 27, 2002, the Company’s subsidiary Masisa made a capital investment of ThUS$ 7,372 in its subsidiary Forestal Tornagaleones S.A., which increased its ownership by 6.45%. This investment resulted in negative goodwill of ThUS$ 2,012. This negative goodwill is being amortized to income over twenty years.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(7)	The acquisition of a 39.99% interest in Terranova Internacional S.A. by Forestal Terranova S.A. (a company merged into Terranova) in October 2003 resulted in a negative goodwill of ThUS$ 6,709. This negative goodwill is being amortized to income over twenty years.

NOTE 13 – OTHER ASSETS

Other assets include the following:

	At September 30,		At December 31,
	2004	2003	2003	2002
		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Forestry exploitation rights (1)	11,356	11,840	11,721	12,158
Assets for disposal (2)	5,367	5,489	5,555	5,792
Fees paid and tax credits (3)	1,318	4,162	1,702	4,361
Unrealized losses on interest rate swap agreements	1,239	4,525	4,031	—
Discount on bonds issued	7,860	4,830	9,244	—
Bond issuance costs	3,395	2,264	4,306	—
Time deposits	—	—	—	28,500
Other	2,603	918	1,934	1,413

Total	33,138	34,028	38,493	52,224

(1)	In May 1997, the Company entered into a US$ 28.5 million contract with CVG-Proforca, a Venezuelan governmental entity, for the rights to use and harvest 59,000 hectares of plantation consisting of Caribbean type lumber for a term of 30 years. As a condition to enter into this contract, the Company was required to enter into a fifteen year operating lease contract for a sawmill owned by CVG Proforca requiring a payment of US$ 10 million. At the inception of both contracts, the Company paid the full amounts totaling US$ 38.5 million.

Under Chilean GAAP, the US$ 28.5 million paid was capitalized as purchased timber resources and included in Property, plant and equipment in the Consolidated Balance Sheet. The accounting policy pursuant to Chilean GAAP for timber resources is described above in Note 2 i). Further, under Chilean GAAP, the US$ 10 million paid for the lease contract was capitalized as an intangible and included under Other assets in the Consolidated Balance Sheets. This intangible is amortized proportionally based on the cubic meters of forest harvested as a percentage of total forests estimated to be harvested.

During 2000, Terranova de Venezuela S.A. acquired from its subsidiary Coforven S.A., the exploitation rights to 236,000 annual M3 of lumber and a sawmill for ThUS$ 3,324. The exploitation rights will be amortized according to the amount of cubic meters of harvested products from the forest owned by Terranova de Venezuela S.A. to supply the plants. The balance of Coforven’s goodwill amounting to ThUS$ 987 at the date of sale, has been included as part of exploitation rights since Terranova de Venezuela acquired a significant part of the production assets of Coforven S.A.

(2)	Corresponds to property, plant and equipment amounting to ThUS$ 5,136 of the subsidiary Terranova Brasil Ltda. the sale of which is committed to the Brazilian companies Logasa, Alta Floresta and Rafter.

In 1997, Masisa permanently closed the plywood production line and such assets have been valued at the estimated realizable value, which at December 31, 2003 amounted to ThUS$ 110.

(3)	Corresponds to prepaid fees and tax expenses incurred for obtaining long-term loans by the Company and its subsidiary Inversiones Internacionales Terranova S.A. These expenses are amortized over the term of the loans.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 14 – SHORT-TERM BANK BORROWINGS

Short-term bank borrowings maturing in one year or less include the following at September 30, 2004 and 2003:

	Currency or indexation rate borrowing denominated in
	US Dollars		Other foreign currencies		UF		Total
Issuer	2004	2003	2004	2003	2004	2003	2004	2003
		(unaudited)		(unaudited)		(unaudited)		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Banco Security	6,728	—	—	—	—	—	6,728	—
Banco WLB	10,028	10,029	—	—	—	—	10,028	10,029
Banco del Desarrollo	8,459	2,925	—	—	—	—	8,459	2,925
Banco Bice	1,830	10,741	—	—	—	—	1,830	10,741
HSBC Bank Brasil S/A	3,611	—	—	—	—	—	3,611	—
Banco Itau Bra Pre-Export	2,160	5,784	—	—	—	—	2,160	5,784
Banco Estado	4,837	3,026	—	—	—	—	4,837	3,026
Banco Ganadero BBVA	—	—	—	865	—	—	—	865
Banco de Chile	5	9,089	—	—	—	2,934	5	12,023
Banco Crédito Inversiones	16,139	6,894	—	—	—	756	16,139	7,650
Bank Boston N.A.	—	4,014	—	—	—	—	—	4,014
ABN AMRO Bank	—	5,061	2,015	118	—	3,426	2,015	8,605
Banco de Boston N.A.	—	7,521	—	—	—	—	—	7,521
Corpbanca Venezuela	—	—	6,546	8,327	—	—	6,546	8,327
Banco Do Brasil	—	4,519	—	—	—	—	—	4,519
Banco Rabobank Curacao N.V.	—	5,052	—	—	—	—	—	5,052
Banco Santander - Chile	9	—	—	—	—	—	9	—
Bradesco–ACC	34	—	—	—	—	—	34	—
Corpbanca	12,114	5,237	—	564	—	—	12,114	5,801
Dresdner Bank	2,000	—	—	—	—	—	2,000	—
HSBC Bank USA	1,900	5,570	—	—	—	—	1,900	5,570
Banco Alfa S.A.	14	—	—	—	—	—	14	—
Banco BBVA BHIF	3,010	1,406	—	—	—	—	3,010	1,406
Otros	—	—	—	13	—	—	—	13

Total	72,878	86,868	8,561	9,887	—	7,116	81,439	103,871

Principal outstanding	72,435	81,924	8,526	8,000	—	7,116	80,961	97,040

Average annual interest rate	2.10%	3.52%	3.01%	5.19%	—	4.77%

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Short-term bank borrowings maturing in one year or less included the following at December 31, 2003 and 2002:

	Currency or indexation rate borrowing denominated in
	US Dollars		Other foreign currencies		UF		Total
Issuer	2003	2002	2003	2002	2003	2002	2003	2002
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Banco Security	2,005	3,052	—	—	—	—	2,005	3,052
Banco WLB	10,114	—	—	—	—	—	10,114	—
Banco Dresdner	1,002	3,820	—	—	—	—	1,002	3,820
Banco del Desarrollo	9,950	900	—	—	—	—	9,950	900
Banco Sudameris	—	4,090	—	—	—	—	—	4,090
Banco Bice	6,665	10,962	—	—	—	—	6,665	10,962
Banco Itau	6,044	—	1,709	—	—	—	7,753	—
Banco Estado	7,846	—	—	—	—	—	7,846	—
Banco Ganadero BBVA	—	—	900	838	—	—	900	838
Banco de Chile	9,133	9,460	—	—	2,512	455	11,645	9,915
Banco de Chile - New York	—	16	—	—	—	—	—	16
Banco Crédito Inversiones	14,528	11,146	—	—	—	—	14,528	11,146
Bank Boston N.A.	—	2,001	—	—	—	—	—	2,001
ABN AMRO Bank	—	—	1,056	1,204	1,155	1,694	2,211	2,898
HSBC Bank USA	1,906	3,610	—	—	—	—	1,906	3,610
Banco de Boston N.A.	—	7,578	—	—	—	—	—	7,578
Banco Santander - Chile	—	7,024	—	—	—	—	—	7,024
Banco Do Brasil	—	3,041	—	—	—	—	—	3,041
Banco Rabobank Curacao N.V.	5,075	—	—	—	—	—	5,075	—
Corpbanca Venezuela	—	—	7,801	3,488	—	—	7,801	3,488
Corpbanca	5,080	—	—	—	—	—	5,080	—
HSBC Bank Brasil S/A	1,003	45	—	—	—	—	1,003	45
Banco BBA-ACC	—	645	—	—	—	—	—	645
HSBC Bank	3,609	5,781	—	—	—	—	3,609	5,781
Banque Europenne Pour La	—	10,232	—	—	—	—	—	10,232
BBVA Banco BHIF	3,006	7,188	—	—	—	—	3,006	7,188

Total	86,966	90,591	11,466	5,530	3,667	2,149	102,099	98,270

Principal outstanding	86,310	89,440	11,065	5,463	3,667	2,149	101,042	97,052

Average annual interest rate	2.10%	3.52%	5.19%	13.82%	4.77%	4.77%

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accrued interest totaling ThUS$ 705, ThUS$ 8,706 (unaudited), ThUS$ 3,573 and ThUS$ 1,226 at September 30, 2004 and 2003 and December 31, 2003 and 2002, respectively, is included in the outstanding balances.

At September 30, 2004, the Company had ThUS$ 291.333 of short-term lines of credit, of which ThUS$ 210,749 were unused and available for borrowing on an unsecured basis. At December 31, 2003, the Company had ThUS$ 194,331 of short-term lines of credit, of which ThUS$ 64,905 were unused and available for borrowing on an unsecured basis.

NOTE 15 – LONG-TERM BANK OBLIGATIONS

a) Current portion of long-term bank borrowings with banks and financial institutions are summarized as follows at September 30, 2004 and 2003:

	Currency or indexation rate borrowing denominated in
	US Dollars		Other foreign currencies		UF		Total
Issuer	2004	2003	2004	2003	2004	2003	2004	2003
		(unaudited)		(unaudited)		(unaudited)		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Westdeutsche Landesbank (1)	3,017	3,016	—	—	—	—	3,017	3,016
Kreditanstal Fur Wieder (2)	11,519	9,580	—	—	—	—	11,519	9,580
Banco Estado (3)	2,804	6,274	—	—	—	—	2,804	6,274
Banco Crédito e Inversiones (4)	2,793	3,968	—	—	1,223	2,227	4,016	6,195
Citibank N.A. (5)	1,229	17,488	—	—	—	—	1,229	17,488
Raboinvestments Chile S.A. (6)	2,193	1,210	—	—	—	—	2,193	1,210
Security Bank (7)	940	941	—	—	—	—	940	941
Dresdner Bank Latinamerica (8)	2,053	1,050	—	—	—	—	2,053	1,050
Comerica Bank (9)	4,439	2,324	—	—	—	—	4,439	2,324
Banco de Chile - New York Branch (10)	2,175	181	—	—	—	—	2,175	181
The Bank of Nova Scotia (11)	3,884	122	—	—	—	—	3,884	122
Banco Corpbanca (12)	2,304	15,338	—	—	—	—	2,304	15,338
Banco Santander Chile (13)	10,859	19,775	—	—	—	—	10,859	19,775
Banco Security (14)	1,242	1,851	—	—	—	—	1,242	1,851
Bank Boston N.A. (15)	—	341	41	86	—	—	41	427
Banco BBVA (16)	1,465	4,730	—	—	—	—	1,465	4,730
HSBC Bank Brasil S/A	628	—	—	—	—	—	628	—
Banco Rabobank Nederland (18)	140	—	—	—	—	—	140	—
Banco Rabobank Ireland	—	31,995	—	—	—	—	—	31,995
Banco Itau Bra Pre-Export (19)	3,000	—	—	—	—	—	3,000	—

Total	56,684	120,184	41	86	1,223	2,227	57,948	122,497

Principal outstanding	55,999	111,436	41	91	1,203	2,184	57,243	113,711

Average annual interest rate	2.94%	3.30%	2.1%	2.4%	2.94%	2.94%

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

b) Long-term bank borrowings with banks and financial institutions are summarized as follows at September 30, 2004 and 2003:

At September 30,

Issuer	Currency	Maturities				September 30, 2004		September 30, 2003
		1 year to 2 years	2 years to 3 years	3 years to 5 years	5 years to 10 years	Total long-term	Average annual interest rate	Total long term
								(unaudited)
		ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	%	ThUS$
Westdeutsche Landesbank (1)	US$	2,911	2,911	5,823	585	12,230	LIBOR + 0.45	15,142
Kreditanstal Fur Wieder (2)	US$	13,126	10,128	14,260	6,896	44,410	LIBOR + 1.175	36,635
Banco Estado (3)	US$	2,778	2,778	2,776	—	8,332	3.17	8,125
Banco Crédito Inversiones (4)	UF	2,406	—	—	—	2,406	6.70	4,371
Citibank N.A. (5)	US$	—	—	—	—	—		41,428
Raboinvestments Chile S.A. (6)	US$	3,750	5,000	2,750	—	11,500	LIBOR + 1.875	13,500
Security Bank (7)	US$	933	—	—	—	933	LIBOR + 1.44	1,867
Dresdner Bank Latinamerica (8)	US$	2,000	1,000	—	—	3,000	LIBOR + 1.9	5,000
Comerica Bank (9)	US$	4,286	4,285	—	—	8,571	LIBOR + 1.35	12,857
Banco Chile New York Branch (10)	US$	4,300	4,300	2,100	—	10,700	LIBOR + 1.25	15,000
The Bank of Nova Scotia (11)	US$	7,500	7,500	6,250	—	21,250	LIBOR + 1.15	25,000
Corpbanca (12)	US$	2,167	2,167	3,249	—	7,583	LIBOR + 2.20	9,750
Banco Santander Chile (13)	US$	10,222	10,222	12,722	—	33,166	LIBOR + 2.20	42,024
Banco Security (14)	US$	1,167	1,167	1,749	—	4,083	LIBOR + 2.20	5,250
BBVA Banco BHIF (16)	US$	1,445	1,445	1,445	—	4,335	LIBOR + 2.20	4,226
Banco Crédito Inversiones (17)	US$	3,890	5,280	6,530	5,550	21,250	LIBOR + 2.20	11,250
Banco de Boston (15)	Other currency	—	—	—	—	—	—	40
Banco Rabobank Nederland (18)	US$	2,500	2,500	5,000	2,500	12,500	LIBOR + 1.50	—
Banco Itaú Bra Pre-Export (19)	US$	2,000	1,000	—	—	3,000	LIBOR + 5.00	—
Banco HSBC BNDES (20)	US$	1,000	—	—	—	1,000	5.63	8,000

Total		68,381	61,683	64,654	15,531	210,249		259,465

(1)	Corresponds to two loans. First loan with an outstanding balance of ThUS$ 6,434 is repayable in eleven semi-annual installments starting in April 2004. Second loan with an outstanding balance of ThUS$ 8,707 is repayable in ten semi-annual installments starting in October 2004. Both loans require semi-annual interest payments.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2)	Corresponds to four loans. First loan with an outstanding balance of ThUS$ 14,990 is repayable in five semi-annual installments starting in December 2004. Second loan with an outstanding balance of ThUS$ 21,646 is repayable in thirteen semi-annual installments starting in December 2004. Third loan with an outstanding balance of ThUS$ 17,100 is repayable in ten semi-annual installments starting in September 2005. Fourth loan with an outstanding balance of ThUS$ 1,710 is repayable in ten semi-annual installments starting in September 2005. All loans require semi-annual interest payments.
(3)	The outstanding balance of this loan as of September 30, 2004 is repayable in three semi-annual installments starting in March 2005 with interest payments semi-annually.
(4)	The outstanding balance of this loan as of September 30, 2004 is repayable in four semi-annual installments, starting in February 2005, with interest payments semi-annually.
(5)	The Company prepaid ThUS$ 49,720 of the outstanding balance of this loan on December 29, 2003 with proceeds from the 2003 bond offering included in Bonds and promissory notes in the Consolidated Balance Sheets.
(6)	The outstanding balance of this loan as of September 30, 2004 is repayable in seven semi-annual installments commencing October 2004, with interest payments semi-annually.
(7)	The outstanding balance of this loan as of September 30, 2004 is repayable in four semi-annual installments, commencing March 2005, with interest payments to be made semi-annually.
(8)	The outstanding balance of this loan is repayable in five semi-annual installments, starting in January 2005. Interest is paid semi-annually.
(9)	The outstanding balance of this loan is repayable in six semi-annual installments, commencing October 2004, with interest payments semi-annually.
(10)	This loan is repayable in seven semi-annual installments, commencing October 2004, with interest payments semi-annually.
(11)	The Company entered into this loan in January, 2003. This loan is repayable in six semi-annual installments, commencing July 2005, with interest payments semi-annually.
(12)	The outstanding balance of this loan as of September 30, 2004 is repayable in six semi-annual installments, commencing October 2004, with interest payments semi-annually.
(13)	Corresponds to two loans. The first loan with has an outstanding balance of ThUS$ 20,889 and is repayable in eight semi-annual installments, commencing March 2005. The second loan with an outstanding balance of ThUS$ 22,500 and is repayable in nine semi-annual installments, commencing October 2004. Both loans require semi-annual interest payments.
(14)	The outstanding balance of this loan as of September 30, 2004 is repayable in six semi-annual installments, starting in October 2004, with interest payments semi-annually.
(15)	This loan is repayable in monthly installments of principal and interest.
(16)	The outstanding balance of this loan as of September 30, 2004 is repayable in three semi-annual installments, starting in March 2005, with interest payments semi-annually.
(17)	The outstanding balance of this loan as of September 30, 2004 is repayable in six semi-annual installments, starting in October 2004, with interest payments semi-annually.
(18)	The outstanding balance of this loan as of September 30, 2004 is repayable in seven semi-annual installments, starting in October 2004, with interest payments semi-annually.
(19)	This loan is repayable in two annual installments starting in March 2004. Interest is paid annually.
(20)	This loan is repayable in March 2004. Interest is paid semi-annually.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

c) Current portion of long-term bank borrowings with banks and financial institutions are summarized as follows at December 31, 2003 and 2002:

	Currency or indexation rate borrowing denominated in						Total
	US Dollars		Other foreign currencies		UF
Issuer	2003	2002	2003	2002	2003	2002	2003	2002
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Barclays Bank	—	1,620	—	—	—	—	—	1,620
Westdeutsche Landesbank (1)	2,939	2,951	—	—	—	—	2,939	2,951
Kreditanstal Fur Wieder (2)	9,354	9,368	—	—	—	—	9,354	9,368
Banco Estado (3)	6,392	2,341	—	—	—	—	6,392	2,341
Banco de Chile	—	1,063	—	—	—	—	—	1,063
Banco Crédito e Inversiones (4)	3,832	—	—	—	2,594	2,166	6,426	2,166
Banco Rabobank Ireland	29,121	1,780	—	—	—	—	29,121	1,780
Banco Rabobank Curacao	—	167	—	—	—	—	—	167
Citibank N.A. (5)	135	8,595	—	—	—	—	135	8,595
Raboinvestments Chile S.A. (6)	1,090	1,110	—	—	—	—	1,090	1,110
Security Bank (7)	962	33	—	—	—	—	962	33
Dresdner Bank Latinamerica (8)	1,101	80	—	—	—	—	1,101	80
Comerica Bank (9)	4,360	91	—	—	—	—	4,360	91
Banco de Chile – New York Branch (10)	2,234	205	—	—	—	—	2,234	205
The Bank of Nova Scotia (11)	266	—	—	—	—	—	266	—
Banco Corpbanca (12)	15,331	11	—	—	—	—	15,331	11
Banco Santander – Chile (13)	19,687	4,260	—	—	—	—	19,687	4,260
Banco Security (14)	1,789	—	—	—	—	—	1,789	—
Bank Boston N.A.	305	3,580	86	92	—	—	391	3,672
Bank Boston Bank Multiplo	—	114	—	—	—	—	—	114
Banco BNDES 2002	—	6,033	—	—	—	—	—	6,033
BBVA Banco BHIF (15)	3,334	1,132	—	—	—	—	3,334	1,132
Others	81	—	—	—	—	—	81	—

Total	102,313	44,534	86	92	2,594	2,166	104,993	46,792

Principal outstanding	98,906	43,488	86	92	2,428	1,980	101,420	45,560

Average annual interest rate %	3.30%	3.52%	6.7%	6.7%	6.7%	6.7%

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

d) Long-term bank borrowings with banks and financial institutions are summarized as follows at December 31, 2003 and 2002:

Issuer	Currency	Maturities				At December 31, 2003		At December 31, 2002
		1 year to 2 years	2 years to 3 years	3 years to 5 years	5 years to 10 years	Total long-term	Average annual interest rate	Total long term
		ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	%	ThUS$
Westdeutsche Landesbank (1)	US$	2,911	2,911	5,822	2,041	13,685	1.630	16,597
Kreditanstal Fur Wiederaufbau (2)	US$	9,326	9,326	6,660	6,661	31,973	1.843	41,299
Banco Estado (3)	US$	6,250	3,125	—	—	9,375	3.17	20,208
Banco Crédito Inversiones (4)	US$	3,750	3,750	1,875	—	9,375	3.15	—
Citibank N.A. (5)	US$	2,783	—	—	—	2,783	LIBOR + 1.00	49,713
Raboinvestments Chile S.A. (6)	US$	3,000	4,500	5,500	—	13,000	LIBOR + 1.875	14,000
Security Bank (7)	US$	933	934	—	—	1,867	LIBOR + 1.5	2,799
Dresdner Bank Latinamerica (8)	US$	2,000	2,000	1,000	—	5,000	LIBOR + 1.9	6,000
Comerica Bank (9)	US$	4,286	4,286	2,142	—	10,714	LIBOR + 1.35	15,000
Banco Chile New York Branch (10)	US$	4,300	4,300	4,250	—	12,850	LIBOR + 1.25	15,000
The Bank of Nova Scotia (11)	US$	3,750	7,500	13,750	—	25,000	LIBOR + 1.15	—
Corpbanca (12)	US$	3,250	3,250	1,625	—	8,125	3.15	12,000
Banco Santander Chile (13)	US$	20,498	13,375	3,750	—	37,623	3.16	24,791
Banco Security (14)	US$	1,750	1,750	876	—	4,376	3.15	—
BBVA Banco BHIF (15)	US$	3,250	1,625	—	—	4,875	3.17	2,708
Banco Crédito Inversiones (16)	UF	2,428	2,429	—	—	4,857	6.70	5,958
Banco de Boston (17)	Other currency	8	—	—	—	8	2.48	29
Banco Itaú Bra Pre-Export (18)	US$	2,000	2,000	—	—	4,000	6.25	—
Banco HSBC BNDES (19)	US$	1,256	—	—	—	1,256	5.63	8,000
Banco Rabobank Ireland PLC	US$	—	—	—	—	—	—	28,500
Banco de Chile	US$	—	—	—	—	—	—	3,000
Banco Rabobank Curacao N.V.	US$	—	—	—	—	—	—	15,000

Total		77,729	67,061	47,250	8,702	200,742		280,602

(1)	Corresponds to two loans. First loan with an outstanding balance of ThUS$ 7,019 is repayable in twelve semi-annual installments starting in April 2004. Second loan with an outstanding balance of ThUS$ 9,577 is repayable in eleven semi-annual installments starting in June 2004. Both loans require semi-annual interest payments.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2)	Corresponds to two loans. First loan with an outstanding balance of ThUS$ 17,988 is repayable in twelve semi-annual installments starting in June 2004. Second loan with an outstanding balance of ThUS$ 23,311 is repayable in fourteen semi-annual installments starting on June 2004. Both loans require semi-annual interest payments.
(3)	The outstanding balance of this loan as of December 31, 2003 is repayable in five semi-annual installments, starting in March 2004, with interest payments semi-annually.
(4)	The outstanding balance of this loan as of December 31, 2003 is repayable in seven semi-annual installments, starting in April 2004, with interest payments semi-annually.
(5)	The Company prepaid the outstanding balance of ThUS$ 49,720 of this loan on December 29, 2003 with proceeds from the 2003 bond offering described in Bonds and promissory notes in the Consolidated Balance Sheets.
(6)	The outstanding balance of this loan as of December 31, 2003 is repayable in eight semi-annual installments starting in April 2004, with interest payments semi-annually.
(7)	The outstanding balance of this loan as of December 31, 2003 is repayable in six semi-annual installments, commencing March 2004, with interest payments to be made semi-annually.
(8)	This loan is repayable in six semi-annual installments, starting on July 2004. Interest is paid semi-annually.
(9)	This loan is repayable in seven semi-annual installments, commencing April 2004, with interest payments to be made semi-annually.
(10)	This loan is repayable in seven semi-annual installments, commencing October 2004, with interest payments to be made semi-annually.
(11)	The Company entered into this loan in January, 2003. This loan is repayable in six semi-annual installments, commencing July 2005, with interest payments to be made semi-annually.
(12)	The outstanding balance of this loan as of December 31, 2003 is repayable in seven semi-annual installments, starting on April 2004, with interest payments semi-annually.
(13)	Corresponds to two loans. The first loan with an outstanding balance of ThUS$ 29,375 and is repayable in five semi-annual installments starting on March 2004. The second loan with an outstanding balance of ThUS$ 26,250 is repayable in seven semi-annual installments starting on April 2004. Both loans require semi-annual interest payments.
(14)	The outstanding balance of this loan as of December 31, 2003 is repayable in seven semi-annual installments, starting on April 2004, with interest payments semi-annually.
(15)	The outstanding balance of this loan as of December 31, 2003 is repayable in five semi-annual installments, starting on March 2004, with interest payments semi-annually.
(16)	The outstanding balance of this loan as of December 31, 2003 is repayable in six semi-annual installments, starting on February 2004, with interest payments semi-annually.
(17)	This loan is repayable in monthly installments of principal and interest.
(18)	This loan is repayable in two annual installments starting on March 2004. Interest is paid annually.
(19)	This loan is repayable in March 2004. Interest is paid semi-annually.

Scheduled payments of the long-term portion of long-term bank borrowings at September 30, 2004 are as follows:

Amounts payable during the years ending September 30,	ThUS$
2006	68,381
2007	61,683
2008	24,368
2009 and thereafter	55,817

Total	210,249

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Scheduled payments of the long-term portion of long-term bank borrowings at December 31, 2003 are as follows:

Amounts payable during the years ending December 31,	ThUS$
2005	77,729
2006	67,061
2007	34,133
2008	13,117
2009 and thereafter	8,702

Total	200,742

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 16 – BONDS AND PROMISSORY NOTES

Bonds and promissory notes include the following:

	Series	Notional amounts	Currency	Interest rate	Maturity date	Commencement of Interest payment	Principal repayment	At September 30,		At December 31,
								2004	2003	2004	2003
									(unaudited)
	(in Thousands)%							ThUS$	ThUS$
Short-term portion

Terranova bonds	A	4,000	UF	5.00	06/15/2009	Semiannually	2005	1,627	1,477	234	—
Terranova bonds	B	1,000	UF	6.00	06/15/2024	Semiannually	2009	487	443	70	—
Terranova bonds	C	30,000	US$	5.00	06/15/2008	Semiannually	2008	432	432	62	—
Promissory notes	A	9,000	US$	8.06	05/11/2008	Semiannually	2005	10,120	10,400	9,484	474
Promissory notes	B	—	US$	7.82	05/15/2008	Semiannually		—	—	—	25,255
Masisa bonds	A	—	UF	5.00	12/15/2010	Semiannually	2006	1,017	—	158	—
Masisa bonds	B	—	UF	6.25	12/15/2024	Semiannually	2011	355	—	56	—

Total short term portion								14,038	12,752	10,064	25,729

Long term portion

Terranova bonds	A	4,000	UF	5.00	06/15/2009	Semiannually	2005	112,930	102,552	113,978	—
Terranova bonds	B	1,000	UF	6.00	06/15/2024	Semiannually	2009	28,233	25,639	28,494	—
Terranova bonds	C	30,000	US$	5.00	06/15/2008	Semiannually	2008	30,000	30,000	30,000	—
Promissory notes	B	36,000	US$	8.06	06/15/2008	Semiannually	2005	27,000	36,000	36,000	45,000
Masisa bonds	A	2,500	UF	5.00	12/15/2010	Semiannually	2006	70,581	—	71,236	—
Masisa bonds	B	702	UF	6.25	12/15/2024	Semiannually	2011	19,820	—	20,003	—

Total long-term								288,564	194,191	299,711	45,000

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

a) Bonds

In August 2003, the Company issued UF 4,000,000 Series A fixed rate UF denominated bonds in the Chilean market. Series A bonds mature on December 15, 2009 and pay interest at 5.0%. Interest is payable on June 15 and December 15 of each year with the first payment due on December 15, 2003. Principal is payable on June 15 and December 15 of each year with the first payment due on June 15, 2005.

In August 2003, the Company issued UF 1,000,000 Series B fixed rate UF denominated bonds in the Chilean market. Series B bonds mature on December 15, 2024 and pay interest at 6.0%. Interest is payable on June 15 and December 15 of each year with the first payment due on December 15, 2003. Principal is payable on June 15 and December 15 of each year with the first payment due on June 15, 2009.

In August 2003, the Company issued ThUS$ 30,000 Series C fixed rate US$ denominated bonds in the Chilean market. Series C bonds mature on June 15, 2008 and pay interest at 5.0%. Interest is payable on June 15 and December 15 of each year with the first payment due on December 15, 2003.

In December 2003, the Company’s subsidiary Masisa issued ThUS$ 91,453 of fixed rate bonds in the Chilean market. Series A bonds of ThUS$ 71,394 mature in seven years and pay interest at 5.0%. Series B bonds of ThUS$ 20,059 mature in twenty one years and pay interest at 6.25%. Interest is payable on both Series A and B bonds on June 15 and December 15 of each year with the first payment due on June 15, 2004.

b) Promissory notes

In May 1996, the Company’s subsidiary Masisa Overseas Ltd, issued ThUS$ of fixed rate promissory notes. Series A Promissory notes of ThUS$ mature in 2025 and pay interest at 8.06%. Series B Promissory notes of ThUS$ mature in 2011 and pay interest at 7.82%.

Scheduled payments of the long-term portion of bonds and promissory notes at September 30, 2004 are as follows:

Amounts payable during the period ending September 30,	ThUS$
2005	14,067
2006	30,253
2008	51,349
2009	51,349
2010 and thereafter	141,546

Total	288,564

Amounts payable during the years ending December 31,	ThUS$
2005	20,003
2006	28,494
2008	30,000
2009	71,236
2010 and thereafter	149,978

Total	299,711

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 17 – ACCRUED LIABILITIES

Accrued liabilities include the following:

	September 30,		December 31,
	2004	2003	2003	2002
		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Accrued vacations	3,019	3,085	3,308	2,682
Provision for bonuses	345	487	1,004	210
Consulting services	1,283	2,601	3,180	207
Export expenses and freight	2,636	2,448	2,059	2,282
Import expenses	202	2,300	3,068	238
Services	—	—	1,000	1,178
Fines from Venezuela	227	1,063	2,368	704
Provision for major repairs	1,420	1,066	1,197	191
Plantations insurance	—	—	339	—
Others	4,651	4,667	2,218	3,672

Total	13,783	17,717	19,741	11,364

NOTE 18 - SHAREHOLDERS’ EQUITY

a) Changes in capital and reserve accounts for the nine-month periods ended September 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002 and were as follows:

	Common stock	Other reserves	Retained earnings	Development stage deficit	Net loss income for the year	Total Equity
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
2002
Balance at December 31, 2001	480,588	126,829	35,281	(15,338)	21,499	648,859
Transfer to retained earnings	—	—	6,161	15,338	(21,499)	—
Capital increase	14,143	—	—	—	—	14,143
Dividends paid			(1,815)	—	—	(1,815)
Decrease in forestry reserve due to appraisal	—	(357)	—	—	—	(357)
Cumulative translation adjustment	—	(3,759)	—	—	—	(3,759)
Deficit of subsidiary in development stage	—	—	—	(21,514)	—	(21,514)
Net income for the year	—	—	—	—	21,009	21,009

Balance at December 31, 2002	494,731	122,713	39,627	(21,514)	21,009	656,566

2003
Balance at December 31, 2002	494,731	122,713	39,627	(21,514)	21,009	656,566
Transfer to retained earnings	—	—	(505)	21,514	(21,009)	—
Capital increase	90,558	—	—	—	—	90,558
Increase in forestry reserve due to appraisal	—	6,861	—	—	—	6,861
Cumulative translation adjustment	—	4,633	—	—	—	4,633
Deficit of subsidiary in development stage	—	—	—	(4,133)	—	(4,133)
Net loss for the period	—	—	—	—	(13,121)	(13,121)

Balance at September 30, 2003 (unaudited)	585,289	134,207	39,122	(4,133)	(13,121)	741,364

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Common stock	Other reserves	Retained earnings	Development stage deficit	Net loss income for the year	Total Equity
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
2003
Balance at December 31, 2002	494,731	122,713	39,627	(21,514)	21,009	656,566
Transfer to retained earnings	—	—	(505)	21,514	(21,009)	—
Capital increase	90,558	—	—	—		90,558
Incorporation of net equity balance of Terranova S.A.	16,828	—	—	—	—	16,828
Decrease in forestry reserve due to appraisal	—	(8,391)	—	—	—	(8,391)
Cumulative translation adjustment	—	(771)	—	—	—	(771)
Deficit of subsidiary in development stage	—	—	—	(4,133)	—	(4,133)
Net loss for the year	—	—	—	—	(20,010)	(20,010)

Balance at December 31, 2003	602,117	113,551	39,122	(4,133)	(20,010)	730,647

2004
Balance at December 31, 2003	602,117	113,551	39,122	(4,133)	(20,010)	730,647
Transfer to retained earnings	—	—	(24,143)	4,133	20,010	—
Increase in forestry reserve due to appraisal	—	12,042	—	—	—	12,042
Cumulative translation adjustment	—	136	—	—	—	136
Net income for the period	—	—	—	—	26,222	26,222

Balance at September 30, 2004	602,117	125,729	14,979	—	26,222	769,047

b) Paid-in capital

At September 30, 2004 and December 31, 2003, the capital of the Company was divided into 4,019,837,304 shares outstanding without nominal value.

On September 30, 2003, the Extraordinary Shareholders’ Meeting approved the stock split of Terranova International S.A. into two companies, Terranova with a stated equity balance of ThUS$ 16,828 and Inversiones Internacionales Terranova S.A. with a stated equity balance of ThUS$ 86,589. Following the split on October 31, 2003, Forestal Terranova S.A. was merged into its subsidiary Terranova. As a result of the merger, Terranova’s stated equity balance amounted to US 602,117. Representing the sum of the equity balance of Terranova (ThUS$ 16,828) plus the equity balance of Forestal Terranova S.A (ThUS$ 585,289).

During 2003 and in accordance with a capital increase approved at the Extraordinary Shareholders’ Meeting of Forestal Terranova S.A. (the company merged into Terrranova S.A.) held on April 23, 2003, a total of 215,000,000 no-par-value shares were subscribed and paid for a total of ThUS$ 90,558.

c) Other reserves

Other reserves include the following:

	September 30,		December 31,
	2004	2003	2003	2002
		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Forestry reserve	132,502	135,712	120,461	128,852
Cumulative translation adjustment	(6,874)	(1,505)	(6,910)	(6,139)
Others	101	—	—	—

Total	125,729	134,207	113,551	122,713

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

d) Treasury shares

As a result of the merger described above, Terranova acquired 87,871,054 of its own shares that were held by Forestal Terranova S.A. before the merger. Additionally, as allowed by Chilean Law certain dissenting shareholders of Forestal Terranova S.A. excercised their redemption rights for the receipt of cash payments. As such, Terranova acquired 2,937,494 shares of Forestal Terranova S.A. which after the merger resulted Terranova holding 13,538,394 of its own shares.

These treasury shares do not have voting rights, are recorded at cost and included under Other long-term assets in the Consolidated Balance Sheets.

NOTE 19 – OTHER NON-OPERATING INCOME

Other non-operating income during each period includes the following:

	Nine months ended September 30,		Year ended December 31,
	2004	2003	2003	2002
		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Gain on sale of goods and services	2,880	750	688	662
Lease of offices, parking lots and others	373	678	610	190
Recovery of write-offs	—	—	35	797
Compensation from insurance	1,102	152	3,620	4,907
Services and commissions related companies	—	—	—	631
Forest bonuses	—	—	—	783
Compensation associated with land expropriated	—	—	82	208
Gain on sale of investments	—	—	—	725
Gain on sale of affiliate (Premdor Mexico)	—	—	—	167
Other	382	965	872	1,003

Total	4,737	2,545	5,907	10,073

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 20 – OTHER NON-OPERATING EXPENSES

Other non-operating expenses during each period includes the following:

	Nine months ended September 30,		Year ended December 31,
	2004	2003	2003	2002
		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Provision for doubtful non-operational account	2,777	—	—	—
Write-down of other assets to fair value	2,833	—	—	—
Temporary shut-down of industrial plant (1)	557	1,220	1,973	521
Idle sawmill expenses (2)	—	—	140	300
Depreciation	—	—	313	481
Loss on sale of related company (Fibramold S.A.)	—	—	—	121
Fees on sale of shares	—	—	133	25
Donations	—	—	324	37
Expenses on advisory services for merger with Masisa	—	—	58	—
Loss on sale of goods and services	552	109	649	414
Severance indemnities	697	—	331	—
Expenses on corporate reorganization	—	—	200	—
Write off of VAT receivable as a result of merger	—	—	809	—
Lease of assets from third parties	—	470	651	200
Provision for insurance	—	—	95	—
Provision for product obsolescence	—	—	—	400
Cost of losses (damages)	782	549	671	55
Other	1,806	1,912	967	895

Total	10,004	4,260	7,314	3,449

(1)	Corresponds to expenses associated with an industrial plant of Masisa which was temporarily idled and depreciation and other expenses generated by the temporary shut down of the Menque industrial plant and the furniture line of the Chillan plant.
(2)	Corresponds to overhead costs incurred on idle sawmills in Venezuela.

NOTE 21 – COMMITMENTS AND CONTINGENCIES

Lawsuits

The Company is involved in legal proceedings, claims and litigation arising in the ordinary course of business. In the opinion of management, these matters will not materially affect the Company’s consolidated financial position, operating results or cash flows when resolved in a future period.

As of September 30, 2004, there is an outstanding complaint amounting to ThUS$ 680 for damages to property caused in opinion of the complaint by Forestal Tornagaleones. On September 22, 2003, an appealable judgement was issued against the Company, which limited the scope of the claimed damages but did not fix the amount payable. Such judgement was appealed by the Company. On January 9, 2004, the Court of Appeals of Valdivia accepted the appeal, by annulling the judgement and refusing to accept the complaint filed against the Company in all its parts, including legal costs. The complainant filed a motion to appeal, which remains pending at the date of issuance of these consolidated financial statements. Given the judgement pronounced by the Court of Appeals of Valdivia, the Company believes that the likelihood of success for the complainant is minimal.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On May 30, 2002, the Chilean Internal Revenue Service issued a tax assessment amounting to ThCh$ 406,545 (ThUS$ 668 at September 30, 2004) for alleged differences in the determination of income taxes by Inversiones Coronel Limitada. The Company has made no provision for this assessment as management believes it will prevail in this case.

Financial Covenants and Restrictions

As a result of certain loan contracts entered by the Company and its subsidiaries, Terranova must abide to certain covenants. The covenants are associated with loan with K.F.W Bank and West L.B Bank, a syndicated loan for ThUS$ 85,000 with various institutions, and a syndicated loan for ThUS$ 65,000 with various institutions. Under the covenants the Company may not substantially change its activities, must provide financial information on a regular basis, must keep its obligations with third parties up to date, obtain the prior approval before transferring or selling a substantial part of its assets or granting such assets as collateral. In addition, the Company must maintain the following financial ratios based on its consolidated financial statements:

-	A maximum debt leverage ratio of 0.85

-	A maximum financial debt to cash generation ratio of 5.50

-	A minimum cash generation to financial expenses of 2.0

-	Minimum net tangible equity of ThUS$ 700,000

All of these obligations are complied with as of the date of the accompanying financial statements

August 2003 Bond Placement – Terranova

In association with the Company’s August 6 and 13, 2003 bond placements of UF 4,000,000, and UF 1,000,000, and ThUS$30,000, the Company must abide by the following covenants:

-	Maintain the registration of the Company in the Securities Register of the SVS.

-	Maintain certain insurance policies with respect to operating assets.

-	Perform operations between related parties under market conditions.

-	Maintain a minimum forestry of 60,000 hectares of Radiata pine forests in Chile with an average age exceeding 8 years.

-	Maintain equity greater than the ThUS$ 600,000.

-	Maintain a ratio of current liabilities to equity no higher than:

i) 1.1 times, between September 30, 2003 through December 31, 2003;

ii) 0.95 times, between March 31, 2004 through December 31, 2004; and,

iii) 0.85 times, from March 31, 2005 through the maturity of bonds.

All these obligations are complied with as of the date of the accompanying financial statements

2003 Bond Placement – Masisa

The bonds issued in 2003 contain covenants establishing certain obligations for Masisa and its subsidiaries, including the following: maintenance of insurance on the principal assets of Masisa in accordance with the

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

industry’s standards; issuance of quarterly and annual financial statements to the representative of the bondholders, both individual and consolidated, abiding by the standards applicable to public corporations; the obligation to provide copies of risk rating reports; the obligation to update the accounting books of Masisa and its subsidiaries; the obligation to perform transactions with subsidiaries under market conditions; a prohibition on providing financing to any entity of the business group, other than the issuer or any of its subsidiaries or investees; and the requirement to maintain a quarterly leverage ratio (defined as the ratio between current liabilities and equity based on the consolidated financial statements) not higher than 0.9 times. All these obligations are complied with as of the date of the accompanying financial statements

Promissory Notes from Private Placement - Masisa

In connection with notes issued in a private placement in the United States during 1996, Masisa and its subsidiaries, Masisa Overseas Ltd. and Masisa Argentina S.A., are contractually committed to maintain certain covenants, which are summarized as follows:

-	Compliance with all laws

-	Maintenance of insurance on properties and businesses

-	Maintenance of properties in good repair, working order and condition

-	Payment of taxes and claims

-	Maintenance of financial covenants as follows:

a) Masisa must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders’ equity less intangible assets) of not less than an amount equal to the sum of (a) ThCh$ 140,493,573 (ThUS$ 230,733 at September 30, 2004) and (b) an amount equal to 40% of the cumulative amount of Recurring Net Income (defined as net income less extraordinary or non-recurring gains) of the Company for each fiscal year commencing after December 31, 1996 (as shown on the consolidated financial statements).

b) Masisa will not at any time permit the Leverage Ratio (defined as the ratio of consolidated indebtedness to Consolidated Tangible Net Worth) to exceed 1 to 1.

c) Masisa will not at any time permit the Interest Charges Coverage Ratio (the ratio of consolidated income plus interest expense and income taxes to interest expense) to be less than 1.5 to 1.

-	Ownership obligations

a) Masisa will at all times own 100% of the outstanding equity securities of Masisa Overseas Ltd.

b) Masisa will at all times own at least 66 2/3% of the outstanding voting securities of Masisa Argentina S.A.

All these obligations are complied with as of the date of the accompanying financial statements.

Fibranova C.A. and Andinos C.A.

The Th$US 19,000 loan obtained by the Venezuelan subsidiaries, Fibranova C.A. and Andinos C.A., on February 26, 2004 requires the Company, as a guarantor, to adere to certain covenants. Under the covenants, the Company may not substantially change its activities, may not substantially change its ownership in the subsidiaries, must provide financial information on a regular basis, must keep its obligations with third parties up to date, obtain the prior approval before transferring or selling a substantial part of its assets or granting such assets as collateral.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

All of these obligations have been complied with as of the date of the accompanying financial statements.

Raboinvestments Chile S.A.

On October 15, 1998, Forestal Tornagaleones entered into a loan agreement with Raboinvestments Chile S.A. for US$ 15.8 million. Under terms of the agreement the company collateralized the loan with plantations and land for the term of the loan that expires in 3 years. The book value of the plantations is ThUS$ 20,964 and the book value of the land is ThUS$ 5,642 at September 30, 2004.

Dresdner Bank and Banco Security

Forestal Tornagaleones S.A., though its subsidiary Forestal Argentina S.A., has loans outstanding with Dresdner Bank and Banco Security which commenced in December 2001. Such loans proceeds were used for financing new plantations, purchase of property and financial debt restructuring. The loan covenants require the maintenance of equity of at least ThUS$ 80,000, debt leverage ratio lower than or equal to 0.4 times, ratio of equity and long-term debt to fixed assets equal to or higher than 1, and a ratio of EBITDA to financial expenses higher than or equal to 1.5 times.

On March 18, 2004, Masisa replaced its subdidiary Forestal Tornagaleones as the guarantor of this debt.

All these obligations are complied with as of the date of these financial statements.

The Bank of Nova Scotia

In connection with the loan of US$ 25 million granted by The Bank of Nova Scotia, in which Scotiabank Sud Americano acted as an agent, Masisa and/or its subsidiaries are obligated to the following covenants: maintaining a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1; maintaining a coverage over financial expenses not lower than 3; maintaining a consolidated equity not lower then UF 14,800,000 (ThUS$ 417,841 at September 30, 2004); Masisa cannot sell, transfer, dispose of, promise to sell or dispose of its current stake in the ownership of its subsidiaries, with the exceptions set forth in the contract; Masisa cannot pledge assets that are essential for the normal operation of the business, except under the conditions provided for in the contract; Masisa cannot grant loans to its shareholders for operations outside the regular course of business. All these obligations are complied with as of the date of the accompanying financial statements

Comerica Bank

Masisa has the following covenants associated with its loan of US$ 15 million granted by Comerica Bank. Convenants include: maintenance of insurance on the principal assets in accordance with industry standards; updating accounting records of Masisa and its subsidiaries; compliance with current laws and regulations; compliance with the payment of every obligation derived from debt contracts; maintenance of Masisa is line of business; prohibition on issuing certain guarantees on its assets, except for those existing upon signature of the agreement and others such as chattel mortgage on new assets purchased in Masisa’s ordinary line of business; performance of transactions with the subsidiaries under market conditions; prohibition on merging Masisa with any other company, or liquidating or dissolving it, and selling or renting its assets, property or businesses, except on the terms agreed upon in the contract; limitation on the debt contracted and loans granted to those conforming with the conditions stated in the agreement; maintenance of a consolidated equity not lower than UF 14,800,000 (ThUS$ 417,841 at September 30, 2004); maintenance of an interest coverage ratio (defined as operating cash flow over net financial expenses) of at least 3; and maintenance of a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1. All these obligations are complied with as of the date of the accompanying financial statements.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Banco de Chile

Masisa has the following covenants associated with its credit line for US$ 15 million granted by Banco de Chile. Convenants include: maintenance of a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1; maintenance of a coverage ratio against financial expenses of at least 3; maintenance of a consolidated equity of at least UF 14,800,000 (ThUS$ 417,841 at September 30, 2004); and a prohibition on selling, transferring, pledging to sell or disposing of, in any way or manner, its present equity investment in the property of its subsidiaries except in accordance with the terms agreed upon in the contract. All these obligations are complied with as of the date of the accompanying financial statements.

Dresdner Bank L.A. - Forestal Argentina S.A.

In accordance with loans contracted, this subsidiary is obligated to comply with certain covenants that are derived from the financial statements of this subsidiary issued in accordance with accounting principles generally accepted in Argentina.

These covenants include the maintenance of:

-	A ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to financial expenses equal to or higher than 1.8 times;

-	Debt leverage lower or equal to 0.50; and

-	Net equity of at least US$ 50 million.

Non-compliance with any of the above obligations can require the immediate payment of the amounts owed, as if they had matured and were currently collectable.

The subsidiary was not in compliance with its net equity covenant based on its subsidiary’s financial statements at December 31, 2003 and 2002. On August 27, 2002, Dresdner Bank L.A. released the Company from its obligation to comply with the financial covenants set forth in its loan contract. On January 28, 2003, the bank extended the release from complying with the covenant of maintaining a minimal equity until April 30, 2003. On May 12, 2003 the bank reported in writing to Forestal Argentina S.A. that it was in the process of studying the balance sheets audited at December 31, 2002. It also advised that, as long as such analysis, as well as the restructuring of the covenant of minimum equity is not concluded, it would not declare a default event for non-complying with such covenant. On August 22, 2003, the bank advised the company that it was still studying such balance sheets and, as long as the examination has not been concluded, it would not declare a default event for non-compliance of the covenant. On January 8, 2004, the bank reported to the Company that, with retroactive effect to June 30, 2003 and until February 29, 2004, it released the Company from complying with the obligation to maintain a minimum equity as outlined in the borrowing documents.

On March 18, 2004, Masisa became the guarantor of the loan granted to its subsidiary Forestal Argentina S.A. by Dresdner Bank L.A. The amendment requires Masisa, as a guarantor, to comply with certain covenants.

As of September 30, 2004, Masisa is in compliance with the covenants.

Other Contracts and Commitments

Shareholders’ agreement – Oxinova C.A

With the incorporation of the unconsolidated subsidiary, Oxinova C.A,. in Venezuela, the Company’s subsidiary, Inversiones Internacionales Terranova S.A., signed a shareholders’ agreement with Oxiquim S.A.,

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

restricting it from selling its shares in Oxinova C.A., pledging such shares as collateral, or establishing rights in favor of third parties of such shares. Inversiones Internacionales Terranova S. A. must also maintain direct control of Fibranova C.A. through Terranova S.A.

In relation to this, on May 23, 2002, Inversiones Internacionales Terranova S.A. signed a shareholders’ agreement with Corporación Venezolana de Guayana (CVG), a Venezuelan governmental agency, to regulate and manage the construction and operation of a river port in the north riverside of the Orinoco River, Macapaima, Venezuela. At of the issuance date of these financial statements, such company has not been established.

Wood purchase contract

In May 1997, the subsidiary Terranova de Venezuela S.A. signed a contract with CVG Proforca C.A. for the right to use two plots of land of 59,000 hectares in the State of Monogas in Venezuela. The term of this contract is 30 years.

The signed contract implies the following conditions:

-	The land where the plantations are located are the sole property of CVG Proforca C.A. and are not part of the contract.

-	All future expenses and costs to obtain all required permits shall be the responsibility of Terranova de Venezuela S.A.

-	CVG Proforca C.A. shall compensate Terranova de Venezuela S.A. for any costs incurred due to a breach of contract by CVG Proforca C.A., the owner and operator of the assets.

-	Terranova de Venezuela S.A. shall comply with all environmental standards regarding fire prevention, industrial hygiene and safety, logging operations, and the maintenance of roads and infrastructure, plus fire prevention and operating plan.

-	Terranova de Venezuela S.A. shall purchase insurance policies to cover third party expenses with CVG Proforca C.A. being appointed as the beneficiary.

Uverito sawmill lease contract

In May 1997, the subsidiary Terranova de Venezuela S.A. signed a sawmill lease contract with CVG Proforca C.A. for fifteen years starting in 1997, for a lump sum payment of ThUS$10,000. The Company is subject to the following conditions:

-	The Company shall be responsible for all necessary equipment maintenance and repair expenses.

-	All improvements shall be the property of the Company and may be removed by the lessee as long as such removal does not damage the leased property.

-	The Company shall be responsible for all utility expenses, including electricity, water, telephone and other services, incurred in the commercial operation of the sawmill. The lessor shall be liable for all property taxes, and the lessee for any operations-related taxes.

-	All equipment must be insured against all risks with CVG Proforca C.A. being appointed as beneficiary.

Contract for the use of 30,000 hectares

In May 1997, the subsidiary Terranova de Venezuela S.A. signed a contract with CVG Proforca C.A., giving it the rights to use a plot of land of 30,000 hectares. The term of this contract is 30 years; however, the

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

rights to use it will cease after Terranova de Venezuela S.A. has exploited all the forestry resources, after the twentieth year. In consideration, Terranova de Venezuela S.A. will transfer to CVG Proforca ownership over certain forestry resources.

Under the contract, Terranova de Venezuela committed, among other things, to the following:

-	Reforest at its expense and for its benefit, (except for the previously mentioned consideration to CVG Proforca) the portions of land that have been harvested by the Company during the first twenty years of the term of that contract.

-	Post a surety bond in favor of CVG Proforca for a total amount of ThUS$ 300 for the obligations assumed under this contract.

Annual contract with the company CVG. PROFORCA.

During the month of April 2000, Terranova Venezuela S.A., signed a contract with CVG PROFORCA, for the annual purchase of 400,000 cubic meters SSC of Caribbean pine commercial wood at a fixed price.

Deferred customs duties

As of September 30, 2004, Terranova S.A. owes deferred customs duties in the amount of ThUS$ 1,174 (ThUS$ 1,348 and ThUS$ 2,135 in 2003 and 2002, respectively). From these duties, ThUS$ 1,024 have not been recorded as liabilities since it is expected that certain export incentive credits due from the custom authorities will be applied against the amounts due. The remainder of ThUS$ 150 has been recorded as long-term liabilities as no offsetting credits are anticipated.

Insurance Contracts

The significant insurance policies purchased by Terranova and its subsidiaries as of September 30, 2004, are the following:

-	Plantation insurance for a total coverage of ThUS$ 323,743 for certain Chilean subsidiaries

-	Property and inventory insurance for certain Chilean subsidiaries for a total coverage of approximately ThUS$ 253,049 and ThUS$ 75,504 to cover fixed costs in case of plant shutdown.

-	Civil liability, personal accident and third-party liability insurance for a total coverage of ThUS$ 10,000.

-	The Brazilian subsidiaries have plantation insurance for a total coverage of ThUS$ 58,235, other property of ThUS$ 180,374 and civil liability for ThUS$ 32,195.

-	The Venezuelan subsidiaries have insurance as follows: coverage of ThUS$ 235,639 for construction and building and coverage of ThUS$ 31,500 for certain other risks.

-	Subsidiaries in Mexico have insurance for a total coverage of ThUS$ 30,629 for physical property, and coverage of ThUS$ 4,060 for civil liability and other.

-	The subsidiaries in Argentina have the following insurance: coverage of ThUS$ 34,629 corresponding to forest plantations, coverage of ThUS$ 175,520 relating to other assets and coverage of ThUS$ 23,400 corresponding to civil liability.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company maintains the following indirect guarantees:

				Balances pending
Guarantee creditor	Entity	Relation	Type of guarantee	September 30,		December 31,
				2004	2003	2003	2002
				ThUS$	ThUS$	ThUS$	ThUS$
					(unaudited)
Banco Santander-Chile	Oxinova C.A.	Equity investee	Surety Bond	858	1,286	1,286	2,573
Banco Security	Oxinova C.A.	Equity investee	Surety Bond	—	1,775	—	1,775
Banco de Chile	Oxinova C.A.	Equity investee	Surety Bond	4,900	398	4,900	—
Corpbanca	Oxinova C.A.	Equity investee	Surety Bond	—		—	431

NOTE 22 - SUBSEQUENT EVENTS

On October 5, 2004, Masisa entered into two foreign currency forward contracts for a notional amount of US$ 60 million to hedge foreign exchange exposure related to UF denominated bond debt. Additionally, Masisa entered into a foreign currency forward contract for US$ 20 million to hedge foreign currency exchange exposure of Mexican peso denominated costs.

There have been no other subsequent accounting or financial events during the period from September 30, 2004 through the date on which these financial statements were prepared, November 15, 2004, which could significally affect their interpretation.

NOTE 23 - DIFFERENCES BETWEEN CHILEAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Accounting principles generally accepted in Chile (“Chilean GAAP”) vary in certain important respects from the accounting principles generally accepted in the United States of America (“US GAAP”). Such differences involve certain methods for measuring the amounts shown in the financial statements, as well as additional disclosures required by US GAAP.

1. Differences in measurement methods

The principal methods applied in the preparation of the accompanying financial statements which have resulted in amounts which differ from those that would have otherwise been determined under US GAAP are as follows:

a) Functional currency, reporting currency and inflation accounting

i) Terranova

Since the year ended December 31, 1992, the functional and reporting currency of the Company has been the US dollar. For the years prior to 1992, the Company presented its financial statements in Chilean pesos restated to reflect the full effects of the change in the purchasing power of the Chilean peso on the financial position and results of operations of reporting entities. The method, described in Note 2 d), is based on a model which enables the calculation of net inflation gains or losses caused by monetary assets and liabilities exposed to changes in the purchasing power of the local currency by restating all non-monetary accounts in the financial statements. The model prescribes that the historical cost of such accounts be restated for general price-level changes between the date of origin of each item and the year-end, and allows direct utilization of replacement values for the restatement of inventories as an alternative to the price-level restatement of those assets, but only if the resulting variation is not material.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of the change in functional and reporting currency in 1992, for Chilean GAAP purposes, the Company’s accounting records, which until December 31, 1991 had been maintained in its former functional currency, Chilean pesos adjusted for the effects of price level changes, were translated to US dollars by dividing all of the Company’s assets and liabilities by the Chilean peso–US dollar exchange rate prevailing on December 31, 1991.

Pursuant to US GAAP, when a change in functional currency occurs previously issued financial statements should not be restated and a change in the functional currency should be reported prospectively from the date of the change. If the functional currency changes from a non-inflation adjusted local currency to the U.S. dollar, the translated amounts using the exchange rate prevailing at the end of the period prior to the change for nonmonetary assets and liabilities and equity accounts become the accounting basis in the period of the change and in subsequent periods. However, in the case of a change from a price-level adjusted currency, such as the Chilean peso, to the US dollar, US GAAP requires the elimination of the accumulated inflation effects on all assets and liabilities for all periods prior to the date of the change before the translation to US dollar. Accordingly, for the reconciliation of net income and equity from Chilean GAAP to US GAAP for the nine-month periods ended September 30, 2004 and 2003 and for the year ended December 31, 2003, the Company has (1) eliminated all price-level adjustments of all non-monetary assets and liabilities originated prior to January 1, 1992 and (2) translated all non-monetary assets, liabilities and shareholders’ equity accounts based on the prevailing exchange rate on December 31, 1991.

ii) Masisa

For the nine-month periods ended September 30, 2004 and 2003 and for the year ended December 31, 2003, the reporting currency of the consolidated subsidiary Masisa is the US dollar. Prior to January 1, 2003, Masisa reported its financial statements in Chilean pesos. Effective January 1, 2003 and following the approval of the appropriate Chilean regulatory authorities, Masisa changed its reporting currency to the US dollar in order to be consistent with Terranova’s financial functional and reporting currency and to facilitate Terranova’s consolidation process for financial reporting purposes. Masisa’s functional currency has not changed and remains the US dollar.

As a result of the change in reporting currency in 2003, for Chilean GAAP purposes, Masisa’s accounting records, which until December 31, 2002 had been maintained in Chilean pesos adjusted for the effects of price level changes, were translated to US dollars by dividing all of the Company’s assets and liabilities by the Chilean peso–US dollar exchange rate prevailing on December 31, 2002.

Under US GAAP, a change in reporting currency from a price-level adjusted currency such as the Chilean peso to the US dollar requires the financial statements for the nine-month periods ended September 30, 2004 and 2003 and for the years ended December 31, 2003 to be recast as if the US dollar had been used for all periods. Accordingly, for the reconciliation of net income and equity from Chilean GAAP to US GAAP for all periods presented, the Company has (1) eliminated all price-level adjustments; (2) remeasured all monetary assets and liabilities at current exchange rates; and (3) remeasured non-monetary assets and liabilities based upon exchange rates at the date of acquisition of Terranova’s control or historical exchange rates if later.

iii) Subsidiaries with accounting records maintained in inflation adjusted Chilean pesos

The Company consolidates those subsidiaries that maintain their accounting records in Chilean pesos adjusted for inflation by translating all peso adjusted for inflation assets, liabilities, revenues and expenses using the exchange rate prevailing at the end of each period. Also, in accordance with Chilean GAAP, the Company

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

records a translation adjustment included in shareholders’ equity derived from the net difference between the value of its investment in those subsidiaries resulting from the movement in the exchange rate between the Chilean peso and the US dollar, the Company’s functional currency.

Pursuant to US GAAP, subsidiaries which maintain their records in a currency other than its functional currency, must remeasure their financial statements into the functional currency before translating to the reporting currency. For all subsidiaries, the functional currency is the US dollar for US GAAP purposes. All monetary assets and liabilities are remeasured based on current exchange rates and all non-monetary assets and liabilities and shareholders’ equity are remeasured based on historical exchange rates. Revenues and expenses are remeasured at the weighted-average of the exchange rates in the period. All remeasurement effects are recorded as a component of net income.

Accordingly, for the reconciliation of net income and equity from Chilean GAAP to US GAAP for the nine-month periods ended September 30, 2004 and 2003 and the year ended December 31, 2003, the Company has (1) eliminated all price-level adjustments; (2) remeasured all monetary assets and liabilities at current exchange rates; (3) remeasured non-monetary assets, liabilities and shareholders’ equity accounts based on historical exchange rates; and (4) remeasured revenues and expenses at the weighted-average of the exchange rates in the period.

In accordance with Chilean GAAP, for subsidiaries that maintain accounting records in Chilean pesos, monetary assets or liabilities denominated in US dollars are translated to Chilean pesos at year-end exchange rates and the corresponding adjustment is included in net income for the subsidiary. Pursuant to US GAAP, this adjustment is not required for monetary assets and liabilities denominated in US dollars as the Company’s functional currency is the US dollar.

The effects resulting from the above differences between the Chilean GAAP financial statement presentation and currency translation and the methods described above for US GAAP purposes are presented net of the corresponding tax effects as an adjustment to Chilean GAAP net income. The cumulative effect of these adjustments has been presented net of the corresponding tax effect as an adjustment to Chilean GAAP net equity. The adjustments are included in paragraph 1 r) below.

b) Income taxes

Under Chilean GAAP, effective January 1, 2000, the Company began applying Technical Bulletin No. 60 of the Chilean Institute of Accountants concerning deferred income taxes. Technical Bulletin No. 60 requires the recognition of deferred income taxes for all temporary differences, whether recurring or not, using an asset and liability approach. For US GAAP purposes, in prior years the Company applied Statement of Financial Accounting Standard (“SFAS”) No. 109, “Accounting for Income Taxes”, whereby income taxes are also recognized using substantially the same asset and liability approach. Deferred income tax assets and liabilities established for temporary differences between the financial reporting basis and tax basis of the Company’s assets and liabilities are based on enacted rates at the dates that the temporary differences are expected to reverse. The effect of changes in tax rates is included in income for the period that includes the enactment date.

After the year ended December 31, 1999, Chilean GAAP and US GAAP differ due to the recognition for US GAAP purposes of the reversal of deferred income taxes included in the US GAAP reconciliation in years prior to 2000.

Prior to the implementation of Technical Bulletin No. 60, no deferred income taxes were recorded under Chilean GAAP if the related timing differences were expected to be offset in the year that they were projected to reverse by new timing differences of a similar nature.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Furthermore, deferred income tax assets under both Chilean and US GAAP should be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred income tax asset to an amount that is more likely than not to be realized.

The effect of providing for deferred income taxes for the differences between the amounts shown for assets and liabilities in the balance sheet and the tax basis of those assets and liabilities is included in paragraph 1 r) below and certain disclosures required under SFAS No. 109 are set forth in paragraph 2 a) below.

c) Revaluation of timber resources

As mentioned in Note 2 i) certain timber assets are reported in the financial statements at amounts determined in accordance with an annual technical appraisal. Revaluation of property, plant and equipment is an accounting principle that is not generally accepted in the United States. The effects of the reversal of this revaluation for both investments in unconsolidated affiliates and consolidated subsidiaries are shown in the reconciliation of shareholder’s equity in paragraph 1 r), below. As previously indicated in Note 2 i), the revaluation of timber resources is not given effect in the Consolidated Statement of Income under Chilean GAAP and therefore no US GAAP adjustment is necessary.

d) Revaluation of property, plant and equipment

As described in Note 2 i), certain property, plant and equipment has been reported in the financial statements at amounts determined in accordance with a one-time technical appraisal. The revaluation of property, plant and equipment is an accounting principle not generally accepted under U.S. GAAP. The effects of the reversal of this revaluation as well as the related accumulated depreciation and depreciation expense for the year is shown in the Chilean GAAP to U.S. GAAP reconciliation below under paragraph 1 r).

e) Business combinations, goodwill and negative goodwill

Under US GAAP, the purchase method is used for all business combinations. The acquired company’s assets and liabilities are adjusted to give effect to the purchase price paid by the acquiring company. If, after the assets, including intangibles, and liabilities of the acquired company have been adjusted to their fair value, at the acquisition date, the purchase price exceeds the amount of such fair value, the excess is recorded as goodwill. SFAS No. 141, “Business Combinations”, establishes specific criteria for the recognition of intangible assets separately from goodwill and it requires unallocated negative goodwill to be allocated pro rata to the acquired assets or written off immediately as an extraordinary gain. Goodwill and certain specifically identified intangibles are assigned an indefinite useful life. Accordingly, no goodwill amortization expense is recorded for US GAAP purposes. Goodwill and indefinite life intangibles are subject to annual impairment tests based on the fair value method.

Until December 31, 2003, under Chilean GAAP, the excess of cost over the net book value of a purchased company is recorded as goodwill (the book value purchase method), which is then amortized to income over a maximum period of twenty years. Amortization of goodwill may be accelerated if the acquired company generates sufficient income to absorb the additional amortization in any given year. The excess of net book value over the cost of an investment is considered to be negative goodwill under Chilean GAAP and is also amortized to income over a maximum period of twenty years. The amortization of negative goodwill may be accelerated if the acquired company sustains losses.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

i) Acquisition of Masisa

Under Chilean GAAP, the purchase of 43.16% interest in Masisa in July 2002 resulted in negative goodwill amounting to ThUS$ 40,381 as described in Note 12.

The following table sets forth the US GAAP purchase accounting adjustment relating to the purchase of 43.16% interest in Masisa:

ThUS$
Net book value of Masisa (as of date of acquisition)	426,086
Incremental fair value of identified intangible asset (1)	20,658
Increase in deferred taxes for intangible asset	(3,512)
Elimination of acquired Masisa’s goodwill and negative goodwill	(695)
Adjustment to net tangible assets of Masisa to reconcile to fair value	(64,718)
Increase in deferred taxes for adjustment to net tangible assets of Masisa to reconciliable to fair value	13,012

Fair value of Masisa as of date of acquisition.	390,831
Fair value of interest acquired in Masisa (43.16%)	168,683

Purchase price (2)	145,580
Negative goodwill under US GAAP allocated to property, plant and equipment and intangible assets(3)	(29,245)

Negative goodwill under US GAAP allocated to Deferred income taxes (3)	6,142

1)	Identified intangible with an indefinite life associated with Masisa brand name.
2)	Purchase price pursuant to US GAAP includes acquisition expenses amounting to ThUS$ 957. Under Chilean GAAP, acquisition expenses are expensed as incurred.
3)	Negative goodwill has been allocated as a pro rata reduction to property, plant and equipment, intangible assets and related deferred income taxes effects, in accordance with the provisions of SFAS No. 141.

ii) Maderas y Paneles S.A., Masisa Cabrero S.A. and Forestal Tornagaleones S.A.

Under Chilean GAAP, goodwill and negative arising from the purchases made by Masisa of Maderas y Paneles S.A., Masisa Cabrero S.A. and Forestal Tornagaleones S.A in years prior to its acquisition from the Company are recorded at book values and amortized over 20 years. Under US GAAP, an acquiring company should not recognize the goodwill previously recorded by an acquired entity.

iii) Corporación Forest Guayamure C.A.

Negative goodwill resulting from the purchase by the Company of Corporación Forest Guayamure C.A. is being amortized over 20 years under Chilean GAAP. Under US GAAP, this negative goodwill would have been allocated pro-rata to the forests as of the acquisition date resulting in lower cost of sales when the forest acquired is harvested. The difference between amortizing the negative goodwill to income over 20 years under Chilean GAAP and the impact under the full allocation method pursuant to US GAAP has been included in the reconciliation of net income and shareholders’ equity.

iv) Terranova

As described in Note 12, Terranova acquired the remaining 40% interest in Terranova International S.A. from its indirect controlling shareholder in October 2003. Under Chilean GAAP, the difference between the

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

consideration paid and the book value of Terranova Internacional S.A. was recorded as negative goodwill which is being amortized to income over twenty years. Under US GAAP, the shares acquired from indirect controlling shareholders were considered to be an exchange of ownership interests between companies under common control. As such, the difference between the purchase price paid by Terranova and the 40% of net book value of Terranova International S.A. would have been considered a capital investment and recorded as additional paid-in capital in the consolidated shareholders’ equity of Terranova.

v) Amortization of Goodwill and Intangible Assets

Under US GAAP, the Company adopted Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets”, (“SFAS 142”) as of January 1, 2002. SFAS 142 applies to all goodwill and identified intangible assets acquired in a business combination. Beginning January 1, 2002, all goodwill, including that acquired before initial application of the standard, and indefinite-lived intangible assets are not amortized, but must be tested for impairment at least annually.

The Company has performed the impairment test of the goodwill originated on the acquisition of Terranova Forest Products, Inc and the intangible asset associated with the 43.16% acquisition of Masisa and did not identify any impairment.

The adjustments for the differences in accounting for business combinations, goodwill and negative goodwill between Chilean GAAP and US GAAP, as described above, are shown in the reconciliation of net income and shareholder’s equity in paragraph 1 r) below.

f) Capitalization of interest and exchange differences

Under Chilean GAAP, the capitalization of interest costs is optional. As described in Note 2 i), the Company capitalizes financing costs on long-term investment projects in a manner consistent with US GAAP.

Under Chilean GAAP, foreign exchange gains and losses associated with foreign-currency denominated debt, which qualifies for interest capitalization, can be netted against the corresponding capitalized interest. Under US GAAP, only the interest on the qualifying debt related to investment projects is capitalized and foreign currency gains and losses on foreign-currency denominated debt is recorded in income as a non-operating gain or loss.

Under Chilean GAAP, the Company also capitalizes interest costs incurred in connection with the development of its forests. Under US GAAP, interest costs incurred to finance the development of forests are not normally capitalized.

The adjustments for the reversal of capitalizing interest costs incurred in connection with the development of forests and the netting of foreign-currency gains and losses against interest capitalized pursuant to Chilean GAAP is shown in the reconciliations of net income and shareholder’s equity in paragraph 1 r) below.

g) Development stage results of operations

For Chilean GAAP purposes, the investment in the majority-owned subsidiary Fibranova C.A. was accounted for pursuant to the equity method until March 31, 2003 and the investor’s proportional share of the subsidiary’s results of operations during its development stage are recorded as a direct debit to shareholders’ equity and are never recognized in earnings. For US GAAP purposes, majority-owned subsidiaries in the

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

development stage would be consolidated and the results of their operations charged directly to income. The difference between recording development stage results to equity under Chilean GAAP and to income under US GAAP has been included in the reconciliation of net income under paragraph 1 r) below.

h) Treasury stock

As mentioned in Note 9, during the fourth quarter of 2003, the Company recorded its own shares obtained as a result of the legal reorganization described in Note 1 and shares purchased from dissenting shareholders who exercised their redemption rights as an asset. Under US GAAP, such shares would be recorded as Treasury stock as a reduction of Shareholders’ equity. The effect of such difference as of September 30, 2004 and December 31, 2003 is included under paragraph 1 r) below.

i) Derivative contracts

At September 30, 2004 and 2003 and December 31, 2003, the Company had derivative contracts consisting of interest rate swap agreements which have been designated as hedges of forecasted transactions. These contracts were obtained to mitigate interest rate risk with respect to certain variable interest rate debt.

Pursuant to Chilean GAAP, derivatives are accounted for in accordance with Technical Bulletin No. 57, “Accounting for Derivative Contracts” (“TB 57”). Pursuant to TB 57, all derivative financial instruments should be recognized on the balance sheet at their fair value. In addition, TB 57 requires that derivative financial instruments be classified as non-hedging (investment) instruments and hedging instruments, the latter further divided into those covering recognized assets or liabilities or an unrecognized firm commitment and those covering forecasted transactions.

Contracts to hedge forecasted transactions are those that have the objective of protecting cash flow risks of a transaction expected to occur in the future (a cash flow hedge). The hedging instrument should be recorded at its fair value and the changes in fair value should be stated on the balance sheet as unrealized gains or losses. When the contract is closed, the unrealized gains or losses on the derivative instrument should be recognized in earnings without affecting the cost or sales price of the asset acquired or sold in the transaction. However, probable losses arising from purchase commitments should not be deferred.

At September 30, 2004 and 2003 and December 31, 2003, the Company has not entered into hedges of existing items.

For US GAAP reconciliation purposes only, the Company has adopted SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 137 and SFAS 138 (collectively referred to herein as “SFAS 133”). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction or to the variability of the cash flows that are to be received or paid in connection with a recognized asset or liability or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, a foreign-currency-denominated forecasted transaction or a recognized asset or liability.

While the Company entered into derivatives for the purpose of mitigating its interest rate risk, these contracts do not meet the requirements to qualify for hedge accounting under US GAAP. Therefore changes in the respective fair values of all derivative instruments are reported in earnings when they occur.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The effect of the differences in accounting for derivative financial instruments are included in the reconciliation of Chilean GAAP and US GAAP in paragraph 1 r) below.

j) Timber cutting rights

In May 1997, the Company entered into a US$ 28.5 million contract with CVG-Proforca, a Venezuelan governmental entity, for the rights to use and harvest 59,000 hectares of plantation consisting of Caribbean type lumber for a term of 30 years. As a condition to enter into this contract, the Company was required to enter into a fifteen year operating lease contract for a sawmill owned by CVG Proforca requiring a payment of US$ 10 million. At the inception of both contracts, the Company paid the full amounts totaling US$ 38.5 million.

Under Chilean GAAP, the US$ 28.5 million paid was capitalized as purchased timber resources and included in Property, plant and equipment in the Consolidated Balance Sheet. The accounting policy pursuant to Chilean GAAP for timber resources is described above in Note 2 i). Further, under Chilean GAAP, the US$ 10 million paid for the lease contract was capitalized as an intangible and included under Other assets in the Consolidated Balance Sheets. This intangible is amortized proportionally based on the cubic meters of forest harvested as a percentage of total forests estimated to be harvested.

Under US GAAP, the US$ 38.5 million paid would be allocated to the estimated fair values of (1) the timber purchased as of the date of the contract, (2) the lease contract for the sawmill with an estimated useful life of eighteen years and (3) the intangible asset acquired for the right to cut timber. The Company is not using the sawmill in its own operations; however, it is sub-leased to a third party under an operating lease. Additionally and based on the conditions of the lease contract, the lease would be accounted for as a capital lease. Subsequently, the cost of the timber purchased would be charged to cost of sales proportionally based on the cubic meters of timber harvested as a percentage of total timber purchased. Cost of sales would also include the amortization of the intangible (forest rights) which would be amortized based on the volume of timber harvested as a percentage of total timber to be harvested under the contract.

The effect of the differences in accounting for the contracts described above are included in the reconciliation of Chilean GAAP and US GAAP in paragraph 1 r) below.

k) Asset retirement obligation

As part of the contract with CVG-Proforca for the right to use and harvest 59,000 hectares of plantation, the Company is required to reforest 7,500 hectares upon the termination of the contract on May 23, 2027. The contract requires that on expiration of the contract, each hectare should have at least four hundred Caribbean type lumber trees with a minimum age of ten years.

Pursuant to US GAAP, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”) as of January 1, 2003. SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the entity either settles the obligation for the amount recorded or incurs a gain or loss. For US GAAP purposes, the Company considers that the contractual obligation to reforest 7,500 hectares meets the definition of an asset retirement obligation under SFAS 143.

Under Chilean GAAP, there is no specific pronouncement related to asset retirement obligations; however, under current practice, the cost associated with the asset retirement obligation is typically recorded when incurred. Through September 30, 2004, the Company has not incurred any costs associated with this obligation for Chilean GAAP reporting.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The adjustments for the differences in accounting for asset retirement obligations between Chilean GAAP and US GAAP, as described above, are shown in the reconciliation of net income and shareholder’s equity in paragraph 1 r) below.

l) Direct financing lease agreement

During 2001 and 2002, the Company’s subsidiary, Terranova Brazil Ltd., sold certain harvesting equipment financed without interest charges over 48 months but retained title with respect to the machinery. The agreements were consummated as part of an outsourcing initiative related to harvesting activities to third parties. Contemporaneous with the sale of the equipment, service agreements were consummated for such parties to whom the equipment was sold to provide services to Terranova Brazil Ltd. Payments for services by Terranova Brazil Ltd. to the counterparties are reduced by the amount of the installments due by such counterparties under the financed sale of equipment.

Pursuant to Chilean GAAP, the Company has classified the historical cost of equipment sold under the agreement under Other assets in the Consolidated Balance Sheet and has not depreciated the equipment since the date of the sale agreements. A liability has been recorded under Other current liabilities in the Consolidated Balance Sheet for installments paid by the counterparties or for which service payments were reduced in the amount of the installments.

Under US GAAP, this transaction would be accounted for as a sale pursuant to a direct financing lease agreement.

An adjustment to derecognize the equipment and the liability received for payments received from the Consolidated Balance Sheet and to recognize the receivable from counterparties discounted to present value and the interest earned has been included in the Chilean GAAP to US GAAP reconciliation below under paragraph 1 r).

m) Equipment held for sale

The Company’s subsidiary, Terranova Brazil Ltd., has discontinued the use of certain equipment and during 2003 decided to sell it. Under Chilean GAAP, the Company reclassified such equipment to Other assets in the Consolidated Balance Sheet and discontinued its depreciation.

For US GAAP purposes and until December 31, 2002, such equipment did not meet the criteria of a long-lived asset to be disposed of by sale or otherwise as defined by SFAS No. 144, “Accounting for the Impairment or Disposal of long-lived Assets.” During 2003, the conditions for considering the equipment as an asset to be disposed of by sale were met. As such, the equipment would be recorded at the lower of carrying amount or fair value less costs to sell in the US GAAP balance sheet as of September 30, 2004 and 2003 and December 31, 2003.

An adjustment to recognize depreciation expense and accumulated depreciation until the date the equipment qualified as an asset held for sale under US GAAP and to recognize the difference between carrying amount and fair value less cost to sell has been included in the Chilean GAAP to US GAAP reconciliation below under paragraph 1 r).

n) Minority interest

The proportional effects of the US GAAP adjustments described above related to the Company’s subsidiaries, have been included in the reconciliation of net income and shareholders equity in paragraph 1 r) below.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

o) Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income”, establishes guidelines for the presentation of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income represents the change in shareholder’s equity of the Company during the period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. There are no differences between net income in accordance with US GAAP and comprehensive income in accordance with US GAAP. Additionally, there are no items impacting accumulated comprehensive income.

p) Variable Interest Entities

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which addresses consolidation by business enterprises of variable interest entities (“VIEs”) either: (1) that do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support or (2) in which the equity investors lack an essential characteristic of a controlling financial interest. In December 2003, the FASB completed deliberations on proposed modifications to FIN 46 and re-issued FIN 46 (“Revised Interpretation”) resulting in multiple effective dates based on the nature as well as the creation date of the VIE. The Revised Interpretation for all VIEs was effective for the Company’s second quarter of fiscal 2004. The Company has not entered into any material arrangements with VIEs created after January 31, 2003. Further, the Company evaluated the provisions under the Revised Interpretation on its arrangements prior to February 1, 2003 and determined that the Company did not have an interest in any material VIEs, including Special Purpose Entities, which have an impact on its financial position, results of operations and cash flows.

q) Balance sheet and Income statement classifications under US GAAP

i) As disclosed in Note 2 n), under Chilean GAAP, the Company has classified the discount on the issuance of bonds amounting to ThUS$ 9,300, ThUS$ 5,690 (unaudited) and ThUS$ 10,147 as of September 30, 2004 and 2003 and December 31, 2003, respectively, in prepaid assets and other assets. Under US GAAP, in accordance with APB Opinion No. 21, “Interest on Receivables and Payables”, the discount on the issuance of bonds should be reported in the balance sheet as a direct reduction from the face amount of the related bonds instead of a deferred charge.

ii) As disclosed in Notes 19 and 20, under Chilean GAAP, the Company has classified certain items in non-operating results (i.e., certain gains and losses on sales of property, plant and equipment; write-downs of property, plant and equipment; depreciation of equipment temporarily out of service, provisions for accounts receivable losses, etc.) that under US GAAP, are included in operating income. In addition, differences in classification of income and expenses and goodwill as well as other differences between Chilean GAAP and US GAAP exist as summarized in Note 24 r) bellow. As a result of these reclassifications pursuant to US GAAP, operating income amounted to ThUS$ 72,783, ThUS$ 16,621 (unaudited) and ThUS$ 12,853 for the nine-month periods ended September 30, 2004 and 2003 and the year ended December 31, 2003, respectively.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

r) Effects of conforming to US GAAP

The adjustments to reported net income pursuant to Chilean GAAP required to conform with accounting principles generally accepted in the United States of America include the following:

	Nine-month period ended September 30,		Year ended December 31, 2003
	2004	2003
		(unaudited)
	ThUS$	ThUS$	ThUS$
Net income (loss) as shown in the Chilean GAAP financial statements	26,222	(13,121)	(20,010)
Effect for change in functional currency (par. 1 a)	911	(148)	(3,405)
Effect for change in reporting currency (par. 1 a)	130	1,043	(547)
Inflation adjustments (par. 1 a)	(380)	(345)	(567)
Deferred income taxes-reversal of complementary accounts (par. 1 b)	3,530	(105)	(510)
Revaluation of property, plant and equipment (par. 1 d)	22	22	29
Business combinations, goodwill and negative goodwill (par. 1 e):
Goodwill and negative goodwill amortization	437	437	583
Acquisition of Masisa – amortization of fair value of assets and liabilities	2,761	3,121	4,434
Elimination of acquired goodwill and negative goodwill – Masisa	(2,085)	(1,942)	(2,472)
Capitalization of interest (par. 1 f)	(2,201)	(3,259)	(6,639)
Capitalization of exchange differences (par. 1 f)	(81)	487	1,473
Development stage results of operations (par. 1 g)	—	(4,133)	(4,133)
Derivative contracts (par. 1 i)	2,750	(5,165)	(4,477)
Timber cutting rights (par. 1 j)	1,056	904	1,118
Asset retirement obligation (par. 1 k)	(87)	(71)	(92)
Direct financing lease agreement (par. 1 l)	(15)	238	163
Equipment held for sale (par. 1 m)	—	(193)	(193)
Net deferred income tax effects on US GAAP adjustments (par. 1 b)	(1,110)	669	(546)
Net effects of US GAAP adjustments on minority interest (par. 1 n)	633	6,306	5,570

Net income (loss) in accordance with US GAAP	32,493	(15,255)	(30,221)

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The adjustments required to conform shareholders’ equity to US GAAP include the following:

	At September 30,		At December 31, 2003
	2004	2003
		(unaudited)
	ThUS$	ThUS$	ThUS$
Shareholders’ equity as shown in the Chilean GAAP financial statements	769,047	741,364	730,647
Effect for change in functional currency (par. 1 a)	(23,627)	(25,060)	(24,128)
Effect for change in reporting currency (par. 1 a)	78,465	76,693	78,121
Inflation adjustments (par. 1 a)	(54,788)	(54,197)	(54,690)
Deferred income taxes – reversal of complementary accounts (par. 1 b)	(21,205)	(21,735)	(24,735)
Revaluation of timber resources (par. 1 c)	(129,353)	(132,534)	(117,290)
Revaluation of property, plant and equipment (par. 1 d)	(3,149)	(3,178)	(3,171)
Business combinations, goodwill and negative goodwill (par. 1 e):
Goodwill and negative goodwill amortization	8,061	1,020	7,875
Acquisition of Masisa – amortization of fair value of assets and liabilities	9,272	5,198	6,511
Elimination of acquired goodwill and negative goodwill – Masisa	(5,544)	(2,929)	(3,459)
Capitalization of interest (par. 1 f)	(52,588)	(47,007)	(50,387)
Capitalization of exchange differences (par. 1 f)	(2,411)	(3,316)	(2,330)
Treasury stock (par. 1 h)	(18,378)	—	(18,378)
Derivative contracts (par. 1 i)	(2,123)	(5,561)	(4,873)
Timber cutting rights (par. 1 j)	(770)	(2,040)	(1,826)
Asset retirement obligation (par. 1 k)	(509)	(401)	(422)
Direct financing lease agreement (par. 1 l)	(410)	(321)	(395)
Equipment held for sale (par. 1 m)	(373)	(373)	(373)
Net deferred income tax effects on US GAAP adjustments (par. 1 b)	4,782	6,036	5,892
Net effect of US GAAP adjustments on minority interest (par. 1 o)	(1,337)	(1,283)	(2,020)

Shareholders’ equity in accordance with US GAAP	553,062	530,376	520,569

The changes in shareholders’ equity determined under US GAAP were as follows:

ThUS$
Balance at December 31, 2002	455,073
Capital increases	90,558
Net loss for the period	(15,255)

Balance at September 30, 2003 (unaudited)	530,376

Balance at December 31, 2002	455,073
Capital increases	90,558
Additional paid-in capital	6,709
Treasury stock	(1,550)
Net loss for the year	(30,221)

Balance at December 31, 2003	520,569
Net income for the period	32,493

Balance at September 30, 2004	553,062

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Additional US GAAP disclosure requirements

a) Earnings per share

SFAS No. 128, “Earning Per Share”, requires the disclosure of basic and diluted earnings per share (EPS). Basic EPS is calculated using income available to common stockholders divided by the weighted-average of common shares outstanding during the year. Diluted EPS is similar to basic EPS except that the weighted-average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued. The treasury stock method is used to calculate dilutive shares which reduces the gross number of dilutive shares by the number of shares that can be acquired from the proceeds of the options assumed to be exercised. Diluted EPS is equal to basic EPS for all periods presented as the Company did not have any potentially dilutive securities. The following disclosure of earnings per share information is not generally required for presentation in the financial statements under Chilean GAAP but is required under US GAAP:

	Nine-month period ended September 30,		Year ended December 31, 2003
	2004	2003
		(unaudited)
	US$	US$	US$
Basic and diluted earnings (losses) per share under Chilean GAAP	0.007	(0.004)	(0.006)

Basic and diluted earnings (losses) per share under US GAAP	0.008	(0.005)	(0.009)

Weighted average number of shares of common stock outstanding (in thousands)	3,918,428	3,213,483	3,391,168

b) Income taxes

The provisions for income taxes charged to the results of operations pursuant to US GAAP were as follows:

	Nine-month period ended September 30,		Year ended December 31, 2003
	2004	2003
		(unaudited)
	ThUS$	ThUS$	ThUS$
Deferred tax expense (benefit) under Chilean GAAP:
Chile	(1,834)	283	(4,718)
Foreign	(854)	2,015	(1,260)
Additional deferred tax expense (benefit) under US GAAP:
Chile adjustment	(2,342)	(579)	1,044
Foreign adjustment	(78)	15	12

Total deferred tax provision under US GAAP	(5,108)	1,734	(4,922)

Current year provision for income tax:
Chile	4,848	3,010	4,433
Foreign	2,922	632	940

Total current income tax provision under US GAAP	7,770	3,642	5,373

Total provision (benefit) under US GAAP	2,662	5,376	451

All of the income tax provision in each year arise from Chilean, Argentine, Mexican, Ecuadorian, Peruvian, Venezuelan, United States and Brazilian sources.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred tax assets (liabilities) are summarized as follows:

	At September 30,		At December 31, 2003
	2004	2003
		(unaudited)
	ThUS$	ThUS$	ThUS$
Property, plant and equipment	(44,491)	(44,107)	(41,621)
Inventories	(4,264)	(4,894)	(4,951)
Other	(1,130)	(3,811)	(3,979)

Gross deferred tax liabilities	(49,885)	(52,812)	(50,551)

Tax loss carryforwards	110,623	109,137	99,072
Valuation allowance	(71,731)	(67,290)	(64,441)
Notes and accounts receivable	1,002	946	653
Accrued vacations	398	312	385
Other provisions	2,306	1,613	2,374
Other	882	740	1,728

Gross deferred tax assets	43,480	45,458	39,771

Net deferred tax liabilities under US GAAP	(6,405)	(7,354)	(10,780)

The provision for income taxes differs from the amount of income tax determined by applying the applicable Chilean statutory income tax rate (16.5% in 2003 and 17% in 2004) to US GAAP pretax income as a result of the following differences:

	Nine-month period ended September 30,		Year ended December 31, 2003
	2004	2003
		(unaudited)
	ThUS$	ThUS$	ThUS$
US GAAP pretax income
Chile	23,340	(3,962)	(12,145)
Foreign	11,815	(5,917)	(17,625)

Total	35,155	(9,879)	(29,770)

At statutory Chilean tax rates
Chile	3,967	(654)	(2,004)
Foreign	2,009	(976)	(2,908)

Total	5,976	(1,630)	(4,912)

Increase (decrease) in rates resulting from:
Foreign exchange differences	(1,127)	9,299	8,904
Non-taxable income	(2,924)	(876)	(949)
Non-deductible expenses	585	1,190	1,289
Adjustments of income tax provision of prior year	(938)	(268)	(278)
Other local income taxes	(2,333)	786	864
Difference between tax rate in Chile and foreign subsidiaries	(3,571)	1,265	2,966
Change in valuation allowance	7,290	(4,262)	(7,111)
Other	(296)	(128)	(322)

At effective tax rates	2,662	5,376	451

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

c) The following methods and assumptions were used to estimate the fair value of each class of financial instrument at September 30, 2004 and 2003 and December 31, 2003 for which it is practicable to estimate that value:

•	For cash, time deposits, marketable securities, securities purchased under resale agreements, short-term bank loans, current accounts receivable and current accounts payable, the carrying amounts approximate fair value due to the short-term maturity of these instruments.

•	For long-term receivables, the fair values were estimated using the interest rate the Company could obtain on long-term time deposits with a term similar to the estimated collection period of the receivable.

•	For long-term time deposits, the fair values were estimated using interest rates available for time deposits with similar remaining terms.

•	For long-term bank borrowings, bonds and promissory notes, other long-term borrowings and other long-term liabilities, the fair values were estimated based on rates available to the Company for obligations with similar terms and remaining maturities.

•	For interest rate swaps, fair values were estimated based on quotes obtained from brokers for derivatives with similar terms and remaining maturities.

	September 30, 2004		At September 30, 2003		December 31, 2003
	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
	(Unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Assets

Cash	19,130	19,130	25,822	25,822	19,609	19,609
Time deposits (short-term)	14,426	14,426	5,403	5,403	3,584	3,584
Marketable securities	936	936	119	119	302	302
Securities purchased under resale agreements	1,031	1,031	14,079	14,079	11,120	11,120
Accounts receivable (current)	143,492	143,492	102,718	102,718	114,671	114,671
Accounts receivable (long-term)	4,366	4,366	2,894	2,894	2,559	2,559

Liabilities

Short-term bank borrowings	81,439	81,439	103,871	103,871	102,099	102,099
Accounts payable (current)	58,326	58,326	50,259	50,259	51,182	51,182
Long-term bank borrowings (including current portion)	268,197	268,452	381,962	382,036	305,735	305,945
Bonds and promissory notes (including current portion)	302,602	310,007	206,943	199,934	309,775	306,836
Other long-term borrowings (including current portion)	2,088	2,088	4,704	4,704	1,067	1,067
Other long-term liabilities	15,759	15,759	7,394	7,394	8,436	8,436
Interest rate swaps	2,123	2,123	5,561	5,561	4,873	4,873

d) Concentration of credit risk

The assets of the Company that are potentially subject to significant concentrations of credit risk are deposits held with banks and financial institutions, investments in derivative instruments and trade accounts receivable.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company holds accounts with a variety of banks and does not hold significant deposits or derivative instruments with any single bank. The Company performs periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any institution. The Company has a wide customer base and trades with a large number of small customers. Consequently, the Company does not believe that it had any significant concentrations of credit risk at September 30, 2004.

e) Segment information

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. Establishes standards for public enterprises to determine and report information about operating segments in their annual and interim reports. The “management approach” designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments.

The Company has determined that the information used by the Company’s key decision makers for making operating decisions and assessing performance is based on geographical segments. The Company’s reportable geographical segments are United States-Terranova, Chile-Terranova, Brazil-Terranova, Venezuela-Terranova, Mexico-Terranova, Chile-Masisa, Argentina-Masisa Brazil-Masisa and Mexico-Masisa. Management views these segments as key components of the entity’s business and expects the segments to meet the quantitative thresholds in future years.

The Company measures its reportable segments and evaluates their performance based on operating income (loss), which includes inter-segment revenues and corporate expenses that are allocated to the operating segments. The Company is not dependent on any single customer. The accounting policies underlying the reported segment data are the same as those described in the summary of significant accounting policies (see Note 2).

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table below presents sales information about reportable segments based on the location in which the sale is originated for the nine-month periods ended September 30, 2004 and 2003 and the year ended December 31, 2003:

September 30, 2004	United States Terranova	Chile Terranova	Brazil Terranova	Venezuela Terranova	Mexico Terranova	Chile Masisa	Argentina Masisa	Brazil Masisa	Mexico Masisa	Other (1)	Total
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Sales	98,417	68,641	28,373	68,200	42,162	102,807	65,621	91,830	41,201	(130,796)	476,456
Operating income	5,118	7,573	6,078	4,110	1,489	9,529	9,493	28,457	4,097	(1,685)	74,259
Capital expenditures	70	10,630	—	3,460	6	7,818	3,233	6,465	1,646	48	33,376
Depreciation	536	4,103	2,581	7,962	206	8,262	6,041	5,246	721	103	35,761

December 31, 2003	United States Terranova	Chile Terranova	Brazil Terranova	Venezuela Terranova	Mexico Terranova	Chile Masisa	Argentina Masisa	Brazil Masisa	Mexico Masisa	Other (1)	Total
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Sales	118,042	77,487	30,061	57,269	37,623	117,477	68,854	73,756	34,885	(135,333)	480,121
Operating income (loss)	1,722	3,352	765	(11,469)	(1,083)	10,006	4,443	12,867	(1,812)	2,808	21,599
Capital expenditures	383	11,924	1,198	3,335	29	10,856	3,498	9,153	2,453	80	42,909
Depreciation	742	6,142	3,297	7,544	274	11,482	8,119	5,317	893	33	43,843

September 30, 2003	United States Terranova	Chile Terranova	Brazil Terranova	Venezuela Terranova	Mexico Terranova	Chile Masisa	Argentina Masisa	Brazil Masisa	Mexico Masisa	Other (1)	Total
(Unaudited)	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Sales	91,665	58,960	22,109	36,083	26,310	85,654	50,065	51,214	24,783	(96,294)	350,549
Operating income (loss)	2,418	5,916	1,158	(8,527)	(431)	7,624	2,471	8,020	(1,142)	2,215	19,722
Capital expenditures	366	10,262	540	845	124	8,161	3,509	6,975	1,979	77	32,838
Depreciation	554	4,618	2,190	4,491	205	8,721	6,214	4,174	657	22	31,846

(1)	Other includes inter-company eliminations.

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents sales information based on the location to which the product is shipped and long-lived asset information by geographic area:

	Sales for the nine-months ended September 30,		Sales for the year ended December 31, 2003	Property, plant and equipment at September 30,		Property, plant and equipment at December 31, 2003
	2004	2003		2004	2003
		(unaudited)			(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Domestic:
Chile	78,296	67,569	87,305	605,714	605,956	588,605
Argentina	30,633	20,546	28,641	216,103	223,831	220,873
Brazil	70,758	53,712	76,026	269,771	265,950	269,173
Mexico	75,915	52,535	74,561	24,379	21,693	21,794
United States	138,706	98,671	131,360	10,629	13,664	13,493
Venezuela	31,274	14,497	23,288	300,957	320,266	306,005
Colombia	10,332	5,871	7,999	143	96	117
Foreign	40,542	37,148	50,941	18	63	42

Total	476,456	350,549	480,121	1,427,714	1,451,519	1,420,102

Foreign revenue in the table above includes sales from Chile, Mexico, Argentina, Venezuela and Brazil to other countries. Such amounts are detailed by major geographic area as follows, for the nine-month periods ended September 30, 2004 and 2003 and the year ended December 31, 2003:

	Nine months ended September 30,		Year ended December 31, 2003
	2004	2003
		(unaudited)
	ThUS$	ThUS$	ThUS$
Central and South America	11,670	8,190	22,069
Asia	24,731	27,269	24,731
Europe	4,141	1,689	4,141

Total export sales from Chile, Mexico, Argentina and Brazil	40,542	37,148	50,941

Export sales from Chile, Mexico Argentina, Venezuela and Brazil as a percentage of total sales	8.51%	10.55%	10.61%

TERRANOVA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Enterprise wide sales information based on the Company’s products follows:

	Nine months ended September 30,		Year ended December 31, 2003
	2004	2003
		(unaudited)
	ThUS$	ThUS$	ThUS$
Particle Board	94,047	72,515	100,576
MDF	158,752	111,046	154,588
OSB	43,608	16,540	27,652
Solid wood-doors	27,372	28,566	32,844
MDF Mouldings	20,987	11,792	16,589
Finger-Joint Mouldings	59,110	55,418	75,626
Sawn Lumber	39,688	27,944	37,196
Saw and pulp logs	17,739	12,726	16,009
Other products	15,153	14,001	19,041

Total	476,456	350,549	480,121

Report of Independent Accountants

on

Financial Statement Schedules

To the Board of Directors and Shareholders of

  Terranova S.A.

Our audits of the consolidated financial statements referred to in our report dated November 15, 2004 appearing in the Form F-4 also include an audit of the financial statement schedules listed in Schedule II on this Form F-4. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements as of September 30, 2004 and as of December 31, 2003 and 2002 and for the nine-month period ended September 30, 2004 and for each of the two years in the period ended December 31, 2003.

Santiago, Chile

November 15, 2004

Financial Statement Schedules

TERRANOVA S.A.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

Accounts receivable – Reserves

Year Ended	Balance at Beginning of Period	Charge to Costs and Expenses	Amounts Written Off	Exchange Rate Impact	Balance at End of Period
	(thousands of U.S. dollars)
December 31, 2003	3,114	954	(212)	1,043	4,899
December 31, 2002 (1)	783	3,100	(469)	(300)	3,114
September 30, 2004	4,899	1,170	(257)	202	6,014
September 30, 2003 (unaudited)	3,114	614	(33)	311	4,006

Inventories – Reserves

Year Ended	Balance at Beginning of Period	Charge to Costs and Expenses	Amounts Written Off	Exchange Rate Impact	Balance at End of Period
	(thousands of U.S. dollars)
December 31, 2003	2,038	6,279	(3,381)	(6)	4,930
December 31, 2002 (2)	1,793	1,045	(603)	(197)	2,038
September 30, 2004	4,930	2,925	(3,424)	(30)	4,401
September 30, 2003 (unaudited)	2,038	4,422	(1,852)	166	4,774

(1)	Charge to cost and expenses of ThUS$ 3,100 includes ThUS$ 2,598 related to beginning balance of Masisa, a subsidiary consolidated as from July 22, 2002. See Note 2 c) to our consolidated financial statements.
(2)	Charge to cost and expenses of ThUS$ 1,045 includes ThUS$ 366 related to beginning balance of Masisa, a subsidiary consolidated as from July 22, 2002. See Note 2 c) to our consolidated financial statements.

S-1

Annex A

Masisa S.A. Report on Form 6-K

as submitted on February 28, 2004

Annex A

Conformed Copy

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF

THE SECURITIES EXCHANGE ACT OF 1934

For the month of February 2004

Masisa S.A.

(Exact name of Registrant as specified in its charter)

Masisa Incorporated

(Translation of Registrant’s name into English)

Los Conquistadores 1700 Piso 12, Providencia

Santiago, Chile

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒    Form 40-F ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2 (b) under the Securities Exchange Act of 1934.

Yes ☐    No ☒

If Yes is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2 (b): 82-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

MASISA S.A.

Date: February 18, 2004	By:	/s/ Carlos Marín
	Name:	Carlos Marín
Chief Financial Officer

NEWS RELEASE

For Further Information:

Juan Diuana	Lucia Domville
Investor Relations	Citigate Financial Intelligence
Masisa S.A.	(201) 499-3548
(562) 707-8710	Email: lucia.domville@citigatefi.com
Email: juan.diuana@masisa.com
Internet: www.masisa.com

MASISA S.A. REPORTS CONSOLIDATED FINANCIAL RESULTS FOR THE YEAR ENDED DECEMBER 31, 2003

(Santiago, Chile, February 13, 2003) - Masisa S.A. - (NYSE: MYS), Latin America’s leading particle board, MDF and OSB manufacturer, today announced its consolidated financial results stated in Chilean GAAP for the fourth quarter and year ended December 31, 2003, reporting, for third consecutive quarter, an improvement on its operational results and net income.

Masisa reported an operating income of US$25.3 million for the year ended December 31, 2003, and a net income of US$9.6 million for the same period. The operating income reflects improving operational results up from US$3.8 million in the first quarter to US$8.2 million in the fourth quarter. Despite an improvement quarter over quarter, the US$25.3 million accumulated operating income for the year ended December 31, 2003 represents a 15.1% decrease, compared to the previous year’s figures. The decrease is explained by the weak performance registered during first half of the year and improving results for the third and fourth quarters of 2003.

	US$ million
	1Q 2003	2Q 2003	3Q 2003	4Q 2003
Revenues	62.4	65.1	73.9	80.4
Gross Profits	13.5	15.3	17.9	19.6
SG&A Expenses	-9.7	-10.1	-9.7	-11.4
Operating Income	3.8	5.2	8.1	8.2
Net Income	0.0	1.7	3.8	4.1

During the first half 2003 the relatively poor performance of the Argentine market, the incidence of particleboard imports from Argentina into the local Chilean market, and temporary reductions of MDF production in Chile affected operational results. The improved second half operational income shows continued growth of the Argentine market, easing pressure from imports from Argentina to the Chilean market, higher MDF dollars prices in Brazil and a cycle of high OSB prices in the US market. Higher prices for OSB in the US market allowed Masisa to export higher volumes at higher prices, improving substantially the performance of its OSB business in Brazil.

Masisa’s net income of US$9.6 million for the year ended December 31, 2003, represents a 34.1% decrease when compared to the same period of the previous year. In the fourth quarter, Masisa’s net income reached US$4.1 million, which represents a 306.4% increase when compared to the fourth quarter of 2002, and represents a 6.8% increase when compared to the third quarter figure.

MASISA 2003 Results

During 2003, consolidated particleboard volume sales increased by 2.6% when compared to the same period of the previous year, reaching 551,992 m3. In the case of MDF, consolidated volume sales increased by 4.6%, amounting to 705,403 m3. OSB consolidated volume sales increased 99.3%, totaling 178,050 m3.

Masisa changed its accounting method to report in US Dollars for Chilean GAAP and began reporting in such currency as a result of its Shareholder’s Meeting held on October 17th, 2003, and the authorization and instructions of the Servicio de Impuestos Internos (Chilean tax authority) and the Superintendencia de Valores y Seguros (Chilean securities and insurance authority). All references to previous quarters of 2003 are restated to reflect this accounting change.

MASISA 2003 Results

FINANCIAL HIGHLIGHTS

For the year ended December 31, 2003:

The table below depicts Masisa’s consolidated financial highlights for the year ended December 31, 2003 and the variation when compared to the same period of 2002.

	Year ended Dec 31, 2003
	US$ million	Variation
Revenues	281.8	25.0%
Gross Profits	66.3	11.6%
SG&A Expenses	-41.0	38.5%
Operating Income	25.3	-15.1%
Net Income	9.6	-34.1%

Earnings per ADS for 2003 were US$0.31 and EPS were US$0.01, compared to US$0.47 and US$0.02 for the same period in the previous year.

For the fourth quarter ended December 31, 2003:

The table below depicts Masisa’s consolidated financial highlights for the fourth quarter of 2003 and the variation when compared to fourth quarter 2002 figures.

	4Q 2003
	US$ million	Variation
Revenues	80.4	21.7%
Gross Profits	19.6	27.7%
SG&A Expenses	-11.4	30.2%
Operating Income	8.2	24.5%
Net Income	4.1	306.4%

Earnings per ADS for the fourth quarter of 2003 were US$0.13 and EPS were US$0.00, compared to US$0.03 and US$0.00 in the fourth quarter of 2002.

MASISA 2003 Results

Sales Breakdown and Production Highlights

Masisa’s consolidated revenues for the years 2003 and 2002, broken down by market, are as follows:

	Accum. 2003	Accum. 2002
Chile	27%	36%
Argentina	10%	7%
Brazil	26%	22%
Mexico	13%	12%
Other countries	23%	23%

Total sales* breakdown in cubic meters for the years 2003 and 2002 are as follows:

	Accum. 2003	Accum. 2002
Raw Particle Board	278,134	289,120
Melamine PB	254,269	231,729
Wood Veneered PB	19,589	17,409
TOTAL PB	551,992	538,258

MDF	579,836	600,156
Coated MDF	125,567	74,247
TOTAL MDF	705,403	674,403

OSB	178,050	89,357

*	Consolidated figures excluding inter-company sales.

Total sales for particleboard, MDF and OSB were 1,435,446 cubic meters, which represents a 10.2% increase in comparison to 2002.

Total sales breakdown in cubic meters for the fourth quarters of 2003 and 2002 are as follows:

	4Q 2003	4Q 2002
Raw Particle Board	72,122	71,072
Melamine PB	60,775	64,532
Wood Veneered PB	4,239	1,232
TOTAL PB	137,135	136,836

MDF	144,579	159,986
Coated MDF	39,976	24,010
TOTAL MDF	184,555	183,996

OSB	60,064	24,333

*	Consolidated figures excluding inter-company sales.

Total sales for particleboard, MDF and OSB were 381,754 cubic meters, which represents a 10.6% increase when compared to the fourth quarter of 2002.

MASISA 2003 Results

Production costs for raw boards as of December 2003 and December 2002 are broken down as follows:

	Particle Board		MDF
	2003	2002	2003	2002
Wood	19%	19%	22%	20%
Chemicals	37%	33%	37%	36%
Energy	9%	10%	9%	10%
Labor	8%	12%	5%	5%
Depreciation	14%	13%	14%	16%
Others	14%	13%	13%	13%

MASISA, which listed its American Depositary Receipts on the NYSE in June 1993, is the leading manufacturer in South America of MDF and particle board, in its raw, melamine laminated and wood veneer versions. The Company produces approximately 90% of the particle board in Chile, 30% of the particle board in Argentina, 40% of the MDF in Chile and 50% in Argentina. In Brazil, MASISA, holds approximately 30% of the MDF market, while is the only producer of OSB. In Mexico the Company produces approximately 20% of the particle board. The Company is also a leading Chilean producer of wooden doors. Through its subsidiary Forestal Tornagaleones S.A., Masisa participates in the forestry business in Chile and Argentina.

- TABLES TO FOLLOW -

MASISA 2003 Results

The tables below are expressed in millions of dollars presented according to Chilean GAAP.

CONSOLIDATED BALANCE SHEET

	Million US$ As of,
	Dec 30, 2003	Dec 30, 2002
ASSETS
Current Assets	215.7	140.1
Fixed Assets	637.9	620.9
Other Assets	13.1	37.0
TOTAL ASSETS	866.8	797.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	124.1	105.2
Long - Term Liabilities	224.1	196.5
Minority Interest	66.3	60.8
Shareholders’ Equity	452.2	435.3
TOTAL LIABILITIES	866.8	797.9

CONSOLIDATED STATEMENTS OF INCOME

	Million US$ For the year ended,
	Dec 30, 2003	Dec 30, 2002
TOTAL SALES	281.8	225.4
Cost of Sales	(215.5)	(166.0)
GROSS PROFIT	66.3	59.4
Selling and Administrative Exp.	(41.0)	(29.6)
OPERATING INCOME	25.3	29.8

Net Financial Result	(11.5)	(8.2)
Other Income/Expenses	(1.6)	3.8
Price - Level Restatement	0.4	(5.2)
TOTAL OTHER INCOME (EXPENSE) - NET	(12.8)	(9.6)

Income Before Tax	12.6	20.2
Income Tax	(1.7)	(7.0)
Minority Interest	(1.4)	1.4
Negative Goodwill Amortization	0.1	0.0
NET INCOME	9.6	14.6

Due to rounding, numbers may not add up.

Annex B

Masisa S.A. Report on Form 6-K

as submitted on April 2, 2004

Annex B

Conformed Copy

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF

THE SECURITIES EXCHANGE ACT OF 1934

For the month of April 2004

Masisa S.A.

(Exact name of Registrant as specified in its charter)

Masisa Incorporated

(Translation of Registrant’s name into English)

Los Conquistadores 1700 Piso 12, Providencia

Santiago, Chile

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒    Form 40 - F ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2 (b) under the Securities Exchange Act of 1934.

Yes ☐    No ☒

If Yes is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2 (b): 82-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

MASISA S.A.

Date: April 2, 2004	By:	/s/ Carlos Marín
	Name:	Carlos Marín
Chief Financial Officer

NEWS RELEASE

For Further Information:
Juan Diuana	Lucia Domville
Investor Relations	Citigate Financial Intelligence
Masisa S.A.	(201) 499-3548
(562) 707-8710	Email: lucia.domville@citigatefi.com
Email: juan.diuana@masisa.com
Internet: www.masisa.com

MASISA S.A. ANNOUNCES ANNUAL SHAREHOLDERS MEETING

(Santiago, Chile, March 31, 2004) - Masisa S.A. (NYSE: MYS), Latin America’s leading wood board manufacturer, today announced that its Board of Directors resolved to hold the Company’s Annual Shareholders Meeting on April 21st, 2004.

During the Company’s Ordinary Board Meeting, held today, the Board agreed to hold the Company’s Annual Shareholders Meeting on April 21st, 2004, at 12:00 PM in the Company’s facilities at Jose Manuel Balmaceda N° 8050, Valdivia, Chile.

Pursuant to applicable law, the Shareholders Meeting shall decide upon the following matters:

1. Annual Report, Financial Statements and External Auditors Report corresponding to fiscal year 2003.

2. Renewal and appointment of Board members.

3. Determination of the remuneration of the Board of Directors.

4. Remuneration and budget for the Directors’ Committee.

5. Appointment of External Auditors and Credit Risk Agencies for fiscal year 2004.

6. Distribution of the profits made during fiscal year 2003, explanation of the dividend policy and of the security measures, and proceedings for dividend payment.

7. Information regarding the Board resolutions referred to in Article 44 of Law N° 18.046, Corporations Act.

8. Other matters, excluding those exclusive to the Extraordinary Shareholders Meetings.

The publications and summons to the shareholders shall be made and delivered within the legal and statutory terms.

MASISA, which listed its American Depositary Receipts on the NYSE in June 1993, is the leading manufacturer in Latin America of MDF, OSB and particle boards. The Company owns and operates MDF and particle board facilities in Chile and Argentina; MDF and OSB facilities in Brazil; and particle board facilities in Mexico. Masisa is the leading producer and distributor of the wood board market in Chile and Argentina, and one of the three most important participants in Brazil and Mexico. Through its subsidiary Forestal Tornagaleones S.A., Masisa participates in the forestry business in Chile and Argentina.

FREE TRANSLATION

MASISA S.A.

Listed Corporation

Securities Registry Inscription No. 132

Valdivia, April 1st, 2004

Mr./Ms.

Shareholder of Masisa S.A.

Present

Dear sir/madam,

We hereby inform you that the Board of Directors of Masisa S.A. resolved to call for the company’s Annual Shareholders Meeting to be held on April 21st, 2004, at 12:00 PM in the facilities of the company located at Jose Manuel Balmaceda N° 8050, Valdivia, Chile.

The Shareholders Meeting shall decide upon the following matters:

1. Annual Report, Financial Statements and External Auditors Report corresponding to fiscal year 2003.

2. Renewal and appointment of Board members.

3. Determination of the remuneration of the Board of Directors.

4. Remuneration and budget of the Directors’ Committee.

5. Appointment of External Auditors and Rating Agencies for fiscal year 2004. Distribution of the profits made during fiscal year 2003, explanation of the

6. dividend policy and of the security measures and proceeding for the payment thereof.

7. Information regarding the Board resolutions referred to in Article 44 of Law N° 18.046, Corporations Act.

8. Other matters that are not of the competence of the Extraordinary Shareholders Meetings.

ATTENDANCE TO THE MEETING

Shareholders who are registered in the Shareholders Registry at least 5 business days before April 21, 2004, i.e., on April 15th, 2004, shall be entitled to attend to the Meeting. If required, qualification of the powers-of-attorney shall take place at the same date and place set for the Meeting, at the time it shall begin.

We attach hereto a form of the power-of-attorney for those shareholders that desire to attend to the Meeting through representatives.

CONSOLIDATED FINANCIAL STATEMENTS

They were published in Diario Austral of Valdivia on April 1st, 2004.

REMITTANCE OF ANNUAL REPORT

Pursuant to Circular No. 1,108 of the Chilean Superintendencia de Valores y Seguros, the company submitted the Annual Report corresponding to the fiscal year ending on December 31st, 2003, to the 202 shareholders of the company who hold an investment greater than 120 UF (app. US$ 3,419.33).

Notwithstanding the foregoing, those shareholders who do not reach the above threshold may request a copy of the Annual Report in writing, which shall be submitted shortly. In addition, in the facilities of the company located at Jose Manuel Balmaceda N° 8050, Valdivia, as well as in the offices of Los Conquistadores 1700 Piso 12, Providencia, Santiago, Huerfanos 770, Piso 22, Santiago, and Camino a Coronel KM 10, Concepcion, there is a number of issues of the Annual Report and additional information for the review of the shareholders that desire to do so, within 9:00 AM and 2:00 PM.

Yours truly,

MASISA S.A.

Eduardo Vial Ruiz-Tagle CEO

FREE TRANSLATION

POWER-OF-ATTORNEY FOR SHAREHOLDERS MEETING

NOTE: The place of execution, date and name of the attorney must be hand-written by the shareholder or its representative.

______________________________,	_____/	_____/	_____
Place of execution	day	month	year

I/We hereby empower

(name)	(middle name)	(last name)

with the faculty to delegate, to represent me/us, with the right to speak and vote, in Masisa S.A.’s Annual Shareholders Meeting to be held on April 21st,2004, at 12:00 PM in the facilities of the company located at Jose Manuel Balmaceda 8050, Valdivia, Chile, or in the Meeting that may be held in its place if the former could not take place due to lack of quorum, defects in its summoning or if it was suspended.

The above individualized attorney, or the person in whom it may delegate, may exercise in the Meeting all the rights to which I/we are entitled to as shareholder pursuant to the Corporations Act, its Rules and the company’s bylaws.

This power-of-attorney is granted for the total number of shares to which I/we hold title to according to the company’s Shareholders Registry 5 business days before the date of the Meeting.

This power-of-attorney shall only be deemed as revoked by another power-of-attorney that I/we may grant on a date subsequent to the date hereof to a different attorney, and if two or more powers-of-attorney of the same date granted to different attorneys were presented, they shall not be considered to determine the voting quorum of the Meeting.

1.	Individual Shareholder

Name:

I.D. No.

2.	Corporate Shareholder

Name:

Taxpayer No.

Name of representatives of shareholder:

Representative 1		Representative 2

Name:		Name:

I.D. No.		I.D. No.

Shareholder
Signature(s)

Annex C

Masisa S.A. Report on Form 6-K

as submitted on April 29, 2004

Annex C

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Issuer

Pursuant to Rule 13a-16 or 15d-16

of the Securities Exchange Act of 1934

For the month of April, 2004

Masisa S.A.

(Exact name of registrant as specified in its charter)

Masisa Incorporated

(Translation of Registrant’s name into English)

Los Conquistadores 1700 Piso 12, Providencia

Santiago, Chile

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover

Form 20-F or Form 40-F.

Form 20-F ☒    Form 40-F ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under Securities Exchange Act of 1934.

Yes ☐    No ☒

NEWS RELEASE

For Further Information:

Juan Diuana	Lucia Domville
Investor Relations	Citigate Financial Intelligence
Masisa S.A.	(201) 499-3548
(562) 707-8710	Email: lucia.domville@citigatefi.com
Email: juan.diuana@masisa.com
Internet: www.masisa.com

MASISA S.A. ANNOUNCES THE RESULTS OF ITS ANNUAL ORDINARY

SHAREHOLDERS’ MEETING HELD ON APRIL 21, 2004

(Santiago, Chile, April 22, 2004) - Masisa S.A. (NYSE: MYS), Latin America’s leading particle board, MDF and OSB manufacturer, announced today the results of its annual shareholders’ meeting held in Valdivia, Chile on April 21, 2004.

The shareholders approved the following items:

1. To elect Mr. Julio Moura, Mr. Gonzalo Zegers Ruiz-Tagle, Mr. Patrick Nielson, Mr. Jorge Carey Tagle, Mr. Ronald Degen, Mr. Isidoro Palma Penco and Mr. Ignacio Guerrero Gutierrez as the members of the Company’s Board of Directors for the next 3 years.

2. To distribute a definitive dividend of US$0,004141098 per common share, representing approximately US$US$0,12423294 per ADS, payable in Chilean pesos according to the “dolar observado” rate published in the “Diario Oficial” of May 7, 2004, payable on May 12, 2004 to the shareholders as of record date May 6, 2004.

3. A dividend policy for future fiscal years to distribute a dividend of not less than 30% and not more than 50% of the net profits of the respective fiscal year.

4. To designate PricewaterhouseCoopers as external auditors for fiscal year 2004.

MASISA, which listed its American Depositary Receipts on the NYSE in June 1993, is the leading manufacturer in Latin America of MDF, OSB and particle boards. The Company owns and operates MDF and particle board facilities in Chile and Argentina; MDF and OSB facilities in Brazil; and particle board facilities in Mexico. Masisa is the leading producer and distributor of the wood board market in Chile and Argentina, and one of the three most important participants in Brazil and Mexico. Through its subsidiary Forestal Tornagaleones S.A., Masisa participates in the forestry business in Chile and Argentina.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 29, 2004

Masisa S.A.

By:	/s/ Carlos Marín
Carlos Marín
Chief Financial Officer

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to the company, are intended to identify forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

Annex D

Masisa S.A. Report on Form 6-K

as submitted on April 29, 2004

Annex D

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Issuer

Pursuant to Rule 13a-16 or 15d-16

of the Securities Exchange Act of 1934

For the month of April, 2004

Masisa S.A.

(Exact name of registrant as specified in its charter)

Masisa Incorporated

(Translation of Registrant’s name into English)

Los Conquistadores 1700 Piso 12, Providencia

Santiago, Chile

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒    Form 40-F ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under Securities Exchange Act of 1934.

Yes ☐    No ☒

NEWS RELEASE

For Further Information:

Juan Diuana	Lucia Domville
Investor Relations	Citigate Financial Intelligence
Masisa S.A.	(201) 499-3548
(562) 707-8710	Email: lucia.domville@citigatefi.com
Email: juan.diuana@masisa.com
Internet: www.masisa.com

MASISA S.A. REPORTS A 205% INCREASE IN ITS CONSOLIDATED OPERATING

INCOME FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2004

(Santiago, Chile, April 20, 2004) — Masisa S.A. - (NYSE: MYS), Latin America’s leading particle board, MDF and OSB manufacturer, today announced its consolidated financial results stated in Chilean GAAP for the first quarter ended March 31, 2004, reporting, for fourth consecutive quarter, an improvement on its operational results and net income.

Masisa reported an operating income of US$11.6 million and a net income of US$8.3 million in the first quarter ended March 31, 2004. The operating income reflects better operational results of US$11.6 million in the first quarter of 2004, up 204.6% from US$3.8 million registered in the first quarter of 2003. The increase is explained by the continuous improvement of the Latin American markets after the weak performance registered during first half of 2003.

	US$ million
	1Q 2003	2Q 2003	3Q 2003	4Q 2003	1Q 2004
Revenues	62.4	65.1	73.9	80.4	87.9
Gross Profits	13.5	15.3	17.9	19.6	22.4
SG&A Expenses	-9.7	-10.1	-9.7	-11.4	-10.8
Operating Income	3.8	5.2	8.1	8.2	11.6
Net Income	0.0	1.7	3.8	4.1	8.3

The improved quarter-over-quarter operating income shows a continued growth of the Argentine market, easing pressure from Argentinean imports to the Chilean market, a growth in the Mexican market supported by furniture manufacturers’ exports to the US market, higher MDF dollars prices in Brazil and a cycle of high OSB prices in the US market. Higher prices for OSB in the US market substantially benefited Masisa as it exported higher volumes at higher prices, improving the performance of its OSB business in Brazil. Nevertheless, the company had export difficulties due to the lack of ships to carry its overseas sales, mainly during the first two months of 2004.

Masisa’s first quarter net income of US$8.3 million at the end of March 31, 2004, equals to 86.1% of the full-year 2003’s net income and represents almost a 102.0% increase, when compared to the 2003’s fourth quarter figure.

During the first quarter of 2004, consolidated particleboard volume sales increased by 1.7%, when compared to the same period of the previous year, reaching a total of 144,172 m3. In the case of MDF, consolidated volume sales increased by 18.9%, amounting to 199,346 m3. OSB consolidated volume sales increased 125.7%, totaling 57,567 m3.

Masisa changed its accounting method to report in US Dollars for Chilean GAAP. The Company began reporting in such currency as a result of its Shareholder’s Meeting held on October 17th, 2003, and the authorization and instructions of the Servicio de Impuestos Internos (Chilean tax authority) and the Superintendencia de Valores y Seguros (Chilean securities and insurance authority). All references to previous quarters of 2003 are restated to reflect this accounting change.

FINANCIAL HIGHLIGHTS

For the first quarter ended March 31, 2004:

The table below depicts Masisa’s consolidated financial highlights for the first quarter ended March 31, 2004, and the variation when compared to the same period of 2003.

	1Q 2004 US$ million	1Q 2003 US$ million	Variation %
Revenues	87.9	62,4	40.8%
Gross Profits	22.4	13,5	65.9%
SG&A Expenses	-10.8	-9,7	11.1%
Operating Income	11.6	3,8	204.6%
Net Income	8.3	0,011	8,185.7%

Earnings per ADS for the first quarter of 2004 were US$0.27 and EPS were US$0.01, compared to US$0.00 and US$0.00 for the same period in the previous year.

Sales Breakdown and Production Highlights

Masisa’s consolidated revenues for the first quarters of 2004 and 2003, broken down by market, are as follows:

	Accum. 2004	Accum. 2003
Chile	26%	31%
Argentina	9%	9%
Brazil	22%	26%
Mexico	15%	14%
Other countries	28%	20%

Total sales* breakdown in cubic meters for the first quarters of 2004 and 2003 are as follows:

	Accum. 2004	Accum. 2003
Raw Particle Board	74,867	72,270
Melamine PB	65,561	63,170
Wood Veneered PB	3,744	6,322
TOTAL PB	144,172	141,763

MDF	158,840	143,687
Coated MDF	40,506	24,028
TOTAL MDF	199,346	167,715

OSB	57,567	25,501

*	Consolidated figures excluding inter-company sales.

Total sales for particleboard, MDF and OSB were 401,085 cubic meters, which represents a 19.7% increase in comparison to the first quarter of 2003.

Production costs for raw boards as of March 2004 and March 2003 are broken down as follows:

	Particle Board		MDF
	2004	2003	2004	2003
Wood	19%	18%	22%	19%
Chemicals	38%	38%	38%	39%
Energy	8%	10%	9%	11%
Labor	9%	8%	5%	4%
Depreciation	14%	14%	13%	15%
Others	13%	12%	12%	12%

MASISA, which listed its American Depositary Receipts on the NYSE in June 1993, is the leading manufacturer in South America of MDF and particle board, in its raw, melamine laminated and wood veneer versions. The Company produces approximately 90% of the particle board in Chile, 30% of the particle board in Argentina, 40% of the MDF in Chile and 50% in Argentina. In Brazil, MASISA, holds approximately 30% of the MDF market, while is the only producer of OSB. In Mexico, the Company produces approximately 20% of the particle board. The Company is also a leading Chilean producer of wooden doors. Through its subsidiary Forestal Tornagaleones S.A., Masisa participates in the forestry business in Chile and Argentina.

- TABLES TO FOLLOW -

The tables below are expressed in millions of dollars presented according to Chilean GAAP.

CONSOLIDATED BALANCE SHEET

	Million US$ As of,
	March 31, 2004	March 31, 2003
ASSETS
Current Assets	211.3	191.8
Fixed Assets	633.1	624.0
Other Assets	12.1	8.5
TOTAL ASSETS	856.5	824.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	114.0	134.8
Long - Term Liabilities	218.6	192.0
Minority Interest	65.2	60.7
Shareholders’ Equity	458.7	436.7
TOTAL LIABILITIES	856.5	824.3

CONSOLIDATED STATEMENTS OF INCOME

	Million US$ For the first quarter ended,
	March 31, 2004	March 31, 2003
TOTAL SALES	87.9	62.4
Cost of Sales	(65.5)	(48.9)
GROSS PROFIT	22.4	13.5
Selling and Administrative Exp.	(10.8)	(9.7)
OPERATING INCOME	11.6	3.8

Net Financial Result	(3.5)	(3.2)
Other Income/Expenses	(0.6)	(0.3)
Price-Level Restatement	2.4	0.2
TOTAL OTHER INCOME (EXPENSE)-NET	(1.8)	(3.2)

Income Before Tax	9.9	0.6
Income Tax	(1.7)	(0.4)
Minority Interest	0.1	(0.2)
Negative Goodwill Amortization	0.0	0.0
NET INCOME	8.3	0.0

Due to rounding, numbers may not add up.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 29, 2004

Masisa S.A.

By:	/s/ Carlos Marín
Carlos Marín
Chief Financial Officer

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to the company, are intended to identify forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

Annex E

Masisa S.A. Report on Form 6-K

as submitted on June 3, 2004

Annex E

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Issuer

Pursuant to Rule 13a-16 or 15d-16

of the Securities Exchange Act of 1934

For the month of June, 2004

Masisa S.A.

(Exact name of registrant as specified in its charter)

Masisa Incorporated

(Translation of Registrant’s name into English)

Los Conquistadores 1700 Piso 12, Providencia

Santiago, Chile

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover

Form 20-F or Form 40-F.

Form 20-F  ☒    Form 40-F  ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under Securities Exchange Act of 1934.

Yes  ☐    No   ☒

On April 20th, 2004 the registrant filed a report with the Superintendencia de Valores y Seguros de Chile (Chilean Superintendent of Securities and Insurance) which included information of the registrant’s financial statements and results of its operations for the six month period ended on March 31, 2004. Attached is a free translation of the financial statements and results of operations from the original document in Spanish. The financial information included in this report was prepared according to the accounting principles generally accepted in Chile and does not include reconciliation to generally accepted accounting principles in the United States.

MASISA S.A.

(Free translation from the original in Spanish)

	As of March 31,
CONSOLIDATED BALANCE SHEET	2004 THUS$	2003 THUS$
ASSETS

CURRENTS ASSETS
Cash and Banks	6,211	3,496
Time deposits	300	9,443
Marketable securities (net)	0	2,109
Accounts receivable (net)	67,433	46,242
Notes receivable (net)	8,221	7,085
Sundry debtors	6,175	5,085
Notes and accounts receivable from related companies	3,152	2,107
Inventories (net)	75,924	67,878
Recoverable taxes	10,195	13,736
Prepaid expenses	4,478	3,295
Deferred taxes	0	451
Other current assets	29,258	30,843

Total current assets	211,347	191,770

FIXED ASSETS
Land	66,029	62,561
Buildings and infrastructure	104,583	102,907
Machinery and equipment	489,177	478,193
Other fixed assets	167,057	150,243
Asset reappraisal	0	0
Less: depreciation	(193,759)	(169,950)

Total fixed assets	633,087	623,954

OTHER ASSETS
Investments in related companies	0	0
Investments in other companies	10	188
Goodwill	1,391	1,280
Negative goodwill	(1,829)	(1,894)
Long term receivable	1,182	1,400
Notes and accounts receivable from related companies	2,997	3,297
Deferred taxes	0	0
Intangible assets	0	0
Amortization (less)	0	0
Other Assets	8,315	4,262

Total other assets	12,066	8,533

TOTAL ASSETS	856,500	824,257

The accompanying Notes N° 1 to 27 form an integral part of these consolidated financial statements.

MASISA S.A.

(Free translation from the original in Spanish)

	As of March 31,
CONSOLIDATED BALANCE SHEET	2004 THUS$	2003 THUS$
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Due to banks and financial institutions short/term	24,777	25,369
Short/term portion of long/term liabilities to banks and financial institutions	42,835	44,938
Short-term portion of long term Bonds	11,727	27,124
Other long/term liabilities due within one year	320	314
Dividends payable	199	157
Accounts payable	20,678	22,255
Notes payable	0	0
Sundry creditors	1,857	967
Notes and accounts payable to related companies	3,845	2,004
Provisions	5,224	3,736
Withholdings	2,536	2,029
Income tax	0	4,521
Unearned income	3	42
Deferred taxes	0	0
Other current payable	9	1,380

Total current liabilities	114,010	134,836

LONG-TERM LIABILITIES
Due to banks and financial institutions	71,441	131,943
Bonds Payable	123,377	45,000
Notes payable	0	0
Sundry creditors	12,219	7,598
Notes and accounts payable to related companies	0	0
Provisions	668	29
Deferred taxes	10,858	7,415
Other long term payable	0	0

Total long-term liabilities	218,563	191,985

Minority interest	65,221	60,717

SHAREHOLDERS’ EQUITY
Paid/up capital stock	237,022	237,022
Capital revaluation reserve	0	0
Share premium account	0	0
Reserve on reappraisal of fixed asset	0	0
Other reserves	57,908	49,387
Accumulated deficit for development period (less)	0	0

Retained Earnings	163,776	150,310

Reserve future dividends	127,315	117,156
Accumulated profits	28,181	33,147
Accumulated losses (less)	0	0
Net income for the period	8,280	7
Interim dividends (less)	0	0

Total shareholders’ equity	458,706	436,719

Total liabilities and shareholders’ equity	856,500	824,257

The accompanying Notes N° 1 to 27 form an integral part of these consolidated financial statements.

MASISA S.A.

(Free translation from the original in Spanish)

CONSOLIDATED STATEMENT OF INCOME	For the three-month period Ended March 31,
	2004 THUS$	2003 THUS$
Sales	87,861	62,395
Cost of sales (less)	(65,459)	(48,888)
Gross margin	22,402	13,507
Selling and administrative expenses (less)	(10,767)	(9,687)

OPERATING RESULT	11,635	3,820

Financial Income	717	649
Income on investments in related companies	0	0
Other non operating income	266	225
Loss on investments in related companies (less)	(2)	(48)
Amortization of goodwill (less)	(28)	(77)
Financial expenses (less)	(4,248)	(3,877)
Other non/operating expenses (less)	(845)	(355)
Price/level restatement	0	508
Exchange Differences	2,378	(261)

NON /OPERATING RESULT	(1,762)	(3,236)

Result before income taxes and minority interest	9,873	584
Income taxes (less)	(1,742)	(382)
Consolidated Profit (Loss)	8,131	202
Minority interests	124	(220)
Amortization negative goodwill	25	25

NET INCOME	8,280	7

The accompanying Notes N° 1 to 27 form an integral part of these consolidated financial statements

MASISA S.A.

(Free translation from the original in Spanish)

CONSOLIDATED STATEMENT OF CASH FLOW	For the three-month period ended March 31,
	2004 THUS$	2003 THUS$
Cash flow from operating activities
Collection of accounts receivable	96,706	74,752
Interest income receivable	2,101	116
Dividends and other distributions received	0	0
Other income	3,935	1,254
Payments of suppliers and personnel (less)	(90,079)	(69,578)
Interest paid (less)	(2,014)	(438)
Income tax paid (less)	(1,020)	(457)
Other expenses paid (less)	(369)	(350)
V.A.T. and similar paid (less)	(2,353)	(1,831)

Net positive (negative) cash flow from operating activities	6,907	3,468

Cash flow from financing activities
Issuance of cash shares	0	0
Loans drawn	1,710	39,270
Bonds issued	0	0
Documented loans from related companies	0	0
Other loans from related companies	0	0
Other financing sources	2	0
Dividends paid (less)	0	0
Distribution of paid in capital (less)	0	0
Loans repaid (less)	(16,142)	(20,511)
Bonds paid (less)	0	0
Repayment of documented loans from related companies (less)	0	0
Repayment of other loan form related companies (less)	0	0
Stock issuance expense (less)	0	0
Other financing disbursements (less)	(14)	0

Net positive (negative) cash flow from financing activities	(14,444)	18,759

Cash flow from investment activities
Sales of fixed assets	0	0
Sales of permanent investments	0	0
Sales of other investments	0	0
Collection of documented loans to related companies	0	0
Collection of other loans to related companies	0	0
Other investment income	0	235
Acquisition of fixed assets (less)	(4,992)	(8,379)
Interest capitalized repaid (less)	(730)	(822)
Permanent investments (less)	0	0
Investments in securities (less)	0	0
Documented loans to related companies (less)	0	0
Other loans to related companies (less)	0	0
Other investment disbursements (less)	0	0

Net positive (negative) cash flow from investment activities	(5,722)	(8,966)

Net total positive (negative) cash flow of the period	(13,259)	13,261

Effect of inflation on cash and cash equivalents	0	(418)

Net change in cash and cash equivalents (less)	(13,259)	12,843

Initial balance of cash and cash equivalents	19,770	2,205

Final balance of cash and cash equivalents	6,511	15,048

The accompanying Notes N° 1 to 27 form an integral part of these consolidated financial statements.

MASISA S.A.

(Free translation from the original in Spanish)

RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES	For the three-month period ended March 31,
	2004 THUS$	2003 THUS$
Net income (loss) for the period	8,280	7

Results on sales of assets:
(Profit) loss on sales of fixed assets	0	0
(Profit) on sales of investments	0	0
Loss on sales of investments	0	0
(Profit) loss on sales of other assets	0	0

Charges (credits) to income not affecting cash flow:
Depreciation for the period	6,757	6,383
Amortization of intangibles	87	2
Write/off and provisions	325	0
Income from investment in related companies (less)	0	0
Loss on investment in related companies	2	48
Amortization of goodwill	28	77
Amortization of negative goodwill (less)	(25)	(25)
Net price/level restatements	0	(508)
Net exchange difference	(2,378)	261
Other credit to income not affecting cash flow (less)	(70)	0
Other changes to income not affecting cash flow	1,067	1,037

Changes in assets, affecting cash flow:
Decrease (increase) in accounts receivable	(10,463)	(3,241)
Decrease (increase) in inventories	1,792	(4,040)
Decrease (increase) in other assets	(879)	(334)

Changes in liabilities, affecting cash flow:
Increase (decrease) in accounts payable related to operating income	(1,892)	(611)
Increase (decrease) in interest payable	1,208	2,655
Net Increase (decrease) in income taxes payable	667	25
Increase (decrease) in other accounts payable related to non/operating income	277	1,351
Net increase (decrease) value added tax and similar payable	2,248	161
Profit (loss) of minority interest	(124)	220

Net positive (negative) cash flow from operating activities	6,907	3,468

The accompanying Notes N° 1 to 27 form an integral part of these consolidated financial statements.

MASISA S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2004 AND 2003

(Free translation from the original in Spanish)

NOTE 1- COMPANY REGISTRATION

The Parent Company, MASISA S.A., is a quoted stock corporation, registered under N° 132 in the Official Company Register and is therefore governed by the rules of the Superintendencia de Valores y Seguros de Chile (Chilean Superintendent of Securities and Insurance) and of the Securities and Exchange Commission of the U.S.A.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Accountant Period

The following financial statements correspond to the period between January 1, 2004 and March 31, 2004, and are presented compared to the same period of 2003.

b)	Currency used in accounting

By the Resolution N° 259 of the Chilean Internal Taxes Service, dated April 10, 2003, the Company was authorized to have its accounting in dollars of the United States of America from January 1, 2003. Otherwise, dated October 10, 2003, the Chilean Superintendence of Securities and Insurance authorized the Company to present its financial statements and quarters FECUs in dollars of the United States of America.

c)	Consolidated financial statements preparation basis.

The consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in Chile and the specific accounting regulations of the Superintendent of Securities and Insurance (“SVS”). If any discrepancy exists between both entity’s regulations, those of the Superintendent of Securities and Insurance will primate.

In accordance to Circular N° 79 and N° 81 of the SVS dated January 19 and 22 2002, the Company recorded the effects of the application of the Argentinean Peso Exchange rate in the conversion of the financial as of September 30, 2003 as required by the Technical Bulletin N° 64 of the Chilean Institute of Accountants.

d)	Presentation basis.

The current financial statements have been issued in dollars of the United States of America, for which no updating factor have been applied to the numbers in this document.

e)	Consolidated basis.

The Consolidated Financial Statements includes the assets, liabilities, result and statement of cash flows of the Company and its direct or indirect subsidiaries

The following is a list of the consolidated subsidiaries:

			Ownership as of
			March 31, 2004			March 31, 2003
RUT	Company	Business	Direct	Indirect	Total	Total
79,554,560-3	Inversiones Coronel Limitada	Investments	99.9842	0.0158	100.0000	100.0000
79,959,070-0	Masisa Inversiones Limitada	Investments	99.9973	0.0027	100.0000	100.0000
77,790,860-K	Masisa Partes y Piezas Limitada		99.8000	0.2000	100.0000	100.0000
81,507,700-8	Forestal Tornagaleones S.A.	Wood products and by-products processing	60.4492	0.0000	60.4492	60.4492
79,616,940-0	Masisa Concepcion Limitada		0.0100	99.9900	100.0000	100.0000
Foreign	Masisa Overseas Ltd.	Investments/Fund Raising	100.000	0.0000	100.0000	100.0000
Foreign	Maderas y Sinteticos del Peru S.A.C.		99.0114	0.8897	99.9011	99.9011
Foreign	Maderas y Sinteticos de Mexico S.A. de C.V.	Wood products and by/products processing	1.0000	99.0000	100.0000	100.0000
Foreign	Maderas y Sinteticos Servicios S.A. de C.V.		1.0000	99.0000	100.0000	100.0000
Foreign	Masisa Ecuador S.A.		0.1000	99.9000	100.0000	100.0000
Foreign	Masisa do Brazil Limitada	Particleboard and MDF Commercialization	0.0024	99.9976	100.0000	100.0000
Foreign	Masisa Argentina S.A.	Wood products and by/products processing	0.0000	100.0000	100.0000	100.0000
Foreign	Forestal Tornagaleones Overseas Ltd.		0.0000	60.4492	60.4492	60.4492
Foreign	Forestal Argentina S.A.		0.0000	30.2900	30.2900	30.2900

The effects of unrealized results form transactions with subsidiaries have been eliminated.

In the subsidiary Forestal Tornagaleones S.A. Extraordinary Board Meeting held on November 11, 2003, its Board agreed to proceed with the liquidation and dissolution of its subsidiary FTG Overseas Ltd. On December 31, 2003, the documents needed to proceed with the liquidation and dissolution of FTG Overseas Ltd. were presented to the Record of Societies in which FTG Overseas Ltd. was registered and which managed the legal existence of the company. Thus, and as of

December 31, 2003, the FTG Overseas Ltd. liquidator will distribute the assets, liabilities, rights and obligations of FTG Overseas Ltd. to its controlling and only shareholder Forestal Tornagaleones S.A. Currently the proceedings needed for the dissolution of FTG Overseas Ltd. are in process and is estimated that will be concluded within the first quarter of 2004.

Nevertheless, and due to that at the date of the release of the current financial statements the process of dissolution of the society have not been concluded, been pending the final resolution of the FTG Overseas Ltd. liquidator, the society has not recognize in the financial statements the effects of this subsidiary dissolution, and the transfer of the assets, liabilities, rights and obligations to its controlling and only shareholder Forestal Tornagaleones S.A. Nonetheless, the effects in the current financial statements, if the assets, liabilities, rights and obligations of that subsidiary were incorporated, have no impact over the results, shareholder’s equity or financial situation of the controller Forestal Tornagaleones S.A., legal successor of FTG Overseas Ltd.

f)	Price-level restatement

The subsidiaries that carries their accounting figures in Chilean pesos, have adjusted their financial statements in order to recognize the effects on the variation of the price level restatement of that currency. For this effects, the current legal dispositions have been applied. These restatements have been calculated based on the variations in the official Consumer Price Index on a previous month basis, which was -0.5% in 2004 (0.5% in 2003).

g)	Foreign currency

The Company is authorized to have its accounting and present its financial statements in American dollars. The American dollar is used as common currency and, whereof, the assets and liabilities corresponding to different currencies have been expressed in American dollars at the exchange rates of the end of each period. The exchange differences are accounted in results.

As of March 31 2004 and 2003 the main closing exchange rates used, expressed in US dollars, were the following:

Currency		2004 US$	2003 US$
Chilean pesos	Ch$	616.41	731.56
Argentine Pesos	Ar$	2.86	2.98
Real (Brazil)	$R	2.90	3.35
Mexican Peso	MxN	11.21	10.67
Unidad de Fomento (U.F.)	U.F.	0.0366	0.0436

h)	Financial Investments

Time deposits are presented at inverse value plus interests and readjustments accrued at the end of each period and are classified under the category of the same name.

i)	Inventories

The inventories are valued at production cost or at the acquisition cost including indirect manufacturing costs, and its balance is determined by the weighted average price method plus.

The Company makes obsolescence inventory provisions, that are presented deducted from the original.

The timber resources presented in this account has been determined in accordance with a technical appraisal, as explained in the note 2k). As of March 31, 2003, this account includes the expenses related to roads built for the harvesting, which were valued at their cost and accounted at its cost of sales, in the time the forests associated are exploited and sold.

The amount thus determined does no exceed their corresponding market values.

j)	Allowance for doubtful accounts

The company has recorded allowances to cover the possible non-collection of account receivables, which are shown as a deduction from account receivables. The allowances were calculated considering a 1% of the local account receivables plus others specific account receivables of doubtfully recovery.

k)	Fixed assets

Fixed assets, excluding plantations, are presented at their acquisition or construction cost value, price level restated at December 31, 2002, date in which the figures were converted to American dollars. The costs mentioned includes the actual financial cost incurred by the company, until those assets were in conditions to be used, applying effective financing cost rate.

Major maintenance expenses are incorporated into assets and then amortized over the period between the maintenance and the scheduled next major maintenance those items with significant relative value are depreciated in the same period of are as the fixed asset with which they are associated and spare parts that are periodically used are charged to production cost when utilized.

The forestry plantations value is determined in accordance with a technical appraisal. The value over the book value thus estimated, that includes the financing value during the growing period, has been accounted with surplus to the forestry reserve fund in the Net worth of the respective subsidiary.

Indefinitely inactive fixed assets have been classified in the item Other Long Term Assets and are shown at their estimated realization value.

l)	Fixed assets depreciation

Depreciation has been computed using the straight/line method, considering the remaining estimated useful life of each asset.

m)	Leasing assets

Assets purchased under financial leasing are valued at the current value of the contract, which is set discounting the periodical installment and the purchase option at the interest rate established in the related contract, On the other hand, the respective obligation is shown in the short and long term portion net of non/accrued interests.

n)	Investments in related companies

Investments in related companies are valued based on the equity method, eliminating unrealized profits and losses. Investments in companies located in other countries have been valued in accordance with Technical Bulletin N° 64 of the Chilean Institute of Accountants.

In accordance to Circular N° 150 of the SVS, the Company had made an evaluation over the value of its subsidiaries assets in Argentina, Mexico and Brazil, and over the cash flows this subsidiaries produce, the Company had concluded that it don’t need to make any adjustment for this concept, due to there has been no significant decay in the recuperation value of those respective assets.

o)	Goodwill and negative Goodwill

This item represents the difference between the acquisition value of shares of the related company and its proportional equity value at the date of purchase. This differences are amortized in the following steps:

Goodwill

The acquisition of the former subsidiary Maderas y Paneles S.A., merged on august 31, 1993, was amortized in a period of 10 years, given the returns of the production management of the actual plant.

The acquisition of the former subsidiary Masisa Cabrero S.A., former Fibranova S.A.. This value will be amortized in a period of 20 years, given the returns of current administration of the plant.

Negative Goodwill

The capital’s raise of Forestal Tornagaleones S.A. in June 27th, 2002, generated a higher investment value for the Company . This value will be amortized in a period of 20 years.

p)	Securities purchased under resale agreements

Are included in the account “Other Current Assets” and corresponds to the acquisition of financial assets that must be sold in the short term, and are presented at market value as of the purchase date plus the accrued interest as of the last day of the period. The value thus determined does not exceed the current market value.

q)	Expenses of the issuance and placement of shares and debts titles

The society presents under the account “Other Assets”, the expenses of the issuance and placement of debt titles made in the 2003 exercise, which will be amortized in the terms of the respective debt.

r)	Bonds payable

Bonds payable corresponds to the placement in Chile of unmaterialized bonds, which are valued at their nominal value plus readjustments and interests accrued at the closing date of the exercise. The difference between the nominal value and the placement value is registered as deferred asset. This asset is amortized in the term period of the obligation.

s)	Income tax and Deferred tax

The company has recognized its tax obligations in conformity with current legislation.

The effects produced by deferred taxes, as a consequence of temporal differences between the financial and tax purpose balance sheet, have been registered as per Technical Bulletin N° 60, 68, 69 and 71 of the Chilean Institute of Accountants and in the Circular N° 1,466 of the Superintendencia de Valores Seguros. The effects derived of the existing taxes at January 1 2000, that were not registered before, will be recognized on the results, starting in this year, to the extend that the temporal differences are reversed.

t)	Sales

Sales value corresponds to the sale of the Company manufactured products, and their price is given by present market regulations.

u)	Derivative contracts

As of December 31, 2003, the Company keeps swap interest rates contracts with financial institutions. This contracts were defined as hedge and are registered by which is establishes in the Boletin Tecnico Nro 57 of the Colegio de Contadores de Chile A.G.

The losses not accrued neither accomplished by this contracts are presented in “Other Assets”, and the results already accomplished are presented as financial expenses as of the closing date of this financial statements.

v)	Software

The Company uses the system SAP R/3 version 4.6 C, acquired from SAP Chile S.A., and has determined a depreciation period of 4 years.

w)	Research and Development expenses

The Research and Development expenses are charged to the income of the period of which expenses were incurred. The Company has not incurred in significant Research and Development expenses.

x)	Consolidated Statement of Cash Flows

As set forth the No 50 Technical Bulletin of the Accountant Institute of Chile and the Circular N° 1,312 of the Superintendencia de Valores y Seguros dated January 17, 1997, the Company has defined the following concepts related to the Statement of Cash Flows.

Cash Equivalent:

Every investment that meets the following conditions:

•	May be quickly converted in a known amount of cash.

•	The Company has the intention to do the this conversion in no more than 90 days.

•	There is a minimum risk of a significant lose of value due to this investment

As of March 31, 2004, all the short-term investments of the company meet the mentioned conditions.

The Balance of cash and cash equivalents is as follows:

	Initial Balance THUS$	Final Balance THUS$
2004
Cash	8,657	6,211
Time deposits	0	300
Marketable securities	0	0
Securities purchased under resale agreements	11,113	0

Total	19,770	6,511

2003
Cash	1,891	3,496
Time deposits	314	9,443
Marketable securities	0	2,109
Securities purchased under resale agreements	0	0

Total	2,205	15,048

Operating Activities:

Cash flows from operating activities includes all business-related cash flows, including interest paid, financial income and, in general, all flows that are not defined as related to investment or financing activities. It should be pointed out that this definition is broader than that used in the consolidated statement of income.

NOTE 3 - CHANGES IN ACCOUNTING PRINCIPLES

During the exercise comprise between January 1 and march 31, 2004, there have been no changes in the accounting principles for the current period in comparison to the previous period.

NOTE 4 - ACCOUNTS RECEIVABLE SHORT AND LONG TERM

	Currency
	Less than 90 days		More than 90 and less than 1 year		Sub-Total	Currency Total		Long-term
	03/31/2004	03/31/2003	03/31/2004	03/31/2003		03/31/2004	03/31/2003	03/31/2004	03/31/2003
Account receivable	68,796	44,401	1,469	1,841	70,265
Non-collect receivables estimate	0	0	0	0	2,832	67,433	46,242	512	0
Notes receivable	8,195	6,640	640	445	8,835
Non-collect receivables estimate	0	0	0	0	614	8,221	7,085	0	0
Sundry debtors	6,006	4,717	312	368	6,318
Non-collect receivables estimate	0	0	0	0	143	6,175	5,085	670	1,400

Total Long Term receivable								1,182	1,400

Debtors’ profile

The debtors’ profile is presented as follow (net of allowances).

	2004 THUS$	2003 THUS$
National receivable
Account receivable	17,425	12,567
Notes receivable	45	3,426
Short-term Sundry debtors	988	1,930
Long-term Sundry debtors	481	591

Foreign receivable

Account receivable	50,008	33,675
Account Receivable for local sales	25.84%	27.18%
Account Receivable for foreign sales	74.16%	72.82%
Notes receivable	8,176	3,659
Notes receivable in dollars	0.55%	48.36%
Notes receivable in other currencies	99.45%	51.64%

Short-term Sundry debtors	5,187	3,155
Sundry debtors in dollars	16.00%	37.95%
Sundry debtors in other currencies	84.00%	62.05%

Long-term Sundry debtors	701	809
Long-term Sundry debtors in dollars	40.69%	42.21%
Long-term Sundry debtors in other currencies	59.31%	57.79%

NOTE 5 - TRANSACTIONS WITH RELATED COMPANIES

Notes and accounts receivables from related companies in the short-term:

Sales of goods and services made by the Company from and to related companies in Chile are made in Chilean pesos and with a pay term not exceeding 60 days, without interest nor restatement . Export sales to foreign related companies are in American dollars, without interest and not exceeding 180 days.

Notes and accounts receivables from related companies in the long-term:

The long term account receivable for the subsidiary Forestal Rio Calle Calle S.A. are summarized in American dollars (US$).

Notes and account receivable from related companies:

RUT	Company	Short-Term		Long-Term
		03/31/2004	03/31/2003	03/31/2004	03/31/2003
96,626,060-2	Forestal Rio Calle Calle S.A.	0	0	2,997	3,297
Foreign	Forestal Terranova Mexico S.A. de C.V.	0	180	0	0
Foreign	Terranova Costa Rica S.A.	0	78	0	0
Foreign	Terranova Colombia S.A.	129	726	0	0
Foreign	Amanco Guatemala S.A.	58	0	0	0
Foreign	Masnova de Mexico S.A. de C.V.	1,768	870	0	0
	Fibranova C.A.	726	0	0	0
	Amanco Costa Rica S.A.	314	0	0	0
Foreign	Amanco el Salvador	28	0	0	0
	Hondilut S.A. (Amanco Honduras)	129	0	0	0
Foreign	Terranova Forest Products, Inc.	0	209	0	0
Foreign	Forestal Terranova de Guatemala S.A.	0	44	0	0

TOTAL		3,152	2,107	2,997	3,297

a)	Notes and accounts payables from related companies:

RUT	Company	Short-Term		Long-Term
		03/31/2004	03/31/2003	03/31/2004	03/31/2003
96,626,060-2	Forestal Rio Calle Calle S.A.	31	467	0	0
96,802,690-9	Terranova S.A.	73	0	0	0
96,469,000-6	Andinos S.A.	0	281	0	0
96,527,410-3	Sociedad Forestal Millalemu S.A.	0	2	0	0
Foreign	Forestal Terranova Mexico S.A. de C.V.	3,534	0	0	0
Foreign	Terranova Costa Rica S.A.	139	0	0	0
Foreign	Terranova Brasil Limitada	56	0	0	0
Foreign	Forestal Terranova de Guatemala S.A.	10	0	0	0
	Nicalit S.A. (Amanco Nicaragua)	2	0	0	0
Foreign	Fibranova C.A.	0	1,254	0	0

TOTAL		3,845	2,004	0	0

b)	come from related companies and persons:

Company	RUT	Relationship	Concept	03/31/2004 Effect on Income, Profit (loss)		03/31/2003 Effect on Income, Profit (loss)
				Amount (loss) THUS$	(loss) THUS$	Amount (loss) THUS$	(loss) THUS$
Andinos S.A.	96,469,000-6	Common director	Purchase of raw materials	0	0	416	0
Andinos S.A.	96,469,000-6	Common director	Reimburse invoice	0	0	11	0
Andinos S.A.	96,469,000-6	Common director	Paid invoice	0	0	464	0
Andinos S.A.	96,469,000-6	Common director	Services rendered	0	0	3	3
Forestal Millalemu S.A.	96,527,410-3	Common director	Purchase of raw materials	0	0	1	0
Forestal Millalemu S.A.	96,527,410-3	Common director	Rentals paid	0	0	2	(2)
Forestal Millalemu S.A.	96,527,410-3	Common director	Paid invoice	0	0	3	0
Forestal Rio Calle Calle S.A.	Foreign	Associated	Interest	47	47	50	50
Forestal Rio Calle Calle S.A.	Foreign	Associated	Purchase of raw materials	0	0	500	0
Forestal Rio Calle Calle S.A.	Foreign	Associated	Services	0	0	483	(409)
Terranova S.A.	96,708,490-5	Common director	Reimburse invoice	178	0	1	0
Terranova S.A.	96,708,490-5	Common director	Services and expenses invoice	479	104	0	0
Terranova S.A.	96,708,490-5	Common director	Purchase of raw materials	804	(21)	0	0
Terranova S.A.	96,708,490-5	Common director	Paid invoice	560	0	0	0
Fibranova C.A.	Foreign	Common director	Reimburse invoice	44	2	6	0
Fibranova C.A.	Foreign	Common director	Sales of products	567	0	169	24
Fibranova C.A.	Foreign	Common director	Purchase of products	0	0	1,104	0
Fibranova C.A.	Foreign	Common director	Paid invoice	0	0	846	0
Forestal Terranova Mexico S.A. de C.V.	Foreign	Common director	Logistics service	257	(257)	0	0
Forestal Terranova Mexico S.A. de C.V.	Foreign	Common director	Sales of products	99	13	0	0
Forestal Terranova Mexico S.A. de C.V.	Foreign	Common director	Administration services	16	(16)	25	(25)
Forestal Terranova Mexico S.A. de C.V.	Foreign	Common director	Reimburse invoice	567	0	0	0

Forestal Terranova Mexico S.A. de C.V.	Foreign	Common director	Expense recovery	0	0	175	(175)
Forestal Terranova Mexico S.A. de C.V.	Foreign	Common director	Paid invoice	0	0	227	0
Forestal Terranova Mexico S.A. de C.V.	Foreign	Common director	Boards purchase	2,470	(2,470)	0	0
Terranova de Brasil Limitada	Foreign	Common director	Purchase of raw materials	301	0	116	0
Terranova de Brasil Limitada	Foreign	Common director	Paid invoice	292	0	125	0
Terranova Costa Rica S.A.	Foreign	Common director	Sales of products	0	0	79	11
Terranova Costa Rica S.A.	Foreign	Common director	Reimburse invoice	0	0	117	0
Terranova Costa Rica S.A.	Foreign	Common director	Services and expenses invoice	139	(28)	0	0
Forestal Terranova de Guatemala S.A.	Foreign	Common director	Sales of products	44	0	44	2
Forestal Terranova de Guatemala S.A.	Foreign	Common director	Reimburse invoice	44	0	0	0
Forestal Terranova de Guatemala S.A.	Foreign	Common director	Services and expenses invoice	10	(2)	0	0
Amanco Costa Rica S.A.	Foreign	Common director	Sales of products	195	11	0	0
Amanco Costa Rica S.A.	Foreign	Common director	Reimburse invoice	149	0	0	0
Amanco Guatemala S.A.	Foreign	Common director	Sales of products	64	10	0	0
Amanco Guatemala S.A.	Foreign	Common director	Reimburse invoice	16	0	0	0
Amanco El Salvador S.A.	Foreign	Common director	Sales of products	28	8	0	0
Amanco El Salvador S.A.	Foreign	Common director	Reimburse invoice	96	0	0	0
Hondilut S.A. (Amanco Honduras)	Foreign	Common director	Sales of products	132	33	0	0
Terranova Colombia S.A.	Foreign	Common director	Sales of products	133	0	250	59
Terranova Colombia S.A.	Foreign	Common director	Reimburse invoice	0	0	237	0
Terranova Forest Products, Inc.	Foreign	Common director	Sales of products	0	0	209	8
Terranova Forest Products, Inc.	Foreign	Common director	Reimburse invoice	19	0	0	0
Terranova Venezuela S.A.	Foreign	Common director	Services and expenses invoice	4	0	0	0

Terranova Venezuela S.A.	Foreign	Common director	Reimburse invoice	2	0	0	0

MasNova de Mexico S.A. de C.V.	Foreign	Common director	Paid invoice	0	0	137	0

NOTE 6 - INVENTORIES

The principal components are set forth below:

Inventories	2004 THUS$	2003 THUS$
Finished goods	47,326	37,958
Obsolescence Provision	(516)	(826)
Raw Materials	11,680	12,295
Other material	5,899	3,731
Spare parts	5,032	7,723
Forest and Plantation in exploitation	6,503	6,997

Total	75,924	67,878

NOTE 7 - DEFERRED TAXES AND INCOME TAXES

At March 31 2004, the Company has made the income tax provision as per the tax dispositions in force.

Considering a taxable base of:

2004 THUS$
Masisa S.A.’s taxable income	4,471
Inversiones Coronel Ltda.’s taxable income	864
Masisa Inversiones Ltda’s taxable income	1,681

Balances of tributary retained gains and their respective credits:

1) Masisa S.A.:	Taxed Earning Reserve amounting THUS$4,382 with credit of 15%, THUS$24,158 with credit of 16%, THUS$4,794 with credit of 16.5%, THUS$4,471 with credit of 17%, and THUS$12,420 without credit.

2) Masisa Inversiones Limitada:	Taxed Earning Reserve amounting THUS$5,958 with credit of 15%, THUS$5,326 with credit of 16%, THUS$5,449 with credit of 16,5%, THUS$1,681 with credit of 17%, and THUS$1,081 without credit.

3) Inversiones Coronel Limitada:	Taxed Earning Reserve amounting THUS$1,292 with credit of 15%, THUS$582 with credit of 16%, THUS$296 with credit of 16,5%, THUS$864 with credit of 17%, and THUS$65 without credit.

4) Masisa Argentina:	(Tax loss)

5) Masisa Concepcion Limitada:	(Tax loss)

6) Masisa do Brasil Limitada:	(Tax loss)

7) Maderas y Sinteticos del Peru S.A.C.:	(Tax loss)

8) Forestal Tornagaleones S.A.:	(Tax loss)

a)	Deferred Tax

The balances for this item are as follows:

	03/31/2004				03/31/2003
	Assets deferred taxes		Liabilities deferred taxes		Assets deferred taxes		Liabilities deferred taxes
	Short Term	Long Term	Short Term	Long Term	Short Term	Long Term	Short Term	Long Term
Temporary Differences
Provision for accounts receivable losses	627	0	0	0	683	55	0	0
Anticipated income	0	0	0	0	0	0	0	0
Vacation provisions	174	0	0	0	139	0	0	0
Leasing assets	0	60	0	0	0	107	0	0
Manufacturing expenses	0	0	932	3,552	0	0	740	3,552
Fixed assets depreciation	0	0	0	15,126	0	0	0	17,122
Others events	4	255	0	270	102	23	0	449
Obsolescence provision	234	104	0	0	226	0	0	0
Particle board line provision	0	1,133	0	0	0	1,098	0	0
Unrealized profits and loss	205	166	0	0	214	131	0	0
Tax Loss	850	12,348	0	0	415	18,757	0	0
Interest capitalized Plantations	0	0	892	265	0	0	273	688
Plantations capitalized indirect cost	0	0	267	2,568	0	0	219	1,921
Capitalized financial cost	0	0	0	0	0	0	0	2,500
Forestry reserve	0	0	70	8,400	0	0	187	3,981
Others	0	0	0	0	0	0	0	0
Balance for Complementary assets amortization	(28)	(120)	(95)	(9,745)	(26)	(1,221)	(117)	(13,538)
Valuation provisions	0	(4,368)	0	0	0	(9,690)	0	0

Total	2,066	9,578	2,066	20,436	1,753	9,260	1,302	16,675

Income Taxes:

Items	2004 THUS$	2003 THUS$
Income tax provision	(1,262)	(573)
Tax expenses Adjustment	0	0
Effect for deferred taxes of the period	7	291
Tax credit due to tax loss	(354)	0
Effect for amortization of deferred assets and liabilities complementary accounts	(129)	(86)
Effect on assets and liabilities of the changes in de valuating provisions	0	0
Others	(4)	(14)
	(1,742)	(382)

NOTE 8 - OTHER CURRENT ASSETS

The principal components are set forth below:

	2004 THUS$	2003 THUS$
Deposits Rabobank Curacao N.V.	28,500	28,500
Interest Rabobank Curacao N.V.	24	2,336
Bonds issuance and capitalization expenses	734	0
Other	0	7

Total	29,258	30,843

The long term time deposits had accrued interests, which are presented as “Other Current Assets”; their maturity is semiannually. Besides in this entry are classified the time deposits which maturity is over 90 days.

NOTE 9 - FIXED ASSETS

a)	This caption includes:

	2004				2003
	Assets value THUS$	Accumulated Depreciation THUS$	Year depreciation		Assets value THUS$	Accumulated Depreciation THUS$	Year depreciation
Fixed assets			Explotation THUS$	Non-explotation THUS$			Explotation THUS$	Non-Explotation THUS$
Lands	66,029	0	0	0	62,561	0	0	0
Building and infrastructure	104,583	(27,591)	(884)	(11)	102,907	(24,271)	(926)	(14)

Machinery and equipment	489,177	(145,778)	(5,218)	(54)	478,193	(125,947)	(4,786)	(11)

7 Machinery and equipment	488,414	(145,467)	(5,202)	(47)	477,200	(125,385)	(4,762)	(6)
7 Transportation equipment	763	(311)	(16)	(7)	993	(562)	(24)	(5)
7 Chilean GAAP Adjustments	0	0	0	0	0	0	0	0

Other fixed assets:	167,057	(13,633)	(256)	(334)	150,243	(13,349)	(250)	(396)

7 Plantations	124,843	0	0	0	104,106	0	0	0
7 Furniture, fixture and other	11,129	(8,393)	(54)	(110)	10,492	(8,130)	(64)	(164)
7 Spare parts	11,214	(520)	(73)	0	10,132	(1,144)	(81)	(1)
7 Transit spare parts and equipment	0	0	0	0	0	0	0	0
7 Construction in progress	10,811	0	0	0	16,938	0	0	0
7 Transit fixed assets	0	0	0	0	0	0	0	0
7 Other fixed assets	9,060	(4,720)	(129)	(224)	8,575	(4,075)	(105)	(231)

7 Fixed assets in leasing	1,144	(1,206)	(39)	0	1,731	(1,116)	(41)	0
7 Computacional systems (software)	5,972	(3,396)	(89)	(224)	4,524	(2,820)	(55)	(169)
7 Other	1,944	(118)	(1)	0	2,320	(139)	(9)	(62)

Total	826,846	(187,002)	(6,358)	(399)	793,904	(163,567)	(5,962)	(421)

Total Fixed assets	633,087	(193,759)			623,954	(169,950)

b)	From a legal viewpoint, assets acquired under finance are not the property of the Company until the purchase option is exercised. The present assets in leasing corresponds to an electrical substation, contracted with Endesa S.A. in April 1995, for a total of 120 monthly payments of US$28,396, at an annual rate of 10.5%.

c)	In the Year 2001, The company has also accounted a provision to adjust the book value of one of its particle board lines, based on the estimate that future cash flows from the operation of those assets will not compensate for future depreciation charges. This provision is presented under the account “Other Non Operating Expenses”.

d)	The accountant value of the plantations includes the value determined in accordance with the technical appraisal. This value is distributed among the accounts in plantations Fixed assets and Inventories as stand wood.

As indicated in the Note 2 k) the subsidiary Forestal Tornagaleones S.A. and its subsidiary Forestal Argentina S.A. recognize the increased value of their plantations and forest. The accumulated increase value as of March 31, 2004 was THUS$27,688 (THUS$26,060 in 2003), that includes the forest plantation under the Forestry reserve presented in the Net worth and has been determined comparing the valuation describer in the Note 2k) to the book value after price level restatement. As indicated in the Note 2k), the parent Company and its subsidiary Forestal Argentina recognized as increased value of the fix assets the financial costs related to the plantation financing a total of THUS$142 (THUS$110 in 2003).

NOTE 10 - INVESTMENT IN RELATED COMPANIES

					Participation %		Shareholder’s Equity		Net income For the period		Net income Accrued		VPP		Unrealized Result		Book value of investment
RUT	Investments in related Companies	Country	Currency	Number of shares	03/31/ 2004	03/31/ 2003	03/31/ 2004	03/31/ 2003	03/31/ 2004	03/31/ 2003	03/31/ 2004	03/31/ 2003	03/31/ 2004	03/31/ 2003	03/31/ 2004	03/31/ 2003	03/31/ 2004	03/31/ 2003
96,652,640-8	Inversiones Industriales S.A.	Chile	Pesos	1,000	50.0000000	50.0000000	0	0	0	0	0	0	0	0	0	0	0	0
96,626,060-2	Forestal Rio Calle Calle S.A	Chile	Pesos		10.0000000	00.0000000	0	0	0	0	0	0	0	0	0	0	0	0
Foreign	Masnova S.A.	Mexico	Dollar	25,000	50.0000000	50.0000000	(1,336)	(59)	(3)	(96)	(2)	(48)	0	0	0	0	0	0
99,511,350-3	Inversiones Calle Calle S.A	Chile	Pesos	100,000	50.0000000	50.0000000	0	0	0	0	0	0	0	0	0	0	0	0
99,505,640-2	Forestal Calle Calle S.A	Chile	Pesos	100,000	9.0000000	50.0000000	0	0	0	0	0	0	0	0	0	0	0	0

	Total												0	0	0	0	0	0

a)	Subsidiaries with negative equity

The proportional patrimonial value method has been discontinued in the following subsidiaries for presenting negative shareholder’s equity. At the same time provisions has been constituted when corresponds, to recognize the share participation.

•	MasNova de Mexico S.A. de C.V.

The related company MasNova de Mexico S.A. de C.V. presents negative shareholder’s equity at the closing of both financial statements reason for which a provision for THUS$668 and THUS$ 29 has been accounted. This investment is presented in Long Term Provisions.

•	Inversiones Industriales S.A.

Inversiones Industriales S.A. and Forestal Rio Calle Calle S.A., as of the closure of the present period, had a negative Net Worth, hence the company has discontinued the application of the VPP method, recognizing losses up to cover the total investment

NOTE 11 - GOODWILL AND NEGATIVE GOODWILL

a)	Goodwill

			03/31/2004		03/31/2003
RUT	Company	Term	First three months 2004 Amortization THUS$	Total Goodwill THUS$	First three months 2003 Amortization THUS$	Total Goodwill THUS$
87,658,900-1	Maderas y Paneles S.A.	10 year	0	0	60	90
96,623,490-3	Masisa Cabrero S.A.	20 year	28	1,391	17	1,190

			28	1,391	77	1,280

Represents the higher value paid in the investments of Maderas y Paneles S.A., former subsidiary Maderas y Paneles S.A., merged on august 31, 1993.

The acquisition of the former subsidiary Masisa Cabrero S.A., former Fibranova S.A., generated a lower investment value for the Company, This value will be amortized in a period of 20 years, given the returns of current administration of the plant.

b)	Negative Goodwill

			03/31/2004		03/31/2003
RUT	Company	Term	First three months 2004 Amortization THUS$	Total Negative Goodwill THUS$	First three months 2003 Amortization THUS$	Total Negative Goodwill THUS$
81,507,700-8	Forestal Tornagaleones S.A.	10 year	25	1,829	25	1,894

			25	1,829	25	1,894

Indicate the lower paid value at the capital’s raise of Forestal Tornagaleones S.A. in June 27, This value will be amortized in a period of 20 years.

NOTE 12 - OTHER LONG/TERM ASSETS

The principal components are set forth below:

Other long-term assets	2004 TermTHUS$	2003 THUS$
Bond issuance and placement cost	5,124	0
Value of market derivatives	989	0
Prepaid supplier expenses	366	618
Placacentros	677	0
Assets destined for sale (inactive)	395	498
Recoverable long term taxes and commissions	764	3,146

Total	8,315	4,262

(1)	The Company had proceed to reclassified those assets that are paralyzed or destined to be sale; in agreement with the previous, a valuation of those assets at its estimated realization value had been made by an independent valuator.

NOTE 13 - BANK AND FINANCIAL INSTITUTIONS SHORT-TERM

		US Dollar		Other foreign		U.F.		ThCh$ no adjustment		Total
RUT	Bank of financial institution	2004 THUS$	2003 THUS$	2004 THUS$	2003 THUS$	2004 THUS$	2003 THUS$	2004 THUS$	2003 THUS$	2004 THUS$	2003 THUS$
	Short Term
97,004,000-5	Banco de Chile	0	0	0	0	1,584	36	0	0	1,584	36
97,006,000-6	Banco de Credito e Inversiones	5,001	6,019	0	0	0	0	0	0	5,001	6,019
97,041,000-7	BankBoston, N.A.	0	4,013	0	0	0	0	0	0	0	4,013
97,919,000-K	ABN Amro Bank Chile	0	0	0	84	2,026	0	0	0	2,026	84
97,042,000-2	HSBC Bank Chile	3,607	3,635	0	0	0	0	0	0	3,607	3,635
97,080,000-K	Banco Bice	0	4,013	0	0	0	0	0	0	0	4,013
97,030,000-7	Bancoestado	3,060	0	0	0	0	0	0	0	3,060	0
97,051,000-1	Banco del Desarrollo	4,521	0	0	0	0	0	0	0	4,521	0
Foreign	Fleet National Bank	503	7,569	0	0	0	0	0	0	503	7,569

Foreign	ITAU BBA	0	0	2,052	0	0	0	0	0	2,052	0
Foreign	ABN Amro Bank S.A. Brasil	0	0	2,423	0	0	0	0	0	2,423	0
	Total	16,692	25,249	4,475	84	3,610	36	0	0	24,777	25,369
	Principal owed	16,600	25,100	4,475	84	3,610	36	0	0	24,685	25,220
	Rate	2.23%	2.68%	15.75%	0	2.90%	4.77%	0	0	0	0
	Long Term portion short term
96,658,480-7	Raboinvestment Chile S.A.	1,203	1,249	0	0	0	0	0	0	1,203	1,249
97,006,000-6	Banco de Credito e Inversiones	0	0	0	0	2,360	1,995	0	0	2,360	1,995
Foreign	Security Bank	941	475	0	0	0	0	0	0	941	475
Foreign	Dresdner Bank Lateiamerica	2,052	55	0	0	0	0	0	0	2,052	55
Foreign	Citibank N.A.	314	9,231	0	0	0	0	0	0	314	9,231
Foreign	Comerica Bank	4,457	210	0	0	0	0	0	0	4,457	210
Foreign	Banco de Chile New York Branch	2,326	223	0	0	0	0	0	0	2,326	223
Foreign	The Bank of Nova Scotia	133	128	0	0	0	0	0	0	133	128
Foreign	Banco Rabobank Ireland PLC	28,544	30,841	0	0	0	0	0	0	28,544	30,841
Foreign	BankBoston Banco Multiplo	0	303	0	0	0	0	0	0	0	303
Foreign	BankBoston. N.A.	433	124	0	0	0	0	0	0	433	124
Foreign	BankBoston. N.A.	0	0	72	104	0	0	0	0	72	104
	Total	40,403	42,839	72	104	2,360	1,995	0	0	42,835	44,938
	Principal owed	38,869	38,252	72	104	2,325	1,995	0	0	41,266	40,311
	Rate	6.58%	6.7%	0	0	6.70%	6.70%	0	0	0	0

2004%
Total amount of liabilities in foreign currency:	15.5500
Total amount of liabilities in local currency:	84.4500

NOTE 14 - BANK AND FINANCIAL INSTITUTIONS LONG-TERM

							Date close actual period		Date close pass period
RUT	Bank of financial institution	Currency	More 1 year up to 2 year THUS$	More 2 year up to 3 year THUS$	More 3 year up to 5 year THUS$	More 5 year up to 10 year THUS$	Total Long Term to close The financial Statements THUS$	Rate	Total Long Term to close The financial Statements THUS$
	Short Term Raboinvestment
96,658,480-7	Chile S.A. Banco de Credito e	Dollar	3,000	4,500	5,500	0	13,000	Libor +1.875%	14,000
97,006,000-6	Inversiones	U.F.	3,488	0	0	0	3,488	6.70%	4,888
Foreign	Security Bank	Dollar	933	468	0	0	1,401	Libor +1.500%	2,333
	Dresdner Bank
Foreign	Lanteiamerica	Dollar	2,000	2,000	0	0	4,000	Libor +1.700%	6,000
Foreign	Comerica Bank	Dollar	4,286	4,286	2,142	0	10,714	Libor +1.350%	15,000
	Citibank
Foreign	N.A.	Dollar	988	0	0	0	988	5.20%	49,713
	Banco de
	Chile New York
Foreign	Branch	Dollar	4,300	4,300	4,250	0	12,850	Libor +1.250%	15,000
Foreign	The Bank of Nova Scotia	Dollar	3,750	7,500	13,750	0	25,000	Libor +1.150%	25,000
Foreign	Bank Boston	Other Currency	0	0	0	0	0	0	9

	Total		22,745	23,054	25,642	0	71,441		131,943

2004%
Total amount of liabilities in foreign currency:	6.63
Total amount of liabilities in local currency:	93.37

The loans granted by Masisa Overseas Ltd and Masisa Inversiones Limitada to the subsidiary Masisa do Brasil Limitada through BankBoston, that rise to the amount of US$110,023,218.88, as shown in “Promissory Notes” issued by BankBoston N.A. Nassau Branch of which are holders Masisa Overseas Ltd. and Masisa Inversiones Limitada and in “Repasses de Emprestimo Externo - Contratos de Emprestimo” signed by Masisa do Brasil Limitada of wich are beneficiaries BankBoston Banco Multiplo S.A. and BankBoston N.A., are presented reducing the corresponding debts for the same amount that the subsidiary Masisa do Brasil Limitada maintains with BankBoston Multiplo S.A. and BankBoston N.A., in consideration that the documents in which this operations are established allowed to sell out them with the only advise to the bank with the anticipation established in the respective documents.

Additionally and as consequence of the previous, the interests generated by the Promissory Notes and by the Repasses de Emprestimo Externo - Contratos de Emprestimo are presented net in the statement of income.

NOTE 15 - SHORT TERM AND LONG TERM BONDS

Banco de Chile: corresponds to the placement of local bonds, issued by Masisa S.A.

Characteristics:

Series A Bond: Corresponds to a maximum of 6.000 titles of UF500 each with a maturity term of 7 years, with a two year grace period for the amortization of principal, accrues interest of 5% annually, compounded, calculated over the base of equal semesters of 180 days beginning December 15, 2003 and which payments will be made June 15 and December 15 of each year. The repayment of principal will be amortized over 10 equal and successive payments beginning June 15, 2006.

Series B Bond: Corresponds to a maximum of 6.000 titles of UF500 each with a maturity term of 21 years, with a seven year grace period for the amortization of principal, accrues interest of 6.25% annually, compounded, calculated over the base of equal semesters of 180 days beginning December 15, 2003 and which payments will be made June 15 and December 15 of each year. The repayment of principal will be amortized over 28 equal and successive payments beginning June 15, 2011.

The maximum aggregate amount placed for the sum of the first issuance of the Series A bond, with charge to the bond line, and the Series B bond, for a fixed amount, will be of UF 4,000,000.

Private Placement: Corresponds to a private placement bonds issued by the subsidiary Masisa Overseas Ltd., and acquired by some of the main Insurance Companies of the United States of America.

Maturities:

Bonds A series : in the previous year corresponds to the ones that became due and liquidated dated 15-05-2003. Bonds B series: matures in 5 yearly installments of US$9 million, starting on May 15, 2004 and finishing May 15, 2008, and interest are paid every six months in May and November of each year.

	Series	Nominal amount outstanding	Currency	Interest	Last maturity	Periodicity		Value		Place of the transaction Chile or Foreign
Identification Number						Interest Payment	Capital Payment	03/31/2004	03/31/2003
Short term Portion of Long Term Bond
Private Placement	A	0	Dollar	7.82%		6 Months	2003	0	25,744	Foreign
Private Placement	B	9,000	Dollar	8.06%		6 Months	Annual	10,400	1,380	Foreign
Banco de Chile	A	0	U.F.	5.00%		6 Months	6 Months	983	0	Local
Banco de Chile	B	0	U.F.	6.25%		6 Months	6 Months	344	0	Local
Total Short Term Portion								11,727	27,124
Long Term Bond
Private Placement	B	36,000	Dollar	8.06%	0	6 Months	Annual	36,000	45,000	Foreign
Banco de Chile	A	2,500	Dollar	5.00%	0	6 Months	6 Months	68,221	0	Local
Banco de Chile	B	702	Dollar	6.25%	0	6 Months	6 Months	19,156	0	Local
Total Long Term Portion								123,377	45,000

NOTE 16 - PROVISIONS AND WRITE-OFFS

a)	Allowance for trade accounts receivable, notes receivable, sundry debtors and inventories.

The balance of these allowances amounts to ThCh$3,589 in 2004 (ThCh$3,802 in 2003), which have been deducted from the respective captions.

b)	Outstanding provisions at the end of each period:

	2004 THUS$	2003 THUS$
Current liabilities
Provision for vacation	1,310	890
Participation	21	108
Gratification	211	0
Audit provision	40	0
Forestry Services	564	564
Plan Stoppage Provision Cabrero	261	231
Import and export shipping expenses	1,374	1,559
Commissions provision	662	0
Plantation insurance	327	0
Other provisions	454	384

Total	5,224	3,736

Long - Term liabilities
Equity investment (negative equity) in Masnova de Mexico S.A. de C.V.	668	29

Total	668	29

NOTE 17 - MINORITARY INTEREST

The main components of this item are as follows:

	Included in the liabilities		Included in the net income for the period
	2004	2003	2004	2003
Forestal Tornagaleones S.A.	37,600	33,257	125	(137)
Forestal Argentina S.A.	27,620	27,459	(1)	(83)
Maderas y Sinteticos del Peru S.A.C.	1	1	0	0
Total	65,221	60,717	124	(220)

NOTE 18 - SHAREHOLDERS’ EQUITY

a)	The movement on capital and reserve accounts during 2004 and 2003 were as follows:

	2004
	Paid-in capital THUS$	Reserve de Revalorization de capital THUS$	Other Reserves THUS$	Reserve for future dividends THUS$	Accumulated profit THUS$	Accumulated deficit during development period THUS$	Current Earning THUS$
Balance as of December 31	237,022	0	59,706	127,315	18,568	0	9,613
Allocation of income	0	0	0	0	9,613	0	(9,613)
Definitive dividend of the previous exercise	0	0	0	0	0	0	0
Capital Increase with shares issue	0	0	0	0	0	0	0
Deficit during subsidiary development period	0	0	0	0	0	0	0
Reserve for foreign currency translation adjustments	0	0	(1,713)	0	0	0	0
Forestry reserves Increase	0	0	(85)	0	0	0	0
Price-level restatement of equity	0	0	0	0	0	0	0
Net income for the period	0	0	0	0	0	0	8,280
Balance	237,022	0	57,908	127,315	28,181	0	8,280

	0	0	0	0	0	0	0

	2003
	Paid-in capital ThCh$	Reserve de Revalorization de capital ThCh$	Other Reserves ThCh$	Reserve for future dividends ThCh$	Accumulated profit ThCh$	Accumulated deficit during development period ThCh$	Current Earning ThCh$
Balance as of December 31	237,022	0	47,991	117,156	18,568	0	14,579
Allocation of income	0	0	0	0	14,579	0	(14,579)
Definitive dividend of the previous exercise	0	0	0	0	0	0	0
Capital Increase with shares issue	0	0	0	0	0	0	0
Deficit during subsidiary development period	0	0	0	0	0	0	0
Reserve for foreign currency translation adjustments	0	0	0	0	0	0	0
Forestry reserves Increase	0	0	(778)	0	0	0	0
Price-level restatement of equity	0	0	2,174	0	0	0	0
Net income for the period	0	0	0	0	0	0	7
Balance	237,022	0	49,387	117,156	33,147	0	7

Restated balance	237,022	0	49,387	117,156	33,147	0	7

b)	Numbers of shares

Series	Numbers shares subscribed	Numbers paid shares	Numbers shares with voting rights
Unique	928,514,743	928,514,743	928,514,743

c)	Capital (amount THUS$)

Series	Subscribed	Paid Capital
Unique	237,022	237,022

d)	Other Reserves

1)    Forest Reserves

Are originated in the subsidiaries Masisa do Brasil Limitada, Forestal Tornagaleones S.A. and its subsidiary Forestal Argentina S.A., due to the recognition of the grown in forestry resources. The balance as of March 31, 2004 was THUS$18,842 (THUS$17,977 2003).

2)    Reserve for foreign currency translation adjustments

The composition of the accumulated adjustment for exchange differences as of December 31, 2003, corresponds to the balance, calculated as the net difference between the Consumer’s Price Index and the United States dollar at the end of each period of the investments in foreign countries and of the liabilities associated to such investments, according to the Technical Bulletin N° 64. The following table depicts such adjustment according to the foreign subsidiary from which it originated. Chilean investments in local functional currency have been included using the same treatment :

In March 2004, Balances are made of:

		Exchange difference originated in the period
	Initial balance actualized THUS$	Investment THUS$	Liabilities THUS$	Balance as of 03/31/2004 THUS$
Masisa Argentina S.A.	26,068	458	0	26,526
Forestal Argentina S.A.	345	0	0	345
Masisa do Brasil Limitada.	2,741	0	0	2,741
Masisa Mexico S.A. de C.V.	190	0	0	190
Masisa Cabrero S.A.	95	0	0	95
Masisa Partes y Piezas Limitada	(23)	11	0	(12)
Forestal Tornagaleones S.A.	11,363	(2,182)	0	9,181

	40,779	(1,713)	0	39,066

In March 2003, are as follows:

	THUS$	THUS$	THUS$	THUS$
Masisa Argentina S.A.	26,068	334	(85)	26,317
Forestal Argentina S.A.	3,094	0	0	3,094
Masisa do Brasil Limitada.	2,741	0	0	2,741
Masisa Mexico S.A. de C.V.	190	0	0	190
Masisa Cabrero S.A.	95	0	0	95
Masisa Partes y Piezas Limitada	0	1	0	1
Forestal Tornagaleones S.A.	0	(1,028)	0	(1,028)

	32,188	(693)	(85)	31,410

Capital Increase

There have been no changes in capital during these periods.

Dividend Policy

The annual dividend policy of Masisa S.A. corresponds to the distribution of not less than 30% and not more than a 50% of the Net Income of the period.

Dividend Paid

The following table depicts the dividends that the shareholders meeting agreed during the years 2003 and 2002:

Dividend	Date of payment	Dividend per Share	Historical Dividend
2002
N° 32	May, 2003	3.37497	3,133,706
2001
N° 31	May, 2002	6,63680	6,162,362

NOTE 19 - OTHERS NON OPERATING INCOME AND EXPENSES

a)	Other non operating income:

The main concepts and balances under this heading are as follows:

	2004 THUS$	2003 THUS$
Service income	125	0
Compensation	0	41
Leasing interest income	0	2
Duty reimbursement	0	4
Lease margin of industrial facilities	86	150
Profits for sales of fixed assets, raw materials, spare parts and materials	55	28

Total	266	225

b)	Other non-operating expenses:

The main concepts and balances under this heading are as follows:

	2004 THUS$	2003 THUS$
Allowance for doubtful accounts	132	0
Provision for non operating accounts receivable	300	0
Property rental expense	18	86
Paralyzed asset depreciation and other fixed expenses	338	199
Asset loss	26	39
Donations	8	4
Other	23	27

Total	845	355

NOTE 20 - PRICE/LEVEL RESTATEMENT

The effect of the application of price-level restatements was as follows:

	Adjustment index	03/31/2004	03/31/2003
Assets (debit) / credit
Inventories	CPI	0	26
Fixed assets	CPI	0	562
Others non monetary assets	CPI	0	32
Charges and cost accounts	CPI	0	12

Total (debit) / credit		0	632

Liabilities (debit) / credit
Liabilities non monetary	CPI	0	(112)
Profits account	CPI	0	(12)

Total (debit) / credit		0	(124)

(Loss) Profits price/level restatement account		0	508

NOTE 21 - FOREIGN CURRENCY

The breakdown of all foreign currency accounts is as follows:

Account	Currency	Amount
		03/31/2004	03/31/2003
Cash and others	Th Ch$	327	33
Cash and others	Dollar	(28)	6
Cash and others	Other currency	(51)	(116)
Cash and others	Mexican pesos	(166)	0
Cash and others	Argentine pesos	(24)	0
Accounts receivable	Dollar	(21)	42
Accounts receivable	Th Ch$	91	(317)
Accounts receivable	Other currency	0	459
Accounts receivable	Argentine pesos	(19)	0
Accounts receivable from related companies	Dollar	(142)	0
Accounts receivable from related companies	Th Ch$	93	0
Accounts receivable from related companies	Other currency	(1)	0
Accounts receivable from related companies	Mexican pesos	113	0
Others current assets	Other currency	(49)	0
Others current assets	Mexican pesos	861	0
Others current assets	Argentine pesos	114	0
Others assets	U.F.	(311)	0
Others assets	Th Ch$	(1,011)	(45)
Others assets	Mexican pesos	4	0
Others assets	Argentine pesos	164	0
Others assets	Other currency	(50)	396

Total (debit) / credit		(106)	458

Financial liabilities	Dollar	(41)	(12)
Financial liabilities	Th Ch$	103	0
Financial liabilities	U.F.	46	217
Financial liabilities	Other currency	0	(14)
Financial liabilities	Argentine pesos	(5)	0
Financial liabilities	Real	(351)	0
Accounts payable	Th Ch$	(99)	95
Accounts payable	Mexican pesos	(630)	0
Accounts payable	Other currency	431	(185)
Accounts payable	Argentine pesos	(120)	0
Other short term liabilities	Dollar	0	5
Other short term liabilities	Th Ch$	(205)	297
Other short term liabilities	Other currency	143	(378)
Other short term liabilities	Mexican pesos	(553)	0
Other short term liabilities	Argentine pesos	(112)	0
Other short term liabilities	Sol	(1)	0
Other long term liabilities	Th Ch$	11	0
Financial long term liabilities	U.F.	206	0
Financial long term liabilities	Dollar	(222)	0
Financial long term liabilities	Argentine pesos	(23)	0
Bonds	U.F.	3,862	0
Devaluation in Forestal Argentina S.A.	Argentine pesos	44	0
Exchange differences in Masisa do Brasil Limitada	Real	0	(174)
Exchange differences in Masisa Mexico	Mexican pesos	0	(568)
Exchange differences in Masisa Peru	Sol	0	(2)

Total (debit) / credit		2,484	(719)

Total		2,378	(261)

NOTE 22 - DEBT AND EQUITY ISSUANCE AND PLACEMENT EXPENSES

Bond issuance and placement expenses

The composition of the associated capitalized expenses included in other current assets and other long term assets are the following:

	2004 THUS$	2003 THUS$
Discounted amount of bond placement	4,550	0
Issuance taxes	1,411	0
Placement commission	87	0
Risk classification report	34	0
Registration and inscription rights	12	0
Legal fees	11	0
Other	3	0
Accumulated amortization	(250)	0

Total	5,858	0

The charge to the statement of income was of THUS$212.

NOTE 23 - DERIVATIVES (HEDGES AND SWAPS)

				Description of the contract					Affected Account
Type	Contract	Value	Maturity	Class	Buy/Sale	Name	Amount	Protected Value	Name	amount	Paid in	Not Paid in
S	CCPE	18,000	4 Quarter 2006	Interest Rate	B	Long Term Debt	18,413	18,099	Due to banks and financial institutions	18,099	0	180

NOTE 24 - CONTINGENCIES AND COVENANTS - GUARANTEES

The Contingencies and Covenants assumed by the Company as of the end of the periods are detailed as follows:

•	Forestal Tornagaleones S.A.

a)	Guarantees

As of March 31, 2004 and 2003 the Company has not give any document as guaranty

b)	Direct Guarantees

On October 15, 1999 the subsidiary subscribed a loan with Rabobank Investments Chile S.A., which was guaranteed with land and plantations. The book value of those plantations as of March 31, 2004 is THUS$17,010 (THUS$14,267 in 2003) and the value of the land was THUS$4,700 (THUS$3,933 in 2003) . In addition, the agreement includes other clauses normally used in this kind of transactions.

c)	Indirect Guarantees

During 2001, the subsidiary became a joint and several debtor in favor of the Banco Dresdner and Banco Security issued to the subsidiary Forestal Argentina S.A. by the bank. The loan was used to finance new plantations, purchase of land and rescheduling of its financial debt. Additionally the loan agreement with the Banco Dresdner establishes for the guarantor some normal obligations for this kind of operations, which are applicable on the same terms and conditions as the Banco Security credit guarantee.

In March 2004, Masisa S.A. substituted and replaced Forestal as guarantor of the Dresdner Bank loan which was modified as of the same date.

In light of the above, Banco Security placed certain obligations considered normal for this type of agreement on the guarantor of the Forestal Argentina S.A loan as of the above date.

d)	Trials

As of March 31, 2004, the company have an award of damages trial against it. The plaintiff claims for CH$404,000,000 because of damages in lands of his property made by, in opinion of the plaintiff, Forestal Tornagaleones S.A . On September 22, 2003, an initial sentence was given limiting the scope of claimed damages but the amount of compensation was not determined. The sentence was appealed by the Company and on January 19, 2004, the Appeals Court of Valdivia reviewed the lawsuit against the Company, revoked the sentence and rejected it in its entirety with costs. The accuser presented a demand that is still pending. In light of the judgement reached by the Court of Appeals in Valdivia, the Company’s council does not believe the chance of success of the accuser are very great.

•	Masisa S.A.

The contract relating to the issuance and placement of the bonds by Masisa in the local market establishes for Masisa and its subsidiaries certain obligations that are normal for this type of transaction. Among the terms and conditions specifically indicated in the respective bond issuance contract are : the maintenance of insurance covering the principal assets according to industry standard s; providing to the bond holders a copy of the individual and consolidated financial statements, both quarterly and annually, of the issuer and its subsidiaries that correspond to the rules applicable to public corporations, and copies of risk classification reports; maintain current the accounting of the issuer and its subsidiaries; conduct arms length transactions with its subsidiaries; prohibits providing financing to any entity of the group that is not the issuer or subsidiary of the issuer; maintain on a quarterly basis, beginning December 31, 2003, a level of indebtedness, defined as the ratio of liabilities to shareholders equity, and measured using the values provided in both its consolidated and individual financial statements, no greater thatn .9 times, according to the terms and conditions that are established in the bond issuance contracts, respectively.

Indirect Guarantees

On March 18, 2004, the Company became a co-debt holder and signatory to Banco Dresdner for the loan received from the said bank in 2001 by the Company’s subsidiary Forestal Argentina S.A. The loan was designated for financing of new plantations, the purchase of land and the restructuring of its financial debt. As of the same date, the loan agreement was modified and establishes for the guarantor certain normal obligations for this type of agreement.

The Company is in compliance with all of these obligations as of the date of the financial statements.

•	Masisa Overseas Ltd.

The Company and its subsidiary Masisa Argentina S.A. and Maderas y Sinteticos de Mexico S.A. de C.V., had granted loans subscribed by the subsidiary Masisa Overseas Ltd. This loans establishes the fulfillment of some obligations that are normal in this kind of agreement, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreement:

•	Maintenance of Properties needed for the normal course of business.

•	The forbiddance to giving some guarantees over their assets, with the exception of the ones that existed at the time the agreement was signed and others like pledges over new assets in the normal course of business.

•	The fulfillment of the “Covenants” established in other loans agreements of the Company and/or its subsidiaries - “Cross default”.

•	The forbiddance to sell, rent, transfer or other kind of alienation of the company’s assets with the exception of the ones the company commercialize in their ordinary course of business and those assets sells at markets values.

•	The forbiddance to make some speculative transactions over commodities and/or forwards., and, other “Covenants” individualized afterwards.

The obligations relative to financial indexes must be calculated over a consolidated financial statement basis

Promissory Notes from Private Placement

In connection with loans obtained in a private placement in the United States during 1997, the Company and its subsidiaries, Masisa Overseas Ltd, are contractually committed to maintain certain covenants, which are summarized as follows:

•	Compliance with all laws

•	Maintenance of insurance on properties and businesses

•	Maintenance of properties in good repair, working order and condition

•	Compliance with financial indexes

•	Leverage Ratio not higher than 1

•	The Company must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders’ equity less intangible assets) of not less than an amount equal to the sum of ThCh$145,843,116.

•	Financial expenses index not lower than 1.5 ( result before financial expenses and taxes over financial expenses)

•	Maintenance of the 100.00% of the ownership in the shareholders’ equity of Masisa Overseas Limited and 66.6% of Masisa Argentina S.A.

•	Forbiddance to some transactions with related parties

•	Make extensible to the owners of the bonds the new real guarantees that Masisa S.A. and/or their subsidiaries establishes in favor of third parties to guarantee new debts or the ones existing at the day of the contract, with different exceptions, including the ones that have to be make for the normal flow of the business, the ones that have to be make to guarantee the prices account balance of new acquisitions; the ones that are related to letter of Credit, between others.

Comerica Bank

The loan entered by the Company with Comerica Bank for MMUS$15, establishes for the parent and /or their branch subsidiaries some obligations that are normal in this kind of agreement, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreement:

•	The Company must maintain e insurance over their principal assets following the industry standards.

•	The Company must maintain updated accounting books for the parent and its branches companies.

•	The Company must follows the current laws and regulations.

•	The Company must accomplish and pay all the obligations derivate of loan agreements.

•	Maintenance of the normal continuousness of the Company

•	The forbiddance to some guarantees over their assets, with the exception of the ones that existed at the time the agreement was signed and others like pledges over new assets in the normal course of business.

•	To do transactions with the branch subsidiaries at market conditions.

•	The forbiddance to merge the company with any other firm, end or dissolve it, and to sell or rent the full or an important amount of it assets, properties or business, except in the conditions settled in the agreement.

•	To limit the indebtedness and lending grants in accordance to the conditions settled in the contract

•	The Company must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders’ equity less intangible assets) of not less than an amount equal to UF 14,800,000.

•	The Company must maintain a hedge over financial expenses not lower than 3 .

•	The Company will not at any time permit the Leverage Ratio (defined as the ratio of consolidated indebtedness to Consolidated Tangible Net Worth) to exceed 1 to 1.

All the aforementioned Covenants and restrictions were fulfilled at the time this financial statements were presented.

Banco de Chile

The loan entered by the Company with The Banco de Chile for MMUS$15, establishes for the parent and /or their branch subsidiaries some obligations that are normal in this kind of agreement, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreement:

•	The Company will not at any time permit the Leverage Ratio (defined as the ratio of consolidated indebtedness to Consolidated Tangible Net Worth) to exceed 1 to 1.

•	The Company must maintain a hedge over financial expenses not lower than 3 .

•	The Company must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders’ equity less intangible assets) of not less than an amount equal to UF 14,800,000.

•	The forbiddance to sell, rent, transfer or other kind of alienation of the company’s participation in the property of its subsidiaries, except in the conditions settled in the agreement.

•	The forbiddance to giving some guarantees over indispensable assets for the normal course of business, except in the conditions settled in the agreement.

All the aforementioned Covenants and restrictions were fulfilled at the time this financial statements were presented.

The Bank of Nova Scotia

The loan entered by the Company with The Bank of Nova Scotia for MMUS$25, in which Scotiabank Sud Americano acted as agent, establishes for the parent and /or their branch subsidiaries some obligations that are normal in this kind of agreement, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreement:

•	The Company will not at any time permit the Leverage Ratio (defined as the ratio of consolidated indebtedness to Consolidated Tangible Net Worth) to exceed 1 to 1.

•	The Company must maintain a hedge over financial expenses not lower than 3 .

•	The Company must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders’ equity less intangible assets) of not less than an amount equal to UF 14,800,000.

•	The forbiddance to sell, rent, transfer or other kind of alienation of the company’s participation in the property of its subsidiaries, except in the conditions settled in the agreement.

•	The forbiddance to giving some guarantees over indispensable assets for the normal course of business, except in the conditions settled in the agreement.

•	The forbiddance to grant loans to its shareholders for operations out of the normal course of the business.

All the aforementioned Covenants and restrictions were fulfilled at the time this financial statements were presented.

Citibank N.A.

In December 2003, the Company paid its outstanding debt of US$58 million with Citibank N.A. and was consequently free of all obligations with the respective contract.

The credit contracts of Masisa Overseas Ltd. Before individualized, establish acceleration clauses en case of noncompliance with any of its obligations

•	Inversiones Coronel Limitada

Dated may 30th 2002, was received from the Servicio de Impuestos Internos (Taxes Government Office) a liquidation of THCH$406,545 due to supposed differences in the determination of the income taxes. The Company have not made provisions accounts for this concept due to that, in aggregate the advisers considers that the claim presented by the company contains the necessary elements to leave without effect that liquidation.

•	Forestal Argentina S.A.

The loans entered by the Company with Banco Dredner A.G. and Banco Security and received during 2001 include some obligations that are normal in this kind of agreement. With respect to the Banco Security credit, the same terms and obligations apply as the terms and obligations indicated in the contract with Banco Dresdner.

In March 2004, the terms of the contract were modified with Dresdner Bank.

As of the date above, the covenants affecting the Company were as follows:

•	The ratio between EBITDA and financial expenses must be higher or equal to 1.2 times.

•	Maintenance of a shareholder’s equity not lower than US$ 37,000,000

In case of a default in any obligation, any of the banks could demand the immediate payment of the debt, as if were of past due date and currently due, all of this, notwithstanding the others Banks rights.

The following table resumes the contingencies and covenants and guarantees assumed by the company

Institution	Debtor		Guaranty Type	Compromised Assets		Outstanding amount as of the end of the period		Liberation of guarantee
	Name	Relation		Type	Account value	03/31/2004	03/31/2003	03/31/2005	Assets	09/30/2006	Assets	03/31/2007	Assets
Raboinvestments Chile S.A.	Forestal Tornagaleones S.A.	Subsidiary	Suretyship	Net Worth	14,203	14,203	15,249	4,203	0	4,500	0	5,500	0
Security Bank	Forestal Argentina S.A.	Subsidiary of Subsidiary	Suretyship	Net Worth	2,342	2,342	2,808	1,874	0	468	0	0	0
Dresdner Bank Lateiamerica	Forestal Argentina S.A.	Subsidiary of Subsidiary	Suretyship	Net Worth	6,052	6,052	6,055	4,052	0	2,000	0	0	0
Banco de Chile New York Branch	Masisa Overseas Ltd.	Subsidiary	Suretyship	Net Worth	15,176	15,176	15,223	6,626	0	4,300	0	4,250	0
Comerica Bank	Masisa Overseas Ltd.	Subsidiary	Suretyship	Net Worth	15,171	15,171	15,210	8,742	0	4,286	0	2,143	0
Citi Bank N.A.	Masisa Overseas Ltd.	Subsidiary	Suretyship	Net Worth	1,302	1,302	58,944	1,302	0	0	0	0	0
The Bank of Nova Scotria	Masisa Overseas Ltd.	Subsidiary	Suretyship	Net Worth	25,133	25,133	25,128	3,883	0	7,500	0	13,750	0
Private Placement	Masisa Overseas Ltd.	Subsidiary	Suretyship	Net Worth	46,400	46,400	72,124	19,400	0	9,000	0	9,000	0
ABN Amro Bank	Masisa do Brasil Ltda.	Subsidiary of Subsidiary	Suretyship	Net Worth	2,423	2,423	84	2,423	0	0	0	0	0
ATAU BBA	Masisa do Brasil Ltda.	Subsidiary of Subsidiary	Suretyship	Net Worth	2,052	2,052	0	2,052	0	0	0	0	0
BankBoston	Masisa Argentina S.A.	Subsidiary of Subsidiary	Suretyship	Net Worth	72	72	113	72	0	0	0	0	0
Banco del Desarrollo	Masisa Argentina S.A.	Subsidiary of Subsidiary	Suretyship	Net Worth	4,521	4,521	0	4,521	0	0	0	0	0
Banco de Boston	Masisa Argentina S.A.	Subsidiary of Subsidiary	Suretyship	Net Worth	503	503	7,569	503	0	0	0	0	0

NOTE 25 -LIENS OBTAINED FROM THIRD PARTIES

Masisa S.A.

The Company has received guarantees, such as pledges, mortgages, endorsements of loan insurance policies, special mandates, surety bonds to guarantee repayment to clients and fulfillment of obligations related to the Company’s business activities amounting to THUS$8,662 (THUS$5,386 in 2003).

Forestal Tornagaleones S.A.

Tornagaleones has received guarantees to secure repayment to clients and fulfillment of obligations related to the Company’s business activities amounting to THUS$680 at March 31, 2004. (THUS$262 in 2003)

NOTE 26 - NATIONAL AND FOREIGN CURRENCY

a)	Assets

The breakdown of all foreign currency accounts is as follows:

Account	Currency	Amount
		03/31/2004	03/31/2003
Cash	ThCh$ not adjustable	150	763
Cash	US$	3,736	1,126
Cash	ThAr$	355	156
Cash	Re	795	260
Cash	Euro	0	1,191
Cash	Mexican pesos	1,168	0
Cash	Sol	7	0
Time deposit	US$	300	8,665
Time deposit	Re	0	778
Marketable securities (net)	U.F.	0	1,859
Marketable securities (net)	ThAr$	0	250
Account receivable	ThCh$ not adjustable	14,945	15,417
Account receivable	US$	24,876	12,567
Account receivable	ThAr$	1,098	1,002
Account receivable	Sol	17	0
Account receivable	Re	13,187	9,631
Account receivable	Mexican pesos	13,310	7,625
Notes receivable	ThCh$ not adjustable	3,052	2,466
Notes receivable	US$	45	3,426
Notes receivable	ThAr$	1,304	1,189
Notes receivable	Sol	3,820	0
Notes receivable	Re	0	4
Sundry debtors	ThCh$ not adjustable	2,804	1,098
Sundry debtors	Euro	485	0
Sundry debtors	US$	1,019	1,930
Sundry debtors	ThAr$	792	884
Sundry debtors	Sek	0	32
Sundry debtors	Re	975	1,066
Sundry debtors	Mexican pesos	82	75
Sundry debtors	Sol	18	0
Notes and accounts receivable from related companies	US$	3,152	2,107
Inventories	Adjustable ThCh$	4,701	5,996
Inventories	US$	71,223	61,882
Recoverable taxes	Adjustable ThCh$	700	2,843
Recoverable taxes	US$	2,748	46
Recoverable taxes	ThAr$	4,802	5,409
Recoverable taxes	Sol	95	161
Recoverable taxes	Re	269	1,322
Recoverable taxes	Mexican pesos	1,581	3,955
Prepaid expenses	ThCh$ not adjustable	2,358	1,656
Prepaid expenses	US$	481	725
Prepaid expenses	ThAr$	352	169
Prepaid expenses	Sol	79	0
Prepaid expenses	Re	1,129	745
Prepaid expenses	Mexican pesos	79	0
Deferred taxes	ThCh$ not adjustable	0	451
Others currents assets	U.F.	734	0
Others currents assets	US$	28,524	30,843
Fixed assets	Adjustable ThCh$	85,296	109,644
Fixed assets	US$	547,791	514,310
Investments in other companies	Adjustable ThCh$	6	5
Investments in other companies	US$	4	183

Goodwill	US$	1,391	1,280
Negative goodwill	US$	(1,829)	(1,894)
Long term receivables	US$	481	591
Long term receivables	ThCh$ not adjustable	0	83
Long term receivables	ThAr$	189	282
Long term receivables	Re	512	444
Notes and accounts receivables from related companies	US$	2,997	3,297
Others	U.F.	5,409	0
Others	ThCh$ not adjustable	429	428
Others	ThAr$	703	3,308
Others	US$	989	0
Others	Mexican pesos	785	526
Total Assets
	ThCh$ not adjustable	24,251	22,362
	US$	687,928	641,084
	ThAr$	9,595	12,649
	Re	16,867	14,250
	Euro	485	1,191
	Mexican pesos	17,005	12,181
	Sol	4,036	161
	U.F.	6,143	1,859
	Sek	0	32
	Adjustable ThCh$	90,703	118,488

b)	Currents Liabilities

The breakdown of all foreign currency accounts is as follows:

Account	Currency	Until 90 days				90 days to 1 year
		03/31/2004		03/31/2003		03/31/2004		03/31/2003
		Amount	Annual Rate	Amount	Annual Rate	Amount	Annual Rate	Amount	Annual Rate
Due to banks and financial institutions short/term	U.F.	3,610	2.19%	36	0	0	0	0	0
Due to banks and financial institutions short/term	US$	5,070	2.45%	1,106	2.85%	11,622	3.63%	24,143	2.62%
Due to banks and financial institutions short/term	Re	4,475	15.75%	84	0	0	0	0	0
Short/term portion of long/term liabilities to banks and financial institutions	U.F.	0	0	0	0	2,360	6.70%	1,995	6.70%
Short/term portion of long/term liabilities to banks and financial institutions	US$	32,308	7.55%	8,577	3.28%	8,095	2.70%	34,262	2.89%
Short/term portion of long/term liabilities to banks and financial institutions	ThAr$	8	0	23	0	64	0	81	0
Short term portion of long term Bond	U.F.	1,327	0	0	0	0	0	0	0
Short term portion of long term Bond	US$	10,400	8.06%	27,124	7.82%	0	0	0	0
Long/term liabilities due within one year	US$	75	10.50%	72	10.52%	245	10.50%	242	10.59%
Dividends payable	ThCh$ not adjustable	199	0	157	0	0	0	0	0
Accounts payable	ThCh$ not adjustable	6,743	0	9,877	0	0	0	0	0
Accounts payable	US$	6,408	0	2,978	0	0	0	0	0
Accounts payable	ThAr$	1,987	0	3,413	0	0	0	0	0
Accounts payable	Re	3,203	0	2,683	0	0	0	0	0
Accounts payable	Euro	9	0	211	0	0	0	0	0
Accounts payable	English pounds	5	0	0	0	0	0	0	0
Accounts payable	Sol	47	0	0	0	0	0	0	0
Accounts payable	Mexican pesos	2,276	0	3,093	0	0	0	0	0
Sundry creditors	ThCh$ not adjustable	50	0	0	0	0	0	0	0
Sundry creditors	US$	1,780	0	967	0	0	0	0	0
Sundry creditors	Sol	27	0	0	0	0	0	0	0
Notes and accounts payable to related companies	ThCh$ not adjustable	104	0	750	0	0	0	0	0
Notes and accounts payable to related companies	US$	3,741	0	1,254	0	0	0	0	0
Provisions	ThCh$ not adjustable	1,748	0	578	0	0	0	234	0
Provisions	US$	0	0	0	0	1,107	0	1,168	0
Provisions	ThAr$	589	0	71	0	0	0	276	0
Provisions	Re	1,280	0	834	0	0	0	0	0
Provisions	Sol	36	0	19	0	0	0	0	0
Provisions	Mexican pesos	464	0	556	0	0	0	0	0
Withholdings	ThCh$ not adjustable	861	0	367	0	0	0	0	0
Withholdings	US$	5	0	1	0	0	0	0	0
Withholdings	ThAr$	1,030	0	1,080	0	0	0	0	0
Withholdings	Re	466	0	488	0	0	0	0	0
Withholdings	Sol	3	0	3	0	0	0	0	0
Withholdings	Mexican pesos	171	0	90	0	0	0	0	0
Income tax	ThCh$ not adjustable	0	0	3,316	0	0	0	0	0
Income tax	US$	0	0	951	0	0	0	242	0
Income tax	Mexican pesos	0	0	12	0	0	0	0	0
Unearned	ThCh$ not adjustable	3	0	2	0	0	0	40	0
Other currents payable	ThAr$	9	0	0	0	0	0	6	0
Other currents payable	Re	0	0	1,093	0	0	0	0	0
Other currents payable	Mexican pesos	0	0	281	0	0	0	0	0

Total current liabilities
	U.F.	4,937	0	36	0	2,360	0	1,995	0
	US$	59,787	0	43,030	0	21,069	0	60,057	0
	Re	9,424	0	5,182	0	0	0	0	0
	ThAr$	3,623	0	4,587	0	64	0	363	0
	ThCh$ not adjustable	9,708	0	15,047	0	0	0	274	0
	Euro	9	0	211	0	0	0	0	0
	English pounds	5	0	0	0	0	0	0	0
	Sol	113	0	22	0	0	0	0	0
	Mexican pesos	2,911	0	4,032	0	0	0	00	0

c)	Long-Term Liabilities

Present period

The breakdown of all foreign currency accounts is as follows:

Account	Currency	1 to 3 year		3 to 5 year		5 to 10 year		More of 10 year
		Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
Due to banks and financial institutions	U.F.	3,488	6.70%	0	0	0	0	0	0
Due to banks and financial institutions	US$	46,060	2.64%	21,893	2.72%	0	0	0	0
Bonds	U.F.	13,644	5.00%	27,288	5.00%	31,393	5.17%	15,052	6.25%
Bonds	US$	18,000	8.06%	18,000	8.06%	0	0	0	0
Sundry creditors	ThCh$ not adjustable	16	0	0	0	0	0	1,343	0
Sundry creditors	US$	28	10.50%	0	0	0	0	0	0
Sundry creditors	ThAr$	0	0	0	0	0	0	1,679	0
Sundry creditors	Re	8,110	0	1,043	0	0	0	0	0
Provisions	US$	0	0	0	0	0	0	668	0
Deferred taxes	US$	0	0	0	0	0	0	4,818	0
Deferred taxes	ThCh$ not adjustable	0	0	0	0	0	0	2,074	0
Deferred taxes	Re	0	0	0	0	0	0	3,966	0
Total long-term liabilities
	U.F.	17,132	0	27,288	0	31,393	0	15,052	0
	US$	64,088	0	39,893	0	0	0	5,486	0
	ThCh$ not adjustable	16	0	0	0	0	0	3,930	0
	ThAr$	0	0	0	0	0	0	1,679	0
	Re	8,110	0	1,043	0	0	0	3,966	0

Past period

The breakdown of all foreign currency accounts is as follows:

Account	Currency	1 to 3 year		3 to 5 year		5 to 10 year		More of 10 year
		Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
Due to banks and financial institutions	U.F.	3,910	6.70%	978	0	0	0	0	0
Due to banks and financial institutions	US$	65,530	5.85%	61,516	8.97%	0	0	0	0
Due to banks and financial institutions	ThAr$	9	0	0	0	0	0	0	0
Bonds	US$	18,000	8.06%	18,000	8.06%	9,000	8.06%	0	0
Sundry creditors	ThCh$ adjustable	0	0	0	0	0	0	1,255	0
Sundry creditors	US$	347	10.59%	0	0	0	0	0	0
Sundry creditors	ThAr$	0	0	0	0	0	0	1,449	0
Sundry creditors	Re	0	0	4,547	0	0	0	0	0
Provisions	US$	0	0	0	0	0	0	29	0
Deferred taxes	ThCh$ not adjustable	0	0	0	0	0	0	2,201	0
Deferred taxes	US$	0	0	0	0	0	0	4,597	0
Deferred taxes	ThAr$	0	0	0	0	0	0	617	0
Total long-term liabilities
	U.F.	3,910	0	978	0	0	0	0	0
	US$	83,877	0	79,516	0	9,000	0	4,626	0
	ThAr$	9	0	0	0	0	0	2,066	0
	ThCh$ adjustable	0	0	0	0	0	0	1,255	0
	Re	0	0	4,547	0	0	0	0	0
	ThCh$ not adjustable	0	0	0	0	0	0	2,201	0

NOTE 27 - SANCTIONS

During the period covered by this financial statements, the Superintendencia de Valores y Seguros no has not applied any type of sanction to the Company, nor to its Directors or the Chief Executive Officer of the Company.

NOTE 28 - SUBSEQUENT EVENTS

Between March 31, 2004 and the emission date of this financial statements (April 20, 2004), no significant event that affects the financial situation of the company have taken place.

NOTE 29 - ENVIRONMENTAL

ENVIRONMENTAL CONSOLIDATED NOTE AS OF MARCH 31, 2004

The company focuses its environmental policies through 2 perspectives,

1)	Legal Aspects

Concentrate all subjects related to authorization requests and certifications related to environmental matters.

2)	Environmental management and Clean production

Under the concept that each process may be improved through an responsible y adequate environmental management, the company is constantly evaluating and developing projects to reduce cost and wastes in its production processes to accomplish the efficient manage of the resources, and finally, the implementation of the Environmental Management System Certification under international standards.

The company has committed the following investments in its operating processes related to the environmental subject, Current Projects as of March 31, 2004

*	Masisa Chile

Certification SCS implementation (Scientific Certification System) MDF facilities, Argentina, Brazil and Chile . Budget THCH$40.000 Invested THCH$0.6.

Implementation and Certification by the ISO 14,001 International Norm of the Environmental Management Systems of all the industrial facilities during 2003:

•	Chiguayante facility

Implementation and Certification of the SGA ISO 14,001. Budget THUS$51.98 Invested THUS$38.11.

•	Cabrero facility

Implementation and Certification of the SGA ISO 14,001. (2 deg. Stage) Budget THUS$24.07 Invested THUS$8.72

•	Puschmann facility

Dated April 24 2003, Carlos Puschmann facility submit its Environmental Management System (SGA) developed and implemented between July 2002 and April 2003, to the initial Certification auditing. The development and evaluation of the SGA in conformity with the ISO 14,001 Norm was done by the company Det Norske Veritas and certified by the Dutch organism RVA. This allows the plant to be the first one of particle boards in Latin America and the first one of Masisa S.A. that obtains the Certification of its SGA by the ISO 14,001 Norm.

Masisa Brazil

BRPGR- 02/11 Replacement of the natural gas by wood residuals, in the dust factory. Change of non renewal energy for a renewal one. Budget THUS$1,075.40 Invested THUS$1,006.05.

Improvements SGI - ISO 14001 e OSAS 18001. Budget actual THUS$225.95 Invested THUS$224.885.

Masisa Argentina S.A. - Concordia facility

Implementation of the norm ISO 14001. Budget THUS$91.64 Invested THUS$90.74

Masisa Mexico - Durango facility

Change of transport chain under cyclones L-2. The environmental effect consists of reduce environmental pollution.

Budget THUS$15.00 Investment THUS$12.43

Change of feeding band sifter L-1. The environmental effect consists of reduce environmental pollution.

Budget THUS$10.00 Investment THUS$8.80

Change of covers and ducts with chios escape L-1 and L-2. The environmental effect consists of reduce environmental pollution.

Budget THUS$12.00 Investment THUS$10.99

Reparation of roofs and installation of transparent plastics principal nave. The environmental effect consists of reduce the electric energy consume, using natural light.

Budget THUS$16.00 Investment THUS$6.50

Chips transport to dryer L-1. The environmental effect consists of reduce environmental pollution.

Budget THUS$15.00 Investment THUS$12.46

Control of dust burn L-2 (eliminates partially the use of petroleum ). The environmental effect consists of reduce environmental pollution for combustion gases.

Budget THUS$10.00 Investment THUS$7.87

Reduction of formaldehyde emissions in presses L-1 and L-2.

Labor environmental effect reducing formaldehydes emissions inside the nave and making more efficient the discharge outside it, besides a stand for the operator of the L-1 will be constructed in order to isolate him of the direct exposure to formaldehydes emissions.

Budget L-1: THUS$70.00 Investment THUS$51.70

Connection Line 2 Dryer -Line 1 Dries Silos

Environmental effect: diesel consumption reduction and emissions reduction to the atmosphere stopping line 1 dryer.

Budget THUS$712.73 Invested THUS$701.82

Implementation and Certification of the SGA ISO 14,001 and of the OHSAS Security System. Budget THUS$75.00 Invested US$11.41

Only one ADI was created for the environmental and security certification.

Forestal Tornagaleones S.A.

From April 2001, this subsidiary started the ISO 14001 certification process, that implies the creation of an environment management system. During 2002 exercise, the implementation and evaluation of this System continues, looking forward to the auditing Certification in the 2003 exercise.

Dated may 28 2003, the Company submit its Environmental Management System (SGA) developed and implemented during 2002, to the initial Certification auditing. The development and evaluation of the SGA in conformity with the ISO 14,001 Norm was done by the company Det Norske Veritas and certified by the Dutch organism RVA.

This ended in the ISO 14,001 Certification for the next three years, of the environmental management of the processes of the Company that includes the “Establishment, manage and harvest of its forests”.

Since July 2003, the Company started the development of an integral manage plan that involves the principles of Forest Stewardship Council (FSC) and the design of a Security and Work Health Management system (SGSSO) based on norm OSHAS 18001.

As of December 12, 2003, the Company has begun the initial auditing of sustainable management. The development and evaluation of the Company’s compliance with the FSC principles was conducted and certified by the English company, Woodmark Soil Association.

On February 4, 2004, the Company certified the sustainable forest management of its forest plantations under the FSC standard. The certification involved the following products: peeling, saw and pulp logs from native species, Eucalyptus and Radiata Pine. Immediately following, the development of a work plan was initiated in order to certify the custodial chain of saw logs of Radiata Pine for the production of rotary veneer. At the same time, the implementation of the integrated management system has continued which combines the Company’s environmental, social, health and occupational security management. The system will be submitted during the current year to the certification auditor of the OHSAS 18,001 Occupational Health and Safety Management Systems.

For the development and implementation of this project, the Company has spent, as of the current date, THUS$256.96 (THUS$77.31 en 2002, THUS$125.83 and THUS$53.82 in 2003). The budget committed for 2004 is approximately THUS$167.31.

Forestal Argentina S.A.

The subsidiary Forestal Argentina S.A. has incurred in expenses THUS$12.7 during the first quarter of 2004 and spent THUS$81.80 2003 on environmental protection. These investments are part of an integrated system of environmental management that has been implemented and will be certified during 2004.

En the region of Corrientes , a study of 6 new sites was completed and are ready to be institutionalized as new Natural Reserves; and the same is also true for the properties La Flroida II , Santo Domingo , La Yunta, Tres Cerros and Buena Vista II that together total approximately 2,500 hectares of reserves. Also, the necessary work was completed to establish a biological corridor from the Ayui Nature Reserve and an interpretive manual was written.

The environmental impact monitoring continued en the Buena Vista II property and some of the measurement variables were extended to other properties.

Projects completed in 2004

Masisa Chile

Planta Mapal

Implementation and Certification of the SGA ISO 14,001. Budget THUS$72.58 Invested THUS$71.14.

Planta Ranco

Implementation and Certification of the SGA ISO 14,001. Budget THUS$73.37 Invested THUS$73.79

Masisa Argentina - Planta Concordia

Ventilation system for particle boards shed 1 and 2. Budget THUS$146.64 Invested THUS$137.60.

Masisa Brazil

Implementation and Certification of the SGA ISO 14,001. Budget US$90,844 Invested US$52,648.

Water treatment pond, to utilize rains waters in the process. Budget THUS$473.35 Invested THUS$466.05.

Masisa Mexico - Durango facility

Isolation of termic oil ducts in presses L-1 and L-2. The environmental effect consists of reduce fire risks.

Budget THUS$5.50 Investment THUS$10.49.

Projects ended in 2003

MASISA CHILE

Paving stones installation in chips central. Budget THUS$29.41 Invested THUS$30.04.

Riles pond agitator, Cabrero facility. Budget THUS$17.09 Invested THUS$14.43.

Chip’s water wash clean. Budget THUS$48.12 Invested THUS$45.00

Mud press sheet clean, Cabrero . Budget THUS$26.00 Invested THUS$23.78.

Rain waters evacuation, Puschmann . ISO 14001 Norm Budget THUS$9.23 Invested THUS$9.41.

Improvements in formaldehyde gases evacuation. Budget THUS$8.03 Invested THUS$6.32.

Containers construction. ISO 14001 Norm. Budget THUS$5.92 Invested THUS$5.08

Contractor’s cafeteria and sewage improvement, Puschmann. Budget THUS$1.49 Invested THUS$1.14

Implementation and Certification of the SGA ISO 14,001, Puschmann. (2 deg. Stage) Budget THUS$24.41 Invested THUS$21.95.

Masisa Argentina S.A.

Closing shed construction in sawdust unload and storing zone, avoiding the scattering of the dust during the unload. Budget THUS$23.56 Invested THUS$24.87.

Rain waters drain construction in Rucci street , avoiding this waters to flow into neighbors houses and lands. Budget THUS$ 38.00 Investment THUS$38.10.

Enlargement of the liquid effluent plant; allowing bigger operating reliability to the primary effluent plant. Budget THUS$ 90.00 Investment THUS$92.93.

Change in the reception bucket of the energy plant; allows the reception of wood residuals in order to use them as fuel, avoiding residuals piles formation that produce dust. Budget THUS$7.50 Investment THUS$7.46.

Closing of rejection walls zone, in particle board drier yard, this contains dust in certain stages of the process. Budget THUS$ 5.75 Investment THUS$5.75.

Plantation of two new green curtains (approx. 2,000 trees of different kind) inside the plant, parallels to Rucci street , in order to bring additional barrier to noise and wind. Budget THUS$7.76. Investment THUS$5.08.

Increase in the industrial effluents plant of the MDF line in order to improve the effluents. Budget THUS$90.00. Investment THUS$92.88.

Construction of pluvial pipes to improve the Rucci street drained, sawdust shed closing to lower the air contamination, waste chipper machine incorporating them to the process. Budget THUS$97.05 Invested THUS$105.20.

Masisa Mexico

Production offices (1 and 2 floor), technical archive, training, internet and laboratory rooms with the purpose of improve the health conditions and social welfare of the workers.

Budget THUS$125.00 Investment THUS$124.96.

Habilitation Sander L-1. (Project ended)

Optimization of hand work and electric energy reducing from 2 sanding lines to only one, improvement in dust aspiration (reduction of environmental pollution).

Budget: THUS$489.37 Invested: THUS$460.81.

Green Zone. (Project ended)

Optimum classification of raw materials and modification of transport to reduce environmental pollution.

Budget: THUS$916.25 Invested: THUS$736.88.

Change of sieve and clasificator (Project ended)

The environmental effect consists of reduce environmental pollution, with the separation of the dust to send it to the burner and use it as fuel, besides the reduction of the use of fuel, reduces fuel emissions. Optimization in the resin consume.

Budget: THUS$737.67 Invested: THUS$728.87.

Isolation of termic oil ducts in presses L-1 and L-2. The environmental effect consists of reduce fire risks.

Budget THUS$5.50 Investment THUS$10.49.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 3, 2004

Masisa S.A.

By:	/s/ Carlos Marín
Carlos Marín
Chief Financial Officer

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to the company, are intended to identify forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

Annex F

Masisa S.A. Annual Report on Form 20-F

as submitted on June 30, 2004

Annex F

As filed with the Securities and Exchange Commission on June 30, 2004.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 20-F

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2003

Commission file number 1-12010

MASISA S.A.

(Exact name of Registrant as specified in its charter)

MASISA

(Translation of Registrant’s name into English)

Republic of Chile

(Jurisdiction of incorporation or organization)

Av. Apoquindo 3650, Piso 10, Las Condes, Santiago, Chile

(Address of principal executive offices)

Securities registered or to be registered pursuant to Section 12(b) or the Act:

Title of Each class	Name of each exchange on which registered
American Depositary Shares	New York Stock Exchange
Common Stock	New York Stock Exchange*

*	Listed, not for trading, but only in connection with the registration of American Depositary Shares, pursuant to the requirements of the Securities and Exchange Commission.

Securities registered or to be registered pursuant to Section 12(g) of the Act:

None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act:

None

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report:

Common Stock: 928,514,743

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities and Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days:

YES ☒    NO ☐

Indicate by check mark which financial statements item the registrant has elected to follow:

ITEM 17 ☐     ITEM 18 ☒

-ii-

PRESENTATION OF INFORMATION

Masisa S.A. (“Masisa Chile” and, together with its subsidiaries, “Masisa” or the “Company”) is a corporation (sociedad anonima abierta) organized under the laws of the Republic of Chile (“Chile”).

In this Annual Report, unless otherwise specified, all references to “U.S. dollars,” “dollars” or “US$” are to United States dollars, references to “Chilean pesos,” “pesos” or “Ch$” are to Chilean pesos, references to the “Consumer Price Index” or “CPI” are to the Indice de Precios al Consumidor published by the Chilean Instituto Nacional de Estadisticas and references to “UF” or “Unidades de Fomento” are to Unidades de Fomento, a Chilean financial index adjusted for changes in the CPI. Unless otherwise specified, financial data in the Consolidated Financial Statements and elsewhere in this Annual Report are presented in accordance with accounting principles generally accepted in Chile (“Chilean GAAP”). Chilean GAAP differs in certain significant respects from accounting principles generally accepted in the United States (“U.S. GAAP”). Note 23 of the Consolidated Financial Statements (“Note 23”) provides a description of the principal differences between Chilean GAAP and U.S. GAAP and contains a reconciliation to U.S. GAAP of total shareholders’ equity as of December 31, 2002 and 2003 and the Company’s net income for each of the last three years in the period ended December 31, 2003.

On April 10, 2003, the Servicio de Impuestos Internos (the “Chilean Internal Revenue Service” or “SII”) authorized Masisa to maintain its accounting records in U.S. dollars as of January 1, 2003. On October 10, 2003, the Superintendencia de Valores y Seguros (the “Chilean Securities and Insurance Authority” or “SVS”) authorized the Company to present its annual and quarterly statutory financial statements in U.S. dollars. The Company’s functional currency has not changed and remains the U.S. dollar. In accordance with Chilean GAAP, the Consolidated Balance Sheets, Statements of Income and Cash Flows as of and for the year ended December 31, 2002 and 2001 previously presented in Chilean pesos were recast in accordance with accounting principles generally accepted in Chile to be presented in U.S. dollars using the exchange rates as of December 31, 2002 and 2001, respectively. The exchange rates used for this purpose as of December 31, 2002 and 2001 were Ch$ 718.61 and Ch$ 654.79, respectively. See Note 23 of the Consolidated Financial Statements for a description and quantification of the differences between U.S. GAAP and Chilean GAAP related to the process of recasting the financial statements for periods prior to January 1, 2003.

This Annual Report contains statements that constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear throughout this Annual Report and include statements regarding the intent, belief or current expectations of the Company and its management, including with respect to (i) the Company’s business, plans and operations, (ii) trends affecting the Company’s financial condition or results of such operations and (iii) the future impact of competition and regulations. Such forward looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those described in such forward looking statements included in this Annual Report, depending upon a number of factors, including without limitation (i) the Company’s ability to implement its business plan, (ii) the nature and extent of future competition in the Company’s principal markets and (iii) political, economic and demographic developments in Chile, Argentina, Brazil, Mexico, Peru and other markets. See “Item 5. Operating and Financial Review and Prospects” for further discussion of factors that could cause such material differences.

Each “hectare” equals approximately 2.471 acres, each “kilometer” equals approximately 0.621 miles, each “cubic meter” equals approximately 35.315 cubic feet or 1.308 cubic yards and each “metric ton” equals 1,000 kilograms or approximately 2,205 pounds.

Percentages and certain amounts contained in this Annual Report have been rounded for ease of presentation. Any discrepancies in any figure between totals and the sums of the amounts presented are due to rounding.

-iii-

PART I

Item 1.	Identity of Directors, Senior Management and Advisers

Not applicable.

Item 2.	Offer Statistics and Expected Timetable

Not applicable.

Item 3.	Key Information

Selected Financial Data

The table below presents selected consolidated financial information derived from the Consolidated Financial Statements of the Company for the years ended December 31, 1999 through 2003. The following information should be read in conjunction with and is qualified in its entirety by reference to the Consolidated Financial Statements, including the Notes thereto, included in Item 18 and Operating and Financial Review and Prospects included in Item 5. The Consolidated Financial Statements of the Company are prepared in accordance with Chilean GAAP. Chilean GAAP differs in certain significant respects from U.S. GAAP. Note 23 to the Consolidated Financial Statements provides a description of the principal differences between Chilean GAAP and U.S. GAAP, as they relate to the Company, and a reconciliation to U.S. GAAP of total shareholders’ equity as of December 31, 2002 and 2003 and net income for each of the three years in the period ended December 31, 2003.

1

SELECTED FINANCIAL INFORMATION(1)

	As of and for the year ended December 31,
	1999	2000	2001	2002	2003
(in millions of US$, except per share and per ADS amounts)	US$	US$	US$	US$	US$
INCOME STATEMENT DATA
Chilean GAAP;
Net sales	165.7	194.3	236.3	225.4	281.8
Operating income	31.3	45.8	43.2	29.8	25.3
Non-operating results, net	(5.5)	(8.1)	(13.7)	(9.6)	(12.7)
Income taxes	(3.4)	(7.8)	0.6	(7.0)	(1.7)
Net income	22.5	29.5	31.4	14.6	9.6
Net earnings per share(2)	0.03	0.04	0.03	0.02	0.01
Net earnings per ADS(3)	0.80	1.05	1.02	0.47	0.31
Dividends per share(2)	0.011	0.014	0.009	0.005	0.004
Dividends per ADS(3)	0.32	0.41	0.28	0.14	0.12
U.S. GAAP;
Net sales	165.7	194.3	236.3	225.4	281.8
Operating income	30.3	41.5	28.0	31.0	24.1
Non-operating results, net	(4.2)	(5.5)	2.1	(8.3)	(14.1)
Income taxes	(4.7)	(10.3)	(0.5)	(5.3)	1.1
Net income	21.3	25.6	29.6	17.3	11.1
Basic and diluted earnings per share	0.03	0.03	0.03	0.02	0.01
Net earnings per ADS(3)	0.76	0.92	0.96	0.56	0.36
Weighted average number of shares (in thousands)	840,500	840,500	923,141	928,515	928,515
BALANCE SHEET DATA
Chilean GAAP
Total assets	580.0	741.6	884.7	793.5	866.8
Long-term liabilities	153.6	204.0	307.9	196.5	224.1
Shareholders’ equity	399.5	410.1	440.7	435.3	452.2
U.S. GAAP
Total assets	588.1	752.2	883.2	803.4	863.6
Long-term liabilities	139.9	189.6	293.5	183.8	214.2
Shareholders’ equity	387.1	397.4	415.3	428.1	436.3

(1)	The Company changed its reporting currency to US dollars beginning January 1, 2003 (see Note 2 to the Consolidated Financial Statements). The Chilean GAAP financial information for the periods 1999 to 2002 has been recast in accordance with Chilean GAAP using year-end exchange rates of Ch$ 530.07, Ch$ 573.65, Ch$ 654.79 and Ch$ 718.61, respectively. The historical U.S. GAAP information for the period 1999 to 2002 has been remeasured in accordance with US GAAP (see Note 23 to the Consolidated Financial Statements). Financial information for 1999 through 2000 is not consolidated with Forestal Tornagaleones S.A. Effective January 1, 2001, the Company accounts for Forestal Tornagaleones S.A. as a consolidated subsidiary in accordance with Chilean GAAP (see Note 2 to the Consolidated Financial Statements).

(2)	Under Chilean GAAP, there are no authoritative pronouncements relating to the calculation of earnings per share. For comparative purposes, the calculation has been based on the same number of weighted average shares outstanding as used for the U.S. GAAP calculation. For more information see Note 23(2)(a) to the Consolidated Financial Statements.

(3)	Per ADS amounts are determined by multiplying per share amounts by 30, because one ADS is equal to 30 shares of Common Stock. 2

2

Exchange Rates

The following table sets forth, for the periods indicated, the low, high and average Observed Exchange Rates as reported by the Central Bank, expressed in pesos per U.S. dollar.

	Daily Observed Exchange Rate Ch$ per US$
Period	Low (1)	High (1)	Average (2)
Year Ended December 31,
1999	468.69	550.93	512.85
2000	501.04	580.37	542.08
2001	557.13	716.62	637.57
2002	641.75	756.56	692.32
2003	593.10	758.21	686.89

Source: The Central Bank of Chile.

(1)	Rates shown are the actual low and high, on a day-by-day basis, for each period.

(2)	Average of month-end rates.

The following table sets forth, for the months indicated, the high and low Observed Exchange Rates as reported by the Central Bank, expressed in pesos per U.S. dollar.

	Daily Observed Exchange Rate Ch$ per US$
	Low (1)	High (1)
2003:
December	593.10	617.85
2004:
January	559.21	596.78
February	571.35	598.60
March	588.04	623.21
April	596.61	624.98
May	622.25	644.42

Source: The Central Bank of Chile.

(1)	Rates shown are the actual low and high, on a day-by-day basis, for each period.

On June 17, 2004, the observed exchange rate was Ch$648.16 to US$1.00.

Risk Factors

Risks Relating to the Company’s Business

The Company is dependent on the furniture and construction industry

The Company’s sales of its products are dependent to a significant degree on the level of activity in the furniture manufacturing and construction industries. The Company expanded its production capacity for medium-density fiberboard (“MDF”), particle board, oriented strand board (“OSB”) and MDF moldings in the expectation of growth in demand. However, there can be no assurance that any such growth in demand from companies in these industries will occur. Weakness in the economies of countries in which the Company sells its products is likely to have a material adverse effect on the construction, home building and remodeling industries, as well as on the demand for furniture items manufactured with the Company’s products.

The Company may face significant competition

Currently, the Company produces a significant portion of the particle board and MDF manufactured in Chile and Argentina, as well as the MDF manufactured in Brazil and the particle board manufactured in Mexico. In addition the Company is the only producer of OSB in Brazil. No assurance can be given that the Company will not face increased competition in the future in Chile or any other country in which the Company operates from domestic or foreign competitors, some of which may have greater financial resources than the Company. Currently the MDF production capacity in Brazil is increasing as MDF producers enter the market. Additionally, new MDF plants in

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Argentina and Chile, have increased production capacity in countries in which domestic production already exceeded local sales, thus increasing market pressure on the Company to export products it produces in those markets. There can be no assurance that the Company will maintain or increase its domestic or export market positions. In addition, the Company’s board products compete with other types of board products, such as gypsum, asbestos-cement and plywood. There can be no assurance about how successfully the Company’s products will compete with such other types of board products. An increase in competition in the particle board market, the MDF market, the OSB market or the board products market taken as a whole could adversely affect both the Company’s share of those markets and the price at which the Company is able to sell its products.

The Company may not be able to satisfy its financing requirements

The Company’s ability to satisfy its capital expenditure needs and debt service requirements depends in large part on its ability to generate funds internally. The Company cannot assure that it will be able to generate internally any particular amount of funds or, alternatively, to obtain access to capital markets for sufficient amounts and at acceptable costs to satisfy its capital expenditure and debt service requirements.

The Company may not be able to effectively manage its growth

Rapid growth of the Company may strain existing management resources and operational, financial and management information systems and controls. Expansion also will require additional skilled personnel, equipment and facilities, as well as upgrading of the internal audit function and the implementation of more detailed long-term budgeting procedures. An inability to hire skilled personnel or to secure the required equipment and facilities efficiently and in a cost-effective manner may adversely affect the Company’s ability to achieve its growth plans and sustain or increase its profitability. The Company could be adversely affected if it encounters labor relations problems with its unionized employees

Approximately 57% of the Company’s employees in Chile are union members, while in Argentina and Brazil, the Company’s employees are governed by collective bargaining agreements negotiated on an industry-wide basis. In Mexico 40% of the Company’s employees are union members and are subject to collective bargaining agreements negotiated on an industry wide basis. Although the Company has never experienced a work stoppage that has had a material effect on its operations and its relations with unions have generally been good, future strikes or any other types of conflict with the unions and/or personnel may have a material adverse effect on the Company. See “Item 6. Directors, Senior Management and Employees” for further discussion on the Company’s employees.

Increases in the level of environmental regulation could raise the Company’s costs

Environmental regulations may be strengthened over time in Latin America. There can be no assurance that any increased regulation of matters relating to the protection of the environment will not have a material adverse effect on the Company.

Increases in the level of environmental concern among the Company’s customers and in general could raise the Company’s costs

Environmental concern among the Company’s customers and in general may increase over time in Latin America or in countries to which the Company exports its products. There can be no assurance that any increase in market pressures to produce in a more environmentally sustainable products will not have a material adverse effect on the Company.

Risks Related to the Company’s Common Stock and ADSs

The market for the Company’s ADSs and common shares could become illiquid and volatile

The Chilean securities markets are substantially smaller, less liquid and more volatile than major securities markets in the United States. Because of the limited trading market for the Company’s common stock, a holder of American Depositary Shares (“ADSs”) may have a limited ability to sell ADSs or common stock obtained upon

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withdrawal from the ADR facility in the amount and at the price and time that it desires. This limited trading market may also increase the volatility of the price of the ADSs.

Holders of ADSs may be adversely affected by currency devaluations and foreign exchange fluctuations

If the value of the peso falls relative to the U.S. dollar, the value of the ADSs and any distributions to be received from the depositary for the ADSs could be adversely affected. Cash distributions made in respect of the ADSs are received by the depositary in pesos, are then converted by the depositary into U.S. dollars at the then prevailing exchange rate and distributed to the holders of the ADSs evidencing those ADSs. In addition, the depositary will incur foreign currency conversion costs (to be borne by the holders of the ADSs) in connection with the foreign currency conversion and subsequent distribution of dividends or other payments with respect to ADSs.

Future changes in Chilean foreign investment controls and withholding taxes could negatively affect non-Chilean residents that invest in the Company’s shares

Equity investments in Chile by persons who are not Chilean residents are generally subject to various exchange control regulations that govern the repatriation of investments and the earnings on them. There can be no assurance that additional Chilean restrictions applicable to the holders of ADS, the disposition of underlying common shares, the repatriation of the proceeds from such acquisition or disposition or the payment of dividends will not be imposed in the future, nor can there be any assessment as to the duration or impact of such restrictions if imposed.

Preemptive rights may be unavailable to ADS holders in certain circumstances

The Chilean Stock Companies Act requires the Company, whenever it issues new shares for cash, to grant preemptive rights to all of its shareholders (which may include holders of ADSs), giving them the right to purchase a sufficient number of shares to maintain their existing ownership percentage.

The Company will not be able to offer shares to U.S. holders of ADSs pursuant to preemptive rights that it grants to its shareholders in connection with any future issuance of shares unless a registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”), is effective with respect to such rights and shares, or an exemption from the registration requirements of the Securities Act is available. At the time of any rights offering, the Company intends to evaluate the costs and potential liabilities associated with any such registration statement as well as the indirect benefits to the Company of enabling U.S. holders of ADSs to exercise preemptive rights and any other factors that it may consider appropriate at the time, and then make a decision as to whether it will file such a registration statement.

The Company cannot assure that it will file a registration statement under the Securities Act to allow holders of ADSs or holders of shares in the United States to participate in a preemptive rights offering. As a result, the equity interest of such holders in the Company may be diluted proportionately.

The market price of the Company’s securities may be adversely affected by developments in other emerging markets

The Company conducts substantially all of its operations in the emerging markets of Latin America. As a result, economic and political developments in these countries, including future economic crises and political instability, could have a material adverse effect on the Company’s business and results of operations.

The market value of securities of Chilean companies is, to varying degrees, affected by economic and market conditions in other emerging market countries. Although economic conditions in these other countries may differ significantly from economic conditions in Chile, investors’ reactions to developments in any of these other countries may have an adverse effect on the market value of securities of Chilean issuers. There can be no assurance that events in other countries, particularly Argentina and other emerging market countries, will not adversely affect the market value of, or market for, the Company’s common stock or ADSs.

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A large percentage of the ownership of Masisa Chile is concentrated in the hands of a single stockholder, whose interests may differ from those of other stockholders

The controlling shareholder of the Company is Terranova S.A. (“Terranova”), formerly Forestal Terranova S.A., one of the companies belonging to the GrupoNueva group. See Item 7 for more information on the merger of Terranova and Forestal Terranova S.A. Terranova has been a shareholder since early 2001 and became the majority and controlling shareholder on July 22, 2002, when it acquired 43.16% of Masisa Chile’s stock from Maspanel S.A. As a result of that acquisition, a previous subscription for, and subsequent open market purchases of, shares of Masisa Chile, as of June 30, 2004, Terranova owned 52.43 % of the subscribed and paid Common Stock of Masisa Chile. See “Major Shareholders” under Item 7. As a result, Terranova has the power to elect a majority of the members of the Company’s Board of Directors and to determine the outcome of other actions requiring the approval by a simple majority in a shareholder vote.

The Company is not required to disclose as much information to investors as a U.S. issuer

The corporate disclosure requirements applicable to the Company may not be equivalent to the requirements applicable to a U.S. company and, as a result, you may receive less information about the Company than you might otherwise receive in connection with a comparable U.S. company. The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the periodic disclosure required of foreign issuers under the Exchange Act is more limited than the periodic disclosure required of U.S. issuers. Publicly available information about issuers of securities listed on Chilean stock exchanges also provides less detail in certain respects than the information that is regularly published by or about listed companies in the United States or in certain other countries. Furthermore, the regulatory environment of the Chilean securities markets and of the activities of investors in such markets is not as highly regulated and supervised and differs in certain respects from the regulatory environment of the securities markets in the United States.

Risks Relating to Chile

A downturn in the Chilean economy may adversely affect the Company

The Company conducts a large part of its operations in Chile, and accordingly, the results of the Company’s operations and financial condition are sensitive to and dependent upon the level of economic activity in Chile. While Chile’s gross domestic product (“GDP”) grew at the average rate of approximately 2.5% over the five-year period from 1997 to 2002 and grew an estimated 3.3% in 2003, there can be no assurance that such annual growth will continue in the future, or can the Company give assurances that future developments in or affecting the Chilean economy will not impair its ability to proceed with its business plan or materially adversely affect its business, financial condition or results of operations.

Political developments in Chile may adversely affect the Company

The business strategies, financial condition and results of operations of the Company could be adversely affected by changes in policies of the Chilean government (which has exercised and continues to exercise a substantial influence over many aspects of the private sector), other political developments in or affecting Chile, and regulatory and legal changes or administrative practices of Chilean authorities, over which the Company has no control.

Currency devaluations and foreign exchange fluctuations may adversely affect the Company

Changes in the value of the Chilean peso and other currencies in which the Company completes transactions against the U.S. dollar could adversely affect the Company’s financial condition and results of operations. The Chilean peso has been subject to large nominal devaluation events in the past, including an approximate 9.7% nominal decrease against the U.S. dollar from December 31, 2001 to December 31, 2002 (the last day in 2001 and 2002, respectively, for which the Observed Exchange Rates were reported). The Chilean peso increased approximately 17.4% nominally against the U.S. dollar from December 31, 2002 to December 31, 2003 (the last day in 2002 and 2003, respectively, for which the Observed Exchange Rates were reported.) The value of

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the Chilean peso against the U.S. dollar may fluctuate significantly in the future. See “Item 3. Key Information-Exchange Rates”. Historically, a significant part of the Company’s indebtedness has been denominated in U.S. dollars, while a certain of its revenues and operating expenses has been denominated in pesos. If the peso’s value declines against the dollar, the Company will need more pesos to repay the same amount of dollar-denominated debt. As a result, fluctuations in the Chilean peso/U.S. dollar exchange rate may affect the Company’s financial condition and results of operations.

In particular, because the Company’s costs are largely incurred in U.S. dollars (or in Chilean pesos at prices tied to dollar denominated world prices) and certain of its income derived from Chilean operations is denominated in Chilean pesos, a significant devaluation of the peso against the dollar could have an adverse impact on the Company’s results of operation to the extent that the Company is unable to pass along increases in its costs of production in the form of higher prices for its products.

High levels of inflation in Chile could adversely affect the Company’s business

A recurrence of the high levels of inflation Chile has experienced in the past could have an adverse impact on the Company’s business, financial condition and results of operations and on the value of the Company’s common shares and of the ADSs representing the common shares. The annual rate of inflation in Chile (as measured by changes in the Consumer Price Index of December and as reported by the Chilean National Institute of Statistics) was 2.3% in 1999, 4.5% in 2000, 2.6% in 2001, 2.8% in 2002 and 1.1% in 2003. The Company cannot assure you that Chilean inflation will not change significantly from current levels.

Energy shortages and increased energy costs could adversely affect the Company’s business

Starting in April 2004, Argentina began restricting deliveries of natural gas to Chile due to supply and distribution problems in Argentina, Chile’s principal supplier. A significant portion of Chile’s electricity is produced from natural gas. Any shortage of natural gas could force Chile’s electric utilities to use costlier coal or petroleum based fuels to produce electricity or cause disruptions in the supply of electricity. Higher electricity costs or disruptions in the supply of electricity or natural gas could adversely affect the Company’s financial condition and results of operations.

Risks Relating to the Company’s Operations Outside of Chile

The Company’s operations outside of Chile expose us to economic, social, and political instability in foreign countries

The Company has expanded its operations to Argentina, Brazil, and Mexico, opened commercial offices in Peru and Ecuador, and manages operations in Venezuela and may continue expanding its operations in those and other regional markets, if and when opportunities arise. The construction and operation of systems in these markets involve regulatory and governmental requirements that may be different from those in Chile. Economic, social, and political instability in foreign countries could have a material adverse effect on the Company’s revenues and profitability. The Company may also be adversely affected by foreign governmental regulations, fluctuations in foreign currency rates, taxation, and difficulties in managing international operations Argentinean political and economic conditions, particularly the current economic crisis, may have a direct impact on the Company’s Argentinean operations

Because a significant part of the Company’s operations and customers are located in Argentina, the Company’s financial condition and results of operations are in part dependent on Argentina’s economy. From 1999 until 2002, the Argentinean economy was in an economic recession. In 2002 the Argentinean economy experienced critical difficulties. During the first six months of 2002, the Argentinean government eliminated the U.S. dollar-Argentinean peso parity resulting in a devaluation of Argentina’s currency in 2002 of 237%. Additionally the Argentinean government imposed restrictions on cash withdrawals from bank accounts, on transfers of funds from Argentinean to foreign accounts and publicly announced its inability to pay its debt to foreign lenders. During 2002 Argentina also experienced higher rates of unemployment and a general deflation of prices and salaries.

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Consequently, Argentina’s “country risk” has risen to record high levels. In 2003, the economy began to recover and some of the government financial restrictions were lifted.

Because the Company’s business strategy in Argentina is to some extent focused on anticipated growth in demand for particle board, MDF, thin-MDF and MDF moldings, rather than seeking to capture market-share from existing producers and, in spite of the Company’s efforts to switch local sales to exports, if Argentina’s economic environment does not continue to improve, the Company’s Argentinean operations and Masisa’s results of operations could be further negatively affected. Although the economic situation began to improve in 2003, demand for products and services remains depressed. No assurance can be given that governmental measures or other factors will improve Argentina’s economy or that improvement in Argentina’s economy will promote an increase in the demand for particle board and/or MDF. Moreover, the Company faces direct competition from other Argentinean producers of wood board, both in Argentina or in neighboring markets such as Chile. Additionally, there can be no assurance that Argentinean labor laws will not change in the future or that any such labor or union developments will not have a material adverse effect on the Company.

Brazilian political and economic conditions may have a direct impact on the Company’s Brazilian operations

Because a significant part of the Company’s operations and customers are located in Brazil, Masisa’s financial condition and results of operations are in part dependent on Brazil’s economy, which has in the past been characterized by frequent and occasionally drastic intervention by the Brazilian government and volatile economic cycles. The Brazilian government often changes monetary, credit and other policies to influence Brazil’s economy.

The Company’s operations and financial performance in Brazil may be adversely affected by any of the following factors:

•	inflation;

•	exchange control policies and rates;

•	social instability;

•	price instability;

•	energy shortages and rationing;

•	interest rates; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

The Company cannot predict the policies the new Brazilian administration may take in the future, and whether these policies may adversely affect Brazilian economic conditions or the Company’s results of operations.

Mexican political and economic conditions may have a direct impact on the Company’s operations in Mexico

Because a part of the Company’s operations and customers are located in Mexico, Masisa’s financial condition and results of operations are in part dependent on the Mexican economy and political climate.

In recent history, Mexico has experienced periods of slow or negative economic growth, high inflation and large devaluations in the Mexican peso. The Company cannot assure you that similar events will not occur in the future or that such events would not adversely affect its Mexican operations and Masisa’s results of operations or financial condition in general.

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Item 4.	Information on the Company

History and Development of the Company

Masisa S.A., or Masisa Chile, is a sociedad anonima abierta organized under the laws of Chile and was created in 1964 in the city of Valdivia, Chile as the legal successor to Fabrica de Maderas Aglomeradas, Ltda. Masisa Chile’s name was changed from Maderas y Sinteticos Sociedad Anonima Masisa to Masisa S.A. on May 15, 1998. From 1986 to July 2002 the Company was controlled by a privately-held Chilean industrial group consisting of Inversiones Pathfinder Chile S.A. (“Pathfinder”) and its subsidiaries (collectively with Pathfinder, the “Pathfinder Group”). From 1986 until 2000, the Pathfinder Group held its shares in the Company through Pathfinder and its substantially wholly-owned subsidiary, Inversiones Coigue Dos S.A. (“Coigue”). In August 2000, Pathfinder and Coigue transferred all of their Masisa S.A. shares to a wholly-owned subsidiary of Pathfinder, Maspanel S.A. On July 22, 2002, Terranova, one of the companies belonging to the GrupoNueva group, acquired 43.16% of the Common Stock of Masisa Chile from Maspanel S.A. and became Masisa Chile’s majority and controlling shareholder. As a result of that acquisition, a previous subscription for, and subsequent open market purchases of, shares of Masisa Chile, as of June 30, 2004 Terranova owned 52.43 % of the Common Stock of Masisa Chile. Masisa Chile’s legal domicile is Valdivia, Chile, and its principal executive offices are located at Av. Apoquindo 3650, Piso 10, Las Condes, Santiago, Chile. Its telephone number is (56-2) 707-8800.

The Company is a leading producer of particle board, MDF and OSB in Latin America, with US$281.8 million in total net consolidated sales in 2003. The Company’s production facilities are located in Chile, Argentina, Brazil and Mexico, and the principal markets for its products are Chile, Argentina, Brazil, and Mexico. The principal consumers for both particle board and MDF are the furniture manufacturing and construction industries, and the principal consumers for OSB are the construction and packaging industries. Consolidated sales of particle board accounted for approximately 32.7% of the Company’s total consolidated net sales revenue in 2003, with raw, melamine-laminated and wood-veneered particle board accounting for approximately 10.9%, 20.0%, and 1.8% of the Company’s net sales revenue, respectively. Consolidated sales of MDF accounted for approximately 48.0% of the Company’s consolidated net sales revenue in 2003, with raw and coated (melamine-laminated and wood-veneered) MDF accounting for approximately 36.6% and 11.4% of the Company’s net sales, respectively. Consolidated sales of OSB accounted for approximately 9.8% of the Company’s consolidated net sales revenue in 2003.

The Company also sells complementary products, such as board finishes and wood doors. Through its subsidiary Forestal Tornagaleones S.A. (“Forestal”), the Company sells timber and other wood products.

According to Company estimates, in Chile, Masisa is the leading producer of raw, melamine-laminated and wood-veneered particle board.

The Company commenced MDF production in Chile in February 1996 and, according to the Company’s estimates, is the leading producer of MDF in Chile. The Company is also a leading Chilean producer of wood doors for residential and commercial applications. Masisa’s products are sold in Chile through independent distributors and Company-franchised stores named Placacentros, primarily to furniture manufacturers and to the construction industry.

The Company’s Argentinean subsidiary, Masisa Argentina S.A. (“Masisa Argentina”), produces raw and melamine-laminated particle board, as well as MDF and thin-MDF boards, in Argentina. Masisa Argentina commenced production of particle board in June 1994 and currently has two production lines with a total installed capacity of 185,000 cubic meters per year. In September 1995, Masisa Argentina started producing MDF at a plant with a capacity of 150,000 cubic meters per year. In October 2001, Masisa Argentina produced the first board at its newly constructed thin-MDF plant, which became fully operational by mid-2002 and has a total installed capacity of 120,000 cubic meters per year.

Until Celulosa Arauco y Constitucion S.A. (“Arauco”) opened its new MDF plant in Argentina in April 2002, in addition to the Company there was only one other producer of MDF in Argentina. This enabled the Company to rapidly become a major producer in Argentina’s MDF market. As in Chile, the Company sells its products in Argentina through both independent distributors and Placacentros.

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In addition, during 2003, approximately 63% (compared to 72% in 2002) of Masisa Argentina’s particle board and MDF physical volume of sales (in cubic meters) was to export markets, with approximately 33% (compared to 47% in 2002) of those export sales going to Brazil. The decrease in total export volume and export volume to Brazil as a percentage of total volume in 2003 compared to 2002 was due primarily to the moderate recovery of the local market in Argentina in 2003 following the devaluation and crisis in 2002. The recovery in Argentina, therefore, had the effect of reversing some of the export substitution experienced in 2002 when local Argentinean sales were depressed and the Company was able to offset local sales losses by taking advantage of the devaluation of the Argentinean peso to increase exports of its products from Argentina.

The Company’s Brazilian subsidiary, Masisa do Brasil Ltda. (“Masisa Brazil”), was originally established in 1995 as a subsidiary of Masisa Argentina to conduct commercial and distribution activities in Brazil through its warehouses and distribution centers. During December 2001, Masisa Brazil underwent a corporate reorganization and became a controlled subsidiary of Masisa Inversiones Ltda. (“Masisa Inversiones”), a wholly-owned subsidiary of Masisa. In 1999, Masisa Brazil began construction on an MDF plant with a total installed production capacity of 240,000 cubic meters per year. The plant began its start-up phase in December of 2000, and reached full production during the second half of 2001. During the second half of 2000, Masisa Brazil began construction of an OSB plant. This plant, which has a total installed capacity of 350,000 cubic meters per year, produced its first OSB boards in November 2001. The OSB plant became fully operational during the fourth quarter of 2002. Masisa Brazil estimates that, as a result of being the first to market OSB in Brazil, it currently has virtually the entire market share of OSB sales in that country. Additionally, Masisa Brazil significantly increased exports of OSB to the United States due to significant increases in U.S. pricing in the last half of the year.

In August 2001, the Company established a subsidiary in Mexico, Maderas y Sinteticos de Mexico, S.A. de C.V. (“Masisa Mexico”). On January 8, 2002, through Masisa Mexico, the Company acquired a particle board plant located in the city of Durango, Mexico, after agreeing with Weyerhaeuser Company Limited to purchase the plant from its subsidiary, MacMillian Guadiana. The Company acquired the plant for approximately US$15.4 million which was financed with cash on hand and short and long-term bank loans. The Durango plant has two production lines with an aggregate capacity of 120,000 cubic meters per year, and a small melamine-laminating line with a capacity of approximately 21,600 cubic meters per year. Through Masisa Mexico the Company provides technical support services and marketing and distribution activities in Mexico.

In October 2002, the Company entered into a management contract pursuant to which the Company manages Fibranova C.A., an indirect Venezuelan subsidiary of Terranova. This contract became effective on January 1, 2003. Under the contract, the Company is paid for its management services an amount equal to 8% of the Fibranova C.A.’s annual operating result. See “Related Party Transactions” under Item 7.

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Corporate Structure

In addition to manufacturing particle board, MDF and OSB, through subsidiaries and joint ventures, the Company engages in several related operations. As indicated in the following chart, manufacturing operations are conducted by Masisa and a number of its subsidiaries; however, most of the Company’s sales to third parties are made through Masisa Chile, Masisa Argentina, Masisa Brazil and Masisa Mexico. The principal exception is Forestal, which is directly responsible for selling its own products.

MASISA - CORPORATE STRUCTURE

As of May 15, 2004 Masisa corporate structure chart should appear here

(1)	Parent company which also owns and operates particle board manufacturing facilities in Valdivia, Chile. In Valdivia, the Company owns and operates facilities that produce doors, wood veneer and wood-veneered particle board. The Company also operates Masisa’s Concepcion and Inversiones Coronel facilities. Masisa S.A. is a corporation organized under the laws of Chile.

(2)	A consolidated special-purpose company for raising funds off-shore. Masisa Overseas Ltd. is organized under the laws of the Cayman Islands.

(3)	A consolidated special-purpose company for investment activities, formerly named Inversiones Quimicas Limitada. Masisa Inversiones Ltda. is organized under the laws of Chile.

(4)	A consolidated special-purpose company for investment activities which also owns an MDF manufacturing facility in Cabrero and leases a saw mill and remanufacturing plant that produces moldings and edge-glued panels. Inversiones Coronel Ltda. is organized under the laws of Chile.

(5)	Owns and manages forest holdings in Chile. Forestal Tornagaleones S.A. is organized under the laws of Chile.

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(6)	Owns particle board facilities in Chiguayante as well as particle board and MDF manufacturing facilities in Coronel, Chile. Masisa Concepcion Ltda. is organized under the laws of Chile.

(7)	Joint-venture holding company. Inversiones Industriales S.A., which does business under the name Indusa, is organized under the laws of Chile.

(8)	Owns and manages forest holdings in Argentina. Forestal Argentina S.A. is organized under the laws of Argentina.

(9)	Owns and operates MDF and particle board manufacturing facilities, as well as melamine-laminating facilities, in Concordia, Argentina. Masisa Argentina’s headquarters are located in Buenos Aires. Masisa Argentina S.A. is organized under the laws of Argentina.

(10)	Owns and operates a wood-chipping mill in Valdivia, Chile. Forestal Rio Calle-Calle S.A. is organized under the laws of Chile.

(11)	A consolidated special-purpose company for raising funds off-shore related to Forestal Tornagaleones S.A. FTG Overseas Ltd. is organized under the laws of the British Virgin Islands.

(12)	Owns and operates MDF and OSB manufacturing facilities, as well as a melamine-laminating facility in the state of Parana, Brazil. Masisa do Brasil Ltda. also leases and operates two warehouses and distribution centers and carries on marketing activities in Brazil. Masisa do Brasil Ltda. is organized under the laws of Brazil.

(13)	Owns and operates a particle board manufacturing facility in Durango, Mexico. Maderas y Sinteticos de Mexico S.A. de C.V. is organized under the laws of Mexico.

(14)	Established to conduct marketing activities in Peru. Maderas y Sinteticos del Peru S.A.C. is organized under the laws of Peru.

(15)	Established to conduct marketing activities in Ecuador. Masisa Ecuador S.A. is organized under the laws of Ecuador.

(16)	A joint venture company organized under the laws of Mexico to conduct business activities related to the Mexican wood market.

(17)	Established to provide various management and consulting services in Mexico. Maderas y Sinteticos Servicios S.A. de C.V. is organized under the laws of Mexico.

(18)	Established to manufacture wooden component parts and pieces for the construction and furniture industries. Masisa Partes y Piezas Ltda. is organized under the laws of Chile.

(19)	A consolidated special-purpose company for investment activities. Inversiones Calle Calle is organized under the laws of Chile.

(20)	A joint venture company established to carry on wood industrial activities. Forestal Calle Calle is organized under the laws of Chile.

Masisa S.A. beneficially owns, directly or indirectly, 100% of its subsidiaries Masisa Overseas Ltd., Masisa Inversiones, Inversiones Coronel Ltda. (“Inversiones Coronel”), Masisa Concepcion Ltda. (“Masisa Concepcion”), Masisa Argentina, Masisa Brazil, Masisa Mexico, Maderas y Sinteticos Servicios S.A. de C.V. (“Masisa Services”), Maderas y Sinteticos del Peru S.A.C. (“Masisa Peru”), Masisa Ecuador S.A. (“Masisa Ecuador”) and Masisa Partes y Piezas Ltda. (“Masisa Partes y Piezas”).

As of December 31, 2003, the Company had a 60.5% interest in its formerly wholly owned Chilean subsidiary, Forestal. The minority ownership interest in Forestal is shared between OPERS International Timber Fund IA, L.P., formerly Xylem Fund IA, L.P. (“Xylem-IA”) (34.5%), an investment fund managed by Global Forest Partners, LP (“Global Forest”), and Fondo de Inversion de Desarollo de Empresas CMB-Prime (“CMB-Prime”) (5.1%), a Chilean institutional investor. In addition to its forest holdings, Forestal owns, directly or indirectly, 50.1% of its Argentinean subsidiary, Forestal Argentina S.A. (“Forestal Argentina”), the primary assets of which are forest properties in Argentina. The minority interest in Forestal Argentina is held by Xylem Chile Limitada (29.2%), an investment fund also managed by Xylem Investments and other minority shareholders (20.7%). For more information on the Company’s forest holdings, see “—Forestry and Wood Chipping Businesses.”

The Company owns a 50% interest in Masnova de Mexico S.A. de C.V. (“Masnova”), a joint venture company created in December 2001 to market and sell the Company’s exports to the Mexican market. The remaining 50% of Masnova is owned by Forestal Terranova Mexico S.A. de C.V., an affiliate company of the Company’s controlling shareholder. Since Terranova became the controlling shareholder of Masisa, Masnova has not had significant operating activities and is expected to be dissolved during 2004.

The Company also owns a 50% interest in Inversiones Industriales, S.A. (“Indusa”), a joint venture holding company, whose subsidiary, Forestal Rio Calle-Calle S.A. (“Forestal Rio Calle-Calle”) owns a wood chipping mill in Corral, near Valdivia, Chile. Indusa also participates in the joint venture company Inversiones Calle Calle S.A. (“Inversiones Calle Calle”), in equal parts with Masisa S.A. The remaining 50% of Indusa is owned by Inversiones Fariza Chile Ltda. (32.5%) and Inversiones Forestales CCA S.A. (“Inversiones Forestales”) (17.5%); neither company is related to Masisa. Additionally, the Company owns a 9.09% interest in Forestal Calle-Calle S.A. (“Forestal Calle-Calle”) through its subsidiary Inversiones Coronel. The remaining interest in Forestal Calle-Calle is held by Forestal Rio Calle-Calle (81.82%) and other minority shareholders (9.09%).

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Business Strategy

The Company’s business strategy is to build and operate world-class wood panel production facilities in areas of Latin America where tree-growing conditions can provide an environmentally-friendly, long-term, low-cost supply of wood. The Company is implementing its business strategy by seeking to:

•	Establish and maintain market leadership in the markets in which it is present by introducing high quality products and continuing its ongoing commitment to implementing high standards of efficiency in the production and delivery of wood panel products.

•	Expand sales in Latin American and other markets by capitalizing upon its experience and success over the years in expanding into and diversifying its export markets.

•	Strengthen its existing brand names.

•	Focus its product mix towards increasing sales of its higher margin products, especially melamine-laminated particle board and MDF.

•	Further develop its Placacentro program, as set forth below, in Chile, Brazil, Argentina, Peru, Mexico, Ecuador, Panama, Paraguay, Colombia, Venezuela, Guatemala and Uruguay and extend it to other Latin American markets.

•	Expand into new businesses which have significant synergies with the Company’s core business, such as the production of OSB or other types of wood boards that can complement the Company’s current product mix.

The Company considers Latin America its natural market. During 1999, the Company began construction of a new MDF production facility in Brazil because it believed that its production facilities in Argentina and Chile, from which the Brazilian market had been supplied, did not have sufficient production capacity to supply the expected future growth in Brazilian demand. The facility started operating in December 2000 and reached full production by July 2001. To strengthen its competitive position in Brazil, the Company decided to build a new OSB plant in Ponta Grossa. This new plant produced its first OSB boards in November 2001, and became fully operational during the fourth quarter of 2002. In October 2001, the Company started to operate its new thin-MDF line in Argentina. This plant, which complements Masisa’s product mix, became fully operational by mid-2002. In addition, the Company has organized Masisa Peru and Masisa Ecuador to conduct the Company’s commercial operations in those countries. Likewise, in August 2001, the Company established its Mexican subsidiary, Masisa Mexico, and in January 2002 acquired a particle board plant in that country. This acquisition represents Masisa’s first entry into the direct supply of wood boards in Mexico.

Masisa is seeking to satisfy consumer needs and offer solutions to problems in construction and furniture manufacturing in each of the markets that it services. The Company regularly meets with furniture manufacturers in an effort to increase the usage of its products. The Company also intends to further develop its Placacentro program in Chile, Brazil, Argentina, Peru, Mexico, Ecuador, Panama, Paraguay, Colombia, Venezuela, Guatemala and Uruguay and also to start developing it in other countries. Placacentros are retail furniture supply stores which are franchised by the Company, but are independently owned and operated, and which offer a wide variety of products that can be used by carpenters and artisans to manufacture furniture. During 2002, the Company started developing the Placacentro distribution network in Mexico, Ecuador, Panama and Paraguay. Colombia, Guatemala, Uruguay and Venezuela were added to the Placacentro network in 2003. As of April 30, 2004, 54 Placacentros stores were open in Chile, 28 in Argentina, 17 in Peru, 28 in Brazil, 38 in Mexico, 12 in Ecuador, 2 in Panama, 2 in Paraguay, 4 in Colombia, 5 in Venezuela, 1 in Guatemala and 1 in Uruguay. The Company expects to open a total of approximately 52 stores primarily in these and other Latin American countries during 2004. The Company believes that expansion of this program will further enhance its brand names and the distribution of its products. The Company also believes that Argentina, Brazil, Peru and Mexico have housing shortages and, in general, represent underdeveloped markets for its products.

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Facilities and Offices

THE COMPANY’S PRINCIPAL FACILITIES AND OFFICES

Location	Executive Offices	Production Facilities	Distribution Centers
Chile
Antofagasta			*
Cabrero		*
Chiguayante		*
Concepcion			*
Coronel		*
La Serena			*
Santiago	*		*
Valdivia Argentina		*	*
Buenos Aires	*
Concordia Brazil		*	*
Curitiba	*
Novo Hamburgo			*
Ponta Grossa Peru		*	*
Lima Mexico	*		*
Durango		*
Mexico City Ecuador	*
Guayaquil	*		*

Principal Products

The following table shows the net sales of each of the Company’s principal products as a percentage of the Company’s total consolidated net sales for the years ended 2001, 2002 and 2003.

THE COMPANY’S PRODUCTS (1)

(as a percentage of consolidated net sales)

	2001	2002	2003
Raw Particle Board	12.0%	14.1%	10.9%
Coated Particle Board(2)	25.1%	24.6%	21.8%
Raw MDF	47.5%	44.1%	36.6%
Coated MDF(2)	8.8%	7.1%	11.4%
OSB(3)	—	3.8%	9.8%
Doors	0.9%	1.0%	0.8%
Timber	5.4%	5.3%	5.9%
Other Products(4)	0.4%	0.0%	2.7%

Total	100.0%	100.0%	100.0%

(1)	The Company’s consolidated net sales for 2001, 2002 and 2003, respectively, were US$236.3 million, US$225.4 million and US$281.8 million.

(2)	Includes melamine-laminated and wood-veneered boards.

(3)	OSB was included in Other Products in 2001.

(4)	Other Products include MDF moldings in 2003. The Company did not produce or sell MDF moldings prior to 2003.

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Particle Board. In 2003, particle board accounted for approximately 33% of the Company’s net sales revenue. The principal types of particle board produced by the Company are raw particle board, melamine-laminated particle board and wood-veneered particle board. Raw particle board is manufactured by mixing wood chips, wood shavings and sawdust with adhesives and rolling or pressing the mixture into large flat sheets of varying sizes and thickness, which are then cut, quality-analyzed and packaged. Every board is automatically marked to indicate its date of manufacture, type, facility where produced, dimensions and thickness. Raw particle board is used in a variety of applications in the construction industry, such as ceilings, walls, floors and closets, and is also widely used in the manufacture of furniture. The Company produces different types of raw particle board that are marketed under the brand names “Placa Masisa,” “Masisa Panel,” “Ecoplac,” “Facilplac,” and “HR100,” each of which is suited to a different task or market segment. In 2003, raw particle board sales accounted for approximately 11% of the Company’s consolidated net sales revenue and 19% of total board sales by physical volume in cubic meters compared to 14% and 22%, respectively, in 2002. Approximately 50% of the Company’s raw particle board production by volume was used in the production of melamine-laminated and wood-veneered particle board. Exports of raw particle board from Chile and Argentina to other countries accounted for approximately 23% and 24% of raw particle board sales by volume in 2003 and 2002 respectively. In 2003, most of the Company’s particle board sales in Mexico were supplied by Masisa Mexico’s production facilities.

Particle board competes, in certain uses, with gypsum and asbestos-cement boards, as well as solid wood, plywood, fiber board (including both hard board and MDF) and OSB. MDF and particle board are competing products in some applications in the furniture industry. Lumber, asbestos-cement and gypsum board are the main competing products in the construction industry. Plywood may also be substituted for particle board, MDF and OSB in certain applications.

MDF (Medium Density Fiberboard). The Company commenced commercial production of MDF in Argentina in September 1995 and in Chile in February 1996. In December 2000, the Company began production of MDF in Brazil, and in October 2001, the Company’s thin-MDF plant in Argentina produced its first boards. MDF is manufactured by removing the cellulose fibers from wood chips, mixing the wood fiber pulp with adhesives and forming the mixture into flat sheets which are dried, heated, pressed, cooled, cut to size and finished. MDF has broad applications in furniture, cabinet and millwork manufacturing. Machining qualities make MDF well-suited for the production of pieces with critically shaped and profiled edges. Its uniformly dense surface gives superior results when grain-printed or painted. MDF shapes and routs with precision, drills easily and cuts cleanly. It is an effective core material for high-pressure laminates, fast-cycle melamine and veneers. MDF is of higher quality and more versatile than particle board. However, compared to the production of particle board, the MDF production process requires higher-quality wood, a greater quantity of adhesives and more energy. Due to its higher production costs, MDF generally commands a higher price than particle board of the same thickness. The Company produces all the standard thicknesses and densities of MDF, including thin-MDF, some melamine-laminated MDF and a small amount of wood-veneered MDF. The Company markets its MDF under the brand names “Fibrofacil” and “MDF Masisa”. In 2003, MDF sales represented approximately 48% of the Company’s consolidated net sales and 49% of total board sales by physical volume in cubic meters compared to 51% and 52%, in 2002. Exports of MDF from Chile, Argentina and Brazil to other countries accounted for 45% of MDF sales by volume in 2003 compared to 40% in 2002.

Melamine-Laminated Boards. Melamine-laminated boards are either raw particle boards or MDF boards covered on one or both sides with paper impregnated with melamine, a plastic laminate. Most melamine-laminated boards sold by the Company are particle board based and sold under the brand name “Masisa Melamina”. Melamine-laminated MDF is sold under the brand name “MDF Masisa Recubierto. ”Melamine-laminated boards are available in a wide variety of colors and textures, including simulated wood, although white remains the Company’s best seller. Melamine-laminated boards are widely used in the manufacture of furniture and cabinets and are also used in construction for walls, counters and in other applications. In 1997, the Company introduced a high density MDF to be used for flooring. Melamine-laminated board sales generate a higher margin than raw particle board or raw MDF sales. In 2003, melamine-laminated board sales accounted for approximately 31% of the Company’s consolidated net sales revenue and 26% of total board sales by physical volume in cubic meters. For 2003, approximately 46% of consolidated particle board sales by volume and 17% of consolidated MDF sales by volume were melamine-laminated. Exports of melamine-laminated board from Chile and Argentina to other countries accounted for approximately 27% of melamine-laminated board sales by volume in 2003.

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Wood-Veneered Boards. This product is only produced by the Company in Chile and consists of raw particle board or MDF to which a thin layer of natural wood veneer (eucalyptus or other fine woods) is bonded. Wood-veneered particle board is generally used for purposes similar to those of melamine-laminated particle board, but it is more expensive. Wood-veneered board is a higher margin product than melamine-laminated particle board. In 2003, sales of wood-veneered board accounted for approximately 2% of the Company’s consolidated net sales by value and 2% of total board sales by physical volume in cubic meters. Wood-veneered board is sold under the brand name “Masisa Enchapada.” Only a small portion of the Company’s MDF sold in 2003 (0.6% by volume) was wood-veneered. Approximately 4% of the Company’s particle board sold in 2003 by volume was wood-veneered. Exports of wood-veneered board from Chile to other countries accounted for approximately 3.6% of wood-veneered board sales by volume in 2003.

OSB (Oriented Strand Board). OSB boards are structural panel boards manufactured with aligned wood shavings, which are glued together, mixed and arranged in several layers using chemical adhesives. The layers are later hot-pressed, which offers excellent resistance and strength to the boards. OSB’s outstanding physical-mechanical properties make the boards highly suitable for use in applications requiring great structural resistance, such as occur in the construction and packaging industries. The Company’s OSB boards are marketed under the “Masisa OSB” brand name, and are manufactured in the plant that the Company owns in Brazil. In 2003, OSB sales represented approximately 10% of the Company’s consolidated net sales and 12% of total board sales by physical volume in cubic meters compared to approximately 4% and 7%, respectively, in 2002. Exports of OSB from Brazil to other countries accounted for 39% of OSB sales by volume in 2003 compared to 16% in 2002. This increase in OSB exports from Brazil in 2003 was due primarily to an increase in exports to the US market where prices for OSB products increased significantly in the second half of the year. In the first quarter of 2004, OSB sales from Brazil contributed approximately 23% of the Company’s consolidated gross margin.

Doors. The Company manufactures doors in Chile, which are marketed under the brand name “Exit”. The manufacture of doors is the most labor intensive of the Company’s businesses. Most of the Company’s doors consist of plywood bonded to a solid wood frame. A much smaller percentage is manufactured using particle board or MDF instead of plywood. Doors manufactured by the Company are made with a cardboard honeycomb core. Doors are mainly sold plain but certain finishes and enhancements, such as applied wood veneer and wood moldings, are available upon request. In 2003, door sales remained relatively stable, representing approximately 0.8% of the Company’s consolidated net sales revenue compared to 1.0% in 2002. There are no significant export sales of doors.

Timber. The Company sells timber through its subsidiary, Forestal. While Forestal initially focused its activities on the supply of wood to Masisa, because of an abundant supply of inexpensive scrap wood, wood shavings and sawdust where the Company has operating facilities, Forestal now sells most of its timber primarily to unaffiliated third parties. All of the timber which Forestal currently provides to the Company is sold at market prices. In 2003, timber sales remained relatively stable, representing approximately 5.9% of the Company’s consolidated net sales revenue compared to 5.3% in 2002.

Other Products. The Company also manufactures wood veneer as a complement to its principal products and distributes furniture hardware. In January 2003, the Concordia facility in Argentina began producing its first pre-painted MDF moldings and in the last quarter of 2002, Masisa Partes y Piezas started to sell furniture parts with custom designs to manufacturers. In 2003, molding sales reached almost 2% of consolidated net sales and other products taken together accounted for 3% of consolidated net sales.

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Board and Other Wood Products

The following table shows the Company’s sales of particle board, MDF and OSB by physical volume in cubic meters for each year during the five-year period from 1999 through 2003. For each year, sales of particle board and MDF are broken down between raw board sales and coated (including both melamine-laminated and wood-veneered) board sales.

MASISA TOTAL CONSOLIDATED BOARD SALES

(cubic meters)

	1999	2000	2001	2002	2003
Raw Particle Board	214,525	237,252	241,156	289,120	278,134
Coated Particle Board(1)	204,197	238,125	224,072	249,138	273,858
Total Particle Board	418,723	475,376	465,227	538,258	551,992
Raw MDF	199,985	292,092	529,066	600,156	579,836
Coated MDF(1)	41,772	46,072	66,209	74,247	125,567
Total MDF	241,757	338,164	595,275	674,403	705,403
Oriented Strand Board	1,486	2,135	5,561	89,357	178,050

Total	661,966	815,675	1,066,063	1,302,018	1,435,445

(1)	Includes both melamine-laminated and wood-veneered boards.

The Company’s sales of particle board and MDF, which increased by 4% in volume in 2003 as compared to 2002, as well as sales of the Company’s other products, are dependent to a significant extent on the state of the economies in Chile, Argentina, Brazil and Mexico, the Company’s principal markets. In particular, sales of these products are related to the levels of activity in the construction and furniture manufacturing industries in those countries. An economic downturn in any of those countries is likely to materially adversely affect its construction industry, and demand for furniture products and, accordingly, sales of the Company’s products. The construction and furniture manufacturing industries in those countries are the principal users of the Company’s products. See “Item 5: Operating and Financial Review and Prospects.”

The Company’s Markets

The following table shows the net sales in each of the Company’s markets as a percentage of the Company’s total consolidated net sales for the three years ended December 31, 2001, 2002 and 2003.

THE COMPANY’S MARKETS(1)

(as a percentage of consolidated net sales)

	2001	2002	2003
Chile	44.3%	36.1%	27.2%
Argentina	21.3%	7.0%	10.2%
Brazil	19.5%	22.1%	26.3%
Mexico	1.9%	12.2%	13.4%
Peru	1.5%	3.1%	3.3%
Other Markets	11.5%	19.5%	19.7%

Total	100.0%	100.0%	100.0%

(1)	The Company’s consolidated net sales for 2001, 2002 and 2003, respectively, were US$236.3 million, US$225.4 million and US$281.8 million.

Chile

General. The Chilean economy increased at a rate of 3.3% in terms of GDP during 2003. Inflation during 2003 was 1.1%, while the trade balance surplus was US$2.7 billion. In 2003, Chile’s economy experienced moderate growth as a result of generally improved global economic conditions. However, the unemployment rate in Chile remained relatively high, which continued to depress internal consumption. In 2003, construction GDP growth was 3.6% compared to a 1.7% increase in 2002. The Company’s board sales in Chile decreased from US$74.5 million in 2002 to US$67.4 million in 2003. It is important to note that continued pressure from imports coming from Argentina during the first half of 2003, due to the dramatic drop of the Argentine local market in 2002,

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did not allow the Company to maintain prices in Chile in dollar terms, affecting the Company’s margins in Chile. However, improvements in the Argentine economy in the last half of 2003 have contributed to an increase in Argentine consumption of particle board, thereby reducing particle board exports to Chile.

The following table shows the Company’s sales of particle board, MDF and OSB in Chile in dollars for the years indicated.

CHILE

MASISA BOARD SALES

(millions of US$)

	For the year ended December 31,
	1999	2000	2001	2002	2003
Particle Board	59.2	62.5	52.3	46.3	42.0
MDF	10.7	21.8	38.9	27.1	22.8
OSB	0.4	0.6	0.4	1.0	2.6

Total	70.4	85.0	91.6	74.5	67.4

Marketing and Distribution. Most of the Company’s products are sold in Chile through approximately 194 independent distributors serving the construction and furniture manufacturing industries. A small portion of the Company’s products are sold directly to furniture manufacturers. The Company’s 30 largest customers (in terms of sales revenue) accounted for approximately 78% of 2003 sales in Chile. The largest customer accounted for approximately 14% of such sales. The Company’s principal Chilean customers are: Construmart S.A., Dimad Ltda., Easy S.A., Ebema S.A., Electrocom S.A., Ferreterias Weitzler S.A., Homestore S.A., Maderama, Maderas Imperial Ltda., Mafor S.A., Polincay Export Ltda., Silva y Compania Ltda., Sodimac S.A., and Youseff Comercial Ltda. Although the Company believes that, under current market conditions, the loss of any one distributor or customer would not have a material adverse effect on the Company, there can be no assurance that any such loss in the future will not have such a material adverse effect. The Company’s products are stored in five warehouses and sales offices throughout Chile and are shipped mainly by truck to domestic customer locations. Shipments to the Antofagasta warehouse, in the northern part of Chile, are also delivered by ship.

In 1991, the Company commenced its Placacentro program in order to broaden its distribution channels, increase demand for its products and remain in close contact with its customers. Placacentros are independently owned and operated retail furniture supply stores that are franchised by the Company. Placacentro stores are required to carry the full range of the Company’s products and to display such products in the manner directed by the Company. Placacentro owners receive technical assistance from the Company and are permitted to carry other manufacturers’ products with certain limitations. The Company derives no license fees or revenues from Placacentro stores other than through the sale of its products.

Placacentros are an important part of the Company’s marketing strategy of maintaining close ties to furniture manufacturers and retail customers. The goal of this strategy is to increase the per capita consumption of the Company’s products and to create competitive advantages to address current and future competition. As of April 30, 2004, there were 54 Placacentro stores in Chile. The Company does not expect to open any new Placacentro stores in Chile during 2004. The Placacentro chain is the largest chain of stores in the country in terms of sales to furniture manufacturers and small contractors. Of the Company’s 2003 volume sales in the Chilean market, approximately 26% were to Placacentros, the remainder being direct sales and sales to other distributors.

As part of its marketing strategy, the Company emphasizes technical assistance to customers and the development of new products. During 2003, Masisa undertook projects aimed at developing products with higher added value. The installation of a new melamine line in Chile helped meet the more demanding requirements for covered boards in the local and export markets. The Company is in regular contact with builders and furniture manufacturers to encourage additional sales of its products. The Company’s policy is to provide customers with service, technical and product development assistance, and to attempt to anticipate customer needs and offer solutions to problems in construction and furniture manufacturing.

To promote creativity and develop new product applications, the Company organized the eighth Masisa Design Contest for Students, which was the first such student design competition held at an international level by

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Masisa, and the third Masisa Design Contest for Professional RTA (Ready to Assemble) Furniture Manufacturers. Works designed by participants in each such contest were exhibited in the Third Masisa Design Encounter, which took place at the National Museum of Arts of Chile in November 2003. These contests are also intended to promote creativity and innovation in the use of Masisa’s products.

In 2002, the Company also formed a new Chilean subsidiary, Masisa Partes y Piezas Ltda. (“Masisa Partes y Piezas”), as part of the Company’s plan to keep abreast of trends and developments in the furniture industry. Masisa Partes y Piezas supplies component parts and services to the furniture manufacturing industry in Chile where it is the first company of its kind. This new company’s aim is to develop and introduce clearly defined products and services that are competitive, modern, innovative, capable of being standardized and which increase the quality of the final product. Masisa Partes & Piezas currently provides local and foreign furniture manufacturers a means to improve their efficiency and costs by outsourcing the molding of the boards to Masisa Partes & Piezas. Masisa Partes & Piezas products compete in the market by offering greater added value, both in standard and custom formats and by providing innovative solutions to architects, designers, manufacturers and industrialists for their board product needs.

Particle Board Market. The Company is a leading manufacturer in Chile of raw, melamine-laminated and wood-veneered particle board. The Company’s total 2003 Chilean particle board sales decreased by 9% in dollar terms as compared to 2002, due to price pressures as explained below. During 2003, sales of raw particle board decreased at a higher percentage rate than sales of coated particle board. The Company estimates that consumption of particle board in Chile was 20.3 cubic meters per thousand inhabitants in 2003. While the total consumption of particle board in Chile increased by approximately 4% in 2003 from 2002, it has only just recovered to levels reached in 2000 and is still below its peak reached in 1997.

In 1998, the Company purchased a particle board production and laminating facility from its competitor, Nobel, in Valdivia, Chile. In September 1998, a fire severely damaged and rendered inoperable the particle board and board laminating facility of its competitor Bomasil. As a result of its purchase of Nobel’s particle board business and the Bomasil fire, the Company believes that its production facilities account for approximately 93% of Chile’s particle board installed capacity and approximately 82% of the country’s melamine-laminating installed capacity. Rio Itata, which has an installed production capacity of approximately 30,000 cubic meters per year, is the only remaining competitor in the particle board production industry in Chile.

The Company believes that the Chilean particle board manufacturers’ aggregate annual production capacity for 2003 was roughly 460,000 cubic meters, while total particle board consumption in Chile for 2003 was estimated to be only 310,000 cubic meters, making it indispensable to export part of the local production.

Due to the economic crisis in Argentina in 2002, which reduced particle board consumption in Argentina to nearly half that of 2001, and the devaluation of the Argentinean peso, some Argentinean manufacturers decided to export part of their production to the Chilean market. This resulted in price pressure for all competitors in Chile. The Company believes that the excess capacity in particle board production in Chile and the resulting price pressure, combined with high shipping costs for particle board imports, are the primary factors that discouraged imports to Chile of particle boards in previous years. The situation experienced in 2002 was unique and as the Argentinean economy and consumption began to recover in the second half of 2003, the situation started to return to prior levels. However, there can be no assurance that significant price pressure from imports of particle board into Chile will not occur in the future.

MDF Market. The Company is a leading manufacturer in Chile MDF board. The Chilean MDF market is relatively undeveloped compared to the European and North American markets. Although the first Chilean MDF plant did not begin production until 1988, the market has exhibited strong growth since then. Nevertheless, Chilean MDF producers devote most of their production to exports. Masisa Chile sold 48% of its MDF sales in the local market during 2003. The Company estimates that in 2003 MDF consumption in Chile was approximately 15.5 cubic meters per thousand inhabitants compared to 17.0 cubic meters per thousand inhabitants in 2002.

In February 1996, commercial production of MDF commenced at the Company’s MDF facility in Coronel, Chile. In September 2000, the Company acquired 92.61% of its competitor Fibranova S.A. (“Fibranova”), increasing installed capacity at its MDF production facilities from 140,000 to 300,000 cubic meters per year. In September 2001, the Company acquired the remaining 7.39% of Fibranova from the Sumitomo Corporation. This

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acquisition was financed internally. The Company’s total 2003 Chilean MDF net sales decreased by 16% compared to 2002 as a result of lower physical volume sales and lower prices. During 2003, sales of raw MDF decreased at a higher percentage rate than sales of coated MDF.

After the acquisition in 2000 of Fibranova, Masisa’s only established competitor in the Chilean MDF market was Paneles Arauco S.A. (“Paneles Arauco”), which had an annual production capacity of approximately 140,000 cubic meters. In the second-half of 2002, Paneles Arauco completed construction of a new MDF plant in Chile, with an estimated annual installed capacity of 250,000 cubic meters, that became operational in October 2002.

Doors Market. The majority of the Company’s door sales are in the Chilean domestic market. Complete statistics on the overall Chilean door market are not available. The Company believes that until 1997 it controlled a substantial percentage of the smaller Chilean market for highly decorated doors. However, due to that market’s limited size, the Company decided in 1998 to simplify its product assortment by concentrating on doors that could be produced with more automated procedures. During 2003, door sales decreased by 5% as compared to 2002, totaling US$2.0 million. This is the result of a 8% decrease in terms of volume partially offset by a small price rise.

Argentina

General. The Argentinean economy showed strong growth in the last half of 2003 after several years of economic crisis. After falling by 237% in 2002, the Argentinean peso stabilized and appreciated slightly in 2003. Additionally, most of the restrictions imposed on cash withdrawals from bank accounts and on transfers of funds from Argentinean to foreign accounts had been lifted by the end of 2003. However, the government still remains in default on most of its debt which was publicly announced in 2002 because of its inability to repay its debt to foreign lenders. In 2003, Argentinean GDP grew by 8.7% and price level inflation was 3.7%. In addition, the Argentinean trade balance showed a surplus of US$14.7 billion. Although 2003 demonstrated that the economic situation in Argentina has improved, there still remain significant economic and political risks. No assurance can be given that governmental measures or other factors will continue to improve Argentina’s economy or that general improvement in its economy will lead to an increase in the demand for particle board and/or MDF.

The following table shows the Company’s board sales in the Argentinean market for the years indicated. These figures include sales of particle board and MDF: (i) produced in Argentina, (ii) imported by Masisa Argentina from Chile, (iii) imported by Masisa Argentina from Brazil and (iv) directly exported by Masisa Chile into the Argentinean market.

ARGENTINA

MASISA BOARD SALES

(millions of US$)

	For the year ended December 31,
	1999	2000	2001	2002	2003
Particle Board	25.3	19.7	16.5	5.7	10.6
MDF	32.0	32.9	32.2	8.6	14.7
OSB	—	—	—	0.4	1.6

Total	57.3	52.6	48.7	14.7	26.9

Marketing and Distribution. Despite the cost and difficulty of shipping goods across the Andes mountain range (where the mountain road passes are frequently closed during winter) and the import tariffs to which the Company’s goods were subject when shipped into Argentina, the Company exported from Chile small quantities of particle board to Argentina for a number of years prior to the establishment of Masisa Argentina and its commencement of particle board production in Argentina. The costs and difficulties of doing business in Argentina from Chile, coupled with the Company’s expectations regarding the Argentinean economy and favorable tree-growing conditions, convinced the Company that it would be better positioned to exploit what it believed to be an underdeveloped market by producing particle board and MDF in Argentina. Moreover, the Company believed that if it did not serve the Argentinean market through production facilities in Argentina, other producers would be more likely to enter the market (thereby diminishing the Company’s ability to export Chilean production to Argentina and enter the market in the future) and possibly compete with the Company in its principal market in Chile.

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Accordingly, in 1992, the Company established Masisa Argentina, which commenced production of particle board in June 1994 and of MDF in 1995.

The Company sells particle board and MDF to Argentinean furniture manufacturers through approximately 150 distributors. During 2003, approximately 70% of the Company’s sales revenue in the Argentinean market was generated by the 20 principal distributors. The largest single distributor accounted for approximately 10% of these sales. The Company’s principal distributors in Argentina are: Amiano S.R.L., Distribuidora Aglolam S.A., Distribuidora Argentina de Chapas S.A.C., Distribuidora Placasur S.A., Dolinsky S.A., Cencosud S.A, Madergold S.A, Sacheco S.A., Taru Parq S.R.L. and Trumar S.A.I.C.

Given the successful development of the Company’s Placacentro program in Chile and Peru, Masisa Argentina started to develop this distribution channel in 2000. As of April 30, 2004, 28 stores have been opened in Argentina. Masisa Argentina expects to open approximately 6 new stores in Argentina during 2004. Of the Company’s 2003 sales in the Argentinean market, approximately 11% were through Placacentros.

The Company is pursuing several strategies in Argentina to encourage the use of the Company’s particle board and MDF products in lieu of other materials. As in Chile, the Company holds regular meetings with Argentinean furniture manufacturers, offers service and technical assistance to these consumers and regularly participates in trade fairs and furniture shows. In addition, the Company offers technical training courses for Masisa-product installers through an agreement with the Construction Worker’s Training Foundation of Argentina.

In Argentina, the Company sells directly from its Concordia production facility. The Company previously held a commercial warehouse located in Buenos Aires that was closed in May 2001 because of improvements in the distribution system. Products are shipped mainly by truck to customer locations in Argentina.

The Company has focused its marketing efforts on furniture and cabinet manufacturers and on the construction industry. After devaluation of the Argentinean peso and in response to the adverse macroeconomic scenario in Argentina, Masisa Argentina has redirected the majority of production from its Argentinean operations to export markets primarily in Brazil, Mexico, the U.S. and the Far East. As a result, in 2003, the Argentinean local market represented 10% of Masisa’s total sales as compared with 7% in 2002 and 21% in 2001 before the crisis and devaluation.

Particle Board Market. Argentina has more than twice the population of Chile and has a significant housing deficit. However, following the devaluation of its currency, Argentina’s per capita income was reduced to half of its pre-devaluation levels. Argentina’s domestic particle board consumption was approximately 5.3 cubic meters per thousand persons in 2003, a substantial increase from the 3.0 cubic meters per thousand persons registered in 2002 but still below its pre-devaluation levels. The low per capita consumption is primarily the result of Argentina’s economic crisis and the Company expects that future demand for its products in Argentina will be largely dependent upon the growth of the Argentinean economy and particularly on the growth of the Argentinean construction and furniture manufacturing industries.

Masisa is one of the three largest particle board manufacturers in the Argentinean market. The Company’s principal Argentinean competitors in particle board are Faplac S.A., which has an estimated production capacity of 210,000 cubic meters, Sadepan Latinoamericana S.A. and Cuyoplacas S.A., each of which has an estimated production capacity of 100,000 cubic meters. The other smaller Argentinean particle board producers, such as Tableros del Parana S.A. have a minimal market presence and use older and less efficient technology than the Company utilizes at its Concordia facility. The Company also believes its cost of production is lower than that of its Argentinean competitors. As in Chile, however, particle board products compete with other types of board products, such as gypsum and asbestos-cement board, as well as solid wood and plywood.

During 2003, Masisa’s sales of particle board in Argentina increased in dollar terms by 86%. In 2003 compared to 2002, sales of coated particle board increased at a higher percentage rate than sales of raw particle board. This increase was due to higher demand for this product as a result of the economic recovery in Argentina during 2003. The large increase in sales in 2003 follows a steep decline in 2002, when, in order to minimize the impact of the devaluation, Masisa Argentina shifted the main part of its domestic sales of particle board to exports.

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MDF Market. The Company has continued to actively develop the market for this product through advertising campaigns, events held directly with the customers and the Company’s participation in trade shows, all of which are designed to demonstrate the board’s quality and multiple uses for furniture manufacturers, architects and decorators.

Masisa is the largest MDF manufacturer in the Argentinean market. The Company’s Argentinean MDF sales were US$14.7 million in 2003, which represents a 71% increase compared to 2002. In 2003 compared to 2002, sales of coated MDF increased at a higher percentage rate than sales of raw MDF. As in the particle board case, the increase in sales was due to higher demand for these products as a result of the economic recovery in Argentina during 2003. The large increase in sales in 2003 followed a steep decline in 2002, when, in order to minimize the impact of the devaluation, Masisa Argentina shifted the main part of its domestic sales of MDF to exports. The Argentinean MDF market was a fast-growing market that expanded approximately 530% between 1995 and 1999. However, the economic crisis of 2002 adversely affected the market. In 2003, the market experienced an increase of approximately 83% compared to 2002. However, consumption is still below its pre-crisis levels and historic highs. The Company estimates that total consumption of MDF in Argentina was approximately 2.7 cubic meters per thousand inhabitants in 2003, as compared to 1.6 cubic meters in 2002.

During 2002, due primarily to its increased competitiveness in foreign markets as a result of Argentina’s currency devaluation and Masisa Argentina’s ability to utilize the Company’s business networks abroad, approximately 68% of Masisa Argentina’s consolidated net sales of particle boards and MDF were exports, primarily to Brazil, as well as other export markets. Although this allowed the Company to partially offset the effects of the Argentinean crisis and avoid shutting down any of its production lines, due to the lower margins for Masisa Argentina’s products in exports markets compared with Argentinean markets under normal economic conditions, the Company has returned and will continue to return to domestic Argentinean sales as the Argentinean market continues its recovery. There can be no assurance that favorable economic conditions in Argentina will enable the Company’s profits to recover their pre-crisis levels.

In 2000, Masisa Argentina began construction of a new thin-MDF plant at the Concordia Industrial Complex in Argentina. The new plant has an installed production capacity of 120,000 cubic meters per year. The plant produced its first boards in October 2001 and became fully operational by mid-2002. By 2003, the Company had approximately 270,000 cubic meters of total MDF installed capacity in Argentina, including capacity from the new thin-MDF plant.

In March 2002, Masisa Argentina commenced construction of its first line of pre-painted MDF moldings in Argentina at the Concordia Complex. The molding line, with an estimated production capacity of 36,000 cubic meters per year, started its production in January 2003 and reached full production capacity during the second quarter of 2003. Production at the molding plant will primarily be directed to export markets.

Although this plant began operating at a difficult time for the Argentinean economy, the facility’s geographic location, the Company’s export experience and the favorable export conditions created by the devaluation of the Argentinean peso provide a favorable market conditions for export to Latin American and world markets generally.

In the first half of 2002 Paneles Arauco began operations at its new MDF plant in Argentina with an estimated annual capacity of 240,000 cubic meters. At the present time, in addition to Paneles Arauco, there is only one other competitor in this market, Tableros Guillermina S.A., which has an annual production capacity of approximately 40,000 cubic meters. Although the Company believes that market prospects for wood-board products in Argentina will improve, there can be no assurance that the Company will be able to operate its Argentinean plants profitably.

Brazil

General. In 2003, Brazil’s GDP shrank by 0.2% after two years of slow growth, demonstrating how the post-electoral uncertainty, the considerable drop in trade with Argentina and the adverse conditions of world and regional markets affected Brazil’s economy. Brazil’s inflation rate reached 9.3% in 2003, with a trade surplus of approximately US$24.8 billion. During 2003, the newly elected President of Brazil announced measures intended to stabilize markets, resulting in an increase in the valuation of the Brazilian Real against the U.S. dollar, which as of

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May 3, 2004 was at a noon buying rate of 2.96 Reals per U.S. dollar, as issued by the U.S. Federal Reserve Bank of New York.

The following table shows the Company’s board sales in the Brazilian market in dollar terms for the years indicated. The figures reflect exports from the Company’s Chilean and Argentinean production facilities sold in Brazil, as well as the production from Masisa Brazil’s MDF and OSB plants, which commenced operations in December 2000 and November 2001, respectively.

BRAZIL

MASISA BOARD SALES

(millions of US$)

	For the year ended December 31,
	1999	2000	2001	2002	2003
Particle Board	6.7	12.8	9.2	9.3	11.1
MDF	15.5	19.2	36.2	32.9	47.0
OSB	—	—	0.5	6.1	13.6

Total	22.2	32.0	46.0	48.3	71.8

Marketing and Distribution. The Company established Masisa Brazil in 1995. Masisa Brazil has already achieved a significant position as a particle board and MDF supplier to southern Brazil’s furniture industry.

Particle board is supplied and delivered to the Brazilian market principally by truck from Masisa Argentina’s Concordia plant. The strategic location of the Concordia Plant and the establishment of MERCOSUR have made Brazil a favored market for Masisa Argentina’s exports. In the past, MDF was supplied to the Brazilian market from both the Argentinean Concordia plant and the Chilean Coronel plant, but since 2001 these exports have been gradually replaced by production from the new MDF plant located in Ponta Grossa, Brazil. The Ponta Grossa MDF plant has an installed capacity of 240,000 cubic meters per year and was inaugurated in April 2001.

The Company’s combined sales in Brazil of particle board, MDF and OSB reached US$71.8 million in 2003, representing a 49% increase compared to 2002. Particle board sales increased by 20% to US$11.1 million in 2003 from US$9.3 million in 2002. MDF sales increased by 43% to US$47.0 million in 2003. OSB sales increased to US$13.6 million in 2003 compared to the US$6.1 million in 2002. The increase in net sales reflects mostly a recovery in the price of MDF boards in the domestic market and a sales increase of OSB boards in Brazil, taking advantage of significant price increases in the US market towards the end of the year.

From 2001 to 2002, there was a slight increase in total sales of particle board. During this period there was a substantial decrease in sales of raw particle board which was offset by an increase in sales of coated particle board. From 2002 to 2003, total sales of particle board increased, principally as a result of an increase in sales of coated particle board. From 2001 to 2002 sales of MDF decreased, but during that period a decrease in sales of raw MDF was offset by an increase of sales of coated MDF. From 2002 to 2003, there was an increase in sales of both raw and coated MDF, although coated MDF sales increased at a higher rate.

The Company has a commercial office located in Bento Goncalves, state of Rio Grande do Sul, approximately 900 kilometers from Concordia. A significant portion of the Brazilian furniture manufacturing industry is concentrated in the Bento Goncalves region.

During 1998, the Company closed a distribution warehouse in Bento Goncalves, but three new distribution warehouses were opened in the cities of Novo Hamburgo, Curitiba and Vitoria, in the states of Rio Grande do Sul, Parana and Espirito Santo, respectively. This shift in warehousing was undertaken in order to implement a more effective distribution system within Brazil. During 2002, the Company closed the Vitoria warehouse to finish improvements in the distribution system. There were no warehouses opened or closed during 2003.

In November 2001, Masisa began test production of the first OSB boards in a new plant in the Ponta Grossa industrial complex. This OSB plant, which Masisa started to construct in mid-2000, has an annual installed capacity of 350,000 cubic meters and required an investment of approximately US$64 million, all of which was financed internally. The Ponta Grossa OSB plant is the first of its type in Brazil.

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Due to the large size of Brazilian manufacturers, sales in Brazil are primarily made directly to the manufacturers. There are generally no independent distributor chains for these materials. However, in order to meet the needs of carpenters, architects and decorators, Masisa has established a sales and marketing network that has been in place since 1996. In addition, in 2003 the Company opened 14 new Placacentro stores in the central and southern regions of Brazil, as part of its policy of developing distribution networks as a strategy for penetrating the markets where it is present. The Company has opened 28 Placacentro stores in Brazil as of April 30, 2004, and expects to open approximately 6 new stores in Brazil during 2004. During 2003, 12.0% of all the Masisa Brazil’s sales were through Placacentros.

Currently, the Company sells particle board, MDF and OSB in the Brazilian market through 28 commercial representatives distributed throughout Brazil. During 2003, approximately 50% of the Company’s sales revenue in the Brazilian market was generated by 89 of its 1,569 customers, with the largest single customer accounting for approximately 7% of those sales. The Company’s principal customers in Brazil are: A Medida Certa Ind. E Com. Ltda., Artel e Moveis Ltda., Artesano Moveis e Decor. Ltda., Bertolini S.A., Centro Oeste Suprim., Imcal, Ind. Moveis Arca Ltda., Leo Madeiras, Ludival, Madecomp, Moveis Dalla Costa Ltda., Moveis Germai, Souza e Silvera Ltda. and Todeschini S.A.

The Company also believes that adapting finance and administrative management to local conditions is necessary to successfully compete in Brazil. Accordingly, in late 1997, the Company established a finance and administrative office in Curitiba, Parana.

The Company is expending considerable effort to develop its sales in Brazil by, among other activities, opening distribution warehouses, expanding its client base and participating in promotional activities, expositions and trade shows. Although the Company believes that market prospects for MDF and OSB in Brazil are good, there can be no assurance that the Company will be able to operate its Brazilian plants profitably.

Particle Board Market. Particle board consumption in Brazil is relatively low, estimated by the Company to be 11.0 cubic meters per thousand inhabitants in 2003 (compared to consumption levels of 20.3 cubic meters per thousand inhabitants in Chile). Since Brazil has a population more than ten times greater than that of Chile, the Company views Brazil as an attractive market for particle board. Currently, there are a number of Brazilian particle board producers with efficient operations, including Duratex, (644,000 cubic meters of capacity), Satipel (570,000 cubic meters), Berneck (530,000 cubic meters), Placas do Parana (300,000 cubic meters), Eucatex (270,000 cubic meters), and Tafisa (239,000 cubic meters). Nevertheless, the Company estimates particle board consumption in Brazil increased by approximately 3% in 2003 compared to 2002 levels, and that long-term market prospects for this product in the Brazil are good.

MDF Market. Before the commencement of test production at its MDF plant in Ponta Grossa, Brazil, the Company supplied the Brazilian market solely through imports from Chile and Argentina. Since the MDF plant became fully operational in the third quarter of 2001, the Company has significantly increased MDF sales in Brazil. As regards to competitors, the first Brazilian producer of MDF, Duratex, began production in 1997 and currently has an annual production capacity of approximately 630,000 cubic meters of which 400,000 was added in 2003. In late 1998, Tafisa Brasil opened an MDF facility with an annual production capacity of 145,000 cubic meters, and during 2001 increased their capacity to 350,000 cubic meters through the addition of a new plant. Another competitor, Placas do Parana, began operating a new MDF plant during December 2001, with an estimated installed capacity of 200,000 cubic meters per year. The Isdra Group opened a new plant in 2003 with an estimated annual capacity of 180,000 cubic meters. Since the third quarter of 1997, the MDF production from these competitor plants has adversely affected the Company’s sales to Brazil. Nevertheless, the Company estimates that total market consumption of MDF in 2003 reached approximately 898,000 cubic meters, which represents approximately a 23% increase compared to 2002 levels. Therefore, the Company believes that long-term market prospects for this product in the Brazilian market are good. The Company estimates that MDF consumption in Brazil was approximately 5.1 cubic meters per thousand inhabitants in 2003. Based in part on its experience in the Argentinean market, the Company believes that the MDF market will expand rapidly in Brazil as MDF becomes more widely available as a result of the new domestic MDF production capacity in Brazil.

OSB Market. In December 2001, Masisa began test production of the first OSB boards in a new plant in the Ponta Grossa industrial complex. This OSB plant, which Masisa started to construct in mid-2000, has an annual installed capacity of 350,000 cubic meters. The plant, which involved an internally financed investment of nearly

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US$64 million, is the first of its type in Brazil. OSB boards are used in the construction, packing and furniture industry in applications that require great structural strength. The Ponta Grossa plant’s production targets both internal consumption and exports. This increase in sales of OSB in 2003 compared to 2002 was due primarily to an increase in exports of OSB to the U.S. market. As the first producer of this kind of boards in Brazil, the Company is actually involved in the introduction phase for this product.

Mexico

General. Following an economic contraction in 2001, Mexico continued a slow recovery registering GDP growth of 1.2% in 2003. In 2003, inflation in Mexico was 4.0%, while the trade balance deficit was US$5.7 billion.

MEXICO(1)

MASISA BOARD SALES

(millions of US$)

	For the year ended December 31,
	2001	2002	2003
Particle Board	—	14.8	15.3
MDF	4.2	11.9	15.5
OSB	—	0.5	3.0

Total	4.2	27.2	33.8

(1)	Sales in Mexico were insignificant prior to 2001.

Marketing and Distribution. In August 2001, the Company established Masisa Mexico as a vehicle for entering the Mexican wood products market. On January 8, 2002, Masisa Mexico acquired a particle board plant located in Durango, Mexico, from MacMillan Guadiana, a subsidiary of the US forestry company Weyerhaeuser Company Limited. This plant has an installed capacity of 120,000 cubic meters per year. With this acquisition, the Company now supplies particle boards to the Mexican market mainly from the Durango plant’s production. The Company imports MDF and OSB into the Mexican market from its plants in Chile, Argentina and Brazil, and also from the Fibranova plant in Venezuela. The Company’s net sales in Mexico during 2003 represented 13% of the Company’s consolidated net sales. Because Mexico has a population more than six times greater than Chile’s, board consumption levels that are currently substantially smaller than Chile’s and the growing scarcity and increasing cost of sawn lumber, the principal competing product of the Company’s wood boards, the Company believes the Mexican market has substantial potential for increased consumption of wood boards, whether produced locally at the Durango plant or imported from Masisa plants in Chile, Argentina or Brazil.

Currently, the Company sells particle board and MDF to Mexican furniture manufacturers through approximately 251 distributors. During 2003, approximately 80% of the Company’s sales revenue in the Mexican market was generated by the 63 principal distributors, and the largest single distributor accounted for approximately 7% of these sales. The Company’s principal distributors in Mexico are: Aglomerados y Triplay Vic S.A. de C.V., Industria Forestal de Occidente S.A. de C.V., Industria Maderera Puente de Vigas S.A. de C.V., Maximaderas, Mexicana Pacific S.A. de C.V., Mexlam S.A. de C.V., Promotora Grocer S.A. de C.V., Rodriguez Gamboa Francisco Javier and Tableros del Norte S.A. de C.V.

In 2003, Masisa successfully expanded its Placacentros network in Mexico. Masisa Mexico had opened 38 stores throughout the country as of April 30, 2004, and expects to open approximately 12 new stores in Mexico during the remainder of 2004. The Company estimates that the furniture industry in Mexico represents approximately 80% of particle board and MDF consumption in that country, and that approximately 50% of the furniture market is comprised of small and medium-sized manufacturers. During 2003, 23% of Masisa Mexico’s total volume sales were made through Placacentros.

Particle Board Market. Particle board consumption in Mexico is relatively low, estimated by the Company to be 4.9 cubic meters per thousand inhabitants in 2003. Currently, there are a number of Mexican producers of particle board with efficient operations, including Paneles Ponderosa S.A de C.V. (200,000 cubic meters of capacity), Rexcel S.A. de C.V. (180,000 cubic meters), Duraplay S.A. de C.V. (90,000 cubic meters), and Maderas Conglomeradas S.A. de C.V. (50,000 cubic meters).

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From 2002 to 2003, total sales by the Company of particle board increased, with a decrease in sales of raw particle board being offset by an increase in sales of coated particle board. In 2003 compared to 2002, particle board physical volume sales decreased but total sales of particle board increased due to increases in sales prices.

MDF Market. The Company has traditionally supplied the Mexican MDF market from its Chilean, and to a lesser degree, Argentinean facilities. Since 2002, the Fibranova plant in Venezuela has also exported MDF to Mexico. Currently, there is only one MDF plant in Mexico (60,000 cubic meters installed capacity) which is owned by Maderas Conglomeradas S.A. de C.V. The Company believes Mexico’s MDF consumption per thousand inhabitants was 2.3 cubic meters in 2003.

Peru

During 2003, the Peruvian economy grew at a rate of 4.0%. Inflation increased to 2.5 % in 2003 from 1.5% in 2002. The Peruvian trade surplus was an estimated US$710 million in 2003.

Marketing and Distribution. The Company serves the Peruvian market with particle board and MDF products mainly through exports from Masisa Chile. The Company established its Peruvian subsidiary, Masisa Peru, in 1999 to conduct commercial and distribution activities in that country. As of December 31, 2003, almost all products sold by the Company in Peru were imported from Chile.

During 1999, the Placacentro network was extended to Peru. As of April 30, 2004, Masisa Peru had opened a total of 17 stores. Masisa Peru expects to open approximately 4 new stores during the remainder of 2004, increasing the total number of Placacentros in Peru to 21.

Particle Board and MDF Markets. Consumption of particle board and MDF in Peru is relatively low. The Company estimates that total particle board and MDF consumption in Peru was 1.6 and 0.4 cubic meters per thousand inhabitants, respectively, in 2003. The Company’s Peruvian board sales increased by 33% in dollar terms, from US$6.9 million in 2002 to US$9.2 million in 2003 principally due to deeper market penetration of MDF board products, the per capita consumption of which increased by 30%, and an increase in the Company’s share of the particle board market, which increased by 5% in terms of per capita consumption.

In Peru, there is currently only one local producer of particle board, Tableros Peruanos, with an annual installed capacity of 20,000 cubic meters per year; imported particle board comes mainly from Chile (Masisa) and Ecuador (Aglomerados Cotopaxi S.A. and Novopan del Ecuador S.A.). Because there is no local producer of MDF in Peru, it is also imported from producers in Chile (Masisa and Arauco) and Ecuador (Cotopaxi).

Other Markets

The Company generally achieves higher margins from the sale of its principal products in the markets in which it participates directly (Chile, Argentina, Brazil, Peru and Mexico) than from exports through third parties. Accordingly, the Company has traditionally preferred to satisfy demand in these markets first, and then export any surplus products. Despite this policy, Masisa has constructed a solid business network outside the markets in which it directly participates in order to diversify its market risk and to enable it to respond promptly to changes in market conditions in Chile, Argentina, Brazil, Peru and Mexico. After the political and economical crisis began in Argentina in 2002, the Company utilized this export network and experience to substitute sales to foreign markets for lost sales in the Argentinean market. This was possible as a result of the increased competitiveness of products produced in Argentina resulting from the currency devaluation in that country. Approximately 20% of the Company’s total 2003 consolidated revenues were derived from Chilean, Argentinean, Brazilian and Mexican export sales to markets other than Chile, Argentina, Brazil, Peru and Mexico, compared to the approximately 19% represented by such sales in 2002.

The Company established its Ecuadorian subsidiary, Masisa Ecuador, in October 2002 to conduct commercial and distribution activities in that country. The Company serves the Ecuadorian market with particle board and MDF products mainly through exports from Masisa Chile. There are two producers of particle boards in Ecuador, Aglomerados Cotopaxi S.A. and Novopan del Ecuador S.A., each with an annual installed capacity of 40,000 cubic meters. The only MDF producer is Cotopaxi, also with an annual capacity of 40,000 cubic meters.

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Masisa has faced intense market competition, as well as excess supply of some board products, in its export markets. This has encouraged the Company to follow a strategy of emphasizing product quality and market segmentation for both particle board and MDF. Since 1999, the Company continues to recover its exports to Asian countries, which decreased significantly in 1998 and 1999 as a result of the crisis in certain Asian countries that commenced in 1997. Thus, the Company’s sales to Asian countries in 2003 accounted for 8.8% of the net consolidated sales of the Company. As previously mentioned, because Argentinean and Brazilian demand consumed virtually all of the production of Masisa Argentina and Masisa Brazil until 2001, most of the products exported to these other markets that year came from the Company’s Chilean plants. After the devaluation of the Argentinean peso in January 2002 and the increased cost benefit to the Company from producing boards in Argentina, Masisa Argentina began exporting its products to new markets, including Asia.

Production

The Company owns and operates production facilities in Chile, Argentina, Brazil and Mexico. Its Chilean production facilities are located in Valdivia, Coronel, Cabrero, and Chiguayante. Its Argentinean production facilities are located in Concordia. Its Brazilian production facilities are located in Ponta Grossa. Its Mexican production facilities are located in Durango. Together, these facilities have a consolidated annual production capacity of 735,000 cubic meters of particle board, 810,000 cubic meters of MDF and 350,000 cubic meters of OSB.

Production Processes

The following is a brief description of production processes for the Company’s principal products.

Particle Board. The production process employed to manufacture raw particle board varies to some degree at each of the Company’s particle board facilities. The following is a description of the production process employed at Masisa’s Coronel facility, which is the same process used at its Valdivia and Concordia facilities. The first step is the purchase of wood particles in the form of chips, wood shavings and sawdust or their production by the Company from scraps of lumber and small logs. The wood particles are then put into drying machines to remove water. The dried wood particles are then placed into a gluing machine where they are mixed with chemical adhesives. The mass of wood particles mixed with adhesives is then formed into boards, with the larger particles positioned in the inside of the board and the smaller particles dispersed on the top and bottom surfaces of the board. Depending upon which production line is utilized, the formed boards are then either rolled or pressed in order to compress the particles to the desired board thickness and then heated to 190 degrees Celsius (374 degrees Fahrenheit) by steam heat. The compressed and heated particle board is then cooled. After cooling, the particle board is cut to size, stored to facilitate adhesive stabilization and then sanded. Before and after sanding, the particle boards are visually inspected and graded for quality. Any damaged boards are removed and burned by the Company as fuel or used as packaging material.

MDF. The production process for MDF starts with clean chips and a small proportion of sawdust and wood shavings that are defibrated. The result is a fiber pulp that is then mixed with chemical adhesives. The wood-fiber and adhesive mixture is dried in a high temperature flash-tube. The fiber is then distributed uniformly in a mat forming station. The boards produced by the forming station are passed through a precompressor to a continuous hot press. The compressed MDF is then cooled. After cooling, the MDF board is cut to size, stored for 48 hours to facilitate adhesive stabilization and sanded.

Oriented Strand Boards (OSB). The production process for OSB begins with obtaining small logs and lumber scraps. Logs are debarked, sawn and reduced to thin wood strands. The strands are put into a drying machine to remove humidity from the wood, so as to avoid shrinkage and swelling during use. The dried wood strands are placed into a blending machine where they are mixed with chemical adhesives. The resin-blended strands are then mechanically aligned into several layers in a forming line, with each layer laid down separately along the conveyor belt, to build up a mat. This mat is compressed and heated in the main press to form the boards. The compressed and heated boards are then cooled, and after passing through a finishing line, are packaged ready for sale.

Melamine Lamination Process. The melamine lamination process is a separate manufacturing process in which raw particle and MDF boards produced by the Company are hot pressed with melamine-impregnated paper

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prepared on a melamine impregnation line. This process requires special quality control procedures, both in the production of the raw materials and in the process itself, to obtain a correctly finished product.

Wood Veneering Process. The production of wood-veneered boards is also a separate process similar to the melamine-laminating process, but instead of melamine-impregnated paper the raw boards are covered by a thin layer of natural wood (veneer). This process is more expensive than melamine lamination.

Chilean Production Facilities

The Company’s Chilean board manufacturing facilities in Cabrero, Coronel, Chiguayante and Valdivia currently have an aggregate annual production capacity of approximately 430,000 cubic meters of particle board and 300,000 cubic meters of MDF.

The following table shows the product produced and the installed annual production capacity in cubic meters as of December 31, 2003, for each of the Company’s Chilean production lines, except for doors, for which capacity is expressed in square meters.

CHILE

PRODUCTION LINES

Plant	Line	Product	Annual installed capacity (1)
Coronel	Line 1	Particle Board	95,000
	Line 2	Particle Board	65,000
	MDF	MDF	140,000
	Laminating	Melamine Board	60,000
	Laminating	Melamine Board	110,000

Chiguayante	Line 1	Particle Board	90,000
	Laminating	Melamine Board	45,000

Cabrero (formerly Fibranova)	MDF	MDF	160,000

Valdivia	Line 1	Particle Board	90,000
	Laminating	Melamine Board	35,000
	Veneering	Wood-Veneered Board	40,000
	Doors	Doors	500,000

Puschmann (located in Valdivia)	Line 1	Particle Board	90,000

Total		Particle Board	430,000
		MDF	300,000

(1)	Units are in cubic meters, except doors, which are in square meters. The annual installed capacity may vary slightly depending upon the thickness of the boards produced and other production factors.

Coronel. The Company’s Coronel industrial site, which is located near the city of Concepcion, 320 miles south of Santiago, has two particle board lines, one MDF line and two melamine-laminating lines (which includes a melamine impregnating line).

The Company’s Coronel facility has two particle board production lines having an aggregate annual production capacity of approximately 160,000 cubic meters: one for thin particle board (65,000 cubic meters per year capacity) and another for thicker boards (95,000 cubic meters per year capacity).

The Coronel MDF facility commenced operations in January 1996, and has a production capacity of approximately 140,000 cubic meters of MDF per year.

The melamine paper impregnating line produces all the melamine paper used by both the Coronel and Chiguayante melamine-laminating lines. The Coronel facility laminates a portion of its total particle board and MDF production. Coronel’s original melamine-laminating line has an estimated annual production capacity of 60,000 cubic meters.

A new melamine-laminating line in the Coronel plant with an annual production capacity of 110,000 cubic meters came into full operation in 2003. This plant increases melamine production in response to increased supply needs resulting from the development of the Placacentros network and other anticipated needs for such boards in

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local and export markets. The total cost of the new line was approximately US$3.3 million, all of which was internally financed.

Chiguayante. The Company’s Chiguayante facility is only 16 miles from its Coronel facility. The Chiguayante facility has a single particle board line with the capacity to produce approximately 90,000 cubic meters per year. An upgrade of the facility in 1994 converted the Chiguayante facility into a modern and efficient facility which manufactures particle board of similar quality to that produced at the Coronel facility. During 1998, automation and improvements to instruments were made in order to allow the facility’s production lines to operate with greater electronic support.

The Chiguayante plant also possesses a melamine-laminating line that has an annual capacity of approximately 45,000 cubic meters.

Cabrero. This plant, formerly called Fibranova, was acquired by the Company in September 2000 from Forestal Terranova S.A. The facility is located 60 miles from the Coronel facility and has been operating since August 1992. It has a single MDF board line with an annual production capacity of 160,000 cubic meters. Additionally, in an effort to produce more higher value added products, the Company is incorporating an MDF moldings line with 23,000 cubic meter capacity that is scheduled to begin producing in 2004.

Valdivia. The Company has two production complexes in Valdivia, a city located approximately 520 miles south of Santiago. The main facility is referred to as the “Valdivia” plant, which has an annual capacity of approximately 90,000 cubic meters of particle board. The second facility is named “Puschmann”, in memory of Carlos Puschmann, a distinguished employee who passed away in 1999.

The Valdivia plant’s machinery employs a process similar to the particle board production facilities in Coronel and Concordia, Argentina. In addition to producing raw particle board, the Valdivia plant produces melamine-laminated boards, wood-veneered particle board and all of the doors and strips of wood veneer produced by Masisa Chile. Additionally, the melamine-laminating line purchased from Infodema was moved to the Company’s Valdivia plant and has been operating at full capacity since February 1999.

From May to November of 2003, the Company stopped this particle board line to adjust particle board production in light of lower market demand. Both the melamine-laminating line and the wood-veneering line use raw boards produced in the Company’s other plants to produce coated boards from time to time. The melamine-laminating line has an estimated annual capacity of 35,000 cubic meters per year, and the wood-veneering line has an estimated annual capacity of 40,000 cubic meters. Actual production can exceed capacity because capacity is estimated assuming an average board thickness and actual board thickness may vary. In the same facility, the Company operates its door production line, with an estimated annual capacity of 500,000 square meters.

Puschmann. The Puschmann plant was acquired in August 1998 when the Company purchased the assets of Tableros Nobel S.A. (“Nobel”), which was a wholly-owned subsidiary of Infodema S.A. (“Infodema”) for US$17 million. The Nobel assets included a particle board plant and a melamine-laminating line, which was moved to the Valdivia plant after the acquisition. The acquisition was internally financed. As part of the transaction, the Company also extended loans to Infodema for an aggregate amount of US$4.5 million, which were guaranteed by Infodema’s manufacturing board facilities and forestry lands, of which the outstanding portion was repaid in 2003. This facility is now named “Puschmann”, in memory of a former employee of the Company.

The particle board plant, while under the operation of Infodema, possessed technical problems preventing its operation at design installed capacity, and did not meet the Company’s quality standards at the time of its acquisition. In April 1999, the Company’s Board of Directors approved an investment of approximately US$7.0 million to solve these technical problems. The Company invested approximately US$4.0 million in the first stage of the improvement program, which allowed production capacity to increase up to 90,000 cubic meters per year The improvements were completed during the first quarter of 2000, and the plant started production in May 2000. The Board of Directors will consider development of the second stage based on future market performance and prospects. However, there is no assurance that the Company will develop this second stage.

Other. Masisa Chile’s former subsidiary, Aragon, was merged into Masisa Chile in December 1997. Production at its saw mill, molding and edge glued panel (“EGP”) facilities was temporarily halted during the first

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half of 1998 because the principal markets for these products virtually disappeared as a result of the Asian currency crisis. These facilities are now owned by Masisa Chile. During the second half of 1998, the saw mill was leased to Aserraderos Paillaco S.A. (“APSA”), a local saw milling company that is currently operating the facilities. During the first half of 1998, the molding and EGP facilities were leased to Procesadora de Maderas Lignex Ltda. (“Lignex”), a local wood processing company, although that contract was terminated in August 1999. In April 2000 and through the present time, the molding and EGP facilities were leased to APSA.

The capacity utilization rate for Masisa Chile’s particle board production facilities was 75% in 2003 compared to 84% in 2002. The capacity utilization rate for Masisa Chile’s MDF production facilities was 94% in 2003 compared to 98% in 2002.

Argentinean Production Facilities

Masisa Argentina’s board manufacturing lines currently have an aggregate annual production capacity of approximately 185,000 and 270,000 cubic meters of particle board and MDF, respectively, as indicated in the table below.

ARGENTINA

PRODUCTION LINES

Plant	Line	Product	Annual installed capacity (1) cubic meters (cubic meters)
Concordia	Line 1	Particle Board	160,000
	Line 2	Particle Board	25,000
	MDF	MDF	150,000
	Thin-MDF	Thin-MDF	120,000
	Laminating	Melamine Board	200,000
	Foil	Foil Lined Board	48,000
	Molding	Prepainted MDF Moldings	36,000

Total		Particle Board	185,000
		MDF	270,000

(1)	The annual installed capacity may vary slightly depending upon the thickness of the boards and other production factors.

Masisa Argentina’s production facilities are located in Concordia, an industrial town in the Province of Entre Rios on the Uruguay River, approximately 250 miles north of Buenos Aires. The Concordia particle board production facility has the capacity to produce 185,000 cubic meters per year of raw particle board in two lines. The particle board line for thin particle board (under 9 mm) has an annual capacity of 25,000 cubic meters per year. The particle board line for greater board thickness has an annual capacity of 160,000 cubic meters per year. The Concordia facility commenced operations in June 1994. The capacity utilization rate for Masisa Argentina’s particle board production facilities was 77% in 2003 compared to 73% in 2002.

In September 1995, Masisa Argentina completed the installation of an MDF facility adjacent to its particle board facilities. This MDF facility’s capacity was increased from 120,000 cubic meters to 138,000 cubic meters during 1997 and its production capacity was again increased to 150,000 cubic meters during 1999.

In October 2001, Masisa Argentina began the start-up phase of its new thin-MDF plant located in the Concordia Industrial Complex. This plant, which began operating two months ahead of its scheduled start-up date, has an installed capacity of 120,000 cubic meters per year, and represents an investment of approximately US$30 million, which was financed internally. The Concordia plant produced its first thin-MDF boards in October 2001, and became fully operational by mid-2002. The capacity utilization rate for Masisa Argentina’s MDF production facilities was 85% in 2003 compared to 77% in 2002.

The Concordia plant also includes a melamine-laminating line with an installed capacity of 200,000 cubic meters per year, and a new foil lining process with an installed capacity of 48,000 cubic meters per year.

In March 2002, Masisa Argentina commenced construction of its first line of pre-painted MDF moldings in Argentina at the Concordia Complex. The molding line, with an estimated production capacity of 36,000 cubic meters per year, started its production in January 2003. The molding line represents an investment of approximately

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US$1.8 million and was financed internally. Production at the molding plant will primarily be directed to export markets. This line was not fully operational until the second quarter of 2003.

Brazilian Production Facilities

Masisa Brazil board manufacturing lines currently have an aggregate annual production capacity of approximately 240,000 cubic meters of MDF and 350,000 cubic meters of OSB, as indicated in the table below.

BRAZIL

PRODUCTION LINES

Plant	Line	Product	Annual installed capacity (1) (cubic meters)
Ponta Grossa	Line 1	MDF	240,000
	OSB	OSB	350,000
	Laminating	Melamine Board	110,000

Total		MDF	240,000
		OSB	350,000

(1)	The annual installed capacity may vary slightly depending upon the thickness of the boards and other production factors.

In December 2000, Masisa Brazil finished the construction of its MDF production facility, located in the city of Ponta Grossa, in the State of Parana. This facility has an annual installed capacity of 240,000 cubic meters per year and reached full production during the second half of 2001. The capacity utilization rate for Masisa Brazil’s MDF production facilities was 101% in 2003 compared to 89% in 2002. Actual production can exceed capacity because capacity is estimated assuming an average board thickness and actual board thickness may vary. In the same complex, Masisa Brazil finished construction in May 2001 of a melamine-laminating plant that is used for coating MDF and particle board at an estimated total cost of US$4 million. The MDF plant was financed with cash on hand and short- and long-term bank financing. This laminating plant has a production capacity of approximately 110,000 cubic meters per year.

In December 2001, Masisa Brazil produced the first OSB boards in its new plant in the Ponta Grossa Industrial Complex. The plant cost approximately US$64 million, has an annual installed capacity of 350,000 cubic meters and became fully operational during the fourth quarter of 2002. The OSB plant was financed with cash on hand and short and long-term bank financing. In 2001, this plant had no significant production of OSB. The capacity utilization rate for Masisa Brazil’s OSB production facilities was 48% in 2003. The capacity utilization rate in 2002 is not meaningful because the plant was not fully operational until the fourth quarter of 2002. The OSB plant’s production was adjusted to correspond to the demand generated by this product. Because OSB is a new product in Brazil, the Company expects demand to increase as the market becomes better educated about its various uses.

Although the Company believes that market prospects for MDF and OSB in Brazil are good, there can be no assurance that the Company will be able to profitably operate its Brazilian plants or that an economic, political or market event will not adversely affect its development or operation.

Mexican Production Facilities

In December 2001, Masisa reached an agreement with Weyerhaeuser Company Limited, a United States Company engaged in the forestry business, to purchase the particle board plant of its subsidiary, MacMillan Guadiana, located in the city of Durango, Mexico. The plant has a total installed capacity of 120,000 cubic meters per year in two independent production lines, as indicated in the table below. The acquired plant also includes a small melamine-laminating line, with a total installed capacity of 21,600 cubic meters per year.

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MEXICO

PRODUCTION LINES

Plant	Line	Product	Annual installed capacity(1) (cubic meters)
Durango	Line 1	Particle Board	60,000
	Line 2	Particle Board	60,000
	Laminating	Melamine Board	21,600

Total		Particle Board	120,000

(1)	The annual installed capacity may vary slightly depending upon the thickness of the boards and other production factors.

The Company, through Masisa Mexico, purchased the Durango plant on January 8, 2002 for approximately US$15.4 million. In 2002, the Company invested approximately US$4 million in technology and equipment in order to increase production and improve quality. The Durango acquisition was financed with cash on hand and short and long-term bank financing. The capacity utilization rate for Masisa Mexico’s particle board production facilities was 94% in 2003. The capacity utilization rate in 2002 is not meaningful because the plant was not fully operational during all of 2002. Most of the 2003 production at this plant was directed toward the local market. Although the Company believes that market prospects for particle board in Mexico are good, there can be no assurance that the Company will be able to profitably operate its Mexican plant or that economic, political or market events will not adversely affect the plant’s development or operation.

Insurance

The Company insures all of its production facilities, inventories, timberland and other assets in Chile, Brazil, Argentina and Mexico against damage due to earthquakes, fires, floods and other similar occurrences and against damage due to third-party actions, based on the appraised value of the facilities as determined from time to time by independent appraisers. Claims under the Company’s insurance policies are subject to customary deductibles and other conditions. As of May 2003, the Company also maintains US$10.0 million of third-party liability insurance for Chile, US$1.0 million for Argentina and US$1.0 million for Brazil, as well as business interruption insurance for Chile, Brazil, Argentina and Mexico. In Chile, such insurance provides coverage for business interruption at any of the Company’s Chilean facilities for a period of up to 12 months with a 20 day deductible per interruption caused by any one event. In Argentina, such insurance provides coverage for interruption at any of the Company’s Argentinean facilities for a period of up to 12 months with a 20 day deductible per interruption caused by any one event. In Brazil, such insurance provides coverage for business interruption at any of the Company’s Brazilian facilities for a period of up to 12 months with a 21 day deductible if the interruption is caused by events other than machinery breakdown, and with a 14 day deductible if the interruption is caused by machinery breakdown. In Mexico, the insurance provides coverage for interruption at any of the Company’s Mexican facilities commencing 7 days after occurrence of the interruption.

The Company, through third parties, also carries insurance in Peru and Ecuador for the value of its products located in those countries.

As of May, 2004, the aggregate amount of insurance carried by the Company for its Chilean facilities was approximately US$261.2 million, US$208.8 million which was carried in respect of Masisa S.A. and the remaining US$52.3 million of which insured Forestal. In Argentina, the Company carried insurance in an aggregate amount of US$245.4 million, US$210.8 million of which insured Masisa Argentina and the remaining US$34.6 million of which insured Forestal Argentina. In addition, the Company carried an aggregate amount of US$189.4 million in insurance for its Brazilian properties and operations and US$25.5 million for its properties and operations in Mexico.

Raw Materials and Suppliers

The most significant direct costs associated with the production of particle board, MDF and OSB are chemicals, wood, labor and energy.

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During 2003, the principal chemical adhesives used in the production of particle board and MDF in Chile and Argentina were manufactured by the chemical plants of Georgia Pacific Resinas Ltda. (formerly GPM) and Resinas Concordia S.A., respectively. These two plants also manufactured most of the chemical catalysts used by the Company in those countries. Until early 2001, Masisa had a 50% interest in both companies under a joint venture with Georgia-Pacific. In January 2001 the Company sold its participation in those companies to Georgia-Pacific. However, before this transaction, Masisa Chile and Masisa Argentina reached long-term resin supply contracts with GPM and Resinas Concordia S.A. to ensure the normal supply of resins for existing and future operations, including calculations for future growth of the Company in Chile and Argentina. In Brazil, the principal chemical adhesives used in the production of MDF and OSB were supplied by Borden Quimica Industria e Com. Ltd. and Synteko Produtos Quimicos S.A. In Mexico, the principal chemical adhesives used in the production of the particle boards were supplied by Dynea Mexico S.A. de C.V.

The Company believes that the market for the chemicals it needs is sufficiently competitive and accessible such that it could satisfy its chemical requirements through other suppliers on terms similar to those obtained from its current suppliers. There is more than one producer of chemical raw materials in each country in which the Company has industrial facilities, granting the Company flexibility as to its suppliers. The Company also has a number of suppliers for the raw materials used in its production processes. The Company believes that the loss of any one of these suppliers, individually, would not have a material adverse effect on the Company. Raw materials are also available from countries in the region as well as more distant ones, such as the U.S. and Japan.

Historically, Forestal provided the Company’s Chilean plants with small supplies of wood, but since 2000 no wood has been purchased by the Company from Forestal in Chile. In Argentina, approximately 89% of the wood consumed by Masisa Argentina in 2003 was purchased from several unrelated saw mills and forest growers and the other 11% of the wood was purchased from Forestal Argentina. The wood consumed by the Company for the production of MDF in Brazil was purchased from several unrelated saw mills and forest growers. With respect to the particle board plant in Mexico, the Company obtains wood from suppliers that serviced the plant under its previous ownership.

The Company believes that abundant supplies of wood are readily available. The Company does not use material amounts of native wood for its production processes. With respect to wood supply, the Company has several alternatives in forestry companies, including its subsidiaries Forestal and Forestal Argentina. The Company may also obtain supplies from the forest plantations that it owns in Brazil.

The Company has long-term resin supply contract with Georgia Pacific Resins Ltd. to ensure the normal supply of resins for existing and future operations, taking into account the future growth of the Company. The estimated amount of payments to be made under the contract in 2004 is US$17 million. The contract is not a financial obligation since it does not oblige the Company to purchase a minimum amount from Georgia Pacific Resins Ltd.

The steam used by the Company in its manufacturing operations is largely generated by burning its own scrap wood and defective wood products. Other energy requirements, such as electricity, are obtained from commercial suppliers.

In general, the prices of raw materials used by the Company depend on factors such as pulp and oil prices and tend to fluctuate according to economic cycles and world supply.

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The Company’s principal suppliers in Chile, Argentina, Brazil and Mexico and the products or raw materials they supply to the Company are listed in the following table:

PRINCIPAL SUPPLIERS OF RAW MATERIALS

CHILE		ARGENTINA
Andinos S.A.	Wood	Forestal Argentina S.A.	Wood
Aserraderos Arauco S.A.	Wood	H.B. Fuller Argentina S.A.I.C.	Moldings Adhesive
Derquim S.A.	Paraffin Emulsion	Isogama Industria Quimica Ltda.	Paraffin Emulsion
Interforest S.A.	Wood	Lamigraf S.A.	Paper
Georgia - Pacific Resinas Ltda.	Resins	Masa Decor S.A.	Paper
Heninrich Wemhoner GMBH & CO.KG	Industrial Machinery	MD Papeis Ltda.	Paper
Lamigraf S.A.	Paper	Multilogistica S.A.	Shipping Line
Masa Decor S.A.	Paper	Resinas Concordia	Resins
Oxiquim S.A.	Resins	Schattdecor	Paper
Technocell Dekor	Paper	SIA Ltd.	Sanding Belts

BRAZIL		MEXICO
Aguia Florestal Industria de Madeira	Wood	Aprovechamientos Forestales Auro	Wood
Araupel S.A.	Wood	Casco Impregnated Papers	Impregnated Paper
Bayer do Brasil	Polyurethane Resins	Combustibles Industriales de Durango	Fuel
Borden Quimica e Industria e Com Ltd.	Resins	Dynea de Mexico, S.A. de C.V.	Resins
Dynea Brasil S.A.	Impregnated Paper	Exxonmobil de Mexico, S.A. de C.V.	Paraffin Emulsion
Isogama Industria Qupimica LTDA.	Paraffin Emulsion	Masa Decor S.A.	Paper
Madereira Rickli LTDA	Wood	Pinelli Universal, S.A. de C.V.	Wood
Magor LTDA	Wood	Interprint Inc.	Paper
Synteko Produtos Quimicos S.A.	Resins	Transportes Jaessa Amador	Transport Line
Terranova Brasil	Wood	Zamudio Esquivel Jose Luis	Hoist Service

Research and Development

The Company has reduced its particle board production costs by using cheaper raw materials in the particle board production process. In particular, the Company is gradually replacing more expensive wood chips and logs with less expensive sawdust and wood flakes for the manufacture of particle board. Accordingly, the Company uses sawdust and wood flakes exclusively in the production process on its principal particle board production lines, and uses a combination of sawdust, wood flakes, wood chips and logs on its other particle board production lines. The Company intends to continue modifying its other particle board production lines in order to use sawdust and wood flakes.

Masisa has also been successful in incorporating limited amounts of sawdust and wood shavings in its MDF production process and is actively engaged in a program to increase the usage of sawdust and wood shavings in the production of MDF. The use of sawdust in the production of MDF is not widespread among MDF producers, and the Company believes it is at the forefront of this effort. Although there can be no assurance that the Company will be able to successfully apply this research to its MDF production process, the Company expects to be able to shift partially from its current reliance on relatively higher cost wood chips (approximately four times the cost of sawdust) to sawdust in its MDF production process. Although the shift will result in higher energy costs, the net result of the partial shift to sawdust will be to reduce MDF production costs.

The Company’s research and development efforts do not involve material expenditures, as the Company relies primarily on technology and equipment purchased or licensed from foreign companies. During 2001, 2002 and 2003, the Company invested approximately US$26,800, US$290,000 and US$304,900, respectively, in research and development.

Forestry and Wood Chipping Businesses

Forestal Tornagaleones S.A. The Company currently owns a 60.45% interest in Forestal, which was created in 1967 for the purpose of planting, managing and harvesting forests on properties owned both by the Company and third parties in Chile. Originally, the Company sought to utilize Forestal’s holdings of forest lands as insurance against decreases in the supply or increases in the market price of wood needed for its production facilities in Chile. However, due to the abundant supply of inexpensive scrap wood, wood shavings and sawdust for use in its operations in Chile, the Company purchases from Forestal and uses, for the most part, only small logs and tree branches which have relatively low commercial value. Forestal sells its higher value products primarily to third

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parties. In 2003, Forestal Argentina sold approximately 31% of its Argentinean timber production to the Company, while no significant production was sold by Forestal to Masisa Chile. During 2003, only 11% of the wood consumed by the Company in Argentina was purchased from Forestal Argentina. In 2003, Forestal had sales of US$15.7 million on a consolidated basis (including Forestal Argentina).

For the reasons explained above and in order to enhance Forestal’s timberland in Chile and to create Forestal’s Argentinean subsidiary, in 1995 the Company sold a 41% interest in Forestal to Xylem-IA for US$35 million. In March 1996, Masisa Chile reduced its holdings of Forestal to 54.0% when it sold a 5% interest in Forestal to CMB-Prime, a Chilean institutional investor, for approximately US$4.3 million. In August 1996, Masisa Chile sold a 0.5% interest in Forestal to Rawson Investment Limited (“Rawson”), a private foreign investor, for approximately US$475,000. In May 1998, Rawson sold the 0.5% interest in Forestal back to Masisa Chile for approximately US$522,060. On June 27, 2002, after Forestal’s capital increase, Masisa increased its interest in Forestal to 57.89% of Forestal common stock, at a cost of US$4.3 million. On August 14, 2002, following an additional capital increase by Forestal, Masisa increased its participation in Forestal to 60.45% of its outstanding common stock, at a cost of US$3.0 million. Forestal’s two minority shareholders, Xylem-IA and CBM-Prime hold, respectively, 34.45% and 5.09% of Forestal’s capital stock.

In addition to serving as a potential source of raw materials for the Company in the event of a wood shortage in Chile and prior to Xylem-IA’s investment, Forestal acted as a vehicle through which the Company could invest in forest properties and aim to achieve profits from the sale of timber and/or land from the harvesting of trees. Since the Xylem-IA investment, Forestal has invested in forest properties for the purpose of gaining profits through the sale of timber and forest. As a result, Forestal has increased the scope of its activities in Chile and changed its forestry management criteria. By the end of 2003, Forestal’s total forestry plantations in southern Chile reached 22,588 hectares, of which approximately 18,920 hectares are Radiata, Oregon and other Pine species and 3,668 hectares are Eucalyptus globulus and Eucalyptus nitens. The total volume of Forestal’s log sales in Chile in 2003 was 249,570 cubic meters, harvesting the same amount of cubic meters. In 2002, Forestal’s log sales were 195,916 cubic meters in Chile . The total forest land holdings of Forestal in Chile as of December 31, 2003 were approximately 44,376 hectares.

Forestal Argentina S.A . As concerns forestry operations outside of Chile, by the end of 1995, Masisa Argentina owned approximately 10,885 hectares of forest plantations and fallow land in Argentina. In December 1995, Masisa Argentina’s Board of Directors approved the sale of all of its forest holdings to Forestal Argentina S.A., then a wholly-owned subsidiary of Forestal. This sale was completed in March 1996 for a purchase price of approximately US$28.5 million.

In November 1996, Forestal Argentina increased its capital by approximately US$11.0 million through investments by Chilean private and institutional investors. As a result, Forestal’s interest in Forestal Argentina was reduced to 64.5%.

In November 1997, Forestal Argentina increased its capital by US$24.2 million, US$17.0 million of which was subscribed by Xylem-IIA and US$7.2 million of which was subscribed by Forestal. As a result, Forestal’s interest in Forestal Argentina was reduced to 50.1%. Additionally, in November 1997, Forestal, along with the other shareholders of Forestal Argentina, entered into a Shareholders’ Agreement providing for (i) Forestal to maintain control of Forestal Argentina until November 6, 2007, (ii) a right of first purchase for Forestal Argentina shareholders if any other shareholder sells its shares and (iii) other related matters.

Since 1996, Forestal Argentina has increased its forest holdings from the original 10,885 hectares purchased from Masisa to a total of 47,980 hectares as of December 31, 2003. Forestal Argentina’s total forest holdings in Argentina at the end of 2003 consisted of 22,549 hectares of Eucalyptus plantations, 10,757 hectares of Taedi and Eliotti Pine plantations, 6,401 hectares of land for new plantations and 8,273 hectares of ecological reserved areas, firebreaks and roads. Forestal Argentina harvested and sold a total of 341,171 cubic meters of logs in 2003, of which approximately 36% were Eucalyptus and 64% were Pine.

Masisa do Brasil Ltd . As of December 31, 2001, Masisa had become directly involved in the forestry business in Brazil, directly managing approximately 13,871 hectares there. As of December 31, 2003, Masisa owned 11,995 hectares in Brazil, including 8,521 hectares are of Taedi and Eliotti Pine plantations, 14 hectares of

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Eucalyptus and 4,766 hectares of ecological reserved areas, firebreaks and roads. Masisa Brazil harvested 115,078 cubic meters of logs in 2003.

Inversiones Industriales. Indusa is a joint venture holding company in which the Company has a 50% interest. The remaining interest is owned by Inversiones Fariza Chile Ltda. (50.0%). The Company has the right to appoint three of the six directors of Indusa. Indusa’s subsidiary, Forestal Rio Calle-Calle, operates a wood chipping plant in Valdivia that was constructed at a cost of approximately US$4 million. The plant has a total installed capacity of 500,000 metric tons per year. The chipping facility produces wood chips from the abundant supply of wood scraps in the Valdivia area. In March 2002, Indusa sold its 99.99% interest in its former subsidiary, Portuaria Corral S.A., and its 50% interest in its former subsidiary, Transportes Fluviales Corral S.A., which operated a general cargo port and barges for transport, respectively, for an aggregate amount of US$6.1 million. Indusa utilized the proceeds from these sales to repay bank debt and debt to related companies, including Masisa, and to finance its wood chipping operations.

Chemical Business

Chemical supplies are a significant cost in manufacturing particle board and MDF and are an important factor in establishing the quality of the Company’s products. The Company was involved in a joint venture started in September 1998 with Georgia-Pacific, Inc., a subsidiary of the Georgia-Pacific Corporation. The joint venture was conducted through two companies, GPM in Chile and Resinas Concordia in Argentina, in which Masisa and Georgia-Pacific Corporation (“Georgia Pacific”) both had a 50% interest. The Company was also party to a shareholders’ agreement with Georgia-Pacific, which included an option for Masisa to sell, and an option for Georgia-Pacific to purchase, the remaining 50% of the shares of the joint venture entities under certain conditions on terms similar to the original share purchase and other customary provisions. In January 2001, Masisa decided to execute its option to sell its participation in the joint venture chemical business to Georgia-Pacific. On January 17, 2001, Inversiones Coronel Ltda. and Masisa Inversiones sold to Georgia-Pacific Resins Inc., a subsidiary of Georgia-Pacific, their participation in GPM in Chile and Resinas Concordia in Argentina for US$28.9 million. The Company has utilized proceeds from these sales to finance operations relating to its core wood board business.

Masisa Chile and Masisa Argentina executed long-term resins supply contracts with GPM and Resinas Concordia, respectively, to ensure the normal supply of resins for existing operations and for future growth of the Company’s operations. The agreements also grant the joint venture entities the first option to supply resins to future Masisa projects in Latin America. The supply contracts remain in full force after the sale of Masisa’s participation in the joint venture.

At present, all of the adhesives and chemical products needed for the melamine impregnating line of Masisa in Chile and Argentina are mainly purchased from GPM and Resinas Concordia. Certain adhesives needed for door production are purchased from other sources in Chile.

Environmental Concerns

The Company’s policy is to maintain high standards of environmental performance and to comply with all applicable environmental laws and regulations. Together with the start up phase of the MDF lines in Chile in 1996, the Company created an Environmental Department in response for Company’s growing concern for environmental issues. The Company has developed primary waste water treatment processes in certain plants to reduce its production processes’ environmental impact. During 1999, new special ventilation insulation systems were completed in the Chiguayante plant in Chile, and a secondary waste treatment plant for the MDF line in Argentina was completed in 2000. In addition, in 2001 Masisa began working toward compliance with International Organization for Standardization (the “ISO”) 14,001. The ISO 14,001 certification is a voluntary procedure in which an operation’s environmental practices are evaluated against a specified set of criteria. By the end 2003, Masisa had completed the implementation of the ISO 14,001 in all of its industrial operations in Argentina, Brazil and Chile, in addition to the forests in Brazil and in its Chilean subsidiary Forestal Tornagaleones, which also obtained the Forest Stewardship Council (the “FSC”) certification for its plantations. FSC certification is a voluntary procedure in which the ecological, economic and social aspects of forest management are evaluated against a specified set of criteria.

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In addition, in 2003, all of the Company’s MDF production plants obtained the “Certificate for Recycled Content” granted by the Scientific Certification System (“SCS”). This certificate confirms that the raw material used in production comes from material recycled from other forestry processes. This practice helps reduce the demand for forestry resources, recycle materials considered waste in other lines of business and reduce manufacturing costs.

The MDF and OSB facilities constructed in Brazil include state-of-the-art solid and liquid waste treatment plants. Based on these investments, the Environmental Institute of Parana issued an “Installation Authorization,” certifying that all the current Brazilian environmental requirements have been met. The Company believes that it is in material compliance with all environmental laws and regulations affecting its facilities and products. In addition, because the Company’s production processes are based on wood from planted trees and because substantially all of its forestry operations (including those of Forestal) involve planted trees, the Company does not believe that there are any material environmental concerns applicable to it that result from the use of natural forest resources.

The Company, as part of the GrupoNueva group, is dedicated to the sustainable growth of all its operations, including economic, social and environmental endeavors. As a result of this commitment, Masisa is preparing the publication of its Sustainability Report for 2004, which will bring the Company up to the standards of the other companies in the GrupoNueva group.

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PART II

Item 5.	Operating and Financial Review and Prospects

Introduction

The Operating and Financial Review and Prospects begins with a brief Overview of the Company’s business and products, the most important events affecting its financial performance in 2003 and other issues which are material to a reader’s understanding of the material presented in this section. The Overview concludes with the Company’s business outlook for 2004. This is followed by a discussion of the Company’s Results of Operations for 2003 compared to 2002, and for 2002 compared to 2001. The next section provides an analysis of the Company’s Liquidity and Capital Resources, including changes in its balance sheet and cash flows, and discusses its financial commitments. The last two sections discuss the impact of currency devaluation on the Company’s results and the Company’s critical accounting policies.

The following discussion is based upon, and should be read in conjunction with, the Consolidated Financial Statements, including the Notes thereto, included in this Annual Report under Item 18. The various sections of Item 5 contain a number of forward-looking statements, all of which are based on the Company’s current expectations and could be affected by the uncertainties and risk factors described throughout this filing and particularly in the “Business Outlook” section. These uncertainties and risk factors could cause actual results to differ materially from those described in the forward-looking statements.

Overview

Business and Products

The Company’s primary source of revenue is the sale of particle board, MDF and OSB woods products. The Company’s business strategy is to be the leader and world-class producer of wood board in Latin America while expanding and diversifying its export markets. The Company’s operations are located in regions with access to environmentally-friendly, long-term, low cost supplies of wood. Recently, the Company has sought to focus its product mix to include higher margin products such as melamine-laminated wood paneling and expand into new products, such as OSB, that have significant synergies with the Company’s core business.

The Company has designed a focused medium and long-term strategy. The specific focus of the Company’s medium and long-term strategy is to:

•	Strengthen commercial and production leadership in the Latin America board industry

•	Further develop distribution channels and market segments to increase the value provided to clients

•	Offer a greater variety of products and higher value products that meet clients needs and conform to international standards

The Company generates revenue and has production facilities in four principal markets - Chile, Argentina, Brazil and Mexico. While the Company also exports to other Latin American and world wide markets, its performance in its principal markets is, and will continue to be, fundamental to its strategy and results of operations. In an effort to diversify, the Company has recently expanded its distribution channels to non-principal markets by opening new commercial offices and increasing the number of Placacentro stores throughout Latin America.

Regional economic conditions have a significant impact on the Company’s business. Demand for the Company’s products is influenced significantly by growth in the construction and furniture industries, which are highly correlated with regional economic conditions. During the recent economic weakness in Argentina, the construction sector was, in particular, significantly affected. Also, in Chile, the construction sector has, until

38

recently, lagged GDP growth. Economic conditions in two of the Company’s primary markets, Argentina and Brazil, while improving, remain uncertain.

Most of the Company’s products are commodity products and subject to competition from manufacturers in the region and to a certain extent worldwide . In particular, supply factors that have affected or are likely to affect the results of operations are the increased MDF installed capacity of competitors in Chile and Brazil and continued import substitution of particle board from Argentina . Also, in Brazil, the Company has experienced strong growth in OSB sales where it is the only OSB producer. There can be no assurance that competitors will not enter this market and adversely affect the OSB prices and the Company’s results.

Prices for the Company’s products have historically been volatile and the Company, like other competitors in the industry, has limited control over the degree and timing of price fluctuations of its products. To a certain extent, product pricing depends on the supply of building products in the Company’s region. Recently, the Company has experienced price pressure on the Chilean particle board market due to imports from Argentina and industry over capacity in certain regions such as Chile. In addition, prices for its products are also influenced by worldwide prices, which until the second half of 2003, were relatively depressed. Towards the end of 2003, the Company benefited from a positive OSB price cycle in the US market.

The Company’s sales and transactions occur in an array of markets and represent a portfolio of currencies . The majority of the Company’s sales and transactions are indexed to U.S. dollars in the short- and medium-term, although, currency depreciation in any particular market can significantly decrease net sales when translated into U.S. dollars. However, devaluation can also increase competitiveness and ability to export, although at generally lower prices than in the local market. Currency exchange volatility significantly influences the Company’s results of operations and has, in recent years, been especially volatile and had a negative impact on the Company’s performance. Currency volatility is often correlated with regional economic conditions but can also be affected by world events such as terrorism and global economic shocks.

Financial Performance

Performance Summary

The table below sets forth, for each of the years indicated, the percentage growth in net sales from the prior years and the Company’s gross margin, operating income margin and net income margin for such years.

	Year ended December 31,
	2001	2002	2003
Net Sales (millions of US$)	236.3	225.4	281.8
Net Sales Growth %	—	(4.6)%	25.0%
Gross Margin % *	33.8%	26.3%	23.5%
Operating Income Margin % *	18.3%	13.2%	9.0%
Net Income Margin % *	13.3%	6.5%	3.4%

*	Amounts are expressed as percentages of net sales.

Significant Factors Affecting Performance. The most important factors affecting the Company’s operating and financial performance in 2003 were the following:

•	Pricing pressure in particle board and MDF during the first half of the year.

•	Economic recovery in Argentina and stabilization of regional currencies.

•	Higher OSB price cycles in the US in the second half of 2003.

Summary. Despite an improvement in regional economic conditions in 2003, the Company continued to face a challenging business environment with pricing pressure and increased costs offsetting higher physical volume sales. In 2003, net sales increased 25.0% to US$281.8 million compared to net sales of US$225.4 million in 2002. However, gross margins and operating margins decreased from 26.3% and 13.2%, respectively, to 23.5% and 9.0%,

39

respectively. The decline in gross and operating margins is due primarily to pricing pressure, temporarily higher operating costs and an increase in sales of lower margin products.

Impact of General Economic Conditions

As mentioned previously, regional economic conditions have a significant impact on the Company’s results of operations. In the table below are GDP growth rates in the Company’s most important markets in addition to forecasts for growth in 2004 by the International Monetary Fund.

	Year ended December 31,			Projected(1)
	2001	2002	2003	2004
Chile	3.1%	2.1%	3.3%	4.6%
Argentina	(4.4)%	(10.9)%	8.7%	5.5%
Brazil	1.3%	1.9%	(0.2)%	3.5%
Mexico	(0.2)%	0.7%	1.2%	3.3%

(1)	Projected GDP growth by the International Monetary Fund as of April 2004.

Other Developments Affecting Performance

Change in Reporting Currency. On April 10, 2003, the Servicio de Impuestos Internos (the “Chilean Internal Revenue Service” or “SII”) authorized Masisa to maintain its accounting records in US dollars as of January 1, 2003. On October 10, 2003, the Superintendencia de Valores y Seguros (the “Chilean Securities and Insurance Authority” or “SVS”) authorized the Company to present its annual and quarterly statutory financial statements in US dollars. The Company’s functional currency has not changed and remains the US dollar. In accordance with Chilean GAAP, the Consolidated Balance Sheets, Statements of Income and Cash Flows as of and for the year ended December 31, 2002 and 2001 previously presented in Chilean pesos were recast in accordance with accounting principles generally accepted in Chile to be presented in U.S. dollars using the exchange rates as of December 31, 2002 and 2001, respectively. The exchange rates used for this purpose as of December 31, 2002 and 2001 were Ch$718.61 and Ch$654.79, respectively. See Note 23 of the Consolidated Financial Statements for a description and quantification of the differences between U.S. GAAP and Chilean GAAP related to the process of recasting the financial statements for periods prior to January 1, 2003. As a result of this change in the reporting currency, certain year-over-year comparisons previously reported may have changed due to the process of recasting financial information in accordance with accounting principles generally accepted in Chile. However, the Company does not believe the impact of the year-over-year comparisons are significant.

2003 Bond Issuance. The Company issued a two series bond in December 2003 in order to pay down existing debt maturing in 2003 and 2004. The principal amount of the issuance was US$91.2 million and effectively increases the duration of the Company’s financial liabilities in order to better match the duration of its assets. The Company, which has historically secured financing in U.S. dollars, chose to issue the bond in UF in order to take advantage of positive market conditions in the local Chilean capital markets.

Business Outlook

The Company believes market conditions in 2004 will continue the improvement that began in the second half of 2003. In particular, it is expected that continued stability and recovery in Argentina will improve product pricing by increasing demand in Argentina and reducing import pressure in Chile . Also, in Brazil the Company believes that performance will continue the strength demonstrated in 2003 as a result of greater demand for its MDF products and higher OSB price cycles in the US leading to greater export volumes.

However, several factors could negatively impact the Company’s performance in 2004. Product price cycles, especially OSB, are cyclical and highly unpredictable. Given that a significant part of the Company’s growth has come from export sales of OSB, a decline in OSB prices could adversely affect the Company’s results of operations. Also, due to significant economic growth in Asia and especially China, worldwide demand for shipping has increased dramatically. The Company has at times experienced difficulty in arranging shipping from its Latin American operations to export markets. Given that exports have recently contributed significantly to the Company’s growth, further difficulty to arrange adequate shipping for its products could adversely affect its results of operations.

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Results Of Operations

Consolidated

The discussion below analyses and compares on a consolidated level the results of operation comparing 2003 to 2002 and 2002 to 2001. The following table summarizes the consolidated results of operations for the years indicated.

	Year ended December 31,
	2001	2002	2003
Net Sales (millions of US$)	236.3	225.4	281.8
Gross Margin (millions of US$)	79.9	59.4	66.3
Operating Income (millions of US$)	43.2	29.8	25.3
Net Income (millions of US$)	31.4	14.6	9.6

Physical Board Volume (thousands of cubic meters)	1,066.1	1,302.0	1,435.4
Average Board Price per Cubic Meter (US$)	208	162	178

Net Sales Growth %	—	(4.6)%	25.0%
Gross Margin % *	33.8%	26.3%	23.5%
Operating Income Margin % *	18.3%	13.2%	9.0%
Net Income Margin % *	13.3%	6.5%	3.4%

*	Amounts are expressed as percentages of net sales.

2003 compared to 2002

Net sales increased 25.0% to US$281.8 million in 2003 compared to US$225.4 million in 2002. The increase in net sales is attributable to generally improved market conditions in three of the Company’s four principal markets. Argentina, Brazil and Mexico showed strong sales volume growth and moderate price improvement. Improvement in these markets was offset partially by a decline in net sales in Chile due to greater competition and lingering import substitution coming from Argentina . Physical board volume sales increased by 10.2% from 1,302.0 thousand cubic meters in 2002 to 1,435.4 thousand meters in 2002. Average board prices increased 9.6 % to US$178 in 2003 compared to US$162 in 2002.

Gross margin increased 11.6% from US$59.4 million in 2002 to US$66.3 million in 2003 due to higher overall sales. However, margins declined from 26.3% of net sales in 2002 to 23.5% of net sales in 2003 mainly due to an increase in sales of lower margin products as well as higher costs of sales that were not wholly offset by higher product prices. Some of the higher costs of sales can be attributed to problems introducing new MDF technology in Chile in the first quarter of 2003. During January and February of 2003, the Company faced difficulties introducing a new resin gluing technology on its MDF line in Cabrero which both increased costs and resulted in lost export sales. The Company estimates the these problems increased average production costs by approximately 11% in the first two months of 2003.

Selling and administrative expenses increased 38.5% to US$41.0 million in 2003 from US$29.6 million in 2002. This increase was due primarily to the fact that: (i) the Company’s operating expense are to a certain extent variable and therefore increase when sales increase and (ii) the local currencies where the Company operates appreciated, on average, relative to the U.S. dollar, thereby increasing operating expenses when translated into U.S. dollars. Additionally, in 2003 there were two one-time consulting projects totaling US$1.0 million. The first project, amounting to approximately US$0.6 million, was undertaken with the help of a globally recognized consulting firm to improve the Company’s long-term business strategy. The second project, amounting to approximately US$0.4 million, was undertaken, with the help of an investment bank, to analyze the Company’s optimum corporate ownership structure.

Operating income decreased by 15.1% to US$25.3 million in 2003 compared to US$29.8 million in 2002 due to the decrease in gross margin and higher selling and administrative expenses as described above.

Non-operating results decreased from a loss of US$9.6 million in 2002 to a loss of US$12.7 million in 2003, a variation of 31.9%, despite a US$6.6 million decrease in price-level restatement losses. Non-operating

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income declined 36.7% from US$7.7 million in 2002 to US$4.9 million in 2003 principally due to a non-recurring reversal of the allowance for doubtful accounts of US$2.8 million in 2002. Non-operating expenses increased by 48.5% from US$12.1 million in 2002 to US$17.9 million in 2003 principally due to an increase in interest expense as a result of the expensing of previously capitalized interest expense associated with the OSB plant in Brazil . Interest expense associated with the OSB plant in Brazil was capitalized in 2001 and 2002 because it was in a construction and start-up phase.

The Company reported net income of US$9.6 million, or 3.4% of net sales, in 2003 compared to net income of US$14.6 million, or 6.5% of net sales, in 2002. The 34.1% decrease in net income in 2003 compared to 2002 reflects, among other things, lower gross margin and operating income and lower non-operating results as discussed above.

2002 compared to 2001

Net sales decreased 4.6% to US$225.4 million in 2002 compared to US$236.3 million in 2001, despite a 22.1% increase in physical volume sales. The decrease in net sales in U.S. dollar terms is attributable to price weakness resulting from the generally depressed Latin American economy and the depreciation of the region’s currencies, especially the Argentinean peso. These factors were partially offset by the sale of a larger volume of product, primarily as a result of the incorporation of the new particle board plant in Mexico and the start up of the Brazilian OSB plant. In addition, the Company was able to export a higher percentage of its production. The average board price per cubic meter in 2002 was US$162 compared to US$208 per cubic meter in 2001. Consolidated sales by physical board volume increased 22.1% to 1,302.0 thousand cubic meters in 2002, compared to 1,066.1 thousand cubic meters in 2001.

Gross margin decreased 25.6% from US$79.9 million, or 33.8% of net sales, in 2001 to US$59.4 million, or 26.3% of net sales, in 2002. This decrease is due to lower prices mainly as a result of the Argentinean economic crisis, which adversely impacted the regional economy and resulted in devaluations in Latin American countries’ currencies. However, while such devaluations had the effect of lowering prices for the Company’s products in terms of U.S. dollars, there was not an equally corresponding reduction in the Company’s cost of sales since a significant portion of the raw materials used by the Company are priced in U.S. dollars and determined on world markets. Average domestic prices for raw particle board and raw MDF in Argentina, Chile, Brazil and Mexico in 2002 were US$115 and US$167 per cubic meter respectively, compared to average export prices to other markets of US$90 and US$162 per cubic meter, respectively.

Selling and administrative expenses totaled US$29.6 million, or 13.1% of net sales, for 2002, representing a 19.4% decrease from US$36.7 million, or 15.5% of net sales, for 2001. This decrease was due primarily to the general currency devaluation in the Latin American region and reductions in administration costs resulting from the centralization of certain corporate responsibilities. Currency devaluation reduced foreign subsidiaries’ local currency expenses when translated to U.S. dollars for the preparation of the consolidated financial statements. Brazilian expenses in local currency terms increased mainly due to the increased sales of OSB.

Operating income decreased by 30.9% to US$29.8 million, or 13.2% of net sales, in 2002 compared to US$43.2 million, or 18.3% of net sales, in 2001. The decrease in operating income is attributable mainly to the decrease in gross margin which was partially offset by lower selling and administrative expenses as discussed above.

Non-operating results increased from a loss of US$13.7 million in 2001 to a loss of US$9.6 million in 2002, a variation of 29.9%, despite an increase in price-level restatement losses. Price-level restatement loss totaled US$6.3 million in 2002 compared to a loss of US$0.7 million in 2001, mainly due to the effect of the devaluation of the Argentinean peso recorded during 2002. There were no gains on sales of investments during 2002, but in 2001 gains on the sale of investments totaled US$11.0 million. The gain realized in 2001 was due to the sale by Masisa of its 50% stake in the chemical joint venture with Georgia Pacific in January of that year. There were no non-operating write downs in 2002 compared to the US$8.3 million in 2001 resulting from the impairment of a particle board line in Chile to reflect its current value. Net interest expense decreased moderately from US$10.2 million in 2001 to US$8.2 million in 2002.

The Company reported net income of US$14.6 million, or 6.5% of net sales, in 2002 compared to net income of US$31.4 million, or 13.3% of net sales, in 2001. The 53.5% decrease in net income in 2002 compared to

42

2001 reflects, among other things, lower gross margin, lower operating income and higher taxes which were partially offset by lower non-operating losses. Income taxes increased from a benefit of US$0.6 in 2001 to an expense of US$7.0 million in 2002. The large increase is due to the deceleration of depreciation expense based on an accelerated depreciation schedule and the resulting increase in tax liability.

Geographic Segments

The following discusses geographic segments based on the location in which the sale is originated, as reported in Note 23(2)(f) of the Consolidated Financial Statements.

Chile

	Year ended December 31,
	2001	2002	2003
Net Sales (millions of US$)	141.0	116.3	117.5
Gross Margin (millions of US$)	43.7	39.0	27.9
Selling and Administrative Expenses (millions of US$)	(17.4)	(16.0)	(17.9)
Operating Income (millions of US$)	26.3	23.0	10.0
Depreciation (millions of US$)	11.9	10.7	11.5

Net Sales Growth %	—	(17.5)%	1.0%
Gross Margin % *	31.0%	33.5%	23.8%
Operating Income Margin % *	18.7%	19.8%	8.5%

*	Amounts are expressed as percentages of net sales.

2003 compared to 2002. In Chile, net sales increased 1.0% to US$117.5 million in 2003 compared to US$116.3 million in 2002. Forestry and wood chip sales increased moderately. However, the increase was offset by a decline in board sales due mainly to lower average prices and lower physical volume sales resulting from continued import pressure from Argentina, especially from particle board imports during the first half of 2003, and a larger capacity in the board market. Production problems in the MDF board plants, as a result of introducing new technology in the first quarter of the year, prevented exports from compensating for part of this drop. Gross margin declined from US$39.0 million, or 33.5% of net sales, in 2002 to US$27.9 million, or 23.8% of net sales, in 2003. This decrease is due mainly to lower physical volume sales and lower prices as discussed above while average raw material costs, which are priced in dollars and determined by world markets, were either flat or increased. Operating income decreased to US$10.0 million, or 8.5% of net sales, in 2003 compared to US$23.0 million, or 19.8% of net sales, in 2002. The decrease in operating income is attributable to the decrease in gross margin as discussed above and higher selling and administrative expenses due mainly to certain non-recurring expenses including consulting projects undertaken in 2003 to improve the Company’s long-term business strategy and operations. These consulting projects amounted to approximately US$1.0 million. The first project, amounting to approximately US$0.6 million, was undertaken with the help a globally recognized consulting firm to improve the Company’s long-term business strategy. The second project, amounting to approximately US$0.4 million, was undertaken, with the help of an investment bank, to analyze the Company’s optimum corporate ownership structure. Additionally, selling and administrative expenses were higher in 2003 compared to 2002 because of local currency appreciation, additional costs of storing unsold product, additional insurance and higher provision for doubtful accounts.

2002 compared to 2001. In Chile, net sales declined 17.5% to US$116.3 million in 2002 compared to US$141.0 million in 2001. This was due mainly to lower average prices as a result of import pressure from Argentina following the devaluation. In Chile, in U.S. dollar terms, average prices for raw and coated particle board and MDF decreased approximately 7.4% in 2002 as compared to 2001 levels. Physical volume sales declined moderately in the local market but export sales increased. Gross margin declined from US$43.7 million, or 31.0% of net sales, in 2001 to US$39.0 million, or 33.5% of net sales, in 2002. This was due mainly to the decline in net sales discussed above. Operating income decreased to US$23.0 million, or 19.8% of net sales, in 2002 compared to US$26.3 million, or 18.7% of net sales, in 2001. This was mainly due to lower gross margins. However, lower gross margins were partially offset by a decrease in selling and administrative expenses from US$17.4 million in 2001 to US$16.0 million in 2002 as a result of the local currency devaluation.

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Argentina

	Year ended December 31,
	2001	2002	2003
Net Sales (millions of US$)	70.5	49.2	68.9
Gross Margin (millions of US$)	23.2	7.8	12.0
Selling and Administrative Expenses (millions of US$)	(13.8)	(7.1)	(7.6)
Operating Income (millions of US$)	9.3	0.7	4.5
Depreciation (millions of US$)	7.4	8.0	8.1

Net Sales Growth %	—	(30.3)%	40.0%
Gross Margin % *	32.8%	15.9%	17.4%
Operating Income Margin % *	13.2%	1.5%	6.5%

*	Amounts are expressed as percentages of net sales.

2003 compared to 2002. In Argentina, net sales increased 40.0% to US$68.9 million in 2003 compared to US$49.2 million in 2002. The increase is due mainly to a recovery in the Argentinean market, especially in the second half of 2003, after the economic crisis in 2002. Industries such as construction, which suffered greatly during the crisis, improved in 2003. Both average prices and physical volume sales increased during 2003 compared to 2002. Gross margin increased from US$7.8 million, or 15.9% of net sales, in 2002 to US$12.0 million, or 17.4% of net sales, in 2003. This increase is due mainly to higher net sales resulting from the recovery of the local market, that replaced lower margin exports sales. However, margins remained below pre-2002 levels because of higher raw material costs and continued excess capacity in the industry. Operating income increased to US$4.5 million, or 6.5% of net sales, in 2003 compared to US$0.7 million, or 1.5% of net sales, in 2002. The increase in operating income is attributable to the increase in gross margin as described above while selling and administrative expenses increased only slightly due to a moderate appreciation of the Argentinean peso.

2002 compared to 2001. In Argentina, net sales decreased 30.3% to US$49.2 million in 2002 compared to US$70.5 million in 2001. The decline was due mainly to lower average prices and lower physical volume sales resulting from the severe economic crisis and devaluation experienced during 2002. Average prices for raw and coated particle board and MDF decreased approximately 39.3%, in dollar terms, in 2002 compared to 2001. Local market demand dropped substantially as the economic crisis affected the construction and furniture industries. The Company was, however, able to compensate for the decline in local market sales by increasing export sales. Accordingly, the Company began to export the majority of its Argentinean production previously destined for sale in Argentina, to other markets. In general, under normal market conditions, the prices at which the Company can sell its products in its export markets are lower than the prices at which it can sell those products in the countries in which they are produced. In addition, the cost of sales incurred by the Company with respect to such products in its domestic and export markets are comparable. As a result, the Company’s gross margin, as a percentage of net sales, on its export sales is in general lower than for sales of its products in its domestic markets. Gross margin declined from US$23.2 million, or 32.8% of net sales, in 2001 to US$7.8 million, or 15.9% of net sales, in 2002. This decrease is due mainly to the substantial decrease in net sales as discussed above while average raw material costs declined only moderately. Operating income declined to US$0.7 million, or 1.5% of net sales, in 2002 compared to US$9.3 million, or 13.2% of net sales, in 2001. The decrease in operating income is attributable to the decrease in gross margin that was partially offset by significantly lower selling and administrative expenses due to the devaluation of the local currency.

Brazil

	Year ended December 31,
	2001	2002	2003
Net Sales (millions of US$)	38.8	46.2	73.8
Gross Margin (millions of US$)	12.1	9.5	19.3
Selling and Administrative Expenses (millions of US$)	(4.7)	(3.8)	(6.5)
Operating Income (millions of US$)	7.4	5.7	12.9
Depreciation (millions of US$)	2.6	4.5	5.3

Net Sales Growth %	—	18.9%	59.7%
Gross Margin % *	31.2%	20.7%	26.2%
Operating Income Margin % *	19.1%	12.4%	17.4%

*	Amounts are expressed as percentages of net sales.

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2003 compared to 2002. In Brazil, net sales increased 59.7% to US$73.8 million in 2003 compared to US$46.2 million in 2002. This increase occurred despite no growth in GDP in the Brazilian market in 2003 and a decline in both consumption and internal demand following pre-and post-election uncertainty. The increase is due mainly to a significant recovery in the price of MDF boards in the domestic market and a sales increase of OSB boards both in Brazil as well as abroad, taking advantage of substantial OSB price increases in the US market towards the end of 2003. Both average prices and physical volume sales increased during 2003 compared to 2002. Gross margin increased from US$9.5 million, or 20.7% of net sales, in 2002 to US$19.3 million, or 26.2% of net sales, in 2003. This increase is due mainly to higher physical volume sales, especially OSB exports, and higher sales prices relative to raw material costs. Operating income increased to US$12.9 million, or 17.4% of net sales, in 2003 compared to US$5.7 million, or 12.4% of net sales, in 2002. The increase in operating income is attributable to the increase in gross margin as described above, however, the increase was partially offset by higher selling and administrative expenses. In 2002, indirect expenses associated with the construction and start-up of the OSB plant were capitalized. Starting in 2003, with the OSB plant fully operating, these indirect expenses are no longer capitalized thus increasing selling and administrative expenses compared to 2002. Also, depreciation expense increased in 2003 due to additional capital investments made in the OSB plant in 2002.

2002 compared to 2001. In Brazil, net sales increased 18.9% to US$46.2 million in 2002 compared to US$38.8 million in 2001. The increase is due mainly to increased physical volume sales which offset lower average prices. Pre-election uncertainty and reverberations from the Argentinean economic crisis led to the depreciation of the local currency. Prices for raw and coated particle board and MDF declined approximately 25.0% in dollar terms. However, strong demand for laminated particle board and MDF board and the successful introduction of OSB significantly increased physical volume sales and more than compensated for price declines. In addition, Brazil was able to increase exports. Gross margin decreased from US$12.1 million, or 31.2% of net sales, in 2001 to US$9.5 million, or 20.7% of net sales, in 2002. This decrease is due mainly to lower prices as discussed above without a corresponding decline in per unit raw material costs. Operating income decreased to US$5.7 million, or 12.4% of net sales, in 2002 compared to US$7.4 million, or 19.1% of net sales, in 2001. The decrease in operating income is attributable to the decrease in gross margin which was partially offset by a decline in selling and administrative expenses due to the devaluation of the local currency.

Mexico

	Year ended December 31,
	2002 (1)	2003
Net Sales (millions of US$)	17.0	34.9
Gross Margin (millions of US$)	2.9	5.0
Selling and Administrative Expenses (millions of US$)	(2.7)	(6.8)
Operating Income (millions of US$)	0.2	(1.8)
Depreciation (millions of US$)	0.7	0.9

Net Sales Growth %	—	105.6%
Gross Margin % *	17.2%	14.4%
Operating Income Margin % *	1.2%	(5.2)%

(1)	The Company acquired its Mexico Operation in January 2002.
*	Amounts are expressed as percentages of net sales.

2003 compared to 2002. In Mexico, net sales increased 105.6% to US$34.9 million in 2003 compared to US$17.0 million in 2002. The increase is due mainly to Masisa Mexico production replacing Mexican sales that previously were filled by imports from other Masisa countries and an increase in exports. The Company acquired its Mexico Operations on January 8, 2002. See “Mexican Production Facilities” under Item 4 for more detailed information on the acquisition. Gross margin increased from US$2.9 million, or 17.2% of net sales, in 2002 to US$5.0 million, or 14.4% of net sales, in 2003. This increase is due mainly to higher net sales as discussed above. Operating income decreased from US$0.2 million, or 1.2% of net sales, in 2002 to a loss of US$1.8 million, or 5.2% of net sales, in 2003. The decrease in operating income is attributable to significantly higher selling and administrative expenses due mainly to non-recurring costs associated with developing Masisa Mexico’s administrative infrastructure and incorporating Masisa Mexico into the Company’s global operations. Some of Masisa Mexico’s selling and administrative expenses are variable and would be expected to increase if sales were to increase.

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The Company acquired its Mexico operations in 2002 and therefore year-over-year comparisons between 2001 and 2002 are not meaningful. In addition, although the company acquired its Mexico operations in January of 2002, the facilities acquired went through a startup and adjustment period during the first part of 2002 and therefore were not in full operation for the entire year.

Product Segments

Particle Board

	Year ended December 31,
	2001	2002	2003
Net Sales (millions of US$)	88.8	87.5	92.2
Physical Volume Sales (thousands of cubic meters)	465.2	538.3	552.0
Average Price per Cubic Meter (US$)	191	163	167

% of Consolidated Net Sales	37.6%	38.8%	32.7%
Net Sales Growth %	—	(1.4)%	5.3%
Volume Growth %	—	15.7%	2.6%
Price Change %	—	(14.8)%	2.7%

2003 compared to 2002. Particle board sales generated US$92.2 million, or 32.7% of the Company’s total net sales, for 2003 compared to US$87.5 million, or 38.8% of net sales, for 2002. Particle board physical volume sales increased by 2.6% from 538.3 thousand cubic meters in 2002 to 552.0 thousand cubic meters in 2003. This increase in physical volume is mainly attributable to a recovery in the Argentinean market and strong growth in Peru. However, the strength in these two markets was partially offset by weakness in Chile where both volume and average prices declined. Averages price in U.S. dollars for consolidated particle board sales increased 2.7% to US$167 per cubic meter in 2003, compared to US$163 in 2002. The increase in particle board prices is mainly due to higher prices in Argentina and Brazil and a moderate appreciation of currencies in those local markets.

2002 compared to 2001. Particle board sales generated US$87.5 million, or 38.8% of the Company’s total net sales, for 2002 compared to US$88.8 million, or 37.6% of net sales, for 2001. Particle board physical volume sales increased by 15.7% from 465.2 thousand cubic meters in 2001 to 538.3 thousand cubic meters in 2002. This increase in physical volume is mainly attributable to the production from the newly acquired Mexican particle board plant in Durango. Average prices in U.S. dollars for consolidated particle board sales decreased 14.8% to US$163 per cubic meter in 2002, compared to US$191 in 2001. The decrease in particle board prices is mainly due to the devaluation of local currencies in Chile, Brazil and Argentina.

MDF

	Year ended December 31,
	2001	2002	2003
Net Sales (millions of US$)	134.9	119.8	135.3
Physical Volume Sales (thousands of cubic meters)	595.3	674.4	705.4
Average Price per Cubic Meter (US$)	227	178	192

% of Consolidated Net Sales	57.1%	53.1%	48.0%
Net Sales Growth %	—	(11.2)%	13.0%
Volume Growth %	—	13.3%	4.6%
Price Change %	—	(21.6)%	8.0%

2003 compared to 2002. MDF sales reached US$135.3 million, representing 48.0% of total net sales for 2003. In 2002, MDF sales totaled US$119.8 million or 53.1% of total net sales. MDF physical volume sales increased 4.6% from 674.4 thousand cubic meters in 2002 to 705.4 thousand cubic meters in 2003. MDF sales do not include moldings made from MDF which are included in Other Products. The increase in volume was mainly due to a recovery in the Argentinean local market and continued growth in Brazil which offset weakness in Chile. Prices recovered strongly in both Argentina and Brazil, as a result of strong demand and currency appreciation in the local markets. Average prices in U.S. dollars for consolidated MDF sales increased 8.0% to US$192 per cubic meter in 2003, compared to US$178 in 2002.

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2002 compared to 2001. MDF sales reached US$119.8 million, representing 53.1% of total net sales for 2002. In 2001, MDF sales totaled US$134.9 million or 57.1% of total net sales. MDF physical volume sales increased 13.3% from 595.3 thousand cubic meters in 2001 to 674.4 thousand cubic meters in 2002. The increase in volume was mainly due to an increase of 127% of MDF export sales to markets where the Company has no MDF facilities. Average price in U.S. dollars for consolidated MDF sales decreased 21.6% to US$178 per cubic meter in 2002, compared to US$227 in 2001. The decrease in MDF prices was due to the devaluation of the local currencies in Chile, Brazil and Argentina and the higher proportion of MDF export sales over total MDF sales, which normally command lower prices compared to domestic sales.

OSB

	Year ended December 31,
	2001	2002	2003
Net Sales (millions of US$)	—	9.0	27.7
Physical Volume Sales (thousands of cubic meters)	—	89.4	178.1
Average Price per Cubic Meter (US$)	—	101	155

% of Consolidated Net Sales	—	4.0%	9.8%
Net Sales Growth %	—	—	206.7%
Volume Growth %	—	—	99.3%
Price Change %	—	—	53.9%

2003 compared to 2002. OSB sales in 2003 reached US$27.7 million or 9.8% of the Company’s net sales compared to only US$9.0 million or 4.0% of net sales in 2002. This represents an increase of 206.7% in net sales and an increase of 99.3% in physical volume sales. In 2003, the Company sold 178.1 thousand cubic meters of OSB compared to 89.4 thousand cubic meters in 2002. This increase was mainly due to increased production and sales from the Brazilian OSB plant which became fully operational in the fourth quarter of 2002. Also, the Company was able to take advantage of a an increase in OSB prices in the U.S. market towards the end of the year to increase export sales.

2002 compared to 2001. In 2001, OSB sales were included in Other Products and therefore do not appear in the table above. OSB sales in 2002 reached US$9.0 million or 4.0% of Company’s net sales compared to only US$0.9 million or 0.4% of net sales in 2001. In 2002, the Company sold 89.4 thousand cubic meters of OSB compared to 5.6 thousand cubic meters in 2001. This increase was due to production from the new Brazilian OSB plant which produced its first boards in November 2001 and became fully operational in the fourth quarter of 2002.

Other Products

Other products include principally timber and wood chips, molding and doors.

	Year ended December 31,
	2001	2002	2003
Net Sales (millions of US$)	12.6	9.1	26.7

% of Consolidated Net Sales	5.3%	4.0%	9.5%
Net Sales Growth %	—	(27.6)%	193.0%

2003 compared to 2002. Other products net sales increased 193.0% to US$26.7 million or 9.5% of the Company’s net sales in 2003 from US$9.1 million or 4.0% of the Company’s net sales in 2002. The increase was primarily due to the addition of a pre-painted MDF moldings product line produced in Argentina starting in 2003 and a large increase in timber and wood sales. The MDF moldings are sold almost exclusively in exports markets and reached net sales of US$4.7 million in 2003 compared to no sales in 2002. The increase in timber and wood chips sales was due mainly to higher physical volume sales, especially in Argentina, and increased trading revenue which were partially offset by lower prices. Part of timber and wood chips net sales are derived from low margin trading activities that can fluctuate significantly depending on market conditions and Masisa’s ability to exploit market opportunities. In 2003, trading revenue more than doubled to approximately US$4.5 million compared to US$2.0 million in 2002. Door sales in 2003 were flat compared to 2002.

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2002 compared to 2001. Other products net sales decreased to US$9.1 million or 4.0% of the Company’s net sales in 2002 compared US$12.6 million or 5.3% of the Company’s net sales in 2001. This was due primarily to a decrease in timber and wood chip sales due to weak demand and lower trading activity. Additionally, OSB sales were included in Other Products in 2001 but not in 2002. OSB sales in 2001 were US$0.9 million. Door sales in 2002 were flat compared to 2001.

Forestry Business

The Company operates and manages its forestry business in Chile and Argentina through its subsidiary Forestal. In the Geographic Segments discussion above, Forestal’s results of operations are included in Chile and Argentina in accordance with the origin of sale. Forestal’s net sales and operating income, respectively, represent less than 10% of the Company’s results of operations. However, the Company believes that a separate discussion and analysis of its forestry business is useful.

	Year ended December 31,
	2001	2002	2003
Net Sales (millions of US$)	15.2	11.9	15.7
Gross Margin (millions of US$)	2.4	1.2	2.8
Selling and Administrative Expenses (millions of US$)	(1.1)	(0.5)	(0.6)
Operating Income (millions of US$)	1.3	0.7	2.2
Depreciation (millions of US$)	0.1	0.1	0.1

Net Sales Growth %	—	(21.6)%	31.3%
Gross Margin % *	15.5%	10.1%	17.9%
Operating Income Margin % *	8.5%	6.1%	14.2%

*	Amounts are expressed as percentages of net sales.

2003 compared to 2002. Forestal’s net sales increased 31.3% to US$15.7 million in 2003 compared to US$11.9 million in 2002. The increase was due mainly to higher physical volume sales, especially in Argentina, and increased trading revenue which were partially offset by lower prices. Part of Forestal’s net sales are derived from low margin trading activities that can fluctuate significantly depending on market conditions and Masisa’s ability to exploit market opportunities. In 2003, trading revenue more than doubled to approximately US$4.5 million compared to US$2.0 million in 2002; however, average prices declined moderately primarily as a result of local market oversupply in Chile. Gross margin increased from US$1.2 million, or 10.1% of net sales, in 2002 to US$2.8 million, or 17.9% of net sales, in 2003. This increase was due mainly to the higher net sales discussed above. Operating income increased to US$2.2 million, or 14.2% of net sales, in 2003 compared to US$0.7 million, or 6.1%% of net sales, in 2002. The increase in operating income is attributable to higher net sales and gross margins. Selling and administrative expenses increased moderately in dollar terms as a result of the appreciation of local currencies.

2002 compared to 2001. Forestal’s net sales decreased 21.6% to US$11.9 million in 2002 compared to US$15.2 million in 2001. The decline is due mainly to a decrease in physical volume sales and prices due to the devaluation and economic crisis in Argentina as well as a decrease in trading revenue. Part of Forestal’s net sales are derived from low margin trading activities that can fluctuate significantly depending on market conditions and Masisa’s ability to exploit market opportunities. In 2002, trading revenue declined significantly to approximately US$2.0 million compared to US$4.8 million in 2001. Gross margin decreased from US$2.4 million, or 15.5% of net sales, in 2002 to US$1.2 million, or 10.1% of net sales, in 2002. This decrease is due mainly to lower net sales discussed above. Operating income declined to a loss of US$2.2 million, or 18.6% of net sales, in 2002 compared to a profit of US$1.3 million, or 8.5% of net sales, in 2001. The decrease in operating income is attributable to lower gross margin which were partially offset by lower selling and administrative expenses due to the devaluation of the local currencies, especially the Argentinean peso.

Liquidity And Capital Resources

Overview

The Company’s principal sources of liquidity are existing cash balances, cash generated from operations and its ability to borrow under credit facilities. In general, the Company is not seeking to raise new net long-term capital as it believes current cash reserves and operating sources are sufficient to cover its planned capital

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expenditures and working capital requirements. Therefore, the Company’s financing activities relate principally to replacing its existing long-term credit sources as they periodically mature. The most significant financing event during 2003 involved the issuance of a public bond with two series totaling US$91.2 million in December 2003 for the purpose of repaying previous bank borrowings with December 2003 and 2004 maturities.

Operating Activities

The Company’s net cash provided by operating activities was US$17.8 million for 2003, US$4.5 million for 2002 and US$58.7 million for 2001. The increase in net cash provided by operating activities in 2003 compared to 2002 is due mainly to a smaller increase in inventories and a decrease in other assets. The decrease in net cash provided by operating activities in 2002 compared to 2001 was mainly due to a decrease in net income, lower write-offs and provisions, and an increase in inventories and accounts receivables as a result of the start up of the OSB plant in Brazil and the particle board plant in Mexico in 2002. Additionally, there was a large decrease in accounts payable.

Investing Activities

The table below summarizes the Company’s significant capital spending by geographic segment.

	Year ended December 31,
	2001	2002	2003
	(millions of U.S. dollars)
Chile(1)	4.5	4.1	6.5
Argentina(1)	33.7	4.7	2.2
Brazil	73.9	19.6	9.2
Mexico(2)	—	16.9	2.5
Forestal Tornagaleones	8.6	4.2	5.7

Total	120.7	49.5	26.0

(1)	Chile and Argentina’s capital spending figures do not include Forestal which is shown separately.
(2)	Mexican operations acquired in January 2002.

Most of the capital expenditures incurred during 2001, 2002 and 2003 were funded with internal cash generation, short-term and long-term bank loans and a capital increase in January 2001. Forestal’s capital investment program is funded independently by Forestal through bank loans or capital contributions from the Company and Forestal’s other shareholders.

The Company’s significant capital expenditures in 2003 were as follows: approximately US$4.4 million for the planting of timberland in Brazil; US$3.8 million for the acquisition, planting and maintenance of timberland in Chile; US$2.8 million for the addition of a new melamine line in the Coronel, Chile plant; US$1.9 million for the acquisition, planting and maintenance of timberland in Argentina and US$2.4 million for machinery and equipment in Mexico. The remaining capital expenditures were related to various smaller projects.

Significant capital expenditures in 2002 were as follows: US$16.9 million to acquire the particle board plant in Durango, Mexico, with an annual installed capacity of 120,000 cubic meters per year and a small laminating line with an annual installed capacity of more than 21,000 cubic meters per year; US$13.3 million in equipment and investments related to the start-up phase of the new OSB plant; US$3.7 million for the acquisition and planting of timberland in Brazil; US$3.4 million for the acquisition, planting and maintenance of timberland in Chile; US$1.9 million for construction of the new pre-painted MDF molding line with an annual installed capacity of 36,000 cubic meters in the Concordia, Argentina plant.

In 2001, significant capital expenditures were as follows were: US$57.8 million for the construction of an OSB plant in Brazil, which has an annual installed capacity of 350,000 cubic meters; US$30.4 million on the construction of the new thin-MDF line at the Company’s Concordia, Argentina plant, which has an annual installed capacity of 120,000 cubic meters; US$7.0 million on the completion of the MDF project in Brazil; US$6.4 million for the acquisition, planting and maintenance of timberland in Argentina; US$4.8 million for the acquisition, planting and maintenance of timberland in Brazil; US$3.7 on a new melamine-coating line in Brazil, with a production capacity of 110,000 cubic meters per year; US$2.2 million on new forest plantings in Chile and US$1.4 million on information systems and computer hardware and software in connection with the integration of all of the

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Company’s subsidiaries under the same computer network and SAP System, as well as developing a data storage system and business-to-business tools to support the Placacentro network.

During 2004, the Company plans to make capital investments of approximately US$4.3 million in Chile, US$2.6 million in Argentina, US$4.3 million in Brazil and US$1.1 million in Mexico . All of these investments will be financed from operating cash flow. In Chile, the investments are expected to include, among others, a molding line, a fiber bin and a plant security infrastructure. In Argentina, the investment plan includes increasing molding capacity and adding a chip washer. In Brazil, the Company’s primary investment will be for the installation of a second defibrator. In Mexico, the principal planned investments include increasing laminating capacity, installing a particleboard mat former and environmental improvements, relating to bringing the company’s facilities into compliance with ISO 14,001 and ISO 18,001.

Financing Activities

The Company’s financing activities in 2003 related mainly to replacing existing long-term borrowings maturing in late 2003 and 2004. The largest new borrowing was the successful public issuance of two series of fixed rate bonds totaling US$91.2 million in December 2003. In addition, the Company obtained a new loan from The Bank of Nova Scotia for US$25.0 million. The remainder of new borrowings related to various short-term debt obligations. Significant repayments of long-term borrowings during 2003 included the US$49.7 million Citibank N.A. bank borrowing and US$25.0 million for promissory notes.

The Company’s principal financing activities in 2002 were the subscription of two long-term bank loans, one with Comerica Bank for US$15 million used to finance the acquisition of the Mexican particle board plant, and one with Banco Chile New York for US$15 million used to prepay short term debt.

As of December 31, 2003, US$11.1 million in excess proceeds from the bond offering were invested in short-term deposits that will be used to repay existing borrowings maturing during 2004. As of December 31, 2003, the current portion of long-term borrowings expected to mature in 2004 was US$52.3 million.

There were no common stock capital increases in 2002 or 2003. On November 13, 2000, an Extraordinary Shareholder’s Meeting was held in Valdivia, and the shareholders of Masisa S.A. agreed to a capital increase of 182,441,061 shares of common stock, at a price of Ch$280 per share. The Chilean Stock Companies Act requires that a Chilean company offer its existing shareholders the right to purchase a sufficient number of shares to maintain their existing ownership percentage upon the issuance of new shares through a preemptive rights offering. Maspanel, Masisa’s largest shareholder at that time, transferred its preemptive rights to subscribe the shares issued in the capital increase to Terranova, the Company’s current majority and controlling shareholder, and the former owner of Fibranova before its acquisition by the Company in 2000. The Company, pursuant to certain Central Bank of Chile rulings, could not extend the preemptive rights offering to the holders of ADSs. On January 12, 2001, when the preemptive rights offering period ended, 81,088,294 shares were subscribed and paid in full for a total of Ch$22,705 million (equivalent to approximately US$39.6 million). On September 14, 2001 the Sumitomo Corporation subscribed 6,926,084 new shares for a total of Ch$2,147 million (approximately US$3.2 million). The proceeds from this capital increase were used to repay a portion of the Company’s short term bank loans. In November 2003, the offering period expired for 94,426,683 shares issued but not subscribed and therefore as of June 2004, there are no outstanding shares issued but not subscribed.

As of December 31, 2003, the Company’s total debt, calculated as the sum of short-term bank borrowings, current portion of long-term bank borrowings, other long-term borrowings due within one year, long-term bank borrowings and other long-term borrowings was US$291.8 million, compared to total debt of US$255.7 million as of December 31, 2002. Of the total debt in 2003, US$90.1 million was short-term borrowings compared to US$73.3 million in 2002.

As of December 31, 2002, the Company’s total debt, calculated as the sum of short-term bank loans, current portion of long-term bank loans, other long-term liabilities due within one year, long term bank loans and loans obtained under private placements was US$255.7 million, compared to total debt of US$152.6 million as of December 31, 2001. Of the total debt in 2002, US$73.3 million was short-term debt plus the current portion of long-term debt, compared to US$36.2 million in 2001. The increase in total debt is mainly explained by the subscription of two long term bank loans, one with Comerica Bank for US$15 million used to finance the

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acquisition of the Mexican particle board plant, and one with Banco Chile New York for US$15 million used to prepay short term debt. For more details regarding short- and long-term financings and their respective restrictive covenants please see Notes 10, 11, 12 and 14 of the Consolidated Financial Statements.

In addition, total financial liabilities, calculated as total debt to banks, less financial assets (cash, time deposits and fixed rate securities), amounted to US$242.9 million as of December 31, 2003.

Liquidity

At December 31, 2003, 2002 and 2001, the Company’s ratio of current assets to current liabilities was 1.74:1.00, 1.35:1.00 and 1.95:1.00, respectively.

Total current assets were US$215.7 million, US$135.7 million and US$130.8 million on December 31, 2003, 2002 and 2001, respectively. The 60% increase in current assets between December 31, 2002 and December 31, 2003 was mainly due to (i) an increase in cash and deposit reserves held from a bond the Company issued in December 2003 specifically to repay bank borrowings, some of which were paid in the first quarter of 2004 and (ii) an increase in working capital, specifically accounts receivable and inventories, due to higher sales. The Company does not expect to maintain such high levels of cash and deposits on an ongoing basis. The 3.7% increase in current assets between December 31, 2001 and December 31, 2002 was mainly due to increased cash and deposits as well as increased inventories mainly due to the start up of the OSB plant in Brazil and the particle board plant in Mexico during the same year.

Total current liabilities were US$124.1 million, US$100.9 million and US$67.1 million on December 31, 2003, 2002 and 2001, respectively. The increase of 23.0% of current liabilities between December 31, 2002 and December 31, 2003 was mainly due to an increase in short-term bank borrowings and the classification in the short-term of long-term bank borrowings, principally the approximately US$30 million Rabobank Ireland PLC loan. The increase of 50.3% in current liabilities between December 31, 2001 and December 31, 2002 was mainly due to the classification in the short term of US$25 million of debt maturing in May 2003.

Off-balance Sheet Arrangements

The Company does not have any off-balance sheet arrangement including any transactions, agreements or other contractual arrangements involving an unconsolidated entity under which it has:

•	made guarantees;

•	a retained or a contingent interest in transferred assets;

•	an obligation under derivative instruments classified as equity; or

•	any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the Company, or that engages in leasing, hedging or research and development arrangements with the Company.

See Notes 1 and 23 to the audited consolidated financial statements for a more detailed discussion of contingencies, including guarantees.

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Contractual Obligations

The following table summarizes the companies significant long-term contractual obligations as of December 31, 2003.

	Payments Due by Period (millions of U.S. dollars)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt obligations	253.5	52.0	123.5	43.7	34.3
Capital lease obligations	0.4	0.3	0.1	—	—
Operating lease obligations	—	—	—	—	—
Purchase obligations	—	—	—	—	—
Other long-term liabilities on the registrant’s balance sheet under GAAP	—	—	—	—	—
Total Contractual Obligations	253.9	52.3	123.6	43.7	34.3

The Company has long-term resin supply contract with Georgia Pacific Resins Ltd. to ensure the normal supply of resins for existing and future operations, including calculations for future growth of the Company. The estimated amount of the contract for 2004 is US$17 million. The contract is not a financial obligation since it does not oblige the Company to purchase a minimum amount from Georgia Pacific Resins Ltd.

Impact Of Inflation And Devaluation

The functional currency of the Company is the U.S. dollar. Portions of the Company’s operating costs are denominated in Chilean pesos, Argentine pesos, Brazilian reales and Mexican pesos. Since the revenues of the Company are primarily denominated in U.S. dollars, when inflation/deflation in these countries is not offset by a change in the exchange rate to the U.S. dollar, the financial position, results of operations and cash flows of the Company could be adversely affected. The value of the net assets of the Company not denominated in U.S. dollars can also be affected by devaluation of these currencies.

Critical Accounting Policies

A summary of the Company’s significant accounting policies is included in Note 2 of the Consolidated Financial Statements, which are included in this annual report. The preparation of financial statements requires the Company’s management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying footnotes. The Company’s estimates and assumptions are based on historical experiences and changes in the business environment. However, actual results may differ from estimates under different conditions, sometimes materially. Critical accounting policies and estimates are defined as those that are both most important to the portrayal of the Company’s financial condition and results and require management’s most subjective judgements. The Company’s most critical accounting policies and estimates are described below.

Property, plant and equipment

The key judgments the Company must make under the property, plant, and equipment policy include the estimation of the useful lives of its various asset types, the election to utilize primarily the straight-line method for recording depreciation, management’s judgment regarding appropriate capitalization or expensing of costs related to fixed assets, and its determination that no impairment exists.

Property, plant, and equipment is stated on Company’s balance sheet at cost less accumulated depreciation. Depreciation of buildings, equipment, and other depreciable assets is determined using primarily the straight-line method. The estimation of useful lives for fixed assets impacts the level of annual depreciation expense recorded. In estimating the useful lives and expected residual value of fixed assets, the Company has primarily relied on actual experience with similar plant and equipment and recommendations from engineers and manufacturers. Utilization of the straight-line method for recording depreciation or any of the other acceptable methods for depreciating assets will result in the same amount of depreciation over the life of an asset; however, the amount of annual depreciation

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expense and the resulting carrying amount of net property, plant, and equipment can vary significantly depending on the method elected.

Property, plant, and equipment assets are evaluated for possible impairment on a specific asset basis or in groups of similar assets, as applicable. This process requires the Company’s estimate of future cash flows generated by each asset or group of assets. For any instance where this evaluation process indicates impairment, the appropriate asset’s carrying values are written down to net realizable value and the amount of the write-down is charged against the results of continuing operations.

Expenditures that substantially improve and/or increase the useful life of facilities or equipment are capitalized. Maintenance and repair costs are expensed as incurred. The Company’s evaluation of whether an expenditure related to property, plant, and equipment substantially improves and/or increases the useful life of an asset and is appropriately capitalized as an addition to the asset’s cost basis or is expensed as normal maintenance and repair expense can significantly affect results of operations for a given period, as well as its financial position.

Forests

The Company determines the value of its forests by a technical appraisal process. The Company appraises the value of its forests annually, based on the expected present value of future cash flows to be generated by its forests. This discounted cash flow analysis takes into account the forecasted harvests for the upcoming years based on tree growth and fluctuations in the cost and price of wood products.

The Company initially carries a new plantation at the historical cost including tree development and forest maintenance. When the technical appraisal indicates that the value of a plantation has changed, the Company accounts for this by increasing or decreasing forestry plantations (which is a part of property, plant and equipment) and making a corresponding increase or decrease to the forestry reserves component of shareholders’ equity.

At the end of each year, the Company moves to inventory the appraised value of trees it expects to harvest in the next twelve months. The Company carries these trees in inventory at appraised value until harvesting. No reduction in shareholders’ equity is made when standing trees are moved to inventory in anticipation of harvesting.

The reserve is reversed from shareholders’ equity and from the Company’s assets when the forestry plantation is sold.

When the Company appraises the value of its forests it makes judgements about estimated growth rates, current market conditions and statistical techniques. The value of the Company’s forests is significant and, accordingly, the results of these judgements can have material affects on the reported amounts of assets and shareholders’ equity on the Company’s balance sheet.

Inventories

Inventories of finished goods, forests and plantations in the process of exploitation, materials and supplies are stated at the lower direct production cost or market (net realizable value), primarily using the average cost method. Finished goods include certain indirect costs as appropriate. Determination of the net realizable value of each component of inventory is based on the current invoice price. Forests and plantations in the process of exploitation are stated at the commercially appraised value at which these forests were transferred from fixed assets. These estimates can affect the carrying value for inventories, and any required inventory write-down can affect results of operations in both current and future periods.

Deferred income tax

Effective January 1, 2000, the effects of deferred income taxes arising from temporary differences between the basis of assets and liabilities for tax and financial statement purposes are recorded in accordance with Technical Bulletin No. 60 of the Chilean Institute of Accountants. The effects of deferred income taxes at January 1, 2000, which were not previously recorded, are recognized in income beginning in 2000 as the temporary differences reverse. Under Technical Bulletin No. 60, deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will be realized. In making this determination, the

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Company considers both positive and negative evidence and make certain assumptions, including projections of taxable income. Changes in these assumptions may have a material impact on results.

Item 6.	Directors, Senior Management and Employees

Directors

Masisa S.A. is managed by its Board of Directors, which, in accordance with the bylaws of Company, consists of seven directors who are elected at the ordinary annual shareholders’ meeting. Directors are not required to be shareholders. The entire Board is elected every three years, and cumulative voting is permitted for the election of directors. The Board may appoint replacements to fill any vacancies that occur during periods between elections. The bylaws provide that a resignation triggers an election for all Board members at the next annual meeting. The Board of Directors, as set forth below, was elected at the Masisa Ordinary Shareholders Meeting held on April 21, 2004 and the term of each of the current directors will expire at the shareholders meeting scheduled for the first quarter of 2007. The election on April 21, 2004 was held two years early due to the resignation of Mr. Jaime Fernandez. There are regularly scheduled meetings of the Board once a month, and extraordinary meetings are called when needed by the Chairman.

The names and positions of the current members of the Board, their age and information on their principal business activities outside Masisa are as follows:

Julio Moura, 52 years old, has been the Company’s Chairman of the Board of Directors since 2002. Mr. Moura is also Chairman of the Board of Directors and CEO of GrupoNueva and Chairman of the Board of Directors of Terranova. He has served as Member of the Executive Management Committee and Executive Vice-president for the Schindler Group and Sika Finanz in Switzerland among others. From 1980 until 1983 he was Senior Associate of the Consulting Company Booz Allen & Hamilton. Mr. Moura obtained a degree in mechanical engineering from the Swiss Federal Institute of Technology (ETH) in Zurich, Switzerland and holds a MS from M.I.T., Sloan Management School of Management, USA.

Gonzalo Zegers R-T., 43 years old, joined the Company in 1996 and has served on the Board of Directors as Executive Vice-President since March 2003. Prior to that he was the Company’s Chief Executive Officer from 1997 until March 2003. He also served as the Company’s Chief Financial Officer from 1996 to 1997. Mr. Zegers is currently the Chief Executive Officer of Terranova. Mr. Zegers previously served as Chief Executive Officer of C&D Agrofruta Ltda. and is currently on the Board of Directors of several companies related to Masisa. Mr. Zegers holds a business degree from Santiago University.

Patrick A. Nielson, 53 years old, became a Director of Masisa in July 2002. He is Vice-president, General Counsel and Secretary of GrupoNueva. He also serves on the Board of Directors of Terranova. Prior to that, he was Vice President, General Counsel—Food Operations and Vice President International Legal and Regulatory Affairs of Dole Food Company, Inc. He has also been a member of the Board of Directors of Pascual Hermanos, S.A. of Spain and The Western Growers Association. Mr. Nielson holds a Bachelor of Arts from Lewis & Clark College and a Juris Doctor from Hastings College of the Law, University of California.

Isidoro Palma P., 58 years old, has served on the Board of Directors from 1988 to 1991 and again from 1993 through the present. Since 2001, he has served as Chairman of Masisa’a Directors Committee. Mr. Palma served from 1980 to 1991 as Vice-President of Citicorp/Citibank Chile and was a member of the Board of Directors of several Chilean companies. He is currently a member of the Board of Directors of Cintac S.A., Iutasa S.A., Inversiones Juan Yarur S.A and is a member of Comision Clasificadora de Riesgos. Mr. Palma is also the principal partner and Executive Director of Inversiones y Asesorias Prime Ltda. Mr. Palma holds a business degree from the Catholic University of Chile, an MBA from Stanford University and is a Ph.D. candidate in Economics at the University of Minnesota .

Jorge Carey, 62 years old, has served as a Director on the Company’s Board since July 2002. Mr. Carey also serves on the Board of Directors of Terranova. He is also the Chairman of Chile’s largest law firm, Carey & Co. and of Empresas Melon, Chile’s largest cement company. He is a board member of several Chilean

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corporations and institutions, including ING Chile S.A., Enaex S.A., CCU, Hogar de Cristo and CIC S.A. and of several non Chilean organizations, including Aur Resources Inc. in Canada and the Chile Moneda Fund in Bermuda . Mr. Carey worked early in his career for three years as an attorney in Washington D.C. for the International Monetary Fund and the International Finance Corporation. He has been a professor of law at the Catholic University of Chile Law School and chairman of both the Chilean British Chamber of Commerce and the Chile Canada Chamber of Commerce in Santiago, Chile . He received his law degree from the Catholic University of Chile Law School and a Master’s degree in Comparative Jurisprudence from the School of Law of New York University where he was a Fulbright scholar.

Ronald Degen, 60 years old, became a Director of the Company’s Board in December 2003. Mr. Degen is also Vice President for Merger and Acquisitions of the GrupoNueva, Vice President of the Board of Terranova and Chairman of the Board of Amanco Brasil. He was the President and CEO of Amanco Brasil, President and CEO of Companhia Paulista de Forca e Luz (CPFL), Director of the Board of Bandeirantes de Energia, Director of the Board of Mercado Atacadista de Energia (MAE), President and CEO of Schindler Brasil, Vice President of Grupo Abril, Executive Director and COO of Editora Abril, Executive Director of Industria Villares and Director of Booz Allen & Hamilton International. He has a Professional Electrical Engineering Degree from Escola de Engenharia Maua Brazil, is Graduate in Automation from the Swiss Federal Institute of Technology (ETH), Switzerland, and has an MBA from the University of Michigan, USA.

Ignacio Guerrero, 51 years old, joined the Company in 2000 and has served on the Board of Directors since then. He is also Managing Director of CMB Chile S.A., and serves on the Board of Directors of Rebrisa S.A., Zalaquett S.A., Nibsa S.A., Polo Ralph Lauren Chile, Axxion S.A. and A.F.I. CMB Prime. Prior to 2000 he was CFO of Codelco Chile, and Vicepresident of Citibank New York and of Citibank Chile. He has been a professor of Economics and Business at the Catholic University of Chile and at the Adolfo Ibanez University Business Schools. Mr. Guerero holds an economics degree from the Catholic University of Chile and an MBA from Harvard University.

Mr. Moura, Mr. Zegers, Mr. Degen, Mr. Nielson and Mr. Carey are directors or executive officers of affiliates of the Company within the GrupoNueva group. During the period between the resignation of the former Board Member, Mr. Jaime Fernandez on December 18, 2003 and the Shareholders Meeting held in April 21, 2004, the Board of Directors was formed by the current Directors.

A Directors Committee, composed of three directors, was created in April 2001, pursuant to a requirement of the Chilean Stock Companies Act. In August, 2002, due to the acquisition by Terranova of its majority and controlling interest in Masisa, Mr. Juan Obach was replaced on the committee by Mr. Jaime Fernandez. The other two members of the committee were Mr. Isidoro Palma and Mr. Ignacio Guerrero. In an Extraordinary Meeting of the Board of Directors held on May 28, 2003, Mr. Palma, Mr. Guerrero and Mr. Zegers were designated as the members of the Directors Committee. They were redesignated as members of the Directors committee in an Ordinary Meeting of the Board of Directors on May 18, 2004. The Committee is responsible for: (i) examining and commenting on the financial statements and external auditor’s report that is delivered to the Company prior to the final presentation of such financial information at the annual shareholders’ meeting; (ii) nominating the external auditors and rating agencies that will be presented for approval at the annual shareholders’ meeting; (iii) evaluating and reporting to the Board of Directors on transactions with related parties pursuant to Article 89 of the Chilean Stock Companies Act as well as transactions in which a director, manager or executive officer of the Company has an interest as required by Article 44 of the Chilean Stock Companies Act; and (iv) advising on the compensation of the Company’s senior management

Senior Management

Masisa’s executive officers are appointed by the Board and hold office at the discretion of the Board. The names, ages, responsibilities and prior business experience of Masisa’s senior officers are as follows:

Eduardo Vial R-T., 50 years old, is the Company’s Chief Executive Officer, a position he has held since March 2003. Prior to his current position he was Company’s Chief Operating Officer from 1986 through March 2003. Before joining the Company, he was in charge of INFORSA’s sawmill operations. Mr. Vial holds a degree in Forestry Engineering from the University of Chile.

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Carlos Marín O., 33 years old, is the Company’s Chief Financial Officer, a position he has held since January 2002. Mr. Marin joined the Company in 1996 as Head of Investor Relations and was named Chief Project Officer in 2000. Prior to that, he served as Equity Research Analyst at Santiago S.A. Servicios y Asesorias Financieras. Mr. Marin holds a business degree from Adolfo Ibanez University and an MBA from Stanford University.

Italo Rossi B., 50 years old, is the Company’s Chief Corporate Marketing Officer, a position he has held since May 2004. Mr. Rossi joined the Company in 1989 as Chief Sales and Marketing Officer. In 1999, he was named Chief Executive Officer of Masisa do Brasil. Before joining Masisa, he was Forestry Director at Fundacion Chile. Mr. Rossi holds a degree in Forestry Engineering from the University of Chile.

Claudio Cerda H., 37 years old, has been the Company’s Chief Sales and Marketing Officer since he joined the Company in February 2004. Prior to that he served as Director International Projects and Director Loyalty, Research and Direct Marketing among other management positions at LanChile Airlines and as Project Manager and Sales Consultant at IBM Chile. Mr. Cerda holds a degree in Industrial Engineering from the Catholic University of Chile and a Master of Science in Management from Stanford University.

Cristian Valenzuela R., 44 years old, is the Company’s Chief Operating Officer since March 2003. Mr. Valenzuela joined the Company in 1994 as Planning and Development Deputy Manager and held that position until March 2003. Mr. Valenzuela holds a degree in Industrial Engineering from the University of Chile and an MBA from Adolfo Ibanez University.

Manfred Timmermann B., 53 years old, is the Company’s Chief Engineering Officer, a position he has held since 1993. Mr. Timmermann joined the Company in 1978 as Head of Technology of the Valdivia Plant and was named Head of Technology of the Chiguayante plant in 1993. In 1987, he was named Deputy Production Officer of the Mapal plant and was named Masisa Concepcion’s Deputy Engineering Officer in 1990. Mr. Timmermann holds a degree in Civil Mechanical Engineering from the University of Chile.

Miguel Oneto R., 48 years old, is the Company’s Chief Human Resources Officer, a position he has held since 1994. Prior to joining the Company, he was Head of McKay’s Holding Training Department, Head of the Training Department of Banco BHIF and Human Resources and Administration Manager of AFP Habitat S.A., Laboratorio Ballerina and First National Bank of Boston. Mr. Oneto received a degree in Business Administration from the University of Santiago and a postgraduate degree in Human Relations and Labor Psychology from the Catholic University of Chile.

Martin Koster, 43 years old, is the Chief Export Officer, a position he has held since July 2001. Prior to that he was Export Manager, a position he held from August 1992, when he joined the Company, until July 2001. Mr. Koster holds a degree in Forestry Engineering from the University of Chile.

Compensation

For the year ended December 31, 2003, the aggregate amount of compensation paid by Masisa S.A. to its directors and executive officers was approximately US$1,848,652. Members of the Company’s Board received per diem fees as well as a participation in Masisa’s net profits. In 2003, the directors as a group received 2% of net profits. The Company and its subsidiaries do not maintain any pension or retirement programs for its directors or executive officers.

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The table below sets forth compensation paid to directors during 2003.

DIRECTOR COMPENSATION

Directors (1)	Per Diem for attendance at board meetings US$	Profit sharing US$	Per Diem for attendance at directors committee US$
Isidoro Palma	7,726	31,241	1,332
Ignacio Guerrero	7,726	31,241	1,332
Julio Moura	6,868	24,651	—
Jaime Fernandez	7,726	20,799	629
Jorge Carey	7,726	13,866	—
Patrick Arthur Nielson	6,868	12,325	—
Gonzalo Zegers	—	—	—
Ronald Degen	—	—	—
Felix Bacigalupo	—	26,063	—
Juan Obach	—	34,751	—
Scott Perry	—	12,549	—
Jose Ignacio Letamendi	—	17,375	—
Julian Sanchez	—	17,375	—
Patricio Reyes	—	13,866	—
Total	44,640	256,102	3,273

(1)	Mr. Fernandez, Mr. Bacigalupo, Mr. Obach, Mr. Perry, Mr. Letamendi, Mr. Sanchez and Mr. Reyes are no longer Directors of the Company. For more information on the composition of the Board see “Item 6. Directors, Senior Management and Employees - Directors”

The executives of Masisa S.A. received an aggregate amount of compensation of approximately US$1,544,637 and severance payments of US$53,670, during the year 2003.

The Company does not provide benefits upon termination of employment under any service contract or plan for directors.

Employees

As of December 31, 2003, the Company had 1,159 employees, including employees of all of its Chilean, Argentinean, Brazilian, Peruvian and Mexican subsidiaries, but excluding employees of Forestal and Forestal Argentina. The following table sets forth the number of employees by main category of activity and geographic location as of the end of each year in the three-year period ended December 31, 2003:

EMPLOYEES BY JOB-CATEGORY(1) AND LOCATION (2)

	Executives			Professionals			Workers			Consolidated
	2001	2002	2003	2001	2002	2003	2001	2002	2003	2001	2002	2003
Masisa
Chile	20	20	20	122	127	182	545	502	445	687	649	647
Argentina	16	14	8	52	51	42	155	139	140	223	204	190
Brazil	7	7	7	53	39	51	82	102	106	142	148	164
Peru	—	1	1	2	1	5	—	—	—	3	2	6
Mexico	—	4	6		24	34	—	130	112	—	158	152

Total	43	46	42	229	242	314	782	873	803	1,054	1,161	1,159

	Executives			Professionals			Workers			Consolidated
	2001	2002	2003	2001	2002	2003	2001	2002	2003	2001	2002	2003
Affiliated Companies
Forestal and Subsidiaries(2)	1	1	1	6	6	7	13	13	14	20	20	22
Forestal Argentina S.A.(2)	1	1	1	3	3	3	2	2	2	6	6	6

Total	2	2	2	9	9	10	15	15	16	26	26	28

(1)	Executives include the CEO, Chief Managers, Deputy Chief Managers and Plant Head Managers. Professionals include Middle Managers, Supervisors and professionals in positions without supervision. Workers include all employees other than executives and professionals.

(2)	Effective January 1, 2001 the Company accounted for Forestal and its subsidiaries on a consolidated basis.

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Chile. As of December 31, 2003, the Company had 647 permanent employees in Chile, excluding Forestal, representing a decrease of 0.3% compared to 2002. Forestal had 22 employees and Masisa Peru had six employees as of December 31, 2003. The increase in employees in Peru is due to new commercial office opened in Ecuador in 2003. Employees in Ecuador are included in Peru since they are managed through Peru’s commercial offices. Approximately 57% of Masisa’s Chilean employees are represented by six labor unions. The Company also employs subcontractors for numerous tasks.

Chilean law protects the rights of the Company’s workers, whether unionized or specially organized as a group (i.e., “Negotiating Group”), for the purpose of the collective bargaining process and to strike in the event that an agreement on labor contracts is not reached. Labor relations for unionized and non-unionized employees in each of the Company’s facilities are governed by one or more separate collective bargaining agreements between Masisa or its relevant subsidiary and one or more of the unions or Negotiating Groups of which the employees at the facility are members.

During 2003, the Company and six unions negotiated collective bargaining agreements. Mutually satisfactory agreements were reached with the six unions without a work stoppage. The terms of the agreements were 48 months, with the exception of one union’s agreement that has a term of 40 months. Thus, most of the Company’s agreements with its Chilean unions will expire during 2007, with the exception of one agreement which expires in 2006. In November 2003, Masisa Cabrero and the union which represents its employees entered into a collective bargaining agreement that will expire in 2006. This agreement was renewed with mutually satisfactory conditions. On the basis of the first agreement, the Company negotiated new agreements with its administrative employees in September 2002 and with two of Valdivia’s unions in April 2003, in each case reaching mutually satisfactory agreements with 48 month terms. None of the Company’s agreements with its unions have expired as the Company’s policy has been to establish a long-term strategic alliance with its employees. The Company believes it has good relationships with the labor unions. The Company has no reason to believe that future collective bargaining processes will not follow past practice and does not anticipate any work stoppages at any of its facilities. Compensation for unionized personnel and employees is established in accordance with the relevant collective bargaining agreements. Pursuant to these agreements, employees receive a salary according to a scale that is based upon job function, performance and seniority. Unionized employees also receive certain benefits provided for by law and certain benefits that vary depending upon the terms of their collective bargaining agreement.

All employees who are dismissed for reasons other than misconduct are entitled by law to severance pay. Non-unionized permanent employees are entitled to a basic payment of one month’s salary (with a maximum of UF90, equivalent to US$2,575 as of December 31, 2003) for each year or fraction thereof worked, provided that the fraction is at least six months. This benefit is subject to a limitation of a total payment of no more than 11 months’ salary for employees hired after August 14, 1981 (severance payments to employees hired before August 14, 1981 are not subject to this limitation). Although Masisa Chile could apply this limitation to the severance pay it pays to its employees, the Company voluntarily pays severance payments calculated based upon the total time such employees have been employed by the Company, without regard to the statutory limitation. This method of determining severance payments, however, has not been made a part of the Company’s employment contracts.

The Company does not maintain any pension or retirement programs for its employees. Workers in Chile are subject to a national pension law that establishes a system of independent pension plans which are administered by Administradoras de Fondos de Pensiones (Pension Fund Administrators). The Company has no liability for the performance of the pension plans or any pension payments to be made to the employees in Chile.

Argentina. As of December 31, 2003, Masisa Argentina had 190 employees, which represents a decrease of 7% as compared to 2002, principally due to the concentration in Chile of certain key administrative activities that can be better developed through centralization. Forestal Argentina had six employees as of December 31, 2003.

In Argentina, collective bargaining agreements are negotiated on an industry-wide basis. Employees at Concordia are members of two industry-wide unions. Therefore, all the collective bargaining agreements between Masisa Argentina and the unions are the result of industry-wide bargaining. The collective bargaining agreements are renewed on an annual basis. Masisa Argentina believes its relationship with its employees is good.

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All employees who are dismissed without cause are entitled by law to severance pay, which is based, among other things, on length of service. These severance payments are subject to a minimum of at least two months salary.

Masisa Argentina does not maintain any pension or retirement programs for its employees. As in Chile, pension plans in Argentina are administered by an independent Administradoras de Fondos de Jubilaciones y Pensiones (Pension Fund Managers). The Company has no liability for the performance of the pension plans or any pension payments to be made to the employees in Argentina.

Brazil. As of December 31, 2003, Masisa Brazil had 164 employees, representing an increase of 11% compared to 2002 due principally to an increase in administrative staff accompanying strong growth in that market.

In Brazil, as in Argentina, collective bargaining agreements are negotiated on an industry-wide basis. Employees at Masisa Brazil are members of one industry-wide union. Therefore, all of the collective bargaining agreements between Masisa Brazil and the union are the result of industry-wide collective bargaining. The collective bargaining agreements are renewed on an annual basis. Masisa Brazil believes its relationship with its employees is good.

Masisa Brazil does not maintain any pension or retirement programs for its employees. Based on total payroll, Masisa Brazil makes monthly contributions to severance indemnity plans, government pension and social security, and such payments are expensed as incurred. The Company has no liability for the performance of the pension plans or any pension payments to be made to the employees in Brazil.

Mexico. As of December 31, 2003, the Company had 152 permanent employees in Mexico, representing a 4% decrease compared to 2002 due principally to continued improvements in efficiency.

In Mexico, as in Argentina and Brazil, collective bargaining agreements are negotiated on an industry-wide basis. Employees at Maderas y Sinteticos de Mexico S.A. de C.V. and Maderas y Sinteticos Servicios S.A. de C.V. are members of one industry-wide union. Therefore, all of the collective bargaining agreements between them and the union are the result of industry-wide collective bargaining. However, only 40% of the Company’s employees in Mexico are union members. The collective bargaining agreements are renewed each year. The current collective bargaining agreement was entered into in January 2004.

All employees who are dismissed for reasons other than misconduct are entitled by law to severance pay, which corresponds to a three months salary plus twelve days salary per year or fraction thereof worked.

Maderas y Sinteticos de Mexico does not maintain any pension or retirement programs for its employees. As in Brazil, Maderas y Sinteticos de Mexico makes monthly contributions to severance indemnity plans, government pension and social security, and such payments are expensed as incurred. The Company has no liability for the performance of the pension plans or any pension payments to be made to the employees in Mexico.

Share Ownership

Mr. Carlos Marín, Mr. Isidoro Palma and Mr. Cristian Valenzuela own shares of Masisa. However, none of the Company’s directors or executive officers own one percent or more of the shares of the Company as of May 28, 2004. The Company has no stock option plan for its directors, executive officers or employees.

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PART III

Item 7.	Major Shareholders and Related Party Transactions

Major Shareholders

Masisa S.A.’s only outstanding voting securities are shares of its common stock without nominal (par) value (“Common Stock”). As of April 30, 2004, there were 928,514,743 shares of Common Stock issued and outstanding.

The table below shows, as of April 30, 2004, the number and percentage of shares owned by each person known by the Company to own more than five percent of Masisa S.A.’s outstanding Common Stock. The Company is required under Chilean regulations to disclose its twelve largest shareholders, and this information is also included in the table.

MAJOR SHAREHOLDERS

Shareholder	Number of shares	%
Terranova S.A.	486,861,555	52.43
The Bank of New York (1)	72,082,440	7.76
AFP Provida S.A.	58,699,787	6.32
AFP Habitat S.A.	55,170,435	5.94
AFP Cuprum S.A.	46,270,773	4.98
Banchile Corredores de Bolsa S.A.	28,648,972	3.09
AFP Santa Maria S.A.	28,207,853	3.04
AFP Summa Bansander S.A.	17,617,620	1.90
Moneda S.A.	16,325,000	1.76
Citicorp	13,881,373	1.50
Citibank	10,582,591	1.14
AFP Planvital S.A.	8,920,959	0.96

(1)	Pursuant to the requirements of Chilean law, all Common Stock represented by American Depositary Shares is owned of record by The Bank of New York, as Depositary. See “Item 10. Additional Information-Exchange Controls.”

As of May 31, 1999, Pathfinder and Inversiones Coigue Ltda. (“Coigue”) increased their respective ownership to 19.96% and 23.18%, respectively. In December 30, 1999, Coigue Dos purchased all of the Common Stock held by Coigue, which was 25.36% of the Common Stock. In August 2000, Coigue Dos and Pathfinder transferred their holdings of Common Stock to Maspanel S.A. (“Maspanel”), a subsidiary of Pathfinder. On December 13, 2001, Maspanel purchased 13,105,000 shares in the Chilean Stock Market. In January 2002, Maspanel purchased 251,543 shares and 500,000 shares, respectively, in the Chilean Stock Market. As a consequence, Maspanel’s ownership increased to 43.16% of the Common Stock.

In January 2001, Terranova subscribed 81,084,916 shares of Common Stock resulting from the capital increase approved during the Extraordinary Shareholder’s Meeting held on November 13, 2000, thus acquiring an 8.8% stake in Masisa. In September 2001, the Japanese company Sumitomo Corporation subscribed 6,926,084 shares of Common Stock resulting from the same capital increase, acquiring a 0.75% interest in Masisa.

On July 22, 2002, Terranova acquired Maspanel’s 43.16% stake in Masisa thus becoming the controlling shareholder of the Company with 51.90% of the Company’s total shares paid and outstanding. As of June 30, 2004, as a result of open market purchases made on the Santiago Stock Exchange on May 27, 2003, Terranova owned 486,861,555 shares (52.43%) of Common Stock.

At an Extraordinary Shareholders’ Meeting held on October 31, 2003, the merger of Forestal Terranova S.A. and Terranova S.A. was approved, with Forestal Terranova S.A. being incorporated into Terranova S.A. Therefore Forestal Terranova S.A. was dissolved and Terranova S.A. acquired all its assets and liabilities. Included in the assets of Forestal Terranova S.A., there were 486,861,555 Masisa S.A. shares, which as a result of the merger, were automatically transferred to the ownership of Terranova S.A. At the time of the merger, on October 31, 2003, Forestal Terranova S.A. owned 99.9% of the Terranova S.A. shareholder’s equity.

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Through ownership of Masisa S.A.’s Common Stock, the GrupoNueva group (through its substantially owned subsidiary, Terranova) has the ability to control the election of a majority of the members of the Board of Directors of Masisa S.A. and have substantial influence over any other matter determined by a shareholders’ vote as well as the direction and future operations of the Company. As of the date of this Annual Report, five of the seven members of the Company’s Board of Directors are related to the GrupoNueva Group, having served as directors or executive officers of affiliates or related companies within the GrupoNueva group.

None of the major shareholders have voting rights different than those corresponding to minority shareholders.

Related Party Transactions

Article 89 of the Chilean Stock Companies Act requires that the Company’s transactions with related parties shall fulfill equity conditions similar to those usually prevailing in the market. Directors and executive officers of companies that violate Article 89 are liable for losses resulting from such violation. In addition, Article 44 of the Chilean Stock Companies Act provides that a Company may enter into transactions in which a director, manager or executive officer has a personal interest, only if such operations are previously known and approved by the Board of Directors and the terms of such transaction are similar to those prevailing in the market. In circumstances where it is not possible to determine if the terms of such transaction are similar to those prevailing in the market, Chilean law requires the Board to approve or reject such transaction with the abstention of any director with an interest on such a transaction. Resolutions approving such transactions must be reported to the Company’s shareholders at the next shareholders’ meeting. Violation of Article 44 may result in administrative or criminal sanctions for the Company, and shareholders or interested third parties who suffer losses as a result of such violation have the right to receive compensation in certain situations.

During 2003, the Company engaged in certain transactions with related companies and persons. The majority of these transactions involved the sale of products and/or services between subsidiaries at market prices. For details of such transactions, see Note 19 to the Consolidated Financial Statements.

With effect as of January 1, 2003, the Company entered into a management contract with Terranova for the management by the Company of Terranova’s indirect subsidiary, Fibranova C.A. Fibranova C.A. owns industrial installations in Puerto Ordaz, Venezuela, which consist of two board production lines (particle board and MDF), a melamine board recovering line and a molding MDF line. Fibranova’s production is marketed to end-users mainly in Venezuela and Colombia.

Pursuant to the contract the Company has administrative control of Fibranova’s operations, including, with some restrictions, management of all areas of that company, including senior management, finance and administration, marketing, commercial and human resources. The contract has a term of three years. Under the contract, the Company is paid for its services an amount equal to 8% of Fibranova’s annual operating result.

Additionally, during the term of the contract and for a period of up to three years thereafter the Company has a preferential and irrevocable option to acquire shares and assets of Fibranova, exercisable in the event Terranova intends to sell any such shares or assets to third parties.

Because the contract relating to the management of Fibranova C.V. involves a majority shareholder of the Company, it was reviewed by the Company’s Directors Committee at a meeting held on October 22, 2002. The Committee informed the Board of Directors that, in the unanimous opinion of its members, the terms of the transaction were in accordance with standard market terms.

Item 8.	Financial Information

Consolidated Financial Statements

See “Item 18. Financial Statements” and pages F-1 through F-48.

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Export Sales

For a discussion of the Company’s export sales, see “Item 5. Operating and Financial Review and Prospects—Results of Operations.”

Legal and Arbitration Proceedings

The Company is party to certain legal proceedings arising in the normal course of its business, none of which management considers, individually or in the aggregate, to be material.

Dividend Policy

The Company’s dividend policy is determined from time to time by its Board of Directors and announced at the annual ordinary shareholders’ meeting, which is generally held in March or April. Shareholder approval of the dividend policy is not required. However, each year the Board must submit for approval at the annual ordinary shareholders’ meeting a declaration of the final dividend corresponding to the preceding year. Dividends are not price level adjusted between the end of the preceding year and the date of the declaration of the final dividend. As required by the Chilean Stock Companies Act, unless otherwise decided by unanimous vote of the issued and subscribed shares of Common Stock, the Company must distribute a cash dividend in an amount equal to at least 30% of the Company’s net income for that year (on a Chilean GAAP basis), unless and except to the extent the Company has a deficit in retained earnings.

At the Company’s Annual General Shareholders Meeting held on April 21, 2004, the Board of Directors proposed, and the shareholders approved, a dividend policy calling for dividends not lower than 30% and not higher than 50% of the Company’s net income in 2003 and for future years. In addition, the Company’s shareholders approved a dividend equal to 40% of the Company’s 2003 net income.

Dividends are paid to shareholders of record on the fifth business day preceding the date set for payment of the dividend. The holders of the ADRs on the applicable record dates for the ADSs are entitled to participate fully in all dividends declared after their acquisitions of the ADSs, subject to payment of the applicable taxes. For additional information, see “Item 10. Additional Information—Taxation.”

Significant Changes

There have been no significant changes since the date of the Company’s most recent financial statements.

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Item 9.	The Offer and Listing

Stock Price History

The table below shows, for the periods indicated, the high and low closing prices, in Chilean pesos, for a share of Common Stock on the Santiago Stock Exchange and the high and low closing sales prices per ADS, in U.S. dollars, as reported by the NYSE.

	Santiago Stock Exchange		New York Stock Exchange
	Ch$ per Common Share (1)		US$ per ADS (2)
Years ended December 31,	Low	High	Low	High
1999	90.00	237.00	5.38	13.00
2000	203.00	295.00	10.94	17.25
2001	221.00	325.00	9.40	15.70
2002
First Quarter	244.00	282.00	10.66	13.08
Second Quarter	188.00	255.00	8.13	11.70
Third Quarter	130.00	188.00	7.03	8.08
Fourth Quarter	135.00	180.00	5.30	7.62
2003
First Quarter	155.00	185.00	5.90	7.80
Second Quarter	174.00	207.00	7.23	8.70
Third Quarter	165.00	200.00	7.23	8.70
Fourth Quarter	182.00	242.01	8.30	12.47
2004
First Quarter	215.00	260.00	10.86	13.90
Monthly Prices
December, 2003	223.00	242.01	10.91	12.47
January, 2004	215.00	260.00	10.86	13.90
February, 2004	219.99	257.50	11.25	13.50
March, 2004	224.90	257.00	10.90	12.81
April, 2004	229.00	276.01	11.51	13.10
May, 2004	254.00	270.10	11.90	12.60
June, 2004 (3)	256.00	261.00	11.77	12.30

(1)	Chilean pesos are reflected at historical values and therefore are not adjusted to reflect changes in purchasing power.
(2)	1 ADS = 30 shares of Common Stock.
(3)	Exchange share prices through June 18, 2004.

Markets

The Company’s Common Stock is traded on the Santiago Stock Exchange, the Bolsa Electronica de Chile, Bolsa de Valores (the “Electronic Stock Exchange of Chile”) and the Bolsa de Corredores, Bolsa de Valores (the “Valparaiso Stock Exchange”). The Company conducted a preemptive rights offering in Chile and an international offering of American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts (“ADRs”), in June 1993 (the “1993 Offerings”). Since the consummation of the 1993 Offerings, the ADSs (each ADS represents 30 shares of Common Stock) have been traded in the United States on the New York Stock Exchange (“NYSE”) under the symbol MYS. The ADRs are outstanding under a Deposit Agreement dated June 17, 1993 (the “Deposit Agreement”) among the Company, The Bank of New York, as depositary (the “Depositary”), and the holders, from time to time, of such ADRs. The Company believes that, at the present time, the NYSE is the principal trading market for the Common Stock in the form of ADSs. The Company believes that the principal non-United States trading market for the Common Stock is the Santiago Stock Exchange.

The Chilean stock market, which is regulated by the Superintendencia de Valores y Seguros (the “Superintendency of Securities and Insurance”, or the “SVS”) under Law 18,045, as amended, which is called the Securities Market Law, is one of the most developed among emerging markets, reflecting the particular economic history and development of Chile. The Chilean government’s policy of privatizing state-owned companies, implemented during the 1980s, has led to an expansion of private ownership of shares, resulting in an increase in the importance of stock markets. Privatization extended to the social security system, which was converted into a privately managed pension fund system. These pension funds have been allowed, subject to certain limitations, to invest in stocks and are currently major investors in the stock market. Some market participants, including pension

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fund administrators, are highly regulated with respect to investment and remuneration criteria, but the general market is less regulated than the U.S. market with respect to disclosure requirements and information usage.

The Santiago Stock Exchange was established in 1893 and is a private company whose equity is held by 45 shareholders. The Santiago Stock Exchange is Chile’s principal exchange and accounts for approximately 76.5% of securities traded in Chile in 2003. In the same year, approximately 22.9% of equity trading was conducted on the Chilean Electronic Stock Exchange, an electronic trading market created by banks and non-member brokerage houses. The remaining equity trading was conducted on the Valparaiso Stock Exchange.

Equities, closed-end funds, fixed-income securities, short-term and money market securities, gold and U.S. dollars are traded on the Santiago Stock Exchange. In 1991, the Santiago Stock Exchange initiated a futures market with two instruments: U.S. dollar futures and Selective Shares Price Index, or IPSA, futures. In 1994, the Santiago Stock Exchange initiated an options market with options of Compania de Telecomunicaciones de Chile S.A. and Empresa Nacional de Electricidad S.A. Securities are traded primarily through an open voice auction system, a firm offers system or the daily auction. Trading through the open voice system occurs on each business day between 9:30 a.m. and 4:30 p.m. The Santiago Stock Exchange has an electronic system of trade, called Telepregon, which operates continuously for stocks trading in high volumes from 9:30 a.m. to 4:30 p.m. Telepregon operates for stocks trading in low volumes from 12:00 p.m. to 1:20 p.m. The Chilean Electronic Stock Exchange operates continuously from 9:30 a.m. to 4:30 p.m. on each business day. In February 2000, the Santiago Stock Exchange Off-Shore Market began operations. In the Off-Shore Market, publicly-offered foreign securities are traded and quoted in U.S. dollars.

There are two principal share price indices for the Santiago Stock Exchange: The General Share Price Index and the IPSA. The General Share Price Index is calculated using the prices of 159 issues and is broken into five main sectors: banks and finance, farming and forest products, mining, industrial, and miscellaneous. The IPSA is a major company index, currently including the Exchange’s 40 most active stocks. Shares included in the IPSA are weighted according to the value of shares traded and account for 69.7% of the entire market capitalization. The Common Stock is included in both indices.

Item 10.	Additional Information

Memorandum and Articles of Association

Set forth below is certain information concerning Masisa S.A.’s capital stock and a brief summary of certain significant provisions of its estatutos (the “Bylaws”) and Chilean law. This description does not purport to be complete and is qualified in its entirety by reference to the Bylaws, which are included in Exhibit 1.1 to this Annual Report.

Organization and Register

Masisa S.A. is a publicly-held stock corporation (sociedad anonima abierta) organized under the laws of Chile. Masisa was incorporated by a public deed dated January 31, 1964, an abstract of which was published in the Diario Oficial de la Republica de Chile No. 25.897 (Official Gazette of Chile No. 25.897) on July 23, 1964. This publication is recorded on page 143 No. 52 of the Registro de Comercio del Conservador de Bienes Raices y Comercio de Valdivia (Real Estate and Commercial Registry of Valdivia) for the year 1964. The corporate purpose of Masisa, as stated in its Bylaws, is broadly defined to include the production and sale of wood products, as more fully set forth in the Third Article of its Bylaws. Masisa S.A. has an indefinite corporate duration.

Shareholder Rights

Shareholder rights in Chilean companies are governed generally by a company’s bylaws (which effectively serve the purpose of both the articles, or certificate, of incorporation, and the bylaws of a United States company). Additionally, the Corporations Law and the Chilean Corporations Law Regulations, Supreme Decree 587 (the “Regulations on Corporations”) govern the operation of Chilean companies and provide for certain shareholder rights.

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Shareholder rights can be amended through an agreement adopted in an Extraordinary Shareholders Meeting, which shall subsequently agree upon the corresponding amendment to the bylaws. However, there are certain provisions of Chilean law that cannot be waived by the shareholders.

The Chilean securities markets are principally regulated by the SVS under the Securities Market Law and the Chilean Corporations Law. These two laws provide for disclosure requirements, restrictions on insider trading and price manipulation, and protection of minority investors. The Chilean Corporations Law clarifies rules and requirements for establishing publicly-held stock corporations while eliminating government supervision of privately-held companies. The Securities Market Law establishes requirements for public offerings, stock exchanges and brokers, and outlines disclosure requirements for companies that issue publicly offered securities.

Under Articles 12 and 54 and Title XV of the Securities Market Law, certain information regarding transactions in shares of publicly-held corporations must be reported to the SVS and the Chilean exchanges on which such shares are listed. Holders of shares of publicly-held corporations are required to report to the SVS and the Chilean exchanges:

(i) any acquisition or sale of shares that results in the holder’s acquiring or disposing of 10% or more of the corporation’s capital; and

(ii) any acquisition or sale of shares or options to buy or sell shares, in any amount, if made by a holder of 10% or more of the corporation’s capital or if made by a director, liquidator, main officer, general manager or manager of such corporation.

Persons or entities intending to acquire control of a publicly-held corporation are also required to inform the public in advance through a notice published in a Chilean newspaper, which must disclose the price and conditions of any negotiations. Prior to such publication, a written communication to such effect must be sent to the SVS and the Chilean exchanges.

Chilean law does not contain any provision that discriminates against shareholders or prospective shareholders who own a substantial number of shares. However, a special public offering procedure applies should the controller of a company decide to increase its stock in the company, according to which the offer must be made to all shareholders on a pro rata basis in proportion to their respective stock.

Capitalization

Under Chilean law, a corporation “issues” its stock as soon as the shareholders authorize an increase in such corporation’s capital, provided that the minutes of the corresponding shareholders meeting are put into a public deed, and an abstract of said deed is published in the Official Gazette and registered in the Commercial Registry corresponding to the company’s domicile. In addition, in the case of publicly-held stock corporations, the SVS must authorize the issuance of the new shares and must register them in the Securities Registry. When a shareholder subscribes for shares, the shares are transferred to such shareholder’s name, and the shareholder is treated as a shareholder for all purposes, except receipt of dividends, unless otherwise stipulated in the bylaws of the corporation. The shareholder becomes eligible to receive dividends once such shareholder has paid for the shares. If a shareholder does not pay for shares for which such shareholder has subscribed on or prior to the date agreed upon for payment, the corporation is entitled to auction the shares on the stock exchange, and has a cause of action against the shareholder for the difference between the subscription price and the price received at auction. However, until such shares are sold at auction, the shareholder continues to exercise all the rights of a shareholder (except the right to receive dividends). Authorized shares which have not been paid for within the period ending three years from the date when the capital increase agreement was made at the shareholders’ meeting, are deemed cancelled under Chilean law and are no longer available for sale by the Chilean corporation. At that time, the capital of the corporation is automatically reduced to the amount effectively paid within such period.

The Bylaws authorize a single series of common stock, without par value.

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Director Requirements

The Bylaws require the board to consist of seven directors. The entire board is elected every three years. There is no requirement that a director be a stockholder of Masisa.

The Bylaws of Masisa do not contain any provision regarding a mandatory retirement age for the Company’s directors, nor does Chilean law contain any provision in this respect.

According to Law No. 18.046, a company can only execute transactions wherein one or more directors have material interest, provided that such contracts are previously known and approved by the Board and correspond to an arm’s-length transaction. Board agreements thereto must be informed in the next shareholders meeting. For this purpose, the law assumes that a director has an interest in any transaction in which he or she intervenes personally or through his or her spouse or relatives up to second degree (brothers or sisters, parents, grandparents, sons or daughters and grandsons or granddaughters); or through the companies or partnerships in which the director owns more than 10% of their capital; or through the companies or partnerships wherein any of the aforementioned persons is a director, or directly or indirectly own more than 10% of its capital; or if the director acts as attorney-in-fact of the company’s counterpart; or if the director or his or her related parties act as counsel in connection with the transaction.

If the transaction wherein the director has a material interest involves a relevant amount (more than 1% of the company’s equity) and the Board considers that it is not possible to determine if it is an arm’s-length transaction, the Board may approve or reject the execution of the transaction, with the abstention of the interested director, or appoint an independent team of evaluators. The evaluators’report shall be made available to the shareholders. If shareholders representing at least 5% of the company’s voting stock consider that the transaction is not in the company’s best interest, or if the evaluators’ report differ considerably, they may request that the Board call for an Extraordinary Shareholders Meeting in order to approve or reject the execution of such transaction, in the former case by at least 2/3 of the company’s voting stock. The related party that intends to carry out the operation with the company must provide to the Board all relevant information pertaining to such operation.

Any borrowing from the Company by a director is treated under Chilean law as a related party transaction and is subject to the rules set forth above.

Pursuant to the Chilean Stock Companies Act, if the bylaws of a company establish compensation for directors, such compensation must be agreed to in a Shareholders Meeting. The company’s bylaws establish that the directors will be compensated in an amount determined by the Annual Shareholders Meeting, notwithstanding the right of the Board to agree to compensate a director for the performance of any other duty different from his or her duty as a director.

Preemptive Rights and Increases of Share Capital

The Chilean Corporations Law and the Regulations on Corporations grant certain preemptive rights to shareholders of all Chilean companies. The Chilean Corporations Law and Regulations on Corporations generally require Chilean companies to offer to shareholders the right to purchase a sufficient number of shares or convertible securities to maintain their existing ownership percentage in the company whenever it issues new shares or convertible securities.

Dividend and Liquidation Rights

In accordance with Chilean law, Masisa must distribute mandatory cash dividends of 30% of its net income calculated in accordance with Chilean GAAP unless otherwise decided by a unanimous vote of the holders of the Shares. See “Item 3. Key Information—Dividends” and “Item 8. Financial Information—Dividends.”

At the option of Masisa, the portion of any dividend which exceeds the mandatory limits established pursuant to Chilean law may be paid in cash, in shares of Masisa or in shares of corporations owned by it. Shareholders who do not expressly elect to receive a dividend other than in cash are legally presumed to have decided to receive the dividend in cash.

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Those dividends not collected by the shareholders entitled thereto within 5 years as of payment date, must be donated by Masisa to the Chilean Firemen Corps.

In the event of a liquidation of Masisa, the holders of fully paid shares of Common Stock would participate in the assets available after payment of all creditors in proportion to the number of shares held by them.

Shareholders’ Meetings and Voting Rights

The general annual meeting of the shareholders (a “General Annual Shareholders’ Meeting”) of the Company is held during the first fourth months of each year. Special meetings (an “Extraordinary Shareholders Meeting”) may be called by the board of directors when deemed appropriate or when requested by shareholders representing at least 10% of the issued voting shares or by the SVS. Notice to convene the General Annual Shareholders’ Meeting or a special meeting is given by means of a notice in a newspaper published in Masisa’s corporate domicile (currently Valdivia) or in the Official Gazette in a prescribed manner. Notice must also be mailed to each shareholder and given to the SVS 15 days in advance of the meeting.

The quorum for a shareholders’ meeting is established by the presence, in person or by proxy, of shareholders representing at least the absolute majority of the issued voting shares of Masisa; if a quorum is not present at the first meeting, the meeting can be reconvened and upon the meeting being reconvened, shareholders present at the reconvened meeting are deemed to constitute a quorum regardless of the percentage of the shares represented. However, if a shareholders meeting is called for the purpose of (i) considering a change of organization, merger or division of Masisa, (ii) an amendment to the term of duration or early dissolution, (iii) a change in corporate domicile, (iv) a decrease of corporate capital, (v) approval of capital contributions or assessments of assets other than cash, (vi) modification of the authority reserved to shareholders meetings or limitations on the Board of Directors, (vii) reduction in the number of the Board of Directors, (viii) the sale, transfer or disposition of 50% or more of Masisa’s assets, either including or excluding its corresponding liability, or the formulation or modification of any business plan which contemplates the sale, transfer or disposition of assets in such amount, (ix) the form of distributing corporate benefits, (x) a guaranty by Masisa of liabilities of any third-party other than a subsidiary, in an amount exceeding 50% of Masisa’s total assets, (xi) the purchase by Masisa of its issued stock in accordance with articles 27A and 27B of Law 18,046, (xii) the amendment of any formal defects in the company’s bylaws which may nullify it’s incorporation, or (xiii) other matters as may be set forth in the company’s bylaws, the vote required at such meeting is a two-thirds majority of the issued Common Stock.

Chilean law does not require a publicly-held Chilean company to provide the level and type of information that United States securities laws require a reporting company to provide to its shareholders in connection with a solicitation of proxies. Under Chilean law, a notice of a shareholders meeting listing the matters to be addressed must be mailed to shareholders not fewer than 15 days prior to the date of a meeting. In cases of a General Annual Shareholders’ Meeting, an annual report of the company’s activities which includes audited financial statements for the company must also be mailed to shareholders.

The Chilean Corporations Law provides that whenever shareholders representing 10% or more of the issued voting shares so request, a Chilean company’s annual report must include within the materials dispatched by the board of directors to shareholders, the board’s comments and proposals in relation to the company’s affairs. Similarly, the Chilean Corporations Law provides that whenever the board of directors of a publicly-held company convenes a general meeting of shareholders and solicits proxies for the meeting, information supporting its decisions or other similar materials, it is obligated to include the pertinent comments and proposals that may have been made by shareholders owning 10% or more of the company’s voting shares who request that such comments and proposals be so included.

Only shareholders registered as such with Masisa Chile at least five days prior to the date of a shareholders meeting are entitled to attend and vote their shares. A shareholder may appoint another individual (who need not be a shareholder) as his proxy to attend and vote on his behalf. Every shareholder entitled to attend and vote at a shareholders meeting shall have one vote for every share subscribed.

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Right of Dissenting Shareholders to Tender Their Shares

The Chilean Corporations Law provides that upon the adoption at an Extraordinary Shareholders Meeting of any of the resolutions enumerated below, dissenting shareholders acquire the right to withdraw from a Chilean company and to compel that company to repurchase their shares, subject to the fulfillment of certain terms and conditions.

“Dissenting” shareholders are defined as those which vote against a resolution which results in the withdrawal right, or if absent at such a meeting, those who state in writing to the company their opposition to the respective resolution. Dissenting shareholders must perfect their withdrawal rights by tendering their stock to the company within 30 days of the resolution (except in the case of pension fund shareholders as discussed below).

The price paid to a dissenting shareholder of a publicly-held company for such shares is the weighted average of the closing sales prices for the shares as reported on the stock exchanges for the 60-day period preceding the event giving rise to the withdrawal right.

The resolutions that result in a shareholder’s right to withdraw are the following:

a)	The transformation of the company;

b)	The merger of the company;

c)	The disposition of 50% or more of the corporate assets under the terms described in (viii) of Shareholders’ Meetings and Voting Rights;

d)	The granting of guarantees exceeding 50% of the company’s assets to guarantee obligations of third parties, except subsidiaries;

e)	The creation of preferential rights for a class of shares or an amendment to those already existing; in which case the right to withdraw only accrues to the dissenting shareholder of the class or classes of shares adversely affected;

f)	A resolution passed with a vote at an Extraordinary Shareholder Meeting, from which a shareholder dissented, which amends the bylaws of a company that are null and void due to formal defects (i) in the company’s incorporation or (ii) in any modification of the company’s bylaws that would grant a shareholder a right to withdraw;

g)	Such other causes as may be established by Chilean law and the company’s bylaws (the Bylaws currently do not establish any instances); and

h)	If a shareholder who acquired 2/3 of the voting stock of the company does not make an offer to buy the shares of the remaining shareholders within 30 days as of such acquisition, then said remaining shareholders may withdraw from the company.

Exchange Controls

The Central Bank of Chile, among other things, is responsible for monetary policies and for exchange controls in Chile. As of April 19, 2001, Chapter XXVI of Title I of the Compendio de Normas de Cambios Internacionales of the Central Bank of Chile was eliminated and new investments in ADR’s by non-residents of Chile, are now governed by Chapter XIV of the Compendio de Normas de Cambios Internacionales of the Central Bank of Chile. According to the new regulations, such investments must be carried out through Chile’s Mercado Cambiario Formal (the “Formal Exchange Market”) and reported to the Central Bank of Chile. Foreign investments may still be registered with the Foreign Investment Committee under Decree-Law 600 of 1974, as amended, (“Decree-Law 600”) and obtain the benefits of the contract executed under Decree-Law 600.

Notwithstanding these new foreign exchange regulations of the Central Bank and the elimination of Chapter XXVI of the Compendio de Normas de Cambios Internacionales, the ADSs representing shares of Common

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Stock are the subject of and regulated by a contract dated June 16, 1993 (the “Foreign Investment Contract”) among the Depositary, the Company and the Central Bank, pursuant to Article 47 of the Central Bank Act and the regulations of Chapter XXVI of Title I of the Compendio de Normas de Cambios Internacionales of the Central Bank (“Chapter XXVI”), which was incorporated in the Foreign Investment Contract and addresses the issuance of ADSs by Chilean corporations. Under the Foreign Investment Contract, investors are granted access to the Formal Exchange Market for the purpose of converting amounts from pesos to dollars and repatriating from Chile amounts received with respect to deposited shares of Common Stock or shares of Common Stock withdrawn from deposit or the surrender of ADRs (including amounts received as cash dividends and proceeds from the sale in Chile of the underlying shares of Common Stock and rights arising therefrom). The following is a summary of the material provisions contained in the Foreign Investment Contract. This summary does not purport to be complete and is qualified in its entirety by reference to Chapter XXVI and the Foreign Investment Contract, a form of which was filed as an exhibit to the Registration Statement on Form F-1 filed by the Company in connection with the 1993 Offerings.

Under Chapter XXVI and the Foreign Investment Contract, the Central Bank agrees to grant the Depositary, on behalf of ADR holders, and to any investor not residing or domiciled in Chile who withdraws shares of Common Stock upon delivery of ADRs (such shares of Common Stock being referred to herein as “Withdrawn Shares”), access to the Formal Exchange Market to convert pesos to dollars (and remit such dollars outside of Chile) in respect of the shares of Common Stock represented by ADSs or Withdrawn Shares, including amounts received as (i) cash dividends and (ii) proceeds from the sale in Chile of Withdrawn Shares, subject to certain formalities. In addition, the following also benefit from such access: stock dividends; shares originating from the exercise of a right to subscribe to a capital increase or from the transfer of options or preferred rights; capital repayments originating from capital reductions or the liquidation of the Company; and dividends or shares originating from recapitalizations, mergers, liquidations or any other similar transaction. Investors receiving Withdrawn Shares in exchange for ADRs have the right to redeposit these shares in exchange for ADRs, provided that certain conditions are satisfied.

Chapter XXVI provides that access to the Formal Exchange Market in connection with dividend payments are conditioned upon certification by Masisa to the Central Bank that a dividend payment has been made and any applicable tax has been withheld. Chapter XXVI also provides that access to the Formal Exchange Market in connection with the sale of Withdrawn Shares or distributions thereon are conditioned upon receipt by the Central Bank of certification from the Depositary that such shares of Common Stock have been withdrawn in exchange for ADRs, as well as a waiver of the benefit of the Foreign Investment Contract with respect thereto until such Withdrawn Shares are re-deposited.

Chapter XXVI and the Foreign Investment Contract provide that a person who brings foreign currency into Chile must convert it into pesos in the Formal Exchange Market on the same date and has five days to invest in shares of Common Stock in order to receive the benefits of the Foreign Investment Contract. If such person decides within such period not to acquire shares of Common Stock, he can access the Formal Exchange Market to reacquire dollars, provided that the applicable request is presented to the Central Bank within seven days of the initial conversion into pesos. Shares of Common Stock acquired as described above may be deposited for ADRs and receive the benefits of the Foreign Investment Contract subject to receipt by the Central Bank, within 60 days from the acquisition of the shares, of a certificate from the Depositary that such deposit has been effected and that the related ADRs have been issued, as well as a declaration from the person making such deposit waiving the benefits of the Foreign Investment Contract with respect to the deposited shares of Common Stock.

In August 1997 and May 1998, the Central Bank amended Chapter XXVI in order to clarify that shares of Common Stock acquired by the Depositary upon the exercise of preemptive rights are also subject to the Foreign Investment Contract. If the Depositary or any shareholder transfers all or part of its preemptive rights to investors not residing or domiciled in Chile, the shares of Common Stock acquired by such investors upon the exercise of their preemptive rights will also be subject to the Foreign Investment Contract. For these purposes, an amendment of the Foreign Investment Contract must be executed among the Central Bank, the Company and the Depositary during the preemptive rights option period, prior to the entry into Chile of the required foreign currency. Pursuant to the amendment of the Foreign Investment Contract, the current issuance of ADSs, together with those ADSs issued as a result of the exercise of the preferred preemptive rights, shall all be governed by the rules stated in Chapter XXVI as from the date of the amendment of the Foreign Investment Contract.

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In addition, the Central Bank stated that those shares of Common Stock issued as a result of a capital increase that were not acquired during the preemptive rights option period nor during an international offering authorized by the Central Bank may be directly acquired by the ADR holders or investors not residing or domiciled in Chile, whether through the Company or in a Chilean stock exchange transaction. On July 3, 1995 and June 26, 1998, the Central Bank changed the regulations applicable to persons bringing foreign currency into Chile for the purpose of acquiring pesos to purchase securities. Under such regulations, those persons were required to either (i) establish a non-interest bearing deposit with the Central Bank for a one-year term in an amount equal to 10% of the foreign currency brought into Chile (until June 26, 1998, the percentage required to be deposited was 30%) or (ii) pay a charge to the Central Bank at the time the foreign currency is converted into pesos in an amount equal to the interest on such deposit at the rate of 12-month LIBOR plus 4% for one year (the “Mandatory Deposit Requirement” or “Encaje”). On October 23 and December 5, 1996, the Central Bank further amended these regulations by establishing certain exemptions not applicable to ADR holders. On September 16, 1998, the Central Bank further amended the above regulations by reducing the Encaje to 0% and, on April 19, 2001 the Central Bank eliminated the Encaje on foreign currency brought into Chile for the purpose of purchasing shares of capital stock of a Chilean issuer, regardless if the issuer is or is not party to a Foreign Investment Contract.

Access to the Formal Exchange Market under any of the circumstances described above is not automatic. Pursuant to Chapter XXVI, such access requires Central Bank approval based on a request therefor presented through a banking institution established in Chile. The Foreign Investment Contract provides that if the Central Bank has not acted on such request within seven banking days, the request will be deemed approved.

Under current Chilean law, the Foreign Investment Contract cannot be changed unilaterally by the Central Bank. No assurance can be given, however, that additional Chilean restrictions applicable to the holders of ADRs, the disposition of underlying shares of Common Stock or the repatriation of the proceeds from such disposition could not be imposed in the future, nor can there be any assessment of the duration or impact of such restrictions if imposed.

The Central Bank Act has liberalized the rules that govern the ability to buy and sell foreign exchange. Prior to 1989, the law permitted the purchase and sale of foreign exchange only in those cases explicitly authorized by the Central Bank. The Central Bank Act now provides that the Central Bank is empowered to determine that certain purchases and sales of foreign exchange specified by law must be carried out in the Formal Exchange Market. The Formal Exchange Market is formed by the banks and other entities authorized by the Central Bank to participate. All payments and distributions with respect to the ADSs must be transacted in the Formal Exchange Market.

For the purposes of the operation of the Formal Exchange Market, the Central Bank sets a dolar acuerdo or reference exchange rate (the “Reference Exchange Rate”). The Reference Exchange Rate is reset daily by the Central Bank, taking internal and external inflation into account, and adjusted daily to reflect variations in parities among the U.S. dollar, the Japanese yen and the Euro. Under current Central Bank exchange policy, participants in the Formal Exchange Market trade U.S. dollars freely, while the Central Bank may, under certain circumstances, sell or buy dollars in order to control exchange rate volatility. The daily Observed Exchange Rate is the average rate at which banks conduct authorized transactions the day before its publication.

Purchases and sales of foreign exchange that can be conducted outside the Formal Exchange Market are carried out in the Mercado Cambiario Informal (the “Informal Exchange Market”). The Informal Exchange Market and its predecessor, the “unofficial market,” reflect the supply and demand for pesos. On November 16, 1999, the Central Bank authorized the purchase of foreign currency in the Informal Exchange Market within 5 banking days following the sale of the shares in a stock exchange market, but its remittance abroad may be done only through the Formal Exchange Market. This requirement of remitting abroad through the Formal Exchange Market has been maintained primarily for statistical purposes of the Central Bank, even after the enactment of the April 19, 2001 new regulatory regime.

Taxation

The following discussion contains a description of the principal Chilean and U.S. federal income tax considerations relevant to the purchase, ownership and disposition of shares of Common Stock or ADSs. This

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description is based, in part, on the representations of the depositary and the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms.

The discussion summarizes the principal Chilean income tax consequences of the acquisition, ownership and disposition of shares of Common Stock or ADSs to an individual holder who is not domiciled in or a resident of Chile or a legal entity that is not organized under the laws of Chile and does not have a permanent establishment in Chile (a “Foreign Holder”). For Chilean taxation purposes, an individual holder is a resident of Chile if he has resided in Chile for more than six consecutive months in one calendar year or a total of more than six months, whether consecutive or not, in two consecutive tax years.

The discussion also summarizes the principal U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of shares of Common Stock or ADSs to a holder that is both an initial purchaser of Common Stock or ADSs at the initial issue price and, for U.S. federal income tax purposes, is: (i) a citizen or resident of the United States, (ii) a partnership or corporation or other entity taxable as a corporation created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust, if such trust validly elects to be treated as a U.S. person for U.S. federal income tax purposes or if (A) a court within the U.S. is able to exercise primary supervision over its administration and (B) one or more U.S. persons have the authority to control all of the substantial decisions of such trust (a “U.S. Holder”), but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase Common Stock or ADSs. In particular, the discussion is directed only to U.S. Holders that hold Common Stock or ADSs as capital assets and that have the U.S. dollar as their functional currency, and does not address the tax treatment of a U.S. Holder that owns 10% or more of the voting shares (including Common Stock and ADSs) of the Company. Additionally, the summary does not address the U.S. federal tax considerations relevant to investors that may be subject to special tax rules, such as banks, financial institutions, dealers or traders in securities and currencies, tax-exempt entities, pension funds, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, persons that received the Company’s Common Stock or ADSs pursuant to an exercise of employee stock options or rights or otherwise as compensation for the performance of services, partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, holders subject to the alternative minimum tax, individual holders subject to the tax on expatriates and persons that will hold Common Stock or ADSs as a position in a “straddle” in a hedging or conversion transaction or as part of a “synthetic security” or other integrated financial transaction.

This discussion does not address any state, local or non-U.S. (other than Chilean) tax consequences of the acquisition, ownership and disposition of shares of Common Stock or ADSs. Moreover, this discussion does not address the consequences of any U.S. federal tax other than the income tax, including but not limited to the U.S. federal estate and gift taxes.

The discussion is based upon the tax laws of Chile and the United States as in effect on the date of this Annual Report, including in the case of U.S. law, the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this Annual Report and, in the case of Chilean law, applicable regulations, rulings and court decisions, and including ruling No. 324 of January 29, 1990 of the Chilean Internal Revenue Service). All of the foregoing are subject to change, which change could apply retroactively and could materially affect the tax consequences described below. Under Chilean law, provisions contained in such statutes such as tax rates applicable to Foreign Holders, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may only be amended by another statute. In addition, Chilean tax authorities issue rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean taxes may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations and interpretations, but Chilean tax authorities may change these rulings, regulations and interpretations prospectively. There is no income tax treaty in force between Chile and the United States.

The discussion of Chilean and United States tax considerations is only intended to provide a general description of the principal relevant factors. The discussion is not intended as tax advice to any particular investor, which can be rendered only in light of that investor’s particular tax situation. Holders of Common Stock or ADSs should consult their own tax advisers as to the Chilean, U.S. or other tax consequences of the purchase, ownership and disposition of Common Stock or ADSs, including, in particular, the effect of any foreign, state or local tax laws.

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The U.S. Treasury Department has expressed concern that depositaries for American Depositary Receipts, or other intermediaries between the holders of shares of an issuer and the issuer, may be taking actions that are inconsistent with the claiming of U.S. foreign tax credits by U.S. holders of such receipts or shares. Accordingly, the analysis regarding the availability of a U.S. foreign tax credit for Chilean taxes and sourcing rules described below could be affected by future actions that may be taken by the U.S. Treasury Department.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of shares of Common Stock or ADSs that is not a U.S. Holder.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock or ADSs, then the tax treatment of the partnership or of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership or a partner in a partnership that holds shares of Common Stock or ADSs should consult its own tax advisor.

In general, for U.S. federal income tax purposes, ADR holders evidencing ADSs will be treated as the owners of the Common Stock represented by those ADSs.

Taxation of Dividends

Chilean Tax Considerations. Cash dividends paid by the Company with respect to the Common Stock or ADSs held by Foreign Holders will be subject to a Chilean withholding tax at a rate of 35%, which is withheld and paid over to the Chilean tax authorities by the Company (the “Withholding Tax”). A credit against the Withholding Tax is available based on the amount of corporate income tax actually paid by the Company on the income to be distributed (the “First Category Tax”).

When the First Category Tax credit is available it does not reduce the Withholding Tax on a dollar-for-dollar basis because it also increases the base on which the Withholding Tax is imposed. In addition, if the Company distributes less than all of its distributable income, the credit for First Category Tax paid by the Company is proportionately reduced.

The example below illustrates the effective Chilean Withholding Tax burden on a cash dividend received by a Foreign Holder, assuming a Withholding Tax rate of 35%, an effective First Category Tax rate of 17% and a distribution of 100% of the net income of the Company distributable after payment of the First Category Tax.

Company taxable income	100
First Category Tax (17% of US$100)	(17)
Net distributable income	83
Dividend distributed by the Company	83
Additional Tax (35% of the sum of US$83 plus US$17 First Category Tax paid)	(35)
Credit for First Category Tax	17
Net Additional Tax withheld	(20)
Net dividend received	65
Effective dividend withholding tax rate	20/83 = 24.1%

For purposes of determining the level of the First Category Tax that has been paid by the Company, dividends under Chilean income tax law are assumed to have been paid out of the Company’s oldest retained profits. The Company’s retained profits as of December 31, 2003, have paid different First Category Tax rates ranging from 0% to 16.5%. For more details see Note 17(g) to the Consolidated Financial Statements.

Dividend distributions made in property (other than shares of Common Stock) will be subject to the same Chilean tax rules as cash dividends. Stock dividends are not subject to Chilean taxation upon distribution. The exercise of preemptive rights relating to Common Stock will not be subject to Chilean taxation. Gains from the sale of preemptive rights relating to Common Stock will be subject to both the First Category Tax and the Withholding Tax (subject to the credits outlined above).

U.S. Tax Considerations. The gross amount of cash distributions or property distributions (other than certain distributions, if any, of shares of Common Stock or ADSs distributed pro rata to all the Company’s shareholders,

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including holders of ADSs) with respect to the Common Stock or ADSs, to the extent paid out of current or accumulated earnings and profits of the Company (as determined under U.S. federal income tax principles), including the net amount of the Chilean Withholding Tax withheld on the distribution (after taking into account the credit for the First Category Tax), will be included as a dividend in the gross income of a U.S. Holder as ordinary income when the dividends are received by the Depositary or the holder, as the case may be. Such distributions will not be eligible for the dividends-received deduction generally allowed to corporations under the Code. To the extent, if any, that the amount of any distribution by the Company exceeds the Company’s current or accumulated earnings and profits as determined under U.S. federal income tax principles, such distribution will be treated first as a tax-free return of the U.S. holder’s adjusted tax basis in its shares of Common Stock or ADSs and, thereafter, as capital gain. The Company does not maintain calculations of its earnings and profits for U.S. federal income tax purposes.

Under recently enacted tax legislation, eligible dividends received by a non-corporate U.S. Holder in tax years beginning on or before December 31, 2008 in respect of shares of Common Stock or ADSs will generally be taxed at a special reduced rate, provided that certain requirements are met, including a requirement that the U.S. Holder hold its shares of Common Stock or ADSs, as applicable, for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date.

Dividends paid in Chilean pesos will be included in the income of a U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day they are received by the Depositary or the holder, as the case may be. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any Chilean pesos received that are converted into U.S. dollars on a date subsequent to receipt. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution. The Chilean Withholding Tax (after taking into account the credit for the First Category Tax) will be treated as a foreign income tax that a U.S. Holder may elect to deduct in computing its income tax or, subject to certain complex limitations and conditions generally applicable to foreign tax credits under the Code, to credit against its U.S. federal income tax liability. Dividends generally will constitute foreign source “passive income” or, in the case of certain U.S. Holders, “financial services income,” which may be relevant for purposes of determining a U.S. Holder’s foreign tax credit limitation. U.S. Holders should consult their own advisors concerning the availability of, and limitations on, any such foreign tax credits in light of their particular circumstances.

A holder of Common Stock or ADSs that is a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on dividends received with respect to its shares of Common Stock or ADSs, unless such income is effectively connected with the conduct by such holder of a trade or business in the United States.

Taxation of Capital Gains

Chilean Tax Considerations. Gains realized on the sale, exchange or other disposition by a Foreign Holder of the ADSs (or ADRs evidencing ADSs) will not be subject to any Chilean taxes, provided that such sale, exchange or other disposition occurs outside Chile. The deposit and withdrawal of Common Stock in exchange for ADRs is not subject to any Chilean taxes.

The tax basis of shares of Common Stock received in exchange for ADSs will be the acquisition value of the shares adjusted to the CPI variation between the month preceding the exchange and the month preceding the sale. The valuation procedure set forth in the Deposit Agreement, which values shares of Common Stock that are being exchanged at the highest reported sales price at which they trade on the Santiago Stock Exchange on the date of the exchange, will determine the acquisition value for this purpose. Consequently, the conversion of ADSs into Common Stock and the immediate sale of such Common Stock for the value established under the Deposit Agreement will not generate a capital gain subject to taxation in Chile.

Gain recognized on a sale or exchange of Common Stock (as distinguished from a sale or exchange of ADSs representing such Common Stock) held by Foreign Holders will be subject to Chilean income taxes at an effective rate of 35% if either (i) the Foreign Holder has held Common Stock for less than one year since exchanging the ADSs for such Common Stock, (ii) the Foreign Holder acquired and disposed of the Common Stock in the ordinary course of its business or as a regular trader of shares, or (iii) the sale is made to a related entity. In all

73

other cases, gain on the disposition of Common Stock will be subject only to the First Category Tax currently imposed at a rate of 17%.

Pursuant to Law No. 19,753 dated September 9, 2001, the First Category tax rate has been increased to 16% for the fiscal year 2002, 16.5% for the fiscal year 2003 and 17% for the fiscal year 2004 onwards.

In certain cases, capital gains made on the sale of highly traded stock of Chilean public companies traded at a stock exchange may not be subject to First Category and/or Withholding Tax.

U.S. Tax Considerations. Gains or losses realized by a U.S. Holder on the sale, exchange or other disposition of Common Stock or ADSs will be subject to U.S. federal income taxation as capital gains or losses in an amount equal to the difference between the amount realized on the disposition and such holder’s adjusted basis in the Common Stock or the ADSs. Any such gains or losses generally will be long-term capital gains or losses if the U.S. Holder has held the Common Stock or ADSs for more than one year at the time of disposition. Long-term capital gains recognized by an individual U.S. Holder generally will be subject to a reduced rate of tax. The deductibility of capital losses is subject to limitations.

Chilean taxes imposed on a sale or other disposition of Common Stock or ADSs, net of any refund available to the U.S. Holder, generally will be treated as foreign income taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. Gain realized by a U.S. Holder on a sale or other disposition of Common Stock or ADSs generally will be treated as U.S. source income. Since a U.S. Holder generally may not use a foreign tax credit to reduce its U.S. federal income tax liability in respect of its U.S. source income, in the case of a disposition of Common Stock (which, unlike a disposition of ADSs, would be taxable in Chile), such a U.S. Holder generally will not be able to utilize foreign tax credits in respect of Chilean tax imposed on such a disposition unless such holder has other income from foreign sources, in the appropriate category, for purposes of the foreign tax credit limitation rules. U.S. Holders should consult their tax advisors regarding the application of the foreign tax credit limitation rules to their investment in and disposition of the Shares.

Deposits and withdrawals of Common Stock by U.S. Holders in exchange for ADRs will not result in the realization of gains or losses for U.S. federal income tax purposes.

Subject to the discussion below under “U.S. Backup Withholding Tax and Information Reporting Requirements,” a Non-U.S. Holder of Common Stock or ADSs will generally not be subject to U.S. federal income or withholding tax on gains realized on the sale of Common Stock or ADSs, unless (i) such gains are effectively connected with the conduct by the holder of a trade or business in the United States or (ii) in the case of gains realized by an individual Non-U.S. Holder, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

Other Chilean Taxes

There are no Chilean inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of ADSs by a Foreign Holder, but such taxes generally will apply to transfers from inheritance, gifts or successions if the transferor acquired the ADSs with Chilean-source resources. There are no Chilean stamp, issue, registration or similar taxes or duties payable by holders of Common Stock or ADSs.

Chilean Withholding Tax Certificates

Upon request, the Company will provide to Foreign Holders appropriate documentation evidencing the payment of the Withholding Tax (net of applicable First Category Tax).

U.S. Backup Withholding Tax and Information Reporting Requirements

U.S. backup withholding tax and information reporting requirements generally apply to certain payments to certain non-corporate holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or other disposition of, shares of Common Stock or ADSs made within the U.S. to a holder of shares or ADSs (other than an “exempt recipient,” including a corporation, a payee that is not a U.S. person that provides an appropriate certification and certain other persons).

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A payor will be generally required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, shares of Common Stock or ADSs within the U.S. to a holder (other than an “exempt recipient”), if such holder fails to furnish its correct taxpayer identification number and certain other information or otherwise fails to comply with the backup withholding tax requirements. The current backup withholding tax rate is 28 percent. Amounts withheld as backup withholding are allowable as a credit against the holder’s U.S. federal income tax upon furnishing certain required information to the IRS.

Documents on Display

Masisa S.A. is subject to the information requirements of the Securities Exchange Act of 1934 applicable to foreign private issuers, and accordingly Masisa S.A. files or furnishes reports, information statements and other information with the U.S. Securities and Exchange Commission. These reports and other information filed by Masisa S.A. can be inspected at, and subject to the payment of any required fees, copies may be obtained from, the public Reference Section of the U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the U.S. Securities and Exchange Commission’s Regional Offices located at 233 Broadway, New York, New York 10279 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. These reports and other information may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Masisa S.A.’s SEC filings and submissions are also available from commercial retrieval services and, with respect to filings and submissions made after November 2002, may be obtained over the Internet at the website maintained by the SEC at www.sec.gov. As a foreign private issuer, Masisa S.A. was not required to make filings with the SEC by electronic means prior to November 2002.

As a foreign private issuer, Masisa S.A. is exempt from the proxy requirements of Section 14 of the Exchange Act and from the short-swing profit recovery rules of Section 16 of the Exchange Act, although the rules of the New York Stock Exchange may require Masisa S.A. to solicit proxies from its shareholders under some circumstances.

Summary of significant differences between the Company’s corporate governance practices and the NYSE’s Corporate Governance Standards

A general summary of the significant differences between the corporate governance practices followed by the Company under Chilean Law and guidelines and those required by the listing standards of the New York Stock Exchange (“NYSE”) for U.S. companies that have common stock listed on the NYSE may be found only on the Company’s website at www.masisa.com.

Item 11.	Quantitative and Qualitative Disclosure About Market Risk

Qualitative Disclosure

The Company is subject to market risk that losses may occur in the values of financial instruments from fluctuations in interest rates, foreign currency exchange rates and commodity prices. The Company is exposed to these risks in the normal course of its business due to its use of certain financial instruments and transactions in various foreign currencies. Based on current market conditions, the Company’s Chief Executive Officer and Chief Financial Officer establish policies for new loans, time deposits, marketable securities and securities with resale agreements and policies for entering into derivative instruments.

New long-term loans for financing new investments, or refinancing existing long-term loans, must be approved by the Company’s Board of Directors. In each country where the Company has operations, management can incur new short-term loans to finance working capital needs in the normal course of business. Intercompany loans between Masisa and its subsidiaries, or within its subsidiaries, are settled with fixed interest rates, on a case by case basis.

The Company’s Chief Executive Officer and Chief Financial Officer from time to time establish policies to manage the Company’s financial risk. Hedging interest rate exposure through the use of swaps and options and hedging foreign exchange exposure through the use of forward contracts is specifically considered for purposes of managing such risks. Derivative instruments, such as swaps, forwards, options or futures, which are based directly or indirectly upon interest rates and currencies, may be used by the Company to manage and reduce the risk inherent in currency and interest rate fluctuations. The Company does not utilize derivative instruments for speculative purposes. Derivative instruments utilized by the Company are transaction-specific so that a specific debt instrument or contract determines the amount, maturity and other terms of the hedge.

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Quantitative Disclosure

Interest Rate Risk

The Company’s primary interest rate risk exposures arise from its U.S. dollar long-term fixed rate bank borrowings and bond liabilities and other variable long-term liabilities. Assuming other factors are held constant, interest rate changes generally affect the fair value of fixed rate debt, but do not impact the carrying value, earnings or cash flows. The company has entered into an interest rate swap on a portion of it variable debt for a notional amount of US$18 million. The company pays a fixed rate of 5.2% under the terms of the agreement, which expires in October 2006. At December 31, 2003, the fair value of swap was a liability of US$984,000. The following table provides information as of December 31, 2003 about the Company’s interest-earning assets and liabilities, including its long-term debt and its private placement with U.S. insurance companies and other institutional investors, which are sensitive to changes in interest rates, based upon their respective contractual maturity dates:

(Amounts in thousands of US$)	2004	2005	2006	2007	2008	Thereafter	Total	Estimated fair Market Value

INTEREST EARNING ASSETS

US$ denominated fixed rate (short-term and long-term)
Time deposits	29,104						29,104	29,104
Weighted average interest rate	7.95%

Chilean peso denominated	11,120						11,120	11,120
Securities purchased under resale agreements
Weighted average interest rate	2.0%

INTEREST BEARING LIABILITIES

Fixed Rate :
US$ denominated bank debt	61,098	337	660				62,095	56,839
Weighted average interest rate	5.0%	5.02%	5.02%

Chilean peso denominated bank debt	3,667						3,667	3,667
Weighted average interest rate	4.56%

Chilean peso - UF denominated bank debt	2,594	2,428	2,429				7,451	7,466
Weighted average interest rate	6.70%	6.70%	6.70%
Brazilian reales bank debt	2,765						2,765	2,520
Weighted average interest rate	11.3%

Bonds and other long-term Borrowings:	214		14,247	14,247	14,247	48,498	91,453	101,842
Chilean peso - UF denominated
Weighted average interest rate			5.00%	5.00%	5.00%	5.52%

Promissory notes and other long-term
Borrowings - US$	9,796	9,127	9,000	9,000	9,000		45,923	48,745
Weighted average interest rate	8.06%	8.06%	8.06%	8.06%	8.06%

Variable Rate :
US$ denominated bank debt	10,013	18,269	23,520	20,392	6,250		78,444	78,444
Weighted average interest rate	3.0%	2.0%	2.0%	2.0%	2.0%

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Foreign Currency Risk

The Company is subject to foreign currency exchange rate risks associated with assets and liabilities and transactions in currencies other than the Company’s functional currency. The company periodically enters into foreign exchange forward contracts when deemed necessary to hedge currency fluctuations of assets and liabilities and transactions denominated in foreign currencies. At December 31, 2003, the Company did not have any foreign currency hedges. When hedging foreign currency exposures, the Company’s practice is to hedge such exposures with foreign exchange forward contracts denominated in the same currency and with similar critical terms as the underlying exposure, and therefore, the instruments are effective at generating offsetting changes in the earnings and fair value The following table summarizes the financial instruments, denominated in the stated currencies, held by the Company as of December 31, 2003, based upon their respective contractual maturity dates:

(Amounts in thousands of US$)	2004	2005	2006	2007	2008	Thereafter	Total	Estimated fair Market Value

ASSETS:

Chilean peso
Securities purchased under resale agreements	11,120						11,120	11,120
Weighted average interest rate	2.0%

LIABILITIES:

Chilean peso denominated bank debt	3,667						3,667	3,667
Weighted average interest rate	4.56%

Chilean peso - UF denominated bank debt	2,594	2,428	2,429				7,451	7,466
Weighted average interest rate	6.70%	6.70%	6.70%

Brazilian reales denominated bank debt	2,765						2,765	2,520
Weighted average interest rate	11.3%

Bonds and other long-term Borrowings	214		14,247	14,247	14,247	48,498	91,453	101,842
Chilean peso - UF denominated
Weighted average interest rate			5.00%	5.00%	5.00%	5.52%

Item 12.	Description of Securities Other than Equity Securities

Not applicable.

Item 13.	Default, Dividend Arrearages and Delinquencies

Not applicable.

Item 14.	Material Modifications to the Rights of Security Holders and Use of Proceeds

Not applicable.

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Item 15.	Controls and Procedures

The Company maintains a set of disclosure controls and procedures designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms. As of the end of the period covered by this Annual Report, an evaluation of the effectiveness of the Company’s disclosure controls and procedures was carried out under the supervision and with the participation of the Company’s management, including the Chief Executive Officer and the Chief Financial Officer. Based on that evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that the Company’s disclosure controls and procedures are effective as of the end of the period covered by this Annual Report.

Subsequent to the date of the evaluation referred to above, there have been no changes in the Company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Item 16A.	Audit Committee Financial Expert

The Board of Directors of the Company has determined that it has at least one “audit committee financial expert,” as defined in Item 16A of Form 20-F, serving on the Audit Committee. Isidoro Palma is the director whom the Board of Directors has determined to be an audit committee financial expert. Holders of ADSs should understand that this designation is a disclosure requirement of the SEC related to Mr. Palma’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Palma any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Item 16B.	Code of Ethics

The Company has adopted a code of ethics that applies to all of its employees and directors, including its principal executive officer, principal financial officer and principal accounting officer. The code of ethics is available at the Company’s website at http://www.masisa.com.

Item 16C.	Principal Accountant Fees and Services

Audit Fees. Fees paid to PricewaterhouseCoopers for the audit of the annual consolidated financial statements included in the Company’s Annual Report on Form 20-F in the years ended 2002 and 2003 were $284,060 and US$357,190, respectively.

Audit-Related Fees. Fees paid to PricewaterhouseCoopers for audit-related services, including consultations regarding the Sarbanes-Oxley Act and other items, were US$20,020 and US$37,370, respectively, for the years ended 2002 and 2003.

Tax Fees. Fees paid to PricewaterhouseCoopers associated with tax compliance and tax consultation were US$68,280 and US$69,660, respectively, for the years ended 2002 and 2003.

All Other Fees. Fees paid to PricewaterhouseCoopers for other services, including services related to information technology services and the issuance of legal and accounting documents, were US$91,860 and US$8,210, respectively, for the years ended 2002 and 2003. In 2002, these fees include advice regarding the consolidation of the Company’s administrative services in Chile ($68,344) and systems consulting related to SAP ($15,046).

The Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by the Company’s independent auditor prior to the commencement of the specified services. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by Company’s independent auditor and consider and, if appropriate, pre-approve the

78

provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee for action by written consent. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company’s independent auditors and associated fees up to a maximum for any one non-audit service of $100,000, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

100% of the services described in “Audit-Related Fees,” Tax Fees” and “All Other Fees,” were approved by the Audit Committee in accordance with the Company’s formal policy on auditor independence.

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PART IV

Item 17.	Financial Statements

The Company’s financial statements have been prepared in accordance with Item 18.

Item 18.	Financial Statements

See pages F-1 through F-48, incorporated herein by reference. The following is an index to the financial statements:

Item 19.	Exhibits

Documents filed as exhibits to this Annual Report:

Exhibit No.	Description

1.1	Bylaws (estatutos sociales) of Masisa S.A., together with an English translation (previously filed with the Securities and Exchange Commission as Exhibit 1.1 on Form 20-F dated June 29, 2001 and incorporated by reference herein).

2.1	Form of Deposit Agreement among the Company, Bank of New York and holders from time to time of American Depositary Receipts issued thereunder, including the form of the Depositary Receipt (incorporated by reference to the statement on Form F-6, Registration No. 33-63154, filed by Masisa S.A. on May 21, 1993).

8.1	List of significant subsidiaries of the Company.

12.1	Certification by Chief Executive Officer of Masisa S.A. pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

12.2	Certification by Chief Financial Officer of Masisa S.A. pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

13	Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (furnished under Section 18 of the Securities Exchange Act of 1934).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant certifies that it meets all of the requirements for filing on Form 20-F and has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 30, 2004

MASISA S.A.

By:	/s/ Carlos Marín
Carlos Marín Chief Financial Officer

Report of Independent Auditors

on

Financial Statement Schedules

To the Board of Directors

of Masisa S.A:

Our audits of the consolidated financial statements referred to in our report dated January 30, 2004 appearing in the 2003 Form 20-F also include an audit of the financial statement schedules listed in Schedule II of this Form 20-F. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers

Santiago, Chile

June 24, 2004

MASISA S.A.

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

Accounts receivable - Reserves

Year Ended	Balance at Beginning of Period	Charge to Costs and Expenses	Amounts Written Off	Exchange Rate Impact	Balance at End of Period
		(thousands of US dollars)
December 31, 2003	2,603	377	(189)	1,226	4,017
December 31, 2002	4,402	333	(28)	(2,104)	2,603
December 31, 2001	3,318	1,795	(259)	(452)	4,402

Inventories - Reserves

Year Ended	Balance at Beginning of Period	Charge to Costs and Expenses	Amounts Written Off	Exchange Rate Impact	Balance at End of Period
		(thousands of US dollars)
December 31, 2003	676	350	—	(30)	996
December 31, 2002	429	443	—	(197)	676
December 31, 2001	180	372	(123)	—	429

MASISA S.A.

Consolidated financial statements

December 31, 2003

Ch$ -	Chilean pesos
ThCh$ -	Thousands of Chilean pesos
US$ -	United States dollars
ThUS$ -	Thousands of United States dollars
UF -	A UF (Unidad de Fomento) is an inflation-indexed peso-denominated monetary unit. The UF rate is set daily in advance based on the previous month’s inflation rate.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of

MASISA S.A.

1	We have audited the accompanying consolidated balance sheets of MASISA S.A. and its subsidiaries (the “Company”) as of December 31, 2002 and 2003 and the related consolidated statements of income and of cash flows for each of the three years in the period ended December 31, 2003, all expressed in thousands of United States dollars. These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

2	We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board of the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

3	In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MASISA S.A. and its subsidiaries as of December 31, 2002 and 2003 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in Chile.

4	The Company changed its reporting currency to U.S. dollars as of January 1, 2003. The consolidated financial statements as of and for the years ended December 31, 2002 and 2001 previously reported in Chilean pesos have been recast in accordance with accounting principles generally accepted in Chile as if the U.S. dollar was the Company’s reporting currency for all periods presented. The methodology used to recast previously reported consolidated financial statements is described in Note 2 b).

5	Accounting principles generally accepted in Chile vary in certain important respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 23 to the consolidated financial statements.

Santiago, Chile

January 30, 2004

F-2

MASISA S.A. AND SUBSIDIARIE S

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of United States Dollars)

	At December 31,
ASSETS	2002	2003
CURRENT ASSETS
Cash	1,916	8,661
Time deposits and securities purchased under resale agreements	318	11,120
Accounts receivable (Note 3)	55,625	72,220
Notes and accounts receivable from related companies (Note 19)	2,148	2,298
Inventories (Note 4)	64,177	77,716
Recoverable taxes (Note 15 b)	8,037	11,180
Other current assets (Note 5)	3,496	32,540

Total current assets	135,717	215,735

PROPERTY, PLANT AND EQUIPMENT (net) (Note 6)	620,862	637,891

OTHER ASSETS
Investments in unconsolidated affiliates (Note 7)	175	10
Goodwill and negative goodwill, net (Note 8)	(572)	(435)
Long-term receivables	1,465	1,218
Notes and accounts receivable from related companies (Note 19)	3,026	3,297
Other assets (Note 9)	32,873	9,055

Total other assets	36,967	13,145

Total assets	793,546	866,771

	At December 31,
LIABILITIES AND SHAREHOLDERS’ EQUITY	2002	2003
CURRENT LIABILITIES
Short-term bank borrowings (Note 10)	32,084	37,883
Current portion of long-term bank borrowings (Note 11)	15,133	42,254
Other long-term borrowings due within one year (Note 12)	26,067	10,010
Dividends payable	160	206
Accounts payable	20,363	25,415
Notes and accounts payable to related companies (Note 19)	779	1,827
Accrued liabilities (Note 16)	4,357	4,611
Other current liabilities	1,951	1,905

Total current liabilities	100,894	124,111

LONG-TERM LIABILITIES
Long-term bank borrowings (Note 11)	136,999	74,285
Deferred income taxes (Note 15 c)	7,923	11,256
Other long-term borrowings (Note 12)	45,416	127,366
Other long-term liabilities (Note 13)	6,176	11,198

Total long-term liabilities	196,514	224,105

MINORITY INTEREST	60,822	66,331

COMMITMENTS AND CONTINGENCIES (Note 18)

SHAREHOLDERS’ EQUITY (Note 17)
Common stock (928,514,743 shares in 2003 and 2002, authorized and outstanding with no par value)	237,022	237,022
Reserves	47,991	59,706
Retained earnings	150,303	155,496

Total shareholders’ equity	435,316	452,224

Total liabilities and shareholders’ equity	793,546	866,771

The accompanying Notes 1 to 23 form an integral part of these consolidated financial statements.

F-3

MASISA S.A. AND SUBSIDIARIE S

CONSOLIDATED STATEMENTS OF INCOME

(Expressed in thousands of United States Dollars)

	For the years ended December 31,
	2001	2002	2003
OPERATING RESULTS
Net sales	236,259	225,412	281,826
Cost of sales	(156,404)	(166,022)	(215,537)

Gross margin	79,855	59,390	66,289
Selling and administrative expenses	(36,695)	(29,566)	(40,963)

Operating income	43,160	29,824	25,326

NON-OPERATING RESULTS
Non-operating income (Note 20)	20,818	7,677	4,859
Non-operating expenses (Note 21)	(30,889)	(12,058)	(17,901)
Price-level restatements	(745)	(6,349)	214
Foreign exchange gains (losses)	(2,874)	1,127	161

Non-operating results	(13,690)	(9,603)	(12,667)

Income before income taxes and minority interest	29,470	20,221	12,659
Minority interest	1,289	1,391	(1,351)
Income taxes (Note 15 a)	612	(7,033)	(1,695)

NET INCOME	31,371	14,579	9,613

The accompanying Notes 1 to 23 form an integral part of these consolidated financial statements.

F-4

MASISA S.A. AND SUBSIDIARIE S

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of United States Dollars)

	For the years ended December 31,
	2001	2002	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the year	31,371	14,579	9,613
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21,924	24,026	25,814
Amortization of goodwill	1,434	265	142
Write-offs and provisions	14,668	562	575
Provision for deferred income taxes	(5,027)	1,619	(984)
Equity in losses (earnings) of unconsolidated affiliates	147	(16)	685
Gain on sale of subsidiaries and investments	(13,839)	—	(44)
Price-level restatements	745	6,349	(214)
Foreign exchange gain (loss)	2,874	(1,127)	(161)
Minority interest	(1,289)	(1,391)	1,351
Other	843	2,306	2,935
Changes in assets and liabilities:
Increase in trade accounts receivable	(1,172)	(6,074)	(8,037)
Increase in inventories	(9,229)	(23,270)	(13,413)
(Increase) decrease in other assets	(6,949)	(10,177)	6,006
Increase (decrease) in accounts payable	23,023	(1,809)	(4,587)
Increase in other liabilities	4,715	3,456	1,537
(Decrease) in recoverable and other taxes	(5,560)	(4,764)	(3,421)

Net cash provided by operating activities	58,679	4,534	17,797

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(120,692)	(49,524)	(25,977)
Proceeds from sale of property, plant and equipment	140	46	91
Proceeds from sale of subsidiaries and investments	26,784	—	—
Investment in related company	(4,435)	(3)	—
Other investing activities	(20,906)	85	—
Other loans to related companies	—	—	(4,401)

Net cash used in investing activities	(119,109)	(49,396)	(30,287)

F-5

MASISA S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of United States Dollars)

	For the years ended December 31,
	2001	2002	2003
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common shares	39,023	—	—
Dividends paid	(11,905)	(8,599)	(4,382)
Borrowings from banks and others	239,286	73,489	168,078
Loans from related companies	—	—	5,848
Payment of borrowings	(207,311)	(39,175)	(114,026)
Payment of bonds	—	—	(25,000)
Other financing activities	—	431	(1,965)

Net cash provided by financing activities	59,093	26,146	28,553

INFLATION EFFECT ON CASH AND CASH EQUIVALENTS	(1,829)	3,137	1,484

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,166)	(15,579)	17,547
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	22,146	17,813	2,234

CASH AND CASH EQUIVALENTS AT END OF YEAR	18,980	2,234	19,781

CASH AND CASH EQUIVALENTS RECAST TO DECEMBER 31, 2002 PRESENTATION (See Note 2 o)	17,813

Supplemental disclosure of cash flow information:

	2001	2002	2003
	ThUS$	ThUS$	ThUS$
Cash paid during the year for:
Interest (net of capitalized amount)	11,698	9,817	14,338
Income taxes	6,192	8,135	1,665

The accompanying Notes 1 to 23 form an integral part of these consolidated financial statements.

F-6

MASISA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - THE COMPANY

MASISA S.A. (“Masisa” and together with its controlled subsidiaries, the “Company”) is a “sociedad anonima abierta” (a public corporation) whose Common stock is listed on the Santiago Stock Exchange, the Valparaiso Stock Exchange and the Chilean Electronic Stock Exchange and whose American Depository Receipts are traded on the New York Stock Exchange. Accordingly, the Company is subject to the regulations of both the Superintendency of Securities and Insurance in Chile (SVS) and the U.S. Securities and Exchange Commission (SEC) in the United States of America. The Company manufactures raw, melamine-laminated and wood-veneered particle board, medium-density fiberboard (MDF), oriented - strand board (OSB) and wood doors for residential and commercial applications. The Company’s principal markets include Chile, Argentina, Brazil and Mexico.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Chile and the accounting regulations of the SVS. Where differences exist between the standards of the SVS and the Chilean Institute of Accountants, the standards of the SVS will prevail.

The preparation of the Company’s consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Although these estimates are based on management’s best knowledge of current events and actions that may impact the Company in the future, actual results may be different from the estimates. The Company’s critical accounting policies are those that affect its financial statements materially and involve difficult, subjective or complex judgments by management. Those policies and assumptions are valuation of long-lived assets, valuation of accounts receivable, valuation of inventory, assumptions used in the valuation and accounting for timber resources, accounting for income taxes and accounting for potential litigation claims and contingencies.

The Company has issued its statutory consolidated financial statements in Spanish and in conformity with accounting principles generally accepted in Chile, which include certain notes and additional information required by the SVS for statutory purposes. Management believes that these additional notes and information are not essential for the complete understanding of the consolidated financial statements and, accordingly, these notes and additional information have been excluded from the accompanying financial statements.

b)	Currency

Change in Reporting Currency

On April 10, 2003, the Chilean IRS authorized Masisa to maintain its accounting records in US dollars as of January 1, 2003. On October 10, 2003, the SVS authorized the Company to present its annual and quarterly statutory financial statements in US dollars. Given this approval, in November 2003, the Company restated its statutory financial statements for the quarters ended March 31, 2003 and June 30, 2003 to be reported in US dollars and all future filings with the SVS will be reported in US dollars. The Company’s functional currency has not changed and remains the US dollar.

F-7

Presentation of 2002 and 2001 Financial Statements

In accordance with Chilean GAAP, the Consolidated Balance Sheets, Statements of Income and Cash Flows as of and for the year ended December 31, 2002 and 2001 previously presented in Chilean pesos were recast in accordance with accounting principles generally accepted in Chile to be presented in US dollars using the exchange rates as of December 31, 2002 and 2001, respectively. The exchange rates used for this purpose as of December 31, 2002 and 2001 were Ch$ 718.61 and Ch$ 654.79, respectively.

Foreign Currency Translation of “Stable” Currencies

Commencing January 1, 2003, for Masisa and those subsidiaries authorized to maintain their accounting records in US dollars as well as those foreign subsidiaries considered as an extension of the parent Company’s operation, assets and liabilities denominated in other currencies are remeasured to US dollars at the exchange rates prevailing on December 31st of each year except for inventory, property plant and equipment and certain other assets and liabilities. Inventory, property, plant and equipment and certain other assets and liabilities are remeasured at either; (1) the historical exchange rates if the corresponding asset or liability originated subsequent to January 1, 2003; or (2) the January 1, 2003 exchange rate, representing the effective date of the approval to maintain the Company’s accounting records in US dollars. Commencing January 1, 2003, revenues and expenses are generally translated at the exchange rates on the dates of the transactions. Gains or losses from foreign currency remeasurement as described above for periods subsequent to January 1, 2003 are included in Consolidated net income.

Commencing January 1, 2003, for those subsidiaries that maintain their accounting records in currencies others than the US dollar and are “not extensions” of the parent Company’s operations (Forestal Tornagaleones S.A. and its subsidiary FTG Overseas Ltd.), all assets, liabilities, revenues and expenses are translated into US dollar using the exchange rates prevailing on December 31st of each year. The translation adjustment derived from the effect of the variation of the exchange rate between the beginning and the closing of the year over beginning of the year Shareholders’ equity is reported as a Cumulative translation gain/(loss) as a separate component of Shareholders’ equity.

Foreign Currency Translation of “Not Stable” Currencies

In accordance with Technical Bulletin No. 64 of the Chilean Institute of Accountants for all periods presented, the financial statements of subsidiaries located in countries that are subject to significant risks, restrictions or fluctuations due to inflationary or exchange effects (so called “not stable” countries) must be remeasured in US dollars. Accordingly, the financial statements of Forestal Argentina, Masisa Argentina S.A., Maderas y Sinteticos de Mexico S.A. de C.V., Maderas y Sinteticos Servicios S.A. de C.V. and Masisa do Brasil Ltda. are remeasured in US dollars as follows:

1. Monetary assets and liabilities were translated at year-end rates of exchange between the US dollar and the local currency.

2. All non-monetary assets and liabilities and shareholders’ equity were translated at historical rates of exchange between the US dollar and the local currency.

3. Income and expense accounts were translated at average rates of exchange between the US dollar and the local currency for the period, except for those arising from non-monetary accounts, which are included at historic rates of exchange.

4. Any exchange differences which arise were included in the results of operations for the period.

F-8

The difference between the investment’s equity value arising from the financial statements remeasured as explained above and the net equity value at the beginning of the year, plus the proportional share of the investment’s net income for the year, was recorded in the account, Cumulative translation gain/(loss) as a separate component of Shareholders’ equity.

In addition, exchange differences (netted from Chilean inflation) arising from debt obligations that qualify as foreign currency hedges of the foreign investments mentioned above were also recorded in the account “Cumulative Translation Adjustment”.

c)	Consolidation

The consolidated financial statements include the accounts of Masisa and the following subsidiaries which it controls:

		Ownership at December 31,
Company	Business	2001	2002	2003
		%	%	%
Masisa Argentina S.A.	Production of wood products and forestry by-products	100.0000	100.0000	100.0000
Masisa Overseas Ltd.	Investments	100.0000	100.0000	100.0000
Masisa Inversiones Ltda.	Investments	100.0000	100.0000	100.0000
Inversiones Coronel Ltda.	Investments	100.0000	100.0000	100.0000
Masisa do Brasil Ltda.	Production of wood products and forestry by-products	100.0000	100.0000	100.0000
Masisa Cabrero S.A. (1)	Production of wood products and forestry by-products	100.0000	100.0000	—
Forestal Tornagaleones S.A. and subsidiaries (2)	Forestry	53.9956	60.4492	60.4492
Maderas y Sinteticos del Peru S.A.C.	Sales of wood products	99.9011	99.9011	99.9011
Masisa Concepcion Ltda. (3)	Investments	100.0000	100.0000	100.0000
Maderas y Sinteticos Servicios S.A. de C.V.	Services	100.0000	100.0000	100.0000
Maderas y Sinteticos de Mexico S.A. de C.V.	Production of wood products and forestry by-products	100.0000	100.0000	100.0000
Masisa Partes y Piezas Ltda. (4)	Production of wood products and forestry by-products	—	100.0000	100.0000
Masisa Ecuador S.A. (4)	Sales of wood products	—	100.0000	100.0000

(1)	On January 3, 2003 Masisa Cabrero S.A. merged with Inversiones Coronel Limitada, another consolidated subsidiary.

(2)	On June 27, 2002, the Company made a capital investment of ThUS$ 7,372 in its subsidiary Forestal Tornagaleones S.A, which increased its ownership by 6.45% (See Note 8 for additional detail).

(3)	On February 5, 2003 the subsidiary CyD Agrofruta Limitada changed its name to Masisa Concepcion Ltda.

(4)	During 2002, the Company incorporated and initiated operations of these subsidiaries.

All significant balances and transactions between the consolidated subsidiaries have been eliminated. The participation of minority shareholders in subsidiaries is reflected in the Consolidated Balance Sheets under Minority interest.

F-9

d)	Price-level restatements

As discused in Note 2 b), until January 1, 2003, the Company’s consolidated financial statements, were expressed in Chilean pesos and restated on an annual basis to reflect the effects of variations in the purchasing power of the local currency during each year. As of January 1, 2003, Masisa and certain authorized subsidiaries maintain accounting records in US dollars and therefore price-level restatements commencing on January 1, 2003 are no longer applicable for these subsidiaries. Certain Masisa’s subsidiaries have not received approval to maintain their accounting records in US dollars. Forestal Tornagaleones S.A. and FTG Overseas Ltd. continue to maintain Chilean peso accounting records and apply the principle of price-level restatements in accordance with Chilean GAAP. For this purpose, non-monetary assets, liabilities and equity accounts have been restated by charges or credits to income, unless not required by Technical Bulletin No. 64 (see Note 2 b). Furthermore, the income and expense accounts have been restated in terms of year-end constant pesos.

In accordance with Chilean tax regulations and accounting practices, the restatements are calculated based on the official Consumer Price Index of the National Institute of Statistics, applied one month in arrears, which was 4.7%, 3.1% and 1.0% for the years ended November 30, 2001, 2002 and 2003 respectively. This index is considered by the business community, the accounting profession and the Chilean government to be the index which most closely complies with the technical requirement to reflect the variation in the general level of prices in the country and, consequently, is widely used for financial reporting purposes in Chile.

The above-mentioned price-level restatements do not purport to present appraised or replacement values and are only intended to restate all non-monetary financial statement components in terms of local currency of a single purchasing power and to include in the net result for each year the gain or loss in purchasing power arising from the holding of monetary assets and liabilities exposed to the effects of inflation.

e)	Time deposits and securities purchased under resale agreements

Time deposits are recorded at cost plus accrued interest at each year-end. Securities purchased under resale agreements are presented at cost plus accrued interest at the year-end. The value of these investments do not exceed their respective market values at December 31, 2002 and 2003.

f)	Allowance for doubtful accounts

The Company has recorded an allowance for doubtful accounts for possible non-collection of accounts receivable, which is shown as a deduction from accounts receivable. The allowance is established as 1% of receivables from local customers plus additional amounts for specific customers, where collection is doubtful based on an analysis of the aging of the outstanding balances as well as other relevant information.

g)	Inventories

Inventories are valued at the lower of production or acquisition cost, including indirect manufacturing costs, or market value. Inventory costs are determined using the average cost method. The valuation of inventories are periodically assessed and, if necessary, a write-down of the value for estimated excess and obsolete inventory is recorded based on estimates about future demand and actual usage.

As of December 31st of each year, forests and plantation inventories in the process of exploitation are stated at the commercially appraised value at which these forests were transferred from fixed assets in conjunction with the revaluation of timber resources described in Note 2 h) below.

F-10

h)	Property, plant and equipment

Property, plant and equipment, except timber resources, are stated at cost, which includes capitalized interest. Depreciation is calculated using the straight-line method based on the estimated useful life of each asset, which were as follows:

Years
Plants, buildings and other installations	25-40
Machinery and equipment	10-20
Other fixed assets	1-10

Depreciation for 2001, 2002 and 2003 amounted to ThUS$ 21,924, ThUS$ 24,026 and ThUS$ 25,814, respectively.

Timber resources are included in Property, plant and equipment and recorded by the subsidiary Masisa do Brasil Ltda. and Tornagaleones and subsidiaries. Timber resources are initially recorded at the cost of development. Timber costs consist primarily of purchased timber, planting, maintenance, protection, and other direct costs related to the development of the forest. Direct and indirect interest costs of developing timber are capitalized until the timber is deemed to have reached an exploitable stage. These capitalized interest costs are included in the historical cost of the timber. At December 31st of each year, the timber resources are adjusted to reflect values based on technical appraisals performed by specialized forestry engineers.

The cost of timber harvested is based on the volume of timber harvested in relation to the estimated volume recoverable. The Company’s estimated volume recoverable is based on statistical information and data obtained from physical measurements and other information gathering techniques. Such information gathered and data used requires, to a certain extent, estimates and judgments in determining the amount of forest recoverable. The carrying values of the forests are allocated to Inventories on a unit-of-production basis when cut and to Cost of Sales when sold.

As a result of the above accounting treatment, Masisa do Brasil Ltda. and Tornagaleones and subsidiaries records timber resources at appraisal value prior to cutting and records them in Cost of sales when the timber is cut and sold.

Financing costs of projects requiring major investments in long-term construction and those costs incurred from financing specific projects are capitalized and amortized over the estimated useful lives of the related assets.

Other fixed assets include spare parts inventories with turnover of less than one-year. These are valued as described in Note 2 g). Those items with significant value and with an ongoing benefit are depreciated in the same period of time as the asset with which they are associated, while those items with frequent use are charged to cost of production when used.

Assets purchased under financing leases are recorded at their fair value on the date of the lease agreement, which is determined by discounting the amounts payable in installments and the bargain purchase option, if any, at the interest rate implicit, or explicit, in the contract. These assets are not legally considered property of the Company until the purchase option is exercised.

Disbursements for the development of internal use software are charged to the results of operations as incurred. External direct costs of materials and services rendered in developing an enterprise resource planning system (an SAP R/3 system) and interest costs incurred during development are capitalized. Payroll related costs were not material and have been expensed. Training costs and data conversion costs are expensed as incurred.

Assets to be disposed of at year-end have been recorded under Other assets at fair value based on an independent appraisal.

F-11

i)	Investments in unconsolidated affiliates

Investments in unconsolidated affiliates are accounted for using the equity method when they represent between 10% and 50% of the voting stock of the investee. Accordingly, the Company’s proportional share in the net income (or loss) of each investee is recognized on an accrual basis, after eliminating any unrealized profits or losses from transactions with the investees in Non-operating income in the Consolidated Statements of Income.

j)	Goodwill and negative goodwill

Under Chilean GAAP, goodwill arises from the excess of the purchase price of companies acquired over their net book value; negative goodwill arises when net book value of the acquired company exceeds the purchase price of companies acquired. Goodwill and negative goodwill also arise from the purchase of investments accounted for by the equity method.

Goodwill and negative goodwill are amortized over ten to twenty years considering the expected period of return of the investment. The Company evaluates the recoverability of goodwill on a periodic basis.

k)	Bonds

Bonds are recorded at face value plus accrued interest. The discount on, and expenses incurred, in the issuance of the bonds are included in Other current assets and Other assets in the Consolidated Balance Sheets and are amortized using the interest method of amortization over the term of the instruments. Total capitalized costs associated with bonds were ThUS$ 6,634 in December 31, 2003 and ThUS$ 46 was amortized to expense in the year ended December 31, 2003.

l)	Income taxes and deferred income taxes

Effective January 1, 2000, the effects of deferred income taxes arising from temporary differences between the basis of assets and liabilities for tax and financial statement purposes are recorded in accordance with Technical Bulletins Nos. 60, 68 and 69 of the Chilean Institute of Accountants and Circular No. 1,466 of the SVS. The effects of deferred income taxes at January 1, 2000 that were not previously recorded, were recognized, in accordance with the transitional period provided by Technical Bulletin No. 60, against a contra asset or liability account (“complementary accounts”) and were recorded to offset the effects of the deferred tax assets and liabilities not recorded prior to January 1, 2000. Complementary accounts are amortized to income over the estimated average reversal periods corresponding to underlying temporary differences to which the deferred tax asset or liability relates. Deferred income taxes at January 1, 2000 are recognized in income beginning in 2001 as the temporary differences are reversed.

Deferred income tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred income tax asset to an amount that is more likely than not to be realized.

F-12

m)	Revenue recognition

Revenues are recorded at the time of shipment of products to the customer. The following criteria must be met in order to recognize revenue: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the price to the buyer is fixed or determinable; and (4) collection is reasonably assured. Revenues which the Company has billed and collected in advance are deferred until the related products are shipped and the criteria above have been met.

n)	Employee vacations

The cost of employee vacations is recognized as an expense on an accrual basis as the vacations are earned by employees and are included in Accrued liabilities in the Consolidated Balance Sheets.

o)	Cash and cash equivalents

As a result of recasting the financial statements which were originally presented in Chilean pesos to US dollars as described in Note 2b), Cash and cash equivalents at December 31, 2001 included in the Consolidated Balance Sheets does not agree with Cash and cash equivalents at the beginning of the year (January 1, 2002) as presented in the Statement of Cash Flows for the year ended December 31, 2002. The amounts do not agree due to the methodology of recasting required by the accounting principles generally accepted in Chile in which the Consolidated Balance Sheets, Statements of Income and Cash Flows as of and for the year ended December 31, 2002 and 2001 previously reported in Chilean pesos are recast to US dollars using the respective year-end exchange rates. Accordingly, Cash and cash equivalents at December 31, 2001 will not agree with Cash and cash equivalents at January 1, 2002 as the previously reported amounts in Chilean pesos are recast at different rates at December 31, 2001 and 2002.

The Company considers all short-term highly-liquid investment securities purchased with original maturities of three months or less to be cash equivalents for purposes of the Consolidated Statement of Cash Flows.

The balances of cash and cash equivalents were as follows:

	At December 31,
	2001	2002	2003
	ThUS $	ThUS $	ThUS $
Cash	7,745	1,916	8,661
Time deposits	11,235	318	—
Securities purchased under resale agreements	—	—	11,120

Total	18,980	2,234	19,781

F-13

p)	Impairment of long-lived assets

The Company periodically evaluates the carrying value of its long-lived assets for impairment. The carrying value of a long-lived asset is considered impaired by the Company when the expected undiscounted cash flows from such asset are separately identifiable and less than its carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved or based on independent appraisals.

q)	Derivative contracts

The Company enters into hedging contracts including interest rate swap agreements and forward exchange contracts. The contracts are accounted for in accordance with Technical Bulletin No. 57, “Accounting for Derivative Contracts”. (“TB 57”) of the Chilean Institute of Accountants. Under TB 57 all derivative financial instruments are recognized on the Consolidated Balance Sheets at their fair value. Derivative instruments are accounted for as follows:

Hedges of forecasted transactions:

The derivative instrument is stated at its fair value on the Consolidated Balance Sheets and any change in the fair value is recognized on the balance sheet as an unrealized gain or loss in Other current liabilities or in Other assets. When the contract is settled, the unrealized gain or loss on the instrument is recognized in earnings in Non-operating income in the Consolidated Statements of Income.

Firm commitments hedging contracts (Hedges of “existing items”):

The hedged item and derivative instrument are measured at fair value on the balance sheet. Unrealized gains and losses are recorded in earnings in Non-operating income in the Consolidated Statements of Income if the net effect is a loss and deferred and recognized when the contract is settled if it is a gain. The unrecognized gains associated with the derivative instrument are included in Other current liabilities in the Consolidated Balance Sheets.

The impact of the Company’s hedging activities included in Non-operating expenses for the years ended 2001, 2002 and 2003 totaled ThUS$ 1,613, ThUS$ 795 and ThUS$ 678, respectively. The unrealized gains included in Other current liabilities as of December 31, 2003 and 2002 totaled ThUS$ 984 and ThUS$ 795, respectively. The unrealized losses included in Other assets as of December 31, 2002 and 2001 totaled ThUS$ 306 and ThUS$ 159, respectively.

r)	Research and development expenses

Research and development expenses are charged to income in the year in which they occur. The Company has not incurred significant research and development expenses during the years ended December 31, 2001, 2002 and 2003.

s)	Reclassifications

Certain 2001 and 2002 amounts in the accompanying financial statements have been reclassified to conform to the 2003 presentation. The reclassifications had no material effect on the previously reported presentation of assets and liabilities, previously reported net income, cash flows or shareholders’ equity.

F-14

NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable include the following:

	Accounts receivable aging
	1-90 days	91-360 days	December 31, 2003
	ThUS$	ThUS$	ThUS$
Trade accounts receivable	59,897	1,467	61,364
Notes receivable	8,324	575	8,899
Other accounts receivable	5,825	149	5,974
Less: Allowances for doubtful accounts			(4,017)

Total			72,220

	Accounts receivable aging
	1-90 days	91-360 days	December 31, 2002
	ThUS$	ThUS$	ThUS$
Trades accounts receivable	44,722	959	45,681
Notes receivable	6,317	722	7,039
Other accounts receivable	5,259	249	5,508
Less: Allowances for doubtful accounts			(2,603)

Total			55,625

NOTE 4 - INVENTORIES

Inventories include the following:

	At December 31,
	2002	2003
	ThUS$	ThUS$
Finished goods	38,263	46,477
Raw materials	9,239	12,930
Other materials	3,305	3,879
Spare parts	6,947	7,704
Forests and plantations in the process of exploitation	7,099	7,722
Reserve for obsolescence	(676)	(996)

Total	64,177	77,716

F-15

NOTE 5 - OTHER CURRENT ASSETS

Other current assets include the following:

	At December 31,
	2002	2003
	ThUS$	ThUS$
Deposits	2,001	29,104
Deferred income taxes (Note 15 c)	728	562
Prepaid expenses	767	2,147
Bond issuance costs	—	727

Total	3,496	32,540

NOTE 6 - PROPERTY, PLANT AND EQUIPMENT (NET)

a)	Property, plant and equipment include the following:

	At December 31,
	2002	2003
	ThUS$	ThUS$
Land	62,529	67,031
Plants, buildings and other installations	102,123	105,384
Machinery and equipment	476,912	488,554
Timber resources	101,628	125,779
Construction in progress	10,773	8,825
Other fixed assets:
Furniture, fixtures and other	10,291	11,062
Spare parts	10,541	11,247
Assets under leasing contracts	1,624	1,763
Software	4,247	5,444
Other	2,482	1,551

	783,150	826,640
Accumulated depreciation	(162,288)	(188,749)

Property, plant and equipment (net)	620,862	637,891

b)	The Company capitalized interest amounting to ThUS$ 5,426 during the year ended December 31, 2002, corresponding to the construction of the MDF and OSB plants in Brazil and in Argentina.

As stated in Note 2 h), Tornagaleones and its subsidiary Forestal Argentina S.A. capitalized interest related to plantation financing in property, plant and equipment. Tornagaleones capitalized interest under this concept totaling ThUS$ 155 and ThUS$ 974 for the years ended December 31, 2003 and 2002, respectively. Masisa do Brasil Ltda. capitalized interest related to plantation financing included in property, plant and equipment totaling ThUS$ 2,536 and ThUS$ 1,942 for the years ended December 31, 2003 and 2002, respectively.

F-16

Tornagaleones has outstanding debt in US dollars. As a result of this, Tornagaleones incurred an exchange gain of ThUS$ 864 in 2003 and an exchange loss of ThUS$ 694 in 2002 associated with this debt. As permitted under Chilean GAAP, this exchange gain and loss was netted against capitalized interest.

c)	As described in Note 2 h), Masisa do Brasil Ltda., Tornagaleones and its subsidiary Forestal Argentina S.A. have revalued their forests and plantations at year end based on technical appraisals. The accumulated adjustment in value amounted to ThUS$ 31,144 in 2003 (ThUS$ 29,637 in 2002) and is included in Timber resources. The Company has recognized it proportionate share in Forest reserves in Shareholders’ Equity and the balance is included in Minority interest on the Consolidated Balance Sheets.

d)	In 2001, the Company recorded an impairment for one of its particle board lines in the amount of ThUS$ 8,260 which is included in the Consolidated Statement of Income under Non-operating operating expenses (see Note 21).

NOTE 7 - INVESTMENTS IN UNCONSOLIDATED AFFILIATES

The Company’s investments in unconsolidated affiliates totaled ThUS$ 12, ThUS$ 175 and ThUS$ 10 at December 31, 2001, 2002 and 2003. The Company’s proportional share in the net income (or loss) of unconsolidated affiliates totaled a loss of ThUS$ 147, a gain of ThUS$ 16 and a loss of ThUS$ 685 for 2001, 2002 and 2003, respectively.

As of December 31, 2003 and 2002, the Company has recorded a provision for investments in unconsolidated affiliates with negative equity at year-end totaling ThUS$ 167 at December 31, 2002 and ThUS$ 666 at December 31, 2003, which is included in Other long-term liabilities (see Note 13).

NOTE 8 - GOODWILL AND NEGATIVE GOODWILL, NET

Goodwill and negative goodwill, net of accumulated amortization, were as follows:

	At December 31,
	2002	2003
	ThUS$	ThUS$
Maderas y Paneles S.A. (1)	151	—
Masisa Cabrero S.A. (2)	1,230	1,419
Forestal Tornagaleones S.A. (3)	(1,953)	(1,854)

Total	(572)	(435)

(1)	On August 16, 1993, the Company purchased a 3.8% interest in its subsidiary Maderas y Paneles S.A. from Inversiones Pathfinder S.A. (at that time the majority shareholder of the company) for ThUS$ 3,855, which resulted in goodwill of ThUS$ 2,690. The goodwill was fully amortized over a term of ten years.

(2)	During 2000, the Company purchased a 92.61% interest in its subsidiary Masisa Cabrero S.A. from Forestal Terranova S.A. and Fibras del Noreste S.A. for ThUS$ 43,469, which resulted in goodwill of ThUS$ 1,753. The goodwill is being amortized over twenty years.

(3)	On June 27, 2002, the Company made a capital investment of ThUS$ 7,372 in its subsidiary Forestal Tornagaleones S.A., which increased its ownership by 6.45%. This investment resulted in negative goodwill of ThUS$ 2,012. This negative goodwill is being amortized to income over twenty years.

F-17

Masisa Concepcion Ltda. was acquired in November 2001. The excess of the amount paid for this company over the net assets value generated goodwill of ThUS$ 1,135 that was charged to income for the year. The Company concurrently recognized a deferred tax asset for ThUS$ 1,444 which reduced income tax expense by the same amount.

Goodwill amortization, net totaled ThUS$ 1,434, ThUS$ 265 and ThUS$ 142 in 2001, 2002 and 2003 respectively.

NOTE 9 - OTHER ASSETS

Other assets include the following:

	At December 31,
	2002	2003
	ThUS$	ThUS$
Deposits	28,500	—
Assets for disposal	633	413
Recoverable taxes (See Note 15 b)	3,113	957
Bond issuance costs	—	5,861
Other	627	1,824

Total	32,873	9,055

NOTE 10 - SHORT-TERM BANK BORROWINGS

Short-term bank borrowings maturing in one year or less include the following:

	Foreign Currency in 2003	Interest rate at December 31, 2003	2002	2003
		%	ThUS$	ThUS$
Banco de Chile	US$	1.95	9,463	9,133
Banco de Chile	Chilean Pesos	—	455	2,512
Banco de Credito e Inversiones	US$	—	6,066	—
BankBoston N.A.	US$	—	9,579	—
ABN AMRO Bank	Chilean Pesos	4.77	1,694	1,155
ABN AMRO Bank	Other	11.28	1,202	1,056
HSBC Bank Chile	US$	2.30	3,610	3,609
Bancoestado	US$	2.19	—	3,043
CorpBanca	US$	2.43	—	5,080
Banco Del Desarrollo	US$	2.65	—	5,511
Rabobank Curacao N.V	US$	2.05	—	5,075
Banco de Chile NY	US$	—	15	—
ITAU BBA Other	Other	11.28	—	1,709

Total			32,084	37,883

F-18

During 2003, the average annual interest rate was 2.3%. During 2002 and 2001, the average annual interest rates were 2.8% and 4.0%, respectively. Accrued interest totaling ThUS$ 340 and ThUS$ 283 at December 31, 2003 and 2002, respectively, is included in the outstanding balances.

At December 31, 2003, the Company had ThUS$ 92,926 of short-term lines of credit, of which ThUS$ 27,101 were unused and available for borrowing on an unsecured basis.

NOTE 11 - LONG-TERM BANK BORROWINGS

Long-term bank borrowings include the following:

	Foreign Currency in 2003	Interest rate	Interest rate at December 31, 2003	At December 31,
				2002	2003
			%	ThUS$	ThUS$
BankBoston (1)	US$	Fixed rate	12.0000	120	94
BankBoston N.A. (2)	US$	Fixed rate	11.2750	981	305
Rabobank Ireland PLC (3)	US$	Fixed rate	8.0000	30,280	29,121
Dresdner Bank Lateinamerika (4)	US$	Libor+1.90	3.1125	6,080	6,101
Banco de Credito e Inversiones (5)	UF	Fixed rate	6.7000	8,123	7,451
Raboinvestments Chile S.A (6)	US$	Libor+1.875	3.0875	15,110	14,090
Security Bank (7)	US$	Libor+1.50	2.7125	2,833	2,829
Citibank N.A (8)	US$	Fixed rate	5.2000	58,309	1,124
Comerica Bank (9)	US$	Libor+1.35	2.5625	15,091	15,074
Banco de Chile NY (10)	US$	Libor+1.25	2.4625	15,205	15,084
The Bank of Nova Scotia (11)	US$	Libor+1.15	2.3625	—	25,266

Total				152,132	116,539
Less : Current portion (12)				(15,133)	(42,254)

Long-term portion				136,999	74,285

(1)	This loan is repayable in monthly installments of principal and interest.

(2)	The balance of this loan is repayable in 2004 and the balance is included in Current portion of long-term liabilities.

(3)	This loan is repayable in March 2004. Interest is paid semi-annually.

(4)	This loan is repayable in six semi-annual installments, starting on July 2004. Interest is paid semi-annually.

(5)	The outstanding balance of this loan as of December 31, 2003 is repayable in six semi-annual installments, starting on February 2004, with interest payments semi-annually.

(6)	The outstanding balance of this loan as of December 31, 2003 is repayable in eight semi-annual installments starting on April 2004, with interest payments semi-annually.

(7)	The outstanding balance of this loan as of December 31, 2003 is repayable in six semi-annual installments, commencing March 2004, with interest payments to be made semi-annually.

(8)	The Company prepaid the outstanding balance of the loan ThUS$ 49,720 with proceeds from the bond offering included in Other Borrowings in the Consolidated Balance Sheets.

(9)	This loan is repayable in seven semi-annual installments, commencing April 2004, with interest payments to be made semi-annually.

(10)	This loan is repayable in seven semi-annual installments, commencing October 2004, with interest payments to be made semi-annually.

(11)	The Company entered into this loan in January, 2003. This loan is repayable in six semi-annual installments, commencing July 2005, with interest payments to be made semi-annually.

(12)	Includes ThUS$ 5,866 and ThUS$ 1,871 corresponding to accrued interest at December 31, 2002 and 2003, respectively.

F-19

Scheduled payments of the long-term portion of long-term bank borrowings at December 31, 2003 are as follows:

Amounts payable during the years ending December 31,	ThUS$
2005	21,034
2006	26,609
2007	20,392
2008	6,250

Total	74,285

NOTE 12 - OTHER LONG-TERM BORROWINGS

Other long-term borrowings include the following:

	At December 31,
	2002	2003
	ThUS$	ThUS$
Bonds payable	—	91,453
Promissory notes (8.06% per annum due in 2008)	45,474	45,484
Promissory notes (7.82% per annum due in 2003)	25,255	—
Leases payable	699	439
Other	55	—

Total	71,483	137,376
Less: Current portion	(26,067)	(10,010)

Long-term portion	45,416	127,366

Bonds

In December 2003, the Company issued ThUS$ 91,453 of fixed rate bonds in the Chilean market. Series A bonds of ThUS$ 71,394 mature in seven years and pay interest at 5.0%. Series B bonds of ThUS$ 20,059 mature in twenty one years and pay interest at 6.25%. Interest is payable on both Series A and B bonds on June 15th and December 15th of each year with the first payment due on June 15, 2004.

As stipulated in the contract, the proceeds of the bond issuance were used to prepay short and long term bank borrowings.

F-20

Scheduled maturities of other long-term borrowings at December 31, 2003 are as follows:

Maturities during the years ending December 31,	ThUS$
2005	9,127
2006	23,247
2007	23,247
2008	23,247
2009	14,247
2010 and beyond	34,251

Total	127,366

NOTE 13 - OTHER LONG-TERM LIABILITIES

Other long-term liabilities include the following:

	At December 31,
	2002	2003
	ThUS$	ThUS$
Taxes payable	3,295	7,459
Forest subsidy	2,714	3,073
Deficit in investments accounted for under the equity method	167	666

Total	6,176	11,198

NOTE 14 - COVENANTS

Certain of the Company’s borrowing agreements include restrictive covenants. The more restrictive covenants include the following:

Masisa S.A.

The bonds issued in 2003 contain covenants establishing certain obligations for the Company and its subsidiaries, including the following: maintenance of insurance on the principal assets of the Company in accordance with the industry’s standards; issuance of quarterly and annual financial statements to the representative of the bondholders, both individual and consolidated, abiding by the standards applicable to public corporations; the obligation to provide copies of risk rating reports; the obligation to update the accounting books of the Company and its subsidiaries; the obligation to perform transactions with subsidiaries under market conditions; the prohibition of providing financing to any entity of the business group, other than the issuer or any of its subsidiaries or investees; and the requirement to maintain a quarterly leverage ratio (defined as the ratio between current liabilities and equity based on the consolidated financial statements) not higher than 0.9 times. As of December 31, 2003, the Company was in compliance with all covenants.

F-21

The Bank of Nova Scotia

In connection with the loan of US$ 25 million granted by The Bank of Nova Scotia, in which Scotiabank Sud Americano acted as an agent, the Company and/or its subsidiaries are obligated to the following covenants: maintaining a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1; maintaining a coverage over financial expenses not lower than 3; maintaining a consolidated equity not lower then UF 14,800.000 (ThUS$ 421,718 at December 31, 2003); the Company can not sell, transfer, dispose of, promise to sell or dispose of its current stake in the ownership of its subsidiaries, with the exceptions set forth in the contract; the Company can not pledge assets that are essential for the normal operation of the business, except in the conditions provided for in the contract; the Company can not grant loans to its shareholders for operations outside the regular course of business. As of December 31, 2003, the Company is in compliance with all covenants.

Comerica Bank

The Company has the following covenants associated with its loan of US$ 15 million granted by Comerica Bank. Convenants include: maintenance of insurance on the principal assets in accordance with industry standards; updating accounting records of the Parent company and its subsidiaries; compliance with current laws and regulations; compliance with the payment of every obligation derived from debt contracts; maintenance of the Company’s line of business; prohibition of issuing certain guarantees on its assets, except for those existing upon signature of the agreement and other such as chattel mortgage on new assets purchased in the Company’s ordinary line of business; performance of transactions with the subsidiaries under market conditions; prohibition of merging of the Company with any other company, or liquidating or dissolving it, and selling or renting its assets, property or businesses, except in the terms agreed upon in the contract; limitation to the debt contracted and loans granted in conformity with the conditions stated in the agreement; maintenance of a consolidated equity not lower than UF 14,800,000 (ThUS$ 421,718 at December 31, 2003); maintenance of an interest coverage ratio (defined as operating cash flow over net financial expenses) of at least 3; and maintenance of a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1. As of December 31, 2003, the Company was in compliance with all covenants.

Banco de Chile

The Company has the following covenants associated with its credit line for US$ 15 million granted by Banco de Chile. Convenants include: maintenance of a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1; maintenance of a coverage ratio against financial expenses of at least 3; maintenance of a consolidated equity of at least UF 14,800,000 (ThUS$ 421,718 at December 31, 2003); and the prohibition of selling, transferring, pledging to sell or disposing of, in any way or manner, its present equity investment in the property of its subsidiaries except in the terms agreed upon in the contract. As of December 31, 2003 the Company was in compliance with all covenants.

Dresdner Bank L.A. - Forestal Argentina S.A.

In accordance with loans contracted by this subsidiary, the company is obligated to comply with certain covenants that are derived from the financial statements of this subsidiary issued in accordance with accounting principles generally accepted in Argentina.

F-22

These covenants include the maintenance of:

•	A ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to financial expenses equal to or higher than 1.8 times;

•	Debt leverage lower or equal to 0.50; and

•	Net equity of at least US$ 50 million.

Non-compliance with any of the above obligations can require the immediate payment of the quantities owed, as if they had matured and were currently collectable.

The company was not in compliance with its net equity covenant based on its subsidiary’s financial statements at December 31, 2003 and 2002. On August 27, 2002, Dresdner Bank L.A. released the Company from its obligation to comply with the financial “covenants” set forth in its loan contract. On January 28, 2003, the bank extended the release from complying with the covenant of maintaining a minimal equity until April 30, 2003. On May 12, 2003 the bank reported in writing to Forestal Argentina S.A. that it was in the process of studying the balance sheets audited at December 31, 2002. It also advised that, as long as such analysis, as well as the restructuring of the “covenant” of minimum equity is not concluded, it would not declare a default event for non-complying with such “covenant”. On August 22, 2003, the bank advised the company that it was still studying such balance sheets and, as long as the examination has not been concluded, it would not declare a default event for non-compliance of covenant. On January 8, 2004, the bank reported to the Company that, with retroactive effect to June 30, 2003 and until February 29, 2004, it released the Company from complying with the obligation to maintain a minimum equity as outlined in the borrowing documents.

Promissory Notes from Private Placement

In connection with notes issued in a private placement in the United States during 1996, Masisa and its subsidiaries, Masisa Overseas Ltd. and Masisa Argentina S.A., are contractually committed to maintain certain covenants, which are summarized as follows:

•	Compliance with all laws

•	Maintenance of insurance on properties and businesses

•	Maintenance of properties in good repair, working order and condition

•	Payment of taxes and claims

•	Maintenance of financial covenants as follows:

a)	The Company must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders’ equity less intangible assets) of not less than an amount equal to the sum of (a) ThCh$ 140,493,573 (ThUS$ 236,601 at December 31, 2003) and (b) an amount equal to 40% of the cumulative amount of Recurring Net Income (defined as net income less extraordinary or non-recurring gains) of the Company for each fiscal year commencing after December 31, 1996 (as shown on the consolidated financial statements).

b)	The Company will not at any time permit the Leverage Ratio (defined as the ratio of consolidated indebtedness to Consolidated Tangible Net Worth) to exceed 1 to 1.

c)	The Company will not at any time permit the Interest Charges Coverage Ratio (the ratio of consolidated income plus interest expense and income taxes to interest expense) to be less than 1.5 to 1.

F-23

•	Ownership obligations

a)	The Parent Company will at all times own 100% of the outstanding equity securities of Masisa Overseas Ltd.

b)	The Parent Company will at all times own at least 66 2/3% of the outstanding voting securities of Masisa Argentina S.A.

As of December 31, 2003, the Company will in compliance with all covenants.

NOTE 15 - INCOME TAXES

a)	The income tax provisions in the Consolidated Statements of Income were as follows:

	Year ended December 31,
	2001	2002	2003
	ThUS$	ThUS$	ThUS$
Current year provision for income tax	4,397	5,781	2,816
Deferred income taxes	(5,027)	1,619	(984)
Adjustments of income taxes of prior years	18	(367)	(137)

Total (benefit) provision	(612)	7,033	1,695

b)	Recoverable and taxes payable were as follows:

	At December 31,
	2002	2003
	ThUS$	ThUS$
Provisional monthly income tax prepayments	1,349	3,336
Income tax provision	(5,781)	(2,816)
Value-added taxes recoverable	15,034	10,955
Value-added taxes payable	(3,295)	(7,459)
Others	548	662

Total	7,855	4,678

Recoverable and taxes payable as outlined above are classified in the Consolidated Balance Sheets as follows:
	ThUS$	ThUS$
Recoverable tax	8,037	11,180
Tax recoverable long-term included in long-term Other Assets	3,113	957
Tax payable long-term included in Other long-term liabilities	(3,295)	(7,459)

Total	7,855	4,678

F-24

c)	Deferred income taxes

At December 31, 2002 and 2003, the accumulated balances from deferred taxes originating from temporary differences were as follows:

	At December 31, 2002		At December 31, 2003
	Short-term	Long-term	Short-term	Long-term
	ThUS$	ThUS$	ThUS$	ThUS$
Assets
Allowance for doubtful accounts	579	46	624	—
Provision for vacations	193	—	237	—
Leasing obligations	—	118	—	72
Tax loss carry-forwards	373	21,530	904	13,809
Other provisions	518	1,302	464	1,687

Total	1,663	22,996	2,229	15,568
Less: Complementary liability account	(26)	(1,259)	(30)	(126)
Valuation allowance	—	(12,552)	—	(5,441)

Net assets	1,637	9,185	2,199	10,001

Liabilities
Overhead costs in inventories	(821)	(3,552)	(1,012)	(3,552)
Forest reserve	—	(4,240)	(70)	(8,741)
Depreciation of property, plant and equipment	(88)	(23,318)	(650)	(18,957)

Total	(909)	(31,110)	(1,732)	(31,250)
Less: Complementary asset account	—	14,002	95	9,993

Net liability	(909)	(17,108)	(1,637)	(21,257)

Total net deferred income tax asset (liability)	728	(7,923)	562	(11,256)

NOTE 16 - ACCRUED LIABILITIES

Accrued liabilities include the following:

	At December 31,
	2002	2003
	ThUS$	ThUS$
Accrued vacations	1,307	1,657
Accrued commissions	1,455	1,334
Provision for bonuses	463	325
Other provisions	1,132	1,295

Total	4,357	4,611

F-25

NOTE 17 - SHAREHOLDERS’ EQUITY

a)	Changes in capital and reserve accounts in 2001, 2002 and 2003 were as follows:

			Reserves			Retained earnings
	Number of shares issued	Common stock	Forestry reserve	Accumulated deficit during development period	Cumulative translation adjustment	Reserve for future dividends	Accumulated earnings	Income for the year	Total
		ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Balances at December 31, 2000	840,500,740	207,103	11,029	(229)	10,762	85,574	19,189	25,880	359,308
Allocation of 1999 net income	—	—	—	229	—	25,651	—	(25,880)	—
Payment of dividends of US$0.012523 per share	—	—	—	—	—	(11,543)	—	—	(11,543)
Sale of common shares	88,014,003	37,954	—	—	—	—	—	—	37,954
Increase in forestry reserve due to appraisal	—	—	304	—	—	—	—	—	304
Cumulative translation adjustment	—	—	—	—	11,346	—	—	—	11,346
Price-level restatement of equity	—	7,490	342	—	333	3,171	595	—	11,931
Net income for the year	—	—	—	—	—	—	—	31,371	31,371

Balances at December 31, 2001	928,514,743	252,547	11,675	—	22,441	102,853	19,784	31,371	440,671

Balances at December 31, 2001 restated to United States dollars of December 31, 2002 (1)		230,118	10,638	—	20,448	93,718	18,027	28,585	401,534

F-26

			Reserves			Retained earnings
	Number of shares issued	Common stock	Forestry reserve	Accumulated deficit during development period	Cumulative translation adjustment	Reserve for future dividends	Accumulated earnings	Income for the year	Total
		ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Balances at December 31, 2001	928,514,743	230,118	10,638	—	20,448	93,718	18,027	28,585	401,534
Allocation of 2001 net income	—	—	—	—	—	28,585	—	(28,585)	—
Payment of dividends of US$ 0.00924 per share	—	—	—	—	—	(8,575)	—	—	(8,575)
Increase in forestry reserve due to appraisal	—	—	4,847	—	—	—	—	—	4,847
Cumulative translation adjustment	—	—	—	—	11,126	—	—	—	11,126
Price-level restatement of equity	—	6,904	318	—	614	3,429	540	—	11,805
Net income for the year	—	—	—	—	—	—	—	14,579	14,579

Balances at December 31, 2002	928,514,743	237,022	15,803	—	32,188	117,157	18,567	14,579	435,316

Balances at December 31, 2002	928,514,743	237,022	15,803	—	32,188	117,157	18,567	14,579	435,316
Allocation of 2002 net income		—	—	—	—	14,579	—	(14,579)	—
Payment of dividends of US$ 0.00476 per share	—	—	—	—	—	(4,420)	—	—	(4,420)
Increase in forestry reserve due to appraisal		—	3,124	—	—	—	—	—	3,124
Cumulative translation adjustment		—	—	—	8,591	—	—	—	8,591
Net income for the year	—	—	—	—	—	—	—	9,613	9,613

Balances at December 31, 2003	928,514,743	237,022	18,927	—	40,779	127,316	18,567	9,613	452,224

(1)	As a result of recasting the financial statements which were originally presented in Chilean pesos to US dollars as described in Note 2b), Shareholders’ equity balances at December 31, 2001 included in the Consolidated Balance Sheets do not agree with Shareholders’ equity balances at the beginning of the year (January 1, 2002) as presented in the reconciliation of Shareholders’ equity for 2001 and 2002. The balances do not agree due to the methodology of recasting required by the accounting principles generally accepted in Chile in which the Consolidated Balance Sheets, Statements of Income and Cash Flows as of and for the year ended December 31, 2002 and 2001 previously reported in Chilean pesos are recast to US dollars using the respective year-end exchange rates. Accordingly, Shareholders’ equity at December 31, 2001 will not agree with Shareholders’ equity as January 1, 2002 as the previously reported amounts in Chilean pesos are recast at different rates at December 31, 2001 and 2002.

F-27

b)	Capital increases

At an extraordinary Shareholders’ Meeting held on November 13, 2000 the shareholders agreed to increase the share capital of Masisa S.A. by ThUS$ 91,582 through the issuance of 182,441,061 shares of no-par value stock. As of December 31, 2001, 88,014,003 shares were subscribed and paid in full for a total ThUS$ 37,954.

c)	Principal shareholders

At December 31, 2003, Masisa was controlled by Terranova S.A., which owns 52.4% of the shares issued and outstanding.

d)	Dividends

At the Annual General Meeting held on April 30, 2003, the shareholders approved a final dividend on 2003 net income of US$ 0.00476 per share, for an aggregate amount of ThUS$ 4,420. The shareholders also agreed to a minimum dividend policy ranging from 30% to 50% of net income.

At the Annual General Meeting held on April 30, 2002, the shareholders approved a final dividend on 2002 net income of US$ 0.00924 per share, for an aggregate amount of ThUS$ 8,575.

At the Annual General Meeting held on April 26, 2001, the shareholders approved a final dividend of 2001 net income of US$ 0.012523 per share, for an aggregate amount of ThUS$ 11,543.

e)	Forestry reserve

The forestry reserve represents amounts recorded by the Company’s subsidiaries Tornagaleones and Masisa do Brasil Ltda. See Note 2 h) for the accounting policy regarding this reserve.

F-28

f)	Cumulative translation adjustment

In accordance with Technical Bulletin No. 64 this account corresponds to the year-end US dollar exchange difference (net of Chilean inflation) from investments in related companies and related liabilities that continue to maintain accounting records in currencies other than the US dollar as of January 1, 2003 and for periods prior to January 1, 2003 for subsidiaries that maintained accounting records in currencies other than the Chilean peso.

2003

	Beginning balance	Exchange gain (loss) attributable to		Realization reserves	Balance at December 31, 2003
Company		Investment	Liabilities
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Masisa Argentina S.A.	26,068	—	—	—	26,068
Forestal Argentina S.A.	3,094	(3,693)	944	—	345
Maderas y Sinteticos de Mexico S.A. de C.V.	190	—	—	—	190
Masisa Partes y Piezas Ltda.	—	(23)	—	—	(23)
Forestal Tornagaleones S.A.	—	11,363	—	—	11,363
Masisa do Brasil Ltda.	2,741	—	—	—	2,741
Masisa Cabrero S.A.	95	—	—	—	95

Total	32,188	7,647	944	—	40,779

2002

	Beginning balance	Exchange gain (loss) attributable to		Realization reserves	Balance at December 31, 2003
Company		Investment	Liabilities
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Masisa Argentina S.A.	18,616	9,362	(1,910)	—	26,068
Forestal Argentina S.A.	2,351	1,022	(279)	—	3,094
Maderas y Sinteticos de Mexico S.A. de C.V.	—	567	(377)	—	190
Masisa do Brasil Ltda.	—	10,839	(8,098)	—	2,741
Masisa Cabrero S.A.	95	—	—	—	95

Total	21,062	21,790	(10,664)	—	32,188

2001

	Beginning balance	Exchange gain (loss) attributable to		Realization reserves	Balance at December 31, 2003
Company		Investment	Liabilities
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Masisa Argentina S.A.	8,761	14,081	(3,007)	—	19,835
Forestal Argentina S.A.	1,404	1,493	(392)	—	2,505
Resinas Concordia S.A.	830	—	—	(830)	—
Masisa do Brasil Ltda.	—	9,171	(9,171)	—	—
Masisa Cabrero S.A.	101	—	—	—	101

Total	11,096	24,745	(12,570)	(830)	22,441	(1)

(1)	As a result of recasting the financial statements which were originally presented in Chilean pesos to US dollars as described in Note 2b), the Cumulative translation adjustment at December 31, 2001 included in the Consolidated Balance Sheets do not agree with the Cumulative translation adjustment at the beginning of the year (January 1, 2002) as presented in the reconciliation of the Cumulative translation adjustment for 2001 and 2002. The adjustments do not agree due to the methodology of recasting required by the accounting principles generally accepted in Chile in which the Consolidated Balance Sheets, Statements of Income and Cash Flows as of and for the year ended December 31, 2002 and 2001 previously reported in Chilean pesos are recast to US dollars using the respective year-end exchange rates. Accordingly, the Cumulative translation adjustment at December 31, 2001 will not agree with the Cumulative translation adjustment as January 1, 2002 as the previously reported amounts in Chilean pesos are recast at different rates at December 31, 2001 and 2002.

F-29

g)	Tax credits on declared dividends

Retained earnings at December 31, 2003 have the following tax credits available to shareholders when distributed:

Earnings of the year	Amount	Tax credit available on distribution
	ThUS$	%
2003	10,540	16.5
2002	30,066	16.0
2002	2,318	15.0
2001	5,124	15.0
2000	4,189	15.0

Under Chilean tax laws, distributions must be made on a first-in first-out basis.

NOTE 18 - COMMITMENTS AND CONTINGENCIES

a)	Guarantees

On October 15, 1999, Tornagaleones entered into a loan agreement with Raboinvestments Chile S.A. for ThUS$ 15,826. Under terms of the agreement the company collateralized the loan with plantations and land for the term of the loan that expires in 3 years. The book value of the plantations is ThUS$ 17,658 and the book value of the land is ThUS$ 4,879 at December 31, 2003.

At December 31, 2003, the Company has received guarantees, including pledges, mortgages, endorsements of loan insurance policies, special mandates and surety bonds to guarantee repayment to clients and fulfillment of obligations related to the Company’s business activities amounting to ThUS$ 7,583 (ThUS$ 5,119 in 2002).

Tornagaleones has received guarantees to secure repayment to clients and fulfillment of obligations related to the Company’s business activities amounting to ThUS$ 705 in 2003 (ThUS$ 294 in 2002).

b)	Lawsuits

The Company is involved in legal proceedings, claims and litigation arising in the ordinary course of business. In the opinion of management, these matters will not materially affect the Company’s consolidated financial position, operating results or cash flows when resolved in a future period.

F-30

As of December 31, 2003, there is an outstanding complaint amounting to ThUS$ 680 for damages to property caused in opinion of the complaint by Forestal Tornagaleones. On September 22, 2003, an appealable judgement was issued against the Company, which limited the scope of the claimed damages but did not fix the amount payable. Such judgement was appealed by the Company. On January 9, 2004, the Court of Appeals of Valdivia accepted the appeal, by annulling the judgement and refusing to accept the complaint filed against the Company in all its parts, including legal costs. The complainant filed a motion to appeal, which remains pending at the date of issuance of these consolidated financial statements. Given the judgement pronounced by the Court of Appeals of Valdivia, the Company believes that the likelihood of success for the complainant is minimal.

On May 30, 2002, the Chilean Internal Revenue Service issued a tax assessment amounting to ThCh$ 406,545 (ThUS$ 685 at December 31, 2003) for alleged differences in the determination of income taxes by Inversiones Coronel Limitada. The Company has made no provision for this assessment as management believes it will prevail in this case.

NOTE 19 - BALANCES AND TRANSACTIONS WITH RELATED PARTIES

Notes and accounts receivable from related companies at each year included the following:

Name	Relationship	At December 31,
		2002	2003
		ThUS$	ThUS$
Short-term
Forestal Terranova Mexico	Shareholders in common	606	—
Terranova Colombia	Shareholders in common	710	33
Terranova Costa Rica	Shareholders in common	117	—
Masnova S.A. de C.V.	Equity investment	715	1,872
Amanco Costa Rica S.A.	Directors in common	—	268
Amanco El Salvador	Directors in common	—	96
Terranova Forest Products, INC	Directors in common	—	19
Amanco Guatemala S.A.	Directors in common	—	10

Total		2,148	2,298

Name	Relationship	At December 31,
		2002	2003
		ThUS$	ThUS$
Long-term
Forestal Rio Calle Calle S.A.	Equity investment	3,026	3,297

F-31

Outstanding notes and accounts payable balances to related companies at the end of each year included the following:

Name	Relationship	At December 31,
		2002	2003
		ThUS$	ThUS$
Forestal Rio Calle Calle S.A.	Equity investment	144	228
Terranova S.A.	Principal shareholder	—	666
Andinos S.A.	Shareholders in common	327	—
Forestal Millalemu S.A.	Shareholders in common	1	—
Fibranova C.V.	Shareholders in common	307	3
Terranova Brasil Ltda.	Shareholders in common	—	48
Forestal Terranova Mexico S.A.	Shareholders in common	—	877
Hondilut S.A. (Amanco Honduras)	Directors in common	—	3
Nicalit S.A. (Amanco Nicaragua)	Directors in common	—	2

Total		779	1,827

Significant transactions with related parties included the following:

		Year ended December 31,
Name	Relationship	2001	2002	2003	Transaction
		ThUS$	ThUS$	ThUS$
Forestal Rio Calle Calle S.A.	Equity investment	11	271	99	Interest
		—	—	1,186	Services
		—	—	1,688	Purchases
Terranova S.A.	Principal shareholder	21,092	1,226	—	Sales
		1,861	2,959	1,692	Purchases
		937	25	348	Services
Forestal Terranova Mexico de C.V.	Shareholders in common	1,900	3,109	75	Sales
		—	—	974	Services
		—	—	1,333	Purchases
Masnova de Mexico S.A.	Equity investment	—	3,520	—	Sales
Terranova Costa Rica S.A.	Shareholders in common	—	336	185	Sales
Terranova Colombia S.A.	Shareholders in common	—	710	758	Sales
Fibranova C.V.	Shareholders in common	—	—	279	Services
		—	—	4,194	Purchases
		—	—	1,237	Sales
Terranova Forest Products, INC	Directors in common	—	—	178	Sales
Forestal Terranova de Guatemala S.A.	Shareholders in common	—	—	44	Sales
Amanco Costa Rica S.A.	Directors in common	—	—	321	Sales
Amanco El Salvador S.A.	Directors in common	—	—	112	Sales
Amanco Guatemala S.A.	Directors in common	—	—	257	Sales
Hondilut S.A. (Amanco Honduras)	Directors in common	—	—	140	Sales
Nicalit S.A. (Amanco Nicaragua)	Directors in common	—	—	78	Sales
Forestal Terranova de Brasil	Shareholders in common	—	—	812	Purchases

F-32

NOTE 20 - NON-OPERATING INCOME

Non-operating income during each year includes the following:

	2001	2002	2003
	ThUS$	ThUS$	ThUS$
Gain on sales of property, plant and equipment	1,030	1,279	938
Gain on sales of investments	11,049	—	44
Equity in earnings of unconsolidated affiliates (Note 7)	—	16	—
Interest and other financial income	5,840	2,534	3,329
Reversal of allowance for doubtful accounts	—	2,847	—
Realization of translation reserves	2,840	—	—
Forgiveness of notes payable	—	709	—
Other	59	292	548

Total	20,818	7,677	4,859

NOTE 21 - NON-OPERATING EXPENSES

Non-operating expenses during each year includes the following:

	Year ended December 31,
	2001	2002	2003
	ThUS$	ThUS$	ThUS$
Interest expense	16,071	10,733	14,875
Write-down of other assets to fair value (Note 6)	8,260	—	—
Amortization of goodwill and negative goodwill (Note 8)	1,434	265	142
Equity in losses of unconsolidated affiliates (Note 7)	147	—	685
Donations	86	64	64
Provision for doubtful accounts	2,948	—	—
Losses on sales of property, plant and equipment	94	—	140
Depreciation of equipment temporarily out of service	964	432	1,649
Other	885	564	346

Total	30,889	12,058	17,901

NOTE 22 - SUBSEQUENTS EVENTS

There have been no subsequent accounting or financial events during the period from December 31, 2003 through the date on which these financial statements were prepared, January 30, 2004, which could significantly affect their interpretation.

F-33

NOTE 23 - DIFFERENCES BETWEEN CHILEAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Accounting principles generally accepted in Chile (“Chilean GAAP”) vary in certain important respects from the accounting principles generally accepted in the United States of America. Such differences involve certain methods for measuring the amounts shown in the financial statements, as well as additional disclosures required by generally accepted accounting principles in the United States of America (“US GAAP”).

1	Differences in measurement methods

The principal methods applied in the preparation of the accompanying financial statements which have resulted in amounts which differ from those that would have otherwise been determined under US GAAP are as follows:

a)	Reporting currency and inflation accounting

For the year ended December 31, 2003, the reporting currency for the Company is the US dollar. Prior to January 1, 2003, the Company reported its financial statements in Chilean Pesos. Effective January 1, 2003 and following the approval of the appropriate Chilean regulatory authorities, the Company changed its reporting currency to the US dollar in order to be consistent with it’s majority shareholders’ financial reporting currency and to facilitate it’s majority shareholders’ consolidation process for financial reporting purposes. The Company’s functional currency has not changed and remains the US dollar.

For the years prior to the 2003, the Company presented financial statements in Chilean pesos restated to reflect the full effects of the change in the purchasing power of the Chilean peso on the financial position and results of operations of reporting entities. The method, described in Note 2 d), is based on a model which enables the calculation of net inflation gains or losses caused by monetary assets and liabilities exposed to changes in the purchasing power of the local currency by restating all non-monetary accounts in the financial statements. The model prescribes that the historical cost of such accounts be restated for general price-level changes between the date of origin of each item and the year-end, and allows direct utilization of replacement values for the restatement of inventories as an alternative to the price-level restatement of those assets, but only if the resulting variation is not material.

In accordance with Item 18 of Form 20-F for periods prior to December 31, 2003, the Company was not required to include an adjustment to eliminate price-level restatements in the reconciliation of net income and equity from Chilean GAAP to US GAAP as the Company prepared it’s financial statements in accordance with Chilean GAAP and the inflation-adjusted Chilean peso was the reporting currency.

As a result of changing its reporting currency to US dollars beginning January 1, 2003, the Company recast its prior year financial statements to US dollars in accordance with Chilean GAAP and therefore no longer qualified for the exemption described above associated with the US GAAP reconciliation. For the presentation of financial statements in accordance with Chilean GAAP, the Consolidated Balance Sheets, Statements of Income and Cash Flows at and for the years ended December 31, 2001 and 2002 were recast into US dollars using the historical year-end exchange rates as described in Note 2 b) above.

F-34

Pursuant to Item 18 of Form 20-F and SEC regulations, a change in reporting currency from a price-level adjusted currency such as the Chilean peso to the US dollar requires the financial statements for all periods presented to be recast as if the US dollar had been used for all periods. Accordingly, for the reconciliation of net income and equity from Chilean GAAP to US GAAP for the years ended December 31, 2001 and 2002, the Company has (1) eliminated all price-level adjustments; (2) remeasured all monetary assets and liabilities at current exchange rates; (3) remeasured non-monetary assets, liabilities and shareholders’ equity accounts based on historical exchange rates; and (4) remeasured revenues and expenses at the weighted-average of the exchange rates in the period.

Translation of the Company’s investment in Tornagaleones:

The Company’s subsidiary, Tornagaleones, maintains its accounting records in Chilean pesos. Commencing January 1, 2003 with the approval to report the Company’s financial statements in US dollars, in accordance with Chilean GAAP, the Company records a translation adjustment included in shareholders’ equity derived from the net difference between the value of its investment in its subsidiary resulting from the movement in the exchange rate between the Chilean peso and the US dollar, the Company’s functional currency (see Note 17 f).

Under US GAAP, subsidiaries which maintain their records in a currency other than its functional currency, must remeasure their financial statements into the functional currency before translating to the reporting currency. All monetary assets and liabilities are remeasured based on current exchange rates and all non-monetary assets and liabilities and shareholders’ equity are remeasured based on historical exchange rates. Revenues and expenses are remeasured at the weighted-average of the exchange rates in the period. All remeasurement effects are recorded as a component of net income.

In accordance with Chilean GAAP, for subsidiaries that maintain accounting records in Chilean pesos, monetary assets or liabilities denominated in US dollars are translated to Chilean pesos at year-end exchange rates and the corresponding adjustment is included in net income for the subsidiary. Pursuant to US GAAP, this adjustment is not required for monetary assets and liabilities denominated in US dollars as the Company’s functional currency is the US dollar.

The effects resulting from the above differences between the Chilean GAAP financial statement presentation and currency translation and the methods described above for US GAAP purposes are presented net of the corresponding tax effects as an adjustment to Chilean GAAP net income. The cumulative effect of these adjustments has been presented net of the corresponding tax effect as an adjustment to Chilean GAAP net equity. The adjustments are included in paragraph j) below.

b)	Income taxes

Under Chilean GAAP, effective January 1, 2000, the Company began applying Technical Bulletin No. 60 of the Chilean Institute of Accountants concerning deferred income taxes. Technical Bulletin No. 60 requires the recognition of deferred income taxes for all temporary differences, whether recurring or not, using an asset and liability approach. For US GAAP purposes, in prior years the Company applied Statement of Financial Accounting Standard (“SFAS”) No. 109, “Accounting for Income Taxes”, whereby income taxes are also recognized using substantially the same asset and liability approach. Deferred income tax assets and liabilities established for temporary differences between the financial reporting basis and tax basis of the Company’s assets and liabilities are based on enacted rates at the dates that the temporary differences are expected to reverse. The effect of changes in tax rates is included in income for the period that includes the enactment date.

F-35

After the year ended December 31, 1999, Chilean GAAP and US GAAP differ due to the recognition for US GAAP purposes of the reversal of deferred income taxes included in the US GAAP reconciliations in years prior to 2000.

Prior to the implementation of Technical Bulletin No. 60, no deferred income taxes were recorded under Chilean GAAP if the related timing differences were expected to be offset in the year that they were projected to reverse by new timing differences of a similar nature.

Furthermore, deferred income tax assets under both Chilean and US GAAP should be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred income tax asset to an amount that is more likely than not to be realized.

The effect of providing for deferred income taxes for the differences between the amounts shown for assets and liabilities in the balance sheet and the tax basis of those assets and liabilities is included in paragraph 1 j) below and certain disclosures required under SFAS No. 109 are set forth in paragraph 2 b) below.

c)	Minimum dividend

As required by the Chilean Companies Act, unless otherwise decided by the unanimous vote of the holders of issued and subscribed shares, the Company must distribute a cash dividend in an amount equal to at least 30% of the Company’s net income for each year as determined in accordance with Chilean GAAP, unless and except to the extent the Company has unabsorbed prior year losses. Since the payment of the 30% dividend out of each year’s income is a legal requirement in Chile a provision has been made in the accompanying US GAAP reconciliation in paragraph 1 j) below to recognize the corresponding decrease in Shareholder’s equity at December 31st of the year to which the minimum dividend is attributed.

d)	Consolidation

As mentioned in Note 2 i), for Chilean GAAP purposes, investments in related companies are accounted for pursuant to the equity method when the company’s investment represents between 10% and 50% of the voting stock of the investee. For US GAAP purposes prior to February 1, 2003, investments in related companies required the use of the equity method of accounting for investments that give the investor the ability to exercise significant influence over operating and financial policies of the investee. For those companies which were determined to be controlled through the Company’s investment (generally, ownership of over 50% of the outstanding voting shares), US GAAP required consolidation. Subsequent to February 1, 2003, US GAAP requires the determination of whether an entity should be consolidated in accordance with FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 is discussed in more detail under paragraph 2 g) below.

Masnova de Mexico S.A. de C.V. is 50% owned by Masisa de Mexico S.A. de C.V. and 50% owned by a related party and the Company has the ability to control the entities’ operations. For Chilean GAAP purposes, however, Masnova de Mexico S.A. de C.V. is not consolidated. The effects of not consolidating Masnova under Chilean GAAP are not material and accordingly are not included in the reconciliation of net income and net equity from Chilean GAAP to US GAAP. Masnova de Mexico S.A. de C.V.’s balance sheet at December 31, 2003, includes total assets of ThUS$ 591, total liabilities of ThUS$ 1,924, and negative stockholders equity of ThUS$ 1,333. Masnova de Mexico S.A. de C.V.’s has no material commitments or contingencies.

F-36

Relative to the Company’s investments in unconsolidated affiliates, there are no differences in the application of the equity method or consolidation between Chilean GAAP and US GAAP.

e)	Revaluation of timber resources

As mentioned in Note 2 h), certain timber assets are reported in the financial statements at amounts determined in accordance with a technical appraisal. Revaluation of property, plant and equipment is an accounting principle that is not generally accepted in the United States. The effects of the reversal of this revaluation for both investments in unconsolidated affiliates and consolidated subsidiaries are shown in the reconciliation of shareholder’s equity in paragraph 1 j) below. As previously indicated in Note 2 h), the revaluation of timber resources is not given effect in the Consolidated Statement of Income under Chilean GAAP and therefore no US GAAP adjustment is necessary.

f)	Capitalization of interest and other costs

Under Chilean GAAP, the capitalization of interest costs is optional. As described in Note 2 h), the Company capitalizes financing costs on long-term investment projects in a manner consistent with US GAAP.

Under Chilean GAAP, foreign exchange gains and losses associated with foreign-currency denominated debt, which qualifies for interest capitalization, can be netted against the corresponding capitalized interest. Under US GAAP, only the interest on the qualifying debt related to investment projects is capitalized and foreign currency gains and losses on foreign-currency denominated debt is recorded in income as a non-operating gain or loss.

Tornagaleones, which is 60.4% owned by the Company and consolidated, capitalized interest costs incurred in connection with the development of its forests. Under US GAAP, interest costs incurred to finance the development of forests are not normally capitalized.

The adjustments for the reversal of capitalizing interest costs incurred in connection with the development of forests and the netting of foreign-currency gains and losses against interest capitalized pursuant to Chilean GAAP is shown in the reconciliations of net income and shareholder’s equity in paragraph 1 j) below.

g)	Business combinations and goodwill

Under US GAAP, the purchase method is used for all business combinations. The acquired company’s assets and liabilities are adjusted to give effect to the purchase price paid by the acquiring company. If, after the assets, including intangibles, and liabilities of the acquired company have been adjusted to their fair value, at the acquisition date, the purchase price exceeds the amount of such fair value, the excess is recorded as goodwill. SFAS No. 141, “Business Combinations”, establishes specific criteria for the recognition of intangible assets separately from goodwill and it requires unallocated negative goodwill to be allocated pro rata to the acquired assets or written off immediately as an extraordinary gain. Goodwill and certain specifically identified intangibles are assigned an indefinite useful life. Accordingly, no goodwill amortization expense is recorded for US GAAP purposes. Goodwill and indefinite life intangibles are subject to annual impairment tests based on the fair value method.

F-37

Under Chilean GAAP, the excess of cost over the net book value of a purchased company is recorded as goodwill (the book value purchase method), which is then amortized to income over a maximum period of twenty years. Amortization of goodwill may be accelerated if the acquired company generates sufficient income to absorb the additional amortization in any given year. The excess of net book value over the cost of an investment is considered to be negative goodwill under Chilean GAAP and is also amortized to income over a maximum period of twenty years. The amortization of negative goodwill may be accelerated if the acquired company sustains losses.

Goodwill arising from the purchase of Masisa Cabrero S.A. in 2000 was adjusted to conform Chilean purchase accounting with US GAAP and is shown in the reconciliation of net income and shareholders’ equity in paragraph 1 j) below.

During 2001, goodwill arising from the acquisition of C y D Agrofruta Ltda. of ThUS$ 1,135 was charged directly to expense in 2001 as described in Note 8. The Company concurrently recognized a deferred tax asset, for ThUS$ 1,444 which reduced the Company’s income tax expense by the same amount. The Company does not consider the net impact to be material to the consolidated financial statements. Under US GAAP, the goodwill would not have been written off nor would an income tax benefit have been recognized. Accordingly, a reclassification of the charge to goodwill against income tax expense would be required for a proper presentation under US GAAP. The Company does not consider the remaining impact on income tax expense to be material to the US GAAP results. Accordingly, there is no net impact on either net income or shareholders’ equity in the US GAAP reconciliation.

Negative goodwill resulting from the purchase of additional shares of Forestal Tornagaleones is being amortized over 20 years under Chilean GAAP. Under US GAAP, this negative goodwill would have been allocated pro-rata to the acquired non-current assets as of the acquisition date resulting in lower depreciation expense. The difference between amortizing the negative goodwill to income over 20 years under Chilean GAAP and the impact under the full allocation pursuant to US GAAP has not been included in the reconciliation of net income and shareholders’ equity as the net impact is not material.

h)	Minority interest

The proportional effects of the US GAAP adjustments described above related to the Company’s subsidiary, Tornagaleones, have been included in the reconciliation of net income and shareholders equity in paragraph j) below.

i)	Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income”, establishes guidelines for the presentation of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income represents the change in shareholder’s equity of the Company during the period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. There are no differences between net income in accordance with US GAAP and comprehensive income in accordance with US GAAP. Additionally, there are no items impacting accumulated comprehensive income.

F-38

j)	Effects of conforming to US GAAP

The adjustments to reported net income pursuant to Chilean GAAP required to conform with accounting principles generally accepted in the United States of America include the following:

	Year ended December 31,
	2001	2002	2003
	ThUS$	ThUS$	ThUS$
Net income as shown in the Chilean GAAP financial statements	31,371	14,579	9,613
Net effect for change in reporting currency and inflation adjustments (par. 1 a)	(732)	3,121	(952)
Deferred income taxes (par. 1 b)	(21)	1,718	2,785
Capitalization of interest and exchange difference (par. 1 f)	(1,891)	(2,532)	(992)
Goodwill amortization (par. 1 g)	(152)	308	242
Net effects of US GAAP adjustments on minority interest (par. 1 h)	999	133	399

Net income in accordance with US GAAP	29,574	17,327	11,095

The adjustments required to conform shareholders’ equity to US GAAP include the following:

	At December 31,
	2002	2003
	ThUS$	ThUS$
Shareholders’ equity as shown in the Chilean GAAP financial statements	435,316	452,224
Net effect for change in reporting currency (par. 1 a)	77,402	58,913
Inflation adjustments (par. 1 a)	(46,798)	(44,383)
Deferred income taxes (par. 1 b)	(12,717)	(9,932)
Minimum dividend (par. 1 c)	(4,374)	(2,884)
Reversal of revaluation of timber resources (par. 1 e)	(26,116)	(27,872)
Capitalization of interest and exchange differences (par. 1 f)	(5,557)	(6,549)
Goodwill amortization (par. 1 g)	128	370
Net effect of US GAAP adjustments on minority interest (par. 1 h)	10,829	16,391

Shareholders’ equity in accordance with US GAAP	428,113	436,278

F-39

The changes in shareholders’ equity determined under US GAAP were as follows:

ThUS$
Balance at December 31, 2000	354,539
Reversal of accrual of minimum dividend required by law at prior year end	8,869
Proceeds from sale of common shares	44,251
Distribution of dividends	(12,541)
Accrual of minimum dividend required by law	(9,411)
Net income for the year	29,574

Balance at December 31, 2001	415,281

Reversal of accrual of minimum dividend required by law at prior year end	9,411
Distribution of dividends	(9,532)
Accrual of minimum dividend required by law	(4,374)
Net income for the year	17,327

Balance at December 31, 2002	428,113

Reversal of accrual of minimum dividend required by law at prior year end	4,374
Distribution of dividends	(4,420)
Accrual of minimum dividend required by law	(2,884)
Net income for the year	11,095

Balance at December 31, 2003	436,278

k)	Income statement classifications under US GAAP

As disclosed in Notes 20 and 21, under Chilean GAAP, the Company has classified certain items in non-operating results (i.e., certain gains and losses on sales of property, plant and equipment; write-downs of property, plant and equipment; depreciation of equipment temporarily out of service, provisions for accounts receivable losses, etc.) that under US GAAP, are included in operating income. In addition, differences in classification of income and expenses and goodwill as well as other differences between Chilean GAAP and US GAAP exist as summarized in Note 1 j). As a result of these reclassifications pursuant to US GAAP, operating income amounted to ThUS$ 27,980, ThUS$ 30,959, and ThUS$ 24,140, for the years ended December 31, 2001, 2002 and 2003, respectively.

F-40

2	Additional US GAAP disclosure requirements

a)	Earnings per share

SFAS No. 128, “Earning Per Share”, requires the disclosure of basic and diluted earnings per share (EPS). Basic EPS is calculated using income available to common stockholders divided by the weighted-average of common shares outstanding during the year. Diluted EPS is similar to basic EPS except that the weighted-average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued. The treasury stock method is used to calculate dilutive shares which reduces the gross number of dilutive shares by the number of shares that can be acquired from the proceeds of the options assumed to be exercised. Diluted EPS is equal to basic EPS for all periods presented as the Company did not have any potentially dilutive securities. The following disclosure of earnings per share information is not generally required for presentation in the financial statements under Chilean GAAP but is required under US GAAP:

	Year ended December 31,
	2001	2002	2003
	US$	US$	US$
Basic and diluted earnings per share under Chilean GAAP	0.0340	0.0157	0.0104

Basic and diluted earnings per share under US GAAP	0.0320	0.0187	0.0119

Weighted average number of shares of common stock outstanding (in thousands)	923,141	928,515	928,515

b)	Income taxes

The provisions for income taxes charged to the results of operations pursuant to US GAAP were as follows:

	2001	2002	2003
	ThUS$	ThUS$	ThUS$
Deferred tax expense (benefit) under Chilean GAAP:
Chile	(1,648)	1,604	328
Foreign	(3,361)	(352)	(1,449)

Additional deferred tax expense (benefit) under US GAAP:
Chile adjustment	21	(1,718)	(2,785)
Chile reclassification	1,102	—	—

Total deferred tax provision under US GAAP	(3,886)	(466)	(3,906)

Current year provision for income tax:
Chile	2,059	5,781	2,108
Foreign	2,338	—	708

Total current income tax provision under US GAAP	4,397	5,781	2,816

Total provision (benefit) under US GAAP	511	5,315	(1,090)

F-41

All components of the income tax provision arise from Chilean, Argentine, Mexican, Ecuadorian, Peruvian, and Brazilian sources.

Deferred tax assets (liabilities) are summarized as of follows at December 31:

	2002	2003
	ThUS$	ThUS$
Property, plant and equipment (1)	(27,646)	(24,058)
Inventories	(4,070)	(8,262)
Other	—	(271)

Gross deferred tax liabilities	(31,716)	(32,591)

Tax loss carryforwards (2)	9,352	9,272
Notes and accounts receivable	624	624
Deferred revenues	—	—
Accounts payable	118	72
Accrued vacations	193	237
Other provisions	1,517	1,760

Gross deferred tax assets	11,804	11,965

Net deferred tax liabilities under US GAAP	(19,912)	(20,626)

(1)	Includes tax benefits from Argentina that consist of the deferral of income tax on gains arising from the sales of fixed assets when those assets are subsequently replaced by new similar assets. For tax purposes, the gains are credited against the tax basis of the new assets.

(2)	The tax loss carryforwards at December 31, 2003 originating in Masisa Argentina S.A. and Forestal Argentina S.A. expire in 2007. The tax loss carry forwards originating in Masisa Concepcion Ltda. and Brazil have no expiration date. The asset for tax loss carryforwards is net of a valuation allowance of ThUS$ 5,441 related to losses in Argentina that the Company does not believe are “more likely than not” to be recovered based on the economic situation.

F-42

The provision for income taxes differs from the amount of income tax determined by applying the applicable Chilean statutory income tax rate (15% in 2001, 16% in 2002 and 16.5% in 2003) to US GAAP pretax income as a result of the following differences:

	Year ended December 31,
	2001	2002	2003
	ThUS$	ThUS$	ThUS$
US GAAP pretax income
Chile	23,843	25,223	4,537
Foreign	6,242	(2,581)	5,468

Total	30,085	22,642	10,005

At statutory Chilean tax rates
Chile	3,576	4,036	749
Foreign	937	(413)	902

Total	4,513	3,623	1,651

Increase (decrease) in rates resulting from:
Price-level restatement not accepted for tax purposes	(830)	(1,079)	(3,063)
Non-taxable income	(3,785)	(3,324)	881
Non-deductible expenses	1,397	1,896	7,504
Adjustments of income tax provision of prior year	19	63	467
Other local income taxes	—	(223)	(37)
Difference between tax rate in Argentina, Peru, Ecuador, Mexico and Brazil	(450)	(3,254)	(1,594)
Change in valuation allowance	—	9,079	(7,111)
Other	(353)	(1,466)	212

At effective tax rates	511	5,315	(1,090)

c)	The following methods and assumptions were used to estimate the fair value of each class of financial instrument at December 31, 2002 and 2003 for which it is practicable to estimate that value:

•	For cash, time deposits, securities purchased under resale agreements, short-term bank loans, current accounts receivable and current accounts payable, the carrying amounts approximate fair value due to the short-term maturity of these instruments.

•	For long-term receivables, the fair values were estimated using the interest rate the Company could obtain on long-term time deposits with a term similar to the estimated collection period of the receivable.

•	For long-term time deposits, the fair values were estimated using interest rates available for time deposits with similar remaining terms.

•	For long-term debt obligations, the fair values were estimated based on rates available to the Company for debt with similar terms and remaining maturities.

F-43

•	For foreign currency forward contracts and interest rate swaps, fair values were estimated based on quotes obtained from brokers for derivatives with similar terms and remaining maturities.

	At December 31, 2002		At December 31, 2003
	Carrying amount	Fair value	Carrying amount	Fair value
	ThUS$	ThUS$	ThUS$	ThUS$
Assets

Cash	1,916	1,916	8,661	8,661
Time deposits (short-term)	2,319	2,319	29,104	29,104
Securities purchased under resale agreements	—	—	11,120	11,120
Accounts receivable (current)	55,625	55,625	72,220	72,220
Accounts receivable (long-term)	1,465	1,465	1,218	1,218
Time deposits (long-term)	28,500	30,074	—	—

Liabilities

Short-term bank borrowings	32,084	32,084	37,883	37,883
Accounts payable (current)	20,363	20,363	25,415	25,415
Long-term bank borrowings (including current portion)	152,132	153,276	116,539	116,749
Other long-term liabilities	6,176	6,176	11,198	11,198
Other long-term borrowings	45,416	48,011	127,366	130,567
Forward contracts	538	538	—	—
Interest rate swaps	98	98	984	984

d)	Derivatives

See Note 2 q) for disclosures related to the Company’s derivatives as of December 31, 2002 and 2003.

The Company recognizes all derivative instruments as either assets or liabilities in the Consolidated Balance Sheets and measures these investments at fair value. Generally, changes in the fair value of derivatives must be recognized in income unless the derivatives qualify as a hedge. If the derivative qualifies as a hedge, the accounting for changes in fair value will depend on the intended use of the derivative and the designation as either a fair value hedge, cash flow hedge, or a hedge of the foreign currency exposure. In order to be eligible for hedge accounting, strict contemporaneous documentation requirements including the method of measuring hedge effectiveness must be met.

From time to time the Company uses derivatives to manage foreign currency risk with respect to forecasted transactions and to manage interest rate risk. The Company does not make regular use of derivative instruments and hedging activities are generally not significant.

The Company’s policy, described in Note 2 q), for recording losses on the debt obligations described in Notes 10 and 11 is considered part of the Company’s translation policy under Chilean Technical Bulletin No. 64 and is consistent with US GAAP.

F-44

The Company has not designated any of the derivatives outstanding at December 31, 2002 or 2003 as hedges for US GAAP. Accordingly, the Company considers the difference in accounting between Chilean GAAP and US GAAP for these derivatives to be insignificant.

e)	Concentration of credit risk

Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, time deposits, securities purchased under resale agreements and accounts receivable.

The Company maintains cash and cash equivalents with various major financial institutions. The Company performs periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any institution.

With respect to accounts receivable, approximately 27.2% of the Company’s sales in 2003, 36.1% in 2002 and 44.3% in 2001 were to customers located in Chile. A significant portion of its customers are in the Chilean furniture manufacturing and construction industries. Approximately 40.7% of the Company’s sales were attributable to the Argentine and Brazilian subsidiaries in 2001. In 2002, the Company added a subsidiary in Mexico, and the compound sales of these three markets totaled 41.2% and 49.9% of the Company’s sales, in 2002 and 2003, respectively. The remaining sales were to other foreign countries.

f)	Segment information

In 1998, the Company adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. SFAS No. 131 establishes standards for public enterprises to determine and report information about operating segments in their annual and interim reports. The “management approach” designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments.

The Company has determined that the information used by the Company’s key decision makers for making operating decisions and assessing performance is based on geographical segments. The Company’s reportable geographical segments are Chile, Mexico, Argentina and Brazil. In 2002, the Company started operations in Mexico. Management views these segments as key components of the entity’s business and expects the segments to meet the quantitative thresholds in future years.

The Company measures its reportable segments and evaluates their performance based on operating income (loss), which includes inter-segment revenues and corporate expenses that are allocated to the operating segments. The Company is not dependent on any single customer. The accounting policies underlying the reported segment data are the same as those described in the summary of significant accounting policies (see Note 2).

F-45

The following table below presents sales information about reportable segments based on the location in which the sale is originated for the years ending December 31.

2003	Chile	Argentina	Brazil	Mexico	Other (1)	Total
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Sales	117,477	68,854	73,756	34,885	(13,146)	281,826
Operating income	10,007	4,453	12,867	(1,812)	(189)	25,326

2002
Sales	116,296	49,166	46,172	16,965	(3,187)	225,412
Operating income	23,004	747	5,737	210	126	29,824

2001
Sales	140,961	70,500	38,829	—	(14,031)	236,259
Operating income	26,329	9,316	7,407	—	108	43,160

(1)	Other includes inter-company eliminations.

The following table presents sales information based on the location to which the product is shipped and long-lived asset information by geographic area:

	Sales			Property, plant and equipment year ended December 31,
	2001	2002	2003	2001	2002	2003
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Domestic:
Chile	104,779	81,433	76,693	213,363	201,426	212,171
Argentina	50,228	15,847	28,641	228,713	228,131	220,873
Brazil	45,980	49,760	74,115	157,928	175,120	187,202
Mexico	—	27,454	37,684	—	16,181	17,627
Foreign	35,272	50,918	64,693	3	4	18

Total	236,259	225,412	281,826	600,007	620,862	637,891

Foreign revenue in the table above includes sales from Chile, Mexico, Argentina and Brazil to other countries. Such amounts are detailed by major geographic area as follows:

	2001	2002	2003
	ThUS$	ThUS$	ThUS$

North America	1,696	3,309	13,412
Central and South America	21,635	18,652	24,409
Asia	10,476	27,269	24,731

Europe	1,465	1,688	4,141

Total export sales from Chile, Mexico, Argentina and Brazil	35,272	50,918	64,693

Export sales from Chile, Mexico Argentina and Brazil as a percentage of total sales	14.93%	22.58%	22.95%

F-46

Enterprise wide sales information based on the Company’s products follows:

	Sales year ended December 31,
	2001	2002	2003
	ThUS$	ThUS$	ThUS$
Raw particle board	28,703	32,014	30,804
Coated particle board	60,055	55,480	61,357
Raw MDF	113,821	102,670	103,116
Coated MDF	21,110	17,128	32,223
Oriented Strand Board (OSB)	—	9,021	27,665
Others	12,570	9,099	26,661

Total	236,259	225,412	281,826

g)	Accounting developments

Effective January 1, 2003, the Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employees Termination Benefits and Other costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. The adoption of SFAS No. 146 did not have a material effect on the Company’s consolidated financial position, results of operation or cash flows.

Effective January 1, 2003, the Company adopted FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires that upon issuance of a guarantee, the Company must disclose and may be required to recognize a liability for the fair value of the obligation it assumes under that guarantee. The initial recognition and measurement requirement of FIN 45 is effective for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material effect on the Company’s consolidated financial position, results of operation or cash flows.

Effective February 1, 2003, the Company adopted FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 addresses consolidation by business enterprises of variable interest entities. Under this interpretation, certain entities known as Variable Interest Entities (“VIEs”) must be consolidated by the primary beneficiary of the entity. The primary beneficiary is generally defined as having the majority of the risks and rewards arising from the VIE. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. FIN 46, as revised by FIN 46R, was effective on February 1, 2003 for new transactions and is effective for reporting periods after March 15, 2004 for transactions entered into prior to February 1, 2003. The Company has not entered into any new transactions subject to FIN 46 since February 1, 2003.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The Company adopted the provisions of SFAS No. 149 on July 1, 2003, which did not have a material effect on the Company’s consolidated financial position, results of operation or cash flows.

F-47

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Statement establishes standards of how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective July 1, 2003. The Company adopted the provisions of SFAS No. 150 on July 1, 2003, which did not have a material effect on the Company’s consolidated financial position, results of operation or cash flows.

F-48

Exhibit 8.1

Significant Subsidiaries of Masisa

Name of Subsidiary	Jurisdiction of Incorporation
Forestal Tornagaleones S.A.	Chile
Masisa Overseas Limited	Cayman Islands
Masisa do Brasil LTDA.	Brazil
Masisa Argentina S.A.	Argentina
Inversiones Coronel Limitada	Chile
Masisa Concepcion Limitada	Chile
Maderas y Sinteticos de Mexico S.A. de C.V.	Mexico
Masisa Inversiones Limitada	Chile

Exhibit 12.1

CERTIFICATIONS

I, Eduardo Vial, certify that:

1.	I have reviewed this annual report on Form 20-F of Masisa S.A.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the company as of, and for, the periods presented in this report;

4.	The company’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the company and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the company’s internal control over financial reporting that occurred during the period covered by the annual report that has materially affected, or is reasonably likely to materially affect, the company’s internal control over financial reporting; and

5.	The company’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the company’s auditors and the audit committee of the company’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the company’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal control over financial reporting.

Date: June 30, 2004

/s/ Eduardo Vial
Eduardo Vial
Chief Executive Officer

Exhibit 12.2

CERTIFICATIONS

I, Carlos Marín, certify that:

1.	I have reviewed this annual report on Form 20-F of Masisa S.A.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the company as of, and for, the periods presented in this report;

4.	The company’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the company and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the company’s internal control over financial reporting that occurred during the period covered by the annual report that has materially affected, or is reasonably likely to materially affect, the company’s internal control over financial reporting; and

5.	The company’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the company’s auditors and the audit committee of the company’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the company’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal control over financial reporting.

Date: June 30, 2004

/s/ Carlos Marín
Carlos Marín
Chief Financial Officer

Exhibit 13

Annual Certifications

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of Section 1350, Chapter 63 of Title 18, United States Code), each of the undersigned officers of Masisa S.A. (the “Company”), does hereby certify, to such officer’s knowledge, that:

The Annual Report on Form 20-F for the year ended December 31, 2003 of the Company fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and information contained in the Form 20-F fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Eduardo Vial
Eduardo Vial
Chief Executive Officer

/s/ Carlos Marín
Carlos Marín
Chief Financial Officer

Annex G

Masisa S.A. Report on Form 6-K

as submitted on August 25, 2004

Annex G

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16

of the Securities Exchange Act of 1934

For the month of August, 2004

Masisa S.A.

(Exact name of registrant as specified in its charter)

Masisa Incorporated

(Translation of Registrant’s name into English)

Av. Apoquindo N° 3650, Piso 10, Las Condes

Santiago, Chile

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover

Form 20-F or Form 40-F.

Form 20-F ☒    Form 40-F ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under Securities Exchange Act of 1934.

Yes ☐    No ☒

If Yes is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2 (b): 82-_______

On April 20th, 2004 the registrant filed a report with the Superintendencia de Valores y Seguros de Chile (Chilean Superintendent of Securities and Insurance) which included information of the registrant’s financial statements and results of its operations for the six month period ended on June 30, 2004. Attached is a free translation of the financial statements and results of operations from the original document in Spanish. The financial information included in this report was prepared according to the accounting principles generally accepted in Chile and does not include reconciliation to generally accepted accounting principles in the United States.

MASISA S.A.

( Free translation from the original in Spanish)

CONSOLIDATED BALANCE SHEET	As of June 30,
	2004 THUS$	2003 THUS$
ASSETS

CURRENTS ASSETS
Cash and Banks	4,663	13,188
Time deposits	5,911	4,693
Marketable securities (net)	0	0
Accounts receivable (net)	71,613	49,955
Notes receivable (net)	8,007	6,687
Sundry debtors	5,053	4,514
Notes and accounts receivable from related companies	2,555	3,818
Inventories (net)	74,873	72,949
Recoverable taxes	10,197	11,675
Prepaid expenses	4,221	2,764
Deferred taxes	1,474	1,355
Other current assets	0	31,409

Total current assets	188,567	203,007

FIXED ASSETS
Land	65,541	63,583
Buildings and infrastructure	104,584	104,338
Machinery and equipment	488,847	473,280
Other fixed assets	170,964	164,736
Asset reappraisal	0	0
Less: depreciation	(199,954)	(177,460)

Total fixed assets	629,982	628,477

OTHER ASSETS
Investments in related companies	0	0
Investments in other companies	10	9
Goodwill	1,377	1,258
Negative goodwill	(1,804)	(1,955)
Long term receivable	979	1,407
Notes and accounts receivable from related companies	3,297	3,110
Deferred taxes	0	0
Intangible assets	0	0
Amortization (less)	0	0
Other Assets	6,783	4,518

Total other assets	10,642	8,347

TOTAL ASSETS	829,191	839,831

The accompanying Notes N° 1 to 27 form an integral part of these consolidated financial statements.

MASISA S.A.

(Free translation from the original in Spanish)

CONSOLIDATED BALANCE SHEET	As of June 30,
	2004 THUS$	2003 THUS$
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Due to banks and financial institutions short/term	5,472	63,816
Short/term portion of long/term liabilities to banks and financial institutions	14,413	55,295
Short-term portion of long term Bonds	9,564	9,474
Other long/term liabilities due within one year	271	324
Dividends payable	163	140
Accounts payable	22,185	23,238
Notes payable	586	0
Sundry creditors	1,466	1,012
Notes and accounts payable to related companies	3,607	3,759
Provisions	9,009	4,264
Withholdings	2,134	2,306
Income tax	0	0
Unearned income	1	45
Deferred taxes	0	0
Other current payable	0	846

Total current liabilities	68,871	164,519

LONG-TERM LIABILITIES
Due to banks and financial institutions	89,589	121,354
Bonds Payable	112,623	36,000
Notes payable	0	0
Sundry creditors	36	294
Notes and accounts payable to related companies	0	0
Provisions	672	49
Deferred taxes	15,142	8,141
Other long term payable	12,333	8,795

Total long-term liabilities	230,395	174,633

Minority interest	64,691	62,474

SHAREHOLDERS’ EQUITY
Paid/up capital stock	237,022	237,022
Capital revaluation reserve	0	0
Share premium account	0	0
Reserve on reappraisal of fixed asset	0	0
Other reserves	56,777	53,628
Accumulated deficit for development period (less)	0	0

Retained Earnings	171,435	147,555

Reserve future dividends	133,083	127,589
Accumulated profits	18,567	18,293
Accumulated losses (less)	0	0
Net income for the period	19,785	1,673
Interim dividends (less)	0	0

Total shareholders’ equity	465,234	438,205

Total liabilities and shareholders’ equity	829,191	839,831

The accompanying Notes N° 1 to 27 form an integral part of these consolidated financial statements.

MASISA S.A.

(Free translation from the original in Spanish)

CONSOLIDATED STATEMENT OF INCOME	For the three-month period ended June 30,
	2004 THUS$	2003 THUS$
Sales	186,634	127,526
Cost of sales (less)	(133,783)	(98,686)
Gross margin	52,851	28,840
Selling and administrative expenses (less)	(22,211)	(19,826)

OPERATING RESULT	30,640	9,014

Financial Income	1,085	1,526
Income on investments in related companies	0	0
Other non operating income	536	634
Loss on investments in related companies (less)	(6)	(67)
Amortization of goodwill (less)	(43)	(162)
Financial expenses (less)	(8,368)	(7,494)
Other non/operating expenses (less)	(1,810)	(598)
Price/level restatement	0	0
Exchange Differences	3,391	(230)

NON /OPERATING RESULT	(5,215)	(6,391)

Result before income taxes and minority interest	25,425	2,623
Income taxes (less)	(5,604)	(231)
Consolidated Profit (Loss)	19,821	2,392
Minority interests	(86)	(771)
Amortization negative goodwill	50	52

NET INCOME	19,785	1,673

The accompanying Notes N° 1 to 27 form an integral part of these consolidated financial statements.

MASISA S.A.

(Free translation from the original in Spanish)

CONSOLIDATED STATEMENT OF CASH FLOW	For the three-month period ended June 30,
	2004 THUS$	2003 THUS$
Cash flow from operating activities
Collection of accounts receivable	216,858	159,591
Interest income receivable	2,215	375
Dividends and other distributions received	0	0
Other income	5,712	7,220
Payments of suppliers and personnel (less)	(176,985)	(147,783)
Interest paid (less)	(11,376)	(2,110)
Income tax paid (less)	(2,789)	(5,663)
Other expenses paid (less)	(1,029)	(577)
V.A.T. and similar paid (less)	(4,874)	(4,702)

Net positive (negative) cash flow from operating activities	27,732	6,351

Cash flow from financing activities
Issuance of cash shares	0	0
Loans drawn	37,774	71,904
Bonds issued	0	0
Documented loans from related companies	0	0
Other loans from related companies	0	0
Other financing sources	38	760
Dividends paid (less)	(3,825)	(4,507)
Distribution of paid in capital (less)	0	0
Loans repaid (less)	(50,020)	(18,600)
Bonds paid (less)	(9,000)	(25,000)
Repayment of documented loans from related companies (less)	0	0
Repayment of other loan form related companies (less)	0	0
Stock issuance expense (less)	0	0
Other financing disbursements (less)	(84)	0

Net positive (negative) cash flow from financing activities	(25,117)	24,557

Cash flow from investment activities
Sales of fixed assets	1,806	65
Sales of permanent investments	0	0
Sales of other investments	236	318
Collection of documented loans to related companies	0	0
Collection of other loans to related companies	0	0
Other investment income	0	0
Acquisition of fixed assets (less)	(12,441)	(14,721)
Interest capitalized repaid (less)	(1,331)	(1,174)
Permanent investments (less)	0	0
Investments in securities (less)	0	0
Documented loans to related companies (less)	0	0
Other loans to related companies (less)	0	0
Other investment disbursements (less)	0	0

Net positive (negative) cash flow from investment activities	(11,730)	(15,512)

Net total positive (negative) cash flow of the period	(9,115)	15,396

Effect of inflation on cash and cash equivalents	(81)	280

Net change in cash and cash equivalents (less)	(9,196)	15,676

Initial balance of cash and cash equivalents	19,770	2,205

Final balance of cash and cash equivalents	10,574	17,881

The accompanying Notes N° 1 to 27 form an integral part of these consolidated financial statements.

MASISA S.A.

(Free translation from the original in Spanish)

RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES	For the three-month period ended June 30,
	2004 THUS$	2003 THUS$
Net income (loss) for the period	19,785	1,673

Results on sales of assets:
(Profit) loss on sales of fixed assets	(143)	18
(Profit) on sales of investments	0	0
Loss on sales of investments	0	0
(Profit) loss on sales of other assets	0	0

Charges (credits) to income not affecting cash flow:
Depreciation for the period	12,973	12,430
Amortization of intangibles	161	136
Write/off and provisions	3,695	299
Income from investment in related companies (less)	0	0
Loss on investment in related companies	6	67
Amortization of goodwill	43	162
Amortization of negative goodwill (less)	(50)	(52)
Net price/level restatements	0	742
Net exchange difference	(3,391)	679
Other credit to income not affecting cash flow (less)	(151)	(106)
Other changes to income not affecting cash flow	3,058	1,994

Changes in assets, affecting cash flow:
Decrease (increase) in accounts receivable	(14,967)	(7,542)
Decrease (increase) in inventories	4,397	(7,912)
Decrease (increase) in other assets	(1,198)	(2,424)

Changes in liabilities, affecting cash flow:
Increase (decrease) in accounts payable related to operating income	(360)	5,993
Increase (decrease) in interest payable	(1,723)	2,751
Net Increase (decrease) in income taxes payable	535	(5,406)
Increase (decrease) in other accounts payable related to non/operating income	(972)	114
Net increase (decrease) value added tax and similar payable	5,948	1,964
Profit (loss) of minority interest	86	771

Net positive (negative) cash flow from operating activities	27,732	6,351

The accompanying Notes N° 1 to 27 form an integral part of these consolidated financial statements.

MASISA S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2004 AND 2003

(Free translation from the original in Spanish)

NOTE 1- COMPANY REGISTRATION

The Parent Company, MASISA S.A., is a quoted stock corporation, registered under N°132 in the Official Company Register and is therefore governed by the rules of the Superintendencia de Valores y Seguros de Chile (Chilean Superintendent of Securities and Insurance) and of the Securities and Exchange Commission of the U.S.A.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Accountant Period

The following financial statements correspond to the period between January 1, 2004 and June 30, 2004, and are presented compared to the same period of 2003.

b)	Currency used in accounting

By the Resolution N° 259 of the Chilean Internal Taxes Service, dated April 10, 2003, the Company was authorized to have its accounting in dollars of the United States of America from January 1, 2003. Otherwise, dated October 10, 2003, the Chilean Superintendence of Securities and Insurance authorized the Company to present its financial statements and quarters FECUs in dollars of the United States of America.

c)	Consolidated financial statements preparation basis.

The consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in Chile and the specific accounting regulations of the Superintendent of Securities and Insurance (“SVS”). If any discrepancy exists between both entity’s regulations, those of the Superintendent of Securities and Insurance will primate.

In accordance to Circular N° 79 and N° 81 of the SVS dated January 19 and 22 2002, the Company recorded the effects of the application of the Argentinean Peso Exchange rate in the conversion of the financial as of September 30, 2003 as required by the Technical Bulletin N° 64 of the Chilean Institute of Accountants.

d)	Presentation basis.

The current financial statements have been issued in dollars of the United States of America, for which no updating factor have been applied to the numbers in this document.

e)	Consolidated basis.

The Consolidated Financial Statements includes the assets, liabilities, result and statement of cash flows of the Company and its direct or indirect subsidiaries

The following is a list of the consolidated subsidiaries:

			Ownership as of
			June 30, 2004		June 30, 2003
RUT	Company	Business	Direct	Indirect	Total	Total
79,554,560 - 3	Inversiones Coronel Limitada	Investments	99.9842	0.0158	100.0000	100.0000
79,959,070 - 0	Masisa Inversiones Limitada	Investments	99.9973	0.0027	100.0000	100.0000
77,790,860 - K	Masisa Partes y Piezas Limitada		99.8000	0.2000	100.0000	100.0000
81,507,700 - 8	Forestal Tornagaleones S.A.	Wood products and by-products processing	60.4492	0.0000	60.4492	60.4492
79,616,940 - 0	Masisa Concepcion Limitada		0.0100	99.9900	100.0000	100.0000
Foreign	Masisa Overseas Ltd.	Investments/Fund Raising	100.000	0.0000	100.0000	100.0000
Foreign	Maderas y Sinteticos del Peru S.A.C.		99.0114	0.8897	99.9011	99.9011
Foreign	Maderas y Sinteticos de Mexico S.A. de C.V.	Wood products and by/products processing	1.0000	99.0000	100.0000	100.0000
Foreign	Maderas y Sinteticos Servicios S.A. de C.V.		1.0000	99.0000	100.0000	100.0000
Foreign	Masisa Ecuador S.A.		0.1000	99.9000	100.0000	100.0000
Foreign	Masisa do Brazil Limitada	Particleboard and MDF Commercialization	0.0024	99.9976	100.0000	100.0000
Foreign	Masisa Argentina S.A.	Wood products and by/products processing	0.0000	100.0000	100.0000	100.0000
Foreign	Forestal Tornagaleones Overseas Ltd.		0.0000	0.0000	0.0000	60.4492
Foreign	Forestal Argentina S.A.		0.0000	30.2900	30.2900	30.2900

The effects of unrealized results form transactions with subsidiaries have been eliminated.

In the subsidiary’s Forestal Tornagaleones S.A. Extraordinary Board Meeting held on November 11, 2003, its Board agreed to proceed with the liquidation and dissolution of its subsidiary FTG Overseas Ltd. On December 31, 2003, the documents needed to proceed with the liquidation and dissolution of FTG Overseas Ltd. were presented to the Record of Societies in which FTG Overseas Ltd. was registered and which managed the legal existence of the company. Thus, and as of

December 31, 2003, the FTG Overseas Ltd. liquidator distributed the assets, liabilities, rights and obligations of FTG Overseas Ltd. to its controlling and only shareholder Forestal Tornagaleones S.A.

f)	Price-level restatement

The subsidiaries that carries their accounting figures in Chilean pesos, have adjusted their financial statements in order to recognize the effects on the variation of the price level restatement of that currency. For this effects, the current legal dispositions have been applied. These restatements have been calculated based on the variations in the official Consumer Price Index on a previous month basis, which was 0.8% in 2004 (1.10% in 2003).

g)	Foreign currency

The Company is authorized to have its accounting and present its financial statements in American dollars. The American dollar is used as common currency and, whereof, the assets and liabilities corresponding to different currencies have been expressed in American dollars at the exchange rates of the end of each period. The exchange differences are accounted in results.

As of June 30 2004 and 2003 the main closing exchange rates used, expressed in US dollars, were the following:

Currency		2004 US$	2003 US$
Chilean pesos	Ch$	636.30	699.12
Argentine Pesos	Ar$	2.9580	2.8000
Real (Brazil)	$R	3.1075	2.8720
Mexican Peso	MxN	11.5297	10.4176
Unidad de Fomento (U.F.)	U.F.	0.0373965	0.0412225

h)	Financial Investments

Time deposits are presented at inverse value plus interests and readjustments accrued at the end of each period and are classified under the category of the same name.

i)	Inventories

The inventories are valued at production cost or at the acquisition cost including indirect manufacturing costs, and its balance is determined by the weighted average price method plus.

The Company makes obsolescence inventory provisions, that are presented deducted from the original.

The timber resources presented in this account has been determined in accordance with a technical appraisal, as explained in the note 2k). As of June 30, 2003, this account includes the expenses related to roads built for the harvesting, which were valued at their cost and accounted at its cost of sales, in the time the forests associated are exploited and sold.

The amount thus determined does no exceed their corresponding market values.

j)	Allowance for doubtful accounts

The company has recorded allowances to cover the possible non-collection of account receivables, which are shown as a deduction from account receivables. The allowances were calculated considering a 1% of the local account receivables plus others specific account receivables of doubtfully recovery.

k)	Fixed assets

Fixed assets, excluding plantations, are presented at their acquisition or construction cost value, price level restated at December 31, 2002, date in which the figures were converted to American dollars. The costs mentioned includes the actual financial cost incurred by the company, until those assets were in conditions to be used, applying effective financing cost rate.

Major maintenance expenses are incorporated into assets and then amortized over the period between the maintenance and the scheduled next major maintenance those items with significant relative value are depreciated in the same period of are as the fixed asset with which they are associated and spare parts that are periodically used are charged to production cost when utilized.

The forestry plantations value is determined in accordance with a technical appraisal. The value over the book value thus estimated, that includes the financing value during the growing period, has been accounted with surplus to the forestry reserve fund in the Net worth of the respective subsidiary.

Indefinitely inactive fixed assets have been classified in the item Other Long Term Assets and are shown at their estimated realization value.

l)	Fixed assets depreciation

Depreciation has been computed using the straight/line method, considering the remaining estimated useful life of each asset.

m)	Leasing assets

Assets purchased under financial leasing are valued at the current value of the contract, which is set discounting the periodical installment and the purchase option at the interest rate established in the related contract, On the other hand, the respective obligation is shown in the short and long term portion net of non/accrued interests.

n)	Investments in related companies

Investments in related companies are valued based on the equity method, eliminating unrealized profits and losses.

Investments in companies located in other countries have been valued in accordance with Technical Bulletin N° 64 of the Chilean Institute of Accountants.

In accordance to Circular N° 150 of the SVS, the Company had made an evaluation over the value of its subsidiaries assets in Argentina, Mexico and Brazil, and over the cash flows this subsidiaries produce, the Company had concluded that it don’t need to make any adjustment for this concept, due to there has been no significant decay in the recuperation value of those respective assets.

o)	Goodwill and negative Goodwill

This item represents the difference between the acquisition value of shares of the related company and its proportional equity value at the date of purchase. This differences are amortized in the following steps:

Goodwill

The acquisition of the former subsidiary Maderas y Paneles S.A., merged on august 31, 1993, was amortized in a period of 10 years, given the returns of the production management of the actual plant.

The acquisition of the former subsidiary Masisa Cabrero S.A., former Fibranova S.A. This value will be amortized in a period of 20 years, given the returns of current administration of the plant.

Negative Goodwill

The capital’s raise of Forestal Tornagaleones S.A. in June 27th, 2002, generated a higher investment value for the Company . This value will be amortized in a period of 20 years.

p)	Securities purchased under resale agreements

Are included in the account “Other Current Assets” and corresponds to the acquisition of financial assets that must be sold in the short term, and are presented at market value as of the purchase date plus the accrued interest as of the last day of the period.

The value thus determined does not exceed the current market value.

q)	Expenses of the issuance and placement of shares and debts titles

The society presents under the account “Other Assets”, the expenses of the issuance and placement of debt titles made in the 2003 exercise, which will be amortized in the terms of the respective debt.

r)	Bonds payable

Bonds payable corresponds to the placement in Chile of unmaterialized bonds, which are valued at their nominal value plus readjustments and interests accrued at the closing date of the exercise. The difference between the nominal value and the placement value is registered as deferred asset. This asset is amortized in the term period of the obligation.

s)	Income tax and Deferred tax

The company has recognized its tax obligations in conformity with current legislation.

The effects produced by deferred taxes, as a consequence of temporal differences between the financial and tax purpose balance sheet, have been registered as per Technical Bulletin N° 60, 68, 69 and 71 of the Chilean Institute of Accountants and in the Circular N° 1,466 of the Superintendencia de Valores Seguros. The effects derived of the existing taxes at January 1 2000, that were not registered before, will be recognized on the results, starting in this year, to the extend that the temporal differences are reversed.

t)	Sales

Sales value corresponds to the sale of the Company manufactured products, and their price is given by present market regulations.

u)	Derivative contracts

As of June 30, 2003, the Company keeps swap interest rates contracts with financial institutions. This contracts were defined as hedge and are registered by which is establishes in the Boletin Tecnico Nro 57 of the Colegio de Contadores de Chile A.G.

The losses not accrued neither accomplished by this contracts are presented in “Other Assets”, and the results already accomplished are presented as financial expenses as of the closing date of this financial statements.

v)	Software

The Company uses the system SAP R/3 version 4.6 C, acquired from SAP Chile S.A., and has determined a depreciation period of 4 years.

w)	Research and Development expenses

The Research and Development expenses are charged to the income of the period of which expenses were incurred. The Company has not incurred in significant Research and Development expenses.

x)	Consolidated Statement of Cash Flows

As set forth the No 50 Technical Bulletin of the Accountant Institute of Chile and the Circular N° 1,312 of the Superintendencia de Valores y Seguros dated January 17, 1997, the Company has defined the following concepts related to the Statement of Cash Flows.

Cash Equivalent:

Every investment that meets the following conditions:

•	May be quickly converted in a known amount of cash.

•	The Company has the intention to do the this conversion in no more than 90 days.

•	There is a minimum risk of a significant lose of value due to this investment

As of June 30, 2004, all the short-term investments of the company meet the mentioned conditions.

The Balance of cash and cash equivalents is as follows:

	Initial THUS$	Final Balance THUS$
2004
Cash	8,657	4,663
Time deposits	0	5,911
Marketable securities	0	0
Securities purchased under resale agreements	11,113	0

Total	19,770	10,574

2003
Cash	1,891	13,188
Time deposits	314	4,693
Marketable securities	0	0
Securities purchased under resale agreements	0	0

Total	2,205	17,881

Operating Activities:

Cash flows from operating activities includes all business-related cash flows, including interest paid, financial income and, in general, all flows that are not defined as related to investment or financing activities. It should be pointed out that this definition is broader than that used in the consolidated statement of income.

NOTE 3 - CHANGES IN ACCOUNTING PRINCIPLES

During the exercise comprise between January 1 and June 30, 2004, there have been no changes in the accounting principles for the current period in comparison to the previous period.

NOTE 4 - ACCOUNTS RECEIVABLE SHORT AND LONG TERM

	Currency
	Less than 90 days		More than 90 and less than 1 year			Currency Total		Long-term
	06/30/2004	06/30/2003	06/30/2004	06/30/2003	Sub-Total	06/30/2004	06/30/2003	06/30/2004	06/30/2003
Account receivable	70,019	49,142	4,278	813	74,297
Non-collect receivables estimate	0	0	0	0	2,684	71,613	49,955	0	0
Notes receivable	7,943	6,419	691	268	8,634
Non-collect receivables estimate	0	0	0	0	627	8,007	6,687	0	0
Sundry debtors	5,086	4,243	283	271	5,369
Non-collect receivables estimate	0	0	0	0	316	5,053	4,514	979	1,407

Total Long Term receivable								979	1,407

Debtors’ profile

The debtors’ profile is presented as follow (net of allowances).

	2004 THUS$	2003 THUS$
National receivable
Account receivable	27.455	14.086
Notes receivable	2.908	3.559
Short-term Sundry debtors	87	998
Long-term Sundry debtors	797	511

Foreign receivable
Account receivable	44,158	35,869
Account Receivable for local sales	38.34%	28.20%
Account Receivable for foreign sales	61.66%	71.80%

Notes receivable	5,099	3,128
Notes receivable in dollars	36.32%	53.22%
Notes receivable in other currencies	63.68%	46.78%

Short-term Sundry debtors	4,966	3,516
Sundry debtors in dollars	1.72%	22.11%
Sundry debtors in other currencies	98.28%	77.89%

Long-term Sundry debtors	182	896
Long-term Sundry debtors in dollars	81.41%	36.32%
Long-term Sundry debtors in other currencies	18.59%	63.68%

NOTE 5 - TRANSACTIONS WITH RELATED COMPANIES

Notes and accounts receivables from related companies in the short-term:

Sales of goods and services made by the Company from and to related companies in Chile are made in Chilean pesos and with a pay term not exceeding 60 days, without interest nor restatement . Export sales to foreign related companies are in American dollars, without interest and not exceeding 180 days.

Notes and accounts receivables from related companies in the long-term:

The long term account receivable for the subsidiary Forestal Rio Calle Calle S.A. are summarized in American dollars (US$).

Notes and account receivable from related companies:

		Short-Term		Long-Term
RUT	Company	06/30/2004	06/30/2003	06/30/2004	06/30/2003
96,626,060-2	Forestal Rio Calle Calle S.A.	13	0	3,297	3,110
Foreign	Forestal Terranova Mexico S.A. de C.V.	0	171	0	0
Foreign	Terranova Costa Rica S.A.	0	150	0	0
Foreign	Terranova Colombia S.A.	0	932	0	0
Foreign	Amanco Guatemala S.A.	87	45	0	0
Foreign	Masnova de Mexico S.A. de C.V.	1,351	1,389	0	0
	Fibranova C.A.	691	0	0	0
	Amanco Costa Rica S.A.	233	8	0	0
Foreign	Amanco el Salvador	33	0	0	0
	Hondilut S.A. (Amanco Honduras)	0	68	0	0
	Nicalit S.A.	0	26	0	0
Foreign	Terranova Forest Products, Inc.	147	1,029	0	0

TOTAL		2,555	3,818	3,297	3,110

a)	Notes and accounts payables from related companies:

		Short-Term		Long-Term
RUT	Company	06/30/2004	06/30/2003	06/30/2004	06/30/2003
96,626,060-2	Forestal Rio Calle Calle S.A.	0	440	0	0
96,802,690-9	Terranova S.A.	276	0	0	0
96,469,000-6	Andinos S.A.	0	245	0	0
96,527,410-3	Sociedad Forestal Millalemu S.A.	0	10	0	0
Foreign	Forestal Terranova Mexico S.A. de C.V.	3,230	0	0	0
Foreign	Terranova Costa Rica S.A.	3	0	0	0
Foreign	Terranova Brasil Limitada	89	29	0	0
	Hondilut S.A. (Amanco Honduras)	7	0	0	0
	Nicalit S.A. (Amanco Nicaragua)	2	0	0	0
Foreign	Fibranova C.A.	0	3,035	0	0

TOTAL		3,607	3,759	0	0

b)	come from related companies and persons:

				06/30/2004 Effect on Income, Profit (loss)		06/30/2003 Effect on Income, Profit (loss)
Company	RUT	Relationship	Concept	(loss) Amount THUS$	(loss) THUS$	(loss) Amount THUS$	(loss) THUS$
Forestal Rio Calle Calle S.A.	Foreign	Associated	Interest	47	47	0	0
Forestal Rio Calle Calle S.A.	Foreign	Associated	Purchase of woods	0	0	523	0
Forestal Rio Calle Calle S.A.	Foreign	Associated	Chipping service	0	0	716	0
Forestal Rio Calle Calle S.A.	Foreign	Associated	Services invoice	43	8	0	0
Terranova S.A.	96,708,490-5	Common director	Reimburse invoice	275	0	21	0
Terranova S.A.	96,708,490-5	Common director	Services and expenses invoice	9	0	9	0
Terranova S.A.	96,708,490-5	Common director	Services and expenses invoice	615	0	18	0
Terranova S.A.	96,708,490-5	Common director	Purchase of raw materials	1,403	24	844	0
Terranova S.A.	96,708,490-5	Common director	Paid invoice	826	0	938	0
Terranova S.A.	96,708,490-5	Common director	Sales of products	9,967	4	0	0
Fibranova C.A.	Foreign	Common director	Recovery of expenses received	4	0	0	0
Fibranova C.A.	Foreign	Common director	Recovery of expenses emitted	126	0	0	0
Fibranova C.A.	Foreign	Common director	Sales of products and spare parts	0	0	363	105
Fibranova C.A.	Foreign	Common director	Boards purchase	0	0	03,577	0
Fibranova C.A.	Foreign	Common director	Reimburse invoice	233	0	0	0
Fibranova C.A.	Foreign	Common director	Services and expenses invoice	1,742	0	119	0

Forestal Terranova Mexico S.A. de C.V.	Foreign	Common director	Services and expenses	0	0	404	404
Forestal Terranova Mexico S.A. de C.V.	Foreign	Common director	Sales of products	247	18	0	0
Forestal Terranova Mexico S.A. de C.V.	Foreign	Common director	Administration services	32	32	40	40
Forestal Terranova Mexico S.A. de C.V.	Foreign	Common director	Reimburse invoice	567	0	0	0
Forestal Terranova Mexico S.A. de C.V.	Foreign	Common director	Logistics service	480	480	0	0
Forestal Terranova Mexico S.A. de C.V.	Foreign	Common director	Boards purchase	4,275	0	0	0
Terranova de Brasil Limitada	Foreign	Common director	Purchase of raw materials	918	0	295	0
Terranova de Brasil Limitada	Foreign	Common director	Paid invoice	841	0	131	0
Terranova Costa Rica S.A.	Foreign	Common director	Sales of products	0	0	161	47
Terranova Costa Rica S.A.	Foreign	Common director	Reimburse invoice	0	0	117	0
Terranova Costa Rica S.A.	Foreign	Common director	Services and expenses invoice	3	0	0	0
Forestal Terranova de Guatemala S.A.	Foreign	Common director	Sales of products	44	15	44	13
Forestal Terranova de Guatemala S.A.	Foreign	Common director	Reimburse invoice	44	0	44	0
Amanco Costa Rica S.A.	Foreign	Common director	Sales of products	324	113	8	2
Amanco Costa Rica S.A.	Foreign	Common director	Reimburse invoice	355	0	0	0
Amanco Guatemala S.A.	Foreign	Common director	Sales of products	155	54	71	21
Amanco Guatemala S.A.	Foreign	Common director	Reimburse invoice	78	0	27	0
Amanco El Salvador S.A.	Foreign	Common director	Sales of products	65	23	0	0
Amanco El Salvador S.A.	Foreign	Common director	Reimburse invoice	128	0	0	0
Hondilut S.A.(Amanco Honduras)	Foreign	Common director	Sales of products	0	0	68	20
Hondilut S.A.(Amanco Honduras)	Foreign	Common director	Reimburse invoice	4	0	0	0
Nicalit (Amanco Nicaragua)	Foreign	Common director	Sales of products	0	0	53	15
Nicalit (Amanco Nicaragua)	Foreign	Common director	Reimburse invoice	0	0	27	0
Terranova Colombia S.A.	Foreign	Common director	Sales of products	183	0	691	201
Terranova Colombia S.A.	Foreign	Common director	Reimburse invoice	0	0	419	0
Terranova Forest Products, Inc.	Foreign	Common director	Sales of products	147	51	0	0
Terranova Forest Products, Inc.	Foreign	Common director	Reimburse invoice	19	0	0	0
Terranova Forest Products, Inc.	Foreign	Common director	Remittance granted	0	0	01,029	0
MasNova de Mexico S.A. de C.V.	Foreign	Common director	Reimburse invoice	0	0	02,141	0

NOTE 6 - INVENTORIES

The principal components are set forth below:

Inventories	2004 THUS$	2003 THUS$
Finished goods	47,290	42,605
Obsolescence Provision	(875)	(504)
Raw Materials	11,465	13,175
Other material	3,080	5,791
Spare parts	7,303	5,199
Forest and Plantation in exploitation	6,610	6,683

Total	74,873	72,949

NOTE 7 - DEFERRED TAXES AND INCOME TAXES

At June 30 2004, the Company has made the income tax provision as per the tax dispositions in force.

Considering a taxable base of:

2004 THUS$
Masisa S.A.’s taxable income	6,197
Inversiones Coronel Ltda.’s taxable income	1,553
Masisa Concepcion Ltda’s taxable income	1,865
Masisa Inversiones Ltda’s taxable income	3,288

Balances of tributary retained gains and their respective credits:

1) Masisa S.A:	Taxed Earning Reserve amounting THUS$2,324 with credit of 15%, THUS$23,838 with credit of 16%, THUS$4,794 with credit of 16.5%, THUS$6,197 with credit of 17%, and THUS$10,952 without credit.

2) Masisa Inversiones Limitada:	Taxed Earning Reserve amounting THUS$5,958 with credit of 15%, THUS$5,326 with credit of 16%, THUS$5,449 with credit of 16,5%, THUS$3,288 with credit of 17%, and THUS$1,081 without credit.

3) Inversiones Coronel Limitada:	Taxed Earning Reserve amounting THUS$1,292 with credit of 15%, THUS$582 with credit of 16%, THUS$296 with credit of 16,5%, THUS$1,553 with credit of 17%, and THUS$65 without credit.

4) Inversiones Concepcion Limitada:	Taxed Earning Reserve amounting THUS$1,865 with credit of 17%.

5) Masisa Argentina:	(Tax loss)

6) Masisa Concepcion Limitada:	(Tax loss)

7) Masisa do Brasil Limitada:	(Tax loss)

8) Maderas y Sinteticos del Peru S.A.C.:	(Tax loss)

9) Forestal Tornagaleones S.A.:	(Tax loss)

a)	Deferred Tax

The balances for this item are as follows:

	06/30/2004				06/30/2003
	Assets deferred taxes		Liabilities deferred taxes		Assets deferred taxes		Liabilities deferred taxes
	Short Term	Long Term	Short Term	Long Term	Short Term	Long Term	Short Term	Long Term
Temporary Differences
Provision for accounts receivable losses	611	153	0	0	709	47	0	0
Anticipated income	0	0	0	0	0	0	0	0
Vacation provisions	209	0	0	0	167	0	0	0
Amortization of intangibles	49	0	0	0	0	0	0	0
Leasing assets	0	46	0	0	0	98	0	0
Manufacturing expenses	116	0	991	3,552	0	0	861	3,552
Fixed assets depreciation	0	0	0	35,785	0	0	0	13,165
Others events	7	260	0	270	109	25	90	36
Obsolescence provision	182	101	0	0	229	0	0	0
Particle board line provision	0	1,105	0	0	0	1,120	0	0
Unrealized profits and loss	261	47	0	0	225	0	0	0
Tax Loss	1,679	28,807	0	0	1,504	17,402	0	0
Interest capitalized Plantations	0	0	0	0	0	0	0	0
Plantations capitalized indirect cost	0	0	267	2,568	0	0	281	2,010
Capitalized financial cost	0	0	379	600	0	0	359	3,381
Forestry reserve	0	0	70	8,350	0	0	89	4,409
Others	0	0	0	0	0	0	0	0
Balance for Complementary assets amortization	(28)	(116)	(95)	(9,643)	(27)	(962)	(119)	(10,136)
Valuation provisions	0	(4,063)	0	0	0	(9,454)	0	0

Total	3,086	26,340	1,612	41,482	2,916	8,276	1,561	16,417

Income Taxes:

Items	2004 THUS$	2003 THUS$
Income tax provision	(2,374)	(1,025)
Tax expenses Adjustment	79	164
Effect for deferred taxes of the period	(3,093)	222
Tax credit due to tax loss	0	100
Effect for amortization of deferred assets and liabilities complementary accounts	(197)	338
Effect on assets and liabilities of the changes in the valuating provisions	0	0
Others	(19)	(30)

	(5,604)	(231)

NOTE 8 - OTHER CURRENT ASSETS

The principal components are set forth below:

	2004 THUS$	2003 THUS$
Deposits Rabobank Curacao N.V.	0	28,500
Interest Rabobank Curacao N.V.	0	2,909

Total	0	31,409

In the year 2003, the long term time deposits accrued interests, which are presented as “Other Current Assets”; their maturity is semiannually. Besides in this entry are classified the time deposits which maturity is over 90 days.

NOTE 9 - FIXED ASSETS

a)	This caption includes:

		2004				2003
		Accumulated		Year depreciation		Accumulated		Year depreciation
Fixed assets		Assets value THUS$	Depreciation THUS$	Explotation THUS$	Non-explotation THUS$	Assets value THUS$	Depreciation THUS$	Explotation THUS$	Non-Explotation THUS$

Lands		65,541	0	0	0	63,583	0	0	0
Building and infrastructure		104,584	(27,570)	(1,724)	(74)	104,338	(24,541)	(1,184)	(17)

Machinery and equipment		488,847	(145,981)	(9,508)	(501)	473,280	(126,285)	(9,755)	(15)

7	Machinery and equipment	487,984	(145,676)	(9,476)	(469)	472,268	(125,787)	(9,723)	(9)
7	Transportation equipment	863	(305)	(32)	(32)	1,012	(498)	(32)	(6)
7	Chilean GAAP Adjustments	0	0	0	0	0	0	0	0

Other fixed assets:		170,964	(13,430)	(573)	(593)	164,736	(14,204)	(726)	(733)

7	Plantations	125,182	0	0	0	108,350	0	0	0
7	Furniture, fixture and other	11,007	(8,381)	(197)	(125)	10,586	(7,942)	(253)	(437)
7	Spare parts	11,325	(305)	(134)	0	11,468	(1,365)	(225)	0
7	Transit spare parts and equipment	47	0	0	0	50	(9)	(1)	0
7	Construction in progress	14,080	0	0	0	15,847	0	0	0
7	Transit fixed assets	0	0	0	0	0	0	0	0
7	Other fixed assets	9,323	(4,744)	(242)	(468)	18,435	(4,888)	(247)	(296)

	7 Fixed assets in leasing	1,691	(1,209)	(76)	0	1,731	(1,116)	(82)	0
	7 Computacional systems (software)	5,694	(3,418)	(166)	(468)	4,450	(2,825)	(137)	(296)
	7 Other	1,938	(117)	0	0	12,254	(947)	(28)	0

	Total	829,936	(186,981)	(11,805)	(1,168)	805,937	(165,030)	(11,665)	(765)

	Total Fixed assets	629,982	(199,954)			628,477	(177,460)

b)	From a legal viewpoint, assets acquired under finance are not the property of the Company until the purchase option is exercised. The present assets in leasing corresponds to an electrical substation, contracted with Endesa S.A. in April 1995, for a total of 120 monthly payments of US$28,396, at an annual rate of 10.5%.

c)	In the Year 2001, The company has also accounted a provision to adjust the book value of one of its particle board lines, based on the estimate that future cash flows from the operation of those assets will not compensate for future depreciation charges. This provision is presented under the account “Other Non Operating Expenses”.

d)	The accountant value of the plantations includes the value determined in accordance with the technical appraisal. This value is distributed among the accounts in plantations Fixed assets and Inventories as stand wood.

As indicated in the Note 2 k) the subsidiary Forestal Tornagaleones S.A. and its subsidiary Forestal Argentina S.A. recognize the increased value of their plantations and forest. The accumulated increase value as of June 30, 2004 was THUS$27,058 (THUS$27,027 in 2003), that includes the forest plantation under the Forestry reserve presented in the Net worth and has been determined comparing the valuation describer in the Note 2k) to the book value after price level restatement. As indicated in the Note 2k), the parent Company and its subsidiary Forestal Argentina recognized as increased value of the fix assets the financial costs related to the plantation financing a total of THUS$655 (THUS$316 in 2003).

NOTE 10 - INVESTMENT IN RELATED COMPANIES

					Participation %		Shareholder’s Equity		Net income For the period		Net income Accrued		VPP		Unrealized result		Book value of investment
RUT	Investments in related companies	Country	Currency	Number of shares	03/31/ 2004	03/31/ 2003	06/30/ 2004	06/30/ 2003	06/30/ 2004	06/30/ 2003	06/30/ 2004	06/30/ 2003	06/30/ 2004	06/30/ 2003	06/30/ 2004	06/30/ 2003	06/30/ 2004	06/30/ 2003
96,652,640-8	Inversiones Industriales S.A.	Chile	Pesos	1,000	50.0000000	50.0000000	(3,109)	(2,482)	0	0	0	0	0	0	0	0	0	0
96,626,060-2	Forestal Rio Calle - Calle S.A.	Chile	Pesos	1	0.0012100	0.0012100	611	1	0	0	0	0	0	0	0	0	0	0
Foreign	Masnova S.A.	Mexico	Dollar	25,000	50.0000000	50.0000000	(1,344)	(97)	(12)	(134)	(6)	(67)	0	0	0	0	0	0
99,511,350-3	Inversiones Calle - Calle S.A.	Chile	Pesos	100,000	50.0000000	50.0000000	0	0	0	0	0	0	0	0	0	0	0	0
99,505,640-2	Forestal Calle - Calle S.A.	Chile	Pesos	1	9.0900000	9.0900000	2	2	0	0	0	0	0	0	0	0	0	0

	Total												0	0	0	0	0	0

a)	Subsidiaries with negative equity

The proportional patrimonial value method has been discontinued in the following subsidiaries for presenting negative shareholder’s equity. At the same time provisions has been constituted when corresponds, to recognize the share participation.

•	MasNova de Mexico S.A. de C.V.

The related company MasNova de Mexico S.A. de C.V. presents negative shareholder’s equity at the closing of both financial statements reason for which a provision for THUS$672 and THUS$ 49 has been accounted. This investment is presented in Long Term Provisions.

•	Inversiones Industriales S.A.

Inversiones Industriales S.A., as of the closure of the present period, had a negative Net Worth, hence the company has discontinued the application of the VPP method, recognizing losses up to cover the total investment

b)	Subsidiaries with positive equity lower than MUS$ 1

Inversiones Calle Calle S.A. US$ 320.

NOTE 11 - GOODWILL AND NEGATIVE GOODWILL

a)	Goodwill

			06/30/2004		06/30/2003
RUT	Company	Term	First three months 2004 Amortization THUS$	Total Goodwill THUS$	First three months 2003 Amortization THUS$	Total Goodwill THUS$
87,658,900-1	Maderas y Paneles S.A.	10 year	0	0	126	30
96,623,490-3	Masisa Cabrero S.A.	20 year	43	1,377	36	1,228

			43	1,377	162	1,258

Represents the higher value paid in the investments of Maderas y Paneles S.A., former subsidiary Maderas y Paneles S.A., merged on august 31, 1993.

The acquisition of the former subsidiary Masisa Cabrero S.A., former Fibranova S.A., generated a lower investment value for the Company, This value will be amortized in a period of 20 years, given the returns of current administration of the plant.

b)	Negative Goodwill

			06/30/2004		06/30/2003
RUT	Company	Term	First three months 2004 Amortization THUS$	Total Negative Goodwill THUS$	First three months 2003 Amortization THUS$	Total Negative Goodwill THUS$
81,507,700-8	Forestal Tornagaleones S.A.	10 year	50	1,804	52	1,955

			50	1,804	52	1,955

Indicate the lower paid value at the capital’s raise of Forestal Tornagaleones S.A. in June 27, This value will be amortized in a period of 20 years.

NOTE 12 - OTHER LONG/TERM ASSETS

The principal components are set forth below:

Other long-term assets	Term	2004 THUS$	2003 THUS$
Bond issuance and placement cost		4,823	0
Assets destined for sale (inactive)		116	280
Recoverable long term taxes and commissions		962	3,315
Others		882	923

Total		6,783	4,518

(1)	The Company had proceed to reclassified those assets that are paralyzed or destined to be sale; in agreement with the previous, a valuation of those assets at its estimated realization value had been made by an independent valuator.

NOTE 13 - BANK AND FINANCIAL INSTITUTIONS SHORT-TERM

		US Dollar		Other foreign		U.F.		ThCh$ no adjustment		Total
		2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
RUT	Bank of financial institution	THUS$	THUS$	THUS$	THUS$	THUS$	THUS$	THUS$	THUS$	THUS$	THUS$
97,004,000-5	Short Term Banco de Chile	0	11,039	0	0	0	2,788	0	0	0	13,827
97,006,000-6	Banco de Credito e Inversiones	0	6,057	0	0	0	713	0	0	0	6,770
97,041,000-7	BankBoston, N.A.	0	4,040	0	0	0	0	0	0	0	4,040
97,919,000-K	ABN Amro Bank Chile	0	5,030	0	0	0	3,242	0	0	0	8,272
97,042,000-2	HSBC Bank Chile	0	3,637	0	0	0	0	0	0	0	3,637
97,080,000-K	Banco Bice	0	4,041	0	0	0	0	0	0	0	4,041
97,030,000-7	Bancoestado	0	3,010	0	0	0	0	0	0	0	3,010
97,051,000-1	Banco del Desarrollo	4,540	0	0	0	0	0	0	0	4,540	0
97,023,000-9	Corpbanca	0	5,018	0	0	0	0	0	0	0	5,018
Foreign	BankBoston	0	7,558	0	0	0	0	0	0	0	7,558
Foreign	Rabobank	0	5,026	0	0	0	0	0	0	0	5,026
Foreign	Banco Alfa S.A.	0	0	932	547	0	0	0	0	932	547
Foreign	ABN Amro Bank	0	0	0	2,070	0	0	0	0	0	2,070
	Total	4,540	54,456	932	2,617	0	6,743	0	0	5,472	63,816
	Principal owed	4,500	54,099	932	2,617	0	6,743	0	0	5,432	63,459
	Rate	2.77%	2.39%	15.73%	0	0	6.36%	0	0	0	0
	Long Term portion short term
96,658,480-7	Raboinvestment Chile S.A.	2,086	1,090	0	0	0	0	0	0	2,086	1,090
97,006,000-6	Banco de Credito e Inversiones	39	0	0	0	22	2,232	0	0	61	2,232
Foreign	Security Bank	956	496	0	0	0	0	0	0	956	496
Foreign	Rabobank Nederland	44	0	0	0	0	0	0	0	44	0
Foreign	Dresdner Bank Lateiamerica	2,105	109	0	0	0	0	0	0	2,105	109
Foreign	Citibank N.A.	134	16,958	0	0	0	0	0	0	134	16,958
Foreign	Comerica Bank	4,350	2,221	0	0	0	0	0	0	4,350	2,221
Foreign	Banco de Chile New York Branch	4,384	85	0	0	0	0	0	0	4,384	85
Foreign	The Bank of Nova Scotia	292	288	0	0	0	0	0	0	292	288
Foreign	Banco Rabobank Ireland PLC	0	31,420	0	0	0	0	0	0	0	31,420
Foreign	BankBoston.	0	0	0	91	0	0	0	0	0	91
Foreign	BankBoston. N.A.	1	305	0	0	0	0	0	0	1	305
	Total	14,391	52,972	0	91	22	2,232	0	0	14,413	55,295
	Principal owed	13,518	48,681	0	0	0	2,067	0	0	13,518	50,748
	Rate	2.75%	5.87%	0	0	6.70%	6.70%	0	0	0	0

2004%
Total amount of liabilities in foreign currency:	15.5500
Total amount of liabilities in local currency:	84.4500

NOTE 14 - BANK AND FINANCIAL INSTITUTIONS LONG-TERM

							Date close actual period		Date close pass period
			More 1 year up to 2 year	More 2 year up to 3 year	More 3 year Up to 5 years	More 5 year Up to 10 year	Total Long Term to close The financial Statements		Total Long Term to close The financial Statements

RUT	Bank of financial institution	Currency	THUS$	THUS$	THUS$	THUS$	THUS$	Rate	THUS$
	Short Term
96,658,480-7	Raboinvestment Chile S.A.	Dollar	3,750	5,000	2,750	0	11,500	Libor+1.875%	13,500
97,006,000-6	Banco de Credito e Inversiones	Dollar	1,389	2,778	5,556	2,777	12,500	Libor+1.44%	0
97,006,000-6	Banco de Credito e Inversiones	U.F.	2,279	1,138	0	0	3,417	6.70%	5,168
Foreign	Security Bank	Dollar	933	467	0	0	1,400	Libor+1.500%	2,333
	Dresdner Bank
Foreign	Lanteiamerica	Dollar	2,000	2,000	0	0	4,000	Libor+1.900%	6,000
Foreign	Comerica Bank	Dollar	4,286	4,286	0	0	8,572	Libor+1.350%	12,857
Foreign	Citibank N.A.	Dollar	0	0	0	0	0	Libor+1.000%	41,428
	Banco de Chile
Foreign	New York Branch	Dollar	4,300	4,300	2,100	0	10,700	Libor+1.250%	15,000
	The Bank of Nova
Foreign	Scotia	Dollar	7,500	7,500	10,000	0	25,000	Libor+1.150%	25,000
	Rabobank
Foreign	Nederland	Dollar	2,500	2,500	5,000	2,500	12,500	Libor+1.500%	0
Foreign	Bank Boston	Dollar	0	0	0	0	0	0	68

	Total		28,937	29,969	25,406	5,277	89,589		121,354

2004%
Total amount of liabilities in foreign currency:	3.80
Total amount of liabilities in local currency:	96.20

The loans granted by Masisa Overseas Ltd and Masisa Inversiones Limitada to the subsidiary Masisa do Brasil Limitada through BankBoston and Banco Itau BBA S.A, that rise to the amount of US$27,000,000 and of US$ 78,023,218.88 respectively, as shown in “Promissory Notes” issued by BankBoston N.A. Nassau Branch. And in “Notes” issued by Banco Itau BBA S.A., of which are holders Masisa Overseas Ltd. and Masisa Inversiones Limitada and that are record, besides, in “Repasses de Emprestimo Externo - Contratos de Emprestimo” signed by Masisa do Brasil Limitada of which are beneficiaries BankBoston Banco Multiplo S.A. and BankBoston N.A., and in ...Cedulas de Credito Bancario - Res.2770 ... which beneficiary is Banco Itau BBA S.A., are presented reducing the corresponding debts for the same amount that the subsidiary Masisa do Brasil Limitada maintains with BankBoston Multiplo S.A. and BankBoston N.A. and Banco Itau BBA S.A., in consideration that the documents in which this operations are established allowed to sell out them with the only advise to the bank with the anticipation established in the respective documents.

Additionally and as consequence of the previous, the interests generated by the “Promissory Notes” and the “Notes” and by the “Repasses de Emprestimo Externo - Contratos de Emprestimo” and the “Cedulas de Credito Bancario - Res.2770” are presented net in the statement of income.

NOTE 15 - SHORT TERM AND LONG TERM BONDS

Banco de Chile: corresponds to the placement of local bonds, issued by Masisa S.A.

Characteristics:

Series A Bond: Corresponds to a maximum of 6.000 titles of UF500 each with a maturity term of 7 years, with a two year grace period for the amortization of principal, accrues interest of 5% annually, compounded, calculated over the base of equal semesters of 180 days beginning December

15, 2003 and which payments will be made June 15 and December 15 of each year. The repayment of principal will be amortized over 10 equal and successive payments beginning June 15, 2006.

Series B Bond: Corresponds to a maximum of 6.000 titles of UF500 each with a maturity term of 21 years, with a seven year grace period for the amortization of principal, accrues interest of 6.25% annually, compounded, calculated over the base of equal semesters of 180 days beginning December 15, 2003 and which payments will be made June 15 and December 15 of each year. The repayment of principal will be amortized over 28 equal and successive payments beginning June 15, 2011.

The maximum aggregate amount placed for the sum of the first issuance of the Series A bond, with charge to the bond line, and the Series B bond, for a fixed amount, will be of UF 4,000,000.

Private Placement: Corresponds to a private placement bonds issued by the subsidiary Masisa Overseas Ltd., and acquired by some of the main Insurance Companies of the United States of America.

Maturities:

Bonds A series : in the previous year corresponds to the ones that became due and liquidated dated 15-05-2003.

Bonds B series: matures in 5 yearly installments of US$9 million, starting on May 15, 2004 and finishing May 15, 2008, and interest are paid every six months in May and November of each year.

Identification Number	Serie	Nominal amount outstanding	Currency Interest	Last Maturity	Periodicity		Value		Place of the transaction
					Interest Payment	Capital Payment	06/30/2004	06/30/2003	Chile or Foreign
Short term Portion of Long Term Bond
Private Placement	B	9,000Dollar	8.06%	14-05-2005	6 Months	Annual	9,378	9,474	Foreign
Banco de Chile	A	0U.F.	5.00%	15-12-2004	6 Months	6 Months	138	0	Local
Banco de Chile	B	0U.F.	6.25%	15-12-2004	6 Months	6 Months	48	0	Local

Total Short Term
Portion							9,564	9,474
Long Term Bond
Private Placement	B	36,000Dollar	8.06%	15-05-2008	6 Months	Annual	27,000	36,000	Foreign
Banco de Chile	A	2,500Dollar	5.00%	15-12-2010	6 Months	6 Months	66,851	0	Local
Banco de Chile	B	702Dollar	6.25%	15-12-2004	6 Months	6 Months	18,772	0	Local

Total Long Term
Portion							112,623	36,000

NOTE 16 - PROVISIONS AND WRITE-OFFS

a)	Allowance for trade accounts receivable, notes receivable, sundry debtors and inventories.

The balance of these allowances amounts to ThCh$3,589 in 2004 (ThCh$3,802 in 2003), which have been deducted from the respective captions.

b)	Outstanding provisions at the end of each period:

Current liabilities	2004 THUS$	2003 THUS$
Provision for vacation	1,411	1,175
Participation	384	9
Gratification	88	124
Audit provision	148	49
Social contribution	60	273
Bonds Provision	49	0
Plan Stoppage Provision	400	430
Import expenses	493	359
Commissions provision exports agents	1,362	1,320
Provision for eventual lower OSB selling price	2,000	0
Invoices to receive for forestry services	659	58
Invoices to receive for selling and administrative services	537	0
Accounts receivable provision	900	0
Other provisions	518	467

Total	9,009	4,264

Long-Term liabilities
Equity investment (negative equity) in Masnova de Mexico S.A. de C.V.	672	49

Total	672	49

NOTE 17 - OTHER LONG TERM LIABILITIES

	Maturity				More of Amount
Concepts	2005	2006	2007	2008	2009	2010	2004	2003
ICMS long term tax payable	1,628	2,792	3,170	1,753	0	0	9,343	6,025
Forestry bonifications	0	0	0	0	0	2,990	2,990	2,770
TOTALS	1,628	2,792	3,170	1,753	0	2,990	12,333	8,795

NOTE 18 - MINORITARY INTEREST

The main components of this item are as follows:

	Included in the liabilities		Included in the net income for the
	2004	2003	2004	2003
Forestal Tornagaleones S.A.	37,065	34,879	26	(466)
Forestal Argentina S.A.	27,626	27,595	(112)	(305)

Total	64,691	62,474	(86)	(771)

NOTE 19 - SHAREHOLDERS’ EQUITY

a)	The movement on capital and reserve accounts during 2004 and 2003 were as follows:

	2004
	Paid-in capital	Reserve de Revalorization de capital	Other Reserves	Reserve for future dividends	Accumulated profit	Accumulated deficit during development period	Current Earning
	THUS$	THUS$	THUS$	THUS$	THUS$	THUS$	THUS$
Balance as of December 31	237,022	0	59,706	127,315	18,567	0	9,613
Allocation of income	0	0	0	9,613	0	0	(9,613)
Definitive dividend of the previous exercise	0	0	0	(3,845)	0	0	0
Capital Increase with shares issue	0	0	0	0	0	0	0
Deficit during subsidiary development period	0	0	0	0	0	0	0
Reserve for foreign currency translation	0	0	(2,781)	0	0	0	0
Forestry reserves Increase	0	0	(148)	0	0	0	0
Price-level restatement of equity	0	0	0	0	0	0	0
Net income for the period	0	0	0	0	0	0	19,785
Balance	237,022	0	56,777	133,083	18,567	0	19,785

	0	0	0	0	0	0	0

	2003
	Paid-in capital	Reserve de Revalorization de capital THUS$	Other Reserves THUS$	Reserve for future dividends THUS$	Accumulated profit THUS$	Accumulated deficit during development period THUS$	Current Earning THUS$
	THUS$	THUS$	THUS$	THUS$	THUS$	THUS$	THUS$
Balance as of December 31	237,022	0	47,991	117,157	18,293	0	14,854
Allocation of income	0	0	0	14,854	0	0	(14,854)
Definitive dividend of the previous exercise	0	0	0	(4,422)	0	0	0
Capital Increase with shares issue	0	0	0	0	0	0	0
Deficit during subsidiary development period	0	0	0	0	0	0	0
Reserve for foreign currency translation	0	0	3,637	0	0	0	0
Forestry reserves Increase	0	0	2,000	0	0	0	0
Price-level restatement of equity	0	0	0	0	0	0	0
Net income for the period	0	0	0	0	0	0	1,673
Balance	237,022	0	53,628	127,589	18,293	0	1,673

Restated balance	237,022	0	53,628	127,589	18,293	0	1,673

b)	Numbers of shares

Series	Numbers shares subscribed	Numbers paid shares	Numbers shares with voting rights
Unique	928,514,743	928,514,743	928,514,743

c)	Capital (amount THUS$)

Series	Subscribed Capital	Paid Capital
Unique	237,022	237,022

d)	Other Reserves

1) Forest Reserves

Are originated in the subsidiaries Masisa do Brasil Limitada, Forestal Tornagaleones S.A. and its subsidiary Forestal Argentina S.A., due to the recognition of the grown in forestry resources. The balance as of June 30, 2004 was THUS$18,779 (THUS$17,803 2003).

2) Reserve for foreign currency translation adjustments

The composition of the accumulated adjustment for exchange differences as of June 30, 2004, corresponds to the balance, calculated as the net difference between the Consumer’s Price Index and the United States dollar at the end of each period of the investments in foreign countries and of the liabilities associated to such investments, according to the Technical Bulletin N° 64. The following table depicts such adjustment according to the foreign subsidiary from which it originated. Chilean investments in local functional currency have been included using the same treatment :

In June 2004, Balances are made of:

	Initial balance actualized	Exchange difference originated in the period		Balance as of 06/30/2004
	THUS $	Investment THUS $	Liabilities THUS $	THUS $
Masisa Argentina S.A.	26,068	0	0	26,068
Forestal Argentina S.A.	345	0	0	345
Masisa do Brasil Limitada	2,741	0	0	2,741
Masisa Mexico S.A. de C.V.	190	0	0	190
Masisa Cabrero S.A.	95	0	0	95
Masisa Partes y Piezas Limitada	(23)	0	0	(23)
Forestal Tornagaleones S.A.	11,363	(2,781)	0	8,582

	40,779	(2,781)	0	37,998

In June 2003, are as follows:

	THUS$	THUS$	THUS$	THUS$
Masisa Argentina S.A.	26,068	0	0	26,068
Forestal Argentina S.A.	3,094	0	0	3,094
Masisa do Brasil Limitada	2,741	0	0	2,741
Masisa Mexico S.A. de C.V.	190	0	0	190
Masisa Cabrero S.A.	95	0	0	95
Masisa Partes y Piezas Limitada	0	(3)	0	(3)
Forestal Tornagaleones S.A.	0	3,640	0	3,640

	32,188	3,637	0	35,825

Capital Increase

There have been no changes in capital during these periods.

Dividend Policy

The annual dividend policy of Masisa S.A. corresponds to the distribution of not less than 30% and not more than a 50% of the Net Income of the period.

Dividend Paid

The following table depicts the dividends that the shareholders meeting agreed during the years 2004 and 2003:

Dividend	Date of payment	Dividend per Share CH$	Historical Dividend THCh$	Dividend per Share US$ per Share	Dividend THUS$
2003
N° 33	May, 2004	0	0	0.004141098	3,845.07
2002
N° 32	May, 2003	3.37497	3,133,706	0	0

NOTE 20 - OTHERS NON OPERATING INCOME AND EXPENSES

a)	Other non operating income:

The main concepts and balances under this heading are as follows:

	2004 THUS$	2003 THUS$
Service income	21	0
Insurance reimbursement	0	52
Industrial facility lease	382	256
Shares sales profit	0	45
Profits for sales of fixed assets, raw materials, spare parts and materials	115	164
Other	18	117

Total	536	634

b)	Other non-operating expenses:

The main concepts and balances under this heading are as follows:

	2004 THUS$	2003 THUS$
Allowance for doubtful accounts	58	0
Provision for non operating accounts receivable	900	0
Cost of industrial facility lease	127	51
Paralyzed asset depreciation and other fixed expenses	324	288
Temporary industrial facility paralyzation	60	140
Patents	189	0
Donations	16	17
Other	136	102

Total	1,810	598

NOTE 21 - EXCHANGE DIFFERENCES - FOREIGN CURRENCY

The breakdown of all foreign currency accounts is as follows:

		Amount
Account	Currency	06/30/2004	06/30/2003
Cash and others	Th Ch$	288	(6)
Cash and others	Real	80	(282)
Cash and others	Mexican pesos	(448)	(156)
Cash and others	Argentine pesos	(155)	(189)
Accounts receivable	Mexican pesos	(204)	(29)
Accounts receivable	Th Ch$	(1,219)	512
Accounts receivable	Real	(862)	865
Accounts receivable	Argentine pesos	(33)	307
Others monetary assets	Real	(574)	118
Others monetary assets	Th Ch$	(1,060)	826
Others monetary assets	Mexican pesos	428	(1,080)
Others monetary assets	Argentine pesos	(58)	232

Total (debit) / credit		(3,817)	1,118

Bank loans	Argentine pesos	(4)	0
Bank loans	Real	(217)	(259)
Bank loans	U.F.	723	144
Obligaciones con el publico.	U.F.	5,616	0
Accounts payable	Th Ch$	71	(333)
Accounts payable	Real	311	0
Accounts payable	Argentine pesos	(95)	(671)
Others monetary liabilities	Argentine pesos	90	0
Others monetary liabilities	Th Ch$	(82)	0
Others monetary liabilities	Mexican pesos	(78)	115
Others monetary liabilities	Real	873	(344)

Total (debit) / credit		7,208	(1,348)

Total		3,391	(230)

NOTE 22 - DEBT AND EQUITY ISSUANCE AND PLACEMENT EXPENSES

Bond issuance and placement expenses

The composition of the associated capitalized expenses included in other current assets and other long term assets are the following:

	2004 THUS$	2003 THUS$
Discounted amount of bond placement	4,458	0
Issuance taxes	1,382	0
Placement commission	85	0
Risk classification report	33	0
Registration and inscription rights	12	0
Legal fees	11	0
Other	3	0
Amortization bonds issuance and placement expenses	(472)	0

Total	5,512	0

The charge to the statement of income was of THUS$440.

NOTE 23 - DERIVATIVES (HEDGES AND SWAPS)

				Description of the contract				Protected Value	Affected Account
Type	Contract	Value	Maturity	Class	Buy/Sale	Name	Amount		Name	amount	Paid in	Not paid in
S	CCPE	15,000	4 Quarter 2006	Interest Rate	B	Long Term Debt	15,177	15,043	Due to banks and financial institutions	134	(134)	0

NOTE 24 - CONTINGENCIES AND COVENANTS - GUARANTEES

The Contingencies and Covenants assumed by the Company as of the end of the periods are detailed as follows:

•	Forestal Tornagaleones S.A.

a)	Guarantees

b)	Direct Guarantees

On October 15, 1998 the subsidiary subscribed a loan with Rabobank Investments Chile S.A., which was guaranteed with land and plantations. The book value of those plantations as of June 30, 2004 is THUS$16,478 and the value of the land was THUS$4,533. In addition, the agreement includes other clauses normally used in this kind of transactions.

c)	Indirect Guarantees

During 2001, the subsidiary became a joint and several debtor in favor of the Banco Dresdner and Banco Security issued to the subsidiary Forestal Argentina S.A. by the bank. The loan was used to finance new plantations, purchase of land and rescheduling of its financial debt. Additionally the loan agreement with the Banco Dresdner establishes for the guarantor some normal obligations for this kind of operations, which are applicable on the same terms and conditions as the Banco Security credit guarantee. In light of the above, Banco Security placed certain obligations considered normal for this type of agreement on Forestal Tornagaleones S.A. as the guarantor of the Forestal Argentina S.A. loan as of the above date.

In June 2004, Masisa S.A. substituted and replaced Forestal Tornagaleones S.A. as guarantor of the Dresdner Bank loan which was modified as of the same date.

d)	Trials

As of June 30 2004, the company have an award of damages trial against it. The plaintiff claims for CH$404,000,000 because of damages in lands of his property made by, in opinion of the plaintiff, Forestal Tornagaleones S.A. On September 22, 2003, an initial sentence was given limiting the scope of claimed damages but the amount of compensation was not determined. The sentence was appealed by the Company and on January 19, 2004, the Appeals Court of Valdivia reviewed the lawsuit against the Company, revoked the sentence and rejected it in its entirety with costs. The accuser presented a demand limiting his pretensions to $60,000,000 ($40,000,000 for unemployed profit and $20,000,000 for moral harm). The demand mentioned is still pending. In light of the judgement reached by the Court of Appeals in Valdivia, the Company’s council does not believe the chance of success of the accuser are very great.

•	Masisa S.A.

a)	Local bonds issuance and placement

The contract relating to the issuance and placement of the bonds by Masisa in the local market establishes for Masisa and its subsidiaries certain obligations that are normal for this type of transaction. Among the terms and conditions specifically indicated in the respective bond issuance contract are: the maintenance of insurance covering the principal assets according to industry standards; providing to the bond holders a copy of the individual and consolidated finacial statements, both quarterly and anually, of the issuer and its subsidiaries that correspond to the rules aplicable to public corporations, and copies of risk clasification reports; maintain current the accounting of the issuer and its subsidiaries; conduct arms length transactions with its subsidiaries; prohibits providing financing to any entity of the group that is not the issuer or subsiduary of the issuer; maintain on a quarterly basis, beginning December 31, 2003, a level of indebtedness, defined as the ratio of liabilities to shareholders equity, and measured using the values provided in both its consolidated and individual financial statements, no greater thatn ..9 times, according to the terms and conditions that are established in the bond issuance contracts, respectivley.

b)	Indirect Guarantees

On March 18, 2004, the Company became a co-debt holder and signatory to Banco Dresdner for the loan received from the said bank in 2001 by the Company’s subsidiary Forestal Argentina S.A. The loan was designated for financing of new plantations, the purchase of land and the restructuring of its financial debt. As of the same date, the loan agreement was modified and establishes for Masisa S.A. as guarantor, certain normal obligations for this type of agreement. The Company is in compliance with all of these obligations as of the date of the financial statements.

•	Masisa Overseas Ltd.

The Company and its subsidiary Masisa Argentina S.A. and Maderas y Sinteticos de Mexico S.A. de C.V., had granted loans subscribed by the subsidiary Masisa Overseas Ltd. This loans establishes the fulfillment of some obligations that are normal in this kind of agreement, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreement:

•	Maintenance of Properties needed for the normal course of business.

•	The forbiddance to giving some guarantees over their assets, with the exception of the ones that existed at the time the agreement was signed and others like pledges over new assets in the normal course of business.

•	The fulfillment of the “Covenants” established in other loans agreements of the Company and/or its subsidiaries - “Cross default”.

•	The forbiddance to sell, rent, transfer or other kind of alienation of the company’s assets with the exception of the ones the company commercialize in their ordinary course of business and those assets sells at markets values.

•	The forbiddance to make some speculative transactions over commodities and/or forwards., and, other “Covenants” individualized afterwards.

The obligations relative to financial indexes must be calculated over a consolidated financial statement basis

1.- Promissory Notes from Private Placement

In connection with loans obtained in a private placement in the United States, by the Company subsidiary, Masisa Overseas Ltd, Masisa S.A. is committed to maintain certain obligations that are normal in this kind of agreement, such as the ones summarized as follows, in the specific terms and conditions as appears in the respective loan agreement:

•	Compliance with all laws

•	Maintenance of insurance on properties and businesses

•	Maintenance of properties in good repair, working order and condition

•	Compliance with financial indexes

•	Leverage Ratio not higher than 1

•	The Company must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders’ equity less intangible assets) of not less than an amount equal to the sum of ThUS$236,601.

•	Financial expenses index not lower than 1.5 ( result before financial expenses and taxes over financial expenses)

•	Maintenance of the 100.00% of the ownership in the shareholders’ equity of Masisa Overseas Limited and 66.6% of Masisa Argentina S.A.

•	Forbiddance to some transactions with related parties

•	Make extensible to the owners of the bonds the new real guarantees that Masisa S.A. and/or their subsidiaries establishes in favor of third parties to guarantee new debts or the ones existing at the day of the contract, with different exceptions, including the ones that have to be make for the normal flow of the business, the ones that have to be make to guarantee the prices account balance of new acquisitions; the ones that are related to letter of Credit, between others.

2.- Comerica Bank

The loan entered by the Company with Comerica Bank for MMUS$15, establishes for the parent and /or their branch subsidiaries some obligations that are normal in this kind of agreement, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreement:

•	The Company must maintain e insurance over their principal assets following the industry standards.

•	The Company must maintain updated accounting books for the parent and its branches companies.

•	The Company must follows the current laws and regulations.

•	The Company must accomplish and pay all the obligations derivate of loan agreements.

•	Maintenance of the normal continuousness of the Company

•	The forbiddance to some guarantees over their assets, with the exception of the ones that existed at the time the agreement was signed and others like pledges over new assets in the normal course of business.

•	To do transactions with the branch subsidiaries at market conditions.

•	The forbiddance to merge the company with any other firm, end or dissolve it, and to sell or rent the full or an important amount of it assets, properties or business, except in the conditions settled in the agreement.

•	To limit the indebtedness and lending grants in accordance to the conditions settled in the contract

•	The Company must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders’ equity less intangible assets) of not less than an amount equal to MMUS$345.

•	The Company must maintain a hedge over financial expenses not lower than 3.

•	The Company will not at any time permit the Leverage Ratio (defined as the ratio of consolidated indebtedness to Consolidated Tangible Net Worth) to exceed 1 to 1.

All the aforementioned Covenants and restrictions were fulfilled at the time this financial statements were presented.

3.- Banco de Chile

The loan entered by the Company with The Banco de Chile for MMUS$15, establishes for the parent and /or their branch subsidiaries some obligations that are normal in this kind of agreement, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreement:

•	The Company will not at any time permit the Leverage Ratio (defined as the ratio of consolidated indebtedness to Consolidated Tangible Net Worth) to exceed 1 to 1.

•	The Company must maintain a hedge over financial expenses not lower than 3.

•	The Company must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders’ equity less intangible assets) of not less than an amount equal to MMUS$345.

•	The forbiddance to sell, rent, transfer or other kind of alienation of the company’s participation in the property of its subsidiaries, except in the conditions settled in the agreement.

•	The forbiddance to giving some guarantees over indispensable assets for the normal course of business, except in the conditions settled in the agreement.

All the aforementioned Covenants and restrictions were fulfilled at the time this financial statements were presented.

4.- The Bank of Nova Scotia

The loan entered by the Company with The Bank of Nova Scotia for MMUS$25, in which Scotiabank Sud Americano acted as agent, establishes for the parent and /or their branch subsidiaries some obligations that are normal in this kind of agreement, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreement:

•	The Company will not at any time permit the Leverage Ratio (defined as the ratio of consolidated indebtedness to Consolidated Tangible Net Worth) to exceed 1 to 1.

•	The Company must maintain a hedge over financial expenses not lower than 3.

•	The Company must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders’ equity less intangible assets) of not less than an amount equal to UF 14,800,000.

•	The forbiddance to sell, rent, transfer or other kind of alienation of the company’s participation in the property of its subsidiaries, except in the conditions settled in the agreement.

•	The forbiddance to giving some guarantees over indispensable assets for the normal course of business, except in the conditions settled in the agreement.

•	The forbiddance to grant loans to its shareholders for operations out of the normal course of the business.

All the aforementioned Covenants and restrictions were fulfilled at the time this financial statements were presented.

5.- Citibank N.A.

In December 2003, the Company paid its outstanding debt of US$58 million with Citibank N.A. and was consequently free of all obligations with the respective contract.

The credit contracts of Masisa Overseas Ltd. Before individualized, establish acceleration clauses en case of noncompliance with any of its obligations.

•	Masisa Argentina S.A.

The parent society has granted loans obtained by its subsidiary Masisa Argentina S.A.. This loans establishes some obligations that are normal in this kind of agreements, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreements. The obligations related to financial indexes must be calculated over a consolidated basis.

1.- Rabobank Nederland

The loan entered by Masisa Argentina S.A. with Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. (Rabobank Nederland) for MMUS$12.5, establishes for the parent and /or their branch subsidiaries some obligations that are normal in this kind of agreement, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreement: Maintenance of the normal continuousness of the Company, maintenance of Properties needed for the normal course of business, the Company must follows the current laws and regulations, send opportunely the financial information of the Company, the Company must maintain e insurance over their principal assets following the industry standards, the Company must maintain a Leverage Ratio not higher than 0,9 times, the Company must maintain a hedge over financial expenses not lower than 3; The Company must maintain Consolidated Tangible Net Worth of not less than an amount equal to MMUS$345, the forbiddance to some guarantees over their assets except in the conditions settled in the agreement, to do transactions with related parties at market conditions, forbiddance to make loans to any entity of the entrepreneurial group which is not the issuing company or any of its subsidiaries or allied.

All the aforementioned Covenants and restrictions were fulfilled at the time this financial statements were presented.

2.- Banco de Credito e Inversiones

The loan entered by Masisa Argentina S.A. with Banco de Credito e Inversiones for MMUS$12.5, establishes for the parent and /or their branch subsidiaries some obligations that are normal in this kind of agreement, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreement:

Maintenance of the normal continuousness of the Company, send opportunely the financial information of the Company, the Company must maintain e insurance over their principal assets following the industry standards, the Company must maintain a Leverage Ratio not higher than 0,9 times, the Company must maintain a hedge over financial expenses not lower than 3, the Company must maintain Consolidated Tangible Net Worth of not less than an amount equal to MMUS$345, the forbiddance to some guarantees over their assets except in the conditions settled in the agreement.

All the aforementioned Covenants and restrictions were fulfilled at the time this financial statements were presented.

•	Inversiones Coronel Limitada

Dated may 30th 2002, was received from the Servicio de Impuestos Internos (Taxes Government Office) a liquidation of THCH$406,545 due to supposed differences in the determination of the income taxes. The Company have not made provisions accounts for this concept due to that, in aggregate the advisers considers that the claim presented by the company contains the necessary elements to leave without effect that liquidation.

•	Forestal Argentina S.A.

The loans entered by the Company with Banco Dredner A.G. and Banco Security and received during 2001 include some obligations that are normal in this kind of agreement. With respect to the Banco Security credit, the same terms and obligations apply as the terms and obligations indicated in the contract with Banco Dresdner.

As of the date above, the covenants affecting the Company were as follows:

•	The ratio between EBITDA and financial expenses must be higher or equal to 1.2 times.

•	Maintenance of a shareholder’s equity not lower than US$ 37,000,000

In case of a default in any obligation, any of the banks could demand the immediate payment of the debt, as if were of past due date and currently due, all of this, notwithstanding the others Banks rights.

The following table resumes the contingencies and covenants and guarantees assumed by the company

	Debtor		Compromised Assets		Outstanding amount as of the end of the period			Liberation of guarantees
Institution	Name	Relation	Guaranty Type	Account Value	06/30/2004	06/30/2003	06/30/2005	Assets	06/30/2006	Assets	06/30/2007	Assets
Raboinvestments Chile S.A.	Forestal Tornagaleones S.A.	Subsidiary Suretyship	Net Worth	13,586	13,586	14,290	5,836	0	5,000	0	2,750	0
Security Bank	Forestal Argentina S.A.	Subsidiary Suretyship of Subsidiary	Net Worth	2,356	2,356	2,829	1,889	0	467	0	0	0
Dresdner Bank	Forestal	Subsidiary Suretyship of Subsidiary	Net Worth	6,105	6,105	6,109	4,105	0	2,000	0	0	0
Lanteiamerica	Argentina S.A.
Banco de Chile	Masisa Overseas Ltd.	Subsidiary Suretyship	Net Worth	15,084	15,084	17,080	8,684	0	4,300	0	2,100	0
New Comerica Bank	Masisa Overseas Ltd.	Subsidiary Suretyship	Net Worth	12,922	12,922	15,078	8,636	0	4,286	0	0	0
Citibank N.A.	Masisa Overseas Ltd.	Subsidiary Suretyship	Net Worth	134	134	58,386	134	0	0	0	0	0
The Bank of	Masisa Overseas Ltd.	Subsidiary Suretyship	Net Worth	25,292	25,292	25,288	7,792	0	7,500	0	10,000	0
Nova Scotia Private Placement	Masisa Overseas Ltd.	Subsidiary Suretyship	Net Worth	36,378	36,378	45,474	9,474	0	9,000	0	9,000	0
Banco Alfa S.A.	Masisa do Brasila Ltda.	Subsidiary Suretyship of Subsidiary	Net Worth	932	932	547	932	0	0	0	0	0
ABN Amro Bank	Masisa do Brasila Ltda.	Subsidiary Suretyship of Subsidiary	Net Worth	0	0	2,070	0	0	0	0	0	0
Banco de Credito e	Masisa Argentina S.A.	Subsidiary Suretyship of Subsidiary	Net Worth	12,539	12,539	0	1,428	0	2,778	0	5,556	0
Inversiones Rabobank Nederland	Masisa Argentina S.A.	Subsidiary Suretyship of Subsidiary	Net Worth	12,544	12,544	0	2,544	0	2,500	0	5,000	0
BankBoston	Masisa Argentina S.A.	Subsidiary Suretyship of Subsidiary	Net Worth	0	0	91	0	0	0	0	0	0
Banco del Desarrollo	Masisa Argentina S.A.	Subsidiary Suretyship of Subsidiary	Net Worth	4,540	4,540	0	4,540	0	0	0	0	0
Banco de Boston	Masisa Argentina S.A.	Subsidiary Suretfyship of Subsidiary	Net Worth	1	1	7,936	1	0	0	0	0	0

NOTE 25 -LIENS OBTAINED FROM THIRD PARTIES

Masisa S.A.

The Company has received guarantees, such as pledges, mortgages, endorsements of loan insurance policies, special mandates, surety bonds to guarantee repayment to clients and fulfillment of obligations related to the Company’s business activities amounting to THUS$2,234 and credit insurance for MUS$8,814 (THUS$6,019 in 2003).

Forestal Tornagaleones S.A.

Tornagaleones has received guarantees to secure repayment to clients and fulfillment of obligations related to the Company’s business activities amounting to THUS$148 at June 30, 2004. (THUS$262 in 2003)

NOTE 26 - NATIONAL AND FOREIGN CURRENCY

a)	Assets

The breakdown of all foreign currency accounts is as follows:

	Currency	Amount
Account		06/30/2004	06/30/2003
Cash	ThCh$ not adjustable	385	9,825
Cash	US$	1,552	1,369
Cash	ThAr$	592	988
Cash	Re	853	847
Cash	Euro	15	0
Cash	Mexican pesos	1,266	157
Cash	Sol	0	2
Time deposit	US$	5,911	4,693
Account receivable	ThCh$ not adjustable	15,216	15,406
Account receivable	US$	27,455	14,086
Account receivable	ThAr$	1,313	1,454
Account receivable	Sol	0	17
Account receivable	Re	14,104	11,020
Account receivable	Mexican pesos	13,467	7,972
Account receivable	Euro	58	0
Notes receivable	ThCh$ not adjustable	3,280	2,032
Notes receivable	US$	2,908	3,559
Notes receivable	ThAr$	1,819	1,096
Sundry debtors	ThCh$ not adjustable	1,778	1,580
Sundry debtors	U.F.	199	0
Sundry debtors	US$	87	998

Sundry debtors	ThAr$	1,205	657
Sundry debtors	Re	1,481	1,006
Sundry debtors	Mexican pesos	97	93
Sundry debtors	Other currencies	206	180
Notes and accounts receivable from related companies	US$	1,951	3,818
Notes and accounts receivable from related companies	ThCh$ not adjustable	604	0
Inventories	Adjustable ThCh$	4,823	4,135
Inventories	US$	67,931	68,814
Inventories	ThAr$	2,119	0
Recoverable taxes	Adjustable ThCh$	205	333
Recoverable taxes	US$	2,275	3,085
Recoverable taxes	ThAr$	5,482	5,161
Recoverable taxes	Sol	0	133
Recoverable taxes	Re	394	939
Recoverable taxes	Mexican pesos	1,841	2,024
Prepaid expenses	ThCh$ not adjustable	2,653	1,483
Prepaid expenses	US$	388	319
Prepaid expenses	ThAr$	494	254
Prepaid expenses	Sol	0	6
Prepaid expenses	Re	686	602
Prepaid expenses	Mexican pesos	0	100
Deferred taxes	US$	1,474	1,355
Others currents assets	US$	0	31,409
Fixed assets	Adjustable ThCh$	83,096	114,227
Fixed assets	US$	546,886	514,250
Investments in other companies	Adjustable ThCh$	6	5
Investments in other companies	US$	4	4
Goodwill	US$	1,377	1,258
Negative goodwill	US$	(1,804)	(1,955)
Long term receivables	US$	797	511
Long term receivables	ThCh$ not adjustable	0	378
Long term receivables	ThAr$	182	0
Long term receivables	Re	0	518
Notes and accounts receivables from related companies	US$	3,297	3,110
Others	U.F.	5,112	0
Others	ThCh$ not adjustable	578	448
Others	ThAr$	754	3,470
Others	Adjustable ThCh$	217	0
Others	Mexican pesos	122	600
Total Assets
	ThCh$ not adjustable	24,494	31,152
	US$	662,489	650,683
	ThAr$	13,960	13,080
	Re	17,518	14,932
	Euro	73	0
	Mexican pesos	16,793	10,946
	Sol	0	158
	U.F.	5,311	0
	Other currencies	206	180
	Adjustable ThCh$	88,347	118,700

b)	Currents Liabilities

The breakdown of all foreign currency accounts is as follows:

	Currency	Until 90 days				90 days to 1 year
		06/30/2004		06/30/2003		06/30/2004		06/30/2003
Account		Amount	Annual Rate	Amount	Annual Rate	Amount	Annual Rate	Amount	Annual Rate
Due to banks and financial institutions short/term	U.F.	0	0	6,743	6.36%	0	0	0	0
Due to banks and financial institutions short/term	US$	4,536	2.21%	9,056	2.21%	4	2.21%	45,400	2.21%
Due to banks and financial institutions short/term	Re	932	15.73%	2,617	0	0	0	0	0
Short/term portion of long/term liabilities to banks and financial institutions	U.F.	22	0	1,198	6.70%	0	0	1,034	0
Short/term portion of long/term liabilities to banks and financial institutions	US$	1,475	2.69%	533	3.26%	12,916	2.69%	52,439	5.87%
Short/term portion of long/term liabilities to banks and financial institutions	ThAr$	0	0	25	0	0	0	66	0
Short term portion of long term Bond	US$	0	0	0	0	9,564	0	9,474	0
Long/term liabilities due within one year	US$	271	0	72	0	0	0	252	0
Dividends payable	ThCh$ not adjustable	0	0	140	0	163	0	0	0
Accounts payable	ThCh$ not adjustable	6,550	0	6,621	0	0	0	647	0
Accounts payable	US$	9,226	0	7,073	0	0	0	0	0
Accounts payable	ThAr$	2,411	0	2,915	0	0	0	195	0
Accounts payable	Re	2,335	0	2,743	0	0	0	0	0
Accounts payable	Other currencies	544	0	1,450	0	0	0	0	0
Accounts payable	Mexican pesos	1,119	0	1,594	0	0	0	0	0
Notes payable	ThAr$	586	0	0	0	0	0	0	0
Sundry creditors	ThCh$ not adjustable	559	0	0	0	0	0	7	0
Sundry creditors	US$	907	0	978	0	0	0	0	0
Sundry creditors	ThAr$	0	0	27	0	0	0	0	0
Notes and accounts payable to related companies	ThCh$ not adjustable	0	0	695	0	0	0	0	0
Notes and accounts payable to related companies	US$	3,445	0	3,064	0	162	0	0	0
Provisions	ThCh$ not adjustable	2,089	0	910	0	0	0	1,362	0
Provisions	US$	942	0	0	0	1,608	0	0	0
Provisions	ThAr$	194	0	0	0	29	0	0	0
Provisions	Re	3,473	0	520	0	0	0	0	0
Provisions	Other currencies	674	0	1,147	0	0	0	325	0
Withholdings	ThCh$ not adjustable	577	0	60	0	0	0	0	0
Withholdings	US$	6	0	645	0	0	0	0	0
Withholdings	ThAr$	709	0	5	0	0	0	0	0
Withholdings	Re	589	0	1,028	0	0	0	0	0
Withholdings	Other currencies	253	0	568	0	0	0	0	0
Unearned income	US$	1	0	45	0	0	0	0	0
Other currents payable	ThAr$	0	0	825	0	0	0	0	0
Other currents payable	US$	0	0	11	0	0	0	0	0
Total current liabilities
	U.F.	22	0	7,941	0	0	0	1,034	0
	US$	20,809	0	21,477	0	24,254	0	107,565	0
	Re	7,329	0	6,908	0	0	0	0	0
	ThAr$	3,900	0	3,797	0	29	0	261	0
	ThCh$ not adjustable	9,775	0	8,426	0	163	0	2,016	0
	Other currencies	1,471	0	3,165	0	0	0	325	0
	Mexican pesos	1,119	0	1,594	0	0	0	0	0

c)	Long-Term Liabilities

Present period

The breakdown of all foreign currency accounts is as follows:

		1 to 3 year		3 to 5 year		5 to 10 year		More of 10 year
Account	Currency	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
Due to banks and financial institutions	U.F.	3,417	6.70%	0	0	0	0	0	0
Due to banks and financial institutions	US$	56,322	Libor+1.5%	24,850	Libor+1.5%	5,000	Libor+1.5%	0	0
Bonds	U.F.	20,055	5.30%	26,740	5.30%	24,748	5.30%	14,080	5.30%
Bonds	US$	18,000	8.06%	9,000	8.06%	0	0	0	0
Sundry creditors	ThCh$ not adjustable	36	0	0	0	0	0	0	0
Provisions	US$	672	0	0	0	0	0	0	0
Deferred taxes	US$	0	0	0	0	0	0	5,481	0
Deferred taxes	ThCh$ not adjustable	0	0	0	0	4,864	0	0	0
Deferred taxes	ThAr$	0	0	696	0	244	0	0	0
Deferred taxes	Mexican pesos	3,857	0	0	0	0	0	0	0
Other liabilities	ThCh$ not adjustable	0	0	0	0	0	0	1,311	0
Other liabilities	Re	7,590	0	1,753	0	0	0	0	0
Other liabilities	ThAr$	0	0	0	0	0	0	1,679	0
Total long-term liabilities
	U.F.	23,472	0	26,740	0	24,748	0	14,080	0
	US$	74,994	0	33,850	0	5,000	0	5,481	0
	ThCh$ not adjustable	36	0	0	0	4,864	0	1,311	0
	ThAr$	0	0	696	0	244	0	1,679	0
	Mexican pesos	3,857	0	0	0	0	0	0	0
	Re	7,590	0	1,753	0	0	0	0	0

Past period

The breakdown of all foreign currency accounts is as follows:

		1 to 3 year		3 to 5 year		5 to 10 year		More of 10 year
Account	Currency	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
Due to banks and financial institutions	U.F.	4,135	6.70%	1,034	6.70%	0	0	0	0
Due to banks and financial institutions	US$	76,932	2.60%	39,187	2.70%	0	0	0	0
Due to banks and financial institutions	ThAr$	66	0	0	0	0	0	0	0
Bonds	US$	18,000	8.06%	18,000	8.06%	0	0	0	0
Sundry creditors	ThCh$ not adjustable	19	0	0	0	0	0	0	0
Sundry creditors	US$	275	10.50%	0	0	0	0	0	0
Provisions	US$	0	0	0	0	0	0	49	0
Deferred taxes	ThCh$ not adjustable	0	0	0	0	0	0	2,191	0
Deferred taxes	US$	0	0	0	0	0	0	4,547	0
Deferred taxes	ThAr$	0	0	0	0	0	0	1,403	0
Other liabilities	ThCh$ not adjustable	0	0	0	0	0	0	1,449	0
Other liabilities	ThAr$	0	0	0	0	1,321	0	0	0
Other liabilities	Re	2,525	0	3,500	0	0	0	0	0
Total long-term liabilities
	U.F.	4,135	0	1,034	0	0	0	0	0
	US$	95,207	0	57,187	0	0	0	4,596	0
	ThAr$	66	0	0	0	1,321	0	1,403	0
	Re	2,525	0	3,500	0	0	0	0	0
	ThCh$ not adjustable	19	0	0	0	0	0	3,640	0

NOTE 27 - SANCTIONS

During the period covered by this financial statements, the Superintendencia de Valores y Seguros no has not applied any type of sanction to the Company, nor to its Directors or the Chief Executive Officer of the Company.

NOTE 28 - SUBSEQUENT EVENTS

Between June 30, 2004 and the emission date of this financial statements (July 23, 2004), no significant event that affects the financial situation of the company have taken place.

NOTE 29 - ENVIRONMENTAL

ENVIRONMENTAL CONSOLIDATED NOTE AS OF JUNE 30 2004

The company focuses its environmental policies through 2 perspectives,

1)	Legal Aspects

Concentrate all subjects related to authorization requests and certifications related to environmental matters.

2)	Environmental management and Clean production

Under the concept that each process may be improved through an responsible y adequate environmental management, the company is constantly evaluating and developing projects to reduce cost and wastes in its production processes to accomplish the efficient manage of the resources, and finally, the implementation of the Environmental Management System Certification under international standards.

The company has committed the following investments in its operating processes related to the environmental subject, Current Projects as of June,30, 2004

Masisa Argentina S.A. - Concordia facility

Implementation of the norm ISO 14001 . Budget THUS$91.64 Invested THUS$90.74

•	Masisa Chile

Certification SCS implementation (Scientific Certification System) MDF facilities, Argentina, Brazil and Chile. Budget THCH$40.000 Invested THCH$33.63.

Masisa Brazil

Replacement of the natural gas by wood residuals, in the dust factory. Change of non renewal energy for a renewal one. Budget THUS$1,075.40 Invested THUS$1,023.52. Improvements SGI - ISO 14001 e OSAS 18001. Budget actual THUS$225.95 Invested THUS$225.25.

Lubricants warehouse - Improvements in warehouse with security and environmental goals. Actual budget: ThUS$4.00; Invested: THUS$3.18.

General improvements Ponta Grossa plant - Improvements in Ponta Grossa plant with security and health goals. Actual budget : THUS$111.40; Invested: THUS$10.58.

Masisa Mexico - Durango facility

Control of dust burn L-2 (eliminates partially the use of petroleum ). The environmental effect consists of reduce environmental pollution for combustion gases Budget THUS$ 10.00 Investment THUS$8.37

Implementation and Certification of the SGA ISO 14,001 and of the OHSAS Security System. Budget THUS$75.00 Invested US$20.34. Only one ADI was created for the environmental and security certification.

Forestal Argentina S.A.

The subsidiary Forestal Argentina S.A. has incurred in expenses THUS$44.8 during the first half of 2004 on environmental protection. These investments are part of an integrated system of environmental management that has been implemented and will be certified during 2004.

En the region of Corrientes, a study of 6 new sites was completed and are ready to be institutionalized as new Natural Reserves; and the same is also true for the properties La Flroida II, Santo Domingo, La Yunta, Tres Cerros and Buena Vista II that together total approximately 2,500 hectares of reserves. Also, the necessary work was completed to establish a biological corridor from the Ayui Nature Reserve and an interpretive manual was written.

Measurement and objectives and environmental programs were defined for the Environmental Management System.

Among the firsts are included: water supervision for human consumption; gas emissions in machinery, annual burnt surface, land ocupation index, agrochemical products consumption, time reaching fires, etc.. Among the programs objectives are: improvement in environmental conditions in camps, improvement in agrochemical management, improvement in fire management, environmental impact study, reduction/alteration of harvesting surfaces and developing of waste management programs.

The environmental impact monitoring continued en the Buena Vista II property and some of the measurement variables were extended to other properties.

Forestal Tornagaleones S.A.

From April 2001, this subsidiary started the ISO 14001 certification process, that implies the creation of an environment management system. During 2002 exercise, the implementation and evaluation of this System continues, looking forward to the auditing Certification in the 2003 exercise.

Dated may 28 2003, the Company submit its Environmental Management System (SGA) developed and implemented during 2002, to the initial Certification auditing. The development and evaluation of the SGA in conformity with the ISO 14,001 Norm was done by the company Det Norske Veritas and certified by the Dutch organism RVA.

This ended in the ISO 14,001 Certification for the next three years, of the environmental management of the processes of the Company that includes the “Establishment, manage and harvest of its forests”.

Since July 2003, the Company started the development of an integral manage plan that involves the principles of         ...Forest Stewardship Council (FSC) and the design of a Security and Work Health Management system (SGSSO) based on norm OSHAS 18001.

As of December 12, 2003, the Company has begun the initial auditing of sustainable management. The development and evaluation of the Company’s compliance with the FSC principles was conducted and certified by the English company, Woodmark Soil Association.

On February 4, 2004, the Company certified the sustainable forest management of its forest plantations under the FSC standard. The certification involved the following products: peeling, saw and pulp logs from native species, Eucalyptus and Radiata Pine. Immediately following, the development of a work plan was initiated in order to certify the custodial chain of saw logs of Radiata Pine for the production of rotary veneer. At the same time, the implementation of the integrated management system has continued which combines the Company’s environmental, social, health and occupational security management. The system will be submitted during the current year to the certification auditor of the OHSAS 18,001 Occupational Health and Safety Management Systems.

In addition a management system to guarantee the custody of certified wood has been implemented, process that will be submitted to evaluation for the certification of the Custody Chain FSC on August 15, 2004.

For the development and implementation of this project, the Company has spent, as of the current date, THUS$302.32 (THUS$77.31 en 2002, THUS$125.83 in 2003 and THUS$99.18 in 2004). The budget committed for 2004 is approximately THUS$167.31.

ISO14001 Project - Ended 2004 (and 2003)

Masisa Chile

Implementation and Certification by the ISO 14001 International Norm of the Environment Management Systems of all the industrial facilities, the development and evaluation in conformity of the SGA with the norm ISO 14001 was done by the Empresa Det Norske Veritas y certified by the Dutch organization RVA.

•	Chiguayante facility: Certified on 11.11.2003. Budget THUS$51.98 Invested THUS$38.11.

•	Mapal facility: Certified on 26.11.2003. Budget THUS$72.58 Invested THUS$71.14.

•	Ranco facility: Certified on 31.10.2003. Budget THUS$73.37 Invested THUS$73.39.

•	Puschmann facility: Certified on 24.04.2003. Budget THUS$26.41 Invested THUS$21.95.

•	Cabrero facility: Certified on 20.08.2003. Budget THUS$24.07 Invested THUS$8.72.

Projects Ended 2004

Masisa Argentina - Planta Concordia

Ventilation system for particle boards shed 1 and 2. Budget THUS$95.00 Invested THUS$95.14.

Masisa Brazil

Implementation and Certification of the SGA ISO 14,001. Budget THUS$146.64 Invested THUS$137.60

Masisa Mexico - Durango facility

Change of transport chain under cyclones L-2. The environmental effect consists of reduce environmental pollution.

Budget THUS$15.00 Investment THUS$12.43.

Change of feeding band sifter L-1. The environmental effect consists of reduce environmental pollution.

Budget THUS$10.00 Investment THUS$8.80.

Change of covers and ducts with chios escape L-1 and L-2. The environmental effect consists of reduce environmental pollution.

Budget THUS$12.00 Investment THUS$10.99

Chips transport to dryer L-1. The environmental effect consists of reduce environmental pollution.

Budget THUS$15.00 Investment THUS$12.46

Reduction of formaldehyde emissions in presses L-1 and L-2.

Labor environmental effect reducing formaldehydes emissions inside the nave and making more efficient the discharge outside it, besides a stand for the operator of the L-1 will be constructed in order to isolate him of the direct exposure to formaldehydes emissions.

Budget L-1: THUS$70.00 Investment THUS$70.63.

Connection Line 2 Dryer -Line 1 Dries Silos

Environmental effect: diesel consumption reduction and emissions reduction to the atmosphere stopping line 1 dryer.

Budget THUS$712.73 Invested THUS$713.80.

Diverse Projects ended in 2003

Closing shed construction in sawdust unload and storing zone, avoiding the scattering of the dust during the unload. Budget THUS$23.56 Invested THUS$24.87.

Rain waters drain construction in Rucci street, avoiding this waters to flow into neighbors houses and lands. Budget THUS$ 38.00 Investment THUS$38.102.

Enlargement of the liquid effluent plant; allowing bigger operating reliability to the primary effluent plant. Budget THUS$ 90.00 Investment THUS$92.93.

Change in the reception bucket of the energy plant; allows the reception of wood residuals in order to use them as fuel, avoiding residuals piles formation that produce dust. Budget THUS$7.50 Investment THUS$7.46.

Closing of rejection walls zone, in particle board drier yard, this contains dust in certain stages of the process. Budget THUS$ 5.75 Investment THUS$5.75.

Plantation of two new green curtains (approx. 2,000 trees of different kind) inside the plant, parallels to Rucci street, in order to bring additional barrier to noise and wind. Budget THUS$7.76. Investment THUS$5.08. Increase in the industrial effluents plant of the MDF line in order to improve the effluents. Budget THUS$90.00. Investment THUS$92.88.

Construction of pluvial pipes to improve the Rucci street drained, sawdust shed closing to lower the air contamination, waste chipper machine incorporating them to the process. Budget THUS$97.05 Invested THUS$105.20.

Masisa Chile

Projects destined to reduce environmental pollution:

Riles pond agitator, Cabrero facility. Budget THUS$17.09 Invested THUS$14.43.

Chip’s water wash clean. Budget THUS$48.12 Invested THUS$45.00

Mud press sheet clean, Cabrero. Budget THUS$26.00 Invested THUS$23.78.

Rain waters evacuation, Puschmann. ISO 14001 Norm Budget THUS$9.23 Invested THUS$9.41.

Improvements in formaldehyde gases evacuation. Budget THUS$8.03 Invested THUS$6.32.

Containers construction. ISO 14001 Norm. Budget THUS$5.92 Invested THUS$5.08

Contractor’s cafeteria and sewage improvement, Puschmann. Budget THUS$1.49 Invested THUS$1.14

Masisa Mexico

Production offices (1 and 2 floor), technical archive, training, internet and laboratory rooms With the purpose of improve the health conditions and social welfare of the workers. Budget THUS$125.00 Investment THUS$124.96.

Habilitation Sander L-1. (Project ended)

Optimization of hand work and electric energy reducing from 2 sanding lines to only one, improvement in dust aspiration (reduction of environmental pollution). Budget: THUS$489.37 Invested: THUS$460.81

Green Zone. (Project ended)

Optimum classification of raw materials and modification of transport to reduce environmental pollution.

Budget: THUS$916.25 Invested: THUS$736.88.

Change of sieve and clasificator (Project ended)

The environmental effect consists of reduce environmental pollution, with the separation of the dust to send it to the burner and use it as fuel, besides the reduction of the use of fuel, reduces fuel emissions. Optimization in the resin consume.

Budget: THUS$737.67 Invested: THUS$728.87.

Isolation of termic oil ducts in presses L-1 and L-2. The environmental effect consists of reduce fire risks.

Budget THUS$5.50 Investment THUS$10.49.

NEWS RELEASE

For Further Information:

Juan Diuana	Lucia Domville
Investor Relations	Citigate Financial Intelligence
Masisa S.A.	(201) 499-3548
(562) 707-8710	Email: lucia.domville@citigatefi.com
Email: juan.diuana@masisa.com
Internet: www.masisa.com

MASISA S.A. REPORTS IMPROVED SECOND QUARTER 2004 FINANCIAL RESULTS

(Santiago, Chile, July 29, 2004) — Masisa S.A. - (NYSE: MYS), Latin America’s leading particle board, MDF and OSB manufacturer, today announced its consolidated financial results stated in Chilean GAAP for the second quarter and six months ended June 30, 2004, reporting, for the fifth consecutive quarter, an improvement on its operational results and net income.

HIGHLIGHTS

•	Operating income for the second quarter increased 63%, quarter-over-quarter, and 266%, year-over-year, to US$19.0 million.

•	Net sales for the second quarter rose 12%, quarter-over-quarter, and 52%, year-over-year, to US$98.8 million, driven by strong volume growth and improved pricing across all product segments.

•	Gross margins improved significantly to 31%, as a percentage of sales, due to improved product pricing and a shift to higher margin products.

•	Masisa has benefited from consistent year-over-year and quarter-over-quarter improvement in its Latin American markets of Chile, Argentina, Brazil and Mexico.

•	The higher OSB price cycle in the US has contributed significantly to Masisa’s improved operating results as reflected in its Brazilian operations.

•	Masisa continues to suffer from export difficulties due to a scarcity of cargo shipping, especially to Asia and the United States.

•	Earnings per ADS for the second quarter increased 39%, quarter-over-quarter, and 591%, year-over-year, to US$0.37.

	Quarter Ended
	Jun. 30, 2003	Sep. 30, 2003	Dec. 31, 2003	Mar. 31, 2004	Jun. 30, 2004	Growth % Q-o-Q (1)
	(millions of US$, except per share data)
Net Sales	65.1	73.9	80.4	87.9	98.8	12%
Gross Income	15.3	17.9	19.6	22.4	30.4	36%
Operating Income	5.2	8.1	8.2	11.6	19.0	63%
Net Income	1.7	3.8	4.1	8.3	11.5

Earnings per ADS (US$)	0.05	0.12	0.13	0.27	0.37	39%

Gross Margin % *	24%	24%	24%	25%	31%
Operating Margin % *	8%	11%	10%	13%	19%
Net Margin % *	3%	5%	5%	9%	12%

*	Amounts expressed as a percentage of net sales.

(1)	Second quarter 2004 vs. first quarter 2004.

Masisa reported second quarter net income of US$11.5 million, or $0.37 per ADS, on net sales of US$98.8 million. Net income for the second quarter of 2003 was US$1.7 million, or $0.05 per ADS, on net sales of US$65.1 million. Net income for the first six months of 2004 was US$19.8 million, or $0.64 per ADS, on net sales of US$186.6 million. Net income for the first six months of 2003 was US$1.7 million, or $0.05 per ADS, on net sales of US$127.5 million.

Operating income soared 266% to US$19.0 million in the second quarter of 2004 compared to US$5.2 million in the second quarter of 2003. Operating income during the first six months of 2004 was US$30.6 million compared to US$9.0 million during the first six months of 2003, representing an increase of 240%. Additionally, operating income in the second quarter of 2004 increased by 63% sequentially compared to the first quarter of 2004 demonstrating strong underlying growth as the year progressed.

The improvement in operating results is mainly explained by the continued recovery in the Latin American markets after the weak performance registered during first half of 2003 and strong export demand for Masisa’s products, particularly in the United States.

The primary factors driving the improved quarter-over-quarter operating performance were:

•	Strong growth in the Argentinean market with improved volume and pricing in all product segments while easing pressure from Argentinean imports to the Chilean market.

•	High OSB prices in the US market and higher MDF board prices in Brazilian local market.

•	Growth in the Mexican market supported by strong exports from Mexico to the US market.

•	Strong growth in Masisa’s MDF moldings line, although still a relatively small percentage of sales.

Higher prices for OSB in the US market beginning in the last quarter of 2003 have substantially benefited Masisa allowing it to export higher volumes at higher prices, improving the performance of its OSB business in Brazil. While OSB prices in the US peaked in April of this year, they remain relatively high compared to last year.

During the second quarter of 2004, consolidated particleboard volume sales increased by 8%, when compared to the same period of the previous year, reaching a total of 152,913 m3. In the case of MDF, consolidated volume sales increased by 31%, amounting to 219,406 m3. OSB consolidated volume sales increased 115%, totaling 68,011 m3.

Masisa changed its accounting method to report in US Dollars for Chilean GAAP and began reporting in such currency as a result of its Shareholder’s Meeting held on October 17th, 2003, and the authorization and instructions of the Servicio de Impuestos Internos (Chilean Tax Authority) and the Superintendencia de Valores y Seguros (Chilean Securities and Insurance Authority). All references to previous quarters of 2003 are restated to reflect this accounting change.

MASISA, which listed its American Depositary Receipts on the NYSE in June 1993, is the leading manufacturer in South America of MDF and particle board, in its raw, melamine laminated and wood veneer versions. Through its subsidiary Forestal Tornagaleones S.A., Masisa participates in the forestry business in Chile and Argentina.

FINANCIAL SUMMARY

For the second quarter ended June 30, 2004:

The table below depicts Masisa’s consolidated financial highlights for the second quarter of 2004 and the percentage change when compared to the same period of 2003.

	Quarter Ended June 30,
	2004	2003	Change %
	(millions of US$)
Net Sales	98.8	65.1	52%
Gross Margin	30.4	15.3	99%
SG&A Expenses	(11.4)	(10.1)	13%
Operating Income	19.0	5.2	266%
Net Income	11.5	1.7	591%
Depreciation	6.2	6.0	3%
Net Earnings Per Share (US$)	0.012	0.002	591%
Net Earnings Per ADS (US$) (1)	0.37	0.05	591%

(1)	One ADS is equal to 30 shares of Common Stock.

For the six months ended June 30, 2004:

The table below depicts Masisa’s consolidated financial highlights for the six months ended June 30, 2004 and the percentage change when compared to the same period of 2003.

	Six Months Ended June 30,
	2004	2003	Change %
	(millions of US$)
Net Sales	186.6	127.5	46%
Gross Margin	52.9	28.8	83%
SG&A Expenses	(22.2)	(19.8)	12%
Operating Income	30.6	9.0	240%
Net Income	19.8	1.7	1083%

Depreciation	13.0	12.4	4%

Net Earnings Per Share (US$)	0.021	0.002	1083%
Net Earnings Per ADS (US$) (1)	0.64	0.05	1083%
(1)	One ADS is equal to 30 shares of Common Stock.

Geographic Segments Information

The following table presents geographic segments based on the location in which the sale is originated.

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(millions of US$)		(millions of US$)
Net Sales
Chile	31.5	26.5	60.3	51.4
Argentina	20.3	14.7	38.7	29.0
Brazil	32.0	16.5	58.1	30.8
Mexico	13.9	6.7	26.5	15.3
Forestal	3.6	3.3	8.0	7.6
Other (1)	(2.5)	(2.6)	(4.9)	(6.6)

Total	98.8	65.1	186.6	127.5

Gross Margin
Chile	7.4	6.1	13.9	12.3
Argentina	4.9	2.4	8.5	4.4
Brazil	12.8	4.5	21.7	7.9
Mexico	3.4	1.1	5.8	2.2
Forestal	0.8	0.6	1.2	1.2
Other (1)	1.2	0.6	1.8	0.8

Total	30.4	15.3	52.9	28.8

Operating Income
Chile	2.6	1.8	4.8	3.6
Argentina	2.9	0.6	4.6	0.8
Brazil	10.7	2.9	17.4	5.1
Mexico	1.6	(0.6)	2.4	(1.1)
Forestal	0.7	0.5	0.9	1.0
Other (1)	0.6	0.1	0.7	(0.3)

Total	19.0	5.2	30.6	9.0

Depreciation
Chile	2.8	2.9	5.5	5.8
Argentina	1.4	2.0	3.4	4.1
Brazil	1.8	0.8	3.5	2.0
Mexico	0.2	0.3	0.5	0.5
Forestal	0.0	0.0	0.1	0.0
Other (1)	0.0	0.0	0.0	0.0

Total	6.2	6.0	13.0	12.4

(1)	Other includes inter-company eliminations.

Product Segments Information

The following table shows Masisa’s net sales of particle board, MDF, OSB and moldings. For each period, net sales of particle board and MDF are broken down between raw board sales and coated (including both melamine-laminated and wood-veneered) board sales.

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(millions of US$)		(millions of US$)
Raw Particle Board	10.0	7.8	19.0	15.6
Coated PB	18.5	15.7	35.8	30.3
Total PB	28.5	23.5	54.7	45.9

Raw MDF	32.1	26.2	61.7	51.8
Coated MDF	12.1	7.1	22.9	13.0
Total MDF	44.2	33.2	84.6	64.7

OSB	16.9	4.2	29.4	7.2

Moldings	2.9	1.1	5.1	1.5

Total	92.5	62.1	173.9	119.3

The following table shows Masisa’s physical volume sales in cubic meters of particle board, MDF, OSB and moldings. For each period, physical volume sales in cubic meters of particle board and MDF are broken down between raw board sales and coated (including both melamine-laminated and wood-veneered) board sales.

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(thousands of cubic meters)		(thousands of cubic meters)
Raw Particle Board	76.2	70.9	151.1	143.2
Coated PB	76.7	70.8	146.0	140.3
Total PB	152.9	141.7	297.1	283.4

Raw MDF	175.9	141.1	334.7	284.8
Coated MDF	43.5	26.0	84.0	50.0
Total MDF	219.4	167.1	418.8	334.8

OSB	68.0	31.6	125.6	57.2

Moldings	10.4	3.8	18.2	4.8

Total	450.7	344.2	859.7	680.2

Markets Information

The following table presents net sales, by destination, in each of Masisa’s markets as a percentage of total consolidated net sales for each period.

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Chile	24%	31%	25%	31%
Argentina	10%	10%	10%	9%
Brazil	22%	26%	22%	26%
Mexico	13%	11%	14%	13%
Other countries	30%	22%	29%	21%

Production Costs Information

Average production costs for raw particle board, MDF and OSB for each period are broken down as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Wood	22%	21%	22%	20%
Chemicals	39%	37%	38%	37%
Energy	9%	10%	9%	10%
Labor	6%	6%	6%	6%
Depreciation	12%	14%	13%	15%
Others	12%	12%	12%	12%

- TABLES TO FOLLOW -

The information in the tables below is expressed in millions of U.S. dollars (except per share data, expressed in US$) presented according to Chilean GAAP.

MASISA S.A AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(millions of US$)	Quarter Ended
	June 30		March 31, 2004
	2004	2003
OPERATING RESULTS
Net Sales	98.8	65.1	87.9
Cost of sales	(68.3)	(49.8)	(65.5)

Gross margin	30.4	15.3	22.4
Selling and administrative expenses	(11.4)	(10.1)	(10.8)

Operating income	19.0	5.2	11.6

NON-OPERATING RESULTS
Interest expense, net	(3.8)	(2.7)	(3.5)
Other income (expense)	(0.7)	0.1	(0.6)
Foreign exchange gains (loses)	1.0	(0.5)	2.4

Non-operating results	(3.4)	(3.1)	(1.7)

Income before income taxes	15.6	2.1	9.9
Minority interest	(0.2)	(0.6)	0.1
Income taxes	(3.9)	0.2	(1.7)

NET INCOME	11.5	1.7	8.3

Net Earnings Per Share (US$)	0.01	0.00	0.01
Net Earnings Per ADS (US$) (1)	0.37	0.05	0.27
Weighted average number of shares (millions)	928.5	928.5	928.5

Due to rounding, numbers may not add up.
(1)	One ADS is equal to 30 shares of Common Stock.

MASISA S.A AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(millions of US$)	Six Months Ended June 30
	2004	2003
OPERATING RESULTS
Net Sales	186.6	127.5
Cost of sales	(133.8)	(98.7)

Gross margin	52.9	28.8
Selling and administrative expenses	(22.2)	(19.8)

Operating income	30.6	9.0

NON-OPERATING RESULTS
Interest expense, net	(7.3)	(6.0)
Other income (expense)	(1.3)	(0.1)
Foreign exchange gains (loses)	3.4	(0.2)

Non-operating results	(5.2)	(6.3)

Income before income taxes	25.5	2.7
Minority interest	(0.1)	(0.8)
Income taxes	(5.6)	(0.2)

NET INCOME	19.8	1.7
Net Earnings Per Share (US$)	0.02	0.00
Net Earnings Per ADS (US$) (1)	0.64	0.05

Weighted average number of shares (millions)	928.5	928.5

Due to rounding, numbers may not add up.
(1)	One ADS is equal to 30 shares of Common Stock.

MASISA S.A AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(millions of US$)	June 30, 2004	June 30, 2003
ASSETS
CURRENT ASSETS
Cash	4.7	13.2
Time deposits	5.9	4.7
Accounts receivables	84.7	61.2
Notes and accounts receivable from related companies	2.6	3.8
Inventories	74.9	72.9
Recoverable taxes	10.2	11.7
Other current assets	5.7	35.5

Total current assets	188.6	203.0

PROPERTY, PLANT AND EQUIPMENT	630.0	628.5

OTHER ASSETS
Investments in unconsolidated affiliates	0.0	0.0
Goodwill and negative goodwill, net	(0.4)	(0.7)
Long-term receivables	1.0	1.4
Notes and accounts receivables from related companies	3.3	3.1
Other assets	6.8	4.5

Total other assets	10.6	8.3

Total assets	829.2	839.8

MASISA S.A AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(millions of US$)	June 30, 2004	June 30, 2003
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term bank borrowings	5.5	63.8
Current potion of long-term bank borrowings	14.4	55.3
Other long-term borrowings due within one year	9.8	9.8
Dividends payable	0.2	0.1
Accounts payable	24.2	24.3
Notes and accounts payable to related companies	3.6	3.8
Accrued liabilities	9.0	4.3
Other current liabilities	2.1	3.2

Total current liabilities	68.9	164.5

LONG-TERM LIABILITIES
Long-term bank borrowings	89.6	121.4
Other long-term borrowings	112.6	36.0
Deferred income taxes	15.1	8.1
Other long-term liabilities	13.0	9.1

Total long-term liabilities	230.4	174.6

MINORITY INTEREST	64.7	62.5

SHAREHOLDERS’ EQUITY
Common Stock	237.0	237.0
Reserves	56.8	53.6
Retained Earnings	171.4	147.6

Total shareholders’ equity	465.2	438.2

Total liabilities and shareholders’ equity	829.2	839.8

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 24, 2004

Masisa S.A.

By:	/s/ Carlos Marín
Carlos Marín
Chief Financial Officer

Annex H

Masisa S.A. Report on Form 6-K

as submitted on August 27, 2004

Annex H

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16

of the Securities Exchange Act of 1934

For the month of August, 2004

Masisa S.A.

(Exact name of registrant as specified in its charter)

Masisa Incorporated

(Translation of Registrant’s name into English)

Av. Apoquindo N° 3650, Piso 10, Las Condes

Santiago, Chile

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒    Form 40-F ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under Securities Exchange Act of 1934.

Yes ☐    No ☒

If Yes is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2 (b): 82-

NEWS RELEASE

For Further Information:
Juan Diuana	Lucia Domville
Investor Relations	Citigate Financial Intelligence
Masisa S.A.	(201) 499-3548
(562) 707-8710	Email: lucia.domville@citigatefi.com
Email: juan.diuana@masisa.com
Internet: www.masisa.com

Masisa (MYS) and Terranova Agree to Merge

The merger creates one of the America’s largest forest products groups, with assets in Latin America and the United States in excess of US$1.8 billion.

Santiago, August 26th, 2004.— The Boards of Directors of Masisa, S.A. (MYS) and Terranova, S.A., both Chilean public companies listed on the Chilean stock market, agreed to call extraordinary shareholders meetings to approve the merger of the two companies. Masisa has issued American Depository Shares that are listed on the New York Stock Exchange.

The Boards of Directors of both companies also agreed to propose to their shareholders an exchange of 2.56 shares of Terranova for each share of Masisa. Terranova intends to register ADS’s with the Securities and Exchange Commission and list those ADS’s on the NYSE. If the merger is approved, each ADS shareholder of Masisa will receive for each Masisa ADS Terranova ADS’s representing 76.8 shares of Terranova.

“When approved, the merger will consolidate the leading position that both companies have in the Americas. We believe that the strength of our strategic position will open up for us new growth opportunities,” said Julio Moura, Chairman of the Board of Directors of both Terranova and Masisa.

The merged company will hold assets in excess in Latin America and the United States of US$1.8 billion.

The new company will become a major Latin American forest products group with 387,000 hectares of forestry land in Chile, Argentina, Venezuela and Brazil. The majority of these forests are located in countries with growth rates that are among the highest in the world. These forests are managed for the production of high-value timber, with the most stringent environmental and sustainable development standards.

In addition, the Company will have a highly competitive industrial base, with manufacturing operations in Chile, Brazil, Venezuela, Argentina, Mexico and the United States. Today, Terranova together with its subsidiary Masisa, is the largest wood panel manufacturer in Latin America, with a total annual production capacity of approximately 2.3 million cubic meters. In sawn-wood, Terranova and Masisa have a production capacity of 650,000 cubic meters per year. The merged company will also have a distribution network of more than 200 sales outlets called ‘Placacentros(R)’, located in 14 countries throughout Latin America. In Mexico, the merged company will be one of the main suppliers of sawn-wood and in the United States, it will have a strong presence in value-added millwork markets, for solid wood doors and moldings products. During the first half of 2004, more than 60% of Terranova and Masisa’s consolidated revenues came from sales in investment grade countries, the United States, Canada, Mexico and Chile with the United States being the single most important market.

“Terranova and Masisa are highly complementary in the development of their forestry operations, the usage of raw materials, their products mix, and their distributions channels, while Terranova contributes with its own channel in the North American market. We believe that the merger process will proceed smoothly,” remarked Julio Moura.

The Chairman of the merged entity will be Julio Moura and the Chief Executive Officer will be Gonzalo Zegers.

Terranova, listed on the Chilean stock market, is an integrated forest products company, with operations in Chile, Brazil, Venezuela and the United States. Terranova owns 52.4% of Masisa.

MASISA, listed on the NYSE and the Chilean stock market, is the leading manufacturer in Latin America of OSB, MDF and particle wood boards and panels.

Additional Information and Where To Find It

In connection with the proposed business combination, Terranova S.A. will file a registration statement on Form F-4 that will include an information statement/prospectus and both Terranova S.A. and Masisa S.A. may file other relevant documents. INVESTORS AND SECURITY HOLDERS ARE

ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION. Investors and security holders may obtain a free copy of the information statement/prospectus (when it becomes available) and other documents filed by Terranova S.A. or Masisa S.A. with the SEC at the SEC’s web site at http://www.sec.gov. Free copies of the information statement/prospectus, when it becomes available, as well as Terranova’s related filings with the SEC, may also be obtained from Terranova by directing a request to Terranova S.A. at Apoquindo 3650, Piso 10, Las Condes, Santiago de Chile, Attn.: Alejandro Droste, or by telephone at 562 350-6000. Free copies of any document filed by Masisa S.A. may also be obtained from Masisa by directing a request to Masisa S.A. at Apoquindo 3650, Piso 10, Las Condes, Santiago de Chile, Attn.: Carlos Marín. or by telephone at 562 707-8800.

Forward-Looking Information

This press release may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to Terranova and Masisa, are intended to identify forward-looking statements. Statements regarding synergies of the merged companies, future market share, projected future competitive strength, the implementation of principal operating and financing strategies, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

* * * * * * * * *

The following is a free English translation of a report filed with the Chilean Superintendencia de Valores y Seguros on August 26, 2004.

Santiago, August 26, 2004

Mr. Alejandro Ferreiro Y.

Superintendente

Superintendencia de Valores y Seguros

Av. Libertador Bernardo O’Higgins N° 1449

Reference.: essential fact

Masisa S.A.

(Securities registration N° 132)

Pursuant to article 9 and the second clause of article 10 of the Chilean Securities Market Act N° 18,045 and the Norma de Caracter General Number 30 of the Superintendencia de Valores y Seguros (Chilean Securities and Insurance Authority) and being duly empowered by Masisa S.A.’s Board of Directors, I am hereby providing notice of the following essential fact regarding Masisa and its businesses.

Masisa’s Board of Directors, in an extraordinary meeting held on August 25, 2004, resolved to propose to an extraordinary shareholder meeting of Masisa the merger by the incorporation of Masisa into its parent company Terranova S.A., a company listed in the Registro de Valores (Securities Register) of the Superintendencia under the number 825, Terranova consequently absorbing Masisa and becoming its legal successor.

Terranova S.A.’s Board of Directors announced that Terranova will shortly proceed with its registration with in the Securities and Exchange Commission (SEC) of the United States of America, in order to complete the registration process before the Shareholder Meeting that should decide upon the proposed merger. Upon the achievement of the mentioned registration, Masisa’s Board of Directors will call, and provide notice of the date of, its corresponding shareholder meeting.

In the opinion of the Board, the proposed merger is highly convenient from the perspective of Masisa as a whole and from the perspective of all its shareholders because it would result in significant operating cost savings in the merged entities, its subsidiaries and affiliates, as well as important benefits from the economies of scale and synergies between the two entities. Likewise, the Board agreed, based on the economic valuation of Terranova and Masisa performed by the Investment Bank JP Morgan Chase Bank and also taking into consideration the market value of the said companies, to propose to the Shareholder Meeting a share exchange ratio of 2.56 (two point fifty six) shares of Terranova for 1(one) share of Masisa. As a result, Masisa’ shareholders will receive 2.56 (two point fifty six) new shares of Terranova for each share of Masisa, in the event the merger is completed.

The remaining terms and conditions of the merger will be evaluated and resolved by Masisa’s Boards of Directors in the near future and will be proposed to shareholders once Terranova’s and Masisa’s Boards of Directors decide to call their respective extraordinary shareholders’ meetings to decide upon the aforementioned merger.

Sincerely yours,

Julio Moura
President of the Board of Directors
Masisa S.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 26, 2004

Masisa S.A.

By:	/s/ Carlos Marín
Carlos Marín
Chief Financial Officer

Annex I

Masisa S.A. Report on Form 6-K

as submitted on November 26, 2004

Annex I

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16

of the Securities Exchange Act of 1934

For the month of November, 2004

Masisa S.A.

(Exact name of registrant as specified in its charter)

Masisa Incorporated

(Translation of Registrant’s name into English)

Av. Apoquindo N° 3650, Piso 10, Las Condes

Santiago, Chile

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒    Form 40-F  ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under Securities Exchange Act of 1934.

Yes  ☐    No  ☒

If Yes is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2 (b): 82-

On April 20th, 2004 the registrant filed a report with the Superintendencia de Valores y Seguros de Chile (Chilean Superintendent of Securities and Insurance) which included information of the registrant’s financial statements and results of its operations for the six month period ended on September 30, 2004. Attached is a free translation of the financial statements and results of operations from the original document in Spanish. The financial information included in this report was prepared according to the accounting principles generally accepted in Chile and does not include reconciliation to generally accepted accounting principles in the United States.

MASISA S.A.

(Free translation from the original in Spanish)

	As of September 30,
CONSOLIDATED BALANCE SHEET	2004 THUS$	2003 THUS$
ASSETS

CURRENTS ASSETS
Cash and Banks	10,353	19,342
Time deposits	8,484	0
Marketable securities (net)	821	0
Accounts receivable (net)	77,626	53,206
Notes receivable (net)	8,134	7,228
Sundry debtors	8,579	6,404
Notes and accounts receivable from related companies	5,381	2,502
Inventories (net)	82,899	78,062
Recoverable taxes	11,171	8,646
Prepaid expenses	3,659	1,492
Deferred taxes	0	837
Other current assets	1,424	31,987

Total current assets	218,531	209,706

FIXED ASSETS
Land	65,797	64,770
Buildings and infrastructure	105,192	106,098
Machinery and equipment	488,573	488,267
Other fixed assets	170,364	152,447
Asset reappraisal	0	0
Less: depreciation	(206,434)	(184,273)

Total fixed assets	623,492	627,309

OTHER ASSETS
Investments in related companies	0	0
Investments in other companies	54	9
Goodwill	1,356	1,296
Negative goodwill	(1,779)	(2,066)
Long term receivable	3,308	1,331
Notes and accounts receivable from related companies	597	3,297
Deferred taxes	0	0
Intangible assets	0	0
Amortization (less)	0	0
Other Assets	6,571	4,198

Total other assets	10,107	8,065

TOTAL ASSETS	852,130	845,080

The accompanying Notes N° 1 to 29 form an integral part of these consolidated financial statements.

MASISA S.A.

(Free translation from the original in Spanish)

	As of September 30,
CONSOLIDATED BALANCE SHEET	2004 THUS$	2003 THUS$
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Due to banks and financial institutions short/term	1,563	59,867
Short/term portion of long/term liabilities to banks and financial institutions	17,880	57,965
Short-term portion of long term Bonds	11,492	10,400
Other long/term liabilities due within one year	192	305
Dividends payable	170	160
Accounts payable	29,621	23,712
Notes payable	785	0
Sundry creditors	1,477	1,482
Notes and accounts payable to related companies	4,100	2,080
Provisions	6,667	4,479
Withholdings	3,863	2,248
Income tax	1,543	0
Unearned income	1	52
Deferred taxes	278	0
Other current payable	10	5

Total current liabilities	79,642	162,755

LONG-TERM LIABILITIES
Due to banks and financial institutions	83,360	119,063
Bonds Payable	117,401	36,000
Notes payable	0	0
Sundry creditors	38	210
Notes and accounts payable to related companies	0	0
Provisions	671	71
Deferred taxes	4,682	5,685
Other long term payable	15,024	9,772

Total long-term liabilities	221,176	170,751

Minority interest	68,255	64,363

SHAREHOLDERS’ EQUITY
Paid/up capital stock	237,022	237,022
Capital revaluation reserve	0	0
Share premium account	0	0
Reserve on reappraisal of fixed asset	0	0
Other reserves	61,094	58,794
Accumulated deficit for development period (less)	0	0

Retained Earnings	184,941	151,395

Reserve future dividends	133,082	127,315
Accumulated profits	18,568	18,568
Accumulated losses (less)	0	0
Net income for the period	33,291	5,512
Interim dividends (less)	0	0

Total shareholders’ equity	483,057	447,211

Total liabilities and shareholders’ equity	852,130	845,080

The accompanying Notes N° 1 to 29 form an integral part of these consolidated financial statements.

MASISA S.A.

(Free translation from the original in Spanish)

	For the three-month period Ended September 30,
CONSOLIDATED STATEMENT OF INCOME	2004 THUS$	2003 THUS$
Sales	293,133	201,468
Cost of sales (less)	(206,796)	(154,773)
Gross margin	86,337	46,695
Selling and administrative expenses (less)	(33,725)	(29,555)

OPERATING RESULT	52,612	17,140

Financial Income	1,413	2,273
Income on investments in related companies	0	0
Other non operating income	2,621	1,103
Loss on investments in related companies (less)	(4)	(89)
Amortization of goodwill (less)	(64)	(214)
Financial expenses (less)	(11,887)	(10,961)
Other non/operating expenses (less)	(7,127)	(1,154)
Price/level restatement	0	0
Exchange Differences	17	(213)

NON /OPERATING RESULT	(15,031)	(9,255)

Result before income taxes and minority interest	37,581	7,885
Income taxes (less)	(3,962)	(1,323)
Consolidated Profit (Loss)	33,619	6,562
Minority interests	(403)	(1,132)
Amortization negative goodwill	75	82

NET INCOME	33,291	5,512

The accompanying Notes N° 1 to 29 form an integral part of these consolidated financial statements.

MASISA S.A.

(Free translation from the original in Spanish)

	For the three-month period ended September 30,
CONSOLIDATED STATEMENT OF CASH FLOW	2004 THUS$	2003 THUS$
Cash flow from operating activities
Collection of accounts receivable	350,093	241,583
Interest income receivable	2,275	169
Dividends and other distributions received	0	0
Other income	8,609	12,628
Payments of suppliers and personnel (less)	(282,509)	(217,370)
Interest paid (less)	(9,508)	(3,989)
Income tax paid (less)	(3,868)	(6,491)
Other expenses paid (less)	(1,428)	(1,968)
V.A.T. and similar paid (less)	(9,152)	(7,844)

Net positive (negative) cash flow from operating activities	54,512	16,718

Cash flow from financing activities
Issuance of cash shares	0	0
Loans drawn	37,685	74,708
Bonds issued	0	0
Documented loans from related companies	0	0
Other loans from related companies	0	0
Other financing sources	0	1,037
Dividends paid (less)	(3,825)	(4,407)
Distribution of paid in capital (less)	0	0
Loans repaid (less)	(87,727)	(25,511)
Bonds paid (less)	(9,000)	(25,000)
Repayment of documented loans from related companies (less)	0	0
Repayment of other loan form related companies (less)	0	0
Stock issuance expense (less)	0	0
Other financing disbursements (less)	0	(88)

Net positive (negative) cash flow from financing activities	(62,867)	20,739

Cash flow from investment activities
Sales of fixed assets	95	65
Sales of permanent investments	0	0
Sales of other investments	236	0
Collection of documented loans to related companies	0	0
Collection of other loans to related companies	0	0
Other investment income	28,502	225
Acquisition of fixed assets (less)	(17,437)	(18,804)
Interest capitalized repaid (less)	(1,728)	(1,835)
Permanent investments (less)	0	0
Investments in securities (less)	0	0
Documented loans to related companies (less)	0	0

Other loans to related companies (less)	(405)	0
Other investment disbursements (less)	0	0

Net positive (negative) cash flow from investment activities	(19,239)	(20,349)

Net total positive (negative) cash flow of the period	908	17,108

Effect of inflation on cash and cash equivalents	0	0

Net change in cash and cash equivalents (less)	908	17,108

Initial balance of cash and cash equivalents	19,781	2,234

Final balance of cash and cash equivalents	20,689	19,342

The accompanying Notes N° 1 to 29 form an integral part of these consolidated financial statements.

MASISA S.A.

(Free translation from the original in Spanish)

	For the three-month period ended September 30,
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES	2004 THUS$	2003 THUS$
Net income (loss) for the period	33,291	5,512

Results on sales of assets:
(Profit) loss on sales of fixed assets	(1,858)	(54)
(Profit) on sales of investments	0	0
Loss on sales of investments	0	0
(Profit) loss on sales of other assets	0	0
Charges (credits) to income not affecting cash flow:
Depreciation for the period	20,350	19,766
Amortization of intangibles	240	173
Write/off and provisions	6,112	(769)
Income from investment in related companies (less)	0	0
Loss on investment in related companies	4	89
Amortization of goodwill	64	214
Amortization of negative goodwill (less)	(75)	(82)
Net price/level restatements	0	0
Net exchange difference	(17)	213
Other credit to income not affecting cash flow (less)	(261)	(200)
Other changes to income not affecting cash flow	4,148	2,998
Changes in assets, affecting cash flow:
Decrease (increase) in accounts receivable	(21,414)	(6,936)
Decrease (increase) in inventories	(4,269)	(11,175)
Decrease (increase) in other assets	(2,323)	(5,597)
Changes in liabilities, affecting cash flow:
Increase (decrease) in accounts payable related to operating income	(11,777)	7,351
Increase (decrease) in interest payable	(1,375)	2,244
Net Increase (decrease) in income taxes payable	584	(4,956)
Increase (decrease) in other accounts payable related to non/operating income	595	363
Net increase (decrease) value added tax and similar payable	5,786	6,432
Profit (loss) of minority interest	403	1,132

Net positive (negative) cash flow from operating activities	54,512	16,718

The accompanying Notes N° 1 to 29 form an integral part of these consolidated financial statements.

MASISA S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2004 AND 2003

(Free translation from the original in Spanish)

NOTE 1- COMPANY REGISTRATION

The Parent Company, MASISA S.A., is a quoted stock corporation, registered under N° 132 in the Official Company Register and is therefore governed by the rules of the Superintendencia de Valores y Seguros de Chile (Chilean Superintendent of Securities and Insurance) and of the Securities and Exchange Commission of the U.S.A.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Accountant Period

The following financial statements correspond to the period between January 1, 2004 and September 30, 2004, and are presented compared to the same period of 2003.

b)	Currency used in accounting

By the Resolution N° 259 of the Chilean Internal Taxes Service, dated April 10, 2003, the Company was authorized to have its accounting in dollars of the United States of America from January 1, 2003. Otherwise, dated October 10, 2003, the Chilean Superintendence of Securities and Insurance authorized the Company to present its financial statements and quarters FECUs in dollars of the United States of America.

c)	Consolidated financial statements preparation basis.

The consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in Chile and the specific accounting regulations of the Superintendent of Securities and Insurance (“SVS”). If any discrepancy exists between both entity’s regulations, those of the Superintendent of Securities and Insurance will primate.

d)	Presentation basis.

The current financial statements have been issued in dollars of the United States of America, for which no updating factor have been applied to the numbers in this document.

e)	Consolidated basis.

The Consolidated Financial Statements includes the assets, liabilities, result and statement of cash flows of the Company and its direct or indirect subsidiaries

The following is a list of the consolidated subsidiaries:

RUT	Company	Business	Ownership as of
			September 30, 2004		September 30, 2004
			Direct	Indirect	Total	Total
79,554,560-3	Inversiones Coronel Limitada	Investments	99.9842	0.0158	100.0000	100.0000
79,959,070-0	Masisa Inversiones Limitada	Investments	99.9973	0.0027	100.0000	100.0000
77,790,860-K	Masisa Partes y Piezas Limitada		99.8000	0.2000	100.0000	100.0000
81,507,700-8	Forestal Tornagaleones S.A.	Wood products and by-products processing	60.4538	0.0000	60.4538	60.4492
79,616,940-0	Masisa Concepcion Limitada		0.0100	99.9900	100.0000	100.0000
Foreign	Masisa Overseas Ltd.	Investments/Fund Raising	100.000	0.0000	100.0000	100.0000
Foreign	Maderas y Sinteticos del Peru S.A.C.		99.0114	0.8897	99.9011	99.9011
Foreign	Maderas y Sinteticos de Mexico S.A. de C.V.	Wood products and by/products processing	0.0002	99.9998	100.0000	100.0000
Foreign	Maderas y Sinteticos Servicios S.A. de C.V.		1.0000	99.0000	100.0000	100.0000
Foreign	Masisa Ecuador S.A.		0.1000	99.9000	100.0000	100.0000
Foreign	Masisa do Brazil Limitada	Particleboard and MDF Commercialization	0.0024	99.9976	100.0000	100.0000
Foreign	Masisa Argentina S.A.	Wood products and by/products processing	0.0000	100.0000	100.0000	100.0000
Foreign	Forestal Tornagaleones Overseas Ltd.		0.0000	0.0000	0.0000	60.4492
Foreign	Forestal Argentina S.A.		0.0000	30.2873	30.2873	30.2851

The effects of unrealized results form transactions with subsidiaries have been eliminated.

In the subsidiary’s Forestal Tornagaleones S.A. Extraordinary Board Meeting held on November 11, 2003, its Board agreed to proceed with the liquidation and dissolution of its subsidiary FTG Overseas Ltd. On December 31, 2003, the documents needed to proceed with the liquidation and dissolution of FTG Overseas Ltd. were presented to the Record of Societies in which FTG Overseas Ltd. was registered and which managed the legal existence of the company. Thus, and as of December 31, 2003, the FTG Overseas Ltd. liquidator distributed the assets, liabilities, rights and obligations of FTG Overseas Ltd. to its controlling and only shareholder Forestal Tornagaleones S.A.

f)	Price-level restatement

The subsidiaries that carries their accounting figures in Chilean pesos, have adjusted their financial statements in order to recognize the effects on the variation of the price level restatement of that currency. For this effects, the current legal dispositions have been applied. These restatements have been calculated based on the variations in the official Consumer Price Index on a previous month basis, which was 1.9% in 2004 (1.20% in 2003).

g)	Foreign currency

The Company is authorized to have its accounting and present its financial statements in American dollars. The American dollar is used as common currency and thus assets and liabilities corresponding to different currencies have been expressed in American dollars at the exchange rates of the end of each period. The exchange differences are accounted in results. As of September 30, 2004 and 2003 the main closing exchange rates used, expressed in US dollars, were the following:

Currency		2004 US$	2003 US$
Chilean pesos	Ch$	608.90	660.97
Argentine Pesos	Ar$	2.9810	2.9150
Real (Brazil)	$R	2.8586	2.9234
Mexican Peso	MxN	11.4288	11.0400
Unidad de Fomento (U.F.)	U.F.	0.035420	0.0390044

h)	Financial Investments

Time deposits are presented at inverse value plus interests and readjustments accrued at the end of each period and are classified under the category of the same name.

i)	Inventories

The inventories are valued at production cost or at the acquisition cost including indirect manufacturing costs, and its balance is determined by the weighted average price method plus.

The Company makes obsolescence inventory provisions, that are presented deducted from the original.

The timber resources presented in this account has been determined in accordance with a technical appraisal, as explained in the note 2k). As of September 30, 2003, this account includes the expenses related to roads built for the harvesting, which were valued at their cost and accounted at its cost of sales, in the time the forests associated are exploited and sold.

The amount thus determined does no exceed their corresponding market values.

j)	Allowance for doubtful accounts

The company has recorded allowances to cover the possible non-collection of account receivables, which are shown as a deduction from account receivables. The allowances were calculated considering a 1% of the local account receivables plus others specific account receivables of doubtfully recovery.

k)	Fixed assets

Fixed assets, excluding plantations, are presented at their acquisition or construction cost value, price level restated at December 31, 2002, date in which the figures were converted to American dollars. The costs mentioned includes the actual financial cost incurred by the company, until those assets were in conditions to be used, applying effective financing cost rate.

Major maintenance expenses are incorporated into assets and then amortized over the period between the maintenance and the scheduled next major maintenance those items with significant relative value are depreciated in the same period of are as the fixed asset with which they are associated and spare parts that are periodically used are charged to production cost when utilized.

The forestry plantations value is determined in accordance with a technical appraisal. The value over the book value thus estimated, that includes the financing value during the growing period, has been accounted with surplus to the forestry reserve fund in the Net worth of the respective subsidiary.

Indefinitely inactive fixed assets have been classified in the item Other Long Term Assets and are shown at their estimated realization value.

l)	Fixed assets depreciation

Depreciation has been computed using the straight/line method, considering the remaining estimated useful life of each asset.

m)	Leasing assets

Assets purchased under financial leasing are valued at the current value of the contract, which is set discounting the periodical installment and the purchase option at the interest rate established in the related contract, On the other hand, the respective obligation is shown in the short and long term portion net of non/accrued interests.

n)	Investments in related companies

Investments in related companies are valued based on the equity method, eliminating unrealized profits and losses. Investments in companies located in other countries have been valued in accordance with Technical Bulletin N°64 of the Chilean Institute of Accountants.

In accordance to Circular N° 150 of the SVS, the Company had made an evaluation over the value of its subsidiaries assets in Argentina, Mexico and Brazil, and over the cash flows this subsidiaries produce, the Company had concluded that it don’t need to make any adjustment for this concept, due to there has been no significant decay in the recuperation value of those respective assets.

o)	Goodwill and negative Goodwill

This item represents the difference between the acquisition value of shares of the related company and its proportional equity value at the date of purchase. This differences are amortized in the following steps:

Goodwill

The acquisition of the former subsidiary Maderas y Paneles S.A., merged on august 31, 1993, was amortized in a period of 10 years, given the returns of the production management of the actual plant.

Goodwill corresponding to the purchase of the subsidiary Masisa Cabrero S.A., ex Fibranova S.A.. This value will be amortized in a period of 20 years, given the returns of current administration of the plant.

Negative Goodwill

The capital’s raise of Forestal Tornagaleones S.A. in June 27th, 2002, generated a higher investment value for the Company. This value will be amortized in a period of 20 years.

p)	Securities purchased under resale agreements

Are included in the account “Other Current Assets” and corresponds to the acquisition of financial assets that must be sold in the short term, and are presented at market value as of the purchase date plus the accrued interest as of the last day of the period. The value thus determined does not exceed the current market value.

q)	Expenses of the issuance and placement of shares and debts titles

The society presents under the account “Other Assets”, the expenses of the issuance and placement of debt titles made in the 2003 exercise, which will be amortized in the terms of the respective debt.

r)	Bonds payable

Bonds payable corresponds to the placement in Chile of unmaterialized bonds, which are valued at their nominal value plus readjustments and interests accrued at the closing date of the exercise. The difference between the nominal value and the placement value is registered as deferred asset. This asset is amortized in the term period of the obligation.

s)	Income tax and Deferred taxs

The company has recognized its tax obligations in conformity with current legislation.

The effects produced by deferred taxes, as a consequence of temporal differences between the financial and tax purpose balance sheet, have been registered as per Technical Bulletin N° 60, 68, 69 and 71 of the Chilean Institute of Accountants and in the Circular N° 1,466 of the Superintendencia de Valores Seguros. The effects derived of the existing taxes at January 1 2000, that were not registered before, will be recognized on the results, starting in this year, to the extend that the temporal differences are reversed.

t)	Sales

Sales are recognized on an accrual basis, at the moment of delivery of the products that the Company manufactures, which are given by underlying market conditions.

u)	Derivative contracts

As of September 30, 2004, the Company keeps swap interest rates contracts with financial institutions. This contracts were defined as hedge and are registered by which is establishes in the Boletin Tecnico Nro 57 of the Colegio de Contadores de Chile A.G.

The losses not accrued neither accomplished by this contracts are presented in “Other Assets”, and the results already accomplished are presented as financial expenses as of the closing date of this financial statements.

v)	Software

The Company uses the system SAP R/3 version 4.6 C, acquired from SAP Chile S.A., and has determined a depreciation period of 4 years.

w)	Research and Development expenses

The Research and Development expenses are charged to the income of the period of which expenses were incurred. The Company has not incurred in significant Research and Development expenses.

x)	Consolidated Statement of Cash Flows

As set forth the No 50 Technical Bulletin of the Accountant Institute of Chile and the Circular N° 1,312 of the Superintendencia de Valores y Seguros dated January 17, 1997, the Company has defined the following concepts related to the Statement of Cash Flows.

Cash	Equivalent:

Every investment that meets the following conditions:

•	May be quickly converted in a known amount of cash.

•	The Company has the intention to do the this conversion in no more than 90 days.

•	There is a minimum risk of a significant lose of value due to this investment.

As of September 30, 2004, all the short-term investments of the company meet the mentioned conditions.

The Balance of cash and cash equivalents is as follows:

	Initial Final Balance
	THUS$	THUS$
2004
Cash	8,661	10,353
Time deposits	0	8,484
Marketable securities	0	821
Securities purchased under resale agreements	11,120	1,031

Total	19,770	10,574

2003
Cash	1,916	19,342
Time deposits	318	0
Marketable securities	0	0
Securities purchased under resale agreements	0	0

Total	2,234	19,342

Operating Activities:

Cash flows from operating activities includes all business-related cash flows, including interest paid, financial income and, in general, all flows that are not defined as related to investment or financing activities. It should be pointed out that this definition is broader than that used in the consolidated statement of income.

NOTE 3 - CHANGES IN ACCOUNTING PRINCIPLES

During the exercise comprise between January 1 and September 30, 2004, there have been no changes in the accounting principles for the current period in comparison to the previous period.

NOTE 4 - ACCOUNTS RECEIVABLE SHORT AND LONG TERM

	Currency
	Less than 90 days		More than 90 and less than 1 year		Currency total			Long-term
	09/30/2004	09/30/2003	09/30/2004	09/30/2003	Sub-Total	09/30/2004	09/30/2003	09/30/2004	09/30/2003
Account receivable	75,980	49,958	6,079	3,248	82,059	77,626	53,206	0	0
Non-collect receivables estimate	0	0	0	0	4,433
Notes receivable	7,297	5,394	1,451	1,834	8,748	8,134	7,228	0	0
Non-collect receivables estimate	0	0	0	0	614
Sundry debtors	3,535	6,206	5,369	198	8,904	8,579	6,404	3,308	1,331
Non-collect receivables estimate	0	0	0	0	325

Total Long Term receivable								1,331	3,308

Debtors’ profile

The debtors’ profile is presented as follow (net of allowances).

	2004 THUS$	2003 THUS$
National receivables
Account receivables	27.455	14.086
Notes receivables	2.908	3.559
Short-term Sundry debtors	87	998
Long-term Sundry debtors	797	511

Foreign receivables
Account receivables	44,158	35,869
Account Receivables for local sales	38.34%	28.20%
Account Receivables for foreign sales	61.66%	71.80%

Notes receivables	5,099	3,128
Notes receivables in dollars	36.32%	53.22%
Notes receivables in other currencies	63.68%	46.78%

Short-term Sundry debtors	4,966	3,516
Sundry debtors in dollars	1.72%	22.11%
Sundry debtors in other currencies	98.28%	77.89%

Long-term Sundry debtors	182	896
Long-term Sundry debtors in dollars	81.41%	36.32%
Long-term Sundry debtors in other currencies	18.59%	63.68%

NOTE 5 - TRANSACTIONS WITH RELATED COMPANIES

Notes and accounts receivables from related companies in the short-term:

Sales of goods and services made by the Company from and to related companies in Chile are made in Chilean pesos and with a pay term not exceeding 60 days, without interest nor restatement. Export sales to foreign related companies are in American dollars, without interest and not exceeding 180 days.

Notes and accounts receivables from related companies in the long-term:

The long term account receivable for the subsidiary Forestal Rio Calle Calle S.A. are summarized in American dollars (US$).

Notes and account receivable from related companies:

RUT	Company	Short-term		Long-term
		09/30/2004	09/30/2003	09/30/2004	09/30/2003
96,708,490-5	Terranova S.A.	0	41	0	0
96,626,060-2	Forestal Rio Calle Calle S.A.	126	0	597	3,297
Foreign	Masnova de Mexico S.A. de C.V.	1,320	1,322	0	0
Foreign	Terranova Colombia S.A.	231	574	0	0
Foreign	Forestal Terranova Mexico S.A.de C.V.	0	147	0	0
Foreign	Amanco Guatemala S.A.	117	129	0	0
Foreign	Terranova Forest Products Inc.	2,883	121	0	0
Foreign	Amanco Costa Rica S.A.	397	98	0	0
Foreign	Nicalit S.A. (Amanco Nicaragua)	75	28	0	0
Foreign	Terranova Costa Rica S.A.	0	24	0	0
Foreign	Amanco el Salvador	168	10	0	0
Foreign	Hondilut S.A. (Amanco Honduras)	0	8	0	0
Foreign	Fibranova C.A.	64	0	0	0

TOTAL		5,381	2,502	597	3,297

a)	Notes and accounts payables from related companies:

RUT	Company	Short-term		Long-term
		09/30/2004	09/30/2003	09/30/2004	09/30/2003
96,708,490-5	Terranova S.A.	185	334	0	0
96,626,060-2	Forestal Rio Calle Calle S.A.	0	29	0	0
Foreign	Forestal Terranova Mexico S.A.de C.V.	3,866	0	0	0
Foreign	Hondilut S.A. (Amanco Honduras)	7	0	0	0
Foreign	Fibranova C.A.	0	1,677	0	0
Foreign	Terranova Brasil Limitada	42	40	0	0

TOTAL		4,100	2,080	0	0

b)	come from relate companies and persons:

Company	RUT	Relationship	Concept	09/30/2004		09/30/2003
				Amount THUS$	Effect on Income, Profit (loss) (loss) (loss) THUS$	Amount THUS$	Effect on Income, Profit (loss) (loss) (loss) THUS$
Terranova S.A.	96,708,490-5	Common director	Reimburse invoice	72	0	160	0
Terranova S.A.	96,708,490-5	Common director	Purchase of raw materials	1,095	0	9	0
Terranova S.A.	96,708,490-5	Common director	Remittance granted	422	0	18	0
Terranova S.A.	96,708,490-5	Common director	Purchase of raw materials	39	(27)	1,257	0
Terranova S.A.	96,708,490-5	Common director	Paid invoice	52	0	1,266	0
Terranova S.A.	96,708,490-5	Common director	Sales of products	10	2	0	0
Terranova S.A.	96,708,490-5	Common director	Administration services	82	0	0	0
Forestal Rio Calle Calle S.A.	Foreign	Associated	Interest	47	47	0	0
Forestal Rio Calle Calle S.A.	Foreign	Associated	Services invoice	157	0	0	0
Masnova de Mexico S.A. de C.V.	Foreign	Common director	Reimburse invoice	0	0	2,141	0
Forestal Terranova Mexico S.A. de C.V.	Foreign	Common director	Logistics service	776	163	671	(671)
Forestal Terranova Mexico S.A. de C.V.	Foreign	Common director	Administration services	266	174	54	(54)
Forestal Terranova Mexico S.A. de C.V.	Foreign	Common director	Boards purchase	7,332	(7,332)	0	0
Fibranova C.A.	Foreign	Common director	Recovery of expenses received	7	0	0	0
Fibranova C.A.	Foreign	Common director	Sales of products and spare parts	2,056	432	0	0
Fibranova C.A.	Foreign	Common director	Boards purchase	0	0	4,194	(4.194)
Fibranova C.A.	Foreign	Common director	Reimburse invoice	231	0	167	0
Fibranova C.A.	Foreign	Common director	Services and expenses invoice	0	0	278	0
Terranova Costa Rica S.A.	Foreign	Common director	Sales of products	0	0	186	12
Terranova Costa Rica S.A.	Foreign	Common director	Reimburse invoice	0	0	267	0
Terranova Colombia S.A.	Foreign	Common director	Sales of products	231	49	732	39
Terranova Colombia S.A.	Foreign	Common director	Reimburse invoice	0	0	746	0
Terranova Forest Products, Inc.	Foreign	Common director	Sales of products	3,450	725	178	0
Terranova Forest Products, Inc.	Foreign	Common director	Reimburse invoice	473	0	57	0

Forestal Terranova de Guatemala S.A.	Foreign	Common director	Sales of products	0	0	44	0
Forestal Terranova de Guatemala S.A.	Foreign	Common director	Reimburse invoice	0	0	44	0
Terranova de Brasil Limitada	Foreign	Common director	Purchase of raw materials	0	0	541	0
Terranova de Brasil Limitada	Foreign	Common director	Paid invoice	0	0	502	0
Amanco Costa Rica S.A.	Foreign	Common director	Reimburse invoice	355	0	0	0
Amanco Costa Rica S.A.	Foreign	Common director	Sales of products	446	94	98	6
Amanco El Salvador S.A.	Foreign	Common director	Reimburse invoice	292	61	10	1
Amanco El Salvador S.A.	Foreign	Common director	Sales of products	220	0	58	0
Amanco Guatemala S.A.	Foreign	Common director	Reimburse invoice	373	78	209	14
Amanco Guatemala S.A.	Foreign	Common director	Sales of products	266	0	80	0
Hondilut S.A.(Amanco Honduras)	Foreign	Common director	Reimburse invoice	141	30	143	9
Hondilut S.A.(Amanco Honduras)	Foreign	Common director	Sales of products	0	0	135	0
Nicalit (Amanco Nicaragua)	Foreign	Common director	Reimburse invoice	77	16	80	5
Nicalit (Amanco Nicaragua)	Foreign	Common director	Sales of products	0	0	52	0

NOTE 6 - INVENTORIES

The principal components are set forth below:

Inventories	2004 THUS$	2003 THUS$
Finished goods	54,288	44,436
Obsolescence Provision	(769)	(842)
Raw Materials	12,590	12,600
Other material	3,926	6,085
Raw materials on transit	1,187	0
Spare parts	7,291	8,839
Forest and Plantation in exploitation	4,386	6,944

Total	82,899	78,062

NOTE 7 - DEFERRED TAXES AND INCOME TAXES

At September 30 2004, the Company has made the income tax provision as per the tax dispositions in force.

Considering a taxable base of:

2004 THUS$
Masisa S.A.’s taxable income	6,197
Inversiones Coronel Ltda.’s taxable income	1,553
Masisa Concepcion Ltda’s taxable income	1,865
Masisa Inversiones Ltda’s taxable income	3,288

1) Masisa S.A.	: Taxed Earning Reserve amounting THUS$2,324 with credit of 15%,
THUS$23,838 with credit of 16%, THUS$4,794 with credit of 16.5%,
THUS$1,928 with credit of 17%, and THUS$10,952 without credit.

2) Masisa Inversiones Limitada	: Taxed Earning Reserve amounting THUS$5,958 with
credit of 15%, THUS$5,326 with credit of 16%,
THUS$5,449 with credit of 16,5%, THUS$5,343 with
credit of 17%, and THUS$1,081 without credit.

3) Inversiones Coronel Limitada	: Taxed Earning Reserve amounting THUS$1,292 with
credit of 15%, THUS$582 with credit of 16%,
THUS$296 with credit of 16,5%, THUS$2,948 with
credit of 17%, and THUS$65 without credit.

4) Inversiones Concepcion Limitada	: Taxed Earning Reserve amounting THUS$4,084
with credit of 17%.

5) Masisa Argentina	: (Tax loss)

6) Masisa Concepcion Limitada	: (Tax loss)

7) Masisa do Brasil Limitada	: (Tax loss)

8) Maderas y Sinteticos del Peru S.A.C.	: (Tax loss)

9) Forestal Tornagaleones S.A.	: (Tax loss)

a)	Deferred Tax

The balances for this item are as follows:

	09/30/2004				09/30/2003
	Assets deferred taxes		Liabilities deferred taxes		Assets deferred taxes		Liabilities deferred taxes
	Short Term	Long Term	Short Term	Long Term	Short Term	Long Term	Short Term	Long Term
Temporary Differences
Provision for accounts receivable losses	644	340	0	0	643	274	0	0
Anticipated income	0	0	0	0	0	0	0	0
Vacation provisions	251	0	0	0	192	0	0	0
Amortization of intangibles	0	0	0	0	0	0	0	0
Leasing assets	0	33	0	0	0	85	0	0
Manufacturing expenses	0	0	989	2,901	0	0	932	3,552
Fixed assets depreciation	0	0	0	21,277	0	0	0	12,581
Others events	59	261	265	276	170	0	89	281
Obsolescence provision	98	100	0	0	89	102	0	0
Particle board line provision	0	1,347	0	0	0	1,061	0	0
Unrealized profits and loss	186	138	0	0	293	159	0	178
Tax Loss	329	26,685	0	0	1,115	17,149	0	0
Interest capitalized Plantations	0	0	459	650	0	0	359	3,318
Plantations capitalized indirect cost	0	0	179	2,928	0	0	376	2,188
Others	0	0	0	0	0	0	0	0
Balance for Complementary assets amortization	29	110	76	7,287	28	942	119	7,976
Valuation provisions	0	12,731	0	0	0	9,451	0	0

Total	1,538	16,063	1,816	20,745	2,474	8,437	1,637	14,122

Income Taxes:

Items	2004 THUS$	2003 THUS$
Income tax provision	(2,758)	(1,943)
Tax expenses Adjustment	65	(12)
Effect for deferred taxes of the period	(906)	698
Tax credit due to tax loss	0	(512)
Effect for amortization of deferred assets and liabilities complementary accounts	(336)	498
Effect on assets and liabilities of the changes in the valuating provisions	0	0
Others	(27)	(52)

Total	(3,962)	(1,323)

NOTE 8 - OTHER CURRENT ASSETS

The principal components are set forth below:

	2004 THUS$	2003 THUS$
Deposits Rabobank Curacao N.V.	0	28,500
Interest Rabobank Curacao N.V.	0	3,487
Financial Assets that must be sold in the short term	1,031	0
Market Value of Derivative instruments (SWAPs)	393	0

Total	1,424	31,987

In the year 2003, the long term time deposits accrued interests, which are presented as “Other Current Assets”; their maturity is semiannually. Besides in this entry are classified the time deposits which maturity is over 90 days.

NOTE 9 - FIXED ASSETS

a)	This caption includes:

	2004				2003
		Accumulated Depreciation THUS$	Year depreciation			Accumulated Depreciation THUS$	Year depreciation
Fixed assets	Assets value THUS$		Explotation THUS$	Non-explotation THUS$	Assets value THUS$		Explotation THUS$	Non-Explotation THUS$

Lands	65,797	0	0	0	64,770	0	0	0
Building and infrastructure	105,192	(26,119)	(2,460)	(71)	106,098	(24,003)	(2,101)	(63)

Machinery and equipment	488,573	(146,344)	(15,879)	(92)	488,267	(125,924)	(15,528)	(149)
7 Machinery and equipment	487,683	(145,950)	(15,863)	(22)	487,510	(125,723)	(15,463)	(109)
7 Transportation equipment	890	(394)	(16)	(70)	757	(201)	(65)	(40)
7 Chilean GAAP Adjustments	0	0	0	0	0	0	0	0

Other fixed assets:	170,364	(13,621)	(682)	(1,166)	152,447	(14,580)	(1,125)	(800)
7 Plantations	125,379	0	0	0	111,263	0	0	0
7 Furniture, fixture and other	10,799	(6,641)	(112)	(352)	10,696	(8,147)	(311)	(376)
7 Spare parts	11,171	(519)	(194)	0	8,019	(222)	(297)	0
7 Transit spare parts and equipment	47	0	0	0	50	0	0	0

7 Construction in progress	11,759	0	0	0	13,996	0	0	0
7 Transit fixed assets	0	0	0	0	0	0	0	0
7 Other fixed assets	11,209	(6,461)	(376)	(814)	8,423	(6,211)	(517)	(424)

7 Fixed assets in leasing	1,695	(1,209)	(115)	0	1,761	(1,116)	(123)	0
7 Computacional systems (software)	5,315	(4,572)	(191)	(669)	5,235	(5,095)	(394)	(424)
7 Other	4,199	(680)	(70)	(145)	1,427	0	0	0

Total	829,926	(186,084)	(19,021)	(1,329)	811,582	(164,507)	(18,754)	(1,012)

Total Fixed assets	623,492	(206,434)			627,309	(184,273)

b)	From a legal viewpoint, assets acquired under finance are not the property of the Company until the purchase option is exercised. The present assets in leasing corresponds to an electrical substation, contracted with Endesa S.A. in April 1995, for a total of 120 monthly payments of US$28,396, at an annual rate of 10.5%.

c)	During the year, the Company has provisioned for an adjustment in the value of some assets for MUS$2,833.

In the Year 2001, The company has also accounted a provision to adjust the book value of one of its particle board lines, based on the estimate that future cash flows from the operation of those assets will not compensate for future depreciation charges. This provision is presented net of the original amounts.

d)	The accountant value of the plantations includes the value determined in accordance with the technical appraisal. This value is distributed among the accounts in plantations Fixed assets and Inventories as stand wood.

As indicated in the Note 2 k) the subsidiary Forestal Tornagaleones S.A. and its subsidiary Forestal Argentina S.A. recognize the increased value of their plantations and forest. The accumulated goodwill ascends to MUS$29,369 (MUS$25,885 in the 2003), which includes the forest plantation under the Forestry reserve presented in the Net worth and has been determined comparing the valuation describer in the Note 2k) to the book value after price level restatement.

As indicated in the Note 2k), the parent Company and its subsidiary Forestal Argentina recognized as increased value of the fix assets the financial costs related to the plantation financing a total of THUS$707 (THUS$452 in 2003).

NOTE 10 - INVESTMENT IN RELATED COMPANIES

	Investments in related companies	Country	Currency	Number of shares	Participation %		Shareholder’s Equity		Net income For the period		Net income Accrued		VPP		Unrealized Result		Book value of investment
RUT					03/31/ 2004	03/31/ 2003	09/30/ 2004	09/30/ 2003	09/30/ 2004	09/30/ 2003	09/30/ 2004	09/30/ 2003	09/30/ 2004	09/30/ 2003	09/30/ 2004	09/30/ 2003	09/30/ 2004	09/30/ 2003
96,652,640-8	Inversiones Industriales S.A.	Chile	Pesos	1,000	50.0000000	50.0000000	(3,230)	(2,482)	0	0	0	0	0	0	0	0	0	0
96,626,060-2	Forestal Río Calle – Calle S.A.	Chile	Pesos	1	0.0000000	0.0000000	885	1	0	0	0	0	0	0	0	0	0	0
Foreign	Masnova S.A.	Mexico	Dollar	25,000	50.0000000	50.0000000	(1,342)	(142)	(9)	(179)	0	0	0	0	(4)	(89)	0	0
99,511,350-3	Inversiones Calle Calle S.A.	Chile	Pesos	100,000	50.0000000	50.0000000	0	0	0	0	0	0	0	0	0	0	0	0
99,505,640-2	Forestal Calle Calle S.A.	Chile	Pesos	1	9.0000000	9.0000000	(956)	2	0	0	0	0	0	0	0	0	0	0
	Total												0	0	0	0	0	0

a)	Subsidiaries with negative equity

The proportional patrimonial value method has been discontinued in the following subsidiaries for presenting negative shareholder’s equity. At the same time provisions has been constituted when corresponds, to recognize the share participation.

•	MasNova de Mexico S.A. de C.V.

The related company MasNova de Mexico S.A. de C.V. presents negative shareholder’s equity at the closing of both financial statements reason for which a provision for THUS$671 and THUS$ 71 has been accounted. This investment is presented in Long Term Provisions.

•	Inversiones Industriales S.A.

Inversiones Industriales S.A., as of the closure of the present period, had a negative Net Worth, hence the company has discontinued the application of the VPP method, recognizing losses up to cover the total investment

b)	Subsidiaries with positive equity lower than MUS$ 1

Inversiones Calle Calle S.A. US$ 328.

NOTE 11 - GOODWILL AND NEGATIVE GOODWILL

a)	Goodwill

			09/30/2004		09/30/2003
RUT	Company	Term	First three months 2004 Amortization THUS$	Total Goodwill THUS$	First three months 2003 Amortization THUS$	Total Goodwill THUS$
87,658,900-1	Maderas y Paneles S.A.	10 year	0	0	158	0
96,623,490-3	Masisa Cabrero S.A.	20 year	64	1,356	56	1,296

			64	1,356	214	1,296

Represents the higher value paid in the investments of Maderas y Paneles S.A., former subsidiary Maderas y Paneles S.A., merged on august 31, 1993.

The acquisition of the former subsidiary Masisa Cabrero S.A., former Fibranova S.A., now merged with Masisa S.A., generated a lower investment value for the Company, This value will be amortized in a period of 20 years, given the returns of current administration of the plant.

a)	Negative Goodwill

			09/30/2004		09/30/2003
RUT	Company	Term	First three months 2004 Amortization THUS$	Total Negative Goodwill THUS$	First three months 2003 Amortization THUS$	Total Negative Goodwill THUS$
81,507,700-8	Forestal Tornagaleones S.A.	10 year	75	1,779	82	2,066

			75	1,779	82	2,066

Indicate the lower paid value at the capital’s raise of Forestal Tornagaleones S.A. in June 27, This value will be amortized in a period of 20 years.

NOTE 12 - OTHER LONG/TERM ASSETS

The principal components are set forth below:

		2004	2003
Other long-term assets	Term	THUS$	THUS$
Bond issuance and placement cost		4,863	0
Assets destined for sale (inactive)		165	120
Recoverable long term taxes and commissions		630	3,155
Others		913	923

Total		6,571	4,198

(1)	The Company had proceed to reclassified those assets that are paralyzed or destined to be sale; in agreement with the previous, a valuation of those assets at its estimated realization value had been made by an independent valuator.

NOTE 13 - BANK AND FINANCIAL INSTITUTIONS SHORT-TERM

RUT	Bank o financial institution	US Dollar		Other foreign		U.F.		ThCh$ no adjustment		Total
		2004 THUS$	2003 THUS$	2004 THUS$	2003 THUS$	2004 THUS$	2003 THUS$	2004 THUS$	2003 THUS$	2004 THUS$	2003 THUS$
	Short Term
97,004,000-5	Banco de Chile	0	9,089	0	0	0	2,934	0	0	0	12,023
97,006,000-6	Banco de Credito e Inversiones	0	6,094	0	0	0	756	0	0	0	6,850
97,041,000-7	BankBoston, N.A.	0	4,014	0	0	0	0	0	0	0	4,014
97,919,000-K	ABN Amro Bank Chile	0	5,061	0	0	0	3,426	0	0	0	8,487
97,042,000-2	HSBC Bank Chile	0	3,658	0	0	0	0	0	0	0	3,658
97,080,000-K	Banco Bice	0	4,069	0	0	0	0	0	0	0	4,069
97,030,000-7	Bancoestado	0	3,026	0	0	0	0	0	0	0	3,026
97,051,000-1	Banco del Desarrollo	1,515	0	0	0	0	0	0	0	1,515	0
97,023,000-9	Corpbanca	0	5,049	0	0	0	0	0	0	0	5,049
Foreign	BankBoston	0	7,521	0	0	0	0	0	0	0	7,521
Foreign	Rabobank	0	5,052	0	0	0	0	0	0	0	5,052
Foreign	ABN Amro Bank	0	0	0	118	0	0	0	0	0	118
Foreign	Banco Bradesco - Acc	34	0	0	0	0	0	0	0	34	0
Foreign	Banco Alfa - Acc.	14	0	0	0	0	0	0	0	14	0
	Total	1,563	52,633	0	118	0	7,116	0	0	1,563	59,867
	Principal owed	1,515	52,124	0	118	0	7,116	0	0	1,515	59,358
	Rate	2.77%	2.40%	0	0	0	4.56%	0	0	0	0
	Long Term portion short term
96,658,480-7	Raboinvestment Chile S.A.	2,193	1,210	0	0	0	0	0	0	2,193	1,210
97,006,000-6	Banco de Credito e Inversiones	134	0	0	0	0	0	1,223	2,227	1,357	2,227
Foreign	Security Bank	940	941	0	0	0	0	0	0	940	941
Foreign	Rabobank Nederland	140	0	0	0	0	0	0	0	140	0
Foreign	Dresdner Bank Lateiamerica	2,053	1,050	0	0	0	0	0	0	2,053	1,050
Foreign	Citibank N.A.	658	17,488	0	0	0	0	0	0	658	17,488
Foreign	Comerica Bank	4,439	2,324	0	0	0	0	0	0	4,439	2,324
Foreign	Banco de Chile New York Branch	2,175	181	0	0	0	0	0	0	2,175	181
Foreign	The Bank of Nova Scotia	3,884	122	0	0	0	0	0	0	3,884	122
Foreign	Banco Rabobank Ireland PLC	0	31,995	0	0	0	0	0	0	0	31,995
Foreign	BankBoston.	0	341	0	0	0	0	0	0	0	341
Foreign	BankBoston. N.A.	0	0	0	0	41	86	0	0	41	86
	Total	16,616	55,652	0	0	41	86	1,223	2,227	17,880	57,965
	Principal owed	15,120	50,148	0	0	0	0	1,203	2,184	16,323	52,332
	Rate	2.79%	5.78%	0	0	6.70%	6.70%	0	0	0	0

2004%
Total amount of liabilities in foreign currency:	6.2900
Total amount of liabilities in local currency:	93.7100

NOTE 14 - BANK AND FINANCIAL INSTITUTIONS LONG-TERM

RUT	Bank o financial institution	Currency	More 1 year Up to 2 year THUS$	More 2 year Up to 3 year THUS$	More 3 year Up to 5 year THUS$	More 5 year Up to 10 year THUS$	Date close actual period		Date close pass period Total Long Term to close The financial Statements THUS$
							Total Long Term to close The financial Statements THUS$	Rate
	Short Term
	Raboinvestment Chile
96,658,480-7	S.A. Banco de Credito e	Dollar	3,750	5,000	2,750	0	11,500	Libor +1.875%	13,500
97,006,000-6	Inversiones Banco de Credito e	Dollar	2,500	2,500	5,000	2,500	12,500	Libor +1.44%	0
97,006,000-6	Inversiones	U.F.	2,406	0	0	0	2,406	6.70	4,371
Foreign	Security Bank	Dollar	933	0	0	0	933	Libor +1.500%	1,867
Foreign	Citibank Dresdner Bank	Dollar	0	0	0	0	0	Libor +1.000%	41,428
Foreign	Lanteiamerica	Dollar	2,000	1,000	0	0	3,000	Libor +1.900%	5,000
Foreign	Comerica Bank	Dollar	4,286	4,285	0	0	8,571	Libor +1.350%	12,857
Foreign	Banco de Chile New York Branch	Dollar	4,300	4,300	2,100	0	10,700	Libor +1.250%	15,000
Foreign	The Bank of Nova Scotia	Dollar	7,500	7,500	6,250	0	21,250	Libor +1.150%	25,000

Foreign	Rabobank Nederland	Dollar	2,500	2,500	5,000	2,500	12,500	Libor +1.500%	0
Foreign	Bank Boston	Dollar	0	0	0	0	0	0	40

	Total		30,175	27,085	21,100	5,000	83,360		119,063

2004%
Total amount of liabilities in foreign currency:	2.89
Total amount of liabilities in local currency:	97.11

The loans granted by Masisa Inversiones Limitada to the subsidiary Masisa do Brasil Limitada through Banco Itau BBA S.A., that rise to the amount of US$104,523,218.88, as shown in “Notes” issued by Banco Itau BBA S.A., of which are holders Masisa Inversiones Limitada and that are record, besides,    , and in Cedulas de Credito Bancario - Res.2770 which beneficiary is Banco Itau BBA S.A., are presented reducing the corresponding debts for the same amount that the subsidiary Masisa do Brasil Limitada maintains with Banco Itau BBA S.A., in consideration that the documents in which this operations are established allowed to settle them with only the notification to the bank with the anticipation established in the respective documents.

The loans granted by Masisa Overseas LTD and Masisa Inversiones Limitada to the subsidiary Masisa do Brasil Limitada through BankBoston, that rise to the amount of US$ 105,023,218.88 that are registered as “Promissory Notes” issued by BankBoston N.A. Nassau Branch, of which are holders Masisa Overseas Ltd and Masisa Inversiones Limitada and that also registered in “Reapsses de Emprestito Externo- Contratos de Emprestito” signed by Masisa do Brasil Ltd in favor of BankBoston Banco Multplo S.A. and BankBoston N.A. are presented for the year 2003 reducing the corresponding debts for the same amount that the subsidiary Masisa do Brasil Ltd maintained during 2003 with BankBoston Banco Multiplo N.A., in consideration that the documents in which those operations are established enable to settle them with only the notification given to the bank with due timing for each document.

Additionally and as consequence of the previous, the interests generated by the “Promissory Notes” and the “Notes” and by the “Repasses de Emprestimo Externo - Contratos de Emprestimo” and the “Cedulas de Credito Bancario - Res.2770” are presented net in the statement of income.

NOTE 15 - SHORT TERM AND LONG TERM BONDS

Banco de Chile: corresponds to the placement of local bonds, issued by Masisa S.A.

Characteristics:

Series A Bond: Corresponds to a maximum of 6.000 titles of UF500 each with a maturity term of 7 years, with a two year grace period for the amortization of principal, accrues interest of 5% annually, compounded, calculated over the base of equal semesters of 180 days beginning December 15, 2003 and which payments will be made June 15 and December 15 of each year. The repayment of principal will be amortized over 10 equal and successive payments beginning June 15, 2006. To this date, bonds for a value of 2,500,000 unidades de fomento have been placed.

Series B Bond: Corresponds to a maximum of 6.000 titles of UF500 each with a maturity term of 21 years, with a seven year grace period for the amortization of principal, accrues interest of 6.25% annually, compounded, calculated over the base of equal semesters of 180 days beginning December 15, 2003 and which payments will be made June 15 and December 15 of each year. The repayment of principal will be amortized over 28 equal and successive payments beginning June 15, 2011. To this date, bonds for a value of 702,000 unidades de fomento have been placed.

The maximum aggregate amount placed for the sum of the first issuance of the Series A bond, with charge to the bond line, and the Series B bond, for a fixed amount, will be of UF 4,000,000.

Private Placement: Corresponds to a private placement bonds issued by the subsidiary Masisa Overseas Ltd., and acquired by some of the main Insurance Companies of the United States of America.

Maturities:

Bonds B series: matures in 5 yearly installments of US$9 million, starting on May 15, 2004 and finishing May 15, 2008, and interest are paid every six months in May and November of each year.

Identification Number	Serie	Nominal amount outstanding	Currency	Interest	Last maturity	Periodicity		Value		Place of the transaction
						Interest Payment	Capital Payment	09/30/2004	09/30/2003	Chile or Foreign
Short term Portion of Long Term Bond
Private Placement	B	9,000	Dollar	8.06%	14-05-2005	6 Months	Annual	10,120	10,400	Foreign
Banco de Chile	A	0	U.F.	5.00%	15-12-2004	6 Months	6 Months	1,017	0	Local
Banco de Chile	B	0	U.F.	6.25%	15-12-2004	6 Months	6 Months	355	0	Local
Total Short Term Portion								11,492	10,400
Long Term Bond
Private Placement	B	27,000	Dollar	8.06%	15-05-2008	6 Months	Annual	27,000	36,000	Foreign
Banco de Chile	A	2,500	Dollar	5.00%	15-12-2010	6 Months	6 Months	70,581	0	Local
Banco de Chile	B	702	Dollar	6.25%	15-12-2004	6 Months	6 Months	19,820	0	Local
Total Long Term Portion									117,401	36,000

NOTE 16 - PROVISIONS AND WRITE-OFFS

a)	Allowance for trade accounts receivable, notes receivable, sundry debtors and inventories.

The balance of these allowances amounts to ThCh$5,372 in 2004 (ThCh$3,221 in 2003), which have been deducted from the respective captions.

b)	Outstanding provisions at the end of each period:

Current liabilities	2004 THUS$	2003 THUS$
Vacations provision	1,714	1,333
Insurance, Freight & Commissions provision exports agents	1,554	1,268
Participation	719	186
Invoices to receive	609	270
Invoices to receive - Forestry production costs	272	243
Invoices to receive - Audit fees	254	67
Industrial Plants provisions	407	476
Employee benefits provisions	185	61
Gratification	166	183
Social contribution	123	120
Other provisions	664	272

Total	6,667	4,479

Long -Term liabilities
Equity investment (negative equity) in Masnova de Mexico S.A. de C.V.	671	71

Total	671	71

NOTE 17 - OTHER LONG TERM LIABILITIES

Concepts	Maturity					More of	Amount
	2005	2006	2007	2008	2009	2010	2004	2003
ICMS long term tax payable	1,641	2,623	3,200	4,496	0	0	11,960	6,681
Forestry bonifications	0	0	0	0	0	3,064	3,064	3,041
TOTALS	1,641	2,623	3,200	4,496	0	3,064	15,024	9,722

NOTE 18 - MINORITARY INTEREST

The main components of this item are as follows:

	Included in the liabilities		Included in the net income for the
	2004	2003	2004	2003
Forestal Tornagaleones S.A.	40,198	36,745	(402)	(792)
Forestal Argentina S.A.	28,056	27,618	0	(339)
Maderas y Sinteticos de Peru S.A.C	1	0	(1)	(1)

Total	68,255	64,363	(403)	(1,132)

NOTE 19 - SHAREHOLDERS’ EQUITY

a)	The movement on capital and reserve accounts during 2004 and 2003 were as follows:

	2004
	Paid-in capital THUS$	Reserve de Revalorization de capital THUS$	Other Reserves THUS$	Reserve for future dividends THUS$	Accumulated profit THUS$	Accumulated deficit during development period THUS$	Current Earning THUS$
Balance as of December 31	237,022	0	59,706	127,315	18,567	0	9,613
Allocation of income	0	0	0	9,613	0	0	(9,613)
Definitive dividend of the previous exercise	0	0	0	(3,846)	0	0	0
Capital Increase with shares issue	0	0	0	0	0	0	0
Deficit during subsidiary development period	0	0	0	0	0	0	0
Reserve for foreign currency translation adjustments	0	0	(295)	0	0	0	0
Forestry reserves Increase	0	0	1,683	0	0	0	0
Price-level restatement of equity	0	0	0	0	0	0	0
Net income for the period	0	0	0	0	0	0	33,291
Balance	237,022	0	61,094	133,082	18,568	0	33,291

	0	0	0	0	0	0	0

	2003
	Paid-in capital ThCh$	Reserve de Revalorization de capital ThCh$	Other Reserves ThCh$	Reserve for future dividends ThCh$	Accumulated profit ThCh$	Accumulated deficit during development period ThCh$	Current Earning ThCh$
Balance as of December 31	237,022	0	47,992	117,156	18,568	0	14,854
Allocation of income	0	0	0	14,579	0	0	(14,854)
Definitive dividend of the previous exercise	0	0	0	(4,420)	0	0	0
Capital Increase with shares issue	0	0	0	0	0	0	0
Deficit during subsidiary development period	0	0	0	0	0	0	0
Reserve for foreign currency translation adjustments	0	0	8,870	0	0	0	0
Forestry reserves Increase	0	0	1,932	0	0	0	0
Price-level restatement of equity	0	0	0	0	0	0	0
Net income for the period	0	0	0	0	0	0	5,512
Balance	237,022	0	58,794	127,315	18,568	0	5,512

Restated balance	237,022	0	58,794	127,315	18,568	0	5,512

b)	Numbers of shares

Series	Numbers shares subscribed	Numbers paid shares	Numbers shares with voting rights
Unique	928,514,743	928,514,743	928,514,743

a)	Capital (amount THUS$)

Series	Subscribed	Paid Capital
Unique	237,022	237,022

b)	Other Reserves

1)	Forest Reserves

Are originated in the subsidiaries Masisa do Brasil Limitada, Forestal Tornagaleones S.A. and its subsidiary Forestal Argentina S.A., due to the recognition of the grown in forestry resources. The balance as of September 30, 2004 was THUS$20,610 (THUS$17,736 in 2003).

2)	Reserve for foreign currency translation adjustments

The composition of the accumulated adjustment for exchange differences as of September 30, 2004, corresponds to the balance, calculated as the net difference between the Consumer’s Price Index and the United States dollar at the end of each period of the investments in foreign countries and of the liabilities associated to such investments, according to the Technical Bulletin N° 64. The following table depicts such adjustment according to the foreign subsidiary from which it originated. Chilean investments in local functional currency have been included using the same treatment :

In September 2004, Balances are made of:

	Exchange difference originated in the period
	Initial balance actualized THUS$	Investment THUS$	Liabilities THUS$	Balance as of 09/30/2004 THUS$
Masisa Argentina S.A.	26,068	0	0	26,068
Forestal Argentina S.A.	345	0	0	345
Masisa do Brasil Limitada	2,741	0	0	2,741
Masisa Mexico S.A. de C.V.	190	0	0	190
Masisa Cabrero S.A.	95	0	0	95
Masisa Partes y Piezas Limitada	(23)	0	0	(23)
Forestal Tornagaleones S.A.	11,363	(295)	0	11,068

	40,779	(295)	0	40,484

In September 2003, are as follows:

	THUS$	THUS$	THUS$	THUS$
Masisa Argentina S.A.	26,068	0	0	26,068
Forestal Argentina S.A.	3,094	0	0	3,094
Masisa do Brasil Limitada	2,741	0	0	2,741
Masisa Mexico S.A. de C.V.	190	0	0	190
Masisa Cabrero S.A.	95	0	0	95
Masisa Partes y Piezas Limitada	0	(10)	0	(10)
Forestal Tornagaleones S.A.	0	8,880	0	8,880

	32,188	8,870	0	41,058

Capital Increase

There have been no changes in capital during these periods.

Dividend Policy

The annual dividend policy of Masisa S.A. corresponds to the distribution of not less than 30% and not more than a 50% of the Net Income of the period.

Dividend Paid

The following table depicts the dividends that the shareholders meeting agreed during the years 2004 and 2003:

Dividend	Date of payment	Dividend per Share CH$	Historical Dividend THCh$	Dividend per Share US$	Dividend THUS$
2003
N° 33	May, 2004	0	0	0.004141098	3,845.07
2002
N° 32	May, 2003	3.37497	3,133,706	0	0

NOTE 20 - OTHERS NON OPERATING INCOME AND EXPENSES

a)	Other non operating income:

The main concepts and balances under this heading are as follows:

	2004 THUS$	2003 THUS$
Gain on sales of shares	0	44
Positive result on insurance claim indemnity	0	77
Gain on sale of fixed assets, materials and spare parts	1,879	247
Service and commissions charged to related companies	312	270
Margin on industrial plants lease	264	388
Recovery of credits	64	0
Sales of waste, raw materials and other income	102	77

Total	2,621	1,103

b)	Other non-operating expenses:

The main concepts and balances under this heading are as follows:

	2004 THUS$	2003 THUS$
Provision for inactive assets	2,833	0
Allowance for doubtful accounts	2,700	0
Temporary industrial facility paralyzation	417	1,037
Other	346	48
Patents	283	0
Loss and write down of assets	363	18
Costs of wreckages	82	0
Doubtful accounts expense	77	0
Donations	26	51

Total	7,127	1,154

NOTE 21 - EXCHANGE DIFFERENCES - FOREIGN CURRENCY

The breakdown of all foreign currency accounts is as follows:

		Amount
Account	Currency	09/30/2004	09/30/2003
Cash and others	Argentine pesos	(203)	(302)
Cash and others	Th Ch$	404	112
Cash and others	Mexican pesos	(189)	(448)
Cash and others	Real	174	80
Cash and others	Sol	(30)	0
Accounts receivable	Argentine pesos	(37)	197
Accounts receivable	Th Ch$	(439)	429
Accounts receivable	Mexican pesos	(513)	(501)
Accounts receivable	Real	182	307
Others monetary assets	Argentine pesos	(96)	126
Others monetary assets	Th Ch$	143	432
Others monetary assets	Mexican pesos	461	(357)
Others monetary assets	Real	217	21

Others monetary assets	Sol	17	(1)

Total (debit) / credit		91	95

Bank loans	Argentine pesos	(9)	(15)
Bank loans	Real	(950)	(399)
Bank loans	U.F.	198	(534)
Obligaciones con el publico	U.F.	842	0
Accounts payable	Argentine pesos	(91)	(305)
Accounts payable	Th Ch$	(45)	(10)
Accounts payable	Real	0	0
Accounts payable	Mexican pesos	(33)	767
Others monetary liabilities	Argentine pesos	(13)	207
Others monetary liabilities	Th Ch$	18	85
Others monetary liabilities	Real	(29)	(57)
Others monetary liabilities	Mexican pesos	38	(47)

Total (debit) / credit		(74)	(308)

Total		17	(213)

NOTE 22 - DEBT AND EQUITY ISSUANCE AND PLACEMENT EXPENSES

Bond issuance and placement expenses

The composition of the associated capitalized expenses included in other current assets and other long term assets are the following:

	2004 THUS$	2003 THUS$
Discounted amount of bond placement	4,458	0
Issuance taxes	1,382	0
Value of costs in Unidades de Fomento (UF)	334	0
Placement commission	85	0
Risk classification report	33	0
Registration and inscription rights	12	0
Legal fees	11	0
Other	3	0
Amortization bonds issuance and placement expenses	(729)	0

Total	5,589	0

The charge to the statement of income was of THUS$697.

NOTE 23 - DERIVATIVES (HEDGES AND SWAPS)

				Description of the contract					Affected Account

Type	Contract	Value	Maturity	Class	Buy/Sale	Name	Amount	Protected Value	Name	amount	Paid in	Not paid in
S	CCPE	15,000	4 Quarter 2006	Interest Rate	C	Long Term Debt	15,346	15,083	Due to banks and financial institutions	393	(263)	(393)

NOTE 24 - CONTINGENCIES AND COVENANTS - GUARANTEES

The Contingencies and Covenants assumed by the Company as of the end of the periods are detailed as follows:

•	Forestal Tornagaleones S.A.

a)	Guarantees

b)	Direct Guarantees

On October 15, 1998 the subsidiary subscribed a loan with Rabobank Investments Chile S.A., which was guaranteed with land and plantations. The book value of those plantations as of September 30, 2004 is THUS$17,478 and the value of the land was THUS$4,758. In addition, the agreement includes other clauses normally used in this kind of transactions.

c)	Indirect Guarantees

During 2001, the subsidiary became a joint and several debtor in favor of the Banco Dresdner and Banco Security issued to the subsidiary Forestal Argentina S.A. by the bank. The loan was used to finance new plantations, purchase of land and rescheduling of its financial debt. Additionally the loan agreement with the Banco Dresdner establishes for the guarantor some normal obligations for this kind of operations, which are applicable on the same terms and conditions as the Banco Security credit guarantee. In light of the above, Banco Security placed certain obligations considered normal for this type of agreement on Forestal Tornagaleones S.A. as the guarantor of the Forestal Argentina S.A. loan as of the above date.

On march 18, 2004, Masisa S.A. substituted and replaced Forestal Tornagaleones S.A. as guarantor of the Dresdner Bank loan which was modified as of the same date.

d)	Trials

As of September 30 2004, the company have an award of damages trial against it. The plaintiff claims for CH$404,000,000 because of damages in lands of his property made by, in opinion of the plaintiff, Forestal Tornagaleones S.A. On September 22, 2003, an initial sentence was given limiting the scope of claimed damages but the amount of compensation was not determined. The sentence was appealed by the Company and on January 19, 2004, the Appeals Court of Valdivia reviewed the lawsuit against the Company, revoked the sentence and rejected it in its entirety with costs. The accuser presented a demand limiting his pretensions to $60,000,000 ($40,000,000 for unemployed profit and $20,000,000. The Supreme Court has not yet issued a statement regarding the admissibility of the recourses presented.

•	Masisa S.A.

a)	Local bonds issuance and placement

The contract relating to the issuance and placement of the bonds by Masisa in the local market establishes for Masisa and its subsidiaries certain obligations that are normal for this type of transaction. Among the terms and conditions specifically indicated in the respective bond issuance contract are: the maintenance of insurance covering the principal assets according to industry standards; providing to the bond holders a copy of the individual and consolidated financial statements, both quarterly and annually, of the issuer and its subsidiaries that correspond to the rules applicable to public corporations, and copies of risk classification reports; maintain current the accounting of the issuer and its subsidiaries; conduct arms length transactions with its subsidiaries; prohibits providing financing to any entity of the group that is not the issuer or subsidiary of the issuer; maintain on a quarterly basis, beginning December 31, 2003, a level of indebtedness, defined as the ratio of liabilities to shareholders equity, and measured using the values provided in both its consolidated and individual financial statements, no greater thatn ..9 times, according to the terms and conditions that are established in the bond issuance contracts, respectively.

b)	Indirect Guarantees

On March 18, 2004, the Company became a co-debt holder and signatory to Banco Dresdner for the loan received from the said bank in 2001 by the Company’s subsidiary Forestal Argentina S.A. The loan was designated for financing of new plantations, the purchase of land and the restructuring of its financial debt. As of the same date, the loan agreement was modified and establishes for Masisa S.A. as guarantor, certain normal obligations for this type of agreement.

•	Masisa Overseas Ltd.

The Company and its subsidiary Masisa Argentina S.A. and Maderas y Sinteticos de Mexico S.A. de C.V., had granted loans subscribed by the subsidiary Masisa Overseas Ltd. This loans establishes the fulfillment of some obligations that are normal in this kind of agreement, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreement:

•	Maintenance of Properties needed for the normal course of business.

•	The forbiddance to giving some guarantees over their assets, with the exception of the ones that existed at the time the agreement was signed and others like pledges over new assets in the normal course of business.

•	The fulfillment of the “Covenants” established in other loans agreements of the Company and/or its subsidiaries - “Cross default”.

•	The forbiddance to sell, rent, transfer or other kind of alienation of the company’s assets with the exception of the ones the company commercialize in their ordinary course of business and those assets sells at markets values.

•	The forbiddance to make some speculative transactions over commodities and/or forwards., and, other “Covenants” individualized afterwards.

The obligations relative to financial indexes must be calculated over a consolidated financial statement basis.

1.- Promissory Notes from Private Placement

In connection with loans obtained in a private placement in the United States, by the Company subsidiary, Masisa Overseas Ltd, Masisa S.A. is committed to maintain certain obligations that are normal in this kind of agreement, such as the ones summarized as follows, in the specific terms and conditions as appears in the respective loan agreement:

•	Compliance with all laws

•	Maintenance of insurance on properties and businesses

•	Maintenance of properties in good repair, working order and condition

•	Compliance with financial indexes

•	Leverage Ratio not higher than 1

•	The Company must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders’ equity less intangible assets) of not less than an amount equal to the sum of ThUS$236,601.

•	Financial expenses index not lower than 1.5 ( result before financial expenses and taxes over financial expenses)

•	Maintenance of the 100.00% of the ownership in the shareholders’ equity of Masisa Overseas Limited and 66.6% of Masisa Argentina S.A.

•	Forbiddance to some transactions with related parties

•	Make extensible to the owners of the bonds the new real guarantees that Masisa S.A. and/or their subsidiaries establishes in favor of third parties to guarantee new debts or the ones existing at the day of the contract, with different exceptions, including the ones that have to be make for the normal flow of the business, the ones that have to be make to guarantee the prices account balance of new acquisitions; the ones that are related to letter of Credit, between others.

2.- Comerica Bank

The loan entered by the Company with Comerica Bank for MMUS$15, establishes for the parent and /or their branch subsidiaries some obligations that are normal in this kind of agreement, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreement:

•	The Company must maintain e insurance over their principal assets following the industry standards.

•	The Company must maintain updated accounting books for the parent and its branches companies.

•	The Company must follows the current laws and regulations.

•	The Company must accomplish and pay all the obligations derivate of loan agreements.

•	Maintenance of the normal continuousness of the Company.

•	The forbiddance to some guarantees over their assets, with the exception of the ones that existed at the time the agreement was signed and others like pledges over new assets in the normal course of business.

•	To do transactions with the branch subsidiaries at market conditions.

•	The forbiddance to merge the company with any other firm, end or dissolve it, and to sell or rent the full or an important amount of it assets, properties or business, except in the conditions settled in the agreement.

•	To limit the indebtedness and lending grants in accordance to the conditions settled in the contract.

•	The Company must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders’ equity less intangible assets) of not less than an amount equal to MMUS$345.

•	The Company must maintain a hedge over financial expenses not lower than 3.

•	The Company will not at any time permit the Leverage Ratio (defined as the ratio of consolidated indebtedness to Consolidated Tangible Net Worth) to exceed 1 to 1.

3.- Banco de Chile

The loan entered by the Company with The Banco de Chile for MMUS$15, establishes for the parent and /or their branch subsidiaries some obligations that are normal in this kind of agreement, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreement:

•	The Company will not at any time permit the Leverage Ratio (defined as the ratio of consolidated indebtedness to Consolidated Tangible Net Worth) to exceed 1 to 1.

•	The Company must maintain a hedge over financial expenses not lower than 3.

•	The Company must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders’ equity less intangible assets) of not less than an amount equal to MMUS$345.

•	The forbiddance to sell, rent, transfer or other kind of alienation of the company’s participation in the property of its subsidiaries, except in the conditions settled in the agreement.

•	The forbiddance to giving some guarantees over indispensable assets for the normal course of business, except in the conditions settled in the agreement.

4.- The Bank of Nova Scotia

The loan entered by the Company with The Bank of Nova Scotia for MMUS$25, in which Scotiabank Sud Americano acted as agent, establishes for the parent and /or their branch subsidiaries some obligations that are normal in this kind of agreement, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreement:

•	The Company will not at any time permit the Leverage Ratio (defined as the ratio of consolidated indebtedness to Consolidated Tangible Net Worth) to exceed 1 to 1.

•	The Company must maintain a hedge over financial expenses not lower than 3.

•	The Company must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders’ equity less intangible assets) of not less than an amount equal to UF 14,800,000.

•	The forbiddance to sell, rent, transfer or other kind of alienation of the company’s participation in the property of its subsidiaries, except in the conditions settled in the agreement.

•	The forbiddance to giving some guarantees over indispensable assets for the normal course of business, except in the conditions settled in the agreement.

•	The forbiddance to grant loans to its shareholders for operations out of the normal course of the business.

5.- Citibank N.A.

In December 2003, the Company prepaid the totality of interests and unamortized capital due for an amount US$58 million with Citibank N.A. and was consequently free of all obligations with the respective contract.

The credit contracts of Masisa Overseas Ltd. Before individualized, establish acceleration clauses en case of noncompliance with any of its obligations.

•	Masisa Argentina S.A.

The parent society has granted loans obtained by its subsidiary Masisa Argentina S.A.. This loans establishes some obligations that are normal in this kind of agreements, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreements. The obligations related to financial indexes must be calculated over a consolidated basis.

1.- Rabobank Nederland

The loan entered by Masisa Argentina S.A. with Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. (Rabobank Nederland) for MMUS$12.5, establishes for the parent Masisa S.A. and /or their branch subsidiaries some obligations that are normal in this kind of agreement, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreement: Maintenance of the normal continuousness of the Company, maintenance of Properties needed for the normal course of business, the Company must follows the current laws and regulations, send opportunely the financial information of the Company, the Company must maintain e insurance over their principal assets following the industry standards, the Company must maintain a Leverage Ratio not higher than 0,9 times, the Company must maintain a hedge over financial expenses not lower than 3; The Company must maintain Consolidated Tangible Net Worth of not less than an amount equal to MMUS$345, the forbiddance to some guarantees over their assets except in the conditions settled in the agreement, to do transactions with related parties at market conditions, forbiddance to make loans to any entity of the entrepreneurial group which is not the issuing company or any of its subsidiaries or allied.

2.- Banco de Credito e Inversiones

The loan entered by Masisa Argentina S.A. with Banco de Credito e Inversiones for MMUS$12.5, establishes for the parent and /or their branch subsidiaries some obligations that are normal in this kind of agreement, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreement:

Maintenance of the normal continuousness of the Company, send opportunely the financial information of the Company, the Company must maintain e insurance over their principal assets following the industry standards, the Company must maintain a Leverage Ratio not higher than 0,9 times, the Company must maintain a hedge over financial expenses not lower than 3, the Company must maintain Consolidated Tangible Net Worth of not less than an amount equal to MMUS$345, the forbiddance to some guarantees over their assets except in the conditions settled in the agreement.

•	Inversiones Coronel Limitada

Dated may 30th 2002, was received from the Servicio de Impuestos Internos (Taxes Government Office) a liquidation of THCH$406,545 due to supposed differences in the determination of the income taxes. The Company have not made provisions accounts for this concept due to that, in aggregate the advisers considers that the claim presented by the company contains the necessary elements to leave without effect that liquidation.

•	Forestal Argentina S.A.

The loans entered by the Company with Banco Dredner A.G. and Banco Security and received during 2001 include some obligations that are normal in this kind of agreement. With respect to the Banco Security credit, the same terms and obligations apply as the terms and obligations indicated in the contract with Banco Dresdner.

As of the date above, the covenants affecting the Company were as follows:

•	The ratio between EBITDA and financial expenses must be higher or equal to 1.2 times.

•	Maintenance of a shareholder’s equity not lower than US$ 37 million.

The following table resumes the contingencies and covenants and guarantees assumed by the company

	Debtor		Guaranty Type	Compromised Assets		Outstanding amount as of the end of the period		Liberation of guarantees
Institution	Name	Relation		Type	Account value	09/30/2004	09/30/2003	09/30/2005	Assets	09/30/2006	Assets	09/30/2007	Assets
Security Bank	Forestal Argentina S.A.	Subsidiary of Subsidiary	Suretyship	Net Worth	1,873	1,873	2,808	940	0	933	0	0	0
Dresdner Bank Lanteiamerica	Forestal Argentina S.A.	Subsidiary of Subsidiary	Suretyship	Net Worth	5,053	5,053	6,050	2,053	0	2,000	0	1,000	0
Comerica Bank	Masisa Overseas Ltd.	Subsidiary of Subsidiary	Suretyship	Net Worth	13,010	13,010	15,181	4,439	0	4,286	0	4,285	0
Citibank N.A.	Masisa Overseas Ltd.	Subsidiary of Subsidiary	Suretyship	Net Worth	658	658	58,916	658	0	0	0	0	0
The Bank of Nova Scotia	Masisa Overseas Ltd.	Subsidiary of Subsidiary	Suretyship	Net Worth	25,134	25,134	25,122	3,884	0	7,500	0	7,500	0
Private Placement	Masisa Overseas Ltd.	Subsidiary of Subsidiary	Suretyship	Net Worth	37,120	37,120	46,400	10,120	0	9,000	0	9,000	0
Banco de Chile New York Branch	Masisa Overseas Ltd.	Subsidiary of Subsidiary	Suretyship	Net Worth	12,875	12,875	15,181	2,175	0	4,300	0	4,300	0
Rabobank Nederland	Masisa Argentina S.A.	Subsidiary of Subsidiary	Suretyship	Net Worth	12,640	12,640	0	140	0	2,500	0	2,500	0
Banco de Credito e Inversiones	Masisa Argentina S.A.	Subsidiary of Subsidiary	Suretyship	Net Worth	12,634	12,634	0	134	0	2,500	0	2,500	0
BankBoston	Masisa Argentina S.A.	Subsidiary of Subsidiary	Suretyship	Net Worth	41	41	126	41	0	0	0	0	0
Banco del Desarrollo	Masisa Argentina S.A.	Subsidiary of Subsidiary	Suretyship	Net Worth	1,515	1,515	0	1,515	0	0	0	0	0
BankBoston N.A.	Masisa Argentina S.A.	Subsidiary of Subsidiary	Suretyship	Net Worth	0	0	7,521	0	0	0	0	0	0
ABN Amro Bank	Masisa do Brasil Ltda.	Subsidiary of Subsidiary	Suretyship	Net Worth	0	0	118	0	0	0	0	0	0
Banco Bradesco – Acc	Masisa do Brasil Ltda.	Subsidiary of Subsidiary	Suretyship	Net Worth	34	34	0	34	0	0	0	0	0
Banco Alfa – Acc.	Masisa do Brasil Ltda.	Subsidiary of Subsidiary	Suretyship	Net Worth	14	14	0	14	0	0	0	0	0

NOTE 25 -LIENS OBTAINED FROM THIRD PARTIES

Masisa S.A.

The Company has received guarantees, such as pledges, mortgages, endorsements of loan insurance policies, special mandates, surety bonds to guarantee repayment to clients and fulfillment of obligations related to the Company’s business activities amounting to THUS$3,241 (THUS$5,897 in 2003).

Forestal Tornagaleones S.A.

Tornagaleones has received guarantees to secure repayment to clients and fulfillment of obligations related to the Company’s business activities amounting to THUS$155 at September 30, 2004. (THUS$303 in 2003).

NOTE 26 - NATIONAL AND FOREIGN CURRENCY

a)	Assets

The breakdown of all foreign currency accounts is as follows:

		Amount
Account	Currency	09/30/2004	09/30/2003
Cash	ThCh$ not adjustable	255	11,547
Cash	US$	4,355	4,829
Cash	ThAr$	442	2,386
Cash	Re	3,701	0
Cash	Mexican pesos	1,600	577
Cash	Sol	0	3
Time deposit	US$	8,484	0
Marketable securities (net)	U.F.	821	0
Account receivable	ThCh$ not adjustable	15,316	20,283
Account receivable	US$	27,973	8,131
Account receivable	ThAr$	1,794	2,490
Account receivable	Re	16,510	12,948
Account receivable	Mexican pesos	16,033	9,354
Notes receivable	ThCh$ not adjustable	2,708	2,243
Notes receivable	US$	2,608	3,920
Notes receivable	ThAr$	2,134	1,065
Notes receivable	Re	684	0
Sundry debtors	ThCh$ not adjustable	2,297	2,289
Sundry debtors	US$	2,574	868
Sundry debtors	ThAr$	781	2,300
Sundry debtors	Re	2,823	834
Sundry debtors	Mexican pesos	104	113
Notes and accounts receivable from related companies	ThCh$ not adjustable	126	0
Notes and accounts receivable from related companies	US$	5,255	2,502
Inventories	Adjustable ThCh$	4,881	4,192
Inventories	US$	78,018	73,870
Recoverable taxes	Adjustable ThCh$	216	243
Recoverable taxes	US$	5,037	2,470
Recoverable taxes	ThAr$	4,791	4,349
Recoverable taxes	Sol	54	229
Recoverable taxes	Re	500	490
Recoverable taxes	Mexican pesos	573	865
Prepaid expenses	ThCh$ not adjustable	2,594	877
Prepaid expenses	US$	124	157
Prepaid expenses	ThAr$	327	81
Prepaid expenses	Sol	61	0
Prepaid expenses	Re	474	325
Prepaid expenses	Mexican pesos	79	52
Deferred taxes	US$	0	837
Others currents assets	U.F.	1,031	0
Others currents assets	US$	393	31,987
Fixed assets	Adjustable ThCh$	88,268	77,700
Fixed assets	US$	535,224	549,609
Investments in other companies	Adjustable ThCh$	6	5
Investments in other companies	US$	48	4
Goodwill	US$	1,356	1,296
Negative goodwill	US$	(1,779)	(2,066)
Long term receivables	US$	2,607	452
Long term receivables	U.F.	0	82
Long term receivables	ThAr$	181	288
Long term receivables	Re	520	509
Notes and accounts receivables from related companies	US$	597	3,297
Others	ThCh$ not adjustable	228	0
Others	U.F.	5,151	505
Others	ThAr$	522	3,013
Others	Mexican pesos	670	680
Total Assets
	ThCh$ not adjustable	23,524	37,239
	US$	672,874	682,163
	ThAr$	10,972	15,972
	Re	25,212	15,106
	Mexican pesos	19,059	11,641
	Sol	115	232
	U.F.	7,003	587
	Adjustable ThCh$	93,371	82,140

b)	Currents Liabilities

The breakdown of all foreign currency accounts is as follows:

Account	Currency	Until 90 days				90 days to 1 year
		09/30/2004		09/30/2003		09/30/2004		09/30/2003
		Amount	Annual Rate	Amount	Annual Rate	Amount	Annual Rate	Amount	Annual Rate
Due to banks and financial institutions short/term	U.F.	0	0	7,116	4.59%	0	0	0	0
Due to banks and financial institutions short/term	US$	1,563	2.77%	11,182	2.29%	4	0	41,451	2.31%
Due to banks and financial institutions short/term	Re	0	0	118	0	0	0	0	0
Short/term portion of long/term liabilities to banks and financial institutions	U.F.	0	0	0	0	1,223	6.70%	2,227	6.70%
Short/term portion of long/term liabilities to banks and financial institutions	US$	3,647	2.73%	10,615	2.84%	12,970	2.79%	45,037	6.40%
Short/term portion of long/term liabilities to banks and financial institutions	ThAr$	24	0	24	0	16	0	62	0
Short term portion of long term Bond	U.F.	1,372	0	0	0	0	0	0	0
Short term portion of long term Bond	US$	10,120	8.06%	1,400	0	0	0	9,000	8.06%
Long/term liabilities due within one year	US$	81	10.50%	73	10.5%	111	10.50%	232	10.5%
Dividends payable	ThCh$ not adjustable	170	0	160	0	0	0	0	0
Accounts payable	ThCh$ not adjustable	8,159	0	4,607	0	0	0	0	0
Accounts payable	US$	11,088	0	9,320	0	0	0	0	0
Accounts payable	ThAr$	2,445	0	2,642	0	0	0	0	0
Accounts payable	Re	6,584	0	3,263	0	0	0	0	0
Accounts payable	Euro	140	0	2,982	0	0	0	0	0
Accounts payable	Swedish crown	0	0	156	0	0	0	0	0
Accounts payable	US$	0	0	68	0	0	0	0	0
Accounts payable	Mexican pesos	1,205	0	674	0	0	0	0	0
Notes payable	ThAr$	785	0	0	0	0	0	0	0
Sundry creditors	ThCh$ not adjustable	67	0	9	0	0	0	0	0
Sundry creditors	US$	1,410	0	1,322	0	0	0	0	0
Sundry creditors	Re	0	0	151	0	0	0	0	0
Notes and accounts payable to related companies	ThCh$ not adjustable	0	0	29	0	0	0	0	0
Notes and accounts payable to related companies	US$	4,100	0	2,051	0	0	0	0	0
Provisions	ThCh$ not adjustable	3,124	0	1,060	0	0	0	487	0
Provisions	US$	163	0	146	0	1,068	0	1,195	0
Provisions	ThAr$	678	0	21	0	0	0	311	0
Provisions	Re	1,480	0	923	0	0	0	0	0
Provisions	Sol	49	0	27	0	0	0	0	0
Provisions	Mexican pesos	168	0	309	0	0	0	0	0
Withholdings	ThCh$ not adjustable	660	0	587	0	0	0	0	0
Withholdings	US$	271	0	10	0	0	0	0	0
Withholdings	ThAr$	580	0	1,072	0	0	0	0	0
Withholdings	Re	1,216	0	521	0	0	0	0	0
Withholdings	Sol	0	0	3	0	0	0	0	0
Withholdings	Mexican pesos	1,136	0	55	0	0	0	0	0
Income tax	ThCh$ not adjustable	0	0	0	0	1,112	0	0	0
Income tax	US$	0	0	0	0	246	0	0	0
Income tax	SOL	0	0	0	0	185	0	0	0
Deferred taxes	US$	0	0	0	0	278	0	0	0
Unearned income	ThCh$ not adjustable	1	0	2	0	0	0	50	0
OTROS PASIVOS CIRCULANTES	US$	10	0	0	0	0	0	5	0
Total current liabilities
	U.F.	1,372	0	7,116	0	1,223	0	2,227	0
	US$	32,453	0	36,187	0	14,673	0	96,920	0
	Re	9,280	0	4,976	0	0	0	0	0
	ThAr$	4,512	0	3,759	0	16	0	373	0
	ThCh$ not adjustable	12,181	0	6,454	0	1,112	0	537	0
	Euro	140	0	2,982	0	0	0	0	0
	Swedish Crown	0	0	156	0	0	0	0	0
	Mexican pesos	2,509	0	1,038	0	0	0	0	0
	Sol	49	0	30	0	185	0	0	0

c)	Long-Term Liabilities

Present period

The breakdown of all foreign currency accounts is as follows:

Account	Currency	1 to 3 year		3 to 5 year		5 to 10 year		More of 10 year
		Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
Due to banks and financial institutions	U.F.	2,406	6.70%	0	0	0	0	0	0
Due to banks and financial institutions	US$	54,854	Libor+1.5%	21,100	Libor+1.5%	5,000	Libor+1.5%	0	0
Bonds	U.F.	21,174	5.30%	28,233	5.30%	26,129	5.30%	14,865	6.25%
Bonds	US$	18,000	8.06%	9,000	8.06%	0	0	0	0
Sundry creditors	ThCh$ not adjustable	38	0	0	0	0	0	0	0
Provisions	US$	0	0	0	0	0	0	671	0
Deferred taxes	US$	0	0	0	0	0	0	4,682	0
Other liabilities	ThCh$ not adjustable	0	0	0	0	0	0	1,385	0
Other liabilities	Re	7,464	0	4,496	0	0	0	0	0
Other liabilities	ThAr$	0	0	0	0	0	0	1,679	0
Total long-term liabilities
	U.F.	23,580	0	28,233	0	26,129	0	14,865	0
	US$	72,854	0	30,100	0	5,000	0	5,353	0
	ThCh$ not adjustable	38	0	0	0	0	0	1,385	0
	Re	7,464	0	4,496	0	0	0	0	0
	ThAr$	0	0	0	0	0	0	1,679	0

Past period

The breakdown of all foreign currency accounts is as follows:

		1 to 3 year		3 to 5 year		5 to 10 year		More of 10 year
Account	Currency	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
Due to banks and financial institutions	U.F.	4,371	6.70%	0	6.70%	0	0	0	0
Due to banks and financial institutions	US$	73,181	2.60%	41,471	2.70%	0	0	0	0
Due to banks and financial institutions	ThAr$	40	0	0	0	0	0	0	0
Bonds	US$	18,000	8.06%	18,000	8.06%	0	0	0	0
Sundry creditors	U.F.	18	1,19%	0	0	0	0	0	0
Sundry creditors	US$	192	10.50%	0	0	0	0	0	0
Provisions	US$	0	0	0	0	0	0	71	0
Deferred taxes	US$	0	0	0	0	0	0	5,685	0
Other liabilities	ThCh$ not adjustable	0	0	0	0	0	0	1,362	0
Other liabilities	ThAr$	0	0	0	0	0	0	1,679	0
Other liabilities	Re	3,592	0	3,089	0	0	0	0	0
Total long-term liabilities
	U.F.	4,389	0	0	0	0	0	0	0
	US$	91,373	0	59,471	0	0	0	5,756	0
	ThAr$	40	0	0	0	0	0	1,679	0
	ThCh$ not adjustable	0	0	0	0	0	0	1,362	0
	Re	3,592	0	3,089	0	0	0	0	0

NOTE 27 - SANCTIONS

During the period covered by these financial statements, the Superintendencia de Valores y Seguros no has not applied any type of sanction to the Company, nor to its Directors or the Chief Executive Officer of the Company.

NOTE 28 - SUBSEQUENT EVENTS

On October 5, 2004, the Company subscribed two derivatives contracts that imply the conversion to dollars of an amount of US$ 60 million of part of the debt corrsponding to the issuance of Bonds in Unidades de Fomento (UF) at the end of 2003. Additionally, on October 19, 2004, the company suscribed a derivatives contract that implies the conversion to mexican pesos of part of the debt denominated in dollars for an amount of US$ 20 million, with the purpose of reducing the exposure to the mexican peso generated by the operations of the Company’s Mexican subsidiary.

Other than the above mentioned, between September 30, 2004 and the emission date of this financial statements (October 25, 2004), no significant event that affects the financial situation of the company have taken place.

NOTE 29 - ENVIRONMENTAL

ENVIRONMENTAL CONSOLIDATED NOTE AS OF SEPTEMBER 30, 2004

The company focuses its environmental policies through 2 perspectives,

1) Legal Aspects Concentrate all subjects related to authorization requests and certifications related to environmental matters.

2) Environmental management and Eco-Efficiency Under the concept that each process may be improved through an responsible y adequate environmental management, the company is constantly evaluating and developing projects to reduce cost and wastes in its production processes to accomplish the efficient manage of the resources, and finally, the implementation of the Environmental Management System Certification under international standards. The company has committed the following investments in its operating processes related to the environmental subject, Current Projects as of September,30, 2004

Projects	Budge MUS$	Amount MUS$
Current	1,846	1,626
Completed during 2004	1,079	1,068
Completed during 2003	2,870	2,793

Disbursements by country:

Masisa Chile

Project	Budget MUS$	Amount Invested MUS$	Status 09/30/2004	Objective
SCS Implementation and Certification	40	34	In progress	Pollution reduction
Installation of adocretes in chipping installations	29	30	Completed 2003	Water pollution reduction
Fluid agitator, Cabrero Plant	17	14	Completed 2003	Water pollution reduction
Cleaning of water used in Chip washing process	48	45	Completed 2003	Water pollution reduction
Cleaning of water used in pressing process	26	24	Completed 2003	Water pollution reduction
Rain water evacuation	9	9	Completed 2003	Avoids the overflow of water Reduction of pollution in the working
Betterment of the formaldehyde extraction process	8	6	Completed 2003	environment

	178	163

The implementation and certification of ISO 14.001 of the environmental processes of all the industrial plants. The development and compliance evaluation of SGA with norms ISO 14.001 was done by Det Norske Veritas and accredited by the Dutch organism RVA.

Project	Budget MUS$	Amount Invested MUS$	Status 09/30/2004	Objective
ISO 14001 projects, Chiguayante Plant	52	38	Completed 2003	Company does not pollute the environment
ISO 14001 projects, Mapal Plant	73	71	Completed 2003	Company does not pollute the environment
ISO 14001 projects, Ranco plant	73	73	Completed 2003	Company does not pollute the environment
ISO 14001 projects, Puschmann plant	26	22	Completed 2003	Company does not pollute the environment

	224	204

Masisa Argentina

Project	Budget MUS$	Amount Invested MUS$	Status 09/30/2004	Objective
Eratic boiler convertion to sawdust	70	35	In progress	Eliminates the use of natural gas
Treatment of affluent liquids	18	13	In progress	Reutilization of affluent liquids
Implementation of ISO 14.001 norms at Concordia Plant	92	91	Completed 2004	Company does not pollute the environment
Construction of warehouse in the area of loading of sawdust	24	25	Completed 2003	Avoids the dispersion of sawdust during the loading / unloading of trucks.
Rain water drainage at Rucci street	38	38	Completed 2003	Avoids the overflow of water
Expansion of treatment of affluent liquids	90	93	Completed 2003	Reutilization of affluent liquids Safety of the plant
Change in the energy source receptor plant	8	7	Completed 2003	Avoids the formation of residuals that create dust
Closing of the walls of the drying areas of PB	6	6	Completed 2003	Contain the dispersion of sawdust
Plantation of trees (office whereabouts)	8	5	Completed 2003	Additional protection and noise reduction
Capacity increase of affluent liquids plant of MDF lines	90	93	Completed 2003	Improvement of affluent liquids quality
Capacity increase of affluent liquids plant of MDF lines	97	105		Better drainage at Rucci street

	539	511

Masisa do Brasil

Project	Budget MUS$	Amount Invested MUS$	Status 09/30/2004	Objective
Use of wood residuals in place of natural gas	1.075	1.025	In progress	Use of renewable energy instead of non renewable energy.
SGI - ISO 14001 and OSAS 18001 betterments	235	222	In progress	Company does not pollute the environment
Warehouse betterments	4	3	In progress	Various safety and environmental betterments
Ponta Grossa Plant betterments	135	27	In progress	Various safety and health betterments
SGA ISO 14.001 Implementation and Certification	147	138	Completed 2003	Company does not pollute the environment

	1.596	1.415

Masisa Mexico

Project	Budget MUS$	Amount Invested MUS$	Status 09/30/2004	Objective
Installation of natural light in roof	16	7	In progress	Reduce the consumption of energy
Sawdust burning L-2 control	10	8	In progress	Reduction in environmental pollution due to gas emissions
Implementation and Certification of SGA and OHSAS 18.000 security systems.	75	38	In progress	Company does not pollute the environment
Isolation of thermal oils ducts in preses L-1 and L-2	6	10	Completed 2004	Reduce fire hazard risk
Change of low cyclone chains L-1 and L-2	15	12	Completed 2004	Pollution reduction
Change of sifted feeder L-1	10	9	Completed 2004	Pollution reduction
Change in ducts and tops with leaks of L-1 and L-2 shavings	12	11	Completed 2004	Pollution reduction
Shavings transportation to L-1 dryer	15	12	Completed 2004	Pollution reduction
Reduction of formaldehyde emissions of presses L-1 and L-2	70	71	Completed 2004	Reduction of emissions in working area Reduction of diesel consumption and pollution
L-2 dryer - L-1 dry silo connection	713	714	Completed 2004	reduction
L-1 polish capabilities	489	461	Completed 2004	Pollution reduction
Optimum classification of raw material and transportation modification.	916	737	Completed 2004	Pollution reduction
Change of sifts	738	729	Completed 2004	Pollution reduction
Isolation of thermal oils ducts in preses L-1 and L-2	6	10	Completed 2004	Reduce fire hazard risk

	3.090	2.830

Forestal Argentina

Project	Budget MUS$	Amount Invested MUS$	Status 09/30/2004	Objective
SGA implementation	0	63	In progress	14.001 certification

	0	63

Forestal Tornagaleones

Project	Budget MUS$	Amount Invested MUS$	Status 09/30/2004	Objective
SGA ISO 14.001Implementation and Certification	0	151	Completed 2003	Company does not pollute the environment
OHSAS 18.000 Security Implementation and Certification	167	151	In progress	Safety

	167	302

NEWS RELEASE

MASISA S.A. REPORTS SOLID OPERATIONAL AND NET INCOME INCREASES FOR SIXTH CONSECUTIVE QUARTER IN ITS THIRD QUARTER 2004 FINANCIAL RESULTS

Santiago, Chile, November 5, 2004 —.MASISA S.A. (NYSE: MYS), Latin America’s leading particleboard, MDF and OSB manufacturer, announced today its consolidated financial results, stated in Chilean GAAP, for the third quarter and nine months ended September 30, 2004, reporting, for the sixth consecutive quarter, an improvement on its operational results and net income.

HIGHLIGHTS

•	Operating income for the quarter reached US$22.0 million, 170.4% increase in comparison to the third quarter of 2003 and 15.6% higher than the operational result of 2004’s second quarter. Accumulated operating income for the first nine months of the year was US$52.6 million, 207.0% higher than the same year ago period.

•	Revenue for the quarter reached US$106.5 million, a 7.8% increase over the second quarter, and a 44.0% increase year-over-year.

•	Gross margin for the quarter was 31.4%, driven by improved product pricing and the greater share of higher value added products in the sales mix.

•	Net income for the quarter totaled US$13.5 million, a 17.4% increase over the previous quarter and 251.8% higher than 2003’s third quarter. Accumulated net income for the first nine months of the year was US$33.3 million, an increase of 504.0% over the same period of 2003.

•	Masisa benefited from consistent year-over-year improvement in its Latin American markets of Chile, Argentina, Brazil and Mexico.

•	Masisa continued to suffer from export difficulties due to limited availability of cargo shipping, especially to Asia and the United States.

•	Earnings per ADS for the third quarter reached US$0.44, a 252% increase in comparison to the third quarter of 2003. Earnings per ADS for the first nine months of the year reached US$1.08, a 504.0% increase in relation to the first nine months of 2003.

	Quarter ended on
	Sep 30, 2003	Dec 31, 2003	Mar 31, 2004	Jun 30, 2004	Sep 30, 2004
	US$ millon
Revenue	73.9	80.4	87.9	98.8	106.5
Gross Margin	17.9	19.6	22.4	30.4	33.5
Operating Income	8.1	8.2	11.6	19.0	22.0
Net Income	3.8	4.1	8.3	11.5	13.5
Margins (*)
Gross Margin	24.1%	24.4%	25.5%	30.8%	31.4%
Operating Margin	11.0%	10.2%	13.2%	19.2%	20.6%
Net Income Margin	5.2%	5.1%	9.4%	11.6%	12.7%
Change (**)
Revenue	13.5%	8.7%	9.3%	12.4%	7.8%
Gross Margin	16.4%	9.7%	14.3%	35.9%	10.0%
Operating Income	56.4%	0.7%	42.1%	63.3%	15.6%
Net Income	130.4%	6.8%	101.9%	38.9%	17.4%

*:	As a percentage of Revenue

**:	Compared to the previous quarter

MASISA reported third quarter net income of US$13.5 million, or US$0.44 per ADS, on net revenue of US$106.5 million. For the first nine months of 2004, net income was US$33.3, or US$1.08 per ADS, on revenue of US$293.1, which compares to a net income US$5.5 million, or US$0.18 per ADS, on revenue of US$201.5 million during the first nine months of 2003.

Operating income for the third quarter of 2004 reached US$22.0 million, 171.6% higher compared to the US$8.1 million in the third quarter of 2003. Operating income for the first nine months of 2004 was US$52.6, a 207.0% increase compared to the US$17.1 million obtained during the same period in 2003.

The primary factors that triggered quarter-over-quarter improvement in performance were:

•	Steady recovery of volumes to pre-devaluation levels, as well as price increases in the Argentinean market

•	Higher prices of MDF in Chile

•	Improvements in MDF and OSB prices in Brazil

•	Growing share of MDF moldings in the sales mix, a higher value added product

Although OSB prices peaked in April of 2004, demand for OSB is still strong in the United States and prices remain relatively high. This situation has permitted MASISA to substantially improve the performance of its OSB business, which is based in Brazil. However, limited availability of cargo shipping continues restricting the company’s exports, especially to Asia and the United States.

Consolidated quarter volume sales of particleboard, MDF and OSB increased by 10.7%, 15.6% and 14.4%, respectively, when compared to the same period in 2003. In relation to the second quarter of 2004, volumes changed by -2.0%, 2.4% and 238.4%, respectively.

Sales of MDF Moldings, a product that MASISA manufactures only since the third trimester of 2003, reached US$7.2 during the third quarter of the year, representing 8.2% of the consolidated revenue of the quarter.

The main factors that affected non-operating income during the third quarter were:

•	An accounting loss primarily due to the appreciation effect of the Chilean peso against the US dollar given the company’s Chilean pesos denominated debt.

•	As a consequence of the good results obtained during the current year, Masisa do Brasil changed its deferred taxes provision, reducing it by US$1.6 million.

MASISA has defined the US Dollar as its functional currency and reports its accounting results according to Chilean GAAP. The change in functional currency used in its accounting and financial reports was agreed during the Shareholder’s Meeting held on October 17th, 2003 and was authorized by the Servicio de Impuestos Internos (Chilean Tax Authority) and the Superintendencia de Valores y Seguros (Chilean Securities and Insurance Authority). All references to previous quarters of 2003 are restated to reflect this change.

MASISA, which listed its American Depositary Receipts on the NYSE in June 1993, is the leading Latin American manufacturer of MDF and particleboard, in its raw, melamine laminated and wood veneered versions. Through its subsidiary Forestal Tornagaleones S.A., MASISA participates in the forestry business in Chile and Argentina.

FINANCIAL SUMMARY

For the third quarter ended September 30, 2004:

The table below depicts MASISA’s consolidated financial highlights for the third quarter of 2004 and the percentage change when compared to the same period of 2003.

	Quarter ended on
	Sep 30, 2003	Sep 30, 2004	Change %
	US$ million
Revenue	73.9	106.5	44.0%
Gross margin	17.9	33.5	87.5%
SG&A	(9.7)	(11.5	18.3%
Operating income	8.1	22.01	70.4%
Net income	3.8	13.52	51.8%
Depreciation	7.3	7.4	0.6%
Earnings per share (US$)	0.0041	0.01452	51.8%
Earnings per ADS (US$)	0.12	0.442	51.8%

*:	One ADS is equal to 30 shares of common stock

For the nine months ended September 30, 2004:

The table below depicts MASISA’s consolidated financial highlights for the nine months ended September 30, 2004 and the percentage change when compared to the same period of 2003.

	Nine months ended on
	Sep 30, 2003	Sep 30, 2004	Change %
	US$ million
Revenue	201.5	293.1	45.5%
Gross margin	46.7	86.3	84.9%
SG&A	(29.6)	(33.7)	14.1%
Operating income	17.1	52.6	207.0%
Net income	5.5	33.3	504.0%
Depreciation	19.8	20.4	3.0%
Earnings per share (US$)	0.0059	0.0359	504.0%
Earnings per ADS (US$)	0.18	1.08	504.0%

*:	One ADS is equal to 30 shares of common stock

Segments Information:

The following table presents results based on the source that originated the sale:

	Quarter ended on		Nine months ended on
	Sep 30, 2003	Sep 30, 2004	Sep 30, 2003	Sep 30, 2004
	US$ million		US$ million
Revenue
Chile	25.9	33.3	77.3	93.6
Argentina	18.5	23.5	47.5	62.2
Brazil	20.4	33.8	51.2	91.8
Mexico	9.5	14.7	24.8	41.2
FTG	3.7	4.6	11.3	12.6
Other (1)	(4.0)	(3.4)	(10.6)	(8.3)

Total	73.9	106.5	201.5	293.1

Gross Margin
Chile	7.1	8.7	19.4	22.6
Argentina	2.9	6.5	7.4	15.0
Brazil	4.7	13.3	12.6	35.0
Mexico	1.6	3.3	3.8	9.1
FTG	0.8	0.7	2.0	1.9
Other (1)	0.6	0.9	1.5	2.8

Total	17.9	33.5	46.7	86.3

Operating Income
Chile	3.3	3.7	6.9	8.5
Argentina	1.1	4.5	1.9	9.1
Brazil	2.9	11.1	8.0	28.5
Mexico	(0.1)	1.7	(1.1)	4.1
FTG	0.6	0.6	1.6	1.5
Other (1)	0.2	0.4	(0.2)	1.0

Total	8.1	22.0	17.1	52.6

Depreciation
Chile	2.7	2.8	8.5	8.3
Argentina	2.1	2.6	6.2	6.0
Brazil	2.1	1.7	4.2	5.2
Mexico	0.4	0.2	0.8	0.7
FTG	0.0	0.0	0.0	0.1

Total	7.3	7.4	19.8	20.4

(1):	Other includes the elimination of inter-company sales.

Product Segments Information:

The following table shows MASISA’s net sales of boards and moldings. For each period, net sales of particleboard and MDF are broken down between raw board sales and coated (including both melamine-laminated and wood-veneered) board sales.

	Quarter ended on		Nine months ended on
	Sep 30, 2003	Sep 30, 2004	Sep 30, 2003	Sep 30, 2004
	US$ million		US$ million
PB - raw	6.5	8.8	22.1	27.7
PB - coated	15.2	19.9	45.5	55.6
Total PB	21.7	28.6	67.5	83.4
MDF - raw	26.0	35.5	77.8	97.2
MDF - coated	9.0	15.4	22.0	38.3
Total MDF	35.1	50.8	99.8	135.5
OSB	9.4	14.2	16.5	43.6

MDF Moldings	2.9	7.2	2.9	12.3

Total (Boards and Moldings)	68.9	100.8	186.7	274.8

The following table shows MASISA’s physical volume sales in cubic meters of boards and moldings. For each period, physical volume sales in cubic meters of particleboard and MDF are broken down between raw board sales and coated (including both melamine-laminated and wood-veneered) board sales.

	Quarter ended on		Nine months ended on
	Sep 30, 2003	Sep 30, 2004	Sep 30, 2003	Sep 30, 2004
	thousand m3		thousand m3
PB - raw	62.8	67.0	206.0	218.1
PB - coated	68.6	78.4	208.8	224.5
Total PB	131.4	145.4	414.9	442.5
MDF - raw	150.5	164.3	435.3	499.1
MDF - coated	35.6	50.6	85.6	134.7
Total MDF	186.0	215.0	520.8	633.7
OSB	60.8	69.6	118.0	195.2

MDF Moldings	9.4	35.1	9.4	53.3

Total (Boards and Moldings)	387.7	465.1	1,063.1	1,324.8

Markets Information

The following table presents net sales, by destination, in each of MASISA’s markets as a percentage of total consolidated net sales for each period.

	Quarter ended on		Nine months ended on
	Sep 30, 2003	Sep 30, 2004	Sep 30, 2003	Sep 30, 2004
Chile	22.0%	22.4%	28.0%	23.9%
Argentina	11.5%	11.5%	10.2%	10.5%
Brazil	26.7%	24.7%	26.1%	22.9%
Mexico	14.1%	14.4%	13.3%	14.3%
USA	5.8%	16.4%	3.5%	14.5%
Others	19.9%	10.6%	19.0%	13.9%

Production Costs Information

Average production costs for raw particleboard, MDF and OSB for each period are broken down as follows:

	Quarter ended on		Nine months ended on
	Sep 30, 2003	Sep 30, 2004	Sep 30, 2003	Sep 30, 2004
Wood	20.6%	20.7%	19.8%	20.0%
Chemicals	37.5%	38.6%	37.4%	39.0%
Energy	9.1%	9.3%	9.0%	9.3%
Labor	6.2%	6.2%	6.3%	6.3%
Depreciation	13.9%	11.7%	14.6%	12.4%
Others	12.7%	13.5%	12.8%	13.0%

MASISA S.A AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT

	Quarter ended on,
	Sep 30, 2003	Sep 30, 2004	June 30, 2004
Revenue	73.9	106.5	98.8
Cost of Goods Sold	(56.1)	(73.0)	(68.3)
Gross Margin	17.9	33.5	30.4
SG&A	(9.7)	(11.5)	(11.4)
Operating Income	8.1	22.0	19.0

Interest expense, net	(2.7)	(3.2)	(3.8)
Other income (expense)	(0.1)	(3.2)	(0.7)
Foreign exchange gain (losses)	0.0	(3.4)	1.0
Non-Operating Result	(2.8)	(9.8)	(3.4)

Income before income taxes and minority interest	5.3	12.2	15.6

Minority interest	(0.4)	(0.3)	(0.2)
Income taxes	(1.1)	1.6	(3.9)

Net Income	3.8	13.5	11.5

EPS (US$)	0.0041	0.0145	0.0124
Earnings per ADR (US$)	0.12	0.44	0.37

Due to rounding, numbers may not add up.

MASISA S.A AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT

	Period ended on,
	Sep 30, 2003	Sep 30, 2004
	US$ million
Revenue	201.5	293.1
Cost of Goods Sold	(154.8)	(206.8)
Gross Margin	46.7	86.3
SG&A	(29.6)	(33.7)
Operating Income	17.1	52.6

Interest expense, net	(8.7)	(10.5)
Other income (expense)	(0.3)	(4.5)
Foreign exchange gain (losses)	(0.2)	0.0
Non-Operating Result	(9.2)	(15.0)

Income before income taxes and minority interest	8.0	37.7

Minority interest	(1.1)	(0.4)
Income taxes	(1.3)	(4.0)
Net Income	5.5	33.3

EPS (US$)	0.0059	0.0359
Earnings per ADR (US$)	0.18	1.08

Due to rounding, numbers may not add up.

MASISA S.A AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

ASSETS

	Sep 30, 2003	Sep 30, 2004
	US$million
Cash	19.3	10.4
Time deposits	0.0	9.3
Accounts receivables	66.8	94.3
Notes and accounts receivable from related companies	2.5	5.4
Inventories	78.1	82.9
Recoverable taxes	9.5	11.2
Other current assets	33.5	5.1
Total Current Assets	209.7	218.5

Property, Plant & Equipment	627.3	623.5

Investments in unconsolidated affiliates	0.0	0.0
Goodwill and negative goodwill, net	-0.8	-0.4
Long-term receivables	1.3	3.3
Notes and accounts receivables from related companies	3.3	0.6
Other assets	4.2	6.6
Total Other Assets	8.1	10.1

TOTAL ASSETS	845.1	852.1

Due to rounding, numbers may not add up.

MASISA S.A AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

LIABILITIES & SHAREHOLDERS’ EQUITY

	Sep 30, 2003	,Sep 30, 2004
	US$million
Short-term bank borrowings	59.9	1.6
Current potion of long-term bank borrowings	58.0	17.9
Other long-term borrowings due within one year	10.7	11.7
Dividends payable	0.2	0.2
Accounts payable	25.2	31.9
Notes and accounts payable to related companies	2.1	4.1
Accrued liabilities	6.7	10.5
Other current liabilities	0.1	1.8
Total Current Liabilities	162.8	79.6

Long-term bank borrowings	119.1	83.4
Other long-term borrowings	36.0	117.4
Deferred income taxes	5.7	4.7
Other long-term liabilities	10.0	15.7
Total Long Term Liabilities	170.8	221.2

Minority Interest	64.4	68.3

Common stock	237.0	237.0
Reserves	58.8	61.1
Retained earnings	151.4	184.9
Total Shareholders’ Equity	447.2	483.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	845.1	852.1

Due to rounding, numbers may not add up.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 26, 2004

Masisa S.A.

By:	/s/ Carlos Marín
Carlos Marín
Chief Financial Officer

Annex J

Masisa S.A. Report on Form 6-K

as submitted on March 21, 2004

Annex J

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16

of the Securities Exchange Act of 1934

For the month of March, 2005

Masisa S.A.

(Exact name of registrant as specified in its charter)

Masisa S.A.

(Translation of Registrant’s name into English)

Av. Apoquindo 3650, Piso 10, Las Condes

Santiago, Chile

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover

Form 20-F or Form 40-F.

Form 20-F ☒    Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form, the registrant is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under Securities Exchange Act of 1934.

Yes ☐     No ☒

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b): 82-__

Section 1 Condensed Consolidated Financial Statements - September 30, 2004

MASISA S.A. AND SUBSIDIARIES

Consolidated Financial Statements

September 30, 2004

Ch$	-	Chilean pesos
ThCh$	-	Thousands of Chilean pesos
US$	-	United States dollars
ThUS$	-	Thousands of United States dollars
Pa$	-	Argentine Pesos
UF	-	A UF (Unidad de Fomento) is an inflation-indexed peso-denominated monetary unit. The UF rate is set daily in advance based on the previous month’s inflation rate.

F - 1

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Shareholders of

MASISA S.A.

1	We have audited the accompanying consolidated balance sheet of MASISA S.A. and its subsidiaries (the “Company”) as of September 30, 2004 and the related consolidated statements of income and of cash flows for the nine-month period ended September 30, 2004, all expressed in thousands of United States dollars. These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company as of September 30, 2003 and for the nine-month period then ended have not been audited.

2	We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

3	In our opinion, based on our audit, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MASISA S.A. and its subsidiaries as of September 30, 2004 and the results of their operations and their cash flows for the nine-month period ended September 30, 2004, in conformity with accounting principles generally accepted in Chile.

4	Accounting principles generally accepted in Chile vary in certain important respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 23 to the consolidated financial statements.

/s/ PricewaterhouseCoopers

Santiago, Chile

March 11, 2005

F - 2

MASISA S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of United States Dollars)

	At September 30,
	2003	2004
	(unaudited)
ASSETS
CURRENT ASSETS
Cash	19,342	10,353
Time deposits and money market funds	—	9,305
Accounts receivable (Note 3)	66,838	94,339
Notes and accounts receivable from related companies (Note 19)	2,502	5,381
Inventories (Note 4)	78,062	82,899
Recoverable taxes (Note 14 b)	8,646	9,628
Other current assets (Note 5)	34,316	5,083

Total current assets	209,706	216,988

PROPERTY, PLANT AND EQUIPMENT (net) (Note 6)	629,692	631,159

OTHER ASSETS
Investments in unconsolidated affiliates (Note 7)	9	54
Goodwill and negative goodwill, net (Note 8)	(770)	(423)
Long-term receivables	1,331	3,308
Notes and accounts receivable from related companies (Note 19)	3,297	597
Other assets (Note 9)	4,198	6,571

Total other assets	8,065	10,107

Total assets	847,463	858,254

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term bank borrowings (Note 10)	59,867	1,563
Current portion of long-term bank borrowings (Note 11)	57,965	17,880
Other long-term borrowings due within one year (Note 12)	10,705	11,684
Dividends payable	160	170
Accounts payable	25,194	31,883
Notes and accounts payable to related companies (Note 19)	2,080	4,100
Accrued liabilities (Note 15)	4,479	6,667
Other current liabilities	2,305	4,153

Total current liabilities	162,755	78,100

LONG-TERM LIABILITIES
Long-term bank borrowings (Note 11)	119,063	83,360
Deferred income taxes (Note 14 c)	8,068	12,349
Other long-term borrowings (Note 12)	36,000	117,401
Other long-term liabilities (Note 16)	10,003	15,733

Total long-term liabilities	173,134	228,843

MINORITY INTEREST	64,363	68,255

COMMITMENTS AND CONTINGENCIES (Note 18)
SHAREHOLDERS’ EQUITY (Note 17)
Common stock (928,514,743 shares in 2004 and 2003, authorized and outstanding with no par value)	237,022	237,022
Reserves	58,794	61,094
Retained earnings	151,395	184,940

Total shareholders’ equity	447,211	483,056

Total liabilities and shareholders’ equity	847,463	858,254

The accompanying Notes 1 to 23 form an integral part of these consolidated financial statements.

F - 3

MASISA S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Expressed in thousands of United States Dollars)

	For the nine months ended September 30,
	2003	2004
	(unaudited)
OPERATING RESULTS
Net sales	201,468	293,133
Cost of sales	(154,773)	(206,796)

Gross margin	46,695	86,337
Selling and administrative expenses	(29,555)	(33,725)

Operating income	17,140	52,612

NON-OPERATING RESULTS
Non-operating income (Note 20)	3,458	4,109
Non-operating expenses (Note 21)	(12,418)	(19,082)
Price-level restatements	(151)	198
Foreign exchange losses	(62)	(181)

Non-operating results	(9,173)	(14,956)

Income before income taxes and minority interest	7,967	37,656
Minority interest	(1,132)	(403)
Income taxes (Note 14 a)	(1,323)	(3,962)

NET INCOME	5,512	33,291

The accompanying Notes 1 to 23 form an integral part of these consolidated financial statements.

F - 4

MASISA S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of United States Dollars)

	For the nine months ended September 30,
	2003	2004
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the period	5,512	33,291

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19,766	20,350
Amortization of goodwill	132	(11)
Write-offs and provisions	(769)	6,112
Equity in losses of unconsolidated affiliates	89	4
Gain on sale of fixed assets	(54)	(1,858)
Price-level restatement	151	(198)
Foreign exchange loss	62	181
Minority interest	1,132	403
Other	971	127

Changes in assets and liabilities:
Increase in trade accounts receivable	(6,936)	(22,399)
Increase in inventories	(9,175)	(4,269)
Increase in other assets	(5,597)	(2,323)

Increase in accounts payable	7,351	11,777
Increase in other liabilities	2,607	6,955
Increase in recoverable and other taxes	1,476	6,370

Net cash provided by operating activities	16,718	54,512

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(18,804)	(17,437)
Proceeds from sale of property, plant and equipment	65	95
Other investing activities	(1,610)	(1,492)
Other loans to related companies	—	(405)

Net cash used in investing activities	(20,349)	(19,239)

F - 5

MASISA S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of United States Dollars)

	For the nine months ended September 30,
	2003	2004
	(unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(4,407)	(3,825)
Borrowings from banks and others	74,708	66,187
Payment of borrowings	(25,511)	(87,727)
Payment of bonds	(25,000)	(9,000)
Other financing activities	949	—

Net cash provided by (used in) financing activities	20,739	(34,365)

NET INCREASE IN CASH AND CASH EQUIVALENTS	17,108	908

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	2,234	19,781

CASH AND CASH EQUIVALENTS AT END OF PERIOD	19,342	20,689

Supplemental disclosure of cash flow information:

	2003	2004
	(unaudited)
Cash paid during the period for:
Interest (net of capitalized amount)	3,989	9,508
Income taxes	6,491	3,868

The accompanying Notes 1 to 23 form an integral part of these consolidated financial statements.

F - 6

MASISA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT SEPTEMBER 30, 2003 (UNAUDITED) AND 2004

NOTE 1 – THE COMPANY

MASISA S.A. (“Masisa” and together with its controlled subsidiaries, the “Company”) is a “sociedad anónima abierta” (a public corporation) whose Common stock is listed on the Santiago Stock Exchange, the Valparaiso Stock Exchange and the Chilean Electronic Stock Exchange and whose American Depository Receipts are traded on the New York Stock Exchange. Accordingly, the Company is subject to the regulations of both the Superintendency of Securities and Insurance in Chile (SVS) and the U.S. Securities and Exchange Commission (SEC) in the United States of America. The Company manufactures raw, melamine-laminated and wood-veneered particle board, medium-density fiberboard (MDF), oriented - strand board (OSB) and wood doors for residential and commercial applications. The Company’s principal markets include Chile, Argentina, Brazil and Mexico.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Chile and the accounting regulations of the SVS.

The Company has issued its unaudited statutory consolidated financial statements in Spanish and in conformity with accounting principles generally accepted in Chile, which include certain notes and additional information required by the SVS for statutory purposes. Management believes that these additional notes and information are not essential for the complete understanding of these consolidated financial statements and accordingly, these notes and additional information have been excluded from the accompanying consolidated financial statements.

b)	Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and disclosures of contingent liabilities. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available to management. Areas where the nature of the estimate makes it reasonably possible that actual results could differ from amounts estimated include: valuation of long-lived assets, valuation of accounts receivable, valuation of inventory, assumptions used in the valuation and accounting for timber resources, accounting for income taxes and accounting for potential litigation claims and contingencies.

F - 7

c)	Currency

Change in Reporting Currency

On April 10, 2003, the Chilean IRS authorized Masisa to maintain its accounting records in US dollars as of January 1, 2003. On October 10, 2003, the SVS authorized the Company to present its annual and quarterly statutory financial statements in US dollars. Given this approval, in November 2003, the Company restated its statutory financial statements for the quarters ended March 31, 2003 and June 30, 2003 to be reported in US dollars. All future filings with the SVS from that point are reported in US dollars. The Company’s functional currency has not changed and remains the US dollar.

Foreign Currency Translation of “Stable” Currencies

Commencing January 1, 2003, for Masisa and those subsidiaries authorized to maintain their accounting records in US dollars as well as those foreign subsidiaries considered as an extension of the parent Company’s operation, assets and liabilities denominated in other currencies are remeasured to US dollars at the exchange rates prevailing at the end of each period except for inventory, property plant and equipment and certain other assets and liabilities. Inventory, property, plant and equipment and certain other assets and liabilities are remeasured at either; (1) the historical exchange rates if the corresponding asset or liability originated subsequent to January 1, 2003; or (2) the January 1, 2003 exchange rate, representing the effective date of the approval to maintain the Company’s accounting records in US dollars. Commencing January 1, 2003, revenues and expenses are generally translated at the exchange rates on the dates of the transactions.

Commencing January 1, 2003, for those subsidiaries that maintain their accounting records in currencies other than the US dollar and are “not extensions” of the parent Company’s operations (Forestal Tornagaleones S.A. and its subsidiary FTG Overseas Ltd.), all assets, liabilities, revenues and expenses are translated into US dollar using the exchange rates prevailing at the end of each period. The translation adjustment derived from the effect of the variation of the exchange rate between the beginning and the closing Shareholders’ equity is reported as a Cumulative translation gain/(loss) as a separate component of Shareholders’ equity.

Foreign Currency Translation of “Not Stable” Currencies

In accordance with Technical Bulletin No. 64 of the Chilean Institute of Accountants for all periods presented, the financial statements of subsidiaries located in countries that are subject to significant risks, restrictions or fluctuations due to inflationary or exchange effects (so called “not stable” countries) must be remeasured in US dollars. Accordingly, the financial statements of Forestal Argentina, Masisa Argentina S.A., Maderas y Sintéticos de Mexico S.A. de C.V., Maderas y Sintéticos Servicios S.A. de C.V. and Masisa do Brasil Ltda. are remeasured in US dollars as follows:

1.	Monetary assets and liabilities were translated at period-end rates of exchange between the US dollar and the local currency.

2.	All non-monetary assets and liabilities and shareholders’ equity were translated at historical rates of exchange between the US dollar and the local currency.

3.	Income and expense accounts were translated at average rates of exchange between the US dollar and the local currency for the period, except for those arising from non-monetary accounts, which are included at historic rates of exchange.

4.	Any exchange differences which arise were included in the results of operations for the period.

F - 8

The difference between the investment’s equity value arising from the financial statements remeasured as explained above and the net equity value at the beginning of the year, plus the proportional share of the investment’s net income for the year, was recorded in the account, Cumulative translation gain/(loss) as a separate component of Shareholders’ equity.

In addition, exchange differences (netted from Chilean inflation) arising from debt obligations that qualify as foreign currency hedges of the foreign investments mentioned above were also recorded in the account “Cumulative Translation Adjustment”.

d)	Consolidation

The consolidated financial statements include the accounts of Masisa and the following subsidiaries which it controls:

		Ownership at September 30,
Company	Business	2003	2004
		%	%
Masisa Argentina S.A.	Production of wood products and forestry by-products	100.0000	100.0000
Masisa Overseas Ltd.	Investments	100.0000	100.0000
Masisa Inversiones Ltda.	Investments	100.0000	100.0000
Inversiones Coronel Ltda.	Investments	100.0000	100.0000
Masisa do Brasil Ltda.	Production of wood products and forestry by-products	100.0000	100.0000
Masisa Cabrero S.A. (1)	Production of wood products and forestry by-products	—	—
Forestal Tornagaleones S.A. and subsidiaries (2)	Forestry	60.4492	60.4538
Maderas y Sintéticos del Perú S.A.C.	Sales of wood products	99.9011	99.9011
Masisa Concepción Ltda. (3)	Investments	100.0000	100.0000
Maderas y Sintéticos Servicios S.A. de C.V.	Services	100.0000	100.0000
Maderas y Sintéticos de México S.A. de C.V.	Production of wood products and forestry by-products	100.0000	100.0000
Masisa Partes y Piezas Ltda.	Production of wood products and forestry by-products	100.0000	100.0000
Masisa Ecuador S.A.	Sales of wood products	100.0000	100.0000

(1)	On January 3, 2003 Masisa Cabrero S.A. merged with Inversiones Coronel Limitada, another consolidated subsidiary.

(2)	On August 12, 2004, Masisa S.A. acquired 1,315 shares in its consolidated subsidiary Forestal Tornagaleones S.A., for a purchase price of $4,210. The acquisition increased Masisa´s ownership to 60.45%.

(3)	On February 5, 2003 the subsidiary CyD Agrofruta Limitada changed its name to Masisa Concepción Ltda.

All significant balances and transactions between the consolidated subsidiaries have been eliminated. The participation of minority shareholders in subsidiaries is reflected in the Consolidated Balance Sheets under Minority interest.

F - 9

e)	Price-level restatements

As discussed in Note 2 c), until January 1, 2003, the Company’s consolidated financial statements, were expressed in Chilean pesos and restated on an annual basis to reflect the effects of variations in the purchasing power of the local currency during each year. As of January 1, 2003, Masisa and certain authorized subsidiaries maintain accounting records in US dollars and therefore price-level restatements commencing on January 1, 2003 are no longer applicable for these subsidiaries. Certain Masisa’s subsidiaries have not received approval to maintain their accounting records in US dollars. Forestal Tornagaleones S.A. and FTG Overseas Ltd. continue to maintain Chilean peso accounting records and apply the principle of price-level restatements in accordance with Chilean GAAP. For this purpose, non-monetary assets, liabilities and equity accounts have been restated by charges or credits to income, unless not required by Technical Bulletin No. 64 (see Note 2 c). Furthermore, the income and expense accounts have been restated in terms of year-end constant pesos.

In accordance with Chilean tax regulations and accounting practices, the restatements are calculated based on the official Consumer Price Index of the National Institute of Statistics, applied one month in arrears, which was 1.2% and 1.9% for the nine-month periods ended September 30, 2003 and 2004, respectively. This index is considered by the business community, the accounting profession and the Chilean government to be the index which most closely complies with the technical requirement to reflect the variation in the general level of prices in the country and, consequently, is widely used for financial reporting purposes in Chile.

The above-mentioned price-level restatements do not purport to present appraised or replacement values and are only intended to restate all non-monetary financial statement components in terms of local currency of a single purchasing power and to include in the net result for each year the gain or loss in purchasing power arising from the holding of monetary assets and liabilities exposed to the effects of inflation.

f)	Time deposits and securities purchased under resale agreements

Time deposits are recorded at cost plus accrued interest at each year-end. Securities purchased under resale agreements are presented at cost plus accrued interest at the year-end. The value of these investments do not exceed their respective market values at September 30, 2003 and 2004.

g)	Allowance for doubtful accounts

The Company has recorded an allowance for doubtful accounts for possible non-collection of accounts receivable, which is shown as a deduction from accounts receivable. The allowance is established as 1% of receivables from local customers plus additional amounts for specific customers, where collection is doubtful based on an analysis of the aging of the outstanding balances as well as other relevant information.

h)	Inventories

Inventories are valued at the lower of production or acquisition cost, including indirect manufacturing costs, or market value. Inventory costs are determined using the average cost method. The valuation of inventories are periodically assessed and, if necessary, a write-down of the value for estimated excess and obsolete inventory is recorded based on estimates about future demand and actual usage.

F - 10

As of September 30th of each year, forests and plantation inventories in the process of exploitation are stated at the commercially appraised value at which these forests were transferred from fixed assets in conjunction with the revaluation of timber resources described in Note 2 i) below.

i)	Property, plant and equipment

Property, plant and equipment, except timber resources, are stated at cost, which includes capitalized interest. Depreciation is calculated using the straight-line method based on the estimated useful life of each asset, which were as follows:

Years
Plants, buildings and other installations	25-40
Machinery and equipment	10-20
Other fixed assets	1-10

Depreciation for the nine-month periods ended September 20, 2003 and 2004 amounted to ThUS$ 19,766 and ThUS$ 20,350, respectively.

Timber and timberlands are stated at cost less cost of timber harvested. The costs incurred in developing and growing timber such as site preparation, property taxes, seedlings, planting, fertilization, insect and wildlife control, herbicide application and thinning, are capitalized. These capitalized costs are accumulated by specifically identifiable farm blocks. Accounting practices for these costs do not change when timber becomes merchantable and harvesting commences. Costs incurred related to logging roads are capitalized and amortized over their expected useful lives or as the related timber is harvested. These capitalized costs are included in the historical cost of the timber. At each period-end, the timber resources are adjusted to reflect values based on technical appraisals performed by specialized forestry engineers.

Depletion, or costs attributed to timber harvested is determined by each identifiable farm block that is in the harvesting stage based on the relationship of unamortized timber costs to the estimated volume of recoverable timber multiplied by the amount of timber cut. The estimated volume of recoverable timber is determined using statistical information and other data related to growth rates and yields gathered from physical observations, models, and other information gathering techniques. Changes in yields are generally due to adjustments in growth rates and similar matters and are accounted for prospectively as changes in estimates. The cost of timber harvested is included in the carrying values of raw material and product inventories and in the cost of products sold as these inventories are sold to third parties. The depletion rate calculations do not include an estimate for future costs associated with existing stands, future reforestation costs associated with a stand’s final harvest, or future volume in connection with the replanting of a stand subsequent to its final harvest.

As a result of the above accounting treatment, the Company records timber resources at appraisal value prior to cutting with the offsetting adjustment recorded as Forestry Reserves in Shareholders’ equity. When the timber is cut and sold, the component of Cost of Sales associated with the appraisal value is offset against Forestry Reserves in Shareholders’ equity.

Financing costs of projects requiring major investments in long-term construction and those costs incurred from financing specific projects are capitalized and amortized over the estimated useful lives of the related assets. Direct and indirect interest costs incurred in connection with the development of forests are also capitalized.

F - 11

Other fixed assets include spare parts inventories with turnover of less than one-year. These are valued similar to inventory as described in Note 2 h). Those items with significant value and with an ongoing benefit are depreciated in the same period of time as the asset with which they are associated, while those items with frequent use are charged to cost of production when used.

Assets purchased under financing leases are recorded at their fair value on the date of the lease agreement, which is determined by discounting the amounts payable in installments and the bargain purchase option, if any, at the interest rate implicit, or explicit, in the contract. These assets are not legally considered property of the Company until the purchase option is exercised.

Disbursements for the development of internal use software are charged to the results of operations as incurred. External direct costs of materials and services rendered in developing an enterprise resource planning system (an SAP R/3 system) and interest costs incurred during development are capitalized. Payroll related costs were not material and have been expensed. Training costs and data conversion costs are expensed as incurred.

Assets to be disposed of at year-end have been recorded under Other assets at fair value based on an independent appraisal.

j)	Investments in unconsolidated affiliates

Investments in unconsolidated affiliates are accounted for using the equity method when they represent between 10% and 50% of the voting stock of the investee. Accordingly, the Company’s proportional share in the net income (or loss) of each investee is recognized on an accrual basis, after eliminating any unrealized profits or losses from transactions with the investees in Non-operating income in the Consolidated Statements of Income.

k)	Goodwill and negative goodwill

Under Chilean GAAP, for acquisitions before January 1, 2004, goodwill arises from the excess of the purchase price of companies acquired over their net book value; negative goodwill arises when net book value of the acquired company exceeds the purchase price of companies acquired. Goodwill and negative goodwill also arise from the purchase of investments accounted for by the equity method. Effective January 1, 2004, Technical Bulletin 72 (TB 72) requires the determination of goodwill and negative goodwill to be determined based on the fair value of the acquired company.

Goodwill and negative goodwill are amortized over ten to twenty years considering the expected period of return of the investment. The Company evaluates the recoverability of goodwill on a periodic basis.

l)	Bonds

Bonds are recorded at face value plus accrued interest. The discount on, and expenses incurred, in the issuance of the bonds are included in Other current assets and Other assets in the Consolidated Balance Sheets and are amortized using the interest method of amortization over the term of the instruments.

F - 12

m)	Income taxes and deferred income taxes

Effective January 1, 2000, the effects of deferred income taxes arising from temporary differences between the basis of assets and liabilities for tax and financial statement purposes are recorded in accordance with Technical Bulletins Nos. 60, 68 and 69 of the Chilean Institute of Accountants and Circular No. 1,466 of the SVS. The effects of deferred income taxes at January 1, 2000 that were not previously recorded, were recognized, in accordance with the transitional period provided by Technical Bulletin No. 60, against a contra asset or liability account (“complementary accounts”) and were recorded to offset the effects of the deferred tax assets and liabilities not recorded prior to January 1, 2000. Complementary accounts are amortized to income over the estimated average reversal periods corresponding to underlying temporary differences to which the deferred tax asset or liability relates. Deferred income taxes at January 1, 2000 are recognized in income beginning in 2001 as the temporary differences are reversed.

Deferred income tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred income tax asset to an amount that is more likely than not to be realized.

n)	Revenue recognition

Revenues are recorded at the time of shipment of products to the customer. The following criteria must be met in order to recognize revenue: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the price to the buyer is fixed or determinable; and (4) collection is reasonably assured. Revenues which the Company has billed and collected in advance are deferred until the related products are shipped and the criteria above have been met.

o)	Employee vacations

The cost of employee vacations is recognized as an expense on an accrual basis as the vacations are earned by employees and are included in Accrued liabilities in the Consolidated Balance Sheets.

p)	Cash and cash equivalents

The Company considers all short-term highly-liquid investment securities purchased with original maturities of three months or less to be cash equivalents for purposes of the Consolidated Statement of Cash Flows.

F - 13

Cash flow from operating activities includes all cash flows related to primary operating activities of the Company and include interest paid, interest income and, in general, all cash flows that are not defined as investment or financing activities. The concept of operations used in this statement is broader than that used in the Consolidated Statement of Income.

The balances of cash and cash equivalents were as follows:

	At September 30,
	2003	2004
	(unaudited)
	ThUS$	ThUS$
Cash	19,342	10,353
Time deposits and money market funds	—	9,305
Securities purchased under resale agreements (included in other current assets)	—	1,031

Total	19,342	20,689

q)	Impairment of long-lived assets

The Company periodically evaluates the carrying value of its long-lived assets for impairment. The carrying value of a long-lived asset is considered impaired by the Company when the expected undiscounted cash flows from such asset are separately identifiable and less than its carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved or based on independent appraisals.

r)	Derivative contracts

The Company enters into hedging contracts including interest rate swap agreements and forward exchange contracts. The contracts are accounted for in accordance with Technical Bulletin No. 57, “Accounting for Derivative Contracts”. (“TB 57”) of the Chilean Institute of Accountants. Under TB 57 all derivative financial instruments are recognized on the Consolidated Balance Sheets at their fair value. Derivative instruments are accounted for as follows:

Hedges of forecasted transactions:

The derivative instrument is stated at its fair value on the Consolidated Balance Sheets and any change in the fair value is recognized on the balance sheet as an unrealized gain or loss in Other current liabilities or in Other assets. When the contract is settled, the unrealized gain or loss on the instrument is recognized in earnings in Non-operating income in the Consolidated Statements of Income.

F - 14

Firm commitments hedging contracts (Hedges of “existing items”):

The hedged item and derivative instrument are measured at fair value on the balance sheet. Unrealized gains and losses are recorded in earnings in Non-operating income in the Consolidated Statements of Income if the net effect is a loss and deferred and recognized when the contract is settled if it is a gain. The unrecognized gains associated with the derivative instrument are included in Other current liabilities in the Consolidated Balance Sheets.

One of the qualifying criteria for hedge accounting is that the hedging relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in those fair values or cash flows that are attributable to the hedged risk, both at the inception of the hedge and on an ongoing basis. If, at any point, the prospective consideration indicates that the hedging instrument is not expected to be highly effective in the future, hedge accounting is discontinued from that point forward.

The impact of the Company’s hedging activities included in Non-operating expenses for the nine-month periods ended September 30, 2003 and 2004 totaled ThUS$ 678 and ThUS$ 263, respectively. The unrealized losses included in Other assets as of September 30, 2003 and 2004 totaled ThUS$ 989 and ThUS$ 393, respectively.

s)	Research and development expenses

Research and development expenses are charged to income in the year in which they occur. The Company has not incurred significant research and development expenses during the nine-month periods ended September 30, 2003 and 2004.

t)	Reclassifications

Certain September 30, 2003 amounts in the accompanying financial statements have been reclassified to conform to the September 30, 2004 presentation. The reclassifications had no material effect on the previously reported presentation of assets and liabilities, previously reported net income, cash flows or shareholders’ equity.

NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable include the following:

	Accounts receivable aging		At September 30, 2003
	1-90 days	91-360 days
			(unaudited)
	ThUS$	ThUS$	ThUS$
Trade accounts receivable	52,467	3,248	55,715
Notes receivable	5,972	1,834	7,806
Other accounts receivable	6,340	198	6,538
Less: Allowances for doubtful accounts			(3,221)

Total			66,838

F - 15

	Accounts receivable aging
	1-90 days	91-360 days	At September 30, 2004
	ThUS$	ThUS$	ThUS$
Trades accounts receivable	75,980	6,079	82,059
Notes receivable	7,297	1,451	8,748
Other accounts receivable	3,535	5,369	8,904
Less: Allowances for doubtful accounts			(5,372)

Total			94,339

NOTE 4 -INVENTORIES

Inventories include the following:

	At September 30,
	2003	2004
	(unaudited)
	ThUS$	ThUS$
Finished goods	44,436	54,288
Raw materials	12,600	12,590
Other materials	6,085	5,573
Spare parts	8,839	7,291
Forests and plantations in the process of exploitation	6,944	3,926
Reserve for obsolescence	(842)	(769)

Total	78,062	82,899

NOTE 5 - OTHER CURRENT ASSETS

Other current assets include the following:

	At September 30,
	2003	2004
	(unaudited)
	ThUS$	ThUS$
Deposits	31,987	—
Deferred income taxes (Note 14 c)	837	—
Securities purchased pursuant to resale agreements	—	1,031
Fair value of swap contracts	—	393
Prepaid expenses	1,492	3,659

Total	34,316	5,083

F - 16

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT (NET)

a)	Property, plant and equipment include the following:

	At September 30,
	2003	2004
	(unaudited)
	ThUS$	ThUS$
Land	64,770	65,797
Plants, buildings and other installations	106,099	105,192
Machinery and equipment	488,267	488,573
Timber resources	113,645	133,046
Construction in progress	13,996	11,759
Other fixed assets:
Furniture, fixtures and other	10,696	10,799
Spare parts	8,069	11,218
Assets under leasing contracts	1,761	1,695
Software	5,235	5,315
Other	1,427	4,199

	813,965	837,593
Accumulated depreciation	(184,273)	(206,434)

Property, plant and equipment (net)	629,692	631,159

b)	As stated in Note 2 i), Tornagaleones and its subsidiary Forestal Argentina S.A. capitalized interest related to plantation financing in property, plant and equipment. Tornagaleones capitalized interest under this concept totaling ThUS$ 398 and expensed interest ThUS$535 for the nine-month periods ended September 30, 2003 and 2004, respectively. Masisa do Brasil Ltda. capitalized interest related to plantation financing included in property, plant and equipment totaling ThUS$1,834 and ThUS$1,728 for the nine-month periods ended September 30, 2003 and 2004, respectively.

Tornagaleones has outstanding debt in US dollars. As a result of this, Tornagaleones incurred an exchange loss of ThUS$ 54 in 2003 and of ThUS$ 172 in 2004 associated with this debt. As permitted under Chilean GAAP, this exchange gain and loss was netted against capitalized interest.

c)	As described in Note 2 i), Masisa do Brasil Ltda., Tornagaleones and its subsidiary Forestal Argentina S.A. have revalued their forests and plantations at year end based on technical appraisals. The accumulated adjustment in value amounted to ThUS$ 31,167 in 2003 and ThUS$ 37,172 in 2004 and is included in Timber resources. The Company has recognized it proportionate share in Forest reserves in Shareholders’ Equity and the balance is included in Minority interest on the Consolidated Balance Sheets.

d)	In 2004, the Company recorded an impairment for one of its particle board lines in the amount of ThUS$ 2,998 which is included in the Consolidated Statement of Income under Non-operating operating expenses (see Note 21).

F - 17

NOTE 7 - INVESTMENTS IN UNCONSOLIDATED AFFILIATES

The Company’s investments in unconsolidated affiliates totaled ThUS$ 9 and ThUS$ 54 at September 30, 2003 and 2004, respectively. The Company’s proportional share in the net or loss of unconsolidated affiliates totaled a loss of ThUS$ 4 and a loss of ThUS$ 89 for the nine-month periods ended September 30, 2003 and 2004, respectively.

As of September 30, 2003 and 2004, the Company has recorded a provision for investments in unconsolidated affiliates with negative equity at period-end totaling ThUS$ 71 at September 31, 2003 and ThUS$ 671 at September 30, 2004, which is included in Other long-term liabilities (see Note 16).

NOTE 8 - GOODWILL AND NEGATIVE GOODWILL, NET

Goodwill and negative goodwill, net of accumulated amortization, were as follows:

	At December 31,
	2003	2004
	(unaudited)
	ThUS$	ThUS$
Masisa Cabrero S.A. (1)	1,296	1,356
Forestal Tornagaleones S.A. (2)	(2,066)	(1,779)

Total	(770)	(423)

(1)	During 2000, the Company purchased a 92.61% interest in its subsidiary Masisa Cabrero S.A. from Forestal Terranova S.A. and Fibras del Noreste S.A. for ThUS$ 43,469, which resulted in goodwill of ThUS$ 1,753. The goodwill is being amortized over twenty years.

(2)	On June 27, 2002, the Company made a capital investment of ThUS$ 7,372 in its subsidiary Forestal Tornagaleones S.A., which increased its ownership by 6.45%. This investment resulted in negative goodwill of ThUS$ 2,012. This negative goodwill is being amortized to income over twenty years.

Goodwill amortization, net totaled ThUS$132 and ThUS$11 for the nine-month periods ended September 30, 2003 and 2004 respectively.

NOTE 9 - OTHER ASSETS

Other assets include the following:

	At September 30,
	2003	2004
	(unaudited)
	ThUS$	ThUS$
Assets for disposal	120	165
Recoverable taxes (See Note 14 b)	3,155	630
Bond issuance costs	—	4,863
Other	923	913

Total	4,198	6,571

F - 18

NOTE 10 - SHORT-TERM BANK BORROWINGS

Short-term bank borrowings maturing in one year or less include the following:

	Foreign Currency in 2004	Interest rate at September 30, 2004	At September 30,
			2003	2004
			(unaudited)
		%	ThUS$	ThUS$
Banco de Chile	US$	—	9,089	—
Banco de Crédito e Inversiones	US$	—	6,094	—
BankBoston N.A.	US$	—	4,014	—
BankBoston	US$	—	7,521	—
ABN AMRO Bank	US$	—	5,061	—
Banco BICE	US$	—	4,069	—
ABN AMRO Bank	US$	—	118	—
ABN AMRO Bank	UF	—	3,426	—
Banco de Crédito e Inversiones	UF	—	756	—
HSBC Bank Chile	US$	—	3,658	—
Bancoestado	US$	—	3,026	—
CorpBanca	US$	—	5,049	—
Banco Del Desarrollo	US$	3.59	—	1,515
Rabobank Curacao NV	US$	—	5,052	—
Banco de Chile	U.F.	—	2,934	—
Banco Bradesco - ACC	US$	2.05	—	34
Banco Alfa - ACC	US$	2.00	—	14

Total			59,867	1,563

During the nine-month period ended September 30, 2004, the average annual interest rate was 3.1% (2.3% during the nine-month period ended September 30, 2003). Accrued interest totaling ThUS$ 340 and ThUS$ 10 at September 30, 2003 and 2004, respectively, is included in the outstanding balances.

At September 30, 2004, the Company had ThUS$ 137,520 of short-term lines of credit, of which ThUS$ 136,020 were unused and available for borrowing on an unsecured basis.

F - 19

NOTE 11 – LONG-TERM BORROWINGS

Long-term bank borrowings include the following:

	Foreign Currency in 2004	Interest rate	Interest rate at September 30,	At September 30,
			2004	2003	2004
				(unaudited)
			%	ThUS$	ThUS$
BankBoston (1)	Pa$	Fixed rate	2.475	126	41
BankBoston N.A. (2)	US$	Fixed rate	—	341	—
Rabobank Ireland PLC (3)	US$	Fixed rate	—	31,995	—
Dresdner Bank Lateinamerika (4)	US$	Libor+1.90	3.3310	6,050	5,053
Banco de Credito e Inversiones (5)	UF	Fixed rate	6.9000	3,749	2,184
Banco de Credito e Inversiones	UF	Fixed rate	6.4000	2,849	1,445
Raboinvestments Chile S.A (6)	US$	Libor+1.875	3.1770	14,710	13,693
Security Bank (7)	US$	Libor+1.50	3.2510	2,808	1,873
Citibank N.A (8)	US$	Fixed rate	5.2000	58,916	658
Comerica Bank (9)	US$	Libor+1.35	2.6300	15,181	13,010
Banco de Chile NY (10)	US$	Libor+1.25	2.4750	15,181	12,875
The Bank of Nova Scotia (11)	US$	Libor+1.15	2.5220	25,122	25,134
Rabobank Nederland (12)	US$	Libor +spread	2.6300	—	12,640
Banco de Credito e Inversiones (13)	US$	Libor +1.44	2.9400	—	12,634

Total				177,028	101,240
Less: Current portion				(57,965)	(17,880)

Long-term portion				119,063	83,360

(1)	This loan is repayable in monthly installments of principal and interest.

(2)	The balance of this loan was repaid during 2004.

(3)	This loan was prepaid during March 2004.

(4)	This loan is repayable in six semi-annual installments, starting on January 2005. Interest is paid semi-annually.

(5)	The outstanding balance of this loan as of September 30, 2004 is repayable in three semi-annual installments, starting on February 2005, with interest payments semi-annually.

(6)	The outstanding balance of this loan as of September 30, 2004 is repayable in six semi-annual installments starting on April 2005, with interest payments semi-annually.

(7)	The outstanding balance of this loan as of September 30, 2004 is repayable in four semi-annual installments, commencing March 2005, with interest payments to be made semi-annually.

(8)	This loan is repayable in semi-annual installments of principal and interest.

(9)	This loan is repayable in five semi-annual installments, commencing April 2005, with interest payments to be made semi-annually.

(10)	This loan is repayable in six semi-annual installments, commencing April 2005, with interest payments to be made semi-annually.

(11)	The Company entered into this loan in January, 2003. This loan is repayable in six semi-annual installments, commencing July 2005, with interest payments to be made semi-annually.

(12)	The Company entered into this loan in May, 2004. This loan is repayable in ten semi-annual installments, commencing November 2005, with interest payments to be made semi-annually.

(13)	The Company entered into this loan in May, 2004. This loan is repayable in ten semi-annual installments, commencing May 2005, with interest payments to be made semi-annually.

Includes ThUS$1,871 and ThUS$976 corresponding to accrued interest at September 30, 2003 and 2004, respectively.

F - 20

Scheduled payments of the long-term portion of long-term bank borrowings at September 30, 2004 are as follows:

Amounts payable during the years ending September 30,	ThUS$
2006	30,175
2007	27,085
2008	16,100
2009	5,000
2010	5,000

Total	83,360

NOTE 12 – OTHER LONG-TERM BORROWINGS

Other long-term borrowings include the following:

	At September 30,
	2003	2004
	(unaudited)
	ThUS$	ThUS$
Bonds payable	—	91,773
Promissory notes (8.06% per annum due in 2008)	46,400	37,182
Leases payable	305	130

Total	46,705	129,085

Less: Current portion	(10,705)	(11,684)

Long-term portion	36,000	117,401

Bonds

In December 2003, the Company issued ThUS$ 91,453 of fixed rate bonds in the Chilean market. Series A bonds of ThUS$ 71,394 mature in seven years and pay interest at 5.0%. Series B bonds of ThUS$ 20,059 mature in twenty one years and pay interest at 6.25%. Interest is payable on both Series A and B bonds on June 15th and December 15th of each year with the first payment due on June 15, 2004.

As stipulated in the contract, the proceeds of the bond issuance were used to prepay short and long term bank borrowings.

F - 21

Scheduled maturities of the long-term portion of long-term borrowings at September 30, 2004 are as follows:

Amounts payable during the years ending September 30,	ThUS$
2006	16,058
2007	23,116
2008	23,116
2009	14,116
2010	40,995

Total	117,401

NOTE 13 - COVENANTS

Certain of the Company’s borrowing agreements include restrictive covenants. The more restrictive covenants include the following:

Masisa S.A.

The bonds issued in 2003 contain covenants establishing certain obligations for the Company and its subsidiaries, including the following: maintenance of insurance on the principal assets of the Company in accordance with the industry’s standards; issuance of quarterly and annual financial statements to the representative of the bondholders, both individual and consolidated, abiding by the standards applicable to public corporations; the obligation to provide copies of risk rating reports; the obligation to update the accounting books of the Company and its subsidiaries; the obligation to perform transactions with subsidiaries under market conditions; the prohibition of providing financing to any entity of the business group, other than the issuer or any of its subsidiaries or investees; and the requirement to maintain a quarterly leverage ratio (defined as the ratio between current liabilities and equity based on the consolidated financial statements) not higher than 0.9 times. As of September 30, 2004, the Company was in compliance with all covenants.

The Bank of Nova Scotia

In connection with the loan of US$ 25 million granted by The Bank of Nova Scotia, in which Scotiabank Sud Americano acted as an agent, the Company and/or its subsidiaries are obligated to the following covenants: maintaining a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1; maintaining a coverage over financial expenses not lower than 3; maintaining a consolidated equity not lower then ThUS$ 345 million at September 30, 2004; the Company can not sell, transfer, dispose of, promise to sell or dispose of its current stake in the ownership of its subsidiaries, with the exceptions set forth in the contract; the Company can not pledge assets that are essential for the normal operation of the business, except in the conditions provided for in the contract; the Company can not grant loans to its shareholders for operations outside the regular course of business. As of September 30, 2004, the Company is in compliance with all covenants.

F - 22

Comerica Bank

The Company has the following covenants associated with its loan of US$ 15 million granted by Comerica Bank. Covenants include: maintenance of insurance on the principal assets in accordance with industry standards; updating accounting records of the Parent company and its subsidiaries; compliance with current laws and regulations; compliance with the payment of every obligation derived from debt contracts; maintenance of the Company’s line of business; prohibition of issuing certain guarantees on its assets, except for those existing upon signature of the agreement and other such as chattel mortgage on new assets purchased in the Company’s ordinary line of business; performance of transactions with the subsidiaries under market conditions; prohibition of merging of the Company with any other company, or liquidating or dissolving it, and selling or renting its assets, property or businesses, except in the terms agreed upon in the contract; limitation to the debt contracted and loans granted in conformity with the conditions stated in the agreement; maintenance of a consolidated equity not lower than ThUS$ 345 million at September 30, 2004; maintenance of an interest coverage ratio (defined as operating cash flow over net financial expenses) of at least 3; and maintenance of a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1. As of September 30, 2004, the Company was in compliance with all covenants.

Banco de Chile

The Company has the following covenants associated with its credit line for US$ 15 million granted by Banco de Chile. Convenants include: maintenance of a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1; maintenance of a coverage ratio against financial expenses of at least 3; maintenance of a consolidated equity of at least ThUS$ 345 at September 30, 2004; and the prohibition of selling, transferring, pledging to sell or disposing of, in any way or manner, its present equity investment in the property of its subsidiaries except in the terms agreed upon in the contract. As of September 30, 2004 the Company was in compliance with all covenants.

Dresdner Bank L.A. - Forestal Argentina S.A.

In accordance with loans contracted by this subsidiary, the company is obligated to comply with certain covenants that are derived from the financial statements of this subsidiary issued in accordance with accounting principles generally accepted in Argentina.

These covenants include the maintenance of:

•	A ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to financial expenses equal to or higher than 1.8 times;

•	Debt leverage lower or equal to 0.50; and

•	Net equity of at least US$ 50 million.

Non-compliance with any of the above obligations can require the immediate payment of the quantities owed, as if they had matured and were currently collectable.

On March 18, 2004, Masisa became the guarantor of this loan. As guarantor, the above covenants are derived from the Company’s financial statements and not Forestal Argentina S.A.

As of September 30, 2004, Masisa is in compliance with the covenants.

F - 23

Promissory Notes from Private Placement

In connection with notes issued in a private placement in the United States during 1996, Masisa and its subsidiaries, Masisa Overseas Ltd. and Masisa Argentina S.A., are contractually committed to maintain certain covenants, which are summarized as follows:

•	Compliance with all laws

•	Maintenance of insurance on properties and businesses

•	Maintenance of properties in good repair, working order and condition

•	Payment of taxes and claims

•	Maintenance of financial covenants as follows:

a)	The Company must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders’ equity less intangible assets) of not less than an amount equal to the sum of (a) ThCh$ 144,066 (ThUS$ 236,601 at September 30, 2004) and (b) an amount equal to 40% of the cumulative amount of Recurring Net Income (defined as net income less extraordinary or non-recurring gains) of the Company for each fiscal year commencing after September 30, 1996 (as shown on the consolidated financial statements).

b)	The Company will not at any time permit the Leverage Ratio (defined as the ratio of consolidated indebtedness to Consolidated Tangible Net Worth) to exceed 1 to 1.

c)	The Company will not at any time permit the Interest Charges Coverage Ratio (the ratio of consolidated income plus interest expense and income taxes to interest expense) to be less than 1.5 to 1.

•	Ownership obligations

a)	The Parent Company will at all times own 100% of the outstanding equity securities of Masisa Overseas Ltd.

b)	The Parent Company will at all times own at least 66 2/3% of the outstanding voting securities of Masisa Argentina S.A.

As of September 30, 2004, the Company was in compliance with all covenants.

NOTE 14 - INCOME TAXES

a)	The income tax provisions in the Consolidated Statements of Income were as follows:

	At September 30,
	2003	2004
	(unaudited)
	ThUS$	ThUS$
Current year provision for income tax	1,943	2,758
Deferred income taxes	(684)	1,242
Adjustments of income taxes of prior periods	64	(38)

Total provision	1,323	3,962

F - 24

b)	Recoverable and taxes payable were as follows:

	At September 30,
	2003	2004
	(unaudited)
	ThUS$	ThUS$
Provisional monthly income tax prepayments	3,203	6,276
Income tax provision	(1,943)	(2,758)
Value-added taxes recoverable	10,454	6,622
Value-added taxes payable	(6,681)	(11,960)
Others	87	118

Total	5,120	(1,702)

Recoverable and taxes payable as outlined above are classified in the Consolidated Balance Sheets as follows:

	ThUS$	ThUS$
Recoverable tax	8,646	9,628
Tax recoverable long-term included in long-term Other Assets	3,155	630
Tax payable long-term included in Other long-term liabilities	(6,681)	(11,960)

Total	5,120	(1,702)

c)	Deferred income taxes

At September 30, 2003 and 2004, the accumulated balances from deferred taxes originating from temporary differences were as follows:

	At September 30, 2003		At September 30, 2004
Assets	Short-term	Long-term	Short-term	Long-term
	(unaudited)	(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Allowance for doubtful accounts	643	274	644	340
Leasing obligations	—	85	—	33
Tax loss carry-forwards	1,115	17,149	329	26,685
Other provisions	744	1,322	594	1,846

Total	2,502	18,830	1,567	28,904
Less: Complementary liability account	(28)	(942)	(29)	(110)
Valuation allowance	—	(9,451)	—	(12,731)

Net assets	2,474	8,437	1,538	16,063

F - 25

	At September 30, 2003		At September 30, 2004
Assets	Short-term	Long-term	Short-term	Long-term
	(unaudited)	(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Liabilities
Overhead costs in inventories	(932)	(3,552)	(989)	(2,901)
Forest reserve	(89)	(4,496)	(77)	(9,224)
Depreciation of property, plant and equipment	(735)	(18,457)	(826)	(25,131)

Total	(1,756)	(26,505)	(1,892)	(37,256)
Less: Complementary asset account	119	10,000	76	8,844

Net liability	(1,637)	(16,505)	(1,816)	(28,412)

Total net deferred income tax asset (liability)	837	(8,068)	(278)	(12,349)

NOTE 15 - ACCRUED LIABILITIES

Accrued liabilities include the following:

	At September 30,
	2003	2004
	(unaudited)
	ThUS$	ThUS$
Accrued vacations	1,333	1,714
Accrued commissions	1,268	1,554
Accrued expenses on invoices not received	580	1,135
Provision for bonuses	186	719
Other provisions	1,112	1,545

Total	4,479	6,667

NOTE 16 - OTHER LONG-TERM LIABILITIES

Other long-term liabilities include the following:

	At September 30,
	2003	2004
	(unaudited)
	ThUS$	ThUS$
Taxes payable (See Note 14 b)	6,681	11,960
Forest subsidy	3,041	3,064
Other liabilities	210	38
Deficit in investments accounted for under the equity method	71	671

Total	10,003	15,733

F - 26

NOTE 17 - SHAREHOLDERS’ EQUITY

a)	Changes in capital and reserve accounts during the nine-month periods ended September 30, 2003 (unaudited) and 2004 were as follows:

			Reserves			Retained earnings
	Number of shares issued	Common stock	Forestry reserve	Accumulated deficit during development period	Cumulative translation adjustment	Reserve for future dividends	Accumulated earnings	Income for the year	Total
									(unaudited)
		ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Balances at December 31, 2002	928,514,743	237,022	15,803	—	32,188	117,157	18,568	14,579	435,317
Allocation of 2002 net income	—	—	—	—	—	14,854	(275)	(14,579)	—
Payment of dividends of US$0.00476 per share	—	—	—	—	—	(4,421)	—	—	(4,421)
Increase in forestry reserve due to appraisal	—	—	1,933	—	—	—	—	—	1,933
Cumulative translation adjustment	—	—	—	—	8,870	—	—	—	8,870
Net income for the period	—	—	—	—	—	—	—	5,512	5,512

Balances at September 30, 2003	928,514,743	237,022	17,736	—	41,058	127,590	18,293	5,512	447,211

Balances at December 31, 2003	928,514,743	237,022	18,927	—	40,779	127,315	18,567	9,613	452,223
Allocation of 2003 net income	—	—	—	—	—	9,613	—	(9,613)	—
Payment of dividends of US$0.004141098 per share	—	—	—	—	—	(3,846)	—	—	(3,846)
Increase in forestry reserve due to appraisal	—	—	1,683	—	—	—	—	—	1,683
Cumulative translation adjustment	—	—	—	—	(295)	—	—	—	(295)
Net income for the period	—	—	—	—	—	—	—	33,291	33,291

Balances at September 30, 2004	928,514,743	237,022	20,610	—	40,484	133,082	18,567	33,291	483,056

F - 27

b)	Principal shareholders

At September 30, 2004, Masisa was controlled by Terranova S.A., which owns 52.4% of the shares issued and outstanding.

c)	Dividends

At the Annual General Meeting held on April 21, 2004, the shareholders approved a final dividend on 2003 net income of US$ 0.00414 per share, for an aggregate amount of ThUS$ 3,845.

At the Annual General Meeting held on April 30, 2003, the shareholders approved a final dividend on 2002 net income of US$ 0.00476 per share, for an aggregate amount of ThUS$ 4,421. The shareholders also agreed to a minimum dividend policy ranging from 30% to 50% of net income.

d)	Forestry reserve

The forestry reserve represents amounts recorded by the Company’s subsidiaries Tornagaleones and Masisa do Brasil Ltda. for the accounting policy regarding this reserve.

e)	Cumulative translation adjustment

In accordance with Technical Bulletin No. 64 this account corresponds to the period-end US dollar exchange difference (net of Chilean inflation) from investments that continue to maintain accounting records in currencies other than the US dollar as of September 30, 2004.

2004

	Beginning balance	Exchange gain (loss) attributable to		Balance at September 30, 2004
Company		Investment	Liabilities
	ThUS$	ThUS$	ThUS$	ThUS$
Masisa Argentina S.A.	26,068	—	—	26,068
Forestal Argentina S.A.	345	—	—	345
Maderas y Sintéticos de Mexico S.A. de C.V.	190	—	—	190
Masisa Partes y Piezas Ltda.	(23)	—	—	(23)
Forestal Tornagaleones S.A.	11,363	(295)	—	11,068
Masisa do Brasil Ltda.	2,741	—	—	2,741
Masisa Cabrero S.A.	95	—	—	95

Total	40,779	(295)	—	40,484

2003 (unaudited)

	Beginning balance	Exchange gain (loss) attributable to		Balance at September 30, 2003
Company		Investment	Liabilities
				(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Masisa Argentina S.A.	26,068	—	—	26,068
Forestal Argentina S.A.	3,094	—	—	3,094
Maderas y Sintéticos de Mexico S.A. de C.V.	190	—	—	190
Masisa Partes y Piezas Ltda.	—	(10)	—	(10)
Forestal Tornagaleones S.A.	—	8,880	—	8,880
Masisa do Brasil Ltda.	2,741	—	—	2,741
Masisa Cabrero S.A.	95	—	—	95

Total	32,188	8,870	—	41,058

F - 28

f)	Tax credits on declared dividends

Retained earnings at September 30, 2004 have the following tax credits available to shareholders when distributed:

Earnings of the year	Amount	Tax credit available on distribution
	ThUS$	%
2004	14,303	17.0
2003	11,972	16.5
2002	38,942	16.0
2002	2,324	15.0
2001	4,512	15.0
2000	4,207	15.0

Under Chilean tax laws, distributions must be made on a first-in first-out basis.

NOTE 18 - COMMITMENTS AND CONTINGENCIES

a)	Guarantees

On October 15, 1999, Forestal Tornagaleones entered into a loan agreement with Raboinvestments Chile S.A. for ThUS$ 13,693 million. Under terms of the agreement the company collateralized the loan with plantations and land for the term of the loan that expires in 3 years. The book value of the plantations is ThUS$ 17,478 and the book value of the land is ThUS$ 4,758 as of September 30, 2004.

At September 30, 2004, the Company has received guarantees, including pledges, mortgages, endorsements of loan insurance policies, special mandates and surety bonds to guarantee repayment to clients and fulfillment of obligations related to the Company’s business activities amounting to ThUS$4,778 (ThUS$7,583 in 2003).

Forestal Tornagaleones has received guarantees to secure repayment to clients and fulfillment of obligations related to the Company’s business activities amounting to ThUS$ 113 in 2004 (ThUS$ 705 in 2003).

b)	Lawsuits

The Company is involved in legal proceedings, claims and litigation arising in the ordinary course of business. In the opinion of management, these matters will not materially affect the Company’s consolidated financial position, operating results or cash flows when resolved in a future period.

As of September 30, 2004, there is an outstanding complaint amounting to ThUS$ 663 for damages to property caused in opinion of the complaining party by Forestal Tornagaleones On September 22, 2003, an appealable judgement was issued against the Company, which limited the scope of the claimed damages to ThCh$ 60,000, but did not fix the amount payable. Such judgement was appealed by the Company. On January 9, 2004, the Court of Appeals of Valdivia accepted the appeal, by annulling the judgement and refusing to accept the complaint filed against the Company in all its parts, including legal costs. Given the judgment pronounced by the Court of Appeals of Valdivia, the Company believes that the likelihood of success for the complainant is minimal.

F - 29

On May 30, 2002, the Chilean Internal Revenue Service issued a tax assessment amounting to ThCh$ 406,545 (ThUS$ 729 at September 31, 2004) for alleged differences in the determination of income taxes by Inversiones Coronel Limitada. The Company has made no provision for this assessment as management believes it will prevail in this case.

NOTE 19 - BALANCES AND TRANSACTIONS WITH RELATED PARTIES

Notes and accounts receivable from related companies at each period end included the following:

		At September 30,
Name	Relationship	2003	2004
		(unaudited)
		ThUS$	ThUS$
Short-term
Forestal Terranova México	Shareholders in common	147	—
Terranova S.A.	Principal shareholder	41	—
Fibranova C.V.	Shareholders in common	—	64
Terranova Colombia	Shareholders in common	574	231
Terranova Costa Rica	Shareholders in common	24	—
Masnova S.A. de C.V	Equity investment	1,322	1,320
Forestal Río Calle Calle S.A.	Equity investment	—	126
Amanco Costa Rica S.A.	Directors in common	98	397
Amanco El Salvador	Directors in common	10	168
Terranova Forest Products, INC	Directors in common	121	2,883
Amanco Guatemala S.A.	Directors in common	129	117
Other		36	75

Total		2,502	5,381

		At September 30,
Name	Relationship	2003	2004
		(unaudited)
		ThUS$	ThUS$
Long-term
Forestal Río Calle Calle S.A.	Equity investment	3,297	597

F - 30

Outstanding notes and accounts payable balances to related companies at the end of each period included the following:

		At September 30,
Name	Relationship	2003	2004
		(unaudited)
		ThUS$	ThUS$
Forestal Río Calle Calle S.A.	Equity investment	29	—
Terranova S.A.	Principal shareholder	334	185
Fibranova C.V	Shareholders in common	1,677	—
Terranova Brasil Ltda.	Shareholders in common	40	42
Forestal Terranova Mexico S.A.	Shareholders in common	—	3,866
Hondilut S.A. (Amanco Honduras)	Directors in common	—	7
Nicalit S.A. (Amanco Nicaragua)	Directors in common	—	—

Total		2,080	4,100

Significant transactions with related parties included the following:

		Nine-months ended September 30,
Name	Relationship	2003	2004	Transaction
		(unaudited)
		ThUS$	ThUS$
Forestal Río Calle Calle S.A.	Equity investment	—	47	Interest
		—	157	Services
Terranova S.A.	Principal shareholder	—	10	Sales
		1,267	1,134	Purchases
		196	443	Services
Forestal Terranova Mexico de C.V.	Shareholders in common	725	1,042	Services
		—	7,332	Purchases
Masnova de México S.A.	Equity investment	—	2,141	Sales
Terranova Costa Rica S.A.	Shareholders in common	186	—	Sales
Terranova Colombia S.A.	Shareholders in common	732	231	Sales
Fibranova C.V.	Shareholders in common	278	—	Services
		4,194	—	Purchases
		—	2,056	Sales
Terranova Forest Products, INC	Directors in common	178	3,450	Sales
Forestal Terranova de Guatemala S.A.	Shareholders in common	—	44	Sales
Amanco Costa Rica S.A.	Directors in common	98	446	Sales
Amanco El Salvador S.A.	Directors in common	292	10	Sales
Amanco Guatemala S.A.	Directors in common	209	373	Sales
Hondilut S.A. (Amanco Honduras)	Directors in common	143	141	Sales
Nicalit S.A. (Amanco Nicaragua)	Directors in common	80	77	Sales
Forestal Terranova de Brasil	Shareholders in common	541	—	Purchases

F - 31

NOTE 20 - NON-OPERATING INCOME

Non-operating income during each period includes the following:

	Nine months ended September 30,
	2003	2004
	(unaudited)
	ThUS$	ThUS$
Gain on sales of property, plant and equipment	324	1,981
Gain on sales of investments	44	—
Interest and other financial income	2,273	1,413
Amortization of negative goodwill	82	75
Other	735	640

Total	3,458	4,109

NOTE 21 - NON-OPERATING EXPENSES

Non-operating expenses during each period includes the following:

	Nine months ended September 30,
	2003	2004
	(unaudited)
	ThUS$	ThUS$
Interest expense	(10,961)	(11,887)
Write-down of other assets to fair value	—	(2,998)
Equity in losses of unconsolidated affiliates (See Note 7)	(89)	(4)
Amortization of goodwill	(214)	(64)
Donations	(51)	(26)
Provision for doubtful accounts	—	(2,762)
Depreciation of equipment temporarily out of service	(1,037)	(417)
Other	(66)	(924)

Total	(12,418)	(19,082)

F - 32

NOTE 22 - SUBSEQUENT EVENTS

On October 5, 2004, the Company entered into two foreign currency forward contracts for a notional amount of US$ 60 million to hedge the foreign exchange exposure related to UF denominated bond debt. Additionally, on October 19, 2004, the Company entered into a foreign currency forward contract for US$ 20 million to hedge the foreign currency exchange exposure of Mexican peso denominated costs.

There have been no other subsequent accounting or financial events during the period from September 30, 2004 through the date on which these financial statements were prepared, November 3, 2004, which could significantly affect their interpretation.

NOTE 23 - DIFFERENCES BETWEEN CHILEAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Accounting principles generally accepted in Chile (“Chilean GAAP”) vary in certain important respects from the accounting principles generally accepted in the United States of America. Such differences involve certain methods for measuring the amounts shown in the financial statements, as well as additional disclosures required by generally accepted accounting principles in the United States of America (“US GAAP”).

1	Differences in measurement methods

The principal methods applied in the preparation of the accompanying financial statements which have resulted in amounts which differ from those that would have otherwise been determined under US GAAP are as follows:

a)	Reporting currency and inflation accounting

For the nine-month periods ended September 30, 2003 and 2004, the reporting currency for the Company is the US dollar. Prior to January 1, 2003, the Company reported its financial statements in Chilean Pesos. Effective January 1, 2003 and following the approval of the appropriate Chilean regulatory authorities, the Company changed its reporting currency to the US dollar in order to be consistent with it’s majority shareholders’ financial reporting currency and to facilitate it’s majority shareholders’ consolidation process for financial reporting purposes. The Company’s functional currency has not changed and remains the US dollar.

For the years prior to the 2003, the Company presented financial statements in Chilean pesos restated to reflect the full effects of the change in the purchasing power of the Chilean peso on the financial position and results of operations of reporting entities. The method, described in Note 2 c), is based on a model which enables the calculation of net inflation gains or losses caused by monetary assets and liabilities exposed to changes in the purchasing power of the local currency by restating all non-monetary accounts in the financial statements. The model prescribes that the historical cost of such accounts be restated for general price-level changes between the date of origin of each item and the year-end, and allows direct utilization of replacement values for the restatement of inventories as an alternative to the price-level restatement of those assets, but only if the resulting variation is not material.

F - 33

In accordance with Item 17 of Form 20-F for periods prior to December 31, 2003, the Company was not required to include an adjustment to eliminate price-level restatements in the reconciliation of net income and equity from Chilean GAAP to US GAAP as the Company prepared it’s financial statements in accordance with Chilean GAAP and the inflation-adjusted Chilean peso was the reporting currency.

As a result of changing its reporting currency to US dollars beginning January 1, 2003, the Company recast its prior year financial statements to US dollars in accordance with Chilean GAAP and therefore no longer qualified for the exemption described above associated with the US GAAP reconciliation.

Pursuant to Item 17 of Form 20-F and SEC regulations, a change in reporting currency from a price-level adjusted currency such as the Chilean peso to the US dollar requires the financial statements for all periods presented to be recast as if the US dollar had been used for all periods. Accordingly, for the reconciliation of net income and equity from Chilean GAAP to US GAAP, the Company has (1) eliminated all price-level adjustments; (2) remeasured all monetary assets and liabilities at current exchange rates; (3) remeasured non-monetary assets, liabilities and shareholders’ equity accounts based on historical exchange rates; and (4) remeasured revenues and expenses at the weighted-average of the exchange rates in the period.

Translation of the Company’s investment in Tornagaleones:

The Company’s subsidiary, Tornagaleones, maintains its accounting records in Chilean pesos. Commencing January 1, 2003 with the approval to report the Company’s financial statements in US dollars, in accordance with Chilean GAAP, the Company records a translation adjustment included in shareholders’ equity derived from the net difference between the value of its investment in its subsidiary resulting from the movement in the exchange rate between the Chilean peso and the US dollar, the Company’s functional currency (see Note 17 e).

Under US GAAP, subsidiaries which maintain their records in a currency other than its functional currency, must remeasure their financial statements into the functional currency before translating to the reporting currency. All monetary assets and liabilities are remeasured based on current exchange rates and all non-monetary assets and liabilities and shareholders’ equity are remeasured based on historical exchange rates. Revenues and expenses are remeasured at the weighted-average of the exchange rates in the period. All remeasurement effects are recorded as a component of net income.

In accordance with Chilean GAAP, for subsidiaries that maintain accounting records in Chilean pesos, monetary assets or liabilities denominated in US dollars are translated to Chilean pesos at year-end exchange rates and the corresponding adjustment is included in net income for the subsidiary. Pursuant to US GAAP, this adjustment is not required for monetary assets and liabilities denominated in US dollars as the Company’s functional currency is the US dollar.

The effects resulting from the above differences between the Chilean GAAP financial statement presentation and currency translation and the methods described above for US GAAP purposes are presented net of the corresponding tax effects as an adjustment to Chilean GAAP net income. The cumulative effect of these adjustments has been presented net of the corresponding tax effect as an adjustment to Chilean GAAP net equity. The adjustments are included in paragraph i) below.

F - 34

b)	Income taxes

Under Chilean GAAP, effective January 1, 2000, the Company began applying Technical Bulletin No. 60 of the Chilean Institute of Accountants concerning deferred income taxes. Technical Bulletin No. 60 requires the recognition of deferred income taxes for all temporary differences, whether recurring or not, using an asset and liability approach. For US GAAP purposes, in prior years the Company applied Statement of Financial Accounting Standard (“SFAS”) No. 109, “Accounting for Income Taxes”, whereby income taxes are also recognized using substantially the same asset and liability approach. Deferred income tax assets and liabilities established for temporary differences between the financial reporting basis and tax basis of the Company’s assets and liabilities are based on enacted rates at the dates that the temporary differences are expected to reverse. The effect of changes in tax rates is included in income for the period that includes the enactment date.

After the year ended December 31, 1999, Chilean GAAP and US GAAP differ due to the recognition for US GAAP purposes of the reversal of deferred income taxes included in the US GAAP reconciliations in years prior to 2000.

Prior to the implementation of Technical Bulletin No. 60, no deferred income taxes were recorded under Chilean GAAP if the related timing differences were expected to be offset in the year that they were projected to reverse by new timing differences of a similar nature.

Furthermore, deferred income tax assets under both Chilean and US GAAP should be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred income tax asset to an amount that is more likely than not to be realized.

The effect of providing for deferred income taxes for the differences between the amounts shown for assets and liabilities in the balance sheet and the tax basis of those assets and liabilities is included in paragraph 1 i) below and certain disclosures required under SFAS No. 109 are set forth in paragraph 2 b) below.

c)	Consolidation

As mentioned in Note 2 j), for Chilean GAAP purposes, investments in related companies are accounted for pursuant to the equity method when the company’s investment represents between 10% and 50% of the voting stock of the investee. For US GAAP purposes prior to February 1, 2003, investments in related companies required the use of the equity method of accounting for investments that give the investor the ability to exercise significant influence over operating and financial policies of the investee. For those companies which were determined to be controlled through the Company’s investment (generally, ownership of over 50% of the outstanding voting shares), US GAAP required consolidation. Subsequent to February 1, 2003, US GAAP requires the determination of whether an entity should be consolidated in accordance with FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”).

For purposes of US GAAP, consolidation is required when there is an ability of an entity to direct the policies and management that guide the ongoing activities of another entity so as to increase its benefits and limit its losses from that other entity’s activities. Masnova de Mexico S.A. de C.V. is 50% owned by Masisa de Mexico S.A. de C.V. and 50% owned by a related party and the Company has the ability to control the entities’ operations. For Chilean GAAP purposes, however, Masnova de Mexico S.A. de C.V. is not consolidated.

F - 35

The effects of not consolidating Masnova under Chilean GAAP are not material and accordingly are not included in the reconciliation of net income and net equity from Chilean GAAP to US GAAP. Masnova de Mexico S.A. de C.V.’s balance sheet at September 30, 2004, includes total assets of ThUS$ -, total liabilities of ThUS$ 1,342, and negative stockholders equity of ThUS$ 1,342. Masnova de México S.A. de C.V.’s has no material commitments or contingencies.

Relative to the Company’s investments in unconsolidated affiliates, there are no differences in the application of the equity method or consolidation between Chilean GAAP and US GAAP.

d)	Revaluation of timber resources

As mentioned in Note 2 i), certain timber assets are reported in the financial statements at amounts determined in accordance with a technical appraisal. Revaluation of property, plant and equipment is an accounting principle that is not generally accepted in the United States. The effects of the reversal of this revaluation for both investments in unconsolidated affiliates and consolidated subsidiaries are shown in the reconciliation of shareholder’s equity in paragraph 1 i) below. As previously indicated in Note 2 i), the revaluation of timber resources is not given effect in the Consolidated Statement of Income under Chilean GAAP and therefore no US GAAP adjustment is necessary.

e)	Capitalization of interest and other costs

Under Chilean GAAP, the capitalization of interest costs is optional. As described in Note 2 i), the Company capitalizes financing costs on long-term investment projects in a manner consistent with US GAAP.

Under Chilean GAAP, foreign exchange gains and losses associated with foreign-currency denominated debt, which qualifies for interest capitalization, can be netted against the corresponding capitalized interest. Under US GAAP, only the interest on the qualifying debt related to investment projects is capitalized and foreign currency gains and losses on foreign-currency denominated debt is recorded in income as a non-operating gain or loss.

Tornagaleones, which is 60.4% owned by the Company and consolidated, capitalized interest costs incurred in connection with the development of its forests. Under US GAAP, interest costs incurred to finance the development of forests are not normally capitalized.

The adjustments for the reversal of capitalizing interest costs incurred in connection with the development of forests and the netting of foreign-currency gains and losses against interest capitalized pursuant to Chilean GAAP is shown in the reconciliations of net income and shareholder’s equity in paragraph 1 i) below.

F - 36

f)	Business combinations and goodwill

Under US GAAP, the purchase method is used for all business combinations. The acquired company’s assets and liabilities are adjusted to give effect to the purchase price paid by the acquiring company. If, after the assets, including intangibles, and liabilities of the acquired company have been adjusted to their fair value, at the acquisition date, the purchase price exceeds the amount of such fair value, the excess is recorded as goodwill. SFAS No. 141, “Business Combinations”, establishes specific criteria for the recognition of intangible assets separately from goodwill and it requires unallocated negative goodwill to be allocated pro rata to the acquired assets or written off immediately as an extraordinary gain. Goodwill and certain specifically identified intangibles are assigned an indefinite useful life. Accordingly, no goodwill amortization expense is recorded for US GAAP purposes. Goodwill and indefinite life intangibles are subject to annual impairment tests based on the fair value method.

Under Chilean GAAP, the excess of cost over the net book value of a purchased company is recorded as goodwill (the book value purchase method), which is then amortized to income over a maximum period of twenty years. Amortization of goodwill may be accelerated if the acquired company generates sufficient income to absorb the additional amortization in any given year. The excess of net book value over the cost of an investment is considered to be negative goodwill under Chilean GAAP and is also amortized to income over a maximum period of twenty years. The amortization of negative goodwill may be accelerated if the acquired company sustains losses.

Goodwill arising from the purchase of Masisa Cabrero S.A. in 2000 was adjusted to conform Chilean purchase accounting with US GAAP and is shown in the reconciliation of net income and shareholders´ equity in paragraph 1 i) below.

During 2001, goodwill arising from the acquisition of C y D Agrofruta Ltda. of ThUS$ 1,135 was charged directly to expense in 2001 as described in Note 8. The Company concurrently recognized a deferred tax asset, for ThUS$ 1,444 which reduced the Company’s income tax expense by the same amount. The Company does not consider the net impact to be material to the consolidated financial statements. Under US GAAP, the goodwill would not have been written off nor would an income tax benefit have been recognized. Accordingly, a reclassification of the charge to goodwill against income tax expense would be required for a proper presentation under US GAAP. The Company does not consider the remaining impact on income tax expense to be material to the US GAAP results. Accordingly, there is no net impact on either net income or shareholders’ equity in the US GAAP reconciliation.

Negative goodwill resulting from the purchase of additional shares of Forestal Tornagaleones is being amortized over 20 years under Chilean GAAP. Under US GAAP, this negative goodwill would have been allocated pro-rata to the acquired non-current assets as of the acquisition date resulting in lower depreciation expense. The difference between amortizing the negative goodwill to income over 20 years under Chilean GAAP and the impact under the full allocation pursuant to US GAAP has not been included in the reconciliation of net income and shareholders’ equity as the net impact is not material.

F - 37

g)	Minority interest

The proportional effects of the US GAAP adjustments described above related to the Company’s subsidiary, Tornagaleones, have been included in the reconciliation of net income and shareholders equity in paragraph i) below.

h)	Comprehensive income

In 1998, the Company adopted SFAS No. 130, “Reporting Comprehensive Income”. SFAS No. 130, “Reporting Comprehensive Income”, establishes guidelines for the presentation of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income represents the change in shareholder’s equity of the Company during the period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. There are no differences between net income in accordance with US GAAP and comprehensive income in accordance with US GAAP. Additionally, there are no items impacting accumulated comprehensive income.

i)	Effects of conforming to US GAAP

The adjustments to reported net income pursuant to Chilean GAAP required to conform with accounting principles generally accepted in the United States of America include the following:

	Nine months ended September 30,
	2003	2004
	(unaudited)
	ThUS$	ThUS$
Net income as shown in the Chilean GAAP financial statements	5,512	33,291
Net effect for change in reporting currency (par. 1 a)	1,043	130
Inflation adjustments (par. 1 a)	(345)	(380)
Deferred income taxes-reversal of complementary accounts (par. 1 b)	498	(336)
Capitalization of interest (par. 1 e)	(3,225)	(2,624)
Capitalization of exchange differences (par. 1 e)	487	(81)
Goodwill amortization (par. 1 f)	132	(11)
Net deferred income taxes on US GAAP adjustments (par. 1 b)	811	870
Net effects of US GAAP adjustments on minority interest (par. 1 g)	47	86

Net income in accordance with US GAAP	4,960	30,945

F - 38

The adjustments required to conform shareholders’ equity to US GAAP include the following:

	At September 30,
	2003	2004
	(unaudited)
	ThUS$	ThUS$
Shareholders’ equity as shown in the Chilean GAAP financial statements	447,211	483,056
Net effect for change in reporting currency (par. 1 a)	76,693	78,465
Inflation adjustments (par. 1 a)	(54,197)	(54,788)
Deferred income taxes-reversal of complementary accounts (par 1 b)	(12,219)	(10,268)
Reversal of revaluation of timber resources (par. 1 d)	(27,410)	(27,422)
Capitalization of interest (par. 1 e)	(8,326)	(11,025)
Capitalization of exchange differences (par. 1 e)	31	936
Goodwill amortization (par. 1 f)	260	359
Net deferred income taxes on US GAAP adjustments (par. 1 b)	(5,266)	(4,210)
Net effect of US GAAP adjustments on minority interest (par. 1 g)	16,249	11,158

Shareholders’ equity in accordance with US GAAP	433,026	466,261

The changes in shareholders’ equity determined under US GAAP were as follows:

ThUS$
Balance at December 31, 2002	428,113
Reversal of accrual of minimum dividend required by law at prior year end	4,374
Distribution of dividends	(4,421)
Net income for the period	4,960

Balance at September 30, 2003 (unaudited)	433,026

Balance at December 31, 2003	436,278
Reversal of accrual of minimum dividend required by law at prior year end	2,884
Distribution of dividends	(3,846)
Net income for the period	30,945

Balance at September 30, 2004	466,261

F - 39

2	Certain additional US GAAP disclosures

a)	Income statement classifications under US GAAP

As disclosed in Notes 20 and 21, under Chilean GAAP, the Company has classified certain items in non-operating results (i.e., certain gains and losses on sales of property, plant and equipment; write-downs of property, plant and equipment; depreciation of equipment temporarily out of service, provisions for accounts receivable losses, etc.) that under US GAAP, are included in operating income. In addition, differences in classification of income and expenses and goodwill as well as other differences between Chilean GAAP and US GAAP exist as summarized in paragraph 1 i), above. As a result of these reclassifications pursuant to US GAAP, operating income amounted to ThUS$ 16,612 and ThUS$ 48,403 during the nine-months ended September 30, 2003 and 2004, respectively.

b)	Earnings per share

SFAS No. 128, “Earning Per Share”, requires the disclosure of basic and diluted earnings per share (EPS). Basic EPS is calculated using income available to common stockholders divided by the weighted-average of common shares outstanding during the year. Diluted EPS is similar to basic EPS except that the weighted-average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued. The treasury stock method is used to calculate dilutive shares which reduces the gross number of dilutive shares by the number of shares that can be acquired from the proceeds of the options assumed to be exercised. Diluted EPS is equal to basic EPS for all periods presented as the Company did not have any potentially dilutive securities. The following disclosure of earnings per share information is not generally required for presentation in the financial statements under Chilean GAAP but is required under US GAAP:

	Nine months ended September 30,
	2003	2004
	(unaudited)
	US$	US$
Basic and diluted earnings per share under Chilean GAAP	0.0059	0.0359

Basic and diluted earnings per share under US GAAP	0.0053	0.0333

Weighted average number of shares of common stock outstanding (in thousands)	928,515	928,515

c)	Segment Information

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for public enterprises to determine and report information about operating segments in their annual and interim reports. The “management approach” designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments.

F - 40

The Company has determined that the information used by the Company’s key decision makers for making operating decisions and assessing performance is based on geographical segments. The Company’s reportable geographical segments are Chile, Mexico, Argentina and Brazil.

The Company measures its reportable segments and evaluates their performance based on operating income (loss), which includes inter-segment revenues and corporate expenses that are allocated to the operating segments. The Company is not dependent on any single customer. The accounting policies underlying the reported segment data are the same as those described in the summary of significant accounting policies in our audited year-end financial statements.

The following table below presents sales information about reportable segments based on the location in which the sale is originated for the nine months ending September 30:

2004	Chile	Argentina	Brazil	Mexico	Other (1)	Total
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Sales	102,807	65,621	91,830	41,201	(8,326)	293,133
Operating income	9,529	9,493	28,457	4,097	1,036	52,612

2003
(unaudited)
Sales	85,654	50,065	51,214	24,783	(10,248)	201,468
Operating income	7,624	2,471	8,020	(1,142)	167	17,140

(1)	Other includes inter-company eliminations.

The following table presents sales information for the nine months ended September 30, 2004 based on the location to which the product is shipped and long-lived asset information by geographic area:

	Sales		Property, plant and equipment period ended September 30,
	2003	2004	2003	2004
	(unaudited)		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Domestic:
Chile	56,348	70,148	208,577	208,859
Argentina	20,546	30,633	223,631	218,410
Brazil	52,508	67,262	179,988	183,460
Mexico	26,721	41,912	17,477	20,412
Foreign	45,345	83,178	19	18

Total	201,468	293,133	629,692	631,159

F - 41

Foreign revenue in the table above includes sales from Chile, Mexico, Argentina and Brazil to other countries. Such amounts are detailed by major geographic area as follows:

	Nine months ended September 30,
	2003	2004
	(unaudited)
	ThUS$	ThUS$
North America	7,093	42,384
Central and South America	15,865	20,856
Asia	19,116	14,682
Europe	3,068	4,241
Others	203	1,015

Total export sales from Chile, Mexico, Argentina, Brazil and other	45,345	83,178

Export sales from Chile, Mexico, Argentina and Brazil as a percentage of total sales	22.51%	28.38%

Enterprise wide sales information for the nine months ended September 30, based on the Company’s products follows:

	Nine months ended September 30,
	2003	2004
	(unaudited)
	ThUS$	ThUS$
Raw particle board	22,093	27,737
Coated particle board	45,456	55,634
Raw MDF	77,789	97,188
Coated MDF	22,004	38,273
Oriented Strand Board (OSB)	16,543	43,608
Others	17,583	30,693

Total	201,468	293,133

F - 42

Report of Independent Registered Accounting Firm

on

Financial Statement Schedules

To the Board of Directors and Shareholders of

MASISA S.A.

Our audit of the consolidated financial statements referred to in our report dated March 11, 2005 appearing in the Form 6-K also include an audit of the financial statement schedules listed in Schedule II of this Form 6-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. The consolidated financial statements and the related financial statement schedules of the Company as of September 30, 2003 and for the nine-month period then ended have not been audited.

/s/ PricewaterhouseCoopers

Santiago, Chile

March 11, 2005

S-1

Financial Statement Schedules

MASISA S.A

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

Accounts receivable – Reserves

Nine-month period ended	Balance at Beginning of Period	Charge to Costs and Expenses	Amounts Written Off	Exchange Rate Impact	Balance at End of Period
	(thousands of U.S. dollars)
September 30, 2004	4,017	3,913	(77)	220	8,073
September 30, 2003 (unaudited)	2,603	283	—	335	3,221

Inventories – Reserves

Nine-month period ended	Balance at Beginning of Period	Charge to Costs and Expenses	Amounts Written Off	Exchange Rate Impact	Balance at End of Period
	(thousands of U.S. dollars)
September 30, 2004	996	—	—	(30)	966
September 30, 2003 (unaudited)	676	12	—	154	842

S-2

Section 2 Unaudited Consolidated Financial Statements - December 31, 2004

MASISA S.A.

Unaudited Consolidated Financial Statements

December 31, 2004

CONTENTS

Unaudited Consolidated Balance Sheets at December 31, 2004 and 2003

Unaudited Consolidated Statements of Income for the two years ended December 31, 2004

Unaudited Consolidated Statements of Cash Flows for the two years ended December 31, 2004

Notes to the Unaudited consolidated financial statements

Ch$	-	Chilean pesos
ThCh$	-	Thousands of Chilean pesos
US$	-	United States dollars
ThUS$	-	Thousands of United States dollars
Pa$	-	Argentine Pesos
UF	-	A UF (Unidad de Fomento) is an inflation-indexed peso-denominated monetary unit. The UF rate is set daily in advance based on the previous month’s inflation rate.

MASISA S.A. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of United States Dollars)

	At December 31,
	2003	2004
ASSETS
CURRENT ASSETS
Cash	8,661	4,358
Time deposits and securities purchased under resale agreements	11,120	18,208
Accounts receivable (Note 3)	72,220	93,859
Notes and accounts receivable from related companies (Note 19)	2,298	7,383
Inventories (Note 4)	77,716	90,967
Recoverable taxes (Note 15 b)	11,180	10,202
Other current assets (Note 5)	32,540	5,177

Total current assets	215,735	230,154

PROPERTY, PLANT AND EQUIPMENT (net) (Note 6)	637,891	647,774

OTHER ASSETS
Investments in unconsolidated affiliates (Note 7)	10	60
Goodwill and negative goodwill, net (Note 8)	(435)	(420)
Long-term receivables	1,218	4,677
Notes and accounts receivable from related companies (Note 19)	3,297	597
Other assets (Note 9)	9,055	11,628

Total other assets	13,145	16,542

Total assets	866,771	894,470

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term bank borrowings (Note 10)	37,883	3,110
Current portion of long-term bank borrowings (Note 11)	42,254	21,819
Other long-term borrowings due within one year (Note 12)	10,010	9,698
Dividends payable	206	174
Accounts payable	25,415	31,691
Notes and accounts payable to related companies (Note 19)	1,827	3,509
Accrued liabilities (Note 16)	4,611	8,098
Other current liabilities	1,905	3,128

Total current liabilities	124,111	81,227

LONG-TERM LIABILITIES
Long-term bank borrowings (Note 11)	74,285	76,831
Deferred income taxes (Note 15 c)	11,256	14,723
Other long-term borrowings (Note 12)	127,366	125,323
Other long-term liabilities (Note 13)	11,198	19,826

Total long-term liabilities	224,105	236,703

MINORITY INTEREST	66,331	76,076

COMMITMENTS AND CONTINGENCIES (Note 18)	—	—

SHAREHOLDERS’ EQUITY (Note 17)
Common stock (928,514,743 shares in 2004 and 2003, authorized and outstanding with no par value)	237,022	237,022
Reserves	59,706	70,222
Retained earnings	155,496	193,220

Total shareholders’ equity	452,224	500,464

Total liabilities and shareholders’ equity	866,771	894,470

The accompanying Notes 1 to 22 form an integral part of these unaudited consolidated financial statements.

MASISA S.A. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Expressed in thousands of United States Dollars)

	For the years ended December 31,
	2003	2004
OPERATING RESULTS
Net sales	281,826	397,312
Cost of sales	(215,537)	(277,872)

Gross margin	66,289	119,440
Selling and administrative expenses	(40,963)	(48,351)

Operating income	25,326	71,089

NON-OPERATING RESULTS
Non-operating income (Note 20)	4,834	3,875
Non-operating expenses (Note 21)	(17,876)	(24,555)
Price-level restatements	214	544
Foreign exchange gains (losses)	161	(1,622)

Non-operating results	(12,667)	(21,758)

Income before income taxes and minority interest	12,659	49,331
Minority interest	(1,351)	(1,120)
Income taxes (Note 15 a)	(1,695)	(6,642)

NET INCOME	9,613	41,569

The accompanying Notes 1 to 22 form an integral part of these unaudited consolidated financial statements.

MASISA S.A. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of United States Dollars)

	For the years ended December 31,
	2003	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the year	9,613	41,569
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	25,814	27,705
Amortization of goodwill	142	(15)
Write-offs and provisions	575	5,970
Provision for deferred income taxes	(984)	—
Equity in losses (earnings) of unconsolidated affiliates	685	26
Gain on sale of subsidiaries and investment	(44)	—
Price-level restatements	(214)	(544)
Foreign exchange gain (loss)	(161)	1,622
Minority interest	1,351	1,120
Other	2,935	3,674

Changes in assets and liabilities:
Increase in trade accounts receivable	(8,037)	(23,055)
Increase in inventories	(13,413)	(13,629)
(Increase) decrease in other assets	6,006	(4,295)
Increase (decrease) in accounts payable	(4,587)	9,109
Increase in other liabilities	1,537	653
(Decrease) in recoverable and other taxes	(3,421)	10,702

Net cash provided by operating activities	17,797	60,612

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(25,977)	(23,947)
Proceeds from sale of property, plant and equipment	91	1,432
Investment in related company	—	131
Other investing activities	—	(406)
Other loans to related companies	(4,401)	—

Net cash used in investing activities	(30,287)	(22,790)

MASISA S.A. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of United States Dollars)

	For the years ended December 31,
	2003	2004
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(4,382)	(3,825)
Borrowings from banks and others	168,078	39,376
Loans from related companies	5,848	—
Payment of borrowings	(114,026)	(61,461)
Payment of bonds	(25,000)	(9,000)
Other financing activities	(1,965)	(109)

Net cash provided by financing activities	28,553	(35,019)

INFLATION EFFECT ON CASH AND CASH EQUIVALENTS	1,484	(18)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	17,547	2,785
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	2,234	19,781

CASH AND CASH EQUIVALENTS AT END OF YEAR	19,781	22,566

Supplemental disclosure of cash flow information:

	2003	2004
	ThUS$	ThUS$
Cash paid during the year for:
Interest (net of capitalized amount)	9,817	14,923
Income taxes	8,135	5,136

The accompanying Notes 1 to 22 form an integral part of these unaudited consolidated financial statements.

MASISA S.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - THE COMPANY

MASISA S.A. (“Masisa” and together with its controlled subsidiaries, the “Company”) is a “sociedad anónima abierta” (a public corporation) whose Common stock is listed on the Santiago Stock Exchange, the Valparaiso Stock Exchange and the Chilean Electronic Stock Exchange and whose American Depository Receipts are traded on the New York Stock Exchange. Accordingly, the Company is subject to the regulations of both the Superintendency of Securities and Insurance in Chile (SVS) and the U.S. Securities and Exchange Commission (SEC) in the United States of America. The Company manufactures raw, melamine-laminated and wood-veneered particle board, medium-density fiberboard (MDF), oriented - strand board (OSB) and wood doors for residential and commercial applications. The Company’s principal markets include Chile, Argentina, Brazil and Mexico.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Chile and the accounting regulations of the SVS. Where differences exist between the standards of the SVS and the Chilean Institute of Accountants, the standards of the SVS will prevail.

The Company has issued its statutory consolidated financial statements in Spanish and in conformity with accounting principles generally accepted in Chile, which include certain notes and additional information required by the SVS for statutory purposes. Management believes that these additional notes and information are not essential for the complete understanding of the consolidated financial statements and, accordingly, these notes and additional information have been excluded from the accompanying financial statements.

b) Use of estimates in the preparation of financial statements

The preparation of the Company’s consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Although these estimates are based on management’s best knowledge of current events and actions that may impact the Company in the future, actual results may be different from the estimates. The Company’s critical accounting policies are those that affect its financial statements materially and involve difficult, subjective or complex judgments by management. Those policies and assumptions are valuation of long-lived assets, valuation of accounts receivable, valuation of inventory, assumptions used in the valuation and accounting for timber resources, accounting for income taxes and accounting for potential litigation claims and contingencies.

c) Currency

Change in Reporting Currency

On April 10, 2003, the Chilean IRS authorized Masisa to maintain its accounting records in US dollars as of January 1, 2003. On October 10, 2003, the SVS authorized the Company to present its annual and quarterly statutory financial statements in US dollars. Given this approval, in November 2003, the Company restated its statutory financial statements for the quarters ended March 31, 2003 and June 30, 2003 to be reported in US dollars and all future filings with the SVS will be reported in US dollars. The Company’s functional currency has not changed and remains the US dollar.

Foreign Currency Translation of “Stable” Currencies

Commencing January 1, 2003, for Masisa and those subsidiaries authorized to maintain their accounting records in US dollars as well as those foreign subsidiaries considered as an extension of the parent Company’s operation, assets and liabilities denominated in other currencies are remeasured to US dollars at the exchange rates prevailing on December 31st of each year except for inventory, property plant and equipment and certain other assets and liabilities. Inventory, property, plant and equipment and certain other assets and liabilities are remeasured at either; (1) the historical exchange rates if the corresponding asset or liability originated subsequent to January 1, 2003; or (2) the January 1, 2003 exchange rate, representing the effective date of the approval to maintain the Company’s accounting records in US dollars. Commencing January 1, 2003, revenues and expenses are generally translated at the exchange rates on the dates of the transactions. Gains or losses from foreign currency remeasurement as described above for periods subsequent to January 1, 2003 are included in Consolidated net income.

Commencing January 1, 2003, for those subsidiaries that maintain their accounting records in currencies others than the US dollar and are “not extensions” of the parent Company’s operations (Forestal Tornagaleones S.A. and its subsidiary FTG Overseas Ltd.), all assets, liabilities, revenues and expenses are translated into US dollar using the exchange rates prevailing on December 31st of each year. The translation adjustment derived from the effect of the variation of the exchange rate between the beginning and the closing of the year over beginning of the year Shareholders’ equity is reported as a Cumulative translation gain/(loss) as a separate component of Shareholders’ equity.

Foreign Currency Translation of “Not Stable” Currencies

In accordance with Technical Bulletin No. 64 of the Chilean Institute of Accountants for all periods presented, the financial statements of subsidiaries located in countries that are subject to significant risks, restrictions or fluctuations due to inflationary or exchange effects (so called “not stable” countries) must be remeasured in US dollars. Accordingly, the financial statements of Forestal Argentina, Masisa Argentina S.A., Maderas y Sintéticos de Mexico S.A. de C.V., Maderas y Sintéticos Servicios S.A. de C.V. and Masisa do Brasil Ltda. are remeasured in US dollars as follows:

1	Monetary assets and liabilities were translated at year-end rates of exchange between the US dollar and the local currency.

2	All non-monetary assets and liabilities and shareholders’ equity were translated at historical rates of exchange between the US dollar and the local currency.

3	Income and expense accounts were translated at average rates of exchange between the US dollar and the local currency for the period, except for those arising from non-monetary accounts, which are included at historic rates of exchange.

4	Any exchange differences which arise were included in the results of operations for the period.

The difference between the investment’s equity value arising from the financial statements remeasured as explained above and the net equity value at the beginning of the year, plus the proportional share of the investment’s net income for the year, was recorded in the account, Cumulative translation gain/(loss) as a separate component of Shareholders’ equity.

In addition, exchange differences (netted from Chilean inflation) arising from debt obligations that qualify as foreign currency hedges of the foreign investments mentioned above were also recorded in the account “Cumulative Translation Adjustment”.

d) Consolidation

The consolidated financial statements include the accounts of Masisa and the following subsidiaries which it controls:

		Ownership at December 31,
Company	Business	2003	2004
		%	%
Masisa Argentina S.A.	Production of wood products and forestry by-products	100.0000	100.0000
Masisa Overseas Ltd.	Investments	100.0000	100.0000
Masisa Inversiones Ltda.	Investments	100.0000	100.0000
Inversiones Coronel Ltda.	Investments	100.0000	100.0000
Masisa do Brasil Ltda.	Production of wood products and forestry by-products	100.0000	100.0000
Masisa Cabrero S.A. (1)	Production of wood products and forestry by-products	—	—
Forestal Tornagaleones S.A. and subsidiaries (2)	Forestry	60.4492	60.4538
Maderas y Sintéticos del Perú S.A.C.	Sales of wood products	99.9011	99.9011
Masisa Concepción Ltda. (3)	Investments	100.0000	100.0000
Maderas y Sintéticos Servicios S.A. de C.V.	Services	100.0000	100.0000
Maderas y Sintéticos de México S.A. de C.V.	Production of wood products and forestry by-products	100.0000	100.0000
Masisa Partes y Piezas Ltda.	Production of wood products and forestry by-products	100.0000	100.0000
Masisa Ecuador S.A.	Sales of wood products	100.0000	100.0000

(1)	On January 3, 2003 Masisa Cabrero S.A. merged with Inversiones Coronel Limitada, another consolidated subsidiary.
(2)	On August 12, 2004, Masisa S.A. acquired 1.315 shares in it’s consolidated subsidiary Forestal Tornagaleones S.A., for a purchase price of $4,210. The acquisition increased Masisa´s ownership to 60.45%.

(3)	On February 5, 2003 the subsidiary CyD Agrofruta Limitada changed its name to Masisa Concepción Ltda.

All significant balances and transactions between the consolidated subsidiaries have been eliminated. The participation of minority shareholders in subsidiaries is reflected in the Consolidated Balance Sheets under Minority interest.

e) Price-level restatements

As discused in Note 2 c), until January 1, 2003, the Company’s consolidated financial statements, were expressed in Chilean pesos and restated on an annual basis to reflect the effects of variations in the purchasing power of the local currency during each year. As of January 1, 2003, Masisa and certain authorized subsidiaries maintain accounting records in US dollars and therefore price-level restatements commencing on January 1, 2003 are no longer applicable for these subsidiaries. Certain Masisa’s subsidiaries have not received approval to maintain their accounting records in US dollars. Forestal Tornagaleones S.A. and FTG Overseas Ltd. continue to maintain Chilean peso accounting records and apply the principle of price-level restatements in accordance with Chilean GAAP. For this purpose, non-monetary assets, liabilities and equity accounts have been restated by charges or credits to income, unless not required by Technical Bulletin No. 64 (see Note 2 c). Furthermore, the income and expense accounts have been restated in terms of year-end constant pesos.

In accordance with Chilean tax regulations and accounting practices, the restatements are calculated based on the official Consumer Price Index of the National Institute of Statistics, applied one month in arrears, which was, 1.0% and 2.5% for the years ended December 31, 2003 and 2004 respectively. This index is considered by the business community, the accounting profession and the Chilean government to be the index which most closely complies with the technical requirement to reflect the variation in the general level of prices in the country and, consequently, is widely used for financial reporting purposes in Chile.

The above-mentioned price-level restatements do not purport to present appraised or replacement values and are only intended to restate all non-monetary financial statement components in terms of local currency of a single purchasing power and to include in the net result for each year the gain or loss in purchasing power arising from the holding of monetary assets and liabilities exposed to the effects of inflation.

f) Time deposits and securities purchased under resale agreements

Time deposits are recorded at cost plus accrued interest at each year-end. Securities purchased under resale agreements are presented at cost plus accrued interest at the year-end. The value of these investments do not exceed their respective market values at December 31, 2003 and 2004.

g) Allowance for doubtful accounts

The Company has recorded an allowance for doubtful accounts for possible non-collection of accounts receivable, which is shown as a deduction from accounts receivable. The allowance is established as 1% of receivables from local customers plus additional amounts for specific customers, where collection is doubtful based on an analysis of the aging of the outstanding balances as well as other relevant information.

h) Inventories

Inventories are valued at the lower of production or acquisition cost, including indirect manufacturing costs, or market value. Inventory costs are determined using the average cost method. The valuation of inventories are periodically assessed and, if necessary, a write-down of the value for estimated excess and obsolete inventory is recorded based on estimates about future demand and actual usage.

As of December 31st of each year, forests and plantation inventories in the process of exploitation are stated at the commercially appraised value at which these forests were transferred from fixed assets in conjunction with the revaluation of timber resources described in Note 2 i) below.

i) Property, plant and equipment

Property, plant and equipment, except timber resources, are stated at cost, which includes capitalized interest. Depreciation is calculated using the straight-line method based on the estimated useful life of each asset, which were as follows:

Years
Plants, buildings and other installations	25-40
Machinery and equipment	10-20
Other fixed assets	1-10

Depreciation for 2003 and 2004 amounted to ThUS$ 25,814 and ThUS$ 27,705 respectively.

Timber and timberlands are stated at cost less cost of timber harvested. The costs incurred in developing and growing timber such as site preparation, property taxes, seedlings, planting, fertilization, insect and wildlife control, herbicide application and thinning, are capitalized. These capitalized costs are accumulated by specifically identifiable farm blocks. Accounting practices for these costs do not change when timber becomes merchantable and harvesting commences. Costs incurred related to logging roads are capitalized and amortized over their expected useful lives or as the related timber is harvested. These capitalized costs are included in the historical cost of the timber. At each period-end, the timber resources are adjusted to reflect values based on technical appraisals performed by specialized forestry engineers.

Depletion, or costs attributed to timber harvested is determined by each identifiable farm block that is in the harvesting stage based on the relationship of unamortized timber costs to the estimated volume of recoverable timber multiplied by the amount of timber cut. The estimated volume of recoverable timber is determined using statistical information and other data related to growth rates and yields gathered from physical observations, models, and other information gathering techniques. Changes in yields are generally due to adjustments in growth rates and similar matters and are accounted for prospectively as changes in estimates. The cost of timber harvested is included in the carrying values of raw material and product inventories and in the cost of products sold as these inventories are sold to third parties. The depletion rate calculations do not include an estimate for future costs associated with existing stands, future reforestation costs associated with a stand’s final harvest, or future volume in connection with the replanting of a stand subsequent to its final harvest.

As a result of the above accounting treatment, the Company records timber resources at appraisal value prior to cutting with the offsetting adjustment recorded as Forestry Reserves in Shareholders’ equity. When the timber is cut and sold, the component of Cost of Sales associated with the appraisal value is offset against Forestry Reserves in Shareholders’ equity.

Financing costs of projects requiring major investments in long-term construction and those costs incurred from financing specific projects are capitalized and amortized over the estimated useful lives of the related assets. Direct and indirect interest costs incurred in connection with the development of forests are also capitalized.

Other fixed assets include spare parts inventories with turnover of less than one-year. These are valued similar to inventory as described in Note 2 h). Those items with significant value and with an ongoing benefit are depreciated in the same period of time as the asset with which they are associated, while those items with frequent use are charged to cost of production when used.

Assets purchased under financing leases are recorded at their fair value on the date of the lease agreement, which is determined by discounting the amounts payable in installments and the bargain purchase option, if any, at the interest rate implicit, or explicit, in the contract. These assets are not legally considered property of the Company until the purchase option is exercised.

Disbursements for the development of internal use software are charged to the results of operations as incurred. External direct costs of materials and services rendered in developing an enterprise resource planning system (an SAP R/3 system) and interest costs incurred during development are capitalized. Payroll related costs were not material and have been expensed. Training costs and data conversion costs are expensed as incurred.

Assets to be disposed of at year-end have been recorded under Other assets at fair value based on an independent appraisal.

j) Investments in unconsolidated affiliates

Investments in unconsolidated affiliates are accounted for using the equity method when they represent between 10% and 50% of the voting stock of the investee. Accordingly, the Company’s proportional share in the net income (or loss) of each investee is recognized on an accrual basis, after eliminating any unrealized profits or losses from transactions with the investees in Non-operating income in the Consolidated Statements of Income.

k) Goodwill and negative goodwill

Under Chilean GAAP, for acquisitions before January 1, 2004, goodwill arises from the excess of the purchase price of companies acquired over their net book value; negative goodwill arises when net book value of the acquired company exceeds the purchase price of companies acquired. Goodwill and negative goodwill also arise from the purchase of investments accounted for by the equity method. Effective January 1, 2004, Technical Bulletin 72 (TB 72) requires the determination of goodwill and negative goodwill to be determined based on the fair value of the acquired company.

Goodwill and negative goodwill are amortized over ten to twenty years considering the expected period of return of the investment. The Company evaluates the recoverability of goodwill on a periodic basis.

l) Bonds

Bonds are recorded at face value plus accrued interest. The discount on, and expenses incurred, in the issuance of the bonds are included in Other current assets and Other assets in the Consolidated Balance Sheets and are amortized using the interest method of amortization over the term of the instruments.

m) Income taxes and deferred income taxes

Effective January 1, 2000, the effects of deferred income taxes arising from temporary differences between the basis of assets and liabilities for tax and financial statement purposes are recorded in accordance with Technical Bulletins Nos. 60, 68 and 69 of the Chilean Institute of Accountants and Circular No. 1,466 of the SVS. The effects of deferred income taxes at January 1, 2000 that were not previously recorded, were recognized, in accordance with the transitional period provided by Technical Bulletin No. 60, against a contra asset or liability account (“complementary accounts”) and were recorded to offset the effects of the deferred tax assets and liabilities not recorded prior to January 1, 2000. Complementary accounts are amortized to income over the estimated average reversal periods corresponding to underlying temporary differences to which the deferred tax asset or liability relates. Deferred income taxes at January 1, 2000 are recognized in income beginning in 2001 as the temporary differences are reversed.

Deferred income tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred income tax asset to an amount that is more likely than not to be realized.

n) Revenue recognition

Revenues are recorded at the time of shipment of products to the customer. The following criteria must be met in order to recognize revenue: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the price to the buyer is fixed or determinable; and (4) collection is reasonably assured. Revenues which the Company has billed and collected in advance are deferred until the related products are shipped and the criteria above have been met.

o) Employee vacations

The cost of employee vacations is recognized as an expense on an accrual basis as the vacations are earned by employees and are included in Accrued liabilities in the Consolidated Balance Sheets.

p) Cash and cash equivalents

The Company considers all short-term highly-liquid investment securities purchased with original maturities of three months or less to be cash equivalents for purposes of the Consolidated Statement of Cash Flows.

Cash flow from operating activities includes all cash flows related to primary operating activities of the Company and include interest paid, interest income and, in general, all cash flows that are not defined as investment or financing activities. The concept of operations used in this statement is broader than that used in the Consolidated Statement of Income.

The balances of cash and cash equivalents were as follows:

	At December 31, (unaudited)
	2003	2004
	ThUS$	ThUS$
Cash	8,661	4,358
Time deposits	—	17,033
Securities purchased under resale agreements	11,120	1,175

Total	19,781	22,566

q) Impairment of long-lived assets

The Company periodically evaluates the carrying value of its long-lived assets for impairment. The carrying value of a long-lived asset is considered impaired by the Company when the expected undiscounted cash flows from such asset are separately identifiable and less than its carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved or based on independent appraisals.

r) Derivative contracts

The Company enters into hedging contracts including interest rate swap agreements and forward exchange contracts. The contracts are accounted for in accordance with Technical Bulletin No. 57, “Accounting for Derivative Contracts”. (“TB 57”) of the Chilean Institute of Accountants. Under TB 57 all derivative financial instruments are recognized on the Consolidated Balance Sheets at their fair value. Derivative instruments are accounted for as follows:

Hedges of forecasted transactions:

The derivative instrument is stated at its fair value on the Consolidated Balance Sheets and any change in the fair value is recognized on the balance sheet as an unrealized gain or loss in Other current liabilities or in Other assets. When the contract is settled, the unrealized gain or loss on the instrument is recognized in earnings in Non-operating income in the Consolidated Statements of Income.

Firm commitments hedging contracts (Hedges of “existing items”):

The hedged item and derivative instrument are measured at fair value on the balance sheet. Unrealized gains and losses are recorded in earnings in Non-operating income in the Consolidated Statements of Income if the net effect is a loss and deferred and recognized when the contract is settled if it is a gain. The unrecognized gains associated with the derivative instrument are included in Other current liabilities in the Consolidated Balance Sheets.

One of the qualifying criteria for hedge accounting is that the hedging relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in those fair values or cash flows that are attributable to the hedged risk, both at the inception of the hedge and on an ongoing basis. If, at any point, the prospective consideration indicates that the hedging instrument is not expected to be highly effective in the future, hedge accounting is discontinued from that point forward.

The impact of the Company’s hedging activities included in Non-operating expenses for the years ended 2003 and 2004 totaled ThUS$ 678 and ThUS$ 1,115, respectively. The unrealized gains included in Other current liabilities as of December 31, 2004 and 2003 totaled ThUS$ 1,329 and ThUS$ -, respectively. The unrealized losses included in Other assets as of December 31, 2004 and 2003 totaled ThUS$ 272 and ThUS$ 989, respectively.

s) Research and development expenses

Research and development expenses are charged to income in the year in which they occur. The Company has not incurred significant research and development expenses during the years ended December 31, 2003 and 2004.

t) Reclassifications

Certain 2003 amounts in the accompanying financial statements have been reclassified to conform to the 2004 presentation. The reclassifications had no material effect on the previously reported presentation of assets and liabilities, previously reported net income, cash flows or shareholders’ equity.

NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable include the following:

	Accounts receivable aging
	1-90 days	91-360 days	December 31, 2004
			(unaudited)
	ThUS$	ThUS$	ThUS$
Trade accounts receivable	67,081	11,618	78,699
Notes receivable	7,346	1,467	8,813
Other accounts receivable	7,277	3,538	10,815
Less: Allowances for doubtful accounts			(4,468)

Total			93,859

	Accounts receivable aging
	1-90 days	91-360 days	December 31, 2003
			(unaudited)
	ThUS$	ThUS$	ThUS$
Trades accounts receivable	59,897	1,467	61,364
Notes receivable	8,324	575	8,899
Other accounts receivable	5,825	149	5,974
Less: Allowances for doubtful accounts			(4,017)

Total			72,220

NOTE 4 - INVENTORIES

Inventories include the following:

	At December 31, (unaudited)
	2003	2004
	ThUS$	ThUS$
Finished goods	46,477	53,641
Raw materials	12,948	21,079
Other materials	3,966	3,172
Spare parts	7,704	7,396
Forests and plantations in the process of exploitation	7,617	6,796
Reserve for obsolescence	(996)	(1,117)

Total	77,716	90,967

NOTE 5 - OTHER CURRENT ASSETS

Other current assets include the following:

	At December 31, (unaudited)
	2003	2004
	ThUS$	ThUS$
Deposits	29,104	—
Deferred income taxes (Note 15 c)	562	110
Prepaid expenses	2,874	5,067

Total	32,540	5,177

NOTE 6 - PROPERTY, PLANT AND EQUIPMENT (NET)

a)	Property, plant and equipment include the following:

	At December 31, (unaudited)
	2003	2004
	ThUS$	ThUS$
Land	67,031	68,213
Plants, buildings and other installations	105,384	107,980
Machinery and equipment	488,554	493,210
Timber resources	125,779	148,177
Construction in progress	8,825	7,516
Other fixed assets:
Furniture, fixtures and other	11,062	9,672
Spare parts	11,247	11,233
Assets under leasing contracts	1,763	1,712
Software	5,444	6,364
Other	1,551	6,964

	826,640	861,041
Accumulated depreciation	(188,749)	(213,267)

Property, plant and equipment (net)	637,891	647,774

b)	As stated in Note 2 i), Tornagaleones and its subsidiary Forestal Argentina S.A. capitalized interest related to plantation financing in property, plant and equipment. Tornagaleones capitalized interest under this concept totaling ThUS$320 and expensed interest ThUS$155 for the years ended December 31, 2004 and 2003, respectively. Masisa do Brasil Ltda. capitalized interest related to plantation financing included in property, plant and equipment totaling ThUS$2,169 and ThUS$2,536 for the years ended December 31, 2004 and 2003, respectively.

Tornagaleones has outstanding debt in US dollars. As a result of this, Tornagaleones incurred an exchange gain of ThUS$103 in 2004 and an exchange gain of ThUS$ 864 in 2003 associated with this debt. As permitted under Chilean GAAP, this exchange gain and loss was netted against capitalized interest.

c)	As described in Note 2 i), Masisa do Brasil Ltda., Tornagaleones and its subsidiary Forestal Argentina S.A. have revalued their forests and plantations at year end based on technical appraisals. The accumulated adjustment in value amounted to ThUS$ 46,798 in 2004 (ThUS$ 38,058 in 2003) and is included in Timber resources. The Company has recognized it proportionate share in Forest reserves in Shareholders’ Equity and the balance is included in Minority interest on the Consolidated Balance Sheets.

d)	In 2004, the Company recorded an impairment for one of its particle board lines in the amount of ThUS$ 2,998 which is included in the Consolidated Statement of Income under Non-operating operating expenses (see Note 21).

NOTE 7 - INVESTMENTS IN UNCONSOLIDATED AFFILIATES

The Company’s investments in unconsolidated affiliates totaled ThUS$ 10 and ThUS$ 60 at December 31, 2003 and 2004, respectively. The Company’s proportional share in the net income (or loss) of unconsolidated affiliates totaled a loss of ThUS$ 685 and a loss of ThUS$ 26 for 2003 and 2004, respectively.

As of December 31, 2004 and 2003, the Company has recorded a provision for investments in unconsolidated affiliates with negative equity at year-end totaling ThUS$ 666 at December 31, 2003 and ThUS$ 693 at December 31, 2004, which is included in Other long-term liabilities (see Note 13).

NOTE 8 - GOODWILL AND NEGATIVE GOODWILL, NET

Goodwill and negative goodwill, net of accumulated amortization, were as follows:

	At December 31, (unaudited)
	2003	2004
	ThUS$	ThUS$
Masisa Cabrero S.A. (1)	1,419	1,334
Forestal Tornagaleones S.A. (2)	(1,854)	(1,754)

Total	(435)	(420)

(1)	During 2000, the Company purchased a 92.61% interest in its subsidiary Masisa Cabrero S.A. from Forestal Terranova S.A. and Fibras del Noreste S.A. for ThUS$ 43,469, which resulted in goodwill of ThUS$ 1,753. The goodwill is being amortized over twenty years.
(2)	On June 27, 2002, the Company made a capital investment of ThUS$ 7,372 in its subsidiary Forestal Tornagaleones S.A., which increased its ownership by 6.45%. This investment resulted in negative goodwill of ThUS$ 2,012. This negative goodwill is being amortized to income over twenty years.

Goodwill amortization, net totaled ThUS$142 and ThUS$15 in 2003 and 2004 respectively.

NOTE 9 - OTHER ASSETS

Other assets include the following:

	At December 31, (unaudited)
	2003	2004
	ThUS$	ThUS$
Fair value swap	989	5,502
Assets for disposal	413	136
Recoverable taxes (See Note 15 b)	957	87
Bond issuance costs	5,861	5,085
Other	835	818

Total	9,055	11,628

NOTE 10 - SHORT-TERM BANK BORROWINGS

Short-term bank borrowings maturing in one year or less include the following:

	Foreign Currency in 2004	Interest rate at December 31, 2004	At December 31, (unaudited)
			2003	2004
		%	ThUS$	ThUS$
Banco de Chile	US$	—	9,133	—
Banco de Chile	Chilean Pesos	—	2,512	—
ABN AMRO Bank	Chilean Pesos	—	1,155	—
ABN AMRO Bank	Other	—	1,056	—
HSBC Bank Chile	US$	—	3,609	—
Bancoestado	US$	—	3,043	—
CorpBanca	US$	—	5,080	—
Banco Del Desarrollo	US$	3.59	5,511	1,506
Rabobank Curacao N.V	US$	—	5,075	—
ITAU BBA	Other	2.68	1,709	1,604

Total			37,883	3,110

During 2004, the average annual interest rate was 3.1%. During 2003, the average annual interest rates were 2.3%. Accrued interest totaling ThUS$ 10 and ThUS$ 340 at December 31, 2004 and 2003, respectively, is included in the outstanding balances.

At December 31, 2004, the Company had ThUS$191,011 of short-term lines of credit, of which ThUS$ 85,245 were unused and available for borrowing on an unsecured basis.

NOTE 11 - LONG-TERM BANK BORROWINGS

Long-term bank borrowings include the following:

	Foreign Currency in 2004	Interest rate	Interest rate at December 31, 2004	At December 31, (unaudited)
				2003	2004
			%	ThUS$	ThUS$
BankBoston (1)	US$	Fixed rate	12,00	86	—
BankBoston (1)	Pa	Fixed rate	12,00	8	16
BankBoston N.A. (2)	US$	Fixed rate	11,27	305	—
Rabobank Ireland PLC (3)	US$	Fixed rate	8,00	29,121	—
Dresdner Bank Lateinamerika (4)	US$	Libor+1.90	3,38	6,101	5,106
Banco de Credito e Inversiones (5)	UF	Fixed rate	6,70	7,451	4,062
Raboinvestments Chile S.A (6)	US$	Libor+1.875	3,35	14,090	13,106
Security Bank (7)	US$	Libor+1.50	3,78	2,829	1,888
Citibank N.A (8)	US$	Fixed rate	5,20	1,124	339
Comerica Bank (9)	US$	Libor+1.35	3,57	15,074	10,788
Banco de Chile NY (10)	US$	Libor+1.25	3,45	15,084	12,949
The Bank of Nova Scotia (11)	US$	Libor+1.15	2,52	25,266	25,295
Rabobank Nederland (12)	US$	Libor+1.00	3,59	—	12,549
Banco de Crédito e Inversiones (13)	US$	Libor+1.44	4,05	—	12,552

Total				116,539	98,650
Less: Current portion (14)				(42,254)	(21,819)

Long-term portion				74,285	76,831

(1)	This loan is repayable in monthly installments of principal and interest.
(2)	The balance of this loan was repaid during 2004.
(3)	This loan was prepaid during March 2004.
(4)	This loan is repayable in six semi-annual installments, starting on January 2005. Interest is paid semi-annually.
(5)	The outstanding balance of this loan as of December 31, 2004 is repayable in three semi-annual installments, starting on February 2005, with interest payments semi-annually.
(6)	The outstanding balance of this loan as of December 31, 2004 is repayable in six semi-annual installments starting on April 2005, with interest payments semi-annually.
(7)	The outstanding balance of this loan as of December 31, 2004 is repayable in four semi-annual installments, commencing March 2005, with interest payments to be made semi-annually.
(8)	This loan is repayable in semi-annual installments of principal and interest.
(9)	This loan is repayable in five semi-annual installments, commencing April 2005, with interest payments to be made semi-annually.
(10)	This loan is repayable in six semi-annual installments, commencing April 2005, with interest payments to be made semi-annually.
(11)	The Company entered into this loan in January, 2003. This loan is repayable in six semi-annual installments, commencing July 2005, with interest payments to be made semi-annually.
(12)	The Company entered into this loan in May, 2004. This loan is repayable in ten semi-annual installments, commencing November 2005, with interest payments to be made semi-annually.
(13)	The Company entered into this loan in May, 2004. This loan is repayable in ten semi-annual installments, commencing May 2005, with interest payments to be made semi-annually.
(14)	Includes ThUS$1,871 and ThUS$976 corresponding to accrued interest at December 31, 2003 and 2004, respectively.

Scheduled payments of the long-term portion of long-term bank borrowings at December 31, 2004 are as follows:

Amounts payable during the years ending December 31,	(unaudited) ThUS$
2006	31,439
2007	25,392
2008	11,250
2009	5,000
2010	3,750

Total	76,831

NOTE 12 - OTHER LONG-TERM BORROWINGS

Other long-term borrowings include the following:

	At December 31, (unaudited)
	2003	2004
	ThUS$	ThUS$
Bonds payable	91,453	98,539
Promissory notes (8.06% per annum due in 2008)	45,484	36,371
Leases payable	439	111

Total	137,376	135,021
Less: Current portion	(10,010)	(9,698)

Long-term portion	127,366	125,323

Bonds

In December 2003, the Company issued fixed rate bonds in the Chilean market. Series A bonds of ThUS$ 77,829 mature in seven years and pay interest at 5.0%. Series B bonds of ThUS$21,865 mature in twenty one years and pay interest at 6.25%. Interest is payable on both Series A and B bonds on June 15th and December 15th of each year with the first payment due on June 15, 2005.

As stipulated in the contract, the proceeds of the bond issuance were used to prepay short and long term bank borrowings.

Scheduled maturities of other long-term borrowings at December 31, 2004 are as follows:

Maturities during the years ending December 31,	(unaudited) ThUS$
2006	25,280
2007	25,855
2008	25,860
2009	16,857
2010	16,799
2011 and beyond	14,672

Total	125,323

NOTE 13 - OTHER LONG-TERM LIABILITIES

Other long-term liabilities include the following:

	At December 31, (unaudited)
	2003	2004
	ThUS$	ThUS$
Taxes payable	7,459	14,191
Forest subsidy	3,073	3,153
Deficit in investments accounted for under the equity method	666	693
Other	—	1,789

Total	11,198	19,826

NOTE	14 - COVENANTS

Certain of the Company’s borrowing agreements include restrictive covenants. The more restrictive covenants include the following:

Local Bonds

The bonds issued in 2003 contain covenants establishing certain obligations for the Company and its subsidiaries, including the following: maintenance of insurance on the principal assets of the Company in accordance with the industry’s standards; issuance of quarterly and annual financial statements to the representative of the bondholders, both individual and consolidated, abiding by the standards applicable to public corporations; the obligation to provide copies of risk rating reports; the obligation to update the accounting books of the Company and its subsidiaries; the obligation to perform transactions with subsidiaries under market conditions; the prohibition of providing financing to any entity of the business group, other than the issuer or any of its subsidiaries or investees; and the requirement to maintain a quarterly leverage ratio (defined as the ratio between current liabilities and equity based on the consolidated financial statements) not higher than 0.9 times. As of December 31, 2004, the Company was in compliance with all covenants.

The Bank of Nova Scotia

In connection with the loan of US$ 25 million granted by The Bank of Nova Scotia, in which Scotiabank Sud Americano acted as an agent, the Company and/or its subsidiaries are obligated to the following covenants: maintain a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1; maintain a coverage over financial expenses not lower than 3; maintaining a consolidated equity not lower then US$345 million at December 31, 2004; the Company can not sell, transfer, dispose of, promise to sell or dispose of its current stake in the ownership of its subsidiaries, with the exceptions set forth in the contract; the Company can not pledge assets that are essential for the normal operation of the business, except in the conditions provided for in the contract; the Company can not grant loans to its shareholders for operations outside the regular course of business. As of December 31, 2004, the outstanding balance of the loan was US$25,3 million and the Company is in compliance with all covenants.

Comerica Bank

The Company has the following covenants associated with its loan of US$15 million granted by Comerica Bank. Convenants include: maintenance of insurance on the principal assets in accordance with industry standards; updating accounting records of the Parent company and its subsidiaries; compliance with current laws and regulations; compliance with the payment of every obligation derived from debt contracts; maintenance of the Company’s line of business; prohibition of issuing certain guarantees on its assets, except for those existing upon signature of the agreement and other such as chattel mortgage on new assets purchased in the Company’s ordinary line of business; performance of transactions with the subsidiaries under market conditions; prohibition of merging of the Company with any other company, or liquidating or dissolving it, and selling or renting its assets, property or businesses, except in the terms agreed upon in the contract; limitation to the debt contracted and loans granted in conformity with the conditions stated in the agreement; maintenance of a consolidated equity not lower than US$345 million at December 31, 2004; maintenance of an interest coverage ratio (defined as operating cash flow over net financial expenses) of at least 3; and maintenance of a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1. As of December 31, 2004, the outstanding balance of the loan was US$10.8 million and the Company is in compliance with all covenants.

Banco de Chile

The Company has the following covenants associated with its credit line for US$ 15 million granted by Banco de Chile. Convenants include: maintenance of a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1; maintenance of a coverage ratio against financial expenses of at least 3; maintenance of a consolidated equity of at least US$ 345 million at December 31, 2004; and the prohibition of selling, transferring, pledging to sell or disposing of, in any way or manner, its present equity investment in the property of its subsidiaries except in the terms agreed upon in the contract. As of December 31, 2004, the outstanding balance of the loan was US$12.9 million and the Company is in compliance with all covenants.

Dresdner Bank L.A. - Forestal Argentina S.A.

In accordance with loans contracted by this subsidiary, the company is obligated to comply with certain covenants that are derived from the financial statements of this subsidiary issued in accordance with accounting principles generally accepted in Argentina.

These covenants include the maintenance of:

-	A ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to financial expenses equal to or higher than 1.2 times;

-	Net equity of at least US$ 37 million.

Non-compliance with any of the above obligations can require the immediate payment of the quantities owed, as if they had matured and were currently collectable

On March 18, 2004, Masisa became the guarantor of this loan. As guarantor, the above covenants are derived from the Company’s financial statement and not Forestal Argentina S.A.

As of December 31, 2004, Masisa is in compliance with the covenants.

Promissory Notes from Private Placement

In connection with notes issued in a private placement in the United States during 1996, Masisa and its subsidiaries, Masisa Overseas Ltd. and Masisa Argentina S.A., are contractually committed to maintain certain covenants, which are summarized as follows:

-	Compliance with all laws

-	Maintenance of insurance on properties and businesses

-	Maintenance of properties in good repair, working order and condition

-	Payment of taxes and claims

-	Maintenance of financial covenants as follows:

a)	The Company must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders’ equity less intangible assets) of an amount equal to the sum of (a) not less than US$ 236 million as of December 31, 2004 and (b) an amount equal to 40% of the cumulative amount of Recurring Net Income (defined as net income less extraordinary or non-recurring gains) of the Company for each fiscal year commencing after September 30, 1996 (as shown in the consolidated financial statements)

b)	The Company will not at any time permit the Leverage Ratio (defined as the ratio of consolidated indebtedness to Consolidated Tangible Net Worth) to exceed 1 to 1.

c)	The Company will not at any time permit the Interest Charges Coverage Ratio (the ratio of consolidated income plus interest expense and income taxes to interest expense) to be less than 1.5 to 1.

-	Ownership obligations

a)	The Parent Company will at all times own 100% of the outstanding equity securities of Masisa Overseas Ltd.

b)	The Parent Company will at all times own at least 66 2/3% of the outstanding voting securities of Masisa Argentina S.A.

As of December 31, 2004, the Company was in compliance with all covenants.

Rabobank Nederland

Masisa Argentina has the following covenants associated with its loan for US$ 12.5 million granted by Cooperatieve Cenrale Raiffeisen-Boerenleenbank B.A. (Rabobank Nederland). Convenants include: maintenance of a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 0.9; maintenance of a coverage ratio against financial expenses of at least 3; maintenance of a consolidated equity of at least US$ 345 million at December 31, 2004; and the prohibition of selling, transferring, pledging to sell or disposing of, in any way or manner, its present equity investment in the property of its subsidiaries except in the terms agreed upon in the contract. As of December 31, 2004, the Company is in compliance with all covenants.

Banco de Crédito e Inversiones

Masisa Argentina has the following covenants associated with its loan for US$ 12.5 million granted by Cooperatieve Cenrale Raiffeisen-Boerenleenbank B.A. (Rabobank Nederland). Convenants include: maintenance of a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 0.9; maintenance of a coverage ratio against financial expenses of at least 3; maintenance of a consolidated equity of at least US$ 345 million at December 31, 2004; and the prohibition of selling, transferring, pledging to sell or disposing of, in any way or manner, its present equity investment in the property of its subsidiaries except in the terms agreed upon in the contract. As of December 31, 2004, the Company is in compliance with all covenants.

NOTE 15 - INCOME TAXES

a) The income tax provisions in the Consolidated Statements of Income were as follows:

	Year ended December 31, (unaudited)
	2003	2004
	ThUS$	ThUS$
Current year provision for income tax	2,816	4,824
Deferred income taxes	(984)	1,832
Adjustments of income taxes of prior years	(137)	(14)

Total provision	1,695	6,642

b) Recoverable and taxes payable were as follows:

	At December 31, (unaudited)
	2003	2004
	ThUS$	ThUS$
Provisional monthly income tax prepayments	3,336	7,649
Income tax provision	(2,861)	(4,824)
Value-added taxes recoverable	10,955	5,864
Value-added taxes payable	(7,459)	(14,191)
Others	707	1,600

Total	4,678	(3,902)

Recoverable and taxes payable as outlined above are classified in the Consolidated Balance Sheets as follows:

	At December 31, (unaudited)
	2003	2004
	ThUS$	ThUS$
Recoverable tax	11,180	10,202
Tax recoverable long-term included in long-term Other Assets (Note 9)	957	87
Tax payable long-term included in Other long-term liabilities (Note 13)	(7,459)	(14,191)

Total	4,678	(3.902)

c) Deferred income taxes

At December 31, 2003 and 2004, the accumulated balances from deferred taxes originating from temporary differences were as follows:

	At December 31, 2003		At December 31, 2004
	Short-term	Long-term	Short-term	Long-term
	(unaudited)		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$
Assets
Allowance for doubtful accounts	624	—	692	647
Provision for vacations	237	—	336	—
Leasing obligations	—	72	—	19
Tax loss carry-forwards	904	31,524	374	21,431
Other provisions	464	1,687	349	2,764

Total	2,229	33,283	1,751	24,861
Less: Complementary liability account	(30)	(1,419)	(29)	(1,456)
Valuation allowance	—	(18,036)	—	(6,553)

Net assets	2,199	13,828	1,722	16,852

Liabilities
Overhead costs in inventories	(1,012)	(3,552)	(736)	(2,901)
Forest reserve	(70)	(8,741)	—	(10,880)
Depreciation of property, plant and equipment	(650)	(22,784)	(943)	(27,252)

Total	(1,732)	(35,077)	(1,679)	(41,033)
Less: Complementary asset account	95	9,993	67	9,458

Net liability	(1,637)	(25,084)	(1,612)	(31,575)

Total net deferred income tax asset (liability)	562	(11,256)	110	(14,723)

NOTE 16 - ACCRUED LIABILITIES

Accrued liabilities include the following:

	At December 31, (unaudited)
	2003	2004
	ThUS$	ThUS$
Accrued vacations	1,657	2,218
Accrued commissions	1,334	1,702
Provision for bonuses	325	1,136
Other provisions	1,295	3,042

Total	4,611	8,098

NOTE 17 - SHAREHOLDERS’ EQUITY

a) Changes in capital and reserve accounts in 2003 and 2004 were as follows:

			Reserves			Retained earnings
	Number of shares issued	Common stock	Forestry reserve	Cumulative Translation adjustment	Reserve for future dividends	Accumulated earnings	Income For the year	Total
		ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Balances at December 31, 2002	928,514,743	237,022	15,803	32,188	117,157	18,567	14,579	435,316
Allocation of 2002 net income		—	—	—	14,579	—	(14,579)	—
Payment of dividends of US$ 0.00476 per share		—	—	—	(4,420)	—	—	(4,420)
Increase in forestry reserve due to appraisal		—	3,124	—	—	—	—	3,124
Cumulative translation adjustment		—	—	8,591	—	—	—	8,591
Net income for the year	—	—	—	—	—	—	9,613	9,613

Balances at December 31, 2003	928,514,743	237,022	18,927	40,779	127,316	18,567	9,613	452,224

Balances at December 31, 2003	928,514,743	237,022	18,927	40,779	127,315	18,568	9,613	452,224
Allocation of 2003 net income	—	—	—	—	9,613	—	(9,613)	—
Payment of dividends of US$ 0.0041411 per share	—	—	—	—	(3,845)	—	—	(3,845)
Increase in forestry reserve due to appraisal	—	—	6,224	—	—	—	—	6,224
Cumulative translation adjustment	—	—	—	4,292	—	—	—	4,292
Net income for the year	—	—	—	—	—	—	41,569	41,569

Balances at December 31, 2004	928,514,743	237,022	25,151	45,071	133,083	18,568	41,569	500,464

b) Principal shareholders

At December 31, 2004, Masisa was controlled by Terranova S.A., which owns 52.434% of the shares issued and outstanding.

c) Dividends

At the Annual General Meeting held on April 21, 2004 the shareholders approved a final dividend on 2004 net income of US$0.0041411 per share, for an aggregate amount of ThUS$ 3,845. The shareholders also agreed to a minimum dividend policy ranging from 30% to 50% of net income.

At the Annual General Meeting held on April 30, 2003, the shareholders approved a final dividend on 2003 net income of US$0.00476 per share, for an aggregate amount of ThUS$ 4,420. The shareholders also agreed to a minimum dividend policy ranging from 30% to 50% of net income.

d) Forestry reserve

The forestry reserve represents amounts recorded by the Company’s subsidiaries Tornagaleones and Masisa do Brasil Ltda. See Note 2 i) for the accounting policy regarding this reserve.

e) Cumulative translation adjustment

In accordance with Technical Bulletin No. 64 this account corresponds to the year-end US dollar exchange difference (net of Chilean inflation) from investments in related companies and related liabilities that continue to maintain accounting records in currencies other than the US dollar as of January 1, 2003 and for periods prior to January 1, 2003 for subsidiaries that maintained accounting records in currencies other than the Chilean peso.

2004 Company		Exchange gain (loss) attributable to
	Beginning balance	Investment	Liabilities	Balance at December 31, 2004
	ThUS$	ThUS$	ThUS$	ThUS$
Masisa Argentina S.A.	26,068	—	—	26,068
Maderas y Sintéticos de Mexico S.A. de C.V.	190	—	—	190
Masisa Partes y Piezas Ltda.	(23)	—	—	(23)
Forestal Tornagaleones S.A.	11,708	3,696	596	16,000
Masisa do Brasil Ltda.	2,741	—	—	2,741
Masisa Cabrero S.A.	95	—	—	95

Total	40,779	3,696	596	45,071

2003 Company	Beginning balance	Exchange gain (loss) attributable to		Balance at December 31, 2003
		Investment	Liabilities
	ThUS$	ThUS$	ThUS$	ThUS$
Masisa Argentina S.A.	26,068	—	—	26,068
Maderas y Sintéticos de Mexico S.A. de C.V.	190	—	—	190
Masisa Partes y Piezas Ltda.	—	(23)	—	(23)
Forestal Tornagaleones S.A.	3,094	7,670	944	11,708
Masisa do Brasil Ltda.	2,741	—	—	2,741
Masisa Cabrero S.A.	95	—	—	95

Total	32,188	7,647	944	40,779

f) Tax credits on declared dividends

Retained earnings at December 31, 2004 have the following tax credits available to shareholders when distributed:

Earnings of the year	Amount	Tax credit available on distribution
	ThUS$	%
2004	13,870	17.0
2003	10,262	16.5
2002	30,049	16.0
2002	531	15.0
2001	3,127	15.0
2000	4,207	15.0

Under Chilean tax laws, distributions must be made on a first-in first-out basis.

NOTE 18 - COMMITMENTS AND CONTINGENCIES

a) Guarantees

On October 15, 1998, Forestal Tornagaleones entered into a loan agreement with Raboinvestments Chile S.A. for US$ 15,8 million. Under terms of the agreement the company collateralized the loan with plantations and land for the term of the loan that expires in 3 years. The book value of the plantations is ThUS$ 20,964 and the book value of the land is ThUS$ 5,642 as of December 31, 2004.

At December 31, 2004, the Company has received guarantees, including pledges, mortgages, endorsements of loan insurance policies, special mandates and surety bonds to guarantee repayment to clients and fulfillment of obligations related to the Company’s business activities amounting to ThUS$4,778 (ThUS$7,583 in 2003).

Forestal Tornagaleones has received guarantees to secure repayment to clients and fulfillment of obligations related to the Company’s business activities amounting to ThUS$ 113 in 2004 (ThUS$ 705 in 2003).

b) Lawsuits

The Company is involved in legal proceedings, claims and litigation arising in the ordinary course of business. In the opinion of management, these matters will not materially affect the Company’s consolidated financial position, operating results or cash flows when resolved in a future period.

As of December 31, 2004, there is an outstanding complaint amounting to ThUS$ 663 for damages to property caused in opinion of the complaining party by Forestal Tornagaleones On September 22, 2003, an appealable judgement was issued against the Company, which limited the scope of the claimed damages to ThCh$ 60,000, but did not fix the amount payable. Such judgement was appealed by the Company. On January 9, 2004, the Court of Appeals of Valdivia accepted the appeal, by annulling the judgement and refusing to accept the complaint filed against the Company in all its parts, including legal costs. The complainant filed a motion to appeal on January 31, 2005, which remains pending at the date of issuance of these consolidated financial statements. Given the judgment pronounced by the Court of Appeals of Valdivia, the Company believes that the likelihood of success for the complainant is minimal.

On May 30, 2002, the Chilean Internal Revenue Service issued a tax assessment amounting to ThCh$ 406,545 (ThUS$ 729 at December 31, 2004) for alleged differences in the determination of income taxes by Inversiones Coronel Limitada. The Company has made no provision for this assessment as management believes it will prevail in this case.

NOTE 19 - BALANCES AND TRANSACTIONS WITH RELATED PARTIES

Notes and accounts receivable from related companies at each year included the following:

		At December 31, (unaudited)
Name	Relationship	2003	2004
		ThUS$	ThUS$
Short-term

Terranova Colombia	Shareholders in common	33	34
Masnova S.A. de C.V	Equity investment	1,872	1,360
Terranova Forest Products, INC	Directors in common	19	4,527
Forestal Río Calle Calle S.A.	Equity investment	—	3
Terranova S.A.	Principal shareholder	—	109
Fibranova C.V	Shareholders in common	—	627
Plycem Construsistemas Costa Rica S.A.	Directors in common	268	373
Plycem Construsistemas El Salvador	Directors in common	96	49
Plycem Construsistemas Honduras	Directors in common	—	51
Plycem Construsistemas Nicaragua	Directors in common	—	90
Plycem Construsistemas Guatemala S.A.	Directors in common	10	160

Total		2,298	7,383

		At December 31, (unaudited)
Name	Relationship	2003	2004
		ThUS$	ThUS$
Long-term

Forestal Río Calle Calle S.A.	Equity investment	3,297	597

Outstanding notes and accounts payable balances to related companies at the end of each year included the following:

		At December 31, (unaudited)
Name	Relationship	2003	2004
		ThUS$	ThUS$
Forestal Río Calle Calle S.A.	Equity investment	228	—
Terranova S.A.	Principal shareholder	666	—
Fibranova C.V	Shareholders in common	3	—
Terranova Brasil Ltda.	Shareholders in common	48	26
Forestal Terranova Mexico S.A.	Shareholders in common	877	3,483
Plycem Construsistemas Honduras)	Directors in common	3	—
Plycem Construsistemas Nicaragua	Directors in common	2	—

Total		1,827	3,509

Significant transactions with related parties included the following:

		Year ended December 31,
Name	Relationship	2003	2004	Transaction
		ThUS$	ThUS$
Forestal Río Calle Calle S.A.	Equity investment	99	34	Interest
Terranova S.A.	Principal shareholder	1,692	2,461	Purchases
		327	290	Services
Masnova de México S.A.	Equity investment	—	—	Sales
Terranova Costa Rica S.A.	Shareholders in common	150	—	Sales
Terranova Colombia S.A.	Shareholders in common	686	510	Sales
Fibranova C.A.	Shareholders in common	279	490	Services
		1,273	2,720	Sales
Terranova Forest Products, INC	Directors in common	161	8,365	Sales
Forestal Terranova de Guatemala S.A.	Shareholders in common	36	—	Sales
Plycement Construsistema Costa Rica S.A.	Directors in common	253	718	Sales
Plycement Construsistema El Salvador S.A.	Directors in common	90	263	Sales
Plycement Construsistema Guatemala S.A.	Directors in common	211	312	Sales
Plycement Construsistema Honduras	Directors in common	114	175	Sales
Plycement Construsistema Nicaragua	Directors in common	62	118	Sales

NOTE 20 - NON-OPERATING INCOME

Non-operating income during each year includes the following:

	Year ended December 31, (unaudited)
	2003	2004
	ThUS$	ThUS$
Gain on sales of property, plant and equipment	913	1,240
Gain on sales of investments	44	—
Interest and other financial income	3,328	1,721
Reversal of allowance for doubtful accounts	—	—
Other	549	914

Total	4,834	3,875

NOTE 21 - NON-OPERATING EXPENSES

Non-operating expenses during each year includes the following:

	Year ended December 31, (unaudited)
	2003	2004
	ThUS$	ThUS$
Interest expense	14,875	16,892
Write-down of other assets to fair value (Note 6)	—	2,998
Amortization of goodwill and negative goodwill (Note 8)	142	(15)
Equity in losses of unconsolidated affiliates (Note 7)	685	26
Donations	64	54
Provision for doubtful accounts	—	2,762
Losses on sales of property, plant and equipment	115	192
Depreciation of equipment temporarily out of service	1,649	453
Other	346	1,193

Total	17,876	24,555

NOTE 22 - SUBSEQUENTS EVENTS

There have been no subsequent accounting or financial events during the period from December 31, 2004 through the date on which these financial statements were prepared, February 11, 2005, which could significantly affect their interpretation.

Section 3 Company Information

(a)	History and Development of the Company

Masisa’s agent in the United States is CT Corporation System, which is located at 111 Eighth Avenue, 13th Floor, New York, New York 10011.

(b)	Material Contracts.

Masisa believes that none of its agreements are material to its business because they are immaterial with respect to amount or significance.

(c)	Liquidity and Capital Resources—Operating Activities

Masisa’s net cash provided by operating activities for 2003 was US$ 17.8 million, compared to US$ 4.5 million in 2002. A mild recovery in prices and higher overall volumes led to higher net sales in US dollars. Collections as well as cash payments to suppliers increased as a consequence of higher volumes produced and sold. Collections and payments to suppliers and employees were US$ 328.9 million and US$ 297.5 million respectively. During 2003, Masisa reduced cash disbursements for interest payments and increased cash disbursements for income tax payments and VAT payments. Despite having a higher interest expense during 2003, during the year Masisa disbursed US$ 9.8 million in interest payments, lower than the US$ 14.4 disbursed in 2002, as a result of expensing previously capitalized interest expense associated with the OSB plant in Brazil. The increase in income taxes paid, from US$ 1.7 million in 2002 to US$ 8.1 million in 2003, is mainly due to the different depreciation schedule used in financial statements for reporting and tax purposes, which had previously deferred income tax payments. VAT payments increased as a consequence of higher sales in US dollars. Net working capital needs rose as a consequence of higher sales. There were no material credit policy changes during this period.

Masisa’s net cash provided by operating activities for 2002 was US$ 4.5 million, compared to US$ 58.7 million for 2001. The economic situation in Latin America led to significant setbacks in price levels in US dollars mostly due to the depreciation of the regional currencies, which impacted margins and net income. Collections decreased as a consequence of lower sales in US dollars. Cash payments increased, as Masisa had to raise its inventory levels and receivables for the startup of the OSB plant in Brazil and the particle board plant in Mexico during the year. Collections and Payments to Suppliers and Employees were US$ 262.5 million and US$ 238.1 million respectively. During the year Masisa increased interests payments to US$ 14.4 as a consequence of having a higher consolidated debt mainly denominated in US dollars, and the depreciation of the Chilean peso relative to the dollar during the year. VAT and similar taxes paid increased to US$ 8.0 million as a consequence of the start up of the OSB plant in Brazil and the particle board plant in Mexico and higher inventory levels in US dollars. There were no material credit policy changes during this period.

(d)	Liquidity and Capital Resources—Critical Accounting Policies and Estimates

A summary of our significant accounting policies is included in Note 2 of the Consolidated Financial Statements, which are included in this information statement and

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prospectus. The preparation of financial statements requires our management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying footnotes. Our estimates and assumptions are based on historical experiences and changes in the business environment. However, actual results may differ from estimates under different conditions, sometimes materially. Critical accounting policies and estimates are defined as those that are both most important to the portrayal of our financial condition and results and require management’s most subjective judgements. Our most critical accounting policies and estimates are described below.

Property, plant and equipment

The key judgments the Company must make under the property, plant, and equipment policy include the estimation of the useful lives of its various asset types, the election to utilize primarily the straight-line method for recording depreciation, management’s judgment regarding appropriate capitalization or expensing of costs related to fixed assets, and its determination that no impairment exists.

Property, plant, and equipment is stated on Company’s balance sheet at cost less accumulated depreciation. Depreciation of buildings, equipment, and other depreciable assets is determined using primarily the straight-line method. The estimation of useful lives for fixed assets impacts the level of annual depreciation expense recorded. In estimating the useful lives and expected residual value of fixed assets, the Company has primarily relied on actual experience with similar plant and equipment and recommendations from engineers and manufacturers. Utilization of the straight-line method for recording depreciation or any of the other acceptable methods for depreciating assets will result in the same amount of depreciation over the life of an asset; however, the amount of annual depreciation expense and the resulting carrying amount of net property, plant, and equipment can vary significantly depending on the method elected.

Expenditures that substantially improve and/or increase the useful life of facilities or equipment are capitalized. Maintenance and repair costs are expensed as incurred. The Company’s evaluation of whether an expenditure related to property, plant, and equipment substantially improves and/or increases the useful life of an asset and is appropriately capitalized as an addition to the asset’s cost basis or is expensed as normal maintenance and repair expense can significantly affect results of operations for a given period, as well as its financial position.

Property, plant, and equipment assets are evaluated for possible impairment on a specific asset basis or in groups of similar assets, as applicable. This process requires the Company’s estimate of future cash flows generated by each asset or group of assets. In addition, the Company must make assumptions regarding product pricing, raw material costs, volumes of product sold, and growth rates to analyze the future cash flows for asset impairment assessments. If our estimates of projected undiscounted future cash flows were too high by 10%, there would be no impact on the reported value of property, plant and equipment test for impairment on our Consolidated Balance Sheet.

2

Management believes that the estimates of future cash flows are reasonable; however, changes in estimates of such cash flows, changes in the likelihood of alternative outcomes, and changes in estimates of fair value could affect the evaluations.

Forests

The Company determines the value of its forests by a technical appraisal process. The Company appraises the value of its forests annually, based on the expected present value of future cash flows to be generated by its forests. This discounted cash flow analysis takes into account the forecasted harvests for the upcoming years based on tree growth and fluctuations in the cost and price of wood products.

The Company initially carries a new plantation at the historical cost including tree development and forest maintenance. When the technical appraisal indicates that the value of a plantation has changed because it begins to have commercial value, the Company accounts for this by increasing or decreasing forestry plantations (which is a part of property, plant and equipment) and making a corresponding increase or decrease to the forestry reserves component of shareholders’ equity.

At the end of each year, the Company moves to inventory the appraised value of trees it expects to harvest in the next twelve months. The Company carries these trees in inventory at appraised value until harvesting. No reduction in shareholders’ equity is made when standing trees are moved to inventory in anticipation of harvesting.

The reserve is reversed from shareholders’ equity and from the Company’s assets when the forestry plantation is sold.

When the Company appraises the value of its forests it makes judgements about estimated growth rates, current market conditions and statistical techniques. The value of the Company’s forests is significant and, accordingly, the results of these judgements can have material affects on the reported amounts of assets and shareholders’ equity on the Company’s balance sheet. If the estimated appraised value of our timber resources were too high by 10%, there would be no impact on our reported net income as the changes to fair values of forests has no impact on earnings as discussed above. However, our net equity and the reported value of our forests assets would be overstated by ThUS$ 5,846.

Depletion

Depletion, or costs attributed to timber harvested, is recorded as trees are harvested. Depletion rates are adjusted annually. Depletion rates are determined by each identifiable farm block and computed by dividing the original cost of the timber less previously recorded depletion by the total timber volume that is estimated to be harvested over the harvest cycle. The length of the harvest cycle varies by geographic region and species of timber. The depletion rate calculations do not include an estimate for future silviculture costs associated with existing stands, future reforestation costs associated with a stand’s final harvest, or future volume in connection with the replanting of a stand subsequent to its final harvest.

3

Significant estimates and judgments are required to determine the volume of timber available for harvest over the harvest cycle. Some of the factors affecting the estimates are changes in weather patterns, the effect of fertilizer and pesticide applications, changes in environmental regulations and restrictions that may limit the company’s ability to harvest certain timberlands, changes in harvest plans, the scientific advancement in seedling and growing technology, and changes in harvest cycles.

We adjust our depletion rates annually on January 1st of each year. On January 1, 2003 we adjusted our depletion rates by 1.0%. As such, had our estimated volume of timber harvested at December 31, 2003 been estimated too high by 1.0%, our reported cost of sales for the year ended December 31, 2003, would have been understated by ThUS$ 44.

Inventories

Inventories of finished goods, forests and plantations in the process of exploitation, materials and supplies are stated at the lower of direct production cost or market (net realizable value), primarily using the average cost method. Finished goods include certain indirect costs as appropriate. Determination of the net realizable value of each component of inventory is based on the current invoice price. Forests and plantations in the process of exploitation are stated at the commercially appraised value at which these forests were transferred from fixed assets. These estimates can affect the carrying value for inventories, and any required inventory write-down can affect results of operations in both current and future periods. Our inventory reserves at December 31, 2003 amounted to ThUS$ 769 which represents 1% of our total inventory of finished goods, materials and supplies. Additionally, we had no inventory write-downs during the year ended December 31, 2003. Had our inventory reserves and write-downs been underestimated by 10%, our cost of sales would not be materially affected.

Deferred income tax

Effective January 1, 2000, the effects of deferred income taxes arising from temporary differences between the basis of assets and liabilities for tax and financial statement purposes are recorded in accordance with Technical Bulletin No. 60 of the Chilean Institute of Accountants. The effects of deferred income taxes at January 1, 2000, which were not previously recorded, are recognized in income beginning in 2000 as the temporary differences reverse. Under Technical Bulletin No. 60, deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will be realized. In making this determination, the Company considers both positive and negative evidence and make certain assumptions, including projections of taxable income. Changes in these assumptions may have a material impact on results. If our projections of taxable income were too high by 10% there would be no impact on the balance of our reported valuation allowance at December 31, 2003.

4

(e)	Directors, Senior Management and Employees—Directors

Directors Committee / Audit Committee

Under the Chilean Stock Companies Act, all public companies must have a comité de directores, or directors committee which must be responsible for:

•	examining and commenting on the financial statements and external auditor’s report that is delivered to the Company prior to the final presentation of such financial information at the annual shareholders’ meeting;

•	nominating the external auditors and rating agencies that will be presented for approval at the annual shareholders’ meeting;

•	evaluating and reporting to the Board of Directors on transactions with related parties pursuant to Article 89 of the Chilean Stock Companies Act as well as transactions in which a director, manager or executive officer of the Company has an interest as required by Article 44 of the Chilean Stock Companies Act; and

•	advising on the compensation of the Company’s senior management.

Masisa’s director’s committee also serves as its audit committee.

Masisa’s director’s committee is composed of three director members and was created in April 2001. In August 2002, due to the acquisition by Terranova of its majority and controlling interest in Masisa, Mr. Juan Obach was replaced on the committee by Mr. Jaime Fernández. The other two members of the committee were Mr. Isidoro Palma and Mr. Ignacio Guerrero. In an extraordinary meeting of the board of directors held on May 28, 2003, Mr. Palma, Mr. Guerrero and Mr. Zegers were designated as the members of the directors committee. Each of Mr. Palma, Mr. Guerrero and Mr. Zegers were redesignated as members of the directors committee in an ordinary meeting of the board of directors on May 18, 2004.

(f)	Major Shareholders and Related Party Transactions—Major Shareholders Major Shareholders

Additionally, as of December 31, 2004, none of our record shareholders reported holding shares for the benefit of shareholders resident in the United States. As of April 30, 2004, 72,082,440 shares of common stock, represented by 2,402,278 ADSs, were held of record by one holder for the benefit of ADS holders.

5

(g)	Major Shareholders and Related Party Transactions—Major Shareholders—Quantitative Disclosure—Interest Rate Risk

The Company’s primary interest rate risk exposures arise from its U.S. dollar long-term fixed rate bank borrowings and bond liabilities and other variable long-term liabilities. Assuming other factors are held constant, interest rate changes generally affect the fair value of fixed rate debt, but do not impact the carrying value, earnings or cash flows. The company has entered into an interest rate swap on a portion of it variable debt for a notional amount of US$18 million. The company pays a fixed rate of 5.2% under the terms of the agreement, which expires in October 2006. At December 31, 2003, the fair value of swap was a liability of US$984,000. The following table provides information as of December 31, 2003 about the Company’s interest-earning assets and liabilities, including its long-term debt and its private placement with U.S. insurance companies and other institutional investors, which are sensitive to changes in interest rates, based upon their respective contractual maturity dates:

(Amounts in thousands of US$)	2004	2005	2006	2007	2008	Thereafter	Total	Estimated fair Market Value
INTEREST EARNING ASSETS
US$ denominated fixed rate (short-term and long-term)
Time deposits	29,104						29,104	29,104
Weighted average interest rate	7.95%
Chilean peso denominated Securities purchased under resale agreements	11,120						11,120	11,120
Weighted average interest rate	2.0%
INTEREST BEARING LIABILITIES
Fixed Rate :
US$ denominated bank debt	61,098	337	660				62,095	56,839
Weighted average interest rate	5.0%	5.02%	5.02%
Chilean peso denominated bank debt	3,667						3,667	3,667
Weighted average interest rate	4.56%
Chilean peso - UF denominated bank debt	2,594	2,428	2,429				7,451	7,466
Weighted average interest rate	6.70%	6.70%	6.70%
Brazilian reales bank debt	2,765						2,765	2,520
Weighted average interest rate	11.3%
Bonds and other long-term Borrowings: Chilean peso – UF denominated	214		14,247	14,247	14,247	48,498	91,453	101,842
Weighted average interest rate			5.00%	5.00%	5.00%	5.52%
Promissory notes and other long-term Borrowings – US$	9,796	9,127	9,000	9,000	9,000		45,923	48,745
Weighted average interest rate	8.06%	8.06%	8.06%	8.06%	8.06%
Variable Rate :
US$ denominated bank debt	10,013	18,269	23,520	20,392	6,250		78,444	78,444
Weighted average interest rate	3.0%	2.0%	2.0%	2.0%	2.0%
US$ denominated interest rate swaps*
Pay fixed, receive variable (6 month LIBOR)
Amounts to be paid	875	552	237	—	—	—	1,664	984
Weighted average interest fixed rate	5.2%
Expected amounts to be received	295	252	108	—	—	—	655
Weighted average variable rate expected	2.4%

*	Assumptions:

Short term debt, because it is often renewed, is considered variable.

Fair value of swaps is given by bank’s appraisal. Weighted average variable rate expected is calculated to match fair value, and expected amounts to be received are calculated accordingly.

6

(h)	Supplemental information regarding our US GAAP reconciliation footnote as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003.

Beginning in third quarter of 2004, we have elected to present certain US GAAP adjustments separately and before taxes. Until December 31, 2003, adjustments such as reporting currency and inflation accounting were presented together in one reconciling item on an after tax basis. The same situation was applicable to adjustments related to the capitalization of interest and capitalization of exchange differences. To present a better comparison, we are presenting our Chilean GAAP to US GAAP reconciling information as of December 31, 2002 and 2003 and for the years ended December 31, 2003, on the same basis as our September 30, 2004 Chilean GAAP to US GAAP reconciling information included elsewhere in this Form 6-K. Our previously reported net income and shareholders’ equity under US GAAP have not been impacted for this change.

Effects of conforming to US GAAP

The adjustments to reported net income pursuant to Chilean GAAP required to conform with accounting principles generally accepted in the United States of America include the following:

	Year Ended December 31,
	2001	2002	2003
	ThUS$	ThUS$	ThUS$
Net income as shown in the Chilean GAP financial statements	31,371	14,579	9,613
Net effect for change in reporting currency (par. 1 a)	600	4,749	(547)
Inflation adjustments (par. 1 a)	(1,456)	(1,098)	(567)
Deferred income taxes-reversal of complementary accounts (par. 1 b)	(21)	1,718	2,785
Capitalization of interest (par. 1 f)	(2,288)	(3,462)	(3,300)
Capitalization of exchange differences (par. 1 f)	(110)	(130)	1,473
Goodwill amortization (par. 1 g)	(152)	308	242
Net deferred income tax effects on US GAAP adjustments (par. 1 b)	631	530	997
Net effects of US GAAP adjustments on minority interest (par. 1 h)	999	133	399

Net income in accordance with US GAAP	29,574	17,327	11,095

7

The adjustments required to conform shareholders’ equity to US GAAP include the following:

	At December 31,
	2002	2003
	ThUS$	ThUS$
Shareholders’ equity as shown in the Chilean GAAP financial statements	435,316	452,224
Net effect for change in reporting currency (par.1 a)	88,913	78,121
Inflation adjustments (par. 1 a)	(54,476)	(54,690)
Deferred income taxes (par. 1 b)	(12,717)	(9,932)
Minimum dividend (par. 1 c)	(4,374)	(2,884)
Reversal of revaluation of timber resources (par. 1 e)	(26,116)	(27,872)
Capitalization of interest (par. 1 f)	(5,101)	(8,401)
Capitalization of exchange differences (par. 1 f)	(456)	1,017
Goodwill amortization (par. 1 g)	128	370
Net deferred income tax effects on US GAAP adjustments (par. 1 b)	(6,077)	(5,080)
Net effect of US GAAP adjustments on minority interest (par. 1 h)	13,073	13,405

Shareholders’ equity in accordance with US GAAP	428,113	436,278

8

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 18, 2005

Masisa S.A.

By:	/s/ Patricio Reyes Urrutia
Patricio Reyes Urrutia General Counsel

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Terranova’s estatutos do not provide for the indemnification of directors and officers. Under Chilean law, when a director or officer of a corporation acts within the scope of his or her authority, the corporation will answer for any resulting liabilities or expenses.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description
3.1*	Estatutos of Terranova, which include its Articles of Association.

4.1*	Form of deposit agreement among Terranova, The Bank of New York and holders from time to time of ADSs issued thereunder, including the form of ADRs representing the ADSs.

5.1*	Opinion of Carey y Cia. as to the legality of the securities being registered.

8.1*	Opinion of Jones Day as to the U.S. federal income tax consequences of the merger.

8.2*	Opinion of Carey y Cia. as to the Chilean tax consequences of the merger (included in Exhibit 5.1 to this Registration Statement).

10.1*	Strategic Alliance Agreement, dated December 1, 2000, between Forestal Terranova S.A. and Premdor Inc. and Letter Agreement, dated January 12, 2001, between Premdor Inc. and Forestal Terranova S.A.

10.2*	Lease Contract, dated January 12, 1989, between the Republic of Venezuela and Corporación Forestal Imataca, C.A.

21.1*	List of Terranova’s subsidiaries.

23.1	Consent of PricewaterhouseCoopers as to Terranova.

23.2	Consent of PricewaterhouseCoopers as to Masisa.

23.3*	Consent of Jones Day (included in Exhibit 8.1 to this Registration Statement).

23.4*	Consent of Carey y Cia. (included in Exhibit 5.1 to this Registration Statement).

23.5	Consent of PricewaterhouseCoopers as to Masisa.

24.1*	Power of attorney.

99.1	Masisa’s letter to shareholders proposing the merger.

99.2	Masisa’s notice of the meeting of Masisa shareholders to approve the merger.

99.3	Form of voting instruction card for the Masisa extraordinary meeting of shareholders.

99.4	Form of Depositary’s Notice to Holders of Extraordinary Shareholders Meeting.

99.5*	Consolidated Financial Statements of Terranova S.A. and Subsidiaries as of December 31, 2004.

99.6*	Consent of J.P. Morgan Securities Inc.

*	Previously filed.

Financial Statement Schedules

Schedule II of Terranova S.A. — Valuation and Qualifying Accounts

UNDERTAKINGS

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by person who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santiago, State of Chile, on March 24, 2005.

TERRANOVA S.A.

By:	/s/ ALEJANDRO DROSTE BERTOLO
Alejandro Droste Bertolo Chief Financial Officer

By:	/s/ PATRICIO REYES URRUTIA
Patricio Reyes Urrutia General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Julio Moura	Chairman and Director	March 24, 2005

* Ronald Degen	Vice-President and Director	March 24, 2005

* Patrick A. Nielson	Director	March 24, 2005

* Juan Carlos Méndez González	Director	March 24, 2005

Jorge Carey Tagle	Director

* Enrique Seguel Morel	Director	March 24, 2005

* Gonzalo Zegers Ruiz-Tagle	Chief Executive Officer	March 24, 2005

* Alejandro Droste Bertolo	Chief Financial Officer (Principal Financial Officer)	March 24, 2005

* Rodrigo Saldivia	Chief Accounting Officer (Principal Accounting Officer)	March 24, 2005

* Cristián Bargsted	Authorized Representative in the United States	March 24, 2005

*By:	/s/ PATRICIO REYES URRUTIA	March 24, 2005
Patricio Reyes Urrutia
As Attorney-in-fact, pursuant to powers of attorney filed herewith or previously filed with the Securities and Exchange Commission

INDEX TO EXHIBITS

Exhibit Number	Description	Page
3.1*	Estatutos of Terranova, which include its Articles of Association.

4.1*	Form of deposit agreement among Terranova, The Bank of New York and holders from time to time of ADSs issued thereunder, including the form of ADRs representing the ADSs.

5.1*	Opinion of Carey y Cia. as to the legality of the securities being registered.

8.1*	Opinion of Jones Day as to the U.S. federal income tax consequences of the merger.

8.2*	Opinion of Carey y Cia. as to the Chilean tax consequences of the merger (included in Exhibit 5.1 to this Registration Statement).

10.1*	Strategic Alliance Agreement, dated December 1, 2000, between Forestal Terranova S.A. and Premdor Inc. and Letter Agreement, dated January 12, 2001, between Premdor Inc. and Forestal Terranova S.A.

10.2*	Lease Contract, dated January 12, 1989, between the Republic of Venezuela and Corporación Forestal Imataca, C.A.

21.1*	List of Terranova’s subsidiaries.

23.1	Consent of PricewaterhouseCoopers as to Terranova.

23.2	Consent of PricewaterhouseCoopers as to Masisa.

23.3*	Consent of Jones Day (included in Exhibit 8.1 to this Registration Statement).

23.4*	Consent of Carey y Cia. (included in Exhibit 5.1 to this Registration Statement).

23.5	Consent of PricewaterhouseCoopers as to Masisa.

24.1*	Power of attorney.

99.1	Masisa’s letter to shareholders proposing the merger.

99.2	Masisa’s notice of the meeting of Masisa shareholders to approve the merger.

99.3	Form of voting instruction card for the Masisa extraordinary meeting of shareholders.

99.4	Form of Depositary’s Notice to Holders of Extraordinary Shareholders Meeting.

99.5*	Consolidated Financial Statements of Terranova S.A. and Subsidiaries as of December 31, 2004.

99.6*	Consent of J.P. Morgan Securities Inc.

*	Previously filed.